Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MULTIPLAN CORP.	C.A. No. 2023-____-_____

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205

Petitioner MultiPlan Corp. (“MultiPlan” or the “Company”), by and through its undersigned counsel, brings this petition pursuant to 8 Del. C. § 205 (the “Petition”), seeking to have this Court validate potentially defective corporate acts described below as follows:

NATURE OF THE ACTION

1.            This Petition seeks the Court’s urgent assistance to resolve the uncertainty surrounding the validity of the Company’s Second Amended and Restated Certificate of Incorporation (the “New Certificate of Incorporation”) and the validity of the Company’s currently outstanding shares of Class A Common Stock.

2.            The Company was originally incorporated in Delaware in October 2019 as a special purpose acquisition company (“SPAC”). The Company later consummated an initial public offering (“IPO”) for the purpose of raising and deploying capital with a goal to acquire an IPO-ready private company in a transaction often referred to as a “de-SPAC” transaction.

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3.             In July 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby the Company, through two merger transactions, would acquire Polaris Parent Corp. and Polaris Investment Holdings, L.P., the parent entities of MultiPlan, Inc. (the “Merger”).

4.             After entering into the Merger Agreement, the Company scheduled a special meeting of stockholders of the SPAC (the “Special Meeting”). Pursuant to its September 18, 2020, proxy statement (the “2020 Proxy”), at the Special Meeting, the stockholders would be asked to consider and vote upon, among other things, a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, as well as a proposal to approve and adopt the New Certificate of Incorporation. Ex. A at 82. The New Certificate of Incorporation that the Company’s stockholders were asked to consider and vote on would increase the total number of authorized shares of all classes of the Company’s capital stock. Specifically, the approval and adoption of the New Certificate of Incorporation would increase the authorized number of shares of Class A Common Stock from 250,000,000 to 1,500,000,000 shares and the authorized number of shares of preferred stock from 1,000,000 shares to 10,000,000 shares. Ex. A at 137.

5.             The 2020 Proxy provided that the proposal to approve and adopt the New Certificate of Incorporation would “require[] the affirmative vote of holders of a majority of [the Company’s] outstanding shares of common stock entitled to vote thereon at the [S]pecial [M]eeting.” Id. at 94. The Company held the Special Meeting on October 7, 2020, where “a majority of the shares of [the Company’s] common stock entitled to vote at the Special Meeting” were represented by proxy. Ex. B at 28. At the Special Meeting, the proposal to approve and adopt the New Certificate of Incorporation received approximately 93% approval from the holders of the Company’s outstanding common stock. Id.

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6.       While the proposal to approve and adopt the New Certificate of Incorporation received an overwhelming, majority approval of the then-existing holders of Class A Common Stock, the 2020 Proxy did not disclose that the Company was seeking a separate vote of a majority of the Class A Common Stock. Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”) provides that separate classes—but not separate series—are entitled to vote separately as a class on certificate of incorporation amendments that increase the number of authorized shares. In relevant part, Section 242(b)(2) provides:

The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . .. . .

8 Del. C. § 242(b)(2).

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7.             Section 242(b)(2) thus provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a “Section 242(b)(2) opt-out provision” specifically denying the class entitlement to a separate vote. Like many SPAC charters, the Company’s amended and restated certificate of incorporation in effect prior to the Merger (the “Old Certificate of Incorporation”) did not contain such a provision.

8.             The Company consummated the Merger on October 8, 2020. In connection with the Merger, the Company issued an aggregate of 547,750,000 shares of Class A Common Stock and all outstanding shares of Class B Common Stock were converted to shares of Class A Common Stock. Thus, the issuance at the time of the Merger (net of a small number of shares that were redeemed) increased the total number of shares of Class A Common Stock the Company had outstanding from 110,000,000 to 676,556,145, which exceeded the number of shares of Class A Common Stock authorized by the Old Certificate of Incorporation. The Company’s Class A Common Stock now trades on the New York Stock Exchange under the ticker symbol “MPLN.”

9.             The validity of the New Certificate of Incorporation and the Company’s outstanding shares of Class A Common Stock issued in reliance on the effectiveness of the increase in the number of authorized shares of Class A Common Stock effected thereby has come into question due to this Court’s recent opinion in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022). There, the Court was faced with addressing whether the plaintiff’s demand was meritorious in the context of a mootness fee application from plaintiff’s counsel. Id. at *1. In addressing the merits of plaintiff’s demand, the Court indicated that it agreed with the plaintiff’s interpretation that the company, whose certificate of incorporation contained substantially identical provisions with respect to its common stock as the Old Certificate of Incorporation, had multiple classes of common stock, rather than series, and therefore, the Class A Common Stock was entitled a separate vote under Section 242. Id. at *9.

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10.          As a result of the Boxed decision, the validity of the Company’s New Certificate of Incorporation and the outstanding shares of the Company’s Class A Common Stock is uncertain because the 2020 Proxy did not disclose that a separate vote of a majority of the Class A Common Stock was required to approve the New Certificate of Incorporation, even though such separate vote was in fact obtained by the Company. This uncertainty inhibits the Company’s ability to perform basic, fundamental corporate functions that a Company must undertake.

11.          The Company therefore brings this Petition pursuant to 8 Del. C. § 205, seeking this Court’s urgent assistance to validate the New Certificate of Incorporation and all of the Company’s outstanding shares of Class A Common Stock issued in reliance on the validity of the New Certificate of Incorporation.

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FACTUAL ALLEGATIONS

A.	The Company Forms and Consummates an IPO

12.         MultiPlan is a Delaware corporation originally formed as a SPAC on October 30, 2019, under the name Butler Acquisition Corp. Following its IPO, the Company changed its name to Churchill Capital Corp III. Following the Company’s de-SPAC transaction, the Company changed its name to MultiPlan Corp. The Company is a leading provider of data analytics and technology-enabled solutions designed to bring affordability, efficiency, and fairness to the United States healthcare industry.

13.         On February 19, 2020, the Company filed a Form 8-K, announcing the consummation of its IPO. In connection with the IPO, the Company filed the Old Certificate of Incorporation, attached hereto as Exhibit C. Section 4.1 of the Old Certificate of Incorporation set forth the Company’s authorized capital stock as follows:

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of common stock (the “Common Stock”), including (i) 250,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 50,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

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Ex. C, at Art. IV, § 4.1 (emphasis in original).

B.	The Company Enters into the Merger Agreement and Schedules the Special Meeting

14.         On July 12, 2020, the Company entered into the Merger Agreement with various Delaware entities, whereby the Company, through two merger transactions, would acquire Polaris Parent Corp. and Polaris Investment Holdings, L.P., the parent entities of MultiPlan, Inc.

15.         On September 18, 2020, the Company filed the 2020 Proxy, which set forth seven proposals to be voted on by the Company’s stockholders at the Special Meeting. Among the proposals was one to amend and restate the Old Certificate of Incorporation to read in its entirety as set forth in the New Certificate of Incorporation. As explained to the stockholders, the New Certificate of Incorporation would effectuate a number of changes to the Old Certificate of Incorporation, including increasing the number of authorized shares of Class A Common Stock from 250,000,000 shares to 1,500,000,000 shares (the “Class A Increase Amendment”).

16.         The 2020 Proxy provided that the reason for the Class A Increase Amendment was that:

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The [Class A Increase Amendment] provides for the increase necessary to consummate the [Merger] including, without limitation, the PIPE Investment and also provides flexibility for future issuances of common stock if determined by the [Company] Board to be in the interests of [MultiPlan] without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Ex. A at 141.

17.       The 2020 Proxy also provided that:

The approval of the [Class A Increase Amendment] will require the affirmative vote of a majority of the votes cast by holders of [the Company’s] outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the [S]pecial [M]eeting. … As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on [the Company] or [the] board[] of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, [the Company] intend[s] that the proposed second amended and restated certificate of incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the [New Certificate of Incorporation].

Id. at 142.

18.       The New Certificate of Incorporation, annexed to the 2020 Proxy, and attached hereto as Exhibit D, also explained that “[a]s part of the transactions contemplated by the Merger Agreement, all 27,500,000 shares of the Class B Common Stock of the [Company would be] converted on a 1-for-1 basis into 27,500,000 shares of Class A Common Stock of the [Company] such that, at the effectiveness of [the New Certificate of Incorporation], only Class A Common Stock remains outstanding.” Id. at 421.

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C.	The Merger is Approved and Consummated

19.         The Special Meeting was held on October 7, 2020.

20.         As of the record date, September 14, 2020, which determined the Company stockholders entitled to vote on the Merger and various amendments to the Old Certificate of Incorporation at the Special Meeting, there were 137,500,000 shares of the Company’s common stock outstanding and entitled to vote. Of the 137,500,000 outstanding shares, 110,000,000 were Class A Common Stock and 27,500,000 were Class B Common Stock. Id. at 247.

21.         At the Special Meeting, 113,044,972 shares, or approximately 82%, of the then-existing outstanding shares of the Company’s common stock entitled to vote were represented by proxy, constituting a quorum. As disclosed in the Company’s October 9, 2020, proxy statement (the “Results Proxy”), the proposal to approve and adopt the New Certificate of Incorporation, which would effect the Class A Increase Amendment, received the affirmative vote of 105,063,930 shares, or approximately 93% of the outstanding shares entitled to vote and represented by proxy at the Special Meeting.

22.          Notwithstanding the fact that the 2020 Proxy did not disclose that a separate vote of the Class A Common Stock was required, approximately 71% of  the outstanding shares of Class A Common Stock approved of the New Certificate of Incorporation and thus, the Class A Increase Amendment effected thereby.

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23.         As a result, the Company believed that the New Certificate of Incorporation and the Class A Increase Amendment effected thereby had received the requisite stockholder approval.

24.         On October 8, 2020, the Merger was consummated and the New Certificate of Incorporation was filed with the Delaware Secretary of State.

25.          As a result of the Merger, pursuant to the Merger Agreement, the Company issued an additional 547,750,000 shares of Class A Common Stock. This increased the number of outstanding shares of Class A Common Stock following the consummation of the Merger to 676,556,145 shares, which exceeded the number of shares of Class A Common Stock authorized by the Old Certificate of Incorporation.

26.         Following the Merger, the Company and its board of directors have treated the approval of the Class A Increase Amendment and the New Certificate of Incorporation as valid, as evidenced by the Company’s subsequent public disclosures. For example, as disclosed in the Company’s most recent Form 10-Q, filed November 9, 2022, the number of shares of Class A Common Stock issued and outstanding was 639,123,203 shares.

27.         As of the date hereof, the Company has 678,694,424 shares of Class A Common Stock issued and outstanding.

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D.	The Boxed Decision

28.          As mentioned above, this Court’s recent decision in Boxed calls into question the validity of the Class A Increase Amendment. There, the defendant corporation also sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Class A common stock in connection with its de-SPAC transaction. Boxed, 2022 WL 17959766, at *1. Before the stockholder vote however, the plaintiff in Boxed wrote a letter to the company’s board asserting that the voting standard provided for the amendment to the number of authorized shares of Class A Common Stock violated the voting rights of the Class A Common stockholders under Section 242(b). Id. The company subsequently chose to amend its merger agreement and supplemented its proxy statement to require the separate vote of the holders of its Class A common stock. Id. After the de-SPAC merger was completed, the plaintiff filed an action in this Court seeking attorneys’ fees and expenses for the benefits he allegedly conferred on the company and its stockholders as a result of this change. Id. In determining whether the plaintiff had in fact conferred a corporate benefit that would warrant a fee award under the corporate benefit doctrine, the Court considered whether the plaintiff’s demand was meritorious. Id. at *4. This required the Court to evaluate whether the voting standard complied with Section 242(b)(2). Id.

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29.          In Boxed, the Court ultimately concluded that the company’s Class A common stock and Class B common stock were separate classes of capital stock, rather than series. Id. at *9. First, the Court pointed to the fact that the certificate of incorporation only used the word “class” and not “series” when describing the authorized common shares. Id. at *8. Second, the Court observed that Section 102(a)(4) of the DGCL requires the certificate of incorporation to set forth the number of shares of all classes and of each class and whether the shares are par or no-par, whereas no similar recitation is required for series. Id. Because the certificate of incorporation at issue in Boxed listed the number of authorized shares and the par values for each of the Class A common stock, the Class B common stock, and the preferred stock, the Court reasoned that Section 102(a)(4) suggested each was a class. Id. at *9. Finally, the Court reasoned that the charter provision governing preferred stock empowered the board to “fix series by resolution” in keeping with Section 102(a)(4), which empowers companies to include such provisions in their charters. Id. Because the charter provision governing common stock did not similarly empower the board to create series of common stock, the Court explained, suggested to the Court that the Class A and Class B common stocks were separate classes. Thus, the Court held, under the “meritorious when filed” standard applicable under the corporate benefit doctrine, that “Class A and Class B are each a class of common stock, not series.” Id.

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30.          Like the certificate of incorporation at issue in Boxed, (i) the Old Certificate of Incorporation referred to the authorized common shares as “classes,” (ii)   Section 4.1 of the Old Certificate of Incorporation set forth the number of shares and par values of Class A Common Stock, Class B Common Stock, and Preferred Stock, and (iii) Section 4.2 of the Old Certificate of Incorporation empowered the board to create “one of more series of Preferred Stock” and to establish “the number of shares to be included in each such series” by resolution, whereas no similar provision existed for common stock.

31.          While the Court’s discussion in Boxed described above is not a final ruling on the merits and while the Company believes that the Court’s conclusion in Boxed was incorrect, the opinion suggests that a reviewing court, if presented with the facts relevant here, may view the Company’s Class A Common Stock as a separate class of capital stock. Under that view, the Class A Increase Amendment would have required a separate vote of the Class A Common Stock. While the Company actually obtained the affirmative vote of a majority of the outstanding shares of Class A Common Stock on the New Certificate of Incorporation and the Class A Increase Amendment, the 2020 Proxy did not disclose that a separate vote of the Class A Common Stock was required to approve the Class A Increase Amendment.

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32.         As a result of the uncertainty created by the Court’s decision in Boxed, the validity of the Class A Increase Amendment, the New Certificate of Incorporation and the shares of Class A Common Stock issued, or to be issued in the future, in reliance on the validity of the Class A Increase Amendment, has become and will remain uncertain without relief from this Court.

E.	The Court’s Authority Under Section 205(a)

33.         Under Section 205(a)(3) of the DGCL, this Court has the authority to “[d]etermine the validity and effectiveness of any defective corporate act not ratified … pursuant to § 204.” 8 Del. C. § 205(a)(3). Further, under Section 205(a)(4), this Court may “[d]etermine the validity of any corporate act or transaction and any stock, rights or options to acquire stock.” 8 Del. C. § 205(a)(4). A defective corporate act includes any act or transaction purportedly taken by or on behalf of the corporation that is within the power of a corporation, but is void or voidable due to a failure of authorization. A failure of authorization includes, among other things, the failure to authorize or effect an act or transaction in compliance with the DGCL, the company’s certificate of incorporation, or any disclosure set forth in any proxy or consent solicitation statement, if and to the extent such failure would render such act or transaction void or voidable.

34.         Relevant here, if a separate vote of the shares of Class A Common Stock was required to approve the Class A Increase Amendment under Section 242(b)(2), the 2020 Proxy did not state that such vote was required and the deficient disclosures regarding the required vote could be considered a failure of authorization. As a result, the filing of the New Certificate of Incorporation (which effected the Class A Increase Amendment) and all shares of the Company’s Common Stock issued in reliance on the effectiveness thereof, would potentially be considered defective corporate acts under Section 204 and 205.

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35.         As such, the Court has the power to validate the Class A Increase Amendment, the New Certificate of Incorporation and all of the shares of Class A Common Stock issued by the Company in reliance on the validity and effectiveness of the Class A Increase Amendment and the New Certificate of Incorporation under Section 205.

F.	The Validation Factors Set Forth in Section 205(d)

36.         When determining whether to validate a defective corporate act, the Court may look to Section 205(d) of the DGCL for certain factors to consider. Section 205(d) provides:

In connection with the resolution of matters pursuant to subsections (a) and (b) of this section, the Court of Chancery may consider the following:

(1) Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;

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(2)   Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;

(3)   Whether any person will be or was harmed by the ratification or validation of the defective corporate act, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;

(4)   Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and

(5)    Any other factors or considerations the Court deems just and equitable.

8 Del. C. § 205(d).

37.       Factor 1: The Company’s Belief that the Class A Increase Amendment was Valid under Delaware Law. With respect to the first factor set forth in Section 205(d), the Company has demonstrated that the Class A Increase Amendment was approved with the good faith belief that such approval was valid under Delaware law. First, after receiving the affirmative vote at the Special Meeting, the Company consummated the Merger and each of the transactions contemplated by the Merger. Moreover, in the Results Proxy, the Company disclosed that the Class A Increase Amendment was approved by the stockholders at the Special Meeting and that the de-SPAC transaction was closed the following day in reliance of that approval.

38.       Factor 2: The Company’s Treatment of the Class A Increase Amendment as Valid. With respect to the second factor set forth in Section 205(d)(2), since the Special Meeting, the Company has treated the Class A Increase Amendment as valid and effective, including by representing to its public stockholders in the Results Proxy that the New Certificate of Incorporation (which effected the Class A Increase Amendment) was validly approved and that the additional shares contemplated by the Merger Agreement were issued. In numerous public filings since the closing of the de-SPAC transaction (including in the Company’s most recent Form 10-Q), the Company has disclosed to its stockholders the number of shares of Class A Common Stock currently issued and outstanding, which is in excess of the amount the Company was authorized to issue in the Old Certificate of Incorporation.

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39.          Factor 3: No Harm to any Person will Result from the Validation of the Class A Increase Amendment. With respect to the third factor set forth in Section 205(d), the Company has no reason to believe that any person would be harmed by the validation of the Company’s New Certificate of Incorporation and all of the Company’s outstanding shares of Class A Common Stock issued in reliance upon the validity thereof. Rather, the purpose of the validation is to provide certainty to the capital structure of the Company by ensuring that each person who currently believes they own shares of Class A Common Stock does in fact own such shares.

40.         Factor 4: Harm will Result if the Class A Increase Amendment is not Validated. With respect to the fourth factor set forth in Section 205(d), this Petition demonstrates that there are many parties that would be harmed if this Court refuses to validate the Company’s capital structure. As a result of the uncertainty currently surrounding the validity of the Company’s Class A Common Stock, the Company is unable to verify, with the precision required of a public company, which purported stockholders hold valid Class A Common Shares. This has caused, and will continue to cause harm to the purported holders of those shares and to the value of the shares themselves. This uncertainty is likely to also cause harm to the market, disrupt the Company’s commercial relationships, result in claims from purported holders of Class A Common Stock, and jeopardize the Company’s eligibility to remain listed on the New York Stock Exchange.

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41.          The uncertainty regarding the Company’s capital structure also threatens to jeopardize the Company’s current and potential financing arrangements, as well as the Company’s current and future operational matters. For example, the Company may need to raise additional capital to execute its business plan and continue day-to-day operations. The uncertainty regarding the validity of the Company’s Class A Common Stock would likely prevent the Company from raising additional capital through the sale of additional securities. Moreover, the Company is required to file an annual report on Form 10-K by March 1, 2023 (the “Annual Report”). Because there now exists uncertainty regarding the validity of the Company’s Class A Common Stock, there is likewise uncertainty as to the statements and representations the Company is required to make in its Annual Report. This could in turn impact the ability of the Company’s auditors to provide their required consent for the filing of the Annual Report. The Company is also scheduled to hold its annual meeting on April 26, 2023 (the “Annual Meeting”). The Company needs confirmation of the number of shares of Class A Common Stock that are outstanding and eligible to vote in order to determine, with precision, the stockholders entitled to vote at the Annual Meeting and the outcome of any vote taken at the Annual Meeting. Absent clarity from this Court, the Company’s stockholders may be disenfranchised by the uncertainty.

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42.         Factor 5: Other Factors the Court Should Consider. With respect to the fifth and final factor set forth in Section 205(d), at least two “other factors” support granting the relief requested in this Petition.

43.          First, while on its face, Section 204 of the DGCL may appear to grant a possible remedy to the Company, this “self-help” ratification is likely to be ineffective under the circumstances at play here. Given the uncertainty regarding the validity of the shares of the Company’s Class A Common Stock, it would be impossible to determine with the precision required which shares are entitled to ratify the Company’s outstanding shares of Class A Common Stock. Further, any Section 204 ratification would be subject to challenge for at least 120 days following any validation from the purported stockholders. Moreover, even if the Company was able to secure a valid ratification from its stockholders, the Company would then be required to file a certificate of validation with the Delaware Secretary of State to effectively ratify the New Certificate of Incorporation. 8 Del. C. § 204(e)(3). The Company understands that processing times for certificates of validation can take as long as 3-4 months’ time, and that while the certificate of validation is being processed, the Company would not be able to obtain certificates of good standing, pay its annual franchise taxes, or make any other filings with the Delaware Secretary of State. This additional time of uncertainty would require significant cost and expense to the Company and could prove devastating, as the Company may need additional financing to continue to operate. This harm could be avoided if the Court grants the current relief requested in this Petition.

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44.          Second, this is an opportunity for the Court to provide clear guidance as to whether current or potential stockholders of a similar company can rely on such company’s capital structure. The uncertainty described above is not isolated or limited to the Company, as numerous publicly-traded Delaware corporations face the same cloud of uncertainty created by this Court’s decision in Boxed. See, e.g., In re Lordstown, C.A. No. 2023-0083-LWW (Del. Ch.), In re Lucid Group Inc, C.A. No. 2023-0116-LWW (Del. Ch.); In re ChargePoint Hldgs. Inc., C.A. No. 2023-0113-LWW; In re Fisker Inc., C.A. No. 2023-0119-LWW (Del. Ch.); In re EVgo Inc., 2023-0132-LWW (Del. Ch.). Granting this Petition, and those set forth in actions cited above, may offer other SPAC’s, facing the same uncertainty, a solution to this widespread problem. Crafting a sensible, equitable, and prompt solution would be in keeping with both this Court’s and the State of Delaware’s reputations as our country’s preeminent caretakers of corporate law and governance.

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45.          The Company therefore respectfully requests that this Court enter an order, in the form attached hereto, validating and declaring effective the New Certificate of Incorporation and all of the Company’s outstanding shares of Class A Common Stock to prevent ongoing and significant harm to the Company, its stockholders, and its commercial prospects.

COUNT ONE

(Validation of Defective Corporate Act and Putative Stock Pursuant to 8 Del. C. § 205)

46.         The Company repeats and reiterates the allegations set forth above as if fully set forth herein.

47.         The Company is authorized to bring this Petition under 8 Del. C. § 205, which provides that this Court may determine the validity and effectiveness of any defective corporate act and any putative stock.

48.          The Company consummated the Merger and filed the New Certificate of Incorporation, effecting an increase in the authorized shares of Class A Common Stock in the good faith belief that such increase was adopted in compliance with Delaware Law.

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49.         The Company has since treated the New Certificate of Incorporation as valid and has treated all acts in reliance of the New Certificate of Incorporation as valid.

50.          In reliance of the New Certificate of Incorporation, the Company has issued shares of Class A Common Stock in excess of the number authorized under the Old Certificate of Incorporation. Specifically, as of the date of this filing, the Company has issued and outstanding 678,694,424 shares of Class A Common Stock in reliance of the effectiveness of the New Certificate of Incorporation, and has reflected those additional shares as issued and outstanding in all of its SEC filings, financial statements, and third-party agreements requiring it to indicate the number of authorized shares of Common Stock since the time they were issued.

51.         The Company’s stockholders, directors, and employees, as well as the Company’s commercial partners, have relied on the effectiveness of the New Certificate of Incorporation and have treated all acts in reliance of the New Certificate of Incorporation as valid.

52.         On information and belief, no persons will be harmed by the validation of the New Certificate of Incorporation and all of the currently outstanding shares of the Company’s Class A Common Stock.

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53.         The results of the Company’s Special Meeting and the subsequent filing of the New Certificate of Incorporation were both disclosed publicly, and actions have been taken in reliance thereon.

54.         As set forth above, the Company, its stockholders, and its future commercial prospects may be irreparably and significantly harmed absent urgent relief from this Court.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter an order as follows:

A.            Validating and declaring effective the New Certificate of Incorporation (and the Class A Increase Amendment effected thereby), including the filing and effectiveness thereof, as of the date and time that the New Certificate of Incorporation was originally filed with the Delaware Secretary of State;

B.            Validating and declaring effective any and all shares of Class A Common Stock issued at or after the filing of the New Certificate of Incorporation in reliance on the effectiveness of the New Certificate of Incorporation, in each case as of the date and time of the original issuance of such shares of Class A Common Stock; and

C.            Granting such other and further relief as this Court deems proper.

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/s/ Kevin M. Gallagher
OF COUNSEL:	Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
Stephen P. Blake	Kevin M. Kidwell (#6988)
Simpson Thacher & Bartlett LLP	Richards, Layton & Finger, P.A.
2475 Hanover Street	920 North King Street
Palo Alto, California 94304	Wilmington, Delaware 19801
(650) 251-5000	(302) 651-7700
Dated: February 9, 2023	Attorneys for Petitioner MultiPlan Corp.

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EFiled: Feb 09 2023 10:27AM EST
Transaction ID 69104572
Case No. 2023-0154-

Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

Churchill Capital Corp III

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)
Title of each class of securities to which transaction applies:

2)
Aggregate number of securities to which transaction applies:

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)
Proposed maximum aggregate value of transaction:

5)
Total fee paid:

☒
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)
Amount Previously Paid:

2)
Form, Schedule or Registration Statement No.:

3)
Filing Party:

4)
Date Filed:

CHURCHILL CAPITAL CORP III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Dear Churchill Capital Corp III Stockholders,
On behalf of the Churchill board of directors (the “Churchill Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Churchill Capital Corp III, a Delaware corporation (“Churchill,” “we” or “our”), to be held via live webcast at 10:00 a.m. Eastern Time, on October 7, 2020. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
On July 12, 2020, Churchill entered into an Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Churchill, Polaris Parent Corp., a Delaware corporation (“MultiPlan Parent”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Music Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of Churchill (“First Merger Sub”), and Music Merger Sub II LLC, a newly formed Delaware limited liability company and subsidiary of Churchill (“Second Merger Sub”), a copy of which is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger,” and together with the First Merger, the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the First Merger, Churchill will own 100% of the outstanding common stock of MultiPlan Parent as the surviving corporation in the First Merger and each outstanding share of class A common stock and class B common stock of MultiPlan Parent (other than treasury shares or shares owned by Churchill, First Merger Sub, Second Merger Sub or MultiPlan Parent) will be cancelled and converted into the right to receive the merger consideration in accordance with the Merger Agreement. As a result of the Second Merger, Churchill will own 100% of the outstanding interests in Second Merger Sub. Following the consummation of the Mergers, Churchill will own, directly or indirectly, all of the outstanding equity interests of the surviving company and the equityholders of Holdings will own a portion of Churchill’s Class A common stock (as defined in the accompanying proxy statement).
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Holdings, as agent on behalf of Holdings’ equityholders, will be equal to $5,678,000,000 (the “Closing Merger Consideration”) and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the Subscription Agreements (as defined in the accompanying proxy statement) as of immediately prior to the closing, minus (ii) the aggregate principal amount of MultiPlan Parent’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (excluding any accrued and unpaid interest or applicable premium thereunder) (such amount, the “Closing Cash Consideration”); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in shares of Churchill’s Class A common stock in an amount equal to $10.00 per share.
At the special meeting, Churchill stockholders will be asked to consider and vote upon:
(1)
Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in the accompanying proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement  —  we refer to this proposal as the “business combination proposal”;

(2)
Proposal No. 2 — To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3)
Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;
(4)
Proposal No. 4 — To consider and vote on a proposal to approve and adopt the Churchill Capital Corp III 2020 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement as Annex H;

(5)
Proposal No. 5 — To consider and vote upon a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(6)
Proposal No. 6 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s (as defined below) Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions — we refer to this proposal as the “NYSE proposal”; and

(7)
Proposal No. 7 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in the accompanying proxy statement, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Churchill common stock at the close of business on September 14, 2020 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Churchill Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote in favor of the proposals presented at the special meeting.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
In connection with the Merger Agreement, certain Churchill stockholders have entered into (i) Voting and Support Agreements, pursuant to which such stockholders have agreed to vote their shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement, and (ii) Non-Redemption Agreements, pursuant to which such stockholders have agreed not to redeem or elect to redeem any shares of Churchill’s Class A common stock in connection with the business combination, in each case, subject to certain permitted transfers of certain stockholders’ shares of Churchill’s Class A common stock.
To raise additional proceeds to fund the Transactions, Churchill has entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to (i) purchase an aggregate of 130,000,000 shares of Churchill’s Class A common stock and warrants to purchase 6,500,000 shares of Churchill’s Class A common stock, which we refer to as the “Common PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $1,300,000,000, plus an additional number of shares of Churchill’s Class A common stock pursuant to an original issue discount as further described in the accompanying proxy statement, and (ii) provide convertible debt financing in the form of convertible senior PIK notes to be issued by Churchill in an aggregate principal amount of $1,300,000,000, which we refer to as the “Convertible PIPE Investment.”
All Churchill stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
Churchill’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols CCXX.U, CCXX and CCXX.WS, respectively.
Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting and (ii) affirmatively vote for or against the business combination proposal. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption and votes for or against the business combination proposal, Churchill will redeem each public share for a full pro rata portion of the trust account holding the proceeds from Churchill’s initial public offering, calculated as of two business days prior to the consummation of the business combination.
Churchill is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Upon consummation of the Transactions, Churchill will cease to be an “emerging growth company.”
This proxy statement provides you with detailed information about the Transactions and other matters to be considered at the special meeting of Churchill’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 45.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
The Transactions described in the accompanying proxy statement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors
September 18, 2020

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF CHURCHILL STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
This proxy statement is dated September 18, 2020 and is first being mailed to Churchill stockholders on or about September 18, 2020.

CHURCHILL CAPITAL CORP III
640 Fifth Avenue, 12th Floor
New York, NY 10019
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 7, 2020
TO THE STOCKHOLDERS OF CHURCHILL CAPITAL CORP III
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Churchill Capital Corp III, a Delaware corporation (“Churchill,” “we” or “our”), will be held via live webcast at 10:00 a.m. Eastern Time, on October 7, 2020. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
On behalf of Churchill’s board of directors (the “Churchill Board”), you are cordially invited to attend the special meeting, to conduct the following business items:
(1)
Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in this proxy statement, including (a) adopting the Agreement and Plan of Merger, dated as of July 12, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Churchill, Polaris Parent Corp., a Delaware corporation (“MultiPlan Parent”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Music Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of Churchill (“First Merger Sub”), and Music Merger Sub II LLC, a newly formed Delaware limited liability company and subsidiary of Churchill (“Second Merger Sub”), a copy of which (as amended) is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger,” and together with the First Merger, the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement  —  we refer to this proposal as the “business combination proposal”;

(2)
Proposal No. 2 — To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3)
Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;

(4)
Proposal No. 4 — To consider and vote on a proposal to approve and adopt the Churchill Capital Corp III 2020 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement as Annex H;

(5)
Proposal No. 5 — To consider and vote upon a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(6)
Proposal No. 6 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s (as defined below) Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions — we refer to this proposal as the “NYSE proposal”; and

(7)
Proposal No. 7 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in the accompanying proxy statement, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Churchill common stock at the close of business on September 14, 2020 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Churchill Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote in favor of the proposals presented at the special meeting.
In connection with Churchill’s entrance into the Merger Agreement, certain Churchill stockholders have entered into (i) Voting and Support Agreements, pursuant to which such stockholders have agreed to vote their shares in favor of the business combination and the other proposals included in the accompanying proxy statement, and/or (ii) Non-Redemption Agreements, pursuant to which certain stockholders have agreed not to redeem or elect to redeem any shares of Churchill’s Class A common stock in connection with the business combination.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
To raise additional proceeds to fund the Transactions, Churchill has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to (i) purchase an aggregate of 130,000,000 shares of Churchill’s Class A common stock, which we refer to as the “Common PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $1,300,000,000, plus an additional number of shares of Churchill’s Class A common stock pursuant to an original issue discount as further described in the accompanying proxy statement, and (ii) provide convertible debt financing in the form of convertible senior PIK notes to be issued by Churchill in an aggregate principal amount of $1,300,000,000, which we refer to as the “Convertible PIPE Investment.”

Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting and (ii) affirmatively vote for or against the business combination proposal. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption and votes for or against the business combination proposal, Churchill will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the consummation of the business combination.
All Churchill stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors
September 18, 2020
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF CHURCHILL STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

Annex
Annex A – Merger Agreement
Annex B – Form of Second Amended and Restated Certificate of Incorporation
Annex C – Investor Rights Agreement
Annex D – Form of Voting and Support Agreement
Annex E – Form of Non-Redemption Agreement
Annex F -1 – Form of Other Common Subscription Agreement
Annex F -2 – Form of the PIF Common Subscription Agreement
Annex G – Form of Convertible Subscription Agreement
Annex H – Churchill Capital Corp III 2020 Omnibus Incentive Plan
Annex I – Sponsor Agreement

ii

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement or the context otherwise requires, references to:
“Available Closing Acquiror Cash” are to (x) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the Subscription Agreements as of immediately prior to the closing;
“Churchill” are to Churchill Capital Corp III, a Delaware Corporation;
“Churchill IPO” are to the initial public offering by Churchill which closed on February 19, 2020;
“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share of the post-combination company;
“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;
“Closing” are to the consummation of the Mergers;
“Closing Date” are to the date on which the Transactions are consummated;
“Common PIPE Investment” are to the private placement pursuant to which Churchill entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors have agreed to subscribe for (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions). The Common PIPE Investment is subject to an original issue discount (payable in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued;
“Common PIPE Investors” are to the investors participating in the Common PIPE Investment;
“Common PIPE Subscription Agreements” are to the common stock subscription agreements entered into (a) by and between Churchill and the PIF (the “PIF Common Subscription Agreement”) and (b) by and among Churchill, Holdings and MultiPlan Parent, on the one hand, and certain investment funds, on the other hand, (the “Other Common Subscription Agreements”), in each case, dated as of July 12, 2020 and entered into in connection with the Common PIPE Investment;
“Common PIPE Warrants” are to the warrants issued in connection with the Common PIPE investment;
“common stock” are to Churchill’s Class A common stock and Churchill’s Class B common stock;
“completion window” are to the period following the completion of Churchill’s IPO at the end of which, if Churchill has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022);
“Convertible Notes” are to the senior PIK notes to be issued by Churchill in connection with the Convertible PIPE Investment;

“Convertible PIPE Investment” are to the private placement pursuant to which Churchill entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such Convertible PIPE Investors have agreed to buy $1,300,000,000 in aggregate principal amount of Convertible Notes;
“Convertible PIPE Investors” are to the investors participating in the Convertible PIPE Investment;
“Convertible Subscription Agreement” are to the subscription agreements, dated as of July 12, 2020, entered into in connection with the Convertible PIPE Investment;
“Covered Stockholders” are to the Churchill stockholders that entered into the Voting and Support Agreements and the Non-Redemption Agreements;
“current certificate of incorporation” are to Churchill’s amended and restated certificate of incorporation in effect as of the date of this proxy statement;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“First Merger Sub” are to Music Merger Sub I, Inc.;
“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof at the time of Churchill’s initial business combination. The founder shares are held of record by the Sponsor as of the record date;
“H&F” are to Hellman & Friedman Capital Partners VIII, L.P.;
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“Holdings” are to Polaris Investment Holdings, L.P.;
“Insiders” are to Michael Klein, Jay Taragin, Jeremy Paul Abson, Glenn R. August, Mark Klein, Malcolm S. McDermid, and Karen G. Mills;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of July 12, 2020, by and among Churchill, the Sponsor, Holdings, H&F, the PIF and certain other parties thereto;
“KG” are to The Klein Group, LLC, an affiliate of Michael Klein and the Sponsor and an affiliate and wholly owned subsidiary of M. Klein and Company. KG (and not the Sponsor) was engaged by Churchill to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment as more fully described herein;
“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;
“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill, MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;
“Mergers” are to, together, (i) the merger of First Merger Sub with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following and as part of the same transaction as the First Merger, the merger of MultiPlan Parent with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger”);
“MultiPlan” are to, unless the context otherwise requires, collectively, MultiPlan Parent and its consolidated subsidiaries;
“MultiPlan Parent” are to Polaris Parent Corp., a Delaware Corporation;

“Note” are to the unsecured promissory note issued by Churchill to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants;
“PIF” are to The Public Investment Fund of The Kingdom of Saudi Arabia;
“PIPE Investment” are to, collectively, the Common PIPE Investment and the Convertible PIPE Investment;
“Plan of Liquidation” are to the Plan of Liquidation and Dissolution and Distribution Agreement of Holdings, dated as of July 12, 2020, by and among Holdings, Polaris Investment Holdings GP, LLC and certain other parties hereto;
“private placement warrants” are to Churchill’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;
“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“public stockholders” are to the holders of Churchill’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;
“public warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“SEC” are to the United States Securities and Exchange Commission;
“Second Merger Sub” are to Music Merger Sub II LLC;
“Sponsor” are to Churchill Sponsor III, LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of July 12, 2020, by and among Churchill, the Sponsor and the Insiders;
“Subscription Agreements” are to, collectively, the Common PIPE Subscription Agreements and the Convertible PIPE Subscription Agreements;
“Transactions” are to the Mergers, together with the other transactions contemplated by the Merger Agreement and the related agreements;
“trust account” are to the trust account of Churchill that holds the proceeds from the Churchill IPO;
“warrants” are to the public warrants, the private placement warrants, the Common PIPE Warrants and the Working Capital Warrants; and
“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Note, on terms identical to the terms of the private placement warrants.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS
This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”
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Churchill Capital Corp III, a Delaware corporation, which we refer to as “Churchill,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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On February 19, 2020, Churchill consummated its initial public offering of 110,000,000 units, including 10,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Churchill’s Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of Churchill’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the consummation of the initial public offering, Churchill consummated the private placement of 23,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $23,000,000. Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs.

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Following the consummation of the Churchill IPO, $1,100,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the Churchill IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

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MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. MultiPlan delivers these critical solutions through its Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies; its Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations in the United States; and its Payment Integrity Services, which reduce medical costs by identifying and removing improper and unnecessary charges before claims are paid. Holdings is a holding company and the parent entity of MultiPlan Parent. See the sections entitled “Information About MultiPlan,” “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

•
On July 12, 2020, Churchill entered into an Agreement and Plan of Merger with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.

•
On July 12, 2020, Holdings entered into a Plan of Liquidation and Dissolution and Distribution Agreement, which, among other things, provides for (i) the wind up of business affairs of Holdings, (ii) on the day prior to the Closing Date, the distribution by Holdings of beneficial ownership of its MultiPlan Parent stock to Holdings’ equityholders and (iii) on the Closing Date, the receipt and distribution by Holdings, as agent on behalf of Holdings’ equityholders, of the Closing Merger Consideration to Holdings’ equityholders.

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Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Holdings, as agent on behalf of Holdings’ equityholders, will be equal to $5,678,000,000 (the “Closing Merger Consideration”) and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the Subscription Agreements as of immediately prior to the closing, minus (ii) the aggregate principal amount of MultiPlan Parent’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (excluding any accrued and unpaid interest or applicable premium thereunder) (such amount, the “Closing Cash Consideration”); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in shares of Churchill’s Class A common stock in an amount equal to $10.00 per share (the “Closing Share Consideration”).
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In connection with the Merger Agreement, MultiPlan Parent and Holdings entered into the Voting and Support Agreements with certain Churchill stockholders pursuant to which such stockholders have agreed to vote in favor of the business combination proposal and the other proposals described in this proxy statement. Under the Voting and Support Agreements, when taken together with the Sponsor’s agreement to vote in favor of the proposals described in this proxy statement, approximately 41% of the outstanding common stock of Churchill has agreed to vote in favor of the proposals described in this proxy statement. In addition, the 9,094,876 shares of Churchill Class A common stock (representing approximately 6.6% of the outstanding shares of Churchill’s common stock as of the record date for the special meeting) owned by a subsidiary of MultiPlan Parent will be voted in the same proportion as the shares of Churchill’s common stock actually voted by holders thereof other than MultiPlan Parent and its subsidiaries in respect of each of the proposals to be voted on at the special meeting.

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In connection with the execution of the Merger Agreement, certain stockholders of Churchill entered into the Non-Redemption Agreements with Churchill, Holdings and MultiPlan Parent, pursuant to which, among other things, such stockholders owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which as of September 14, 2020, the record date for the special meeting, represented approximately $290,000,000 of funds in the trust account) agreed not to elect to redeem or tender or submit for redemption any shares of Churchill’s Class A common stock held by such stockholders (a “Redemption Election,” and such shares “Redeemed Shares”), and if any such stockholder fails to comply and a Redemption Election is made with respect to any of such stockholder’s Redeemed Shares, such stockholder unconditionally and irrevocably agrees to subscribe for and purchase, from Holdings (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the same number of such Redeemed Shares, for a per share purchase price equal to the amount to be received for each Redeemed Share in connection with such Redemption Election.

•
In general, the Voting and Support Agreements prohibit the transfer of shares of Churchill’s Class A common stock held by the stockholders party thereto. However, certain of the Voting and Support Agreements and Non-Redemption Agreements permit the stockholders party thereto to transfer the shares of Churchill’s Class A common stock held by such stockholders at any time following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20)-trading day period commencing on July 30, 2020. A total of 3,550,000 shares of Churchill’s Class A common stock are subject to the foregoing permitted transfer provisions of the Voting and Support Agreements.

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Pursuant to the Common PIPE Investment, Churchill has agreed to issue and sell to the Common PIPE Investors, and the Common PIPE Investors have agreed to buy from Churchill (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions). The Common PIPE Investment is subject to an original issue discount (payable in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued.

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Pursuant to the Convertible Pipe Investment, the Convertible PIPE Investors will provide convertible debt financing in the form of convertible senior PIK notes to be issued by Churchill in the aggregate principal amount of $1,300,000,000. The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at Churchill’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. Churchill may redeem the Convertible Notes after the third anniversary of their issuance, subject to a holder’s prior right to convert, if the trading price of Churchill’s Class A common stock exceeds 130% of the conversion price twenty (20) out of the preceding thirty (30) trading days. There will be customary registration rights with respect to Churchill’s Class A common stock issuable upon conversion of the Convertible Notes. Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of MultiPlan Parent. The Convertible Notes are being issued with an original issue discount of 2.5%.

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It is anticipated that, upon completion of the business combination: (i) Churchill’s public stockholders (other than the Common PIPE Investors) will retain an ownership interest of approximately 16.0% in the post-combination company; (ii) the Common PIPE Investors will own approximately 19.2% of the post-combination company; (iii) the Sponsor (and its affiliates) will own approximately 4.2% of the post-combination company; and (iv) current indirect investors in MultiPlan Parent will own approximately 60.5% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of Churchill’s Class A common stock underlying warrants and the Convertible Notes and (ii) assume that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.

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Churchill management and the Churchill Board considered various factors in determining whether to approve the Merger Agreement and the Transactions contemplated thereby, including the Mergers. For more information about the reasons that the Churchill Board considered in determining its recommendation, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Churchill Board’s Reasons for the Approval of the Transactions.” When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.

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At the special meeting, Churchill’s stockholders will be asked to consider and vote on the following proposals:

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a proposal to approve the business combination described in this proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

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a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

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a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

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Upon consummation of the Transactions, the Churchill Board anticipates each Class I director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to Churchill stockholders. Stockholders are urged to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.
Q.
Why am I receiving this proxy statement?

A.
Churchill and MultiPlan Parent have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and Churchill encourages its stockholders to read it in its entirety. Churchill’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, which, among other things, includes provisions for (a) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving corporation in the First Merger and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of Churchill in the Second Merger. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This proxy statement and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.
Q.
When and where is the Special Meeting?

A.
The special meeting will be held via live webcast on October 7, 2020 at 10:00 a.m. Eastern Time. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.
What are the proposals on which I am being asked to vote at the special meeting?

A.
The stockholders of Churchill will be asked to consider and vote on the following proposals at the special meeting:

1.
a proposal to approve the business combination described in this proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Churchill will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement.
Q.
Why is Churchill proposing the business combination?

A.
Churchill was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On February 19, 2020, Churchill completed its initial public offering of units, with each unit consisting of one share of its Churchill’s Class A common stock and one-quarter of one warrant, each whole warrant to purchase one share of Churchill’s Class A common stock at a price of $11.50, raising total gross proceeds of approximately $1,100,000,000. Since the Churchill IPO, Churchill’s activity has been limited to the evaluation of business combination candidates.
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed.
The Churchill Board considered the results of the due diligence review of MultiPlan’s business, including its comprehensive and diverse data, intellectual property, and network assets, its payor customers and its ability to enhance, extend and expand the MultiPlan platform. The Churchill Board also considered MultiPlan’s current prospects for growth in executing upon and achieving its business plan, and its ability to expand the reach of its proprietary platform by integrating new data sources/algorithms, improving API depth and quality, and creating a payment value-add platform-as-a-service.
As a result, Churchill believes that a business combination with MultiPlan will provide Churchill stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Churchill Board’s Reasons for Approval of the Transactions.”

Q.
Why is Churchill providing stockholders with the opportunity to vote on the business combination?

A.
Under our current certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.

Q.
What will happen in the business combination?

A.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Churchill will acquire MultiPlan in a series of transactions we collectively refer to as the business combination. At the closing of the business combination contemplated by the Merger Agreement, among other things, (i) First Merger Sub will merge with and into MultiPlan Parent with MultiPlan Parent being the surviving corporation in the First Merger as a wholly owned subsidiary of Churchill and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent will be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of Churchill in the Second Merger. As a result of the Mergers, at the closing of the business combination, Churchill will own 100% of the outstanding common stock of Second Merger Sub and each share of common stock of MultiPlan Parent will have been cancelled and converted into the right to receive a portion of the merger consideration.

Q.
Following the business combination, will Churchill’s securities continue to trade on a stock exchange?

A.
Yes. We intend to apply to continue the listing of Churchill’s Class A common stock and public warrants on NYSE. In connection with the business combination, Churchill will change its name to MultiPlan Corporation and its Class A common stock and warrants will begin trading on the NYSE under the symbols “MPLN” and “MPLN.WS” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Q.
How will the business combination impact the shares of Churchill outstanding after the business combination?

A.
As a result of the business combination and the consummation of the transactions contemplated by the Merger Agreement and the related agreements, including, without limitation, the PIPE Investment, the amount of common stock outstanding will increase by approximately 500% to approximately 686,800,000 shares of Churchill’s Class A common stock (assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders). Additional shares of Churchill’s Class A common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Churchill’s Class A common stock upon exercise of the warrants, and/or conversion of the Convertible Notes after the business combination. The issuance and sale of such shares in the public market could adversely impact the market price of Churchill’s Class A common stock, even if its business is doing well. Pursuant to the Incentive Plan, a copy of which is attached to this proxy statement as Annex H, following the closing of the business combination and subject to the approval of the applicable award agreements by the post-combination Board, Churchill may grant an aggregate amount of up to 85,850,000 additional shares of Churchill’s Class A common stock.

Q.
Will the management of MultiPlan change in the business combination?

A.
We anticipate that all of the executive officers of MultiPlan will remain with the post-combination company, and Paul Galant will join the post-combination company as President, New Markets. In addition, Allen Thorpe, Hunter Philbrick, Paul Emery and Mark Tabak have each been nominated to serve as directors of Churchill following completion of the business combination. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Q.
What equity stake will current stockholders of MultiPlan Parent, the Common PIPE Investors, the Convertible PIPE Investors and Holdings hold in the post-combination company after the closing?

It is anticipated that, upon completion of the business combination: (i) Churchill’s public stockholders (other than the Common PIPE Investors) will retain an ownership interest of approximately 16.0% in the post-combination company; (ii) the Common PIPE Investors will own approximately 19.2% of the post-combination company; (iii) the Sponsor (and its affiliates) will own approximately 4.2% of the post-combination company; and (iv) current indirect investors in MultiPlan Parent will own approximately 60.5% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes and (ii) assume that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.
For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”
Q.
Will Churchill obtain new financing in connection with the Transactions?

A.
Yes. Churchill has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the Common PIPE Investors, pursuant to which Churchill has agreed to issue and sell to the Common PIPE Investors and the Common PIPE Investors have agreed to buy from Churchill (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions). The Common PIPE Investment is subject to an original issue discount (payable in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”

Churchill has also entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the Convertible PIPE Investors pursuant to which Churchill will issue and sell to the Convertible PIPE Investors Convertible Notes in an aggregate principal amount of $1,300,000,000. The proceeds of the Convertible PIPE Investment will be used to fund a portion of the amount necessary to consummate the Transactions, including the repayment of certain specified debt of a subsidiary of MultiPlan Parent.
Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Merger Agreement, including the expiration or termination of the applicable waiting period under the HSR Act (which occurred on August 4, 2020) and the approval by the stockholders of Churchill of the business combination proposal, the NYSE proposal, the charter proposal and the incentive plan proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.”

Q.
Are there any arrangements to help ensure that Churchill will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to fund the aggregate purchase price?

A.
The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, Churchill having at least $5,000,001 of net tangible assets as of the closing of the Transactions. Additionally, the obligations of MultiPlan Parent to consummate the Transactions are conditioned upon, among others, the amount of cash available in Churchill’s trust account plus the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the PIPE Investment as of immediately prior to closing being least $2,700,000,000.

Certain Churchill stockholders have entered into Non-Redemption Agreement, pursuant to which the Covered Stockholders owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which as of September 14, 2020, the record date for the special meeting, represented approximately $290,000,000 of funds in the trust account) agreed not to elect to redeem or tender or submit for redemption any shares of Churchill’s Class A common stock held by such stockholder. The Non-Redemption Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any such shares of Churchill’s Class A common stock held by such Covered Stockholders prior to the termination of the Non-Redemption Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Non-Redemption Agreements permit the Covered Stockholder party thereto to transfer its shares of Churchill’s Class A common stock following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 shares of Churchill’s Class A common stock are subject to the permitted transfer provisions of the Non-Redemption Agreements described above.
Assuming (i) the Common PIPE Investment and the Convertible PIPE Investment are funded in accordance with their terms and (ii) the Covered Stockholders do not elect to redeem any shares of Churchill’s Class A common stock in accordance with the Non-Redemption Agreements, the condition that Churchill have at least $2,700,000,000 in cash as of immediately prior to the closing will be satisfied.
Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”
Q.
What happens if I sell my shares of Churchill’s Class A common stock before the special meeting?

A.
The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Churchill’s Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Churchill’s Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of Churchill’s Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q.
What constitutes a quorum at the special meeting?

A.
A majority of the voting power of all issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, 68,750,001 shares of our common stock would be required to be present at the special meeting to achieve a quorum.

Q.
What vote is required to approve the proposals presented at the special meeting?

A.
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.
Q.
How many votes do I have at the special meeting?

A.
Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of September 14, 2020, the record date for the special meeting. As of the close of business on the record date, there were 137,500,000 outstanding shares of our common stock.

Q.
Why is Churchill proposing the governance proposal?

A.
As required by applicable SEC guidance, Churchill is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the second amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, Churchill is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on Churchill and the Churchill Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3 — The Governance Proposal.”

Q.
Did the Churchill Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.
The Churchill Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination with MultiPlan Parent. The officers and directors of Churchill, including Mr. Klein, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Churchill’s financial and other advisors, including KG and Citi, as well as having consulted with a leading consulting firm regarding the market opportunity, competitive landscape, growth plans and regulatory structure of MultiPlan, enabled them to perform the necessary analyses and make determinations regarding the Transactions. In addition, Churchill’s officers and directors and Churchill’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Churchill

Board in valuing MultiPlan’s business, and assuming the risk that the Churchill Board may not have properly valued such business.
Q.
Do I have redemption rights?

A.
If you are a holder of public shares, you have the right to demand that Churchill redeem such shares for a pro rata portion of the cash held in Churchill’s trust account provided that you vote either “for” or “against” the business combination proposal. Churchill sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.
Under Churchill’s current certificate of incorporation, the business combination may be consummated only if Churchill has at least $5,000,001 of net tangible assets after giving effect to all holders of public shares that properly demand redemption of their shares for cash.
Q.
How do I exercise my redemption rights?

A.
If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Churchill redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your stock to Churchill’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the special meeting. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $1,104,000,000 or $10.04 per share, as of September 14, 2020, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Churchill’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to Churchill’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that Churchill’s transfer agent return the shares (physically or electronically). You may make such request by contacting Churchill’s transfer agent at the address listed at the end of this section.
Any corrected or changed proxy card or written demand of redemption rights must be received by Churchill’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.
If a holder of public shares votes for or against the business combination proposal and demand is properly made as described above, then, if the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of Churchill common stock for cash.

Q.
Do I have appraisal rights if I object to the proposed business combination?

A.
No. Neither Churchill stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of Churchill Stockholders — Appraisal Rights.”

Q.
What happens to the funds deposited in the trust account after consummation of the business combination?

A.
The net proceeds of the Churchill IPO, a total of $1,100,000,000, were placed in the trust account immediately following the Churchill IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of up to $38,500,000 as deferred underwriting commissions) and to fund the Closing Merger Consideration Please see the section entitled “Proposal No. 1 — The Business Combination — Sources and Uses for the Business Combination.”

Q.
What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.
Churchill’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Certain Churchill stockholders have entered into a Non-Redemption Agreement, pursuant to which the Covered Stockholders owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which as of September 14, 2020, the record date for the special meeting, represented approximately $290,000,000 of funds in the trust account) agreed not to elect to redeem or tender or submit for redemption any shares of Churchill’s Class A common stock held by such stockholder.
Q.
What happens if the business combination is not consummated?

A.
If Churchill does not complete the business combination with MultiPlan for whatever reason, Churchill would search for another target business with which to complete a business combination. If Churchill does not complete a business combination with MultiPlan or another target business by February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022), Churchill must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account divided by the number of outstanding public shares. The Sponsor and the Insiders have no redemption rights in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Churchill’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.
How does the Sponsor intend to vote on the proposals?

A.
The Sponsor owns of record and is entitled to vote an aggregate of 20% of the outstanding shares of Churchill’s common stock as of the record date. The Sponsor and the Insiders have agreed to vote any founder shares and any public shares held by them as of the record date, in favor of the Transactions. The Sponsor and Insiders may have interests in the business combination that may conflict with your interests as a stockholder, see the sections entitled “Summary of the Proxy Statement — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q.
When do you expect the business combination to be completed?

A.
It is currently anticipated that the business combination will be consummated promptly following the Churchill special meeting which is set for October 7, 2020, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Transactions.”
Q.
What do I need to do now?

A.
Churchill urges you to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of Churchill. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.
How do I vote?

A.
The special meeting will be held via live webcast at 10:00 a.m. Eastern Time, on October 7, 2020. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of Churchill common stock on September 14, 2020, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.
Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.
How will a broker non-vote impact the results of each proposal?

A.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Stockholders of record may send a later-dated, signed proxy card to Churchill’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Churchill’s transfer agent, which must be received prior to the vote at the special meeting.
Q.
What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. As a corollary, failure to vote either for or against the business combination proposal means you will not have any redemption rights in connection with the business combination to exchange your shares of common stock for a pro rata share of the funds held in Churchill’s trust account. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.
What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Churchill shares.

Q.
Who can help answer my questions?

A.
If you have questions about the Transactions or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Churchill Capital Corp III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Tel: (212) 380-7500
Email: info@churchillcapitalcorp.com
or:
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about Churchill from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to Churchill’s transfer agent at the address below prior to the vote at the special meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Redemption.”
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
(212) 509-4000

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.”
The Parties
Churchill
Churchill Capital Corp III is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. Churchill was incorporated under the laws of Delaware on October 30, 2019.
On February 19, 2020, Churchill closed its initial public offering of 110,000,000 units, including the exercise of the over-allotment option to the extent of 10,000,000 units, with each unit consisting of one share of its Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of its Class A common stock at a purchase price of  $11.50 per share, subject to adjustment as provided in Churchill’s final prospectus filed with the Securities and Exchange Commission on February 14, 2020 (File No. 333-236153). The units from the Churchill IPO were sold at an offering price of  $10.00 per unit, generating total gross proceeds of  $1,100,000,000.
Simultaneously with the consummation of the Churchill IPO and the exercise of the underwriters’ over-allotment option, Churchill consummated the private sale of 23,000,000 warrants at $1.00 per warrant for an aggregate purchase price of  $23,000,000. A total of  $1,100,000,000, was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Churchill IPO was conducted pursuant to a registration statement on Form S-1 that became effective on February 13, 2020. As of September 14, 2020, the record date for the special meeting, there was approximately $1,104,000,000 held in the trust account.
Churchill’s units, Class A common stock and warrants are listed on the NYSE under the symbols CCXX.U, CCXX and CCXX.WS, respectively.
The mailing address of Churchill’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, its principal executive office will be that of MultiPlan Parent.
Music Merger Sub I, Inc.
Music Merger Sub I, Inc. is a wholly owned subsidiary of Churchill formed solely for the purpose of effectuating the First Merger described herein. First Merger Sub was incorporated under the laws of Delaware as a corporation on July 6, 2020. First Merger Sub owns no material assets and does not operate any business.
The mailing address of First Merger Sub’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, First Merger Sub will cease to exist as a separate legal entity.
Music Merger Sub II LLC
Music Merger Sub II LLC is a wholly owned subsidiary of Churchill formed solely for the purpose of effectuating the Second Merger described herein. Second Merger Sub was formed under the laws of Delaware as a limited liability company on July 6, 2020. Second Merger Sub owns no material assets and does not operate any business.

The mailing address of Second Merger Sub’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, Second Merger Sub will continue as a wholly owned subsidiary of Churchill and successor to MultiPlan Parent.
Holdings
Polaris Investment Holdings, L.P. is a holding company and the parent entity of MultiPlan Parent Holdings was formed as a limited partnership under the laws of Delaware on May 2, 2016 in connection with its acquisition of MultiPlan, Inc. in 2016.
The mailing address of Holdings’ principal executive office is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, CA 94105. Holdings’ telephone number is (415) 788-5111.
Pursuant to the Plan of Liquidation, on the day prior to the Closing Date, Holdings will distribute beneficial ownership of its MultiPlan Parent stock to Holdings’ equityholders and Holdings will, as agent on behalf of Holdings’ equityholders, receive and distribute the merger consideration to Holdings’ equityholders. After the consummation of the business combination, Holdings will be finally dissolved.
MultiPlan Parent
MultiPlan Parent was incorporated under the laws of Delaware on May 2, 2016 in connection with its acquisition of MultiPlan, Inc. in 2016. MultiPlan Parent is a wholly owned subsidiary of Holdings, and, through its wholly owned subsidiary MultiPlan, Inc. is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed.
The mailing address of MultiPlan Parent’s principal executive office is 115 Fifth Avenue, New York, NY 10003. Its telephone number is (212) 780-2000. After the consummation of the business combination, MultiPlan Parent will cease to exist as a separate legal entity.
Emerging Growth Company
Churchill is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Churchill’s securities less attractive as a result, there may be a less active trading market for Churchill’s securities and the prices of its securities may be more volatile.
Churchill will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Churchill IPO, (b) in which Churchill has total annual gross revenue of at least $1.07 billion, or (c) in which Churchill is deemed to be a large accelerated filer, which means the market value of Churchill’s common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Churchill has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Upon consummation of the Transactions, Churchill will cease to be an “emerging growth company.”
The Business Combination Proposal
Structure of the Transactions
Pursuant to the Merger Agreement, a business combination between Churchill and MultiPlan Parent will be effected through the First Merger, whereby First Merger Sub will merge with and into MultiPlan Parent with MultiPlan Parent surviving such merger, followed by the Second Merger, whereby, immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of Churchill.
Pursuant to the Plan of Liquidation, on the day prior to the Closing Date, Holdings will distribute beneficial ownership of its shares of MultiPlan Parent stock to Holdings’ equityholders and Holdings will, as agent on behalf of Holdings’ equityholders, receive and distribute the merger consideration to Holdings’ equityholders.
Merger Consideration
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Holdings, as agent on behalf of Holdings’ equityholders, will be equal to $5,678,000,000 and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) Available Closing Acquiror Cash, minus (ii) the aggregate principal amount of MultiPlan Parent’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (excluding any accrued and unpaid interest or applicable premium thereunder); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. If the closing occurs when less than all of the Convertible PIPE Investment has been funded to Churchill and the Closing Cash Consideration as otherwise determined in accordance with the definition thereof would be less than $1,521,000,000, then (other than in specified circumstances), the Closing Cash Consideration will be increased, notwithstanding such calculation to $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in 415,700,000 shares of Churchill’s Class A common stock in an amount equal to $10.00 per share, assuming that $1,521,000,000 of Closing Cash Consideration is paid to Holdings. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”
Related Agreements
Voting and Support Agreements
In connection with the Merger Agreement, on July 12, 2020, MultiPlan Parent and Holdings entered into the Voting and Support Agreements with certain Churchill stockholders (the “Covered Stockholders”). The following summary of the Voting and Support Agreements is qualified by reference to the complete text of the form of Voting and Support Agreement, a copy of which is attached as Annex D to this proxy statement. All stockholders are encouraged to read the form of Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Voting and Support Agreements, the Covered Stockholders, owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which as of September 14, 2020, the record date for the special meeting, represented approximately $290,000,000 of funds in the trust account), agreed to vote all, or a specific portion of, such shares owned by them (the “Covered Shares”): (i) in favor of the adoption of the Merger Agreement and in favor of the approval of the business combination proposal; (ii) against any actions, proposals, transactions or agreements that would reasonably be expected to result in a breach of any representations, warranties, covenants, obligations or agreements of Churchill contained in the Merger Agreement; (iii) in favor of the other proposals set forth in this proxy statement; (iv) for any proposal to adjourn or postpone the applicable special meeting of stockholders to approve matters related to the Merger Agreement and the transactions contemplated thereby to a later date if there are not sufficient votes for approval of such matters or there is not at least $2,700,000,000 of Available Closing Acquiror Cash; and (v) against (a) any alternative proposals or transactions to the Merger Agreement and approval of the business combination and other transactions contemplated by the Merger Agreement, (b) any change in the capitalization of Churchill or any amendment to Churchill’s current certificate of incorporation (except to the extent expressly contemplated by the Merger Agreement), (c) any liquidation, dissolution or other change in Churchill’s corporate structure or business, (d) any action, proposal, transaction or agreement that would result in a material breach of any representations, warranties, covenants, obligations or agreements of the Covered Stockholders contained in the Voting and Support Agreements or (e) any action or proposal involving Churchill or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.
Under the Voting and Supporting Agreements, when taken together with the Sponsor’s agreement to vote in favor of the business combination proposal and the other proposals described in this proxy statement, approximately 41% of the outstanding shares of common stock of Churchill has agreed to vote in favor of the business combination proposal and the other proposals described in this proxy statement.
The Voting and Support Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any Covered Shares held by such Covered Stockholders prior to the termination of the Voting and Support Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Voting and Support Agreements permit the Covered Stockholder party thereto to transfer its Covered Shares following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 Covered Shares (or 2.6% of the outstanding Churchill’s Class A common stock as of September 14, 2020, the record date for the special meeting) are subject to the permitted transfer provisions of the Voting and Support Agreements described in the prior sentence.
Each Voting and Support Agreement will terminate upon the earlier of (i) the effective time of the First Merger, (ii) the date and time of termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the parties to such Voting and Support Agreement.
Non-Redemption Agreements
In connection with the Merger Agreement, on July 12, 2020, Churchill, Holdings and MultiPlan Parent entered into Non-Redemption Agreements with each of the Covered Stockholders. The following summary of the Non-Redemption Agreements is qualified by reference to the complete text of the form of Non-Redemption Agreement, a copy of which is attached as Annex E to this proxy statement. All stockholders are encouraged to read the form of Non-Redemption Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Non-Redemption Agreements, the Covered Stockholders, owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which represents approximately $290,000,000 of funds in the trust account), agreed not to elect to redeem or tender or submit for redemption any Covered Shares held by such Covered Stockholders in connection with the Stockholder Redemption or the Transactions. In the event a Covered Stockholder makes a Redemption Election with respect to any of its Covered Shares, such Covered Stockholder unconditionally and irrevocably agrees to subscribe for and purchase from Churchill, and Churchill agrees to issue and sell to such Covered Stockholder, the same number of such Redeemed Shares, for a per share purchase price equal to the amount to be received for each Redeemed Share in connection with such Redemption Election (such purchased shares, the “Backstop Shares” and such subscription and issuance, the “Backstop Subscription”).
If the closing of the Backstop Subscription does not occur prior to the consummation of the Transactions due solely to a material breach of the Non-Redemption Agreement by a Covered Stockholder, then Holdings or one or more of its equityholders may, within thirty (30) days after the consummation of the Transactions, cause such Covered Stockholder to purchase from Holdings (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the number of Backstop Shares that such Covered Stockholder failed to purchase at the closing of the Backstop Subscription, for a per share purchase price equal to the amount received for such Covered Stockholder’s Redeemed Shares in connection with such Covered Stockholder’s Redemption Election.
The Non-Redemption Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any Covered Shares held by such Covered Stockholders prior to the termination of the Non-Redemption Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Non-Redemption Agreements permit the Covered Stockholder party thereto to transfer its Covered Shares following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 Covered Shares are subject to the permitted transfer provisions of the Non-Redemption Agreements described in the prior sentence.
Investor Rights Agreement
Concurrently with the execution of the Merger Agreement, Churchill entered into the Investor Rights Agreement with Holdings, H&F, the Sponsor, the PIF and the other parties named therein, pursuant to which the parties thereto will have certain rights and obligations following the closing of the Transactions. The following summary of the material provisions of the Investor Rights Agreement is qualified by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex C to this proxy statement. All stockholders are encouraged to read the Investor Rights Agreement in its entirety for a more complete description of the terms and conditions of the Investor Rights Agreement.
Board of Directors
Pursuant to the Investor Rights Agreement, H&F and certain of its affiliates (together, the “H&F Holder”) has the right to nominate three directors to the Churchill Board and the Sponsor will have the right to nominate three directors to the Churchill Board. Four directors will be independent directors, two of such independent directors have been specified in the Investor Rights Agreement and two of which initially will be nominated by H&F (subject to the Sponsor’s approval), and one director will be the chief executive officer of the post-combination company. Churchill will, and the other parties to the Investor Rights Agreement agreed with Churchill to, take all necessary actions to cause the board nominees designated pursuant to the Investor Rights Agreement to be elected to the Churchill Board.
The H&F Holder’s right to nominate directors to the Churchill Board is subject to its (and its permitted transferees’) beneficial ownership of specified amounts of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date. If the H&F Holder (or its permitted transferees) owns beneficially: (i) 50% or greater of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate three directors; (ii) less than 50% but greater than or equal to 25% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate two directors; (iii) less than 25% but greater than or equal to 10% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate one director; and (iv) less than 10% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will not have the right to nominate any directors pursuant to the Investor Rights Agreement.
The Sponsor’s right to nominate directors to the Churchill Board is subject to its (and its permitted transferees’) beneficial ownership of specified amounts of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date. If the Sponsor (or its permitted transferees) owns beneficially: (i) 75% or greater of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate three directors; (ii) less than 75% but greater than or equal to 50% of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate two directors; (iii) less than 50% but greater than or equal to 25% of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate one director; and (iv) less than 25% of such shares of Churchill’s Class A common stock, it will not have the right to nominate any directors.
Following completion of the initial terms of each of the independent directors, the independent directors will be nominated by the Nominating and Corporate Governance Committee. In addition, for so long as the PIF beneficially owns 50% or greater of the shares of Churchill’s Class A common stock beneficially owned by the PIF on the Closing Date, then the PIF has the right to appoint one non-voting board observer to the Churchill Board. The PIF’s right to appoint such non-voting observer to the Churchill Board will commence following the closing of the Transactions and upon receipt of applicable clearance from The Committee on Foreign Investment in the United States.

Lock-Up
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill, subject to certain exceptions, not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock or certain warrants to purchase shares of Churchill’s Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for the following time periods after the Closing Date:
•
in the case of the H&F Holder, 6 months (the “Initial Lock-Up Period”);

•
in the case of the Sponsor, 18 months (the “Lock-Up Period”);

•
in the case of the parties who are current or former employees of MultiPlan Parent, 12 months; and

•
in the case of the other parties (other than PIF), between 12 and 18 months.

Additionally, following certain underwritten offerings of Churchill’s equity securities, such parties will also agree to a customary market stand-off period not to exceed 90 days.
Registration Rights
Pursuant to the Investor Rights Agreement, Churchill will file a shelf registration statement within 45 days following the Closing Date in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use reasonable best efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of Churchill beneficially owned by such parties as of the Closing Date. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of Churchill and certain other registration rights.
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Following the Initial Lock-Up Period, the H&F Holder will be entitled to initiate unlimited shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

•
Following the one-year anniversary of the Closing Date, if there has been no registered offering pursuant to which the parties participated prior to such date, certain other parties will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registration, subject to participation rights of certain other parties.

•
Following the Lock-Up Period, the Sponsor will be entitled to initiate up to two (2) underwritten shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

•
Following the applicable lock-up period with respect to each party, such party will be entitled to initiate unlimited non-underwritten shelf take-downs.

Any underwritten offering of Churchill’s equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, Churchill will agree to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Sponsor Agreement
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. The following summary of the Sponsor Agreement is qualified by reference to the complete text of the form of Sponsor Agreement, a copy of which is attached as Annex I to this proxy statement. All stockholders are encouraged to read the form of Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock, in connection with the stockholder redemption and (iii) be bound to certain other obligations as described therein.
Additionally, 12,404,080 of the Sponsor’s shares of Churchill’s Class B common stock (including shares of Churchill’s Class A common stock issued upon conversion of the Churchill’s Class B common stock) and 4,800,000 private placement warrants will unvest as of the Closing Date and will revest at such time as, during the 4-year period starting on the 1-year anniversary of the Closing Date and ending on the 5-year anniversary of the Closing Date, the closing price of Churchill’s Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. Sponsor also agreed not to transfer such 4,800,000 private placement warrants until the eighteen (18) month anniversary of the Closing Date.
Subscription Agreements
Common Subscription Agreements
In connection with the execution of the Merger Agreement, (a) Churchill entered into the PIF Common Subscription Agreement with the PIF and (b) Churchill, Holdings and MultiPlan Parent entered into the Other Common Subscription Agreements with the other Common PIPE Investors. The following summary of the Common Subscription Agreements is qualified by reference to the complete text of the form of the Other Common Subscription Agreement, a copy of which is attached as Annex F-1 to this proxy statement and the form of the PIF Common Subscription Agreement, a copy of which is attached as Annex F-2 to this proxy statement. All stockholders are encouraged to read the form of Common Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Common Subscription Agreements (which contain commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement), Churchill has agreed to issue and sell to the Common PIPE Investors and the Common PIPE Investors have agreed to buy (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the Closing Date. The Common PIPE Investment is subject to an original issue discount of 1% for subscriptions of equal to or less than $250,000,000 and an original issue discount of 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued.
The closing of the Common PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Common PIPE Investment.
The Common Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. The counterparties to certain of the Common Subscription Agreements are affiliates of directors of Churchill and such Common Subscription Agreements have been approved by Churchill’s audit committee and board of directors in accordance with Churchill’s related persons transaction policy. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
If the closing of the Common PIPE Investment by any Common PIPE Investor (other than PIF) does not occur prior to the consummation of the Transactions due to a breach of the Common Subscription Agreement by such Common PIPE Investor, then Holdings or one or more of its equityholders may, within thirty (30) days after the consummation of the Transactions, cause such Common PIPE Investor to purchase from Holdings (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the number of Subscribed Shares that such Common PIPE Investor failed to purchase at the closing of the Common PIPE Investment, for a per share purchase price equal to $10.00 per share.
Convertible Subscription Agreements
In addition, Churchill entered into the Convertible Subscription Agreements with the Convertible PIPE Investors. The following summary of the Convertible Subscription Agreements is qualified by reference to the complete text of the form of Convertible Subscription Agreement, a copy of which is attached as Annex G to this proxy statement. All stockholders are encouraged to read the form of Convertible Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Convertible Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement), Churchill has agreed to issue and sell to the Convertible PIPE Investors, and the Convertible PIPE Investors have agreed to buy Convertible Notes in the aggregate principal amount of $1,300,000,000. The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at Churchill’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. Churchill may redeem the Convertible Notes after the third anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of Churchill’s Class A common stock exceeds 130% of the conversion price twenty (20) out of the preceding thirty (30) trading days. There will be customary registration rights with respect to the Churchill’s Class A common stock issuable upon conversion of the Convertible Notes.
Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of MultiPlan Parent. The Convertible Notes are being issued with an original issue discount of 2.5%.
The proceeds of the PIPE Investment will be used to fund a portion of the amount necessary to consummate the Transactions, including the repayment of certain specified debt of a subsidiary of MultiPlan Parent. The counterparty to one of the Convertible Subscription Agreements is an affiliate of a director of Churchill and such Convertible Subscription Agreement has been approved by Churchill’s audit committee and board of directors in accordance with Churchill’s related persons transaction policy. Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”
Incentive Plan
On July 30, 2020, the Churchill Board adopted, subject to stockholder approval, the Incentive Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Stockholders are being asked to consider and approve the Incentive Plan, which will reserve 85,850,000 shares of our common stock for issuance pursuant to grants made under the Incentive Plan. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal — Description of the Material Features of the Incentive Plan.”
Impact of the Business Combination on the Post-Combination Company’s Public Float
It is anticipated that, upon completion of the business combination: (i) Churchill’s public stockholders (other than the Common PIPE Investors) will retain an ownership interest of approximately 16.0% in the post-combination company; (ii) the Common PIPE Investors will own approximately 19.2% of the post-combination company; (iii) the Sponsor (and its affiliates) will own approximately 4.2% of the post-combination company; and (iv) current investors in MultiPlan Parent will own approximately 60.5% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes, (ii) in the no redemption scenario assume that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account and (iii) are determined in the maximum redemption scenario by assuming 25,429,500 shares of Churchill’s Class A common stock will not be redeemed due to the Non-Redemption Agreements.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”
The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by Churchill’s public stockholders and the maximum redemptions by Churchill’s public stockholders as described above:
	Assuming No Redemptions	Assuming Maximum Redemptions
Churchill existing public stockholders	16.0%	4.2%
Common PIPE Investors	19.2%	21.9%
Sponsor (and its affiliates)	4.2%	4.8%
MultiPlan Parent’s current indirect Investors	60.5%	69.0%
Matters Being Voted On
The stockholders of Churchill will be asked to consider and vote on the following proposals at the special meeting:
1.
a proposal to approve the business combination described in this proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of Churchill’s Stockholders
The special meeting of stockholders of Churchill will be held via live webcast at 10:00 a.m. Eastern Time, on October 7, 2020. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication,
At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and if necessary, the adjournment proposal to permit further solicitation and vote of proxies if Churchill is not able to consummate the Transactions.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Churchill common stock at the close of business on September 14, 2020, which is the record date for the special meeting. Stockholders will have one vote for each share of Churchill common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Churchill warrants do not have voting rights. On the record date, there were 137,500,000 shares of Churchill common stock outstanding, of which 110,000,000 were public shares with the rest being held by the Sponsor.
Quorum and Vote of Churchill Stockholders
A quorum of Churchill stockholders is necessary to hold a valid meeting. A quorum will be present at the Churchill special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
The Sponsor owns of record and is entitled to vote 20% of the outstanding shares of Churchill common stock as of the record date. Such shares, as well as any shares of common stock acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the special meeting. Additionally, certain stockholders entered into Voting and Support Agreements, which, when taken together with the Sponsor’s agreement to vote in favor of the proposals described in this proxy statement, results in approximately 41% of the outstanding common stock of Churchill having agreed to vote in favor of the proposals described in this proxy statement. In addition, the 9,094,876 shares of Churchill Class A common stock (representing approximately 6.6% of the outstanding shares of Churchill’s common stock as of the record date for the special meeting) owned by a subsidiary of MultiPlan Parent will be voted in the same proportion as the shares of Churchill’s common stock actually voted by holders thereof other than MultiPlan Parent and its subsidiaries in respect of each of the proposals to be voted on at the special meeting.
The proposals presented at the special meeting will require the following votes:
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the approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals;

•
the approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal; and
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directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Abstentions will have the same effect as a vote “against” the charter proposal, but will have no effect on the other proposals. Please note that holders of the public shares cannot seek redemption of their shares for cash unless they affirmatively vote “for” or “against” the business combination proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal, and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
Redemption Rights
Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting and (ii) affirmatively vote “for” or “against” the business combination proposal. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption and votes “for” or “against” the business combination proposal, Churchill will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the consummation of the business combination. As of September 14, 2020, the record date for the special meeting, this would amount to approximately $10.04 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of Churchill Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.
The business combination will not be consummated if Churchill has net tangible assets of less than $5,000,001 after taking into account holders of public shares that have properly demanded redemption of their shares for cash.
Holders of Churchill warrants will not have redemption rights with respect to such securities.
Appraisal Rights
Churchill stockholders, Churchill unitholders and Churchill warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Churchill has engaged Mackenzie Partners, Inc. (“Mackenzie”) to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Churchill Stockholders — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Churchill Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, those of Churchill stockholders generally. In particular:
•
If the Transactions or another business combination are not consummated by February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022), Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 27,500,000 initial shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $305,000,000 based upon the closing price of $11.09 per share on the NYSE on September 14, 2020, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Sponsor Agreement.”

•
The Sponsor purchased an aggregate of 23,000,000 private placement warrants from Churchill for an aggregate purchase price of $23,000,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $50,600,000 based upon the closing price of  $2.20 per warrant on the NYSE on September 14, 2020, the record date for the special meeting. The private placement warrants will become worthless if Churchill does not consummate a business combination by February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022). Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal  —  Sponsor Agreement.”

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Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10.00 per share, the “placement fee”), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. Therefore, KG and Michael Klein have financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor. The engagement of KG and the payment of the fees described above have been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.

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Michael Klein and Glenn R. August will become directors of the post-combination company after the closing of the Transactions. As such, in the future each will receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•
If Churchill is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.
•
Churchill’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Churchill fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•
The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
Churchill has entered into (i) Common Subscription Agreements with each of Garden State Capital Partners LLC (“Garden State”), Thyssen Bornamisza Group (“TBG”) and Oak Hill Advisors LP (“Oak Hill”) pursuant to which each such investor has committed to purchase up to 8,500,000, 4,500,000 and 2,500,000 shares of Churchill’s Class A common stock, respectively, in the Common PIPE Investment for an aggregate commitment of approximately $85,000,000, $45,000,000 and $25,000,000, respectively; and (ii) a Convertible Subscription Agreement with Oak Hill for an aggregate commitment of $500,000,000. Michael Klein manages and has an ownership interest in Garden State. Jeremy Abson is the president of TBG. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill.

•
In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Churchill’s Class A common stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

Board of Directors following the Business Combination
Upon consummation of the Transactions, the Churchill Board anticipates each Class I director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
Allen Thorpe, Hunter Philbrick, Paul Emery, Michael Klein, Glenn R. August, Bill Veghte, Richard Clarke, Anthony Colaluca and Mark Tabak have each been nominated to serve as directors of the post-combination company upon completion of the Transactions.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Recommendation to Stockholders
The Churchill Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Churchill’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.
Conditions to the Closing of the Business Combination
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal, as described in this proxy statement.
In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:
•
the early termination or expiration of the waiting period under the HSR Act (which occurred on August 4, 2020);

•
no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation being in effect that enjoins or prohibits the consummation of the Transactions;

•
Churchill having at least $5,000,001 of net tangible assets remaining after redemptions by Churchill stockholders; and

•
the delivery by each of MultiPlan Parent and Churchill to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

Churchill’s Conditions to Closing
The obligations of Churchill, First Merger Sub and Second Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of MultiPlan Parent (subject to customary bring-down standards); and

•
the covenants of MultiPlan Parent having been performed in all material respects.

MultiPlan Parent’s Conditions to Closing
The obligations of MultiPlan Parent to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Churchill, First Merger Sub and Second Merger Sub (subject to customary bring-down standards);

•
the covenants of Churchill, First Merger Sub and Second Merger Sub having been performed in all material respects;

•
there being at least $2,700,000,000 of Available Closing Acquiror Cash; and

•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that MultiPlan Parent is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Tax Consequences of the Business Combination
For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to Churchill Security Holders.”
Anticipated Accounting Treatment
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing MultiPlan Parent stockholders being the majority stockholder and holding majority voting power in the combined company, MultiPlan Parent’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of MultiPlan comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of MultiPlan.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On July 23, 2020, Churchill and Holdings filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination was granted on August 4, 2020.
At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither Churchill nor Holdings is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Matters
As of September 17, 2020, five actions (collectively, the “Stockholder Actions”), including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.) (the “Greenman Complaint”). On September 11, 2020, the plaintiff in the

Noor action voluntarily dismissed his complaint without prejudice. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that this proxy statement is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.
Risk Factors
In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

CHURCHILL’S SUMMARY HISTORICAL FINANCIAL INFORMATION
Churchill is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.
Churchill’s balance sheet data as of December 31, 2019 and statement of operations data for the period from October 30, 2019 (inception) through December 31, 2019 are derived from Churchill’s audited financial statements, included elsewhere in this proxy statement. Such data as of and for the six month period ended June 30, 2020 are derived from Churchill’s unaudited financial statements, included elsewhere in this proxy statement.
The information is only a summary and should be read in conjunction with Churchill’s financial statements and related notes and “Other Information Related to Churchill” and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Churchill.
	Six Months Ended June 30, 2020	Period from October 30, 2019 (inception) through December 31, 2019
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—
Loss from operations	$(2,061,847)	$(1,450)
Interest earned on marketable securities held in Trust Account	$4,215,679	$—
Net income (loss)	$1,696,498	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	30,397,160	25,000,000
Basic and diluted net loss per common share(2)	$(0.03)	$(0.00)
	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data:
Total assets	$1,107,564,339	$318,930

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020. The weighted average shares as of December 31, 2019 excludes an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment for the Churchill IPO was not exercised in full.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption as of December 31, 2019 and June 30, 2020.

MULTIPLAN PARENT’S SUMMARY HISTORICAL FINANCIAL INFORMATION
The following tables present summary historical consolidated financial data of MultiPlan Parent and MPH Holdings (the predecessor of MultiPlan Parent) for the periods presented. The consolidated statement of income and comprehensive income data for the years ended December 31, 2017, 2018 and 2019 and the other financial data as of December 31, 2018 and 2019 have been derived from MultiPlan Parent’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statements of loss and comprehensive loss data for the six months ended June 30, 2019 and 2020 and the other financial data as of June 30, 2020 have been derived from MultiPlan Parent’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The unaudited condensed consolidated financial statements of MultiPlan Parent have been prepared on the same basis as the audited consolidated financial statements of MultiPlan Parent. In the opinion of MultiPlan Parent’s management, the unaudited condensed consolidated interim financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. The summary historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016, the period from May 2, 2016 through December 31, 2016 and the three months ended March 31, 2019 and 2020, and the other financial data as of December 31, 2016 and June 30, 2019 has been derived from MultiPlan Parent’s (or its predecessor’s) unaudited financial statements not included in this proxy statement.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of MultiPlan Parent. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with GAAP, the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the summary financial data presented below in conjunction with “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan Parent’s consolidated financial statements and the related notes included elsewhere in this proxy statement. Historical operating results are not necessarily indicative of future operating results.
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May 2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues(1)	$458,902	$490,677	$252,022	$245,024	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Operating income (loss)	$107,888	$184,421	$87,617	$85,100	$368,209	$427,541	$363,636	$89,415	$(50,607)	$245,570
Net (loss) income	$(58,840)	$(7,496)	$(2,594)	$(8,364)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Basic and diluted net (loss) income per share:	$(5,884)	$(750)	$(259)	$(836)	$971	$3,622	$64,813	$(5,650)	$(24,760)	$775
Other Financial Data:
Medical charges processed(2)	$49,900,000	$52,800,000	$26,700,000	$26,500,000	$106,300,000	$101,600,000	$97,400,000	—	—	$88,600,000
Medical cost savings(3)	18.8%	17.2%	18.7%	17.0%	17.8%	18.3%	18.3%	—	—	17.2%
Capital expenditures(4)	$34,866	$33,696	$17,336	$16,828	$66,414	$63,556	$60,709	$31,055	$22,602	$49,714
Total assets(5)	$8,333,189	$8,360,411	$8,542,617	$8,630,880	$8,360,411	$8,642,973	$8,987,709	$9,285,126	—	$5,297,921
EBITDA(6)	$305,476	$379,948	$186,075	$182,589	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjusted EBITDA(6)	$345,743	$376,163	$195,944	$188,098	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(1)
On January 1, 2018, MultiPlan Parent adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this proxy statement for additional information.

(2)
Medical charges processed represents the aggregate dollar amount of claims processed by MultiPlan’s cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by MultiPlan’s cost management solutions.

(3)
Medical cost savings represents the aggregate amount of potential savings in dollars identified by MultiPlan’s cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

(4)
Capital expenditures includes purchases of property and equipment and capitalized software development costs.

(5)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this proxy statement for additional information.

(6)
EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance or liquidity under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income (loss), cash flows or any other measures of performance or liquidity prepared in accordance with GAAP.

MultiPlan Parent presents EBITDA and Adjusted EBITDA because certain covenants in the indenture relating to the 7.125% Senior Notes are tied to ratios and baskets based on these measures. EBITDA represents net income before interest expense, interest income, income tax provision (benefit) and depreciation and amortization of intangible assets. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, MultiPlan Parent believes that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.
MultiPlan Parent also believes that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:
•
EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May 2 — December 31, 2016	January 1 — June 6, 2016	Year Ended December 31, 2015
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Net (loss) income	$(58,840)	$(7,496)	$(2,594)	$(8,364)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Adjustments:
Interest expense(a)	177,015	193,192	$90,965	$97,719	$376,346	$383,261	$281,972	$155,140	$81,385	$152,127
Interest income	(148)	(79)	$(71)	$(33)	$(196)	$(51)	$(9)	$(19)	—	$(12)
Income tax (benefit) provision	(10,139)	(1,196)	$(683)	$(4,222)	$799	$8,108	$(586,512)	$(9,203)	$(11,701)	$85,706
Depreciation	29,641	27,570	$14,506	$13,544	$55,807	$52,268	$53,002	$30,244	$19,818	$41,650
Amortization of intangible assets	167,027	167,027	$83,513	$83,513	$334,053	$334,053	$334,053	$189,297	$80,152	$184,967
Non-income taxes(b)	920	930	$439	$432	$1,944	$1,641	$1,315	$695	$288	$1,394
EBITDA	$305,476	$379,948	$186,075	$182,589	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjustments:
Other expense (income)(c)	297	823	$148	$463	$1,947	$4,617	$5,857	$3,727	$3,144	$6,252
Transaction related expenses(d)	2,698	22	$360	$10	$3,270	$49	$3,435	$74,503	$14,907	$3
Loss on extinguishments and modification of debt(e)	—	—	—	—	—	—	$20,053	—	$127,307	—
Gain on repurchase and cancellation of notes(f)	—	—	—	—	$(18,450)	—	—	—	—	—
Stock-based compensation(g)	37,272	(4,630)	$9,361	$5,036	$(14,880)	$4,717	$50,788	$29,003	$230,951	$132,009
Adjusted EBITDA	$345,743	$376,163	$195,944	$188,098	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(a)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH Holdings’ term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the three months ended March 31, 2020 and $2.3 million in the six months ended June 30, 2020.

(b)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in MultiPlan Parent’s consolidated statements of income and comprehensive income.

(c)
Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)
Represents ordinary course transaction costs, including transaction costs related to the acquisition of MultiPlan by affiliates of Hellman & Friedman LLC, certain other investors and certain members of management on June 7, 2016, the issuance of the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Senior PIK Notes”) on November 21, 2017 by Polaris Intermediate Corp. and the refinancing of MultiPlan Parent’s term loan effective June 12, 2017, and to the transactions contemplated by the Merger Agreement.

(e)
Includes expenses related to the refinancing of Polaris’ term loan effective June 12, 2017 and expenses and early termination fees associated with MPH Holdings’ 6.625% Senior Notes due 2022 on June 7, 2016. See Note 9 to MultiPlan Parent’s audited consolidated financial statements included elsewhere in this proxy statement for additional information.

(f)
Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes.

(g)
Includes the cost of an employee stock-based compensation plan. MultiPlan Parent changed its assumptions in computing the fair market value of the Holdings Class B Units (the “Units”) to incorporate a 24% discount for lack of marketability of the Units for the three months ended March 31, 2020, 11% discount for lack of marketability of the Units for the six months ended June 30, 2020 and 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. See Note 14 to MultiPlan Parent’s audited consolidated financial statements included elsewhere in this proxy statement for additional information.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the other transactions contemplated by the Transactions and described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Operations prior to the Transactions will be those of MultiPlan Parent. The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Churchill will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 combines the unaudited condensed balance sheet of Churchill as of June 30, 2020 with the unaudited condensed consolidated balance sheet of MultiPlan Parent as of June 30, 2020, giving effect to the Transactions as if they had been consummated on that date, including the following: (a) the Common PIPE Investment and the Convertible PIPE Investment were funded in full and the securities described above were issued, (b) the Senior PIK Notes were redeemed in full, (c) 1,500,000 shares of Churchill’s Class A common stock were issued to KG in partial payment of the placement fee as described above, (d) the entire Note was converted into Working Capital Warrants, (e) all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted to shares of Churchill’s Class A common stock on a one-for-one basis and (f) 415,700,000 shares of Churchill’s Class A common stock were issued as Closing Share Consideration and $1,521,000,000 of Closing Cash Consideration was paid to Holdings on behalf of the Polaris Holders.
The summary unaudited pro forma condensed combined statement of loss data for the six months ended June 30, 2020 combines the unaudited condensed statements of operations of Churchill for the six months ended June 30, 2020 with the unaudited condensed consolidated statements of loss and comprehensive loss of MultiPlan Parent for the six months ended June 30, 2020. The summary unaudited pro forma condensed combined statements of loss data for the year ended December 31, 2019 combines the audited statements of operations for the period from October 30, 2019 (inception) through December 31, 2019 of Churchill with the audited consolidated statements of income and comprehensive income of MultiPlan Parent for the year ended December 31, 2019. The summary unaudited pro forma condensed combined statements of loss data for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Transactions as if they had occurred as of January 1, 2019, including the following: (a) the Common PIPE Investment and the Convertible PIPE Investment were funded in full and the securities described above were issued, (b) the Senior PIK Notes were redeemed in full, (c) 1,500,000 shares of Churchill’s Class A common stock were issued to KG in partial payment of the placement fee as described above, (d) the entire Note was converted into Working Capital Warrants, (e) all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted to shares of Churchill’s Class A common stock on a one-for-one basis and (f) 415,700,000 shares of Churchill’s Class A common stock were issued as Closing Share Consideration and $1,521,000,000 of Closing Cash Consideration was paid to Holdings on behalf of the Polaris Holders.
The summary unaudited pro forma condensed combined data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary pro forma data is based upon, and should be read in conjunction with, the audited consolidated financial statements and related notes of Churchill and MultiPlan Parent for the applicable periods included elsewhere in this proxy statement. The summary pro forma data is for illustrative purposes only and is based on information currently available and management’s assumptions and estimates. The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The summary unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The summary unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of Churchill’s common stock:
•
Assuming No Redemptions:   This presentation assumes that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that Churchill public stockholders holding 84.6 million of Churchill’s public shares (i.e., all of Churchill’s public shares other than those Covered Shares that are not subject to permitted transfer provisions in the Non-Redemption Agreements as described above) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in Churchill’s trust account for aggregate redemption proceeds of  $845.7 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, the amount of Available Closing Acquiror Cash not being less than $2,700.0 million. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Transactions.

	Assuming No Redemptions		Assuming Maximum Redemption
(dollars in thousands, other than share and per share data)	Six Months Ended June 3 0, 2020	Twelve Months Ended December 31, 2019	Six Months Ended June 30, 2020	Twelve Months Ended December 31, 2019
Summary Unaudited Pro Forma Condensed Combined Statements of Loss Data
Pro Forma net loss attributable to shareholders	$(62,619)	$(7,864)	$(62,619)	$(7,864)
Weighted average shares outstanding, basic and diluted	686,750,000	686,750,000	602,179,500	602,179,500
Basic and diluted net loss per share	$(0.09)	$(0.01)	$(0.10)	$(0.01)
Summary Unaudited Pro Forma Condensed Combined Balance Sheets Data
Total current assets	$1,069,290		$223,290
Total assets	$9,149,858		$8,303,858
Total current liabilities	$74,502		$74,502
Total liabilities	$6,275,956		$6,275,956
Shareholders’ equity	$2,873,902		$2,027,902

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative share information for Churchill and MultiPlan Parent, respectively, and unaudited pro forma condensed combined per share information of Churchill after giving effect to the Transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that Churchill public stockholders holding 84.6 million of Churchill’s public shares (i.e., all of Churchill’s public shares other than those Covered Shares that are not subject to permitted transfer provisions in the Non-Redemption Agreements) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in Churchill’s trust account for aggregate redemption proceeds of  $845.7 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, the amount of Available Closing Acquiror Cash not being less than $2,700.0 million. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Transactions.

The pro forma book value information reflects the following Transactions as if they had occurred on June 30, 2020: (a) the Common PIPE Investment and the Convertible PIPE Investment were funded in full and the securities related thereto were issued, (b) the Senior PIK Notes were redeemed in full, (c) 1,500,000 shares of Churchill’s Class A common stock were issued to KG in partial payment of the placement fee as described herein, (d) the entire Note was converted into Working Capital Warrants, (e) all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted to shares of Churchill’s Class A common stock on a one-for-one basis and (f) 415,700,000 shares of Churchill’s Class A common stock were issued as Closing Share Consideration and $1,521,000,000 of Closing Cash Consideration was paid to Holdings, as agent on behalf of Holdings’ equityholders.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the audited and unaudited financial statements of Churchill and MultiPlan Parent and related notes that are included elsewhere in this proxy statement. The unaudited Churchill and MultiPlan Parent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.
The unaudited pro forma condensed combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Churchill and MultiPlan Parent would have been had the companies been combined during the period presented.

	As of and for the Six Months Ended June 30, 2020		As of and for the Year Ended December 31, 2019
	Book value per share – basic and diluted(1)	Net loss per share – basic and diluted	Book value per share – basic and diluted(1)	Net income (loss) per share – basic and diluted
Churchill
Historical	$0.16	$(0.03)	$0.00	$(0.00)
Pro forma Combined (assuming no redemptions)	$4.18	$(0.09)		$(0.01)
Pro forma Combined (assuming maximum redemptions)	$3.37	$(0.10)		$(0.01)
Multiplan Parent
Historical	$196,365,000	$(5,884,000)	$198,521,800	$971,000
Equivalent pro forma (assuming no redemptions)(2)	$173,762,600	$(3,741,300)		$(415,700)
Equivalent pro forma (assuming maximum redemptions)(2)	$140,090,900	$(4,157,000)		$(415,700)

(1)
Book value per share is equal to total shareholders’ equity divided by total basic and diluted outstanding shares.

(2)
Pro forma amounts for Churchill, multiplied by 41,570,000 (the exchange ratio).

The earnings per share amounts exclude the anti-dilutive impact from shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes statements that express Churchill’s and MultiPlan’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which MultiPlan operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting Churchill and MultiPlan. Factors that may impact such forward-looking statements include:
•
loss of MultiPlan’s customers, particularly MultiPlan’s largest customers;

•
decreases in MultiPlan’s existing market share or the size of MultiPlan’s Preferred Provider Organization (“PPO”) networks;

•
effects of competition;

•
effects of pricing pressure;

•
the inability of MultiPlan’s customers to pay for MultiPlan’s services;

•
decreases in discounts from providers;

•
the loss of MultiPlan’s existing relationships with providers;

•
the loss of key members of MultiPlan’s management team;

•
changes in MultiPlan’s regulatory environment, including healthcare law and regulations;

•
the inability to implement information systems or expand MultiPlan’s workforce;

•
changes in MultiPlan’s industry;

•
providers’ increasing resistance to application of certain healthcare cost management techniques;

•
pressure to limit access to preferred provider networks;

•
heightened enforcement activity by government agencies;

•
the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•
interruptions or security breaches of MultiPlan’s information technology systems;

•
the expansion of privacy and security laws;

•
MultiPlan’s inability to expand MultiPlan’s network infrastructure;

•
MultiPlan’s ability to protect proprietary applications;

•
MultiPlan’s ability to identify, complete and successfully integrate future acquisitions;

•
MultiPlan’s ability to pay interest and principal on MultiPlan’s notes and other indebtedness, and

•
MultiPlan’s ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the inability to complete the transactions contemplated by the transaction agreement due to the failure to obtain approval of the stockholders of Churchill or other conditions to closing in the Merger Agreement;

•
the ability to meet applicable listing standards following the consummation of the transactions contemplated by the Merger Agreement;

•
the risk that the proposed transaction disrupts current plans and operations of MultiPlan as a result of the announcement and consummation of the transactions contemplated by the Merger Agreement;

•
the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the post-combination company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•
costs related to the proposed business combination;

•
changes in applicable laws or regulations; the possibility that Churchill or MultiPlan may be adversely affected by other political, economic, business, and/or competitive factors;

•
the impact of COVID-19 and its related effects on Churchill’s or MultiPlan’s projected results of operations, financial performance or other financial metrics;

•
the ability to achieve the goals of our Short-Term Execution Plan and recognize the anticipated strategic, operational, growth and efficiency benefits when expected;

•
pending or potential litigation associated with the proposed business combination;

•
other factors disclosed in this proxy statement; and

•
other factors beyond Churchill’s or MultiPlan’s control.

The forward-looking statements contained in this proxy statement are based on Churchill’s and MultiPlan’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and MultiPlan. There can be no assurance that future developments affecting Churchill and/or MultiPlan will be those that Churchill or MultiPlan has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either Churchill’s or MultiPlan’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Churchill and MultiPlan will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before a stockholder grants its proxy or instructs how its vote should be cast or votes on the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Churchill and MultiPlan.

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. The following risk factors apply to the business and operations of MultiPlan and will also apply to the business and operations of the post-combination company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Churchill or MultiPlan may face additional risks and uncertainties that are not presently known to us or Multiplan, or that we or Multiplan currently deem immaterial, which may also impair our or MultiPlan’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to MultiPlan’s Business and Operations Following the Business Combination
References in this section to “we,” “our,” “us,” the “Company” or “MultiPlan” generally refer to MultiPlan Parent and its consolidated subsidiaries, and which shall be deemed to also refer to Churchill following the consummation of the Transactions.
The impact of COVID-19 and related risks could materially affect MultiPlan’s results of operations, financial position and/or liquidity.
In December 2019, a novel strain of coronavirus surfaced and has spread to many countries. The resulting disease, COVID-19, has been characterized as a pandemic by the World Health Organization. The global outbreak of COVID-19 has created significant volatility, uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts MultiPlan’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the ultimate geographic spread and severity of the COVID-19 pandemic; the duration of the pandemic; business closures, travel restrictions, social distancing and other actions taken to contain and treat COVID-19; the effectiveness of actions taken to contain and treat SARS-CoV-2, the virus that causes COVID-19; the impact of the pandemic on economic activity; the extent and duration of the effect on healthcare demand and treatment patterns; and any impairment in value of MultiPlan’s tangible or intangible assets which could be recorded as a result of weaker economic conditions. In addition, if the pandemic continues to create disruptions or turmoil in the credit or financial markets, or impacts MultiPlan’s credit ratings, it could adversely affect MultiPlan’s ability to access capital on favorable terms and continue to meet MultiPlan’s liquidity and any acquisition financing needs, all of which are highly uncertain and cannot be predicted.
As the COVID-19 pandemic and any associated protective or preventative measures continue to spread in the United States and around the world, MultiPlan may experience disruptions to MultiPlan’s business. Risks and uncertainties presented by the ongoing effects of the COVID-19 pandemic include the following:
•
impact of the COVID-19 pandemic on MultiPlan’s results and financial position due to the significant uncertainty in relation to the duration and challenges that the ongoing pandemic may have on the healthcare industry and MultiPlan at this time, including increases in unemployment and reductions in participants covered by our customers’ plans and related services;

•
effects of new laws on our business;

•
loss of our customers, particularly our largest customers;

•
decreases in our existing market share or the size of our PPO networks;

•
effects of competition;

•
effects of pricing pressure;

•
the inability of our customers to pay for our services;

•
decreases in discounts from providers;

•
the loss of our existing relationships with providers;

•
the loss of key members of our management team;

•
changes in our regulatory environment, including healthcare law and regulations;

•
the inability to implement information systems or expand our workforce;

•
changes in our industry;

•
providers’ increasing resistance to application of certain healthcare cost management techniques;

•
pressure to limit access to preferred provider networks;

•
heightened enforcement activity by government agencies;

•
the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•
interruptions or security breaches of our information technology systems;

•
the expansion of privacy and security laws;

•
our inability to expand our network infrastructure;

•
our ability to protect proprietary applications;

•
our ability to identify, complete and successfully integrate future acquisitions; and

•
our ability to pay interest and principal on our notes and other indebtedness.

These and other disruptions related to the COVID-19 pandemic could materially and adversely affect MultiPlan’s business, financial condition and results of operations. In addition, the COVID-19 pandemic may exacerbate the other risks described in this “— Risk Related to MultiPlan’s Business and Operations Following the Business Combination” section.
MultiPlan’s success is dependent on retaining, and the success of, its customers as MultiPlan depends on a core group of customers for a significant portion of its revenues.
If significant customers terminate or do not renew or extend their contracts with MultiPlan, MultiPlan’s business, financial condition and results of operations could be adversely affected. MultiPlan’s customer contracts generally permit its customers to terminate with relatively short notice, including without cause. Many organizations in the insurance industry are consolidating, which could also result in the loss of one or more of MultiPlan’s significant customers. To the extent that these consolidation trends do not cause the loss of customers, MultiPlan could nevertheless encounter greater customer concentration as its customers become parts of larger organizations. In addition, MultiPlan could lose significant customers due to competitive pricing pressures or other reasons. Any of the foregoing factors could also result in MultiPlan receiving a lower ranking in MultiPlan’s customer’s claims matching process, which would reduce the number of claims MultiPlan matches and as a result would reduce MultiPlan’s revenues. Due to the substantial fixed costs in MultiPlan’s business, the loss of a significant customer or receiving a lower ranking in MultiPlan’s customers’ claims matching process could cause a material decline in MultiPlan’s profitability and operating performance.
MultiPlan’s success is also dependent on its customers’ ability to attract individuals to join their health plans. Many individuals receive their coverage through their employer, and thus employers play a large role in selecting which health plan their employees use. MultiPlan’s customers may also lose members due to competition or if businesses reduce headcount and thus the number of employees who receive health insurance. In addition, MultiPlan’s customers may reduce the scope of the health coverage they provide, which may then result in MultiPlan matching fewer claims. If MultiPlan’s customers suffer a decline in the number of members of their health plans or reduce the scope of the insurance coverage they provide, fees from the number of claims MultiPlan matches and the amount of per employee per month (“PEPM”) fees MultiPlan receives may decrease, which may have a material adverse effect on MultiPlan’s business, financial condition and results of operations.

In addition, the majority of MultiPlan’s contracts contain payment terms that are based on a percentage of savings to the customer or on the number of covered employees and most contain no minimum requirements for the amount of claims that the customer must process through MultiPlan. As a result, the termination of customer contracts, the material reduction by MultiPlan’s customers of claims processed through MultiPlan or MultiPlan’s inability to generate significant savings with respect to customer claims would adversely affect MultiPlan’s business, financial condition and results of operations.
The loss of any one of MultiPlan’s largest customers could cause its business to suffer. MultiPlan’s two largest customers accounted for approximately 35% and 20%, respectively, of MultiPlan’s revenues for the year ended December 31, 2019. If MultiPlan loses any one of its largest customers, one of MultiPlan’s largest customers reduces its use of MultiPlan’s services, or if any one of MultiPlan’s largest customers negotiates less favorable terms with MultiPlan, then MultiPlan will lose revenue, which would materially adversely affect MultiPlan’s business, financial condition and results of operations. In addition, MultiPlan’s contracts with these two largest customers are terminable without cause on relatively short notice. Revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.
If MultiPlan is unable to preserve or increase its market share or maintain its PPO networks, MultiPlan’s results may be adversely affected.
MultiPlan’s business strategy and future success in marketing its services depends in large part on its ability to capture market share as national and regional insurance carriers and large, self-funded employers look for ways to achieve cost savings. MultiPlan cannot assure you that it will successfully market its services to these insurance carriers and employers or that they will not resort to other means to achieve cost savings, including by in-sourcing or expanding their in-sourcing of such services. MultiPlan’s customers may further disaggregate the services MultiPlan provides for them generally or in certain geographical areas, such as individual states, and in doing so create more competitive pricing conditions for such services. Moreover, some of MultiPlan’s customers have acquired or may acquire MultiPlan’s competitors. If the demand for MultiPlan’s services declines or does not increase, MultiPlan’s business may be materially and adversely affected.
The market for MultiPlan’s services is fragmented and competitive and may adversely impact MultiPlan’s competitive position in the market.
MultiPlan faces competition from health maintenance organizations (“HMOs”), other independent PPOs, insurance companies and other managed healthcare companies and providers of non-network repricing services such as fee negotiation. In addition, some of MultiPlan’s competitors have introduced enhanced PPO network products that increase the proportion of contracted in-network provider utilization as compared to out-of-network utilization. These products compromise the market position of MultiPlan’s traditional out-of-network lines of business by reducing out-of-network utilization.
MultiPlan’s customers often select PPO providers by specific geography based upon the magnitude of the discount provided or the breadth of the network. Although MultiPlan is one of the largest independent PPO network providers, regional and local PPO network providers may have deeper discounts or broader networks within their particular region. MultiPlan’s customers may select regional competitors in specific geographies based upon potential deeper discounts and broader networks. Accordingly, MultiPlan cannot assure you that it will continue to maintain its existing customers or its ranking in their claims matching process. MultiPlan also cannot assure you that it will be successful in any new markets that it may enter. MultiPlan’s failure to do any of the foregoing may have a material adverse effect on its business, financial condition and results of operations.
If competition or pricing pressures increase, MultiPlan’s growth and profits may decline.
Consolidation among MultiPlan’s customers may lead to increased pricing pressures. Pricing is highly competitive across all of MultiPlan’s lines of service. PPOs compete on the basis of many factors, including the quality of healthcare services, the breadth of provider networks, the discounts afforded by the provider contracts and the efficiency of the administration of claims. However, MultiPlan expects that price will continue to be a significant competitive factor. MultiPlan’s customer contracts are subject to negotiation and renegotiation as customers seek to contain their costs, and they may elect to reduce benefits in order to constrain cost increases. Alternatively, customers may purchase different types of products that are less profitable to MultiPlan or move to competitors to obtain more favorable pricing. Industry consolidation may make it more difficult for MultiPlan to attract and retain customers and healthcare providers on advantageous terms. In addition, many of MultiPlan’s current and potential competitors have greater financial and marketing resources than MultiPlan and continued consolidation in the industry will likely increase the number of competitors that have greater resources than MultiPlan. If MultiPlan does not compete effectively in its markets, MultiPlan’s business, financial condition and results of operations may be materially and adversely affected.
The inability of MultiPlan’s customers to pay for its services could decrease MultiPlan’s revenue.
MultiPlan’s health insurance payor customers may be required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, the financial stability of MultiPlan’s payor customers may be adversely affected by physician groups or associations within their organizations that become subject to costly litigation or become insolvent. MultiPlan’s ability to collect fees for MultiPlan’s services may become impaired if MultiPlan’s payor customers are unable to pay for MultiPlan’s services because they need to maintain cash reserves, if they fail to maintain required balance sheet ratios or if they become insolvent. The potential financial instability of MultiPlan’s customers in the future could adversely affect MultiPlan’s revenues and cash flows.
MultiPlan’s PPO networks may experience decreases in discounts from providers, thereby adversely affecting MultiPlan’s competitive position and revenue.
MultiPlan’s PPO networks receive discounts from healthcare providers (such as acute care hospitals, practitioners and ancillary facilities) who participate in such networks. These discounts could be reduced by the healthcare providers’ desire to increase their net level of reimbursement or to offset reductions, or lack of adequate increases, in reimbursement from payors or from MultiPlan’s PPO competitors, any of whom may have greater market penetration and/or the ability to direct more patients to such providers. Any such reductions may reduce MultiPlan’s revenues and make MultiPlan’s network less attractive to its customers.
MultiPlan depends on its providers to maintain the profitability of MultiPlan’s business and expand MultiPlan’s operations.
The healthcare providers that constitute MultiPlan’s network are integral to MultiPlan’s operations. MultiPlan’s growth depends on MultiPlan’s ability to retain its existing providers and to attract additional providers to its network. Typical contracts with MultiPlan’s providers have a one-year term, renewable automatically for successive one-year terms (although most such contracts permit early termination without penalty and with short notice periods). These contracts are also subject to negotiation and revisions with respect to the level and amount of price concessions for medical services. MultiPlan’s revenues are based on a percentage of the price concessions from these providers that apply to claims of MultiPlan’s payor customers. In addition, MultiPlan’s ability to contract at competitive rates with its PPO providers will affect the attractiveness and profitability of MultiPlan’s products. Increasing consolidation in the provider sector also may make it more difficult for MultiPlan to contract at competitive rates and could affect the profitability of MultiPlan’s products.
The termination of a significant number of contracts with MultiPlan’s high volume providers, the inability to replace such contracts, or the negotiation of contracts with lower discounts resulting in reduced price concessions would reduce the number and value of claims MultiPlan is able to match and the attractiveness of MultiPlan’s network to MultiPlan’s customers, each of which could have a material adverse effect on MultiPlan’s business, financial condition and results of operations.
If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our current and future operations.

In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. There is a limited pool of employees who have the requisite skills, training and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in healthcare and insurance industries. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees.
Competition for professionals across our business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent in our faster growing geographic areas, such as Illinois, New York and Texas, continues to intensify, requiring us to increase our focus on attracting and developing highly skilled employees in our most strategically important locations in those areas.
Future organizational changes, including the implementation of our cost savings initiatives, could also cause our employee attrition rate to increase. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our business, financial condition and results of operations would be adversely affected.
If MultiPlan is unable to implement its operational and financial information systems or expand, train, manage and motivate its workforce, MultiPlan’s business may be adversely affected.
The success of MultiPlan’s business strategy depends in part on its ability to expand its operations in the future. MultiPlan’s growth has placed, and will continue to place, increased demands on MultiPlan’s information systems and other resources and further expansion of its operations will require substantial financial resources. Our growth strategies include the evaluation of opportunities in new geographic markets as well as in adjacent and new market verticals. Any expansions into such markets could significantly increase the demands placed on our operational and financial information systems and our workforce. To accommodate MultiPlan’s past and anticipated future growth and to compete effectively, MultiPlan will need to continue to integrate its financial information systems and expand, train, manage and motivate its workforce. Furthermore focusing MultiPlan’s financial resources on the expansion of its operations may negatively impact MultiPlan’s financial results. Any failure to implement MultiPlan’s operational and financial information systems, or to expand, train, manage or motivate its workforce, may adversely affect MultiPlan’s business.
MultiPlan operates in an industry that is subject to extensive federal, state and local regulation. Changes in existing health care law and regulatory interpretations on a state or federal level may adversely affect MultiPlan.
The healthcare industry is subject to extensive and evolving federal, state and local regulations, including among other things, laws and regulations relating to:
•
health benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•
privacy and security of patient information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and regulations promulgated thereunder, which MultiPlan collectively refers to as “HIPAA”;

•
the conduct of operations, including fraud and abuse, anti-kickback, patient inducement and false claims prohibitions;

•
the operation of provider networks, including transparency, access, licensing, certification and credentialing requirements;

•
the methods of payment of out of network claims, including “surprise” billing;

•
health information technology;

•
breach of duty, the corporate practice of medicine and fee-splitting prohibitions;

•
laws and regulations relating to business corporations in general;

•
additional restrictions relating to the ability of MultiPlan to utilize the claims data it collects from providers; and

•
payors subject to the requirements for health reform under the Affordable Care Act.

As a provider of network management services to its customers and as a contractor and/or subcontractor with federal and state governments, MultiPlan is subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels with respect to the above laws. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of MultiPlan’s business activities could be subject to challenge under one or more of such laws from time to time, including in private litigation. Statutory changes to, or changes in the interpretation or enforcement of, the laws and regulations described above may significantly impact or restrict MultiPlan’s ability to carry on its business as currently conducted and may have a material adverse impact on MultiPlan’s business, financial condition and results of operations. These risks may be exacerbated by our expansion into new geographic markets and, in particular, by any expansion into international markets.
Changes in the healthcare industry could adversely affect MultiPlan.
MultiPlan’s business is dependent on a variety of factors, including MultiPlan’s ability to enter into contracts with payors and providers on terms attractive to all parties and the absence of substantial changes in the healthcare industry that would diminish the need for the services offered by MultiPlan. MultiPlan’s ability to continue conducting business in the current manner could be jeopardized if, among other things, a significant number of payors were to seek price concessions directly from providers. In addition, substantial changes in the health care industry, such as the adoption of regulations unfavorable to MultiPlan or MultiPlan’s relationships with payors and providers, including regulations aimed at addressing “surprise” billing (medical bills that arise when an insured patient receives care from an out-of-network provider resulting in costs that were not expected by the patient), a substantial trend towards HMOs from PPOs, the adoption of a single payor healthcare system in the United States or changes caused by, or that result from, the COVID-19 pandemic could have a material adverse effect on MultiPlan’s business, financial condition and results of operations and could cause MultiPlan to alter substantially its business strategy and methods of operation.
Healthcare providers are becoming increasingly resistant to the application of certain healthcare cost management techniques, which may increase MultiPlan’s costs or decrease revenues from MultiPlan’s cost management operations.
Healthcare providers have become more resistant to the use of cost management techniques and are engaging in litigation to avoid application of cost management practices. Litigation brought by healthcare providers has challenged insurers’ claims adjudication and reimbursement decisions, and healthcare cost management providers are sometimes made party to such suits or involved in related litigation. MultiPlan and its subsidiaries have and may, in the future, become involved in such litigation.
New federal and state laws and regulations or other changes that adversely impact healthcare providers or insurers could lead to increased litigation risk to MultiPlan and other cost management providers and insurers. In addition, many healthcare providers and insurers have greater financial resources than MultiPlan and other healthcare cost management providers have and may be more willing to engage in, and devote resources to, litigation as a result. In addition, certain of the agreements MultiPlan enters into include indemnification provisions which may subject MultiPlan to costs and damages in the event of a claim against an indemnified third party. MultiPlan maintains insurance coverage for certain types of claims; however, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.
If lawsuits of this type proliferate, they could materially adversely affect MultiPlan’s results. In addition, lawsuits of this type may affect insurers’ use of MultiPlan’s cost management services.
Pressure from healthcare providers, and/or changes in state laws, regarding access to preferred provider networks may adversely affect MultiPlan’s profitability and ability to expand MultiPlan’s operations.
A number of healthcare providers have historically sought and in the future may seek to limit access to their contractually negotiated network discounts by, for example, limiting either the type of payor or the type of benefit plan that may access a contractual network discount. In addition, some states have proposed legislation designed to regulate the secondary PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. For example, certain states have proposed or implemented laws limiting access to provider networks by requiring that the applicable network be identified on a member’s identification card in order for the network discount to apply. Although many of MultiPlan’s network offerings are branded, such that members carry identification cards branded with MultiPlan’s network logo, MultiPlan also operates a non-logo business. Where enacted, such laws may adversely affect MultiPlan’s non-logo business by limiting MultiPlan’s ability to continue this business in existing markets or to expand it into new markets.
Heightened enforcement activity by federal and state agencies may increase MultiPlan’s potential exposure to damaging lawsuits, investigations and other enforcement actions.
In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the healthcare industry. This heightened enforcement activity increases MultiPlan’s potential exposure to damaging lawsuits, investigations and other enforcement actions. Any such investigation or action could force MultiPlan to expend considerable resources to respond to or defend against such investigation or action and could adversely affect MultiPlan’s reputation or profitability.
By way of example, the Affordable Care Act allocated an additional $350.0 million of fraud enforcement funding over 10 fiscal years, starting in fiscal year 2011 and increased the penalties applied under the Federal Sentencing Guidelines for federal health care offenses that affect a governmental program. The fraud enforcement would apply to the Company to the extent MultiPlan is deemed a government contractor for a federal health care program.
A number of laws bear on MultiPlan’s relationships with physicians. There is a risk that state authorities in some jurisdictions may find that MultiPlan’s contractual relationships with physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. Judicial and regulatory interpretation or other guidance regarding the application of these types of laws to businesses such as MultiPlan’s is limited. These laws regarding fee-splitting and the corporate practice of medicine could also be invoked by litigants in a breach of contract dispute against MultiPlan or in an action to find MultiPlan’s contracts to be legally invalid or unenforceable. In addition, patients may seek to hold MultiPlan responsible for third parties’ recommendations regarding the appropriateness of providers’ medical treatment plans for patients. MultiPlan could be subject to claims or investigations under certain state laws were such laws interpreted to apply to MultiPlan’s provision of such recommendations.
MultiPlan can provide no assurance that state regulators will not take the position that MultiPlan’s current and planned activities and the conduct of MultiPlan’s business constitute illegal fee-splitting, the unlawful practice of medicine or a breach of any legal duty. Moreover, MultiPlan can provide no assurance that future interpretations or applications of these laws will not require MultiPlan to make material changes to its operations or business, including with respect to MultiPlan’s existing contractual arrangements with providers and payors. If regulatory authorities assert or determine that MultiPlan have violated any of these laws, MultiPlan could be subject to significant penalties and/or restructuring requirements that could have a material adverse impact on MultiPlan’s business, financial condition and results of operations.
We may be unable to achieve some or all of the strategic, operational, growth and other benefits that we expect to realize through our Short-Term Execution Plan. Executing the various aspects of our Short-Term Execution Plan may take longer than expected and require greater resources than we anticipate.
In support of our growth strategy, we have developed a short-term execution plan (the “Short-Term Execution Plan”), which includes initiatives across sales and marketing, product development and mergers and acquisitions, and efficiency measures to help self-fund some of the necessary investments to support these initiatives.

We cannot assure you that we will be able to successfully execute such Short-Term Execution Plan in the short term, or at all, or realize the expected benefits of such Plan. A variety of risks could cause us not to execute such Plan or realize some or all of the expected benefits therefrom. These risks include, among others: higher than expected implementation expenses; delays in the anticipated timing of activities related to such initiatives, in particular with respect to the development and deployment of additional sales and marketing professionals and achievement of certain technology-related product development goals, which will require significant external resources; failure to realize estimated savings from our efficiency measures or, if realized, an inability to sustain such cost savings over time; and the risks and uncertainties inherent in pursuing acquisitions as a portion of our growth strategy in light of our limited acquisition and integration experience. Our ability to successfully manage the organizational changes that we expect to result from the implementation of our Short-Term Execution Plan is important for our future business success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes we effect as part of our implementation efforts.
Moreover, our implementation of these initiatives may disrupt our operations and performance, and distract management from day-to-day operations and other on-going initiatives, including initiatives relating to becoming a public company, and challenges, such as those presented by the COVID-19 pandemic. In addition, the estimated cost savings from our efficiency initiatives are based on assumptions that may prove to be inaccurate and, as a result, we cannot assure you that our efficiency measures will help offset the costs we expect to incur in connection with the implementation of our Short-Term Execution Plan. As a result, we may incur significant upfront expenses in connection with our Short-Term Execution Plan which may adversely impact our results of operations. Some of these expenses, such as the implementation of certain technology-related initiatives, may increase our fixed overhead costs for the foreseeable future and we may be unable to reduce these costs if such initiatives do not progress according to plan.
If, for any reason, the benefits we realize are less than our estimates, or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.
MultiPlan may not successfully enter new lines of business and broaden the scope of its services.
MultiPlan has entered into new lines of business that are adjacent to its existing lines of business and has broadened the scope of its services, such as the expansion of MultiPlan’s Payment Integrity Solutions services, and may in the future enter into non-adjacent lines of business. MultiPlan may not achieve its expected growth if it does not successfully enter these new lines of business and broaden the scope of its services. Entering new lines of business and broadening the scope of MultiPlan’s services may require significant upfront and ongoing expenditures that MultiPlan may not be able to recoup in the future. These efforts may also divert management’s attention and expose MultiPlan to new risks and regulations. As a result, entering new lines of business and broadening the scope of MultiPlan’s services may have material adverse effects on MultiPlan’s business, financial condition and results of operations.
MultiPlan depends on uninterrupted computer access for its customers and the reliable operation of its information technology systems; any prolonged delays due to data interruptions or revocation of MultiPlan’s software licenses could adversely affect MultiPlan’s ability to operate its business and cause its customers to seek alternative service providers.
Many aspects of MultiPlan’s business are dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. MultiPlan’s success is dependent on its ability to deliver high-quality and uninterrupted access for its customers to MultiPlan’s computer system, requiring MultiPlan to protect its computer equipment, software and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other technological problems could impair MultiPlan’s ability to provide certain services. A system failure, if prolonged, could result in reduced revenues, loss of customers and damage to MultiPlan’s reputation, any of which could cause MultiPlan’s business to materially suffer. In addition, due to the highly automated environment in which MultiPlan operates its computer systems, any undetected error in the operation of MultiPlan’s business processes or computer software may cause MultiPlan to lose revenues or subject MultiPlan to liabilities for third party claims. While MultiPlan carries property and business interruption insurance to cover operations, the coverage may not be adequate to compensate MultiPlan for losses that may occur.
MultiPlan’s use and disclosure of individually identifiable information, including health information, is subject to federal and state privacy and security regulations, and MultiPlan’s failure to comply with those regulations or adequately secure the information MultiPlan holds could result in significant liability or reputational harm.
State and federal laws and regulations, including HIPAA, govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of individually identifiable information, including protected health information, or PHI. HIPAA establishes basic national privacy and security standards for protection of PHI by covered entities such as MultiPlan’s clients, and the business associates with whom such entities contract for services, including MultiPlan. HIPAA requires both covered entities and business associates to develop and maintain policies and procedures for PHI that is used or disclosed, and to adopt administrative, physical and technical safeguards to protect PHI. MultiPlan’s clients that are covered entities are mandated by HIPAA to enter into written agreements with MultiPlan — known as business associate agreements — that require MultiPlan to safeguard PHI in accordance with HIPAA. As a business associate, MultiPlan is also directly liable for compliance with HIPAA.
Mandatory penalties for HIPAA violations can be significant. A single breach incident can result in violations of multiple standards. If a person knowingly or intentionally obtains or discloses PHI in violation of HIPAA requirements, criminal penalties may also be imposed.
HIPAA authorizes state attorneys general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue MultiPlan in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
HIPAA further requires covered entities to notify affected individuals without unreasonable delay and in no case later than 60 calendar days after discovery of the breach if their unsecured PHI is subject to an unauthorized access, use or disclosure, though state laws and MultiPlan’s contracts may require shorter breach notification timelines. HIPAA imposes a similar requirement on business associates to notify their covered entity clients. If a breach affects 500 patients or more, it must be reported to the United States Department of Health and Human Services (“HHS”) and local media without unreasonable delay, and HHS will post the name of the breaching entity on its public website. If a breach affects fewer than 500 individuals, the covered entity must log it and notify HHS at least annually.
MultiPlan maintains safeguards that it believes are reasonable and appropriate to protect the privacy and security of PHI and other personally identifiable information consistent with applicable law and MultiPlan’s contractual obligations; however, MultiPlan’s systems may be vulnerable to physical break-ins, viruses, hackers, and other potential sources of security breaches. In addition, MultiPlan may not be able to prevent incidences of inappropriate use or unauthorized access to PHI by its employees or contractors. Any such breaches could result in exposure to liability under federal and state laws and/or under MultiPlan’s contractual arrangements and could adversely impact MultiPlan’s business.
In addition to HIPAA, MultiPlan must comply with state laws that are not preempted by HIPAA, including those that are more stringent than HIPAA requirements.
Numerous other state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of patient health information, medical records and personal data, and breaches of such information. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The Federal Trade Commission, or FTC, and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. As with HIPAA, these laws may apply directly to MultiPlan’s business or indirectly by contract when MultiPlan provides services to other companies. MultiPlan is currently evaluating potential growth opportunities, including opportunities that involve the processing and analysis of third-party data which may include PHI or other protected personal information, which could increase MultiPlan’s compliance obligations and may subject MultiPlan to state, foreign, federal or other laws that MultiPlan is not currently subject. In the event that MultiPlan is found out of compliance with applicable state, federal and foreign laws and regulations, MultiPlan could potentially be subject to civil or criminal sanctions, which could have a material adverse effect on MultiPlan’s business, financial condition and results of operations.
Computer systems like MultiPlan’s could suffer security and privacy breaches that could negatively impact MultiPlan’s business and reputation, harm both MultiPlan and MultiPlan’s customers and create liability.
MultiPlan currently operates servers and maintains connectivity from multiple facilities. Despite MultiPlan’s implementation of standard network security measures, MultiPlan’s infrastructure may be vulnerable to computer viruses, physical break-ins, attacks by hackers and similar disruptive problems caused by customers or other users. Computer viruses, ransomware and other cyber-attacks, break-ins or other security problems could lead to interruption, delays or cessation in service to MultiPlan’s customers. In addition, MultiPlan’s safeguards may not prevent incidents of inappropriate and/or unauthorized access to protected health information or other personal data by its employees or contractors. Such physical breaches and incidents may result in unauthorized use, disclosure, modification or deletion of protected health or other personally identifiable information that is transmitted or stored over MultiPlan’s networks.
A security or privacy breach may:
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expose MultiPlan to liability under federal and state laws related to the privacy and security of health information, including liability to the individuals that are the subject of the information and/or the parties to whom MultiPlan is contractually obligated, and subject MultiPlan to fines or penalties;

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increase operating expenses as necessary to notify affected individuals of security breaches, correct problems, comply with federal and state regulations, defend against potential claims and implement and maintain any additional requirements imposed by government action, and take action to manage public relations issues and preserve MultiPlan’s reputation; and

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harm MultiPlan’s reputation and deter or prevent customers from using its products and services, and/or cause customers to find other means to achieve cost savings, including by switching to a competitor or by in-sourcing such services.

These problems could also potentially jeopardize the security of confidential information stored in the computer systems of MultiPlan’s customers, which may deter potential customers from doing business with MultiPlan and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and MultiPlan’s customer base and business in particular. A significant security breach could result in loss of customers, loss of revenues, damage to MultiPlan’s reputation, direct damages, costs of repair and detection and other unplanned expenses. While MultiPlan carries professional liability insurance to cover such breaches, the coverage may not be adequate to compensate MultiPlan for losses that may occur.
Failure to adequately protect the confidentiality of MultiPlan’s trade secrets, know-how, proprietary applications, business processes and other proprietary information could adversely affect the value of MultiPlan’s technology and products.
MultiPlan largely relies on its own security systems and confidentiality procedures, including employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of its trade secrets, know-how, internally developed computer applications, business processes and other proprietary information. If third parties gain unauthorized access to MultiPlan’s information systems or if MultiPlan’s proprietary information is misappropriated, it may have a material adverse effect on MultiPlan’s business, financial condition and results of operations. Trade secrets laws offer limited protection against third party development of competitive products or services. Because MultiPlan lacks the protection of registered copyrights for its internally developed software applications, MultiPlan may be vulnerable to misappropriation of its proprietary applications by third parties or competitors. Enforcing a claim that a third party illegally obtained and is using any of MultiPlan’s proprietary information or technology is expensive and time consuming, and the outcome is unpredictable. The failure to adequately protect MultiPlan’s proprietary information could have a material adverse effect on MultiPlan’s business, financial condition and results of operations.
MultiPlan may be sued by third parties for alleged infringement of their proprietary rights.
MultiPlan’s success depends also in part on MultiPlan not infringing the intellectual property rights of others. MultiPlan’s competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to MultiPlan’s industry. In the future, such third parties may claim that MultiPlan is infringing their intellectual property rights, and MultiPlan may be found to be infringing such rights. Any claims or litigation could cause MultiPlan to incur significant expenses and, if successfully asserted against MultiPlan, could require that MultiPlan pay substantial damages or ongoing royalty payments, prevent MultiPlan from offering its services, or require that MultiPlan comply with other unfavorable terms. Even if MultiPlan were to prevail in such a dispute, any litigation could be costly and time-consuming and divert the attention of MultiPlan’s management and key personnel from MultiPlan’s business operations.
MultiPlan employs third-party and open source licensed software for use in its business, and the inability to maintain these licenses, errors in the software MultiPlan licenses or the terms of open source licenses could result in increased costs, or reduced service levels, which would adversely affect MultiPlan’s business.
MultiPlan’s business relies on certain third-party software obtained under licenses from other companies. MultiPlan anticipates that it will continue to rely on such third-party software in the future. Commercially reasonable alternatives to the third-party software MultiPlan currently licenses may not always be available and such alternatives may be difficult or costly to implement. In addition, integration of new third-party software may require significant work and require substantial investment of MultiPlan’s time and resources. MultiPlan’s use of additional or alternative third-party software would require MultiPlan to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect MultiPlan’s business.
Additionally, the software powering MultiPlan’s technology systems incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on MultiPlan’s ability to operate its systems. In the event that portions of MultiPlan’s proprietary software are determined to be subject to an open source license, MultiPlan could be required to publicly release the affected portions of its source code or re-engineer all or a portion of MultiPlan’s technology systems, each of which could reduce or eliminate the value of its technology system. Such risk could be difficult or impossible to eliminate and could adversely affect MultiPlan’s business, financial condition and results of operations.
Evolving industry standards and rapid technological changes could result in reduced demand for MultiPlan’s services.
Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced services characterize the market for MultiPlan’s services. MultiPlan’s success will depend upon its ability to enhance its existing services, introduce new services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new services and respond to emerging industry standards and other technological changes. MultiPlan may not be able to respond effectively to technological changes or new industry standards. Moreover, other companies may develop competitive services that may result in reduced demand for MultiPlan’s services.
MultiPlan’s cash taxes paid and effective tax rate have and will continue to fluctuate from time to time, and increases in either may adversely affect our business, results of operations, financial condition and/or cash flows.
MultiPlan’s cash taxes paid and effective income tax rate are influenced by our projected and actual profitability in the taxing jurisdictions in which we operate as well as changes in income tax rates. Additionally, changes in the distribution of profits and losses among taxing jurisdictions may have a significant impact on our cash taxes paid and effective income tax rate. Factors that may affect MultiPlan’s cash taxes paid and/or effective income tax rate include, but are not limited to:
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the requirement to exclude from MultiPlan’s quarterly effective income tax calculations losses in jurisdictions where no income tax benefit can be recognized;

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actual and projected full year pre-tax income;

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changes in existing tax laws and rates in various taxing jurisdictions;

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examinations or audits by taxing authorities;

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the use of foreign tax credits, and restrictions therein;

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changes in our capital structure;

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the establishment of valuation allowances against deferred income tax assets if MultiPlan determines that it is more likely than not that future income tax benefits will not be realized; and

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provisions of the Tax Cuts and Jobs Act, as modified by the tax provisions of the CARES Act, including (i) base erosion and anti-abuse tax, if applicable, (ii) taxation of foreign-derived intangible income and global intangible low-taxed income and (iii) limitations on deductions for interest, among others.

These factors could have a material adverse effect on MultiPlan’s business, results of operations, financial condition and/or cash flows.
Additionally, MultiPlan relies upon generally accepted interpretations of tax laws and regulations in the countries in which we operate and cannot be certain that these interpretations are accurate or that the responsible taxing authority is in agreement with our views. MultiPlan currently has open examinations with various tax authorities. If a satisfactory resolution cannot be achieved with the tax authorities, the ultimate tax outcome may have a material adverse effect on MultiPlan’s results of operations, financial condition and/or cash flows.
If MultiPlan’s ability to expand its network infrastructure is constrained, MultiPlan could lose customers and that loss could adversely affect its operating results.
MultiPlan must continue to expand and adapt its network and technology infrastructure to accommodate additional users, increased transaction volumes, changing customer requirements and current and future growth initiatives. MultiPlan may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions it processes, reprices or otherwise services or be able to expand and upgrade MultiPlan’s systems and infrastructure to accommodate such increases. Projecting such needs may be particularly difficult for new solutions and services or for the expansion of existing solutions and services into international or other markets in which MultiPlan has limited or no prior experience. MultiPlan may be unable to expand or adapt its network infrastructure to meet additional demand or its customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. MultiPlan’s current information technology systems, procedures and controls may not continue to support its operations while maintaining acceptable overall performance and may hinder MultiPlan’s ability to exploit the market for healthcare applications and services. Service lapses could cause MultiPlan’s users to switch to the services of MultiPlan’s competitors or in-source such services.

If MultiPlan is unable to identify, complete and successfully integrate acquisitions, MultiPlan’s ability to grow its business may be limited and MultiPlan’s business, financial position and results of operations may be adversely impacted.
MultiPlan may not be able to identify, complete and successfully integrate acquisitions in the future and any failure to do so may limit MultiPlan’s ability to grow its business. MultiPlan’s acquisition strategy involves a number of risks, including:
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MultiPlan’s ability to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

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competition for acquisition targets may lead to substantial increases in purchase prices or one of MultiPlan’s competitors acquiring one of MultiPlan’s acquisition targets;

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MultiPlan’s continued dependence on access to the credit and capital markets to fund acquisitions;

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prohibition of any of MultiPlan’s proposed acquisitions under United States or foreign antitrust laws;

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the diversion of management’s attention from existing operations to the integration of acquired companies;

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MultiPlan’s inability to realize expected cost savings and synergies;

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expenses, delays and difficulties of integrating acquired businesses into MultiPlan’s existing business structure, which risks are heightened for large-scale acquisitions; and

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difficulty in retaining key customers and management personnel.

If MultiPlan is unable to continue to acquire and efficiently integrate suitable acquisition candidates, MultiPlan’s ability to increase revenues and fully implement its business strategy may be adversely impacted, which could adversely affect MultiPlan’s business, financial position and results of operations.
MultiPlan operates in a litigious environment which may adversely affect its financial results.
MultiPlan may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract, violations of laws and regulations, and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to MultiPlan’s products and business practices and could have a material adverse effect on MultiPlan’s financial position and results of operations.
MultiPlan has identified two material weaknesses in its internal control over financial reporting. If MultiPlan’s remediation of these material weaknesses is not effective, or if MultiPlan experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, MultiPlan may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in MultiPlan and, as a result, the value of Churchill’s Class A common stock.
MultiPlan is a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting and will remain a private company until the consummation of the Transactions. In connection with the preparation for this proxy statement, and for the audits of MultiPlan’s consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, MultiPlan identified two material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. MultiPlan has identified the following material weaknesses in its internal controls over financial reporting:
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MultiPlan did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

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MultiPlan did not maintain sufficient formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

MultiPlan cannot assure you that additional significant deficiencies or material weaknesses in its internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties MultiPlan encounters in their implementation, could result in additional significant deficiencies or material weaknesses or result in material misstatements in MultiPlan’s financial statements. If MultiPlan is unable to assert that its internal control over financial reporting is effective, or if MultiPlan’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of MultiPlan’s internal control over financial reporting, when required, lenders and investors may lose confidence in the accuracy and completeness of MultiPlan’s financial reports and MultiPlan may face restricted access to various sources of financing in the future.
These material weaknesses, if not remediated, could result in misstatements of accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
MultiPlan’s management anticipates that its internal control over financial reporting will not be effective until the above material weaknesses are remediated. If MultiPlan’s remediation of these material weaknesses is not effective, or MultiPlan experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting in the future, the accuracy and timing of MultiPlan’s financial reporting may be adversely affected, MultiPlan may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the NYSE listing requirements, investors may lose confidence in MultiPlan’s financial reporting, and the price of Churchill’s Class A common stock may decline as a result.
We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.
We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.
Based on the results of the annual impairment test as of June 30, 2019, the fair values of MultiPlan exceeded the carrying value, and goodwill was not impaired. The current goodwill impairment analysis incorporates our expectations for moderate sales growth and the overall outlook was consistent with our long-term projections.
There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of Churchill’s Class A common stock.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.
MultiPlan is currently in the process of remediating two material weaknesses in internal control over financial reporting and, even after successfully remediating such material weaknesses, these and other controls, including any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of Churchill’s Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.
We will incur increased costs and obligations as a result of being a public company.
As a privately held company, we have not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the Jobs Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of Churchill’s Class A common stock on a national securities exchange.
The price of Churchill’s Class A common stock after the closing may be volatile.
The price of Churchill’s Class A common stock may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•
mergers and strategic alliances in the industry in which we operate;

•
market prices and conditions in the industry in which we operate;

•
changes in government regulation;

•
pandemics (including COVID-19), natural disasters, potential or actual military conflicts or acts of terrorism;

•
the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

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announcements concerning us or our competitors; and

•
the general state of the securities markets.

These market and industry factors may materially reduce the market price of Churchill’s Class A common stock, regardless of our operating performance.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of Churchill’s Class A common stock.
We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. The price of Churchill’s Class A common stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades Churchill’s Class A common stock or publishes inaccurate or unfavorable research about our business, the price of Churchill’s Class A common stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, the price or trading volume of Churchill’s Class A common stock could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for Churchill’s Class A common stock could be adversely affected.
Risks Related to the Healthcare Industry and other Legal Regulations
New federal and state laws and regulations could force MultiPlan to change the conduct of its business or operations or affect MultiPlan’s ability to expand its operations into other states.
Federal Legislation
In recent years, Congress has introduced and, in some cases, passed a number of legislative proposals governing various aspects of the healthcare industry, including initiatives to provide greater government control of health care spending, to broaden access to health care services, to address “surprise” billing by out of network providers and to change the operating environment for health care providers and payors.

We are unable to predict the success of such initiatives, but, if passed, these and other efforts may adversely affect our business or operations. Healthcare reform laws such as the Patient Protection and Affordable Care Act (the “Affordable Care Act”) have had a significant impact on the health care industry, including changing the manner in which providers and payors contract for services. In addition, under the Affordable Care Act payors are required to meet certain financial criteria. While these obligations directly affect many of MultiPlan’s customers, the obligations may also affect the contract terms and relationships between MultiPlan and those customers. In addition, there are currently a number of proposals for legislation aimed at addressing “surprise” billing under consideration, including the Consumer Protections Against Surprise Medical Bills Act of 2020 (H.R.5826), Ban Surprise Billing Act (H.R.5800), Lower Health Care Costs Act (S.1895) and No Surprises Act (H.R.3630). While we currently service payor customers that are already subject to state-level “surprise” billing legislation, we cannot assure you that these and other initiatives aimed at addressing “surprise” billing, if implemented, would not adversely impact MultiPlan’s ability to continue certain lines of business in existing markets or expand such business into new markets or adversely affect the contractual terms and relationships between MultiPlan and its customers.
Since its enactment, there have been judicial and congressional challenges to certain aspects of the Affordable Care Act, and we expect there will be additional challenges and modifications to the Affordable Care Act in the future. The current Administration and certain Members of Congress have attempted, and will likely continue to seek, to modify, repeal, or otherwise invalidate all, or certain provisions of, the Affordable Care Act or its implementation or interpretation through further legislative or executive action. For example, effective January 2019, the Jobs Act reduced to $0 the financial penalty associated with not complying with the Affordable Care Act’s individual mandate to carry insurance. These changes may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. Further, because the financial penalty associated with the individual mandate was effectively eliminated, a federal district court in Texas ruled in December 2018 that the individual mandate is unconstitutional and that the rest of the Affordable Care Act is therefore, invalid. In December 2019, the Fifth Circuit Court of Appeals upheld this decision with respect to the individual mandate but remanded for further consideration of how this affects the rest of the law. The U.S. Supreme Court granted petitions for writs of certiorari to review this case and will hear oral argument in its 2020-2021 term. However, the law remains in place pending appeal. It is uncertain the extent to which any such judicial, legislative, regulatory or administrative changes, if made, may impact MultiPlan’s business or financial condition. Although the Affordable Care Act has not caused MultiPlan to significantly change its customer contracts or other aspects of its business, it is difficult to quantify the financial impact of the Affordable Care Act and there can be no assurances that MultiPlan will not be adversely impacted in the future.
Other legislative or regulatory changes that could significantly harm MultiPlan include, but are not limited to, changes that:
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increase the number of individuals covered by government entitlement programs such as Medicare and Medicaid as opposed to private health insurance plans;

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impact the operation of provider networks, including changes relating to transparency, access, licensing, certification and credentialing;

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limit contractual terms with providers, including audit, payment and termination provisions; and

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impose additional health care information privacy or security requirements.

MultiPlan cannot predict what impact, if any, these government proposals and activities, which include efforts to change or reform the administration or interpretation of government health care programs, laws, regulations or policies, might have on it. Accordingly, there can be no assurance that such activities will not limit the expansion of MultiPlan’s business, impose new compliance requirements on MultiPlan or have a material adverse effect on MultiPlan’s business, financial condition and results of operation. The passage and implementation of new federal laws or regulations that govern the conduct of MultiPlan’s business could significantly impact or restrict MultiPlan’s ability to carry on its business as currently conducted and could have a material adverse impact on its business, financial condition and results of operations.
State Legislation
State laws and regulations governing MultiPlan’s business vary widely among the states in which MultiPlan operates, and include laws requiring credentialing of all network providers and “any willing provider” laws requiring networks to accept as participating providers any qualified professional who is willing to meet the terms and conditions of the network. There is little regulatory or judicial guidance with respect to the application of such laws and in some cases they may increase the costs of operations in such states.
Several states have implemented legislation mandating certain contract terms in provider contracts for group health plans, preferred provider organizations, HMOs and other third-party payors. Depending on the state, these mandatory contract terms may relate to prompt payment, payment amounts and payment methods. As a result of such legislation and similar future legislative initiatives, MultiPlan may be required to amend some of its provider contracts and comply with legislative mandates related to payment.
Some states have also considered legislation designed to regulate the PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. State laws limiting access to provider networks may affect MultiPlan’s ability to continue certain lines of business in existing markets or expand such business into new markets. Some states have also recently considered legislation designed to regulate the manner in which certain insurers should pay for certain categories of out of network claims or aimed at addressing “surprise” billing by out of network providers. State laws regulating the basis of payment may affect MultiPlan’s ability to continue certain lines of business in existing markets or expand such business into new markets and the contractual terms and relationships between MultiPlan and its customers.
Changes to state laws and regulations or the interpretation and enforcement of such state laws and regulations may adversely impact MultiPlan’s existing business in certain states, or restrict MultiPlan’s ability to expand its operations in other states, in each case potentially adversely impacting MultiPlan’s business, financial condition and results of operations.
Risks Related to MultiPlan’s Indebtedness
MultiPlan’s substantial level of indebtedness and significant leverage may materially adversely affect MultiPlan’s ability to raise additional capital to fund MultiPlan’s operations and limit MultiPlan’s ability to react to changes in the economy or MultiPlan’s industry.
MultiPlan Parent, through its subsidiaries, has a substantial amount of indebtedness and is significantly leveraged. As of June 30, 2020, MultiPlan Parent’s subsidiaries had total indebtedness (excluding an aggregate of $1.8 million of letters of credit) of $5,448.8 million, $1,178.7 million of which is indebtedness under the Senior PIK Notes issued by Polaris Intermediate Corp. (“Polaris Intermediate”), one of MultiPlan Parent’s subsidiaries, that is expected to be repaid in connection with the Transactions, and $4,270.1 million of which was indebtedness of MPH Holdings, another of MultiPlan Parent’s subsidiaries. MultiPlan Parent’s substantial level of indebtedness increases the possibility that MultiPlan Parent may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of MultiPlan Parent’s indebtedness. MultiPlan Parent’s substantial indebtedness, combined with MultiPlan Parent’s other financial obligations and contractual commitments, may have a material adverse impact on MultiPlan and its business. For example, it could:
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make it more difficult for MultiPlan Parent to satisfy obligations with respect its indebtedness and any repurchase obligations that may arise thereunder;

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require MultiPlan to dedicate a substantial portion of cash flow from operations to payments on MultiPlan’s indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

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increase MultiPlan’s vulnerability to adverse economic, market and industry conditions and limit MultiPlan’s flexibility in planning for, or reacting to, these conditions;

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expose MultiPlan to the risk of increased interest rates as certain of MultiPlan’s borrowings, including borrowings under the MPH Holdings senior secured credit facilities, are at variable rates of interest;

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limit MultiPlan’s flexibility to adjust to changing market conditions and MultiPlan’s ability to withstand competitive pressures, and MultiPlan may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to MultiPlan’s growth strategy;
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limit MultiPlan’s ability to borrow additional funds or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

•
limit MultiPlan’s ability to compete with others who are not as highly-leveraged.

The Transactions will be partially funded by the issuance of $1.3 billion in aggregate principal amount of Convertible Notes, which will bear interest at a rate of 6.0% per annum, if interest is paid in cash, or 7.0% per annum, if interest is paid in-kind. In connection with the closing of the Transactions, the Convertible Notes will be the obligation of MultiPlan’s new parent company and are expected to be guaranteed by one of MultiPlan’s subsidiaries.
Despite its current leverage, MultiPlan Parent and its subsidiaries may still be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks that MultiPlan Parent and its subsidiaries face.
MultiPlan Parent and its subsidiaries may be able to incur significant additional indebtedness in the future. Although certain of MultiPlan Parent’s subsidiaries are subject to restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent MultiPlan Parent or such subsidiaries from incurring obligations that do not constitute indebtedness. MultiPlan Parent may also seek to increase the borrowing availability under the MPH Holdings senior secured credit facilities through incremental term loans or an increase to the MPH Holdings revolving credit facility commitments under certain circumstances.
MultiPlan’s variable rate indebtedness subjects MultiPlan to interest rate risk, which could cause MultiPlan’s debt service obligations to increase significantly.
All of the borrowings under the MPH Holdings senior secured credit facilities bear interest at variable rates. As a result, an increase in interest rates, whether due to an increase in market interest rates or an increase in its own cost of borrowing, would increase the cost of servicing MultiPlan’s debt even though the amount borrowed remained the same, and MultiPlan’s net income and cash flows, including cash available for servicing MultiPlan’s indebtedness, will correspondingly decrease. A 0.25% increase in interest rates under the MPH Holdings senior secured credit facilities (assuming the MPH Holdings revolving credit facility was fully drawn) would increase MultiPlan’s annual interest expense by approximately $10.9 million (without taking account of LIBOR floors). The impact of such an increase would be more significant than it would be for some other companies because of MultiPlan’s substantial debt. In the future, MultiPlan may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, MultiPlan may not maintain interest rate swaps with respect to all of MultiPlan’s variable rate indebtedness, and any swaps MultiPlan enters into may not fully mitigate MultiPlan’s interest rate risk.
MultiPlan’s debt agreements contain restrictions that limit MultiPlan’s flexibility in operating its business.
The MPH Holdings senior secured credit facilities and indentures that govern the Senior PIK Notes and the 7.125% Senior Notes issued by MPH Holdings contain various covenants that limit Polaris Intermediate and MPH Holdings and their respective restricted subsidiaries’ ability to engage in specified types of transactions. These covenants limit Polaris Intermediate and MPH Holdings and their respective restricted subsidiaries’ ability to, among other things:
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incur additional indebtedness or issue certain preferred shares;

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pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of their subsidiaries to pay dividends or make other payments to MPH Holdings and Polaris Intermediate;

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guarantee indebtedness or incur other contingent obligations;

•
consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•
engage in transactions with MultiPlan’s affiliates.

In addition, under the MPH Holdings senior secured credit facilities, in certain circumstances, MPH Holdings is required to satisfy specified financial ratios, including a first-lien secured debt leverage ratio. MPH Holdings’ ability to meet those financial ratios can be affected by events beyond MultiPlan’s control, and MPH Holdings may not be able to meet those ratios and tests.
The restrictions and specified financial ratios could limit MultiPlan’s ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict MultiPlan’s activities or business plans and could adversely affect MultiPlan’s ability to finance its operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in MultiPlan’s interest.
A breach of the covenants under the indentures that govern the Senior PIK Note and the 7.125% Senior Notes or the credit agreement that governs the MPH Holdings senior secured credit facilities could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the MPH Holdings senior secured credit facilities would permit the lenders under the MPH Holdings senior secured credit facilities to terminate all commitments to extend further credit under those facilities. Furthermore, if MultiPlan were unable to repay the amounts due and payable under the MPH Holdings senior secured credit facilities, those lenders could proceed against the collateral granted to them to secure such indebtedness. These actions by lenders could cause cross-acceleration under the indentures that govern the Senior PIK Note and the 7.125% Senior Notes. A significant portion of MultiPlan’s indebtedness then may become immediately due and payable. MultiPlan is not certain whether it would have, or be able to obtain, sufficient funds to make these accelerated payments. If any such indebtedness is accelerated, MultiPlan’s assets may not be sufficient to repay in full such indebtedness and MultiPlan’s other indebtedness.
MultiPlan may not be able to generate sufficient cash to service all of its indebtedness, and may be forced to take other actions to satisfy MultiPlan’s obligations under its indebtedness, which may not be successful.
MultiPlan’s ability to make scheduled payments on or to refinance its debt obligations depends on MultiPlan’s financial condition and operating performance, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond MultiPlan’s control. MultiPlan may not be able to maintain a level of cash flows from operating activities sufficient to permit MultiPlan to pay the principal, premium, if any, and interest on its indebtedness.
If MultiPlan’s cash flows and capital resources are insufficient to fund its debt service obligations, MultiPlan could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its indebtedness. MultiPlan’s ability to restructure or refinance its debt will depend on the condition of the capital markets and MultiPlan’s financial condition at such time. Any refinancing of MultiPlan’s debt could be at higher interest rates and may require MultiPlan to comply with more onerous covenants, which could further restrict MultiPlan’s business operations. The terms of existing or future debt instruments may restrict MultiPlan from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on MultiPlan’s outstanding indebtedness on a timely basis would likely result in a reduction of MultiPlan’s credit rating, which could harm MultiPlan’s ability to incur additional indebtedness. In the absence of such cash flows and resources, MultiPlan could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The MPH Holdings senior secured credit facilities and the indentures that govern the Senior PIK Notes and the 7.125% Senior Notes restrict Polaris Intermediate and MPH Holdings and their respective restricted subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Polaris may not be able to consummate those dispositions or to obtain the proceeds that MultiPlan could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit MultiPlan to meet its scheduled debt service obligations.
A lowering or withdrawal of the ratings assigned to MultiPlan’s debt securities by rating agencies may increase MultiPlan’s future borrowing costs and reduce MultiPlan’s access to capital.
MultiPlan’s debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our performance under assorted financial metrics and other measures of financial strength, our business and financial risk, our industry or other factors determined by such rating agency, so warrant. There can be no assurances that MultiPlan’s credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics and factors caused by our operating results or by actions that we take, that reduce our profitability, or that require us to incur additional indebtedness for items such as substantial acquisitions, significant increases in costs and capital spending in security and IT systems, significant costs related to settlements of litigation or regulatory requirements, or by returning excess cash to shareholders through dividends. Consequently, real or anticipated changes in MultiPlan’s credit rating will generally affect the market value of MultiPlan’s indebtedness. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure of MultiPlan’s indebtedness. Any future lowering of MultiPlan’s ratings likely would make it more difficult or more expensive for MultiPlan to obtain additional debt financing and may reduce our profitability.
Risks Related to Churchill and the Business Combination
The Sponsor and the Insiders have agreed to vote in favor of the business combination, regardless of how Churchill’s public stockholders vote.
Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and the Insiders have agreed to vote any shares of common stock owned by them in favor of the business combination proposal. As of the date of this proxy statement, the Sponsor and the Insiders own shares equal to approximately 20% of Churchill’s issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the Sponsor and the Insiders agreed to vote any shares of common stock owned by them in accordance with the majority of the votes cast by the public stockholders.
The Sponsor, certain members of the Churchill Board and certain Churchill officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement.
When considering the Churchill Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement, our stockholders should be aware that the Sponsor and certain directors and officers of Churchill have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:
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the fact that the Sponsor and the Insiders have agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

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the continued right of the Sponsor to hold Churchill’s Class A common stock and the shares of Churchill’s Class A common stock to be issued to the Sponsor upon exercise of its private placement warrants following the Transactions, subject to certain lock-up periods;

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if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

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the fact that the Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

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the fact that the Sponsor and the Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination within the completion window;

•
the fact that the Sponsor paid an aggregate of approximately $23,000,000 for its 23,000,000 private placement warrants to purchase shares of Churchill’s Class A common stock and that such private placement warrants will expire worthless if a business combination is not consummated within the completion window;

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the fact that Churchill entered into the Investor Rights Agreement with H&F, the Sponsor and other parties named therein, which provides for, among other things, (i) the right to designate directors to the Churchill Board, (ii) registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions and (iii) transfer restrictions on certain parties’ shares of Churchill’s Class A common stock or warrants to purchase shares of Churchill’s Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for certain specified time periods;

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the fact that Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. Therefore, KG and Michael Klein have financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah; and

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that funds affiliated with certain members of the Churchill Board have committed to invest in the PIPE Investment, including the following:

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Churchill has entered into a Common Subscription Agreement with Garden State for an aggregate commitment of $85,000,000 in the Common PIPE Investment. Michael Klein manages and has an ownership interest in Garden State.

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Churchill has entered into a Common Subscription Agreement with TBG for an aggregate commitment of $45,000,000 in the Common PIPE Investment. Jeremy Abson is the president of TBG.

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Churchill has entered into Subscription Agreements with Oak Hill for an aggregate commitment of (i) $25,000,000 in the Common PIPE Investment and (ii) $500,000,000 in the Convertible PIPE Investment. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting MultiPlan, completing a business combination with MultiPlan and may influence their operation of the post-combination company following the business combination. This risk may become more acute as the deadline of February 19, 2022 (or May 19, 2022 if Churchill has an executed letter of intent, agreement in principle or definitive agreement for a business combination by February 19, 2022) for completing an initial business combination nears.
The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting
The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our common stock and public warrants are currently listed on the NYSE and will be listed on the NYSE upon consummation of the business combination. Our continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. There can be no assurance that Churchill will be able to comply with the continued listing standards of NYSE following the business combination. If, after the business combination, NYSE delists Churchill’s common stock from trading on its exchange for failure to meet the listing standards, Churchill’s stockholders could face significant material adverse consequences including:.
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a limited availability of market quotations for Churchill’s securities;

•
reduced liquidity for Churchill’s securities;

•
a determination that Churchill’s common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Churchill’s securities;

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a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The Churchill Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.
The Churchill Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transactions. The officers and directors of Churchill, including Mr. Klein, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Churchill’s financial and other advisors, including KG and Citi, as well as having consulted with a leading consulting firm regarding the market opportunity, competitive landscape, growth plans and regulatory structure of MultiPlan, enabled them to perform the necessary analyses and make determinations regarding the Transactions. Accordingly, investors will be relying solely on the judgment of the Churchill Board in valuing MultiPlan’s business, and assuming the risk that the Churchill Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact Churchill’s ability to consummate the business combination.
Future resales of our outstanding shares may cause the market price of our securities to drop significantly, even if our business is doing well.
Churchill will have approximately 686,800,000 shares of Class A common stock outstanding immediately following the consummation of the business combination (assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders), and there may be a large number of shares of Churchill’s Class A common stock sold in the market following the consummation of the business combination, or shortly thereafter.
Churchill has entered into the Investor Rights Agreement with H&F, the Sponsor and other parties named therein, pursuant to which, among other things, such stockholders will be entitled to customary registration rights following their respective lock-up periods. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.
The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. It has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.
If the Transactions or another business combination are not consummated by Churchill within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, including the Transactions, on the other hand, Churchill will be liable for all such claims. Neither Churchill nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Churchill. Please see the section entitled “Other Information Related to Churchill — Liquidation if no Business Combination” for further information. If Churchill is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has also agreed to advance Churchill the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expense.
These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of Glenn R. August, Karen Mills, Michael Eck and Bonnie Jonas has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Jeremy Abson and Steve McDermid may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of TBG and Emerson, respectively, having membership interests in the Sponsor, and Mr. Abson and Mr. McDermid’s respective affiliation with such entities. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals described in this proxy statement, Churchill’s stockholders should consider these interests.
The exercise of Churchill’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in Churchill’s stockholders’ best interest.
In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Merger Agreement, would require Churchill to agree to amend the Merger Agreement, to consent to certain actions taken by MultiPlan or to waive rights that Churchill is entitled to under the Merger Agreement. Such events could arise because of changes in the course of MultiPlan’s business, a request by MultiPlan to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on MultiPlan’s business and would entitle Churchill to terminate the Merger Agreement. In any of such circumstances, it would be at Churchill’s discretion, acting through the Churchill Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Churchill and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Churchill does not believe there will be any material changes or waivers that Churchill’s directors and officers would be likely to make after the mailing of this proxy statement. Churchill will circulate a new or amended proxy statement or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Churchill is unable to complete the Transactions or another initial business combination by February 19, 2022 (or May 19, 2022, if Churchill has an executed letter of intent, agreement in principle or definitive agreement for a business combination by February 19, 2022) Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, third parties may bring claims against Churchill and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.
Under the terms of Churchill’s current certificate of incorporation, Churchill must complete a business combination before the end of the completion window, or Churchill must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, third parties may bring claims against Churchill. Although Churchill has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Churchill’s public stockholders. If Churchill is unable to complete a business combination within the completion window, the executive officers have agreed they will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.
Additionally, if Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Churchill otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Churchill may not be able to return to its public stockholders at least $10.00 per share.
Churchill’s stockholders may be held liable for claims by third parties against Churchill to the extent of distributions received by them.
If Churchill is unable to complete the Transactions or another business combination within the completion window, Churchill will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Churchill Board, dissolve and liquidate, subject (in the case of  (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Churchill cannot assure you that it will properly assess all claims that may be potentially brought against Churchill. As such, Churchill’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Churchill cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Churchill.
If Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Churchill’s stockholders. Furthermore, because Churchill intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Churchill Board may be viewed as having breached their fiduciary duties to Churchill’s creditors and/or may have acted in bad faith, and thereby exposing itself and Churchill to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Churchill cannot assure you that claims will not be brought against it for these reasons.
Activities taken by existing Churchill stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement could have a depressive effect on Churchill’s stock.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Churchill common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Churchill common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting.
Churchill’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of Churchill’s Class A common stock as consideration in the business combination and the PIPE Investment. Having a minority share position may reduce the influence that Churchill’s current stockholders have on the management of Churchill.
It is anticipated that, upon completion of the business combination, assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders, the concentration of ownership of Churchill immediately following the consummation of the business combination will be as follows:
Ownership Percentage
Churchill existing public stockholders	16.0%
Common PIPE Investors	19.2%
Sponsor (and its affiliates)	4.2%
MultiPlan Parent’s current indirect Investors	60.5%
These levels of ownership interest exclude the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes.
Having a minority ownership interest in the post-combination company may reduce the influence that Churchill’s public stockholders have on the management of Churchill.
A significant portion of Churchill’s Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of Churchill’s Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of common stock in the public market could occur at any time following the consummation of the business combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Churchill’s Class A common stock.
In connection with the Merger Agreement, Churchill, the Sponsor, Holdings, H&F and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Churchill may be required to register up to approximately 523,000,000 million shares of Churchill’s Class A common stock pursuant to the Investor Rights Agreement. Certain parties to the Investor Rights Agreement have agreed not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock they hold or receive for certain time periods specified therein.
The Sponsor, H&F and the Common PIPE Investors will beneficially own a significant equity interest in Churchill and may take actions that conflict with your interests.
The interests of Sponsor, H&F and the Common PIPE Investors may not align with the interests of Churchill and its other stockholders. The Sponsor, H&F and the Common PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Churchill. The Sponsor, H&F and the Common PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to Churchill’s business and, as a result, those acquisition opportunities may not be available to us. Churchill’s second amended and restated certificate of incorporation provides that certain parties may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the private placement investors or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than Churchill and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of Churchill. The second amended and restated certificate of incorporation also provides that certain parties or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than Churchill and its subsidiaries), do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Churchill or any of its subsidiaries.
Substantial future sales of shares of Churchill’s Class A common stock could cause the market price of the Churchill’s Class A common stock to decline.
The market price of shares of Churchill’s Class A common stock could decline as a result of substantial sales of Churchill’s Class A common stock, particularly by our significant stockholders, a large number of shares of Churchill’s Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the business combination, it is anticipated that we will have approximately 686,800,000 shares of Churchill’s Class A common stock outstanding (assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders).
In connection with the Merger Agreement, Churchill, the Sponsor, Holdings, H&F and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Churchill may be required to register up to approximately 523,000,000 shares of Churchill’s Class A common stock pursuant to the Investor Rights Agreement. In addition, certain parties to the Investor Rights Agreement, including H&F and the Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock they hold or receive for certain time periods specified therein. For a summary of the terms of the Investor Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”
We may issue additional shares of Churchill’s Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of Churchill’s Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances.
Our issuance of additional shares of Churchill’s Class A common stock or other equity securities of equal or senior rank could have the following effects:

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your proportionate ownership interest in Churchill will decrease;

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the relative voting strength of each previously outstanding share of common stock may be diminished; or

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the market price of our shares of Churchill stock may decline.

We have no operating history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement.
Churchill is a blank check company with no operating history or results.
This proxy statement includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of loss of the post-combination company combines the historical audited results of operations of Churchill for the year ended December 31, 2019 and the unaudited results of Churchill for the six months ended June 30, 2020, with the historical audited results of operations of MultiPlan Parent for the year ended December 31, 2019 and the unaudited results of MultiPlan Parent for the six months ended June 30, 2020 respectively, and gives pro forma effect to the business combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of Churchill as of June 30, 2020 and of MultiPlan Parent as of June 30, 2020 and gives pro forma effect to the business combination as if it had been consummated on June 30, 2020.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
MultiPlan’s financial forecasts, which were presented to the Churchill Board and are included in this proxy statement, may not prove accurate.
In connection with the Transactions, Churchill management presented certain forecasted financial information for MultiPlan to the Churchill Board, which was internally prepared and provided by MultiPlan, and adjusted by Churchill management to take into consideration the consummation of the Transactions (assuming that no shares of Churchill's Class A common stock are elected to be redeemed by Churchill stockholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to MultiPlan and Churchill at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of MultiPlan or Churchill. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of MultiPlan (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Churchill and MultiPlan have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill if the business combination is not completed.
Churchill and MultiPlan expect to incur significant costs associated with the business combination. Even if the business combination is not completed, Churchill expects to incur approximately $4,000,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Churchill if the business combination is not completed.
Even if Churchill consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of Churchill’s warrants may be amended.
The exercise price for Churchill public warrants is $11.50 per share of Churchill’s Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
If Churchill is unable to complete an initial business combination, Churchill’s warrants may expire worthless.
If Churchill is unable to complete an initial business combination, Churchill’s warrants may expire worthless.
Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of MultiPlan whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including the key personnel of MultiPlan. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of MultiPlan will remain in place.
MultiPlan’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of MultiPlan’s officers could have a material adverse effect on MultiPlan’s business, financial condition, or operating results.
Churchill and MultiPlan will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on Churchill and MultiPlan. These uncertainties may impair our or MultiPlan’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or MultiPlan’s business could be harmed.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; or

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
If Churchill’s due diligence investigation of the MultiPlan business was inadequate, then stockholders of Churchill following the business combination could lose some or all of their investment.
Even though Churchill conducted a due diligence investigation of the MultiPlan business, Churchill cannot be sure that this diligence uncovered all material issues that may be present inside the MultiPlan business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the MultiPlan business and outside of its control will not later arise.
Following the consummation of the business combination, Churchill’s only significant asset will be its ownership interest in the MultiPlan business and such ownership may not be sufficiently profitable or valuable to enable Churchill to pay any dividends on Churchill’s Class A common stock or satisfy Churchill’s other financial obligations.
Following the consummation of the business combination, Churchill will have no direct operations and no significant assets other than its ownership interest in the MultiPlan business. Churchill will depend on the MultiPlan business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to Churchill’s Class A common stock. Obligations under the MPH Holdings senior secured credit facilities and the 7.125% Senior Notes and the covenants under the agreements governing such obligations may limit Churchill’s ability to obtain cash from the MultiPlan business. The earnings from, or other available assets of, the MultiPlan business may not be sufficient to pay dividends or make distributions or loans to enable Churchill to pay any dividends on the common stock or satisfy its other financial obligations.
Please see the sections titled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Liquidity and Capital Resources” and “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Liquidity and Capital Resources” for more information.
The Churchill charter that will be effective following the completion of the business combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Churchill stockholders, which could limit the ability of Churchill stockholders to obtain a favorable judicial forum for disputes with Churchill or with directors, officers or employees of Churchill and may discourage stockholders from bringing such claims.
Under the Churchill charter that will be effective following the completion of the business combination, unless Churchill consents in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware for:
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any derivative action or proceeding brought on behalf of Churchill;

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any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of Churchill to Churchill or Churchill’s stockholders;

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any action asserting a claim against Churchill or any director or officer or other employee of Churchill arising pursuant to any provision of the DGCL or Churchill’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

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any action asserting a claim against Churchill or any director or officer or other employee of Churchill governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

For the avoidance of doubt, the foregoing provisions of the Churchill charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of the Churchill charter could limit the ability of Churchill stockholders to obtain a favorable judicial forum for certain disputes with Churchill or with its directors, officers or other employees, which may discourage such lawsuits against Churchill and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Churchill charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, Churchill may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.
Subsequent to the completion of the business combination, Churchill may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Churchill’s financial condition, results of operations and Churchill’s stock price, which could cause you to lose some or all of your investment.
Although Churchill has conducted due diligence on the MultiPlan business, Churchill cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the MultiPlan business and outside of Churchill’s and MultiPlan’s control will not later arise. As a result of these factors, Churchill may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if Churchill’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Churchill’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Churchill’s liquidity, charges of this nature could contribute to negative market perceptions about Churchill or its securities. Accordingly, any of Churchill’s stockholders who choose to remain stockholders of Churchill following the business combination could suffer a reduction in the value of their shares.
A market for Churchill’s securities may not continue, which would adversely affect the liquidity and price of Churchill’s securities.
Following the business combination, the price of Churchill’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for Churchill’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of Churchill’s securities after the business combination can vary due to general economic conditions and forecasts, Churchill’s general business condition and the release of Churchill’s financial reports. Additionally, if Churchill’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Churchill’s securities may be more limited than if Churchill was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Churchill’s securities may decline.
If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Churchill’s securities following the consummation of the business combination may decline. The market values of Churchill’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which Churchill’s stockholders vote on the business combination.
In addition, following the business combination, fluctuations in the price of Churchill’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the MultiPlan business and trading in shares of Churchill’s Class A common stock has not been active. Accordingly, the valuation ascribed to the MultiPlan business and Churchill’s Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of the Churchill’s Class A common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for Churchill’s securities develops and continues, the trading price of Churchill’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of the Churchill’s Class A common stock following the business combination will depend on many factors, including those described in the “Risk Factors” section, many of which are beyond Churchill’s control and may not be related to Churchill’s operating performance. These fluctuations could cause you to lose all or part of your investment in the Churchill’s Class A common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in Churchill’s securities and Churchill’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Churchill’s securities may not recover and may experience a further decline.
Factors affecting the trading price of Churchill securities following the business combination may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the press or investment community;

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actual or anticipated developments in the post-combination company’s business, competitors’ businesses or the competitive landscape generally;

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the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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the timing of the achievement of objectives under our Short-Term Execution Plan and the timing and amount of costs we incur in connection therewith;

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changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting the post-combination company’s business;

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commencement of, or involvement in, litigation involving the post-combination company;

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changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of Churchill’s Class A common stock available for public sale;

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any major change in the post-combination company’s board of directors or management;

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sales of substantial amounts of Churchill’s Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of Churchill’s securities irrespective of Churchill’s operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Churchill’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Churchill’s could depress Churchill’s stock price regardless of Churchill’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the Churchill’s Class A common stock, regardless of Churchill’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of Churchill’s securities also could adversely affect Churchill’s ability to issue additional securities and Churchill’s ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
Churchill’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond Churchill’s control, resulting in a decline in Churchill’s stock price.
Churchill’s quarterly operating results may fluctuate significantly following the business combination.
Churchill’s quarterly operating results may fluctuate significantly because of several factors, including:
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labor availability and costs for hourly and management personnel;

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profitability of our products, especially in new markets and due to seasonal fluctuations;

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changes in interest rates;

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impairment of long-lived assets;

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macroeconomic conditions, both nationally and locally;

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negative publicity relating to products we serve;

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changes in consumer preferences and competitive conditions; and

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expansion to new markets.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about Churchill, its business, or its market, or if they change their recommendations regarding Churchill’s Class A common stock adversely, then the price and trading volume of Churchill’s Class A common stock could decline.
The trading market for Churchill’s Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, Churchill’s business and operations, Churchill’s market, or Churchill’s competitors. Securities and industry analysts do not currently, and may never, publish research on Churchill. If no securities or industry analysts commence coverage of Churchill, Churchill’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Churchill change their recommendation regarding Churchill’s stock adversely, or provide more favorable relative recommendations about Churchill’s competitors, the price of Churchill’s Class A common stock would likely decline. If any analyst who may cover Churchill were to cease coverage of Churchill or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause Churchill’s stock price or trading volume to decline.
There is no guarantee that an active and liquid public market for shares of the Churchill’s Class A common stock will develop.
Churchill is currently a blank check company and there has not been a public market for shares of MultiPlan Parent common stock since it is a private company. A liquid trading market for the Churchill’s Class A common stock may never develop.

In the absence of a liquid public trading market:
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you may not be able to liquidate your investment in shares of the Churchill’s Class A common stock;

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you may not be able to resell your shares of the Churchill’s Class A common stock at or above the price attributed to them in the business combination;

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the market price of shares of the Churchill’s Class A common stock may experience significant price volatility; and

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there may be less efficiency in carrying out your purchase and sale orders.

Churchill may be unable to obtain additional financing to fund its operations or growth.
Churchill may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Churchill. None of Churchill’s officers, directors or stockholders will be obligated to provide any financing to us after the business combination.
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.
As of September 17, 2020, five actions, including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.). On September 11, 2020, the plaintiff in the Noor action voluntarily dismissed his complaint without prejudice. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that this proxy statement is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Additional lawsuits may be filed against Churchill or its directors and officers in connection with the Transactions. Defending such additional lawsuits could require Churchill to incur significant costs and draw the attention of Churchill’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe. See “Proposal No. 1 — The Business Combination Proposal — Litigation Relating to the Business Combination.”
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect Churchill’s business, investments and results of operations.
Churchill will be subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, Churchill will be required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Churchill’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Churchill’s business and results of operations.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following February 19, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Churchill’s Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find Churchill’s Class A common stock less attractive because we rely on these exemptions. If some investors find Churchill’s Class A common stock less attractive as a result, there may be a less active trading market for Churchill’s Class A common stock and our stock price may be more volatile.
Upon consummation of the Transactions, Churchill will cease to be an “emerging growth company.”
Risks Related to the Redemption
You must tender your shares of Churchill’s Class A common stock in order to validly seek redemption at the special meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to Churchill’s transfer agent or to deliver your shares of common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of common stock, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.
Churchill does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of Churchill’s stockholders do not agree.
Churchill’s existing charter does not provide a specified maximum redemption threshold, except that Churchill will not redeem public shares in an amount that would cause Churchill’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Churchill’s and MultiPlan Parent’s respective obligations to consummate the business combination are conditioned on Churchill having at least $5,000,001 of net tangible assets as of the closing of the Transactions and the amount of Available Closing Acquiror Cash being least $2,700,000,000 as of the closing of the Transactions. As a result, Churchill may be able to complete the business combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by Churchill or the persons described above have been entered into with any such investor or holder. Churchill will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described in this proxy statement) at the special meeting.
In the event that the aggregate cash consideration that Churchill would be required to pay for all shares of Churchill’s Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to Churchill, Churchill may not complete the business combination or redeem any shares, all shares of Churchill’s Class A common stock submitted for redemption will be returned to the holders thereof and Churchill may instead search for an alternate business combination.
Based on the amount of approximately $1,104,000,000 in Churchill’s trust account as of September 14, 2020, the record date for the special meeting, the record date, and taking into account the anticipated gross proceeds of the PIPE Investment, all shares of Churchill’s Class A common stock may be redeemed and still enable Churchill to have sufficient cash to satisfy the closing condition in the Merger Agreement. We refer to this as the “maximum redemption scenario.”
Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Churchill’s Class A common stock included in the units sold in the Churchill IPO unless such stockholder first obtains Churchill’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Churchill will require each public stockholder seeking to exercise redemption rights to certify to Churchill whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Churchill at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Churchill makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Churchill’s ability to consummate the business combination and you could suffer a material loss on your investment in Churchill if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Churchill consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Churchill IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Churchill cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Churchill’s Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Churchill’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, Churchill’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Churchill might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Stockholders of Churchill who wish to redeem their shares of Churchill’s Class A common stock for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Churchill’s Class A common stock for a pro rata portion of the funds held in the trust account.
Stockholders electing to redeem their shares of Churchill’s Class A common stock will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of Churchill Stockholders  —  Redemption Rights” of this proxy statement for additional information on how to exercise your redemption rights.
If, despite Churchill’s compliance with the proxy rules, a stockholder fails to receive Churchill proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Churchill’s Class A common stock. In addition, the proxy materials that Churchill is furnishing to holders of public shares of Churchill’s Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of Churchill’s Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of Churchill’s Class A common stock may not be redeemed.
Risks If the Adjournment Proposal Is Not Approved
If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the Churchill Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.
The Churchill Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Churchill is unable to consummate the business combination. If the adjournment proposal is not approved, the Churchill Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

SPECIAL MEETING OF CHURCHILL STOCKHOLDERS
General
Churchill is furnishing this proxy statement to Churchill’s stockholders as part of the solicitation of proxies by the Churchill Board for use at the special meeting of Churchill stockholders to be held on October 7, 2020, and at any adjournment or postponement thereof. This proxy statement provides Churchill’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of stockholders will be held via live webcast at 10:00 a.m. Eastern Time, on October 7, 2020. The special meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitaliii/2020, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.
Purpose of the Churchill Special Meeting
At the special meeting, Churchill is asking holders of Churchill common stock to consider and vote upon:
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a proposal to approve the business combination described in this proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement. See the section entitled “Proposal No. 1 — The Business Combination Proposal”;

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a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. See the section entitled “Proposal No. 2 — The Charter Proposal”;

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a proposal to vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the second amended and restated certificate of incorporation presented separately in accordance with SEC requirements. See the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. See the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. See the section entitled “Proposal No. 6 — The NYSE Proposal”; and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Churchill Board
The Churchill Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.
Record Date; Persons Entitled to Vote
Churchill has fixed the close of business on September 14, 2020, as the record date for determining Churchill stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were 137,500,000 shares of Churchill common stock outstanding and entitled to vote. Each share of Churchill common stock is entitled to one vote per share at the special meeting.
Quorum
The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
Vote Required
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote) the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.
The approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal. However, abstentions will count as a vote “AGAINST” the charter proposal.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.
Voting Your Shares
Each share of Churchill common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your shares of Churchill common stock at the special meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website https://www.cstproxy.com/churchillcapitaliii/2020. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Instructions on how to attend and participate at the special meeting are available at https://www.cstproxy.com/churchillcapitaliii/2020.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Churchill can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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you may send another proxy card with a later date;

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you may notify Churchill’s Secretary in writing before the special meeting that you have revoked your proxy; or

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you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Churchill common stock, you may call Mackenzie, Churchill’s proxy solicitor, at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free) or Churchill at (212) 380-7500.
Redemption Rights
Pursuant to our current certificate of incorporation, holders of public shares may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date who votes “for” or “against” the business combination proposal may demand that Churchill redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.04 per share as of September 14, 2020, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions.
Churchill stockholders who seek to redeem their public shares for cash must affirmatively vote “for” or “against” the business combination proposal. Churchill stockholders who do not vote with respect to the business combination proposal, including as a result of an abstention or a broker non-vote, may not redeem their shares for cash. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the business combination is not approved or completed for any reason, then Churchill’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Churchill will promptly return any shares delivered by public holders. Additionally, if Churchill would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, Churchill will not be able to consummate the business combination.
The closing price of Churchill’s Class A common stock on September 14, 2020, the record date for the special meeting, was $11.09 per share. The cash held in the trust account on such date was approximately $1,104,000,000 ($10.04 per public share). Prior to exercising redemption rights, stockholders should verify the market price of Churchill common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Churchill cannot assure its stockholders that they will be able to sell their shares of Churchill common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote “for” or “against” the business combination proposal and properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to Churchill’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.
Appraisal Rights
Neither stockholders, unitholders nor warrant holders of Churchill have appraisal rights in connection the business combination under the DGCL.
Proxy Solicitation Costs
Churchill is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail. Churchill and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Churchill will bear the cost of the solicitation.
Churchill has hired Mackenzie to assist in the proxy solicitation process. Churchill will pay that firm a fee of  $15,000 plus disbursements. Such payment will be made from non-trust account funds.
Churchill will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Churchill will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Churchill’s stockholders are being asked to approve the business combination with MultiPlan Parent described in this proxy statement, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement. The discussion in this proxy statement of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement.
You should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.
We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.
General
Structure of the Transactions
Pursuant to the Merger Agreement, a business combination between Churchill and MultiPlan Parent will be effected through the First Merger, whereby First Merger Sub will merge with and into MultiPlan Parent with MultiPlan Parent surviving such merger as a wholly owned subsidiary of Churchill, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, MultiPlan Parent will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of Churchill. Pursuant to the Plan of Liquidation, on the day prior to the Closing Date, Holdings will distribute beneficial ownership of its shares of MultiPlan Parent stock to Holdings’ equityholders and Holdings will, as agent on behalf of Holdings’ equityholders, receive and distribute the merger consideration to Holdings’ equityholders.
The Mergers will be effected as described in the following diagram:
The following diagram depicts the current ownership structure of MultiPlan Parent and its subsidiaries:

The following diagram illustrates the ownership structure of Churchill immediately following the business combination (percentages shown as basic ownership) and (a) excludes the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes and (b) assumes that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account:

Sponsor (and its affiliates)
Churchill Public Stockholders
Common PIPE Investors
MultiPlan Parent's Current Investors
4.2%
16.0%
19.2%
60.5%
Churchill Capital Corp. III
Convertible PIPE Investors
Music Merger Sub II LLC
MultiPlan and Subsidiaries

Merger Consideration
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Holdings, as agent on behalf of Holdings’ equityholders, will be equal to $5,678,000,000 and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in Churchill’s trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the Subscription Agreements as of immediately prior to the closing, minus (ii) the aggregate principal amount of MultiPlan Parent’s outstanding Senior PIK Notes (excluding any accrued and unpaid interest or applicable premium thereunder); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. If the closing occurs when less than all of the Convertible PIPE Investment has been funded to Churchill and the Closing Cash Consideration as otherwise determined in accordance with the definition thereof would be less than $1,521,000,000, then (other than in specified circumstances), the Closing Cash Consideration will be increased, notwithstanding such calculation to $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in 415,700,000 shares of Churchill’s Class A common stock in an amount equal to $10.00 per share, assuming that $1,521,000,000 of Closing Cash Consideration is paid to Holdings. Please see the summary of the Merger Agreement in the section entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below.
Impact of the Business Combination on Churchill’s Public Float
It is anticipated that, upon completion of the business combination: (i) Churchill’s public stockholders (other than the Common PIPE Investors) will retain an ownership interest of approximately 16.0% in the post-combination company; (ii) the Common PIPE Investors will own approximately 19.2% of the post-combination company; (iii) the Sponsor will own approximately 4.2% of the post-combination company; and (iv) current indirect investors in MultiPlan Parent will own approximately 60.5% of the post-combination company. These levels of ownership interest: (a) exclude the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes and (b) assume that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.
For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”

The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by Churchill’s public stockholders and the maximum redemptions by Churchill’s public stockholders:
	Assuming No Redemptions	Assuming Maximum Redemptions
Churchill existing public stockholders	16.0%	4.2%
Common PIPE Investors	19.2%	21.9%
Sponsor (and its affiliates)	4.2%	4.8%
MultiPlan Parent’s current Investors	60.5%	69.0%
These levels of ownership interest (i) exclude the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes; (ii) assume, in the no redemption scenario, that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account and (iii) are determined, in the maximum redemption scenario, by assuming 25,429,500 shares of Churchill’s Class A common stock will not be redeemed due to the Non-Redemption Agreements.
Certain Agreements Related to the Business Combination
Merger Agreement
The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.
Closing and Effective Time of the Transactions
The closing of the Transactions will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transactions,” unless Churchill and MultiPlan Parent agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval of Churchill’s stockholders at special meeting of such stockholders described in this proxy statement.
Representations and Warranties
The Merger Agreement contains representations and warranties of MultiPlan Parent relating, among other things, to:
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corporate organization;

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subsidiaries;

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the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

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no conflict;

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consent, approval or authorization of governmental authorities;

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current capitalization;

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capitalization of subsidiaries;

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financial statements;

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absence of undisclosed liabilities;

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litigation and proceedings;

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compliance with laws;

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contracts and absence of defaults;

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benefit plans;

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labor matters;

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taxes;

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insurance;

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permits;

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machinery, equipment and other tangible property;

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real property;

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intellectual property and IT security;

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environmental matters;

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absence of material adverse effect and certain changes;

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brokers’ fees;

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healthcare matters;

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insurance regulatory matters;

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related party transactions; and

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this proxy statement.

The Merger Agreement contains representations and warranties of Churchill, First Merger Sub and Second Merger Sub relating, among other things, to:
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corporate organization;

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the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

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no conflict;

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litigation and proceedings;

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consent, approval or authorization of governmental authorities;

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financial ability and trust account;

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brokers’ fees;

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SEC reports, financial statements and Sarbanes-Oxley Act;

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absence of undisclosed liabilities;

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business activities;

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tax matters;

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capitalization;

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NYSE listing;

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PIPE Investment;

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sponsor agreement;

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non-redemption agreements;

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related party transactions;

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Investment Company Act of 1940; and

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no foreign person(s).

Covenants
The parties have each agreed to use commercially reasonable efforts to obtain certain required consents and approvals so long as any consents required pursuant to any material contract of MultiPlan Parent or any of its subsidiaries is not otherwise terminable at will, for convenience or upon or after notice of termination is provided by a party thereto. The parties have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Transactions as soon as practicable.
Prior to the closing of the Transactions, MultiPlan Parent has agreed to, and cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business and to continue to accrue and collect accounts receivables, accrue and pay accounts payable and other expenses as well as establish reserves for uncollectible accounts in accordance with past practices, in each case, including recent past practice in light of the current COVID-19 pandemic.
MultiPlan Parent and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, required by law or in connection with certain pre-closing recapitalization transactions contemplated to be entered into between MultiPlan Parent, Holdings and the equityholders of Holdings, and subject to certain disclosed exceptions, neither MultiPlan Parent nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions without the prior written consent of Churchill (which consent will not be unreasonably conditioned, withheld, delayed or denied):
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change or amend its certificate of formation or incorporation, limited liability company agreement, bylaws or other organizational documents, except as otherwise required by law;

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make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of MultiPlan Parent to MultiPlan Parent or any other wholly owned subsidiaries of MultiPlan Parent;

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enter into, assume, assign, amend or modify any material term of or terminate any collective bargaining or similar agreement of MultiPlan Parent or any of its subsidiaries (other than entry into such agreements in the ordinary course of business);

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issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of MultiPlan Parent or any of its subsidiaries;

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issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of MultiPlan Parent;

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subject to certain exceptions, sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien on any material assets, rights or properties;

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(i) cancel or compromise any claim or indebtedness owed to MultiPlan Parent or any of its subsidiaries, (ii) settle any pending or threatened action or proceeding (a) if such settlement would require payment by MultiPlan Parent in an amount greater than $1,000,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to MultiPlan Parent and its subsidiaries any confidentiality or similar Contract to which MultiPlan Parent or any of its subsidiaries are a party;

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except as otherwise required by law or the terms of any existing company benefit plan, policy or contract of MultiPlan Parent or its subsidiaries as in effect as on the date of the Merger Agreement, (i) materially increase the compensation or benefits of any employee, officer, director or consultant of MultiPlan Parent or any of its subsidiaries except for increases in salary, hourly wage rates, declaration of bonuses or benefits (other than severance, retention or retirement benefits) made in the ordinary course of business to such employees, officers, directors or consultants with annual base salary less than $300,000 or for ordinary course annual salary increases for 2020 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by MultiPlan Parent and its subsidiaries in calendar year 2019, (ii) make any grant of any severance, retention or termination payment to any person, except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice, (iii) make any change in the key management structure of MultiPlan Parent or any of its subsidiaries, including the hiring of additional officers or the termination of existing officers, (iv) hire any employee or service provider having an annual base salary in excess of $300,000 or (v) except in the ordinary course of business or as required by the terms of any existing company benefit plan or policy, establish, adopt, enter into, amend in any material respect or terminate any company benefit plan or policy;
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acquire (by merger, consolidation, acquisition of a substantial portion of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties or businesses;

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make any loans or advance any money or other property to any third party, except for certain advances to employees or officers, prepayments and deposits paid to suppliers of MultiPlan Parent and its subsidiaries and trade credit extended to customers of MultiPlan Parent or any of its subsidiaries, in each case, in the ordinary course of business;

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enter into, assume, assign, amend or modify any material term or terminate certain types of contracts of MultiPlan Parent and its subsidiaries or any real property lease, other than in the ordinary course of business;

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redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of MultiPlan Parent or any of its subsidiaries;

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adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of MultiPlan Parent;

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make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of MultiPlan Parent and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MultiPlan Parent or its subsidiaries;

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make or change any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement;

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directly or indirectly incur or modify in any material respect the terms of, any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than indebtedness under the MPH Holdings senior secured credit facility, the 7.125% Senior Notes, the Senior PIK Notes or capital leases entered into in the ordinary course of business);

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voluntarily fail to maintain in full force and effect material insurance policies covering MultiPlan Parent and its subsidiaries in a form and amount consistent with past practices;

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enter into any transaction or materially amend any existing agreement with any person that, to the knowledge of MultiPlan Parent, is an affiliate of Holdings, MultiPlan Parent or its subsidiaries subject to certain exclusions, including ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of MultiPlan Parent or its subsidiaries;

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enter into any contract that materially restricts MultiPlan Parent or its subsidiaries to engage or compete in any line of business or enter into any new line of business;

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make any capital expenditures that exceed $1,000,000 in the aggregate other than as consistent with MultiPlan Parent’s annual capital expenditures budget for periods following July 12, 2020; or

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enter into any agreement, or otherwise become obligated, to do any of the foregoing.

MultiPlan Parent and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Churchill nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions, among others, without the prior written consent of MultiPlan Parent (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which MultiPlan Parent’s consent may be granted or withheld in its sole discretion):
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change, modify or amend Churchill’s trust agreement or organizational documents or the organizational documents of the First Merger Sub or Second Merger Sub;

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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Churchill;

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split, combine or reclassify any capital stock of, or other equity interests in, Churchill;

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other than in connection with the Churchill Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by Churchill’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Churchill;

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make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement;

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enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Churchill (including (i) the sponsors or anyone related by blood, marriage or adoption to any sponsor and (ii) any Person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

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waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability;

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incur, guarantee or otherwise become liable for any indebtedness other than the issuance of the Convertible Notes on the terms set forth in the Convertible Subscription Agreements;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Churchill or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (i) issuance of Churchill’s Class A common stock in connection with the exercise of any warrants outstanding on the date of the Merger Agreement, (ii) issuance of Convertible Notes on the terms set forth in the Convertible Subscription Agreements, or (iii) issuance of Churchill’s Class A common stock at not less than $10 per share and the issuance of warrants to purchase up to 6,500,000 shares of Churchill’s Class A common stock at a price per share of not less than $12.50 per share, in each case, on the terms set forth in the Common Subscription Agreements; or

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amend, modify or waive any of the terms or rights set forth in, any warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:
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the parties to prepare and file this proxy statement and to solicit proxies from Churchill stockholders to vote on the proposals that will be presented for consideration at the special meeting;

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compliance with the notification and reporting requirements under the HSR Act (such filing was made on July 23, 2020 and early termination was granted on August 4, 2020);

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mutual exclusivity during the interim period between signing of the Merger Agreement and closing of the Transactions;

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each party to take certain actions to effect the intended tax treatment of the Transactions;

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the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

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the redemption of the Senior PIK Notes;

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the parties to cooperate;

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customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Churchill and MultiPlan Parent and each of their respective subsidiaries;

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Churchill to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein;

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Churchill to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to Churchill in the Sponsor Agreement and each Non-Redemption Agreement and to enforce its rights under each such agreement;

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Churchill to use its reasonable best efforts to ensure Churchill remains listed as a public company on, and for shares of Churchill’s Class A common stock and warrants (but in the case of the warrants, only to the extent issued as of July 12, 2020) to be listed on, the NYSE;

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Churchill to take all commercially reasonable steps as may be required to cause any acquisition or disposition of Churchill’s Class A common stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Churchill to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Churchill to approve and, subject to approval of the stockholders of Churchill, adopt, a management incentive equity plan as mutually agreed by Churchill and MultiPlan Parent prior to the closing of the Transactions; and

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Churchill from signing of the Merger Agreement to closing of the Transactions to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would cause Churchill to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

In addition, the Merger Agreement expressly permits MultiPlan and its affiliates to purchase public shares, whether privately or in the open market. As of September 14, 2020, the record date for the special meeting, a subsidiary of MultiPlan Parent beneficially owned an aggregate of 9,094,876 shares of Churchill's Class A common stock and is required to vote such shares in the same proportion as the shares of Churchill's common stock actually voted by holders thereof other than MultiPlan Parent and its subsidiaries in respect of each of the proposals to be voted on at the special meeting. See “Beneficial Ownership of Securities” for additional information.
Conditions to Closing of the Transactions
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal, as described in this proxy statement.
In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:
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the early termination or expiration of the waiting period under the HSR Act (early termination was granted on August 4, 2020);

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no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins or prohibits the consummation of the Transactions;

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Churchill having at least $5,000,001 of net tangible assets remaining after redemptions by Churchill stockholders; and

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the delivery by each of MultiPlan Parent and Churchill to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

Churchill’s Conditions to Closing
The obligations of Churchill, First Merger Sub and Second Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
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the accuracy of the representations and warranties of MultiPlan Parent (subject to customary bring-down standards); and

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the covenants of MultiPlan Parent having been performed in all material respects.

The Company’s Conditions to Closing
The obligations of MultiPlan Parent to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
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the accuracy of the representations and warranties of Churchill, First Merger Sub and Second Merger Sub (subject to customary bring-down standards);

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the covenants of Churchill, First Merger Sub and Second Merger Sub having been performed in all material respects;

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there being at least $2,700,000,000 of Available Closing Acquiror Cash; and

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the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that MultiPlan Parent is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Waiver
Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to Churchill’s current certificate of incorporation, Churchill cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.
The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Churchill and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.
Termination
The Merger Agreement may be terminated and the Transactions abandoned, but not later than the closing of the Transactions, as follows:
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by mutual written consent of Churchill and MultiPlan Parent;

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by Churchill if the Transactions are not consummated on or before January 28, 2021 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by Holdings or MultiPlan Parent with respect to the

Merger Agreement or any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before January 28, 2021 until 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that Churchill’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the termination date;
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by MultiPlan Parent if the Transactions are not consummated on or before January 28, 2021, provided that MultiPlan Parent’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

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by either Churchill or MultiPlan Parent if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to closing of the Transactions not to be satisfied and has not cured its breach, if curable, within thirty days of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date or, in the case of a termination by MultiPlan Parent, the extended Termination Date, as applicable;

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by either Churchill or MultiPlan Parent if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Mergers; or

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by either Churchill or MultiPlan Parent if stockholder approval is not obtained at the stockholders’ meeting (subject to any adjournment or postponement thereof), provided that Churchill is not entitled to terminate on these grounds if, at the time of such termination, Churchill is in breach of certain obligations with respect to this proxy statement and the stockholders’ meeting.

Effect of Termination
In the event of proper termination by either Churchill or MultiPlan Parent, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, Churchill shall bear and pay all of its transaction expenses in an amount not to exceed $91,500,000 and all transaction expenses of or payable by Holdings, MultiPlan Parent and its subsidiaries. The payment of such transaction expenses of Churchill, Holdings, MultiPlan Parent and its subsidiaries may be deferred to the extent necessary such that payment of such expenses, together with the cash of Holdings, MultiPlan Parent and its Subsidiaries used to complete the satisfaction and discharge of the Senior PIK Notes, does not violate applicable law, the MPH Holdings senior secured credit facilities or the 7.125% Senior Notes Indenture.
Amendments
The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Churchill would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Churchill common stock as promptly as practicable.
Governing Law; Consent to Jurisdiction
The Merger Agreement is governed by the laws of the State of Delaware. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware.

Voting and Support Agreements
In connection with the Merger Agreement, on July 12, 2020, MultiPlan Parent and Holdings entered into the Voting and Support Agreements with the Covered Stockholders. The following summary of the Voting and Support Agreements is qualified by reference to the complete text of the form of Voting and Support Agreement, a copy of which is attached as Annex D to this proxy statement. All stockholders are encouraged to read the form of Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Voting and Support Agreements, the Covered Stockholders, owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which as of September 14, 2020, the record date for the special meeting, represented approximately $290,000,000 of funds in the trust account), agreed to vote all, or a specific portion of, such shares owned by them (the “Covered Shares”): (i) in favor of the adoption of the Merger Agreement and in favor of the approval of the business combination proposal; (ii) against any actions, proposals, transactions or agreements that would reasonably be expected to result in a breach of any representations, warranties, covenants, obligations or agreements of Churchill contained in the Merger Agreement; (iii) in favor of the other proposals set forth in this proxy statement; (iv) for any proposal to adjourn or postpone the applicable special meeting of stockholders to approve matters related to the Merger Agreement and the transactions contemplated thereby to a later date if there are not sufficient votes for approval of such matters or there is not at least $2,700,000,000 of Available Closing Acquiror Cash; and (v) against (a) any alternative proposals or transactions to the Merger Agreement and approval of the business combination and other transactions contemplated by the Merger Agreement, (b) any change in the capitalization of Churchill or any amendment to Churchill’s current certificate of incorporation (except to the extent expressly contemplated by the Merger Agreement), (c) any liquidation, dissolution or other change in Churchill’s corporate structure or business, (d) any action, proposal, transaction or agreement that would result in a material breach of any representations, warranties, covenants, obligations or agreements of the Covered Stockholders contained in the Voting and Support Agreements or (e) any action or proposal involving Churchill or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.
Under the Voting and Supporting Agreements, when taken together with the Sponsor’s agreement to vote in favor of the business combination proposal and the other proposals described in this proxy statement, approximately 41% of the outstanding common stock of Churchill has agreed to vote in favor of the business combination proposal and the other proposals described in this proxy statement.
The Voting and Support Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any Covered Shares held by such Covered Stockholders prior to the termination of the Voting and Support Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Voting and Support Agreements permit the Covered Stockholder party thereto to transfer its Covered Shares following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 Covered Shares (or 2.6% of the outstanding Churchill’s Class A common stock as of September 14, 2020, the record date for the special meeting) are subject to the permitted transfer provisions of the Voting and Support Agreements described in the prior sentence.
Each Voting and Support Agreement will terminate upon the earlier of (i) the effective time of the First Merger, (ii) the date and time of termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the parties to such Voting and Support Agreement.
Non-Redemption Agreements
In connection with the Merger Agreement, on July 12, 2020, Churchill, Holdings and MultiPlan Parent entered into Non-Redemption Agreements with each of the Covered Stockholders. The following summary of the Non-Redemption Agreements is qualified by reference to the complete text of the form of Non-Redemption Agreement, a copy of which is attached as Annex E to this proxy statement. All stockholders are encouraged to read the form of Non-Redemption Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Non-Redemption Agreements, the Covered Stockholders, owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (which represents approximately $290,000,000 of funds in the trust account), agreed not to elect to redeem or tender or submit for redemption any Covered Shares held by such Covered Stockholders in connection with the Stockholder Redemption or the Transactions. In the event a Covered Stockholder makes a Redemption Election with respect to any of its Covered Shares, such Covered Stockholder unconditionally and irrevocably agrees to subscribe for and purchase from Churchill, and Churchill agrees to issue and sell to such Covered Stockholder, the same number of such Redeemed Shares, for a per share purchase price equal to the amount to be received for each Redeemed Share in connection with such Redemption Election.
If the closing of the Backstop Subscription does not occur prior to the consummation of the Transactions due solely to a material breach of the Non-Redemption Agreement by a Covered Stockholder, then Holdings or one or more of its equityholders may, within thirty (30) days after the consummation of the Transactions, cause such Covered Stockholder to purchase from Holdings (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the number of Backstop Shares that such Covered Stockholder failed to purchase at the closing of the Backstop Subscription, for a per share purchase price equal to the amount received for such Covered Stockholder’s Redeemed Shares in connection with such Covered Stockholder’s Redemption Election.
The Non-Redemption Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any Covered Shares held by such Covered Stockholders prior to the termination of the Non-Redemption Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Non-Redemption Agreements permit the Covered Stockholder party thereto to transfer its Covered Shares following the date that the closing price of the shares of Churchill’s Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 Covered Shares are subject to the permitted transfer provisions of the Non-Redemption Agreements described in the prior sentence.
Investor Rights Agreement
Concurrently with the execution of the Merger Agreement, Churchill entered into the Investor Rights Agreement with Holdings, H&F, the Sponsor, the PIF, and the other parties named therein, pursuant to which the parties thereto will have certain rights and obligations following the closing of the Transactions. The following summary of material provisions of the Investor Rights Agreement is qualified by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex C to this proxy statement. All stockholders are encouraged to read the Investor Rights Agreement in its entirety for a more complete description of the terms and conditions of the Investor Rights Agreement.
Board of Directors
Pursuant to the Investor Rights Agreement, H&F and certain of its affiliates (together, the “H&F Holder”) has the right to nominate three directors to the Churchill Board and the Sponsor will have the right to nominate three directors to the Churchill Board. Four directors will be independent directors, two of such independent directors have been specified in the Investor Rights Agreement and two of which initially will be nominated by H&F (subject to the Sponsor’s approval), and one director will be the chief executive officer of the post-combination company. Churchill will, and the other parties to the Investor Rights Agreement agreed with Churchill to, take all necessary actions to cause the board nominees designated pursuant to the Investor Rights Agreement to be elected to the Churchill Board.
The H&F Holder’s right to nominate directors to the Churchill Board is subject to its (and its permitted transferees’) beneficial ownership of specified amounts of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date. If the H&F Holder (or its permitted transferees) owns beneficially: (i) 50% or greater of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate three directors; (ii) less than 50% but greater than or equal to 25% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate two directors; (iii) less than 25% but greater than or equal to 10% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will have the right to nominate one director; and (iv) less than 10% of such shares of Churchill’s Class A common stock beneficially owned by the H&F Holder on the Closing Date, it will not have the right to nominate any directors pursuant to the Investor Rights Agreement.
The Sponsor’s right to nominate directors to the Churchill Board is subject to its (and its permitted transferees’) beneficial ownership of specified amounts of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date. If the Sponsor (or its permitted transferees) owns beneficially: (i) 75% or greater of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate three directors; (ii) less than 75% but greater than or equal to 50% of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate two directors; (iii) less than 50% but greater than or equal to 25% of such shares of Churchill’s Class A common stock beneficially owned by the Sponsor on the Closing Date, it will have the right to nominate one director; and (iv) less than 25% of such shares of Churchill’s Class A common stock, it will not have the right to nominate any directors.
Following completion of the initial terms of each of the independent directors, the independent directors will be nominated by the Nominating and Corporate Governance Committee. In addition, for so long as the PIF beneficially owns 50% or greater of the shares of Churchill’s Class A common stock beneficially owned by the PIF on the Closing Date, then the PIF has the right to appoint one non-voting board observer to the Churchill Board. The PIF’s right to appoint such non-voting observer to the Churchill Board will commence following the closing of the Transactions and upon receipt of applicable clearance from The Committee on Foreign Investment in the United States.
Lock-Up
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill, subject to certain exceptions, not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock or certain warrants to purchase shares of Churchill’s Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for the following time periods after the Closing Date:
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in the case of the H&F Holder, 6 months (the “Initial Lock-Up Period”);

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in the case of the Sponsor, 18 months (the “Lock-Up Period”);

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in the case of the parties who are current or former employees of MultiPlan Parent, 12 months; and

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in the case of the other parties (other than PIF), between 12 and 18 months.

Additionally, following certain underwritten offerings of Churchill’s equity securities, such parties will also agree to a customary market stand-off period not to exceed 90 days.
Registration Rights
Pursuant to the Investor Rights Agreement, Churchill will file a shelf registration statement within 45 days following the Closing Date in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use reasonable best efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of Churchill beneficially owned by such parties as of the Closing Date. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of Churchill and certain other registration rights.
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Following the Initial Lock-Up Period, the H&F Holder will be entitled to initiate unlimited shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following the one-year anniversary of the Closing Date, if there has been no registered offering pursuant to which the parties participated prior to such date, certain other parties will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registration, subject to participation rights of certain other parties.
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Following the Lock-Up Period, the Sponsor will be entitled to initiate up to two (2) underwritten shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following the applicable lock-up period with respect to each party, such party will be entitled to initiate unlimited non-underwritten shelf take-downs.

Any underwritten offering of Churchill’s equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, Churchill will agree to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Sponsor Agreement
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. The following summary of the Sponsor Agreement is qualified by reference to the complete text of the form of Sponsor Agreement, a copy of which is attached as Annex I to this proxy statement. All stockholders are encouraged to read the form of Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock, in connection with the stockholder redemption and (iii) be bound to certain other obligations as described therein.
Additionally, 12,404,080 of the Sponsor’s shares of Churchill’s Class B common stock (including shares of Churchill’s Class A common stock issued upon conversion of the Churchill’s Class B common stock) and 4,800,000 private placement warrants will unvest as of the Closing Date and will revest at such time as, during the 4-year period starting on the 1-year anniversary of the Closing Date and ending on the 5-year anniversary of the Closing Date, the closing price of Churchill’s Class A common stock exceeds $12.50 for any forty (40) trading days in a sixty (60) consecutive day period. Sponsor also agreed not to transfer such 4,800,000 private placement warrants until the eighteen (18) month anniversary of the Closing Date.
Subscription Agreements
Common Subscription Agreements
In connection with the execution of the Merger Agreement, (a) Churchill entered into the PIF Common Subscription Agreement with the PIF and (b) Churchill, Holdings and MultiPlan Parent entered into the Other Common Subscription Agreements with the other Common PIPE Investors. The following summary of the Common Subscription Agreements is qualified by reference to the complete text of the form of the Other Common Subscription Agreement, a copy of which is attached as Annex F-1 to this proxy statement and the form of the PIF Common Subscription Agreement, a copy of which is attached as Annex F-2 to this proxy statement. All stockholders are encouraged to read the form of Common Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Common Subscription Agreements, Churchill has agreed to issue and sell to the Common PIPE Investors and the Common PIPE Investors have agreed to buy (x) 130,000,000 shares of Churchill’s Class A common stock (collectively, the “Subscribed Shares”) at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the Closing Date). The Common PIPE Investment is subject to an original issue discount of 1% for subscriptions of equal to or less than $250,000,000 and an original issue discount of 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued.
The closing of the Common PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Common PIPE Investment.
The Common Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. The counterparties to certain of the Common Subscription Agreements are affiliates of directors of Churchill and such Common Subscription Agreements have been approved by Churchill’s audit committee and board of directors in accordance with Churchill’s related persons transaction policy.
If the closing of the Common PIPE Investment by any Common PIPE Investor (other than PIF) does not occur prior to the consummation of the Transactions due to a breach of the Common Subscription Agreement by such Common PIPE Investor, then Holdings or one or more of its equityholders may, within thirty (30) days after the consummation of the Transactions, cause such Common PIPE Investor to purchase from Holdings (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the number of Subscribed Shares that such Common PIPE Investor failed to purchase at the closing of the Common PIPE Investment, for a per share purchase price equal to $10.00 per share.
Convertible Subscription Agreements
In addition, Churchill entered into the Convertible Subscription Agreements with the Convertible PIPE Investors. The following summary of the Convertible Subscription Agreements is qualified by reference to the complete text of the form of Convertible Subscription Agreement, a copy of which is attached as Annex G to this proxy statement. All stockholders are encouraged to read the form of Convertible Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Convertible Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement), Churchill has agreed to issue and sell to the Convertible PIPE Investors, and the Convertible PIPE Investors have agreed to buy Convertible Notes in the aggregate principal amount of $1,300,000,000. The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at Churchill’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. Churchill may redeem the Convertible Notes after the third anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of Churchill’s Class A common stock exceeds 130% of the conversion price twenty (20) out of the preceding thirty (30) trading days. There will be customary registration rights with respect to the Churchill’s Class A common stock issuable upon conversion of the Convertible Notes.
Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of MultiPlan Parent. The Convertible Notes are being issued with an original issue discount of 2.5%.
The proceeds of the PIPE Investment will be used to fund a portion of the amount necessary to consummate the Transactions, including the repayment of certain specified debt of a subsidiary of MultiPlan Parent. The counterparty to one of the Convertible Subscription Agreements is an affiliate of a director of Churchill and such Convertible Subscription Agreement has been approved by Churchill’s audit committee and board of directors in accordance with Churchill’s related persons transaction policy.
Name, Headquarters; Stock Symbols
The name of the post-combination company after the consummation of the Transactions will be MultiPlan Corporation and our headquarters will be located at 115 Fifth Avenue, New York, New York 10011. We intend to apply to continue the listing of Churchill’s Class A common stock and public warrants on NYSE and Churchill’s Class A common stock and warrants will begin trading on the NYSE under the symbols “MPLN” and “MPLN.WS” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Background of the Transactions
Churchill is a blank check company formed as a corporation in Delaware on October 30, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with MultiPlan is the result of an extensive search for a potential transaction, whereby Churchill evaluated several dozen potential targets utilizing Churchill’s global network and the investing, operating and transaction experience of the Sponsor, Churchill’s management team, advisory partners and the Churchill Board. The terms of the Transactions are the result of arm’s-length negotiations between representatives of Churchill and representatives of MultiPlan over the course of four months. The following is a brief discussion of the background of these negotiations, the Merger Agreement and Transactions.
On February 19, 2020, Churchill completed its initial public offering. Prior to the consummation of the Churchill IPO, neither Churchill, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Churchill.
After the Churchill IPO, Churchill commenced an active search for prospective businesses and assets to acquire.
In evaluating potential businesses and assets to acquire, Churchill, together with its advisory partners and the Sponsor, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, Churchill looks for acquisition targets that are (i) of a size relevant to the public marketplace, and (ii) positioned, operationally and financially, to be successful as a public company. Churchill further looks for those transactions that it believes that, if entered into, would be well-received by the public markets. In particular, Churchill generally seeks to identify companies that (a) have an existing strong management team, (b) have a competitive advantage, (c) have significant streams of recurring revenue, (d) have a significant total addressable market and growth expansion opportunities, (e) provide an opportunity for operational improvement, (f) have attractive steady-state margins and high incremental margins and (g) generate significant cash flow. Churchill also seeks to identify companies that it believes would benefit from the expertise of Churchill’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. Churchill generally applies these criteria when evaluating potential targets. In connection with this process, Churchill was assisted by KG, which, at Churchill’s direction, provides analytical support in evaluating potential targets, as well as a range of advisory services regarding mergers and acquisitions and capital market activities, including structuring advice, capital markets analyses, capital raising, marketing, investor relations and due diligence support. KG was formally retained by Churchill in connection with the Transactions on July 12, 2020.
Representatives of Churchill and the Sponsor contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. Churchill and the Sponsor evaluated several dozen potential acquisition targets, including targets that were identified by Churchill’s management, advisory partners and representatives. In connection with evaluating such opportunities, representatives of Churchill and the Sponsor met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, several potential target opportunities.
During this process, MultiPlan was identified as a potential acquisition target by Churchill. MultiPlan was initially identified as a potential acquisition target as a result of certain members of Churchill management and the Churchill Board being familiar with MultiPlan’s business and management given their experience as investment bankers and/or investors, and MultiPlan’s reputation as a longstanding leader in its industry.
On March 3, 2020, representatives of Churchill, including Michael Klein, the Chief Executive Officer, President and Chairman of Churchill, met with Mark Tabak, the Chief Executive Officer of MultiPlan, and Allen Thorpe, a director of MultiPlan and a Partner of H&F, at H&F’s office in New York City to discuss potential strategic transactions involving MultiPlan and Churchill, including Churchill providing financing support for a potential transaction between MultiPlan and a third party, as well as a potential business combination between Churchill and MultiPlan. In connection with discussions regarding a potential business combination between Churchill and MultiPlan, Churchill indicated that a potential enterprise value for MultiPlan (subject to due diligence and a more complete understanding of MultiPlan’s business, financials and prospects) could be approximately $12 billion, but Mr. Thorpe indicated that, at the time, MultiPlan was not interested in pursuing a potential business combination with Churchill, and believed that the other potential transaction would be a better opportunity for MultiPlan and its stockholders.
From April 17, 2020 through April 27, 2020, Mr. Klein and representatives of KG spoke with Mr. Tabak, as well as other representatives of MultiPlan and H&F, about the potential benefits of a business combination involving MultiPlan and Churchill, including the strategic value that Churchill and its operating partners could bring to the business, as well as the ability to take MultiPlan public through a merger transaction involving Churchill. During the April 17, 2020 discussion, Churchill indicated that, taking into consideration then-current market conditions, including the COVID-19 pandemic and the trading multiples of companies with characteristics similar to MultiPlan, and subject to satisfactory completion of its due diligence review, it would be interested in acquiring all of the outstanding equity interests of MultiPlan Parent for an enterprise value of $10.5 billion. The representatives of Churchill discussed with the representatives of MultiPlan that such proposal was based upon the assumptions that (1) MultiPlan would be sufficiently de-levered to support its strategic plan and to maintain a capital structure that would be reasonable as compared to its peers that are publicly traded, (2) the board of directors of the post-combination company would be a balanced and independent board (and not one majority controlled by H&F), (3) H&F and other MultiPlan shareholders would rollover a significant stake of their equity in MultiPlan Parent in the transaction and (4) Churchill and its advisors, including certain of its operating partners, would have wide ranging access to complete their due diligence review, including the ability to speak with certain significant customers at the appropriate time.
On April 27, 2020, Mr. Thorpe, Mr. Tabak and David Redmond, the Chief Financial Officer of MultiPlan, called Mr. Klein to discuss a potential transaction between Churchill and MultiPlan, including how such a transaction could enable MultiPlan to grow more rapidly, including by consummating additional acquisitions. Thereafter, Mr. Thorpe called Mr. Klein to inform him that MultiPlan would agree to allow Churchill to commence a due diligence review of MultiPlan’s business, and that Churchill had three to six weeks to develop its views on valuation through such due diligence. On May 1, 2020, Churchill sent an initial due diligence request list to MultiPlan.
On May 4, 2020, MultiPlan, Inc. and Churchill executed a non-disclosure agreement, which was subsequently amended on May 21, 2020, to facilitate the exchange of information in connection with a potential transaction. Throughout the month of May 2020, Churchill engaged in a business and financial due diligence review of MultiPlan, and representatives of each party and certain of their respective advisors (acting at the direction of their respective party) held numerous calls in furtherance of that review. During that review, Churchill was introduced to both the data analytics services launched by MultiPlan in the preceding seven years, which services have been principally responsible for the growth of MultiPlan and now represent a majority of MultiPlan’s revenues, as well as to the market and customer opportunities that are expected to drive MultiPlan’s future growth.
On May 7, 2020, representatives of Churchill met with representatives of Citigroup, Inc. (“Citi”) to discuss raising additional capital from private investors in connection with a potential business combination with MultiPlan via a private placement. Churchill and Citi subsequently entered into an engagement letter on July 12, 2020 whereby Citi was engaged to act as a financial and capital markets advisor in connection with the Transactions and a placement agent in connection with the PIPE Investment.
On May 8, 2020, Mr. Klein and representatives of KG called Mr. Thorpe to discuss, among other things, the status of discussions regarding the proposed business combination. During the call, Mr. Klein reaffirmed Churchill’s proposal to acquire all of the outstanding equity interests of MultiPlan Parent for an enterprise value of $10.5 billion, subject to the same assumptions discussed on April 17, 2020, and discussed with Mr. Thorpe Churchill’s perspective on exploring utilizing a potential private placement of equity capital in connection with financing such a transaction, as well as a proposed timeline for such a transaction. Mr. Thorpe informed Mr. Klein and the representatives of KG that MultiPlan did not believe that $10.5 billion represented sufficient value for MultiPlan’s stockholders, and that MultiPlan was unwilling to agree to the governance and post-closing ownership proposal discussed on April 17th.
On May 18, 2020, representatives of Churchill called representatives of H&F to inform them that, based on the work Churchill had performed to date, including the results of its initial due diligence and evaluation of then-market conditions and the trading multiples of companies with similar characteristics as MultiPlan, and subject to the satisfactory completion of due diligence, Churchill would be willing to explore a potential business combination with MultiPlan whereby Churchill would acquire all of the outstanding equity interests of MultiPlan Parent for an enterprise value of $11 billion, subject to the assumptions discussed on April 17, 2020, including the governance and post-closing ownership proposals. Following that call, Mr. Thorpe called Mr. Klein to inform him that MultiPlan would be willing to continue to explore a potential transaction on that basis.
Also on May 18, 2020, Messrs. Tabak and Klein spoke telephonically to discuss the progress of Churchill’s due diligence efforts.
Following these initial due diligence efforts by Churchill, as well as reaching an initial agreement on the valuation for a potential transaction with MultiPlan, Churchill determined that it was in the best interests of Churchill and its stockholders to prioritize the evaluation and pursuit of a potential business combination with MultiPlan, assuming satisfactory results of Churchill’s due diligence efforts. The decision to slow the pursuit of alternative acquisition targets around this time was generally the result of one or more of (i) Churchill’s determination that these potential targets did not represent as attractive a target as MultiPlan due to a combination of their business prospects, overall strategy, management teams, size, valuation and market conditions, (ii) Churchill’s belief that MultiPlan had a strong business, strong growth prospects, a strong management team and would be less constrained in its ability to grow its business as a result of becoming a public company and de-levering in connection with the potential transaction, (iii) a difference in valuation expectations between Churchill, on the one hand, and a seller, on the other hand or (iv) a potential target’s failure to satisfy the 80% test included in Churchill’s current certificate of incorporation, which requires any business acquired by Churchill to have a fair market value equal to at least 80% of the balance of the funds in the trust account.
On May 20, 2020, Churchill and its advisors were granted access to MultiPlan’s virtual data room to facilitate Churchill’s due diligence review. To support its review, Churchill management directed its legal and financial advisors to assist Churchill in conducting such due diligence and also utilized the services of a leading consulting firm to assist and advise Churchill regarding, among other things, MultiPlan’s market opportunities and competitive landscape, including the potential growth and strategic plan of MultiPlan. From May 20, 2020 through July 12, 2020, Churchill and its advisors continued their broader due diligence review of MultiPlan’s business, including holding numerous diligence calls among Churchill management, MultiPlan management and their respective advisors, speaking with senior leaders of several large customers of MultiPlan to better understand the quality and nature of those relationships, as well as the competitive environment in which MultiPlan operates, and members of the Churchill Board speaking with members of MultiPlan’s management.
On May 21, 2020, Churchill sent a letter (the “May 21 Letter”) to MultiPlan. The May 21 Letter contemplated a business combination between Churchill and MultiPlan whereby MultiPlan would combine with Churchill in a transaction ascribing an enterprise value for MultiPlan of approximately $11 billion. The May 21 Letter provided that the consideration to be paid in connection with such a potential transaction would consist of shares of Churchill common stock and a minimum of $2.7 billion in cash, which cash would be used to purchase approximately $1.5 billion of stock from MultiPlan Parent’s stockholder and to repay approximately $1.2 billion of outstanding indebtedness of MultiPlan’s business. Assuming net indebtedness of MultiPlan of approximately $5.3 billion, the proposal set forth in the May 21 Letter implied share consideration of approximately $4.2 billion in shares of Churchill common stock (assuming a $10 per share value).
On May 27, 2020, representatives of MultiPlan, Churchill, KG and Citi held a telephonic conference to discuss the process regarding the potential business combination, including a proposed transaction structure as well as potential financing for such a transaction.

On May 28, 2020, Churchill delivered a non-binding letter of intent (the “Letter of Intent”) to MultiPlan, Inc. The Letter of Intent contemplated a proposal to acquire all of the outstanding equity interests of MultiPlan Parent for approximately $5.7 billion, composed of approximately $1.4 billion in cash (assuming no redemptions) and $4.3 billion in shares of Churchill common stock (valued at $10 per share). Included in the Letter of Intent was a request for an exclusivity period expiring on July 15, 2020, to allow Churchill to complete its due diligence and to negotiate and finalize definitive documentation. From May 27, 2020 until June 8, 2020, representatives of Churchill and MultiPlan negotiated the terms of the Letter of Intent.
Also on May 28, 2020, with authorization from Churchill and MultiPlan, representatives of Citi began to contact potential investors to discuss their interest in making an equity investment in Churchill pursuant to a private placement in connection with the potential business combination.
From May 28, 2020 through July 12, 2020, representatives of Churchill, KG and Citi hosted numerous discussions with potential investors regarding the possibility of their making an equity investment in Churchill in connection with the potential business combination.
On May 29, 2020, representatives of Weil, Gotshal & Manges LLP (“Weil”), counsel to Churchill, and representatives of Kirkland & Ellis LLP (“Kirkland”), counsel to MultiPlan, discussed various matters in connection with the potential business combination between Churchill and MultiPlan, including potential transaction structure, transaction documentation and financing arrangements.
Throughout May 2020 and June 2020, Mr. Klein periodically provided updates to members of the Churchill Board regarding the potential business combination with MultiPlan.
On June 2, 2020, Mr. Klein spoke with Mr. Thorpe to discuss the continued due diligence efforts, as well as Churchill’s continued interest in a potential business combination with MultiPlan.
On June 5, 2020, Mr. Klein, Mr. Thorpe, Paul Emery, a director of MultiPlan Parent and a Director of H&F, Bill Veghte and representatives of Citi, held a telephone conference to discuss the strategy of marketing MultiPlan, and the ways to utilize MultiPlan’s technology and data to enhance and extend its product offerings.
On June 8, 2020, Churchill and MultiPlan, Inc. executed the Letter of Intent, which reflected the same economic and transaction proposal as the draft delivered by Churchill on May 27, 2020, other than the exclusivity period which expired on June 15, 2020 (which date would be extended to June 30, 2020, if the parties continued to work in good faith towards a potential transaction).
Later on June 8, 2020, Kirkland delivered a draft merger agreement to Weil. From June 8, 2020 through July 12, 2020, the parties and their advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) the level of conditionality in the Merger Agreement, including the amount of cash Churchill would be required to have available at the closing of the Transactions and the sources of such cash; (ii) the unvesting and revesting, as well as the transfer restrictions on, certain of the Sponsor’s shares of Churchill Class A common stock and warrants, (iii) the post-closing governance structure of the combined company and (iv) the scope of the representations and warranties and covenants of the parties.
On June 14, 2020, Kirkland delivered to Weil drafts of the (i) Voting and Support Agreement, pursuant to which certain Churchill stockholders would agree with MultiPlan Parent to vote their shares in favor of the business combination, and (ii) Non-Redemption Agreement, pursuant to which certain Churchill stockholders would agree not to redeem or elect to redeem any shares of Class A common stock in connection with the business combination. From June 14, 2020 through June 26, 2020 Weil and Kirkland exchanged drafts and held conference calls to substantially finalize those documents.
On June 30, 2020, the Churchill Board met telephonically to discuss the potential business combination with MultiPlan, which representatives of KG attended. During the meeting, Mr. Klein updated the Churchill Board on the proposed timeline of the transaction, the potential structure of the transaction and the status of discussions with both MultiPlan, as well as potential investors in the PIPE Investment. Mr. Klein also discussed with the Churchill Board an update on other potential target companies that Churchill management had considered. A question and answer session followed, during which the Churchill directors discussed the matters presented and asked questions of Mr. Klein. Following discussion, the Churchill Board determined that Churchill should continue discussions with MultiPlan regarding a potential business combination, and should keep the Churchill Board apprised of developments as the discussions progressed.
Later on June 30, 2020, further to the Churchill Board’s direction, Mr. Klein and representatives of KG and MultiPlan had a call to discuss the status of the transaction documents, the progress of Churchill’s due diligence review, and an update on the discussions with potential investors in the PIPE Investment.
Between June 30, 2020 and July 5, 2020, representatives of Churchill, MultiPlan and certain of their advisors, acting at the direction of Churchill and MultiPlan, respectively, had a number of calls to discuss, among other things, the status of the potential capital raise via a private placement, as well as an update regarding conversations conducted with certain stockholders of Churchill in connection with such stockholders’ agreeing to support the potential business combination through a voting and support agreement and/or an agreement to not redeem their shares in connection with such a transaction.
On July 4, 2020, Mr. Thorpe, Mr. Klein and Glenn R. August, a director of Churchill and founder, senior partner and Chief Executive Officer of Oak Hill Advisors, participated in an in-person meeting in New York to discuss the status of the transaction generally and specifically the status of the capital raise by Churchill, including Churchill’s proposal to market a portion of the PIPE Investment as a convertible debt security in addition to the Common PIPE Investment.
On July 6, 2020, the Churchill Board met telephonically, with representatives of Weil, Citi and KG participating, to discuss the status of the potential business combination with MultiPlan. During the meeting, Mr. Klein updated the Churchill Board on the status of Churchill’s due diligence review, the proposed timeline of the potential transaction and the status of and interest in the PIPE Investment, including with respect to key potential investors. Mr. Klein discussed with the Churchill Board the financial profile of MultiPlan, as well as the strategic rationale for the Transactions. Representatives of Citi also discussed with the Churchill Board their preliminary views on the valuation of the MultiPlan business implied by the terms of the potential business combination, the potential benefits to stockholders of Churchill of such a transaction, as well as the potential reaction in the capital markets to the Transactions, including the potential impact on Churchill’s stock price as a result of consummating such a transaction. Representatives of Weil then provided an update on the status of the negotiations of the Merger Agreement and the other transaction documents. A question and answer session followed, during which the Churchill directors discussed the matters presented and asked questions of Mr. Klein and the representatives of Weil and Citi. The Churchill Board instructed Weil to continue to negotiate with Kirkland to resolve the open points in the Merger Agreement and the other transaction documents in the manner discussed.
On July 7, 2020, further to the Churchill Board’s direction, Mr. Klein spoke with Mr. Thorpe regarding the potential transaction, including the key outstanding points.
On July 9, 2020, the Churchill Board met telephonically, with representatives of Weil, KG and Citi participating, to discuss the potential business combination with MultiPlan. During the meeting, Mr. Klein updated the Churchill Board on the proposed timeline of the transaction and the status of the PIPE Investment. Representatives of Citi then reviewed with the Churchill Board Citi’s perspective on MultiPlan’s valuation as implied by the terms of the proposed transaction, including the PIPE Investment, how that valuation compared to similar companies, the benefits to Churchill stockholders of consummating such a transaction, the potential reaction in the capital markets to the Transactions, including the potential impact on Churchill’s stock price as a result of consummating such a transaction, and the potential for growth of MultiPlan’s business through acquisition. A question and answer session followed, during which the Churchill directors discussed the matters presented and asked questions of Mr. Klein and the representatives of Citi. Representatives of Weil then reviewed with the Churchill Board its fiduciary duties and updated the Churchill Board on the status of negotiations of the Merger Agreement and other transaction documents. The Churchill Board then discussed certain related party transaction matters arising in connection with the potential business combination, including with respect to the formal engagement of KG, the issuance of the Note to the Sponsor, and the potential participation of Garden State, TBG and Oak Hill in the PIPE Investment (see “Certain Relationships and Related Person Transactions”). The Churchill Board instructed Weil to continue to negotiate with Kirkland to resolve the open points in the Merger Agreement and the other transaction documents in the manner discussed.

Following the meeting and until July 12, 2020, representatives of Weil and Kirkland exchanged drafts of the Merger Agreement and related transaction documents and held calls to resolve the remaining open points in the transaction documents.
On July 12, 2020, the Churchill Board met telephonically to discuss and evaluate the potential business combination with MultiPlan, with representatives of Citi, KG and Weil participating. Representatives of Weil reviewed with the Churchill Board its fiduciary duties and summarized the material terms of the Transactions, including those contained in the Merger Agreement and related transaction documents, as well as those related to the PIPE Investment. The Churchill Board further discussed the resolution of the related party transaction matters that had been discussed during the previous meeting of the Churchill Board (see “Certain Relationships and Related Person Transactions”). Mr. Klein reviewed with the Churchill Board the strategic rationale for the transaction and Churchill management’s perspective on a number of things, including MultiPlan’s valuation as implied by the terms of the proposed transactions, including the PIPE Investment, and how that valuation compared to similar companies (see “Certain Financial Analysis”), the benefits to Churchill stockholders of consummating such a transaction, and the potential for growth of MultiPlan’s business through acquisition. The representatives of Citi discussed with the Churchill Board their views on MultiPlan’s valuation as implied by terms of the proposed transaction, and the potential reaction in the capital markets to the Transactions, including the potential impact on Churchill’s stock price as a result of consummating such a transaction. Mr. Klein then discussed with the Churchill Board the fact that, based upon the forecasts discussed with the Churchill Board (as further described in the section “Certain Forecasted Financial Information for MultiPlan”) both the enterprise value as a multiple of EBITDA and the equity value as a multiple of levered free cash flow (each as defined in, and further described in, “Certain Financial Analysis”) of the pro forma company for the estimated calendar year 2021 was lower than those of a selected group of public companies operating in the sectors in which MultiPlan operates (see “Certain Financial Analysis”), and the representatives of Citi agreed with that analysis and the discussions. The Churchill Board also discussed that the execution of Voting and Support Agreements and Non-Redemption Agreements by holders of 28,979,500 shares of Churchill’s Class A common stock, as well as the fact that the PIPE Investment had been successful at the valuation implied by the Transactions all indicated support for the reasonableness of the consideration being paid. After fulsome discussion, including asking questions of Churchill management and their legal and financial advisors, the Churchill Board determined that based upon the Transaction terms and the financial analysis, the Transactions were fair to, advisable, and in the best interests of Churchill and its stockholders. Upon a motion duly made and seconded, the Churchill Board unanimously (i) determined that it is in the best interests of Churchill and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Mergers be adopted by Churchill’s stockholders.
Later that day, the parties executed the Merger Agreement and the related agreements and the Common PIPE Investors and the Convertible PIPE Investors executed their respective subscription agreements and other documentation related thereto. On the morning of July 13, 2020, before the stock market opened, Churchill and MultiPlan announced the execution of the Merger Agreement and the Transactions.
Churchill’s Board of Directors’ Reasons for Approval of the Transactions
The Churchill Board, in evaluating the Transactions, consulted with Churchill’s management and leading consulting, legal and financial advisors. In unanimously (i) resolving that it is in the best interests of Churchill and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of the Merger Agreement and (iii) adopting a resolution recommending the Mergers be adopted by Churchill’s stockholders, the Churchill Board considered and evaluated a number of factors, including the factors discussed below. The Churchill Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Churchill Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Churchill’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Churchill Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the related agreements and the transactions contemplated thereby, including but not limited to, the following material factors:
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Attractive Valuation.   As more fully described under “— Comparable Company Analysis,” the purchase price values MultiPlan at a discount to selected comparable companies with respect to MultiPlan’s pro forma implied enterprise value as a multiple of adjusted EBITDA, as well as MultiPlan’s pro forma implied equity value as a multiple of levered free cash flow, in each case, for estimated calendar year 2021.

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Reasonableness of Aggregate Consideration.   Following a review of the financial data provided to Churchill, including MultiPlan’s historical financial statements and certain unaudited prospective financial information, Churchill’s due diligence review of the MultiPlan business, the views of Churchill’s financial advisors (which supported Churchill management’s view regarding valuation), the results of the comparable company analysis for the valuation metrics presented and the support for the valuation of MultiPlan implied by the Transactions indicated by the successful commitments obtained in the PIPE Investment, as well as the execution of the Voting and Support Agreements and the Non-Redemption Agreements by holders of 28,979,500 shares of Churchill’s Class A common stock, the Churchill Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Opportunities for Growth in Revenues, Adjusted EBITDA and Free Cash Flow.   With a strategic plan that involves providing MultiPlan’s existing services to its existing customers, refining MultiPlan’s existing products to increase healthcare expense affordability, extending MultiPlan’s platform for new use cases and expanding MultiPlan’s platform for new business models (as further described in “Information about MultiPlan — Our Strategy”), the Churchill Board believed that MultiPlan, on a pro forma basis, could achieve (i) 11-15% annual revenue growth (as compared to 6-8%, if MultiPlan just de-levered as a result of the Transactions and did not implement the strategic plan) representing up to $1.15 billion in incremental revenue and (ii) a 72-77% margin for adjusted EBITDA (as compared to 75-80%, if MultiPlan just de-levered as a result of the Transactions and did not implement the strategic plan) which would result in an illustrative estimated range for adjusted EBITDA in 2025 of approximately $1.275 billion to $1.395 billion, in the case of each of clauses (i) and (ii), assuming successful implementation of the anticipated enhance, extend and expand strategy within 3 – 5 years after implementing the applicable initiatives. The Churchill Board believed that the pro forma business could achieve levered free cash flow conversion of 60-70%, assuming successful implementation of the enhance, extend and expand strategy (representing an illustrative estimated range for levered free cash flow in 2025 of approximately $750 million to $925 million), depending upon MultiPlan’s investment decisions and capital structure.

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Industry Leadership in End-to-End Healthcare Cost Management and Value-Add Claims Payment Processing in the U.S. Healthcare Industry as measured by revenue and claims processed.   MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed with strong fundamentals and a 40-year track record of driving healthcare affordability and delivering value to its customers. Its operations include approximately 1.2 million providers under contract, more than 700 payer customers and more than 60 million consumers on its platform. The Churchill Board believed that MultiPlan’s vast network, comprehensive and diverse data, intellectual property, and proprietary algorithms position it for significant strategic and financial flexibility to accelerate growth.

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Business and Financial Condition and Prospects.   After conducting extensive due diligence, along with their familiarity with MultiPlan’s business from prior commercial experiences, the Churchill Board and Churchill management had knowledge of, and were familiar with, MultiPlan’s business, financial condition, results of operations (including favorable free cash flow generation and current EBITDA margins, as well as the recurring nature of MultiPlan’s revenues) and future growth prospects. The Churchill Board considered the results of the due diligence review of MultiPlan’s business, including its comprehensive and diverse data, intellectual property and network assets, its payor customers, its ability to enhance, extend and expand its platform, the potential impact of COVID-19 on its business, as well as Churchill management having had the opportunity to communicate with senior leaders of several large customers of MultiPlan to better understand the quality and nature of those relationships, as well as the competitive environment in which MultiPlan operates. The Churchill Board also discussed MultiPlan’s current prospects for growth in executing upon and achieving its business plan, and its ability expand the reach of its proprietary platform by integrating new data sources/algorithms, improving API depth and quality, and operationalizing a licensing driven business model to partner with existing software and financial services companies targeting providers and consumers.
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Commitment of MultiPlan’s Owners.   The Churchill Board believed that H&F and other current indirect stockholders of MultiPlan Parent continuing to own more than a majority of the post-combination company on a pro forma basis reflected such stockholders’ belief in and commitment to the continued growth prospects of MultiPlan going forward.

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Post-Combination Board of Directors.   The Churchill Board considered the fact that the board of directors of the post-combination company would be a balanced and independent board of directors (rather than one controlled by H&F and other former indirect stockholders of MultiPlan Parent).

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Liquidity Needs.   The Churchill Board considered the risk that the current public stockholders of Churchill would convert their public shares for cash upon consummation of the Transactions, thereby reducing the amount of cash available to Churchill following the Transactions. The Churchill Board determined that the PIPE Investment and the other Transactions would ensure the funds to complete the Transactions would be readily available.

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Experienced, Proven and Committed Management Team has Generated Consistent High Returns for Investors.   The Churchill Board considered the fact that the post-combination company will be led by the senior management team of MultiPlan, which, with an average of over 30 years of industry or functional experience, has a proven track record of operational excellence, financial performance, growth and ongoing capabilities for innovation, including having successfully delivered value in a highly leveraged capital structure. Management embraced an organic growth strategy, developing unique data analytic services and proprietary algorithms that generate approximately 70 percent of revenues (and growing) from services principally launched in the preceding seven years. The Churchill Board also believed that the willingness of MultiPlan’s management team to both rollover a significant portion of their equity stake, as well as to agree to prohibitions on the transfer of those shares for a period of time following the consummation of the Transactions, reflected management’s belief in and commitment to MultiPlan’s continued growth following the consummation of the Transactions.

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Churchill’s Strong Operating Partners.   The Churchill Board considered the fact that Churchill recruited two of its operating partners both to assist in evaluating MultiPlan’s core business and identifying opportunities and initiatives to accelerate future growth, as well as to remain engaged with MultiPlan’s business following the consummation of the Transactions.

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Paul Galant, former Chief Executive Officer of Citigroup Institutional and Consumer Bank divisions and former Chief Executive Officer of Verifone Systems, Inc., is a senior business leader with deep experience in financial services and technology, and a strong track record in transaction processing, payments, consumer credit, platform services & capital markets. Following the closing of the business combination, Paul is expected to join the combined company as President, New Markets to help drive future growth initiatives and acquisitions.

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Bill Veghte has served as Chief Executive Officer, Executive Chairman, Board member, Chief Operating Officer and Executive Vice President at a variety of technology companies including Microsoft Corp. HP Inc. (Hewlett-Packard), SVMK Inc. (SurveyMonkey) and Xero. He is the founder of Athene Partners. He has deep experience in technology and business transformations with a terrific track record building teams, technology and go-to-market strategies that have created exceptional value for investors. Following the consummation of the business combination and subject to Churchill stockholder approval, Bill will serve as a director of the combined company.

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MultiPlan Being an Attractive Target.   The Churchill Board considered the fact that MultiPlan (i) is of a size relevant to the public marketplace, (ii) has a strong existing management team, (iii) has a significant total addressable market and growth expansion opportunities, (iv) provides an opportunity for operational improvement and (v) would benefit from the consummation of the Transactions as a result of becoming a public company and de-leveraging, which the Churchill Board believed would improve MultiPlan’s ability to grow, including through acquisitions.

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Other Alternatives.   Churchill raised $1,100,000,000 in February 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Churchill has evaluated a number of businesses but has been most impressed by the MultiPlan business. The Churchill Board believed, that based upon the Transaction terms and the financial analysis, that the Transactions create the best available opportunity to maximize value for Churchill stockholders.

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Terms of the Merger Agreement and the Related Agreements.   The Churchill Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Mergers, including each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitment by both MultiPlan and Churchill to complete the Transactions.

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Independent Director Role.   The Churchill Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Transaction, our independent directors, Jeremy Abson, Glenn R. August, Malcolm McDermid, Karen Mills and Bonnie Jonas, took an active role in evaluating the proposed terms of the Transactions, including the Merger Agreement, the related agreements and the amendments to Churchill’s certificate of incorporation to take effect upon the completion of the Transactions. Churchill’s independent directors evaluated and unanimously approved, as members of the Churchill Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

The Churchill Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

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Growth Initiatives May Not be Achieved.   The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

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No Third-Party Valuation.   The risk that Churchill did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

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The Rights of H&F and Other Indirect MultiPlan Stockholders Pursuant to the Investor Rights Agreement.   The risks relating to the rights granted to H&F and other indirect MultiPlan Parent stockholders pursuant to the Investor Rights Agreement, including H&F’s right to nominate the two of the initial four independent directors on the Churchill Board (subject to the Sponsor’s consent), as well as up to three additional directors to the Churchill Board.

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Regulatory Risks.   The risks of changes in MultiPlan’s regulatory environment, including healthcare laws, and the possibility that regulatory authorities may assert that MultiPlan engages in unlawful fee splitting or the corporate practice of medicine.

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Liquidation.   The risks and costs to Churchill if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Churchill being unable to effect a business combination within the completion window and force Churchill to liquidate.

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Stockholder Vote.   The risk that Churchill’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

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Closing Conditions.   The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Churchill’s control.

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Churchill Stockholders Holding a Minority Position in the Post-Combination Company.   The risk that Churchill stockholders will hold a minority position in the post-combination company (approximately 16.0%, assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders and excluding the impact of the shares of Churchill’s Class A common stock underlying the warrants and the Convertible Notes), which may reduce the influence that Churchill’s current stockholders have on the management of Churchill.

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Litigation.   The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

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Fees and Expenses.   The fees and expenses associated with completing the Transactions.

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Other Risks.   Various other risks associated with the business of MultiPlan, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the Churchill Board also considered that:
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Interests of Certain Persons.   Some officers and directors of Churchill may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of Churchill’s stockholders (see section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Churchill’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Churchill Board, the Merger Agreement and the transactions contemplated therein, including the Transactions.

The Churchill Board concluded that the potential benefits that it expected Churchill and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The Churchill Board also noted that Churchill stockholders would have a substantial economic interest in the combined company (depending on the level of Churchill stockholders that sought redemption of their public shares into cash). Accordingly, the Churchill Board unanimously determined that the Merger Agreement and the related agreements and the transactions contemplated thereby, were advisable, fair to, and in the best interests of Churchill and its stockholders.
Recommendation of the Churchill Board
After careful consideration of the matters described above, the Churchill Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal, if presented, is fair to and in the best interests of Churchill and its stockholders. The Churchill Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.
Certain Forecasted Financial Information for MultiPlan
Prior to approval by the Churchill Board of the Transactions and the execution of the Merger Agreement and related agreements, MultiPlan provided Churchill with internally prepared forecasts, including for calendar year 2021. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the generally accepted accounting principles in the United States (“GAAP”) with respect to forward looking financial information. The forecasts include Adjusted EBITDA and levered free cash flow which are non-GAAP financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and Churchill’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Churchill’s management may not be comparable to similarly titled amounts used by other companies.

As a private company, MultiPlan does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.
MultiPlan believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, MultiPlan’s management relied on a number of factors, including the executive team’s significant experience in the payor-focused healthcare information technology, data analytics and value-add payment processing sectors and the historical performance of MultiPlan. The forecasts reflect the consistent application of the accounting policies of MultiPlan and should be read in conjunction with the accounting policies included in Note 2 — “Summary of Significant Accounting Policies” accompanying the historical audited consolidated financial statement of MultiPlan and included elsewhere in this proxy statement.
In its presentation to the Churchill Board, Churchill management presented certain forecasted financial information for MultiPlan provided by MultiPlan and adjusted by Churchill management to take into consideration the consummation of the Transactions (assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders), as well as certain adjustments that were appropriate in their judgment and experience, including taking into consideration the de-leveraging of MultiPlan that would occur in connection with the consummation of the Transactions, as well as implementation of the strategic plan that Churchill management believed would be achievable. The forecasted financial information provided to the Churchill Board included a range of estimates for revenue, adjusted EBITDA and levered free cash flow, in each case for calendar year 2021.
The selected forecasted financial information included in this proxy statement has been prepared by, and is the responsibility of, MultiPlan’s and Churchill’s management. PricewaterhouseCoopers LLP and Marcum LLP have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, PricewaterhouseCoopers LLP and Marcum LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report and the Marcum LLP report included in this proxy statement relate to Multiplan’s and Churchill’s previously issued financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.
The following table presents the selected forecasted financial information that Churchill management reviewed with the Churchill Board and which was used by Churchill in connection with the financial analysis summarized below:
(in millions)	Calendar Year Ending December 31, 2021E
Total revenue	$1,085 – $1,125
Adjusted EBITDA(1)	$845 – $875
Levered free cash flow(2)	$425 – $450

(1)
Adjusted EBITDA means net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, adjusted to exclude certain non-operating expenses and certain non-recurring items, including gain or loss on disposal of assets, management fees, integration expenses, transaction related expenses, gain on repurchase and cancellation of notes and stock-based compensation.

(2)
Levered free cash flow means (i) adjusted EBITDA minus (ii) total cash interest expense and interest income, cash taxes, changes in net working capital and capital expenditures (including capitalized development costs).

This summary of the forecasts is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. None of MultiPlan, Churchill, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to MultiPlan and Churchill at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of MultiPlan or Churchill. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of MultiPlan (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement are cautioned not to rely on them.
Certain Financial Analysis
Comparable Company Analysis
Churchill’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Churchill following a business combination with MultiPlan and this analysis was presented to the Churchill Board. The comparable company analysis was prepared by Churchill’s management with assistance from KG. The relative valuation analysis was based on selected publicly-traded companies in each of the payor-focused healthcare information technology sector, the data analytics sector, and the value-add payment processing sector. The selected companies in each sector were chosen because they were determined by Churchill’s management to be leaders in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of MultiPlan) and Churchill’s management believed that utilizing market leaders for the analysis was appropriate given the scale of and anticipated margin and growth opportunities for MultiPlan’s business. The comparable companies the Churchill Board reviewed within (1) the payor-focused healthcare information technology sector were HMS Holdings Corp., Inovalon Holdings, Inc. and HealthEquity, Inc., (2) the data analytics sector were IHS Markit, Gartner, Inc., S&P Global Inc., Verisk Analytics, Inc., Clarivate Plc, Moody’s Corporation, FactSet Research Systems Inc., and MSCI Company and (3) the value-add payment processing sector were Visa Inc. and Mastercard Incorporated. These companies were selected by Churchill as the publicly traded companies having businesses with similar (or, in the case of margins and growth rates, similar or reasonably achievable) business functions and roles, transaction volumes, margins and growth rates. While these companies, which are considered to be leaders in their sectors, may share certain characteristics that are similar to those of MultiPlan, the Churchill Board recognized that no company was identical in nature to MultiPlan.
Using publicly available information and information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics,, Churchill management reviewed with the Churchill Board, among other things, the enterprise values (defined as equity value plus net debt plus minority investments minus unconsolidated investments) as a multiple of estimated net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, adjusted to exclude certain non-recurring items, which we refer to as adjusted EBITDA, for estimated calendar year 2021 with respect to each such selected comparable company. The multiples for the selected comparable companies and the median for each sector are summarized in the table below:

Selected Public Company	Enterprise Value / CY 2021E Adjusted EBITDA
Payor-Focused Healthcare Information Technology Sector
HMS Holdings Corp.	15.3x
Inovalon Holdings, Inc.	15.7x
HealthEquity, Inc.	22.0x
Median	15.7x
Data Analytics Sector
IHS Markit	17.9x
Gartner, Inc.	19.7x
S&P Global Inc.	22.6x
Verisk Analytics, Inc.	22.7x
Clarivate Plc	23.4x
Moody’s Corporation	23.8x
FactSet Research Systems Inc.	24.5x
MSCI Company	30.3x
Median	23.1x
Value-add Payment Processing Sector
Visa Inc.	25.1x
Mastercard Incorporated	26.9x
Median	26.0x
Based on the review of these selected comparable publicly traded companies, the Churchill Board concluded that MultiPlan’s pro forma implied enterprise value as a multiple of adjusted EBITDA of 12.9x (based upon the arithmetic mean of the high and low values of the estimated calendar year 2021 adjusted EBITDA for MultiPlan of $860.0 million as described above in “Certain Forecasted Financial Information for MultiPlan”) was below the enterprise value as a multiple of adjusted EBITDA of such selected comparable companies, as well as the median for each sector.
Using publicly available information and information from certain data sources, Churchill management reviewed with the Churchill Board, among other things, equity values as a multiple of levered free cash flow (defined as adjusted EBITDA minus total cash interest expense and interest income, cash taxes, changes in net working capital and capital expenditures) for estimated calendar year 2021 with respect to each such selected comparable company. The multiples for the selected comparable companies and the median for each sector are summarized in the table below:
Selected Public Company	Equity Value / CY 2021E Levered Free Cash Flow
Payor-Focused Healthcare Information Technology Sector
HMS Holdings Corp.	24.3x
Inovalon Holdings, Inc.	32.5x
Health Equity, Inc.	52.4x
Median (excluding Health Equity, Inc.)	28.4x
Data Analytics Sector
IHS Markit	24.8x
Gartner, Inc.	28.2x
S&P Global Inc.	28.8x
Verisk Analytics, Inc.	31.2x

Selected Public Company	Equity Value / CY 2021E Levered Free Cash Flow
Clarivate Plc	30.9x
Moody’s Corporation	31.0x
FactSet Research Systems Inc.	33.9x
MSCI Company	42.1x
Median	30.9x
Value-add Payment Processing Sector
Visa Inc.	31.3x
Mastercard Incorporated	35.2x
Median	33.2x
Based on the review of these selected comparable publicly traded companies, the Churchill Board concluded that MultiPlan Parent’s pro forma implied equity value as a multiple of levered free cash flow of 15.4x (based upon the arithmetic mean of the high and low values of the estimated calendar year 2021 levered free cash flow for MultiPlan Parent of $437.50 million as described above in “Certain Forecasted Financial Information for MultiPlan”) was below the equity value as a multiple of levered free cash flow of such selected comparable companies, as well as the median for each sector.
The Churchill Board viewed MultiPlan’s enterprise value as a multiple of adjusted EBITDA and equity value as a multiple of levered free cash flow, as the most relevant financial metrics on which to evaluate MultiPlan based on their belief that adjusted EBITDA is the appropriate metric to evaluate the cash generated by the MultiPlan business, as well as the fact that adjusted EBITDA and levered free cash flow are the more prevalent and relevant metrics for the healthcare information technology sector more broadly. The results of this analysis (as described above) supported the Churchill Board’s determination, based on a number of factors, that the terms of the Transactions were fair to and in the best interests of Churchill and its stockholders
Satisfaction of the 80% Test
It is a requirement under Churchill’s current certificate of incorporation that any business acquired by Churchill have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination). As of July 12, 2020, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $1.104 billion (excluding up to $38.5 million of deferred underwriting commissions) and 80% thereof represents approximately $883 million. In reaching its conclusion on the 80% asset test, the Churchill Board used as a fair market value the $11.0 billion enterprise value for MultiPlan, which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement. The implied fair market value is calculated by adding (i) the $5.7 billion common equity value consideration to Holdings, as agent on behalf of Holdings’ equityholders, and (ii) the $5.3 billion of net debt reported by MultiPlan as of June 30, 2020.
The parties to the Merger Agreement considered factors such as MultiPlan’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The Churchill Board determined that the consideration being paid in the Mergers, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Churchill and its stockholders and appropriately reflected MultiPlan’s value.
The Churchill Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of MultiPlan met the 80% requirement. Based on the fact that the $11.0 billion fair market value of MultiPlan as described above is in excess of the threshold of approximately $883 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Churchill Board determined that the fair market value of MultiPlan was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain Persons in the Business Combination
In considering the recommendation of the Churchill Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, those of Churchill stockholders generally. In particular:
•
If the Transactions or another business combination are not consummated by February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022), Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 27,500,000 initial shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $305,000,000 based upon the closing price of $11.09 per share on the NYSE on September 14, 2020, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Certain Agreements Related to the Business Combination — Sponsor Agreement.”

•
The Sponsor purchased an aggregate of 23,000,000 private placement warrants from Churchill for an aggregate purchase price of $23,000,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $50,600,000 based upon the closing price of  $2.20 per warrant on the NYSE on September 14, 2020, the record date for the special meeting. The private placement warrants will become worthless if Churchill does not consummate a business combination by February 19, 2022 (or May 19, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by February 19, 2022). Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Certain Agreements Related to the Business Combination — Sponsor Agreement.”

•
Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10.00 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. Therefore, KG and Michael Klein have financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor described above. The engagement of KG and the payment of the fees described above have been approved by Churchill’s audit committee and Churchill Board in accordance with Churchill’s related persons transaction policy. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.

•
Michael Klein and Glenn R. August will become directors of the post-combination company after the closing of the Transactions. As such, in the future each will receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•
If Churchill is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.

•
Churchill’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Churchill fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.
•
The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
Churchill has entered into (i) Common Subscription Agreements with each of Garden State, TBG and Oak Hill pursuant to which each such investor has committed to purchase up to 8,500,000, 4,500,000 and 2,500,000 shares of Churchill’s Class A common stock, respectively, in the Common PIPE Investment for an aggregate commitment of approximately $85,000,000, $45,000,000 and $25,000,000, respectively; and (ii) a Convertible Subscription Agreement with Oak Hill for an aggregate commitment of $500,000,000. Michael Klein manages and has an ownership interest in Garden State. Jeremy Abson is the president of TBG. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill.

•
In connection with the Merger Agreement, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Mergers. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants will be identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

Board of Directors Following the Business Combination
Upon consummation of the Transactions, the Churchill Board anticipates each Class I director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
In connection with the Transactions, Allen Thorpe, Hunter Philbrick, Paul Emery, Michael Klein, Glenn R. August, Bill Veghte, Richard Clarke, Anthony Colaluca and Mark Tabak have each been nominated to serve as directors of the post-combination company upon completion of the Transactions.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and for additional information.
Redemption Rights
Pursuant to Churchill’s current certificate of incorporation, holders of public shares may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date who votes “for” or “against” the business combination proposal may demand that Churchill redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.04 per share as of September 14, 2020, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions.
Churchill stockholders who seek to redeem their public shares for cash must affirmatively vote “for” or “against” the business combination proposal. Churchill stockholders who do not vote with respect to the business combination proposal, including as a result of an abstention or a broker non-vote, may not redeem their shares for cash. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the business combination is not approved or completed for any reason, then Churchill’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Churchill will promptly return any shares delivered by public holders. Additionally, if Churchill would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, Churchill will not be able to consummate the business combination.
The closing price of Churchill’s Class A common stock on September 14, 2020, the record date for the special meeting, was $11.09 per share. The cash held in the trust account on such date was approximately $1,104,000,000 (approximately $10.04 per public share). Prior to exercising redemption rights, stockholders should verify the market price of Churchill common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Churchill cannot assure its stockholders that they will be able to sell their shares of Churchill common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote “for” or “against” the business combination proposal and properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to Churchill’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Sources and Uses for the Business Combination
The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):
Sources		Uses
Equity issued to existing MultiPlan Parent shareholders	$4,157	Common equity purchase price(3)	$5,678
Cash available in Churchill trust account(1)	$1,100	Debt repayment(4)	$1,179
Common PIPE Investment proceeds	$1,300	Estimated fees, issuance & other expenses(5)	$109
Convertible PIPE Investment proceeds(2)	$1,268	Net cash to balance sheet(6)(7)	$859
Total sources	$7,825	Total uses	$7,825

(1)
Cash available in Churchill trust account (a) assumes no shares of Churchill Class A common stock are redeemed in connection with the business combination and (b) excludes estimated interest earned by closing date and remaining operating cash.

(2)
Net of $32,500,000 original issue discount.

(3)
Assumes the issuance of 415.7 million shares of Churchill’s Class A common stock at a value of $10.00 per share and $1,521.0 million in cash.

(4)
Excludes estimates of accrued interest and applicable premium.

(5)
Excludes $20.5 million of equity issued for Common PIPE Investment original issue discount.

(6)
Assumes no shares of Churchill’s Class A common stock are redeemed in connection with the business combination.

(7)
Churchill may consider using a portion of the Net cash to balance sheet to repay certain additional outstanding indebtedness.

Material U.S. Federal Income Tax Consequences of the Redemption to Churchill Stockholders
The following is a discussion of material U.S. federal income tax considerations for holders of shares of Churchill common stock that elect to have their Churchill common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Churchill common stock that is held as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to the a holders of Churchill common stock in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to such holders of Churchill common stock that are subject to special treatment under the Code, such as:
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financial institutions;

•
real estate investment trusts and regulated investment companies;

•
other entities classified as partnerships for U.S. federal income tax purposes;

•
tax-exempt organizations, pension funds or governmental organizations;

•
brokers or dealers in securities or currencies;

•
individual retirement and other deferred accounts;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
U.S. expatriates and former citizens or former long-term residents of the U.S.;

•
holders owning or treated as owning 5% or more of Churchill’s common stock (except as described below);

•
“S corporations,” or other pass-through entities (and investors therein);

•
grantor trusts;

•
“passive foreign investment companies,” referred to as “PFICs,” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax; and

•
persons holding Churchill common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

For purposes of this section, a U.S. holder is a beneficial owner of Churchill common stock who or which is any of the following for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the U.S.;

•
a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if  (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this section, a Non-U.S. holder is a beneficial owner of Churchill common stock who or that is, for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
If an entity treated as a partnership for U.S. federal income tax purposes holds Churchill common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, the partners in a partnership that holds Churchill common stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (such as gift and estate taxes), are not addressed herein.
No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF A REDEMPTION OF YOUR CHURCHILL COMMON STOCK.
U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights
In the event that a holder’s shares of Churchill common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Churchill

Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Churchill common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Churchill common stock, a U.S. holder will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of Churchill common stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock.” If the redemption does not qualify as a sale of shares of Churchill common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.”
Whether a redemption of shares of Churchill common stock qualifies for sale treatment will depend largely on the total number of shares of Churchill common stock treated as held by the redeemed holder before and after the redemption relative to all shares of Churchill common stock outstanding both before and after the redemption. The redemption of Churchill common stock generally will be treated as a sale of Churchill common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in Churchill; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Churchill common stock actually owned by the holder, but also shares of Churchill common stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option (including, for this purpose, the public warrants).
In order to meet the substantially disproportionate test, the percentage of Churchill outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Churchill common stock must, among other requirements, be less than 80% of the percentage of Churchill outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of Churchill common stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of Churchill common stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Churchill common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in Churchill. Whether the redemption will result in a “meaningful reduction” in a holder’s proportionate interest in Churchill will depend on the particular facts and circumstances.
However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Churchill common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Churchill common stock will be added to the holder’s adjusted tax basis in its remaining stock, or possibly in other stock constructively owned by it.
A holder of Churchill common stock should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. holders — taxation of redemption treated as a distribution
If the redemption of a U.S. holder’s shares of Churchill common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Churchill’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Churchill’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Churchill common stock. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the Churchill common stock and will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of Churchill common stock.”
Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Churchill common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
U.S. holders — taxation of redemption treated as a sale of Churchill common stock
If the redemption of a U.S. holder’s shares of Churchill common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Churchill common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Churchill common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Churchill common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Churchill common stock (shares of Churchill common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.
Non-U.S. holders — taxation of redemption treated as a distribution
If the redemption of a Non-U.S. holder’s shares of Churchill common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Churchill’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Distributions in excess of Churchill’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the Churchill common stock redeemed. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the Churchill common stock and will be treated as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock.”
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the U.S. of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock
If Churchill’s redemption of a Non-U.S. holder’s shares of Churchill common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held Churchill common stock, and, in the case where shares of Churchill common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Churchill common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Churchill common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on certain amounts of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless Churchill common stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that Churchill common stock will be treated as regularly traded on an established securities market. However, Churchill believes that they are not and have not been at any time since its formation a U.S. real property holding company and we do not expect to be a U.S. real property holding corporation immediately after the Mergers are completed.
FATCA Withholding Taxes.
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends on Churchill common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on distributions on Churchill common stock.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends received by U.S. holders of Churchill common stock, and the proceeds received on the sale, exchange or redemption of Churchill common stock effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Churchill common stock and proceeds from the sale, exchange, redemption or other disposition of Churchill common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on, amounts received in respect of their Churchill common stock, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Churchill common stock and proceeds from the sale of other disposition of Churchill common stock received in the U.S. by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF HOLDERS OF CHURCHILL COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.
Anticipated Accounting Treatment
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing MultiPlan Parent stockholders being the majority stockholder and holding majority voting power in the combined company, MultiPlan’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of MultiPlan comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of MultiPlan.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On July 23,

2020, Churchill and Holdings filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination was granted on August 4, 2020.
At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither Churchill nor Holdings is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Relating to the Merger.
As of September 17, 2020, five actions, including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.). On September 11, 2020, the plaintiff in the Noor action voluntarily dismissed his complaint without prejudice. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that this proxy statement is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.
Vote Required
The approval of the business combination proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker-non votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if Churchill has less than $5,000,001 of net tangible assets after taking into account the holders of public shares that properly demanded that Churchill redeem their public shares for their pro rata share of the trust account.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal do not receive the requisite vote for approval, we will not consummate the Transactions.
Recommendation of the Churchill Board
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL
Overview
Churchill stockholders are also being asked to adopt the second amended and restated certificate of incorporation in the form attached hereto as Annex B, which, in the judgment of the Churchill Board, is necessary to adequately address the needs of Churchill following the consummation of the Transactions.
The following is a summary of the key changes effected by the second amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the second amended and restated certificate of incorporation, a copy of which is included as Annex B:
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change the purpose of Churchill to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”;

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increase the total number of shares of our capital stock from 301,000,000 shares to 1,510,000,000 shares, which would consist of (A) increasing the (i) Churchill’s Class A common stock from 300,000,000 shares to 1,500,000,000 and (ii) preferred stock from 1,000,000 shares to 10,000,000 shares, and (B) eliminating the Churchill’s Class B common stock;

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delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

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provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the second amended and restated certificate of incorporation) are not subject to the doctrine of corporate opportunity;

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provide that Churchill will not be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders, including H&F and its transferees cannot be “interested stockholders” (as defined in the second amended and restated certificate of incorporation);

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provide that only as long as the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required to be taken or permitted to be taken at any annual or special meeting of Churchill may be taken by written consent of the stockholders; and

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provide that at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% of the voting power of the stock of Churchill entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the provisions in the second amended and restated certificate of incorporation relating to (i) amendments of the certificate of incorporation and bylaws of Churchill, (ii) the board of directors and (iii) competition and corporate opportunities, may only be amended, by the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of Churchill entitled to vote thereon, voting together as a single class.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Transactions. The Churchill Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.
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Amending Article II to provide that the purpose of Churchill is “to engage in any lawful act or activity for which corporations may be organized under the DGCL.” The Churchill Board believes this change is appropriate to remove language applicable to a blank check company.

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Amending Section 4.1 to increase our total number of authorized shares of capital stock. The amendment provides for the issuance of 549,250,000 shares of Churchill’s Class A common stock necessary to consummate the Transactions including, without limitation, the PIPE Investment and also provides flexibility for future issuances of common stock if determined by the Churchill Board to be in the best interests of Churchill without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
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Amending Section 4.2 and deleting the prior Article IX to eliminate provisions specific to our status as a blank check company and to make conforming changes. These revisions are desirable because they will serve no purpose following the Transactions.

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Amending the prior Article VII and renumbering such article as Article VIII to provide that only so long as the Sellers and their Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required to be taken at a meeting of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting. The Churchill Board believes that this change is appropriate since at such time as the Sellers and their Permitted Transferees beneficially own less than 50% of the voting power of the stock of Churchill, the stockholders will no longer be able to act by written consent which will allow all stockholders to consider, discuss and vote on pending stockholder actions.

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Amending the prior Article X to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Churchill or any of its subsidiaries. The Churchill Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

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Amending Article XI to require the approval by affirmative vote of the holders of at least 66 2∕3% of the common stock of Churchill to make any amendment to certain provisions of the certificate of incorporation or bylaws, including the following sections of the certificate: Article IV (Board of Directors), Article V (Amendment of the Certificate of Incorporation and the Bylaws) and Article IX (Corporate Opportunity). The Churchill Board believes this amendment protects key provisions of the proposed second amended and restated certificate of incorporation from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

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Adding a new Article X to cause Churchill to not to be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties from the definition of “interested stockholder,” and to make certain related changes. The amendment is intended to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

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The Churchill Board has elected to opt out of Section 203, but the Churchill Board believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the Churchill Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Churchill. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the Churchill Board. The Churchill Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of Churchill without paying a fair premium to all stockholders. Thus, the Churchill Board has determined that the provisions included in Article X, as amended, are in the best interests of Churchill and it stockholders.

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Immediately following the consummation of the Transactions, certain stockholders (including H&F and its direct transferees and affiliates) will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The Churchill Board has determined to exclude such parties from the definition of “interested stockholder” because H&F will hold voting power in excess of the 15% threshold under Section 203, such that “creeping control” without paying a fair premium would not be applicable to H&F and its affiliates and transferees.
Vote Required
If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting.
The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock on the record date. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal. Abstentions and broker-non-votes will count as a vote “against” the charter proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL
Overview
Churchill stockholders are also being asked to vote on the governance provisions referred to below, which are included in the second amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
In the judgment of the Churchill Board, these provisions are necessary to adequately address the needs of Churchill and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Churchill intends that the second amended and restated certificate of incorporation in the form set forth on Annex B will take effect at consummation of the business combination, assuming adoption of the charter proposal.
Proposal No. 3A: Change the Stockholder Vote Required to Amend the Certificate of Incorporation
Description of Amendment
The additional amendment would require, at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% of the voting power of the stock of Churchill entitled to vote generally in the election of directors, the approval of the affirmative vote of the holders of at least 66 2∕3% of the common stock of Churchill to make any amendment to certain provisions of the certificate of incorporation or bylaws, including any amendments to Article V (Amendment of the Certificate of Incorporation and Bylaws), Article VI (Board of Directors) and Article IX (Competition and Corporate Opportunities).
Reasons for the Amendment
The amendment is intended to protect key provisions of the second amended and restated certificate of incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Proposal No. 3B: Election Not to be Governed by Section 203 of the DGCL
Description of Amendment
The additional amendment would cause Churchill to not to be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties, including H&F, any of H&F’s direct transferees or any of their affiliates or successors from the definition of “interested stockholder,” and to make certain related changes.
Reasons for the Amendment
The amendment is intended to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.
The company will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board and at least 66 2∕3% of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
The Churchill Board has elected to opt out of Section 203, but the Churchill Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the Churchill Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Churchill. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board. The Churchill Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of Churchill without paying a fair premium to all stockholders. Thus, the Churchill Board has determined that the provisions included in Article X (DCGL Section 203 and Business Combinations), as amended, are in the best interests of Churchill and its stockholders.
The second amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they provide that certain excluded parties will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The Churchill Board has determined to exclude H&F and their affiliates and transferees from the definition of “interested stockholder” because H&F will hold voting power in excess of the applicable 15% threshold immediately following the consummation of the Transactions.
Proposal No. 3C: Change in Authorized Shares
Description of Amendment
The amendment would increase our total number of authorized shares of all classes of capital stock from 301,000,000 shares to 1,510,000,000 shares, which would consist of (i) increasing Churchill’s Class A common stock from 250,000,000 shares to 1,500,000,000 shares and (ii) and increasing Churchill’s preferred stock from 1,000,000 to 10,000,000.
Reasons for the Amendment
The amendment provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment and also provides flexibility for future issuances of common stock if determined by the Churchill Board to be in the best interests of Churchill without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Proposal No. 3D: Corporate Opportunity
Description of Amendment
The amendment provides that certain transactions are not “corporate opportunities” and that each of the Sellers, Churchill and their respective affiliates and the investment funds affiliated with the Sellers and Churchill and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of Churchill (each, an “Identified Person”) are not subject to the doctrine of corporate opportunity.
Reasons for Amendment
The amendment is intended to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as company or any of its subsidiaries. The prior Article X provided that the doctrine of corporate opportunity would not apply to Churchill or any of its officers or directors. The Churchill Board believes that this change is appropriate because neither H&F nor their affiliates should be restricted from investing in or operating similar businesses because H&F would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.
Proposal No. 3E: Action by Written Consent
Description of Amendment
The amendment provides that, for so long as the Sellers and their Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action.
Reasons for Amendment
The amendment is intended to provide for greater transparency once the Sellers and the Permitted Transferees no longer beneficially own at least 50% of the voting power of Churchill. Where stockholders are not permitted to act by written consent, any matter that a company or our stockholders wish to present for a stockholder vote must be noticed in advance and presented at a meeting of stockholders. This transparency and fairness allows all stockholders to consider, discuss and vote on pending stockholder actions.
Vote Required
The approval of the governance proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the governance proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the governance proposal.
As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on Churchill, Holdings or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Churchill and Holdings intend that the proposed second amended and restated certificate of incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the charter proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL
On July 30, 2020, the Churchill Board adopted, subject to stockholder approval, the Incentive Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Stockholders are being asked to consider and approve the Incentive Plan, which will reserve 85,850,000 shares of our common stock for issuance pursuant to grants made under the Incentive Plan.
Description of the Material Features of the Incentive Plan
The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, which is contained in Annex H to this Proxy Statement.
Purpose
The purpose of the Incentive Plan is to provide a means through which to attract, retain and motivate key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.
Persons Eligible to Participate
Awards under the Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries (other than those U.S. employees covered by a collective bargaining agreement unless and to the extent that such eligibility is set forth in such collective bargaining agreement or similar agreement); (ii) director or officer of us or our subsidiaries; or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a Registration Statement on Form S-8 under the Securities Act. The Compensation Committee may grant awards to any individual eligible to participate in the Incentive Plan. As of the date of this proxy statement, there are approximately 2,000 employees, directors, advisors and consultants of the Company in the aggregate but it is expected that fewer than 100 employees and directors of the Company will receive awards under the Incentive Plan.
Administration
The Incentive Plan will be administered by the Compensation Committee or such other committee of the Churchill Board to which it has properly delegated power, or if no such committee or subcommittee exists, the Churchill Board. The Compensation Committee has the authority to make all decisions and determinations with respect to the administration of the Incentive Plan, and is permitted, subject to applicable law or exchange rules and regulations, to delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Incentive Plan.
Shares Subject to the Incentive Plan
The Incentive Plan provides that the total number of shares of common stock that may be issued under the Incentive Plan is 85,850,000 shares (the “plan share reserve”). No more than the number of shares of common stock equal to the plan share reserve may be issued in the aggregate pursuant to the exercise of incentive stock options. The maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $1,500,000 in total value. Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited or terminated without issuance to the participant of the full number of shares of common stock to which the award related, the unissued shares of common stock underlying such award will be returned to the plan share reserve and may be granted again under the Incentive Plan. Shares of common stock withheld in payment of an option exercise price or taxes relating to an award, and shares equal to the number of shares of common stock surrendered in payment of any option exercise price, a stock appreciation right’s base price, or taxes relating to an award will constitute shares of common stock issued to a participant and will thus reduce the plan share reserve and will not be returned to the plan share reserve. Awards may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the plan share reserve, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards granted before then may extend beyond that date.
Vesting of Awards.
All awards granted under the Incentive Plan will vest and, as applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, if any. For purposes of the Incentive Plan, “Performance Conditions” means specific levels of performance of the Company (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) gross or net authorizations; (xxix) backlog; or (xxx) any combination of the foregoing. Any one or more of the aforementioned Performance Conditions may be stated as a percentage of another Performance Condition, or used on an absolute or relative basis to measure the performance of one or more of the Company or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more of its subsidiaries or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Types of Awards.
Options.   The Compensation Committee may grant non-qualified stock options and incentive stock options, under the Incentive Plan, with terms and conditions determined by the Compensation Committee that are not inconsistent with the Incentive Plan. All stock options granted under the Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy (or “blackout period” imposed by the Company), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares of common stock as to which a stock option is exercised may be paid to the Company, to the extent permitted by law, (i) in cash, check or cash equivalent at the time the stock option is exercised; (ii) in shares of common stock having a fair market value equal to the aggregate exercise price for the shares of common stock being purchased and satisfying any requirements that may be imposed by the Compensation Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Compensation Committee to avoid adverse accounting treatment); or (iii) by such other method as the Compensation Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares of our common stock at such time, through the delivery of irrevocable instructions to a broker to sell the shares of common stock being acquired upon the exercise of the stock option and to deliver to the Company the amount of the proceeds of such sale equal to the aggregate exercise price for the shares of common stock being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares of common stock needed to pay the exercise price and any applicable taxes that are statutorily required to be withheld. Any fractional shares of common stock will be settled in cash. Options will become vested and exercisable in such manner and on such date(s) or event(s) as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, provided that the Compensation Committee may, in its sole discretion, accelerate the vesting of any options at any time for any reason.
Restricted Shares and Restricted Stock Units.   The Compensation Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of common stock for each restricted stock unit, or, in the sole discretion of the Compensation Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock. Participants generally have no rights or privileges as a stockholder with respect to restricted stock units. Restricted shares of our common stock and restricted stock units will become vested in such manner and on such date(s) or event(s) as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, provided that the Compensation Committee may, in its sole discretion, accelerate the vesting of any restricted shares of our common stock or restricted stock units at any time for any reason. Unless otherwise provided by the Compensation Committee, whether in an award agreement or otherwise, in the event of a participant’s termination for any reason prior to vesting of any restricted shares or restricted stock units, as applicable (i) all vesting with respect to the participant’s restricted shares or restricted stock units, as applicable, will cease and (ii) unvested restricted shares and unvested restricted stock units will be forfeited for no consideration on the date of termination.
Other Equity-Based Awards and Cash-Based Awards.   The Compensation Committee may grant other equity-based or cash-based awards under the Incentive Plan, with terms and conditions, including, without limitation, satisfaction of Performance Conditions, determined by the Compensation Committee that are not inconsistent with the Incentive Plan.
Effect of Certain Events on Incentive Plan and Awards.
Other than with respect to cash-based awards, in the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a change in control, as defined in the Incentive Plan), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Compensation Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Compensation Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the plan share reserve, or any other limit applicable under the Incentive Plan with respect to the number of awards which may be granted thereunder, (B) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (x) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (y) the exercise price or base price with respect to any award, or (z) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the Compensation Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any change in control, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Compensation Committee in connection with such event pursuant to clause (i) above) the value of such awards, if any, as determined by the Compensation Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or base price thereof.
Non transferability of Awards.
Each award under the Incentive Plan will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any of our subsidiaries. However, the Compensation Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Amendment and Termination.
The Churchill Board may amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Incentive Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
The Compensation Committee may, to the extent consistent with the terms of the Incentive Plan and any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in the Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the base price of any stock appreciation right; (ii) the Compensation Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or base price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (iii) the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Dividends and Dividend Equivalents.
The Compensation Committee in its sole discretion may provide that any award under the Incentive Plan includes dividends or dividend equivalents, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by the Company and remain subject to the same vesting conditions as the share of restricted stock to which the dividend relates. To the extent provided in an award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalents either in cash, or in the sole discretion of the Compensation Committee, in shares of common stock having a fair market value equal to the amount of the dividends (and interest may be credited, at the discretion of the Compensation Committee, on the amount of cash dividend equivalents, at a rate and subject to terms determined by the Compensation Committee), which accumulated dividend equivalents (and any interest) will be payable at the same time as the underlying restricted stock units are settled following the lapse of restrictions (and with any accumulated dividend equivalents forfeited if the underlying restricted stock units are forfeited).
Clawback/Repayment.
All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Churchill Board or the Compensation Committee and as in effect from time to time and (ii) applicable law. Unless otherwise determined by the Compensation Committee, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company. If a participant engages in any detrimental activity (as described below), as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of a participant’s outstanding awards or (ii) forfeiture by the participant of any gain realized on the vesting or exercise of awards, and repayment of any such gain promptly to the Company. For purposes of the Incentive Plan and awards thereunder, “detrimental activity” means: any unauthorized disclosure or use of confidential or proprietary information of the Company or its subsidiaries; any activity that would be grounds to terminate the participant’s employment or service for cause; the participant’s breach of any restrictive covenant (including, but not limited, to any non-competition or non-solicitation covenants); or fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its discretion.
U.S. Federal Income Tax Consequences.
The tax consequences of awards granted under the Incentive Plan are complex and may depend on the surrounding facts and circumstances. The following provides a brief summary of certain significant federal income tax consequences of the Incentive Plan to a participant who is a citizen or resident of the United States under existing U.S. law as of the date hereof. This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated thereunder, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, or foreign tax consequences and does not discuss the loss of deduction provisions of Section 280G of the Code, the excise tax provisions of Section 4999 of the Code, or the consequences of a failure to comply with Section 409A of the Code, each of which may be applicable in the circumstances described below. This section also does not discuss the effect of gift, estate, or inheritance taxes, nor any state, local, employment or foreign taxes which may be applicable.
Non-Qualified Options:   A participant generally will not have taxable income on the grant of a non-qualified option. A participant will have taxable income upon the exercise of a non-qualified option equal to the excess of the fair market value of our common stock over the option exercise price multiplied by the number of shares subject to exercise (referred to as the “option spread”), and we will generally be entitled to deduct that amount for federal income tax purposes (subject to the restrictions on deductibility pursuant to Code Section 162(m), described below). This taxable income will be taxed to a participant as ordinary compensation income.
Taxable income a participant recognizes from a participant’s award is subject to federal and applicable state and local income tax withholding. Federal Insurance Contributions Act, or FICA, taxes comprised of Social Security and Medicare taxes must also be withheld on the taxable income recognized at exercise.
A participant may incur a tax liability on the subsequent disposal of shares acquired from a participant’s option if these shares are sold at a gain. A participant will be responsible for paying any tax due and ensuring that any sale by a participant of the shares is reported to the tax authorities as required by applicable law. When a participant sells or otherwise disposes of shares, an amount equal to the difference between the sale or other disposition price of these shares and the cost basis of these shares will be treated as a capital gain or loss. The cost basis is equal to the amount previously taxed to a participant as compensation income plus the option price.
If the shares that a participant sells at a gain have been held for less than one year, a short-term capital gain will be recognized, which gain is subject to tax at ordinary income tax rates. For shares that a participant sells at a gain that have been held one year or longer, a long-term capital gain will be recognized, which is currently subject to tax at reduced rates. If a participant sells the shares at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.
Incentive Stock Options:   A participant will not have any taxable income upon the grant of an incentive stock option. In addition, when a participant exercises an incentive stock option, a participant generally will not recognize any taxable income on the option spread (there may, however, be alternative minimum tax consequences upon exercise as explained below). Instead, a participant will be subject to income taxation only when a participant disposes of the shares a participant acquired upon the exercise of an incentive stock option. If a participant disposes of the shares of common stock that a participant acquired upon exercise of an incentive stock option more than two years after the date of grant and more than one year after exercise, a participant will realize a long-term capital gain (or loss) based on the difference between the sale price of the incentive stock option shares and the exercise price of the incentive stock option, and we will not be entitled to deduct that amount for federal income tax purposes. Otherwise, if a participant disposes of the incentive stock option shares before the expiration of two years from the date of the incentive stock option grant or one year from the date of incentive stock option exercise (also called a disqualified disposition), a participant will realize ordinary compensation income in the year a participant disposed of the incentive stock option shares in an amount equal to the excess (if any) of (A) the lesser of (1) the fair market value of such shares on the date of exercise and (2) the amount realized on the sale over (B) the option exercise price, and the Company will be entitled to deduct that amount for federal income tax purposes. Any further gain (or loss) that a participant realize upon the disqualified disposition of the common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long a participant held the shares, and such gains will not result in any further tax deduction for the Company.
Although a participant’s exercise of an incentive stock option does not result in the recognition of regular taxable income, the option spread on an incentive stock option exercise is a preference item that is includible in the calculation of a participant’s federal alternative minimum taxable income. Therefore, the exercise of an incentive stock option may cause an increase in a participant’s federal income tax liability if the preference income from an incentive stock option exercise causes a participant’s alternative minimum tax to exceed (or further exceed) a participant’s regular federal income tax in the year of the exercise.
Restricted Stock and Restricted Stock Units: A participant will generally not be subject to tax when a participant receives a restricted stock or restricted stock unit award unless, in the case of restricted stock, a participant makes an election pursuant to Section 83(b) of the Code. Generally, a participant will recognize taxable income on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date) or when a restricted stock unit is settled in shares of common stock, as applicable, and we will generally be entitled to a deduction for federal income tax purposes in the same amount (subject to the restrictions on deductibility pursuant to Code Section 162(m), described below). The taxable income from a participant’s award will be equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any. This income is taxed in the same manner and at the same rates as other compensation income. If a participant does make an election under Section 83(b) of the Code, a participant will have taxable income at the time of grant equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any.
Taxable income that a participant recognizes from a participant’s award on the vesting date or date of settlement, as applicable, is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes, which consist of Social Security and Medicare taxes, must be withheld on the value of any shares that vest for tax purposes.
A participant may incur a tax liability when a participant subsequently disposes of shares acquired from a participant’s award if those shares are sold at a gain. A participant will be responsible for paying any tax due from that sale and ensuring that any sale by a participant of our common stock is reported to the appropriate tax authorities as required by applicable law. When a participant sells or otherwise disposes of any shares of stock, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income plus any amounts paid for the shares. The holding period of such shares begins on the date such shares are vested (or, where an election is made under Section 83(b), on the date they were issued). If the shares a participant sells at a gain are held for less than one year, a short-term capital gain will result and a participant will be subject to tax at ordinary income tax rates. For shares a participant sells at a gain that are held one year or longer, a long-term capital gain will result. If the shares a participant sells are sold at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.
Code Section 162(m):   In general, under Code Section 162(m), income tax deductions for compensation paid by publicly-held corporations to named executive officers may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) exceeds $1 million in any one year.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
New Plan Benefits.
As of the date of this proxy statement, no awards (including stock options) have been granted under the Incentive Plan. Awards (including stock options) under the Incentive Plan may be made at the discretion of the Compensation Committee, and any awards (including stock options) that may be made and any benefits and amounts that may be received or allocated under the Incentive Plan in the future are not determinable at this time. As such, we have omitted the New Plan Benefits table and the number of stock options that may be received under the Incentive Plan in the future.
Registration with the SEC.
Churchill will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our common stock to be offered and sold pursuant to the Incentive Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.
Vote Required
The approval of the incentive plan proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the incentive plan proposal.
Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the business combination proposal, the NYSE proposal, the incentive plan proposal and the charter proposal are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect nine (9) directors to the Churchill Board, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following Churchill’s annual meeting of stockholders in 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.
We are proposing Paul Emery, Mark Tabak and Bill Veghte to serve as the Class I directors, Glenn R. August, Richard Clarke and Hunter Philbrick to serve as Class II directors and Anthony Colaluca, Michael Klein and Allen Thorpe to serve as Class III directors
For more information on the experience of Allen Thorpe, Hunter Philbrick, Paul Emery, Michael Klein, Glenn R. August, Bill Veghte, Richard Clarke, Anthony Colaluca and Mark Tabak, please see the section entitled “Management After the Business Combination.”
Vote Required
If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the nine nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.
Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 6 — THE NYSE PROPOSAL
Overview
Assuming the business combination proposal is approved, a portion of the consideration to be paid to Holdings’ equityholders will consist of approximately 415,700,000 shares of Churchill’s Class A common stock to be issued to, and distributed by, Holdings, as agent on behalf of Holdings’ equityholders, as set forth in and pursuant to the terms of the Merger Agreement.
Additionally, in connection with the business combination, Churchill entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors have agreed to subscribe for (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor shall receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions). The Common PIPE Investment is subject to an original issue discount (payable in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which will result in an additional 2,050,000 shares of Churchill’s Class A common stock being issued.
Churchill also entered into Convertible Subscription Agreements with certain Convertible PIPE Investors, pursuant to which Churchill agreed to issue and sell to the Convertible PIPE Investors, and the Convertible PIPE Investors agreed to buy Convertible Notes in the aggregate principal amount of $1,300,000,000. The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at Churchill’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. Churchill may redeem the Convertible Notes after the third anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of the Churchill’s Class A common stock exceeds 130% of the conversion price twenty (20) out of the preceding thirty (30) trading days. There will be customary registration rights with respect to the Churchill’s Class A common stock issuable upon conversion of the Convertible Notes. Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of MultiPlan Parent. The Convertible Notes are being issued with an original issue discount of 2.5%.
As contemplated by the incentive plan proposal, we intend to reserve 85,850,000 shares of Class a common stock for grants of awards under the Incentive Plan. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal.”
In connection with the Merger Agreement, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Mergers. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10.00 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.
The terms of the stock consideration, the PIPE Investment, the Note (including the Working Capital Warrants), the engagement of KG and the incentive plan are complex and only briefly summarized above.

For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Investor Rights Agreement, which is attached as Annex C hereto. Copies of the form of the Common Subscription Agreements are attached as Annex F-1 and Annex F-2 hereto. A copy of the form of the Convertible Subscription Agreements is attached as Annex G hereto. A copy of the form of the Incentive Plan is attached as Annex H hereto. The discussion herein is qualified in its entirety by reference to such documents.
Why Churchill Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Section 312.03 of the NYSE’s Listed Company Manual in connection with the issuance of shares of Churchill’s Class A common stock described above, including the shares of Class A common stock underlying the Common PIPE Warrants, the Working Capital Warrants and the Convertible Notes. Under Section 312.03 of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or if the issuance of more than 20% of the number of shares of common stock outstanding before issuance is issued to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual). In connection with the consummation of the Transactions, we will issue a number of shares of common stock equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance, and more than 20% of the number of shares of common stock outstanding before such issuance will be issued to a single holder.
Additionally, under Section 312.03 of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of shares if such issuance is to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance. In August 2020, after the parties had entered into the Merger Agreement, MPH Acquisition Holdings LLC, a subsidiary of MultiPlan Parent, purchased, and as of the record date for the special meeting beneficially owns, 9,094,876 shares of Class A common stock. Due to such ownership, MultiPlan Parent is considered a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) of Churchill. Accordingly, in connection with the consummation of the Transactions, we will issue to such Related Party a number of shares of common stock that will exceed one percent of the shares of Class A common stock outstanding before such issuance.
For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the Transactions.
Vote Required
The approval of the NYSE proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the NYSE proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the NYSE proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The adjournment proposal allows the Churchill Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal.
In no event will Churchill solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, Churchill and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Churchill Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, Churchill will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the Churchill Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.
Vote Required
The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CHURCHILL
Introduction
Churchill was incorporated on October 30, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Churchill’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Churchill’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering and Simultaneous Private Placement
On February 19, 2020, Churchill consummated its initial public offering of 110,000,000 units, including 10,00,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of  $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the consummation of the initial public offering, Churchill consummated the private placement of 23,000,000 warrants at a price of  $1.00 per warrant, generating total proceeds of $23,000,000. Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs.
Following the consummation of the Churchill IPO, $1,100,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Churchill’s initial public offering, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
Fair Market Value of Target Business
The target business or businesses that Churchill acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although Churchill may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The Churchill Board determined that this test was met in connection with the proposed business combination with MultiPlan as described in the section titled “Proposal No. 1 — The Business Combination Proposal.”
Stockholder Approval of Business Combination
Under Churchill’s current certificate of incorporation, in connection with any proposed business combination, Churchill must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Churchill’s initial public offering. Accordingly, in connection with the business combination with MultiPlan, the Churchill public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement.
Voting Restrictions in Connection with Stockholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and the Insiders have agreed to vote the founder shares as well as any shares of common stock acquired in the market in favor of such proposed business combination.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities, the Sponsor, MultiPlan Parent and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Churchill’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Churchill’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.
Liquidation if No Business Combination
Under Churchill’s current certificate of incorporation, if Churchill does not complete a business combination within the completion window, Churchill will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of  (ii) and (iii) above) to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.
The Sponsor and the Insiders have each agreed to waive its rights to participate in any distribution from Churchill’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Churchill’s warrants, which will expire worthless if Churchill is liquidated.
The proceeds deposited in the trust account could, however, become subject to the claims of Churchill’s creditors which would be prior to the claims of the Churchill public stockholders. Although Churchill has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Churchill has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Churchill will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Churchill’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Churchill’s stockholders. To the extent any bankruptcy claims deplete the trust account, Churchill cannot assure you it will be able to return to the Churchill public stockholders at least approximately $10.00 per share. Churchill’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the stockholders properly seek to have Churchill redeem their respective shares for cash upon a business combination which is actually completed by Churchill. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its outstanding public shares in the event Churchill does not complete its initial business combination within the completion window may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, if a business combination does not occur, it is Churchill’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Churchill does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Churchill’s stockholders’ liability with respect to liquidating distributions as described above. As such, Churchill’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Churchill’s stockholders may extend well beyond the third anniversary of such date.
Furthermore, if the portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its public shares in the event Churchill does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.
Because Churchill will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Churchill to adopt a plan, based on facts known to it at such time that provides for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Churchill is a blank check company, rather than an operating company, and Churchill’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
Churchill will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Churchill’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.
Facilities
Churchill currently maintains its principal executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019 and maintains other offices as provided to it by its officers. The cost for this space is included in the $50,000 per-month aggregate fee an affiliate of the Sponsor charges Churchill for general and administrative services pursuant to a letter agreement between Churchill and such affiliate of the Sponsor. Churchill believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as Churchill could have obtained from an unaffiliated person. Churchill considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.
Upon consummation of the business combination, the principal executive offices of Churchill will be those of MultiPlan, at which time nothing more will be paid to such affiliate of the Sponsor.
Employees
Churchill has two executive officers. These individuals are not obligated to devote any specific number of hours to Churchill’s matters and intend to devote only as much time as they deem necessary to its affairs. Churchill does not intend to have any full time employees prior to the consummation of a business combination.

Management, Directors and Executive Officers
Churchill’s current directors and executive officers (with ages as of August 1, 2020) are as follows:
Name	Age	Title
Michael Klein	56	Chief Executive Officer, President and Chairman of the Churchill Board
Jay Taragin	53	Chief Financial Officer
Jeremy Paul Abson	52	Director
Glenn R. August	59	Director
Mark Klein	58	Director
Malcolm S. McDermid	41	Director
Karen G. Mills	66	Director
Michael Eck	47	Director
Bonnie Jonas	51	Director
Michael Klein is our Chief Executive Officer, President and the Chairman of the Churchill Board. Mr. Klein is also the Chief Executive Officer and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company whose Sponsor is an affiliate of M. Klein and Company, LLC. Mr. Klein is currently a Director of Credit Suisse Group AG and Credit Suisse AG. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019, and Mr. Klein currently serves on the board of directors of Clarivate Analytics. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the Churchill Board due to his significant investment banking and advisory experience.
Jay Taragin is our Chief Financial Officer since December 2019 and is also the Chief Financial Officer of M. Klein and Company which he joined in May 2019. Prior to joining M. Klein and Company, Mr. Taragin served as the US Scotiabank Chief Financial Officer from 2013 to 2017. Prior to Scotiabank, Mr. Taragin held a Chief Operating and Financial Officer role from 2009 to 2012 at Fundcore Finance Group LLC and held a variety of senior finance and audit roles at Merrill Lynch & Company from 1993 to 2009. In addition, Mr. Taragin worked at Credit Suisse and PricewaterhouseCoopers as a senior auditor and accountant. Mr. Taragin is a CPA and holds a master’s degree in business administration from New York University Stern School of Business and a bachelor’s degree from Yeshiva University.
Jeremy Paul Abson, is a Director on the Churchill Board, and is also a Director of Churchill Capital Corp II. He is currently the President and CFO of TBG AG, an investment company located in Zurich, Switzerland. Mr. Abson has more than 20 years’ experience in financial and general management. Prior to joining TGB AG, Mr. Abson was the Chief Operating Officer of Usaha Tegas Sdn Bhd (“UTSB”), a multi-billion investment company which had significant interests in the telecommunications, media, power, energy, marine logistics and real estate sectors. Prior to working at UTSB, Mr. Abson was a Partner at PricewaterhouseCoopers. Mr. Abson holds a Bachelor of Science degree from Manchester University, UK, and is a member of the Institute of Chartered Accountants in England and Wales. He also completed the Advanced Management Program at the Harvard Business School in October 2011.
Glenn R. August is a Director on the Churchill Board, and is also a Director of Churchill Capital Corp II. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors. In

addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990. Mr. August earned a Bachelor of Science degree from Cornell University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
Mark Klein is a Director on the Churchill Board, and is also a Director of Churchill Capital Corp II. He is the President and Chief Executive Officer of Sutter Rock Capital, and has been a director of Sutter Rock Capital since 2011. Since 2010, Mr. Klein has served as a Managing Member and Majority Partner of M. Klein and Company, LLC. Mr. Klein also serves on the Board of Directors for Atlantic Alliance Partnership Corp. and has served as an investment adviser at B. Riley Wealth Management since April 2012. Mr. Klein was a Director of National Holding Corporations from 2011 to 2014, where he also served as Chief Executive Officer and Co-Chairman from March 2013 to December 2014. He served as a director of New University Holdings Corp., from its inception in 2010 through August 2011, when New University Holdings Corp. merged with ePals, Inc. In addition, from April 2010 until May 2011, Mr. Klein served as the Chief Executive Officer and President and a Director of 57th Street General Acquisition Corp. until it completed a merger with Crumbs Bake Shop. Subsequently, Mr. Klein served as a member of the Board of Directors of Crumbs from May 2011 to March 2014. Mr. Klein has a Bachelor’s degree, with high distinction, in Business Administration from Emory University and an MBA from the J. L. Kellogg School of Management, Northwestern University.
Malcolm S. McDermid is a Director on the Churchill Board, is a Director of Churchill Capital Corp II and previously was a Director of Churchill Capital Corp. Mr. McDermid is also a Managing Director with Emerson Collective where he has led Emerson Collective’s venture capital investing efforts since August 2017. He was previously a Partner with Andreessen Horowitz, a venture capital firm based in Menlo Park, California from March 2013 to July 2017. Prior to Andreessen Horowitz, Mr. McDermid was a Director with Stifel Nicolaus, formerly Thomas Weisel Partners, a technology focused investment bank in San Francisco. He began his career at Citigroup as a financial analyst. Mr. McDermid received a Bachelor of Arts degree in Computer Science and Quantitative Economics from Tufts University and a Master of Arts in Law and Diplomacy from the Fletcher School at Tufts University.
Karen G. Mills is a Director on the Churchill Board, is a Director of Churchill Capital Corp II and previously was a Director of Churchill Capital Corp. Ms. Mills is a Director of Clarivate Analytics. Ms. Mills is also a Senior Fellow at the Harvard Business School and the Harvard Kennedy School since January 2014, focusing on economic policy, U.S. competitiveness, entrepreneurship and innovation. Ms. Mills was a member of President Barack Obama’s Cabinet, serving as the Administrator of the U.S. Small Business Administration from April 2009 to August 2013. Ms. Mills is the President of MMP Group since October 1993, which invests in financial services, consumer products and technology-enabled solutions businesses. Ms. Mills is Vice Chair of the immigration services company Envoy Global since September 2014. She also serves as Chair of the Advisory Committee for the Private Capital Research Institute since March 2017. Ms. Mills holds an A.B. degree in Economics from Harvard University, Magna Cum Laude, and earned an M.B.A. from Harvard Business School, where she was a Baker Scholar.
Michael Eck is a Director on the Churchill Board, and is a Managing Director at M. Klein and Company, a global strategic advisory firm. He joined the firm as a Senior Advisor in January 2016, and from December 1, 2017 to December 31, 2018, served as the Interim Chief Executive Officer of The Johnson Controls Hall of Fame Village on behalf of M. Klein and Company. Mr. Eck is currently an independent director and Chairman of Audit Committee of J. Jill, Inc. and was the Global Head of the Consumer and Retail Investment Banking Group at Morgan Stanley from 2008 until his retirement in 2014. Prior to that, Mr. Eck worked at Citigroup from 1993 to 2008, where he was the Global Head of the Consumer and Retail Banking Group, and at Credit Suisse First Boston from 1987 to 1993. From 2015 to April 2018 he served as an independent Board member and Chairman of the Audit Committee of Blue Buffalo Pet Products, Inc., a publicly-held leading natural pet food company, until Blue Buffalo Pet Products, Inc. was acquired by General Mills Inc. in April 2018. Mr. Eck is also the co-founder and co-chairman of the board of Steer for Student Athletes. In addition, he previously served as a Board member of USA Ultimate and as a member of the Senior Advisory Board of Shopkick. Mr. Eck received his Masters in Management from Northwestern University and his B.S. in Business from the McIntire School of Commerce at the University of Virginia.

Bonnie Jonas is a Director on the Churchill Board, and is a co-founder of Pallas Global Group, LLC (“Pallas Global”), a company that provides independent monitoring and consulting services to corporations and organizations. Prior to co-founding Pallas Global, Ms. Jonas served for 18 years as an Assistant United States Attorney in the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”). Ms. Jonas’s most recent position with the SDNY was as Deputy Chief of the Criminal Division, from 2013 to 2016. She also served as the SDNY’s Financial Fraud Coordinator for President Obama’s Financial Fraud Enforcement Task Force and as Co-Chief of the General Crimes Unit. Ms. Jonas was an attorney with the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP and a law clerk for the Honorable Reena Raggi of the U.S. District Court in the Eastern District of New York. Earlier in her career, Ms. Jonas worked as a consultant at Peterson Consulting, where she evaluated settlement amounts in connection with pending asbestos litigation. Ms. Jonas is a graduate of the Wharton School at the University of Pennsylvania and Columbia University School of Law.
Director Independence
The rules of the NYSE require that a majority of the Churchill Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the Churchill Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Churchill Board has determined that each of Jeremy Paul Abson, Glenn R. August, Malcolm S. McDermid, Bonnie Jonas and Karen G. Mills is an independent director under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Number and Terms of Office of Officers and Directors
The Churchill Board consists of eight members. The Churchill Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Glenn R. August and Malcolm S. McDermid, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mark Klein, Karen G. Mills and Michael Eck, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jeremy Paul Abson, Michael Klein and Bonnie Jonas, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.
Subject to any other special rights applicable to our stockholders, any vacancies on the Churchill Board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Churchill Board that includes any directors representing the Sponsor then on the Churchill Board, or by a majority of the holders of our founder shares.
Our officers are appointed by the Churchill Board and serve at the discretion of the Churchill Board, rather than for specific terms of office. The Churchill Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the Churchill Board.
Committees of the Board of Directors
The Churchill Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Churchill Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee
The members of our audit committee are Glenn R. August, Jeremy Abson and Karen G. Mills and Karen G. Mills serves as chair of the audit committee. Each member of the audit committee is financially literate and the Churchill Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us; pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The Churchill Board has established a compensation committee. The members of our Compensation Committee are Glenn R. August, Malcolm S. McDermid and Karen G. Mills and Karen G. Mills serves as chair of the compensation committee.
We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Churchill Board with respect to (or approving, if such authority is so delegated by the Churchill Board) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Glenn R. August, Malcolm S. McDermid and Karen G. Mills and Karen G. Mills serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Churchill Board, and recommending to the Churchill Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Churchill Board;

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developing and recommending to the Churchill Board and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the Churchill Board, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and governance committee charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Churchill Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement in connection with the Churchill IPO. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics by posting such information on our website rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find Additional Information.”
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Churchill, and Churchill has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.
Periodic Reporting and Audited Financial Statements
Churchill has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Churchill’s annual reports contain financial statements audited and reported on by Churchill’s independent registered public accounting firm.

CHURCHILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2020 were organizational activities, those necessary to prepare for the Churchill IPO, described below, and, after the Churchill IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
Liquidity and Capital Resources
On February 19, 2020, we consummated the Churchill IPO of 110,000,000 units, which includes the full exercise by the underwriters of the over-allotment option, at $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the closing of the Churchill IPO, we consummated the sale of 23,000,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $23,000,000.
Following the Churchill IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $1,100,000,000 was placed in the trust account. We incurred $57,620,020 in transaction costs, including $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other costs.
As of June 30, 2020, we had marketable securities held in the trust account of $1,104,209,313 (including approximately $4,209,000 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through June 30, 2020, we did not withdraw any interest earned on the trust account to pay our income taxes.
For the six months ended June 30, 2020, cash used in operating activities was $949,613. Net income of $1,696,498 was affected by interest earned on marketable securities held in the trust account of $4,215,679, an unrealized loss on marketable securities held in our trust account of $6,366 and a deferred tax benefit of $1,337. Changes in operating assets and liabilities used $1,564,539 of cash for operating activities.
We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2020, we had cash of $2,955,367. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor and the Insiders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment.
On July 12, 2020, we issued a $1,500,000 Note to the Sponsor. The Note is non-interest bearing and payable on the earlier of (i) the consummation of the Business Combination or (ii) the date of liquidation.

Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the lender’s discretion. The warrants would be identical to the Private Placement Warrants. On July 12, 2020, we drew down $1,500,000 under the Note.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2020.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $50,000 for office space, administrative and support services to Churchill. We began incurring these fees on February 13, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
The underwriters are entitled to a deferred fee of $38,500,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that we do not complete a business combination, subject to the terms of the underwriting agreement. On February 13, 2020, underwriters agreed to waive the upfront underwriting discount on 17,990,000 units, resulting in a reduction of the upfront underwriting discount of $3,598,000.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires Churchill’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common stock subject to possible redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.
Net income per common share
We apply the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.
Recent accounting standards
Churchill’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT MULTIPLAN
References in this section to “we,” “our,” “us,” the “Company” or “MultiPlan” generally refer to MultiPlan Parent and its consolidated subsidiaries.
Our Business
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:
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Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

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Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations in the United States; and

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Payment Integrity Services, which reduce medical costs by identifying and removing improper and unnecessary charges before claims are paid.

The Company is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a tightly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services and Payment Integrity Services, as discussed below) which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 20 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services generate approximately $19 billion in annual potential medical cost savings.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or re-pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.
MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined mergers and acquisitions.
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.

Our Strategy:
Our Growth Initiatives
According to the Centers for Medicare and Medicaid Serices ("CMS"), healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GPD by 2028, representing a compounded annual growth rate of 5.5%. MultiPlan operates in this large market, which continues to grow each year as a result of aging, growth in services and technology. Already, MultiPlan works on the front lines of these trends, working to reduce healthcare costs, and has established itself as a leader in the Payor Out-of-Network segment with a total addressable market (“TAM”) of $6 – 8 billion. As we look to our future, we recognize that the potential TAM we could service is over $50 billion across payors, providers, and consumers. With our decades-long strategic relationships with payors, we believe that we can further deepen our relationships with payors by providing new products and services that address additional cost savings opportunities. Further, with our proprietary data and algorithms, we have a growth opportunity to expand into services that support our payors, providers and consumers to service the healthcare market more completely. We intend to seize the opportunity to address a larger TAM by executing our enhance, extend, and expand strategy.
The first part of our strategy is enhancing the platform by refining existing products. By improving and innovating upon our existing core products through combining proprietary data with third party data, further deploying artificial intelligence and machine learning, and increasing cross selling activity with our payor customers, we believe the enhance strategy will help us grow revenues significantly over the next five years.
The second element of the strategy is extending the platform by building out new customer segments. This will be accomplished by extending into the in-network cost management product segment, further penetrating core offerings into customer segments including government, Property & Casualty (“P&C”), and dental. We believe the extend strategy will help us further grow revenues significantly over the next five years.
The third element of the strategy is to expand the platform by adding new business models to deliver value-added services for our payors, providers and consumers. This final element of our strategy is a natural progression given the 1.2 million providers under contract and the more than 60 million consumers accessing MultiPlan’s services. Our data, algorithms and service components can be leveraged by MultiPlan, our payor customers, and partner software companies to tackle providers’ and consumers’ biggest pain points. The expand strategy is expected to unlock opportunities to work through payors to service consumers and providers, with potential services such as provider tools and automation for administrative services, streamlined patient interfaces with the provider and payor, transparency of patient medical bills, and tools and data for consumer financing of medical expenses, among other concepts. We believe the expand strategy will enable us to further grow revenues significantly over the next five years.
Short-Term Execution Plan
2020 is a year of execution for MultiPlan as we lay the foundation to enhance, extend, and expand our platform. In support of our strategy, we have developed a short-term implementation plan, including actions across sales and marketing, product and technology, and M&A that are currently being operationalized. In addition to actions to lay the groundwork for future growth, we are executing several efficiency measures to help self-fund some of the necessary investments.
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Sales and Marketing initiatives include:

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deploying additional sales and marketing professionals to deepen relationships with customers;

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intensifying our sales efforts for TPAs and regional payors; and

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developing new, dedicated sales teams focused on Government, Property & Casualty / Auto insurance to increase sales from relatively untapped markets.

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Product Development initiatives include:

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defining cloud and API architecture to better leverage strength of artificial intelligence (“AI”) and machine learning;

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modernizing algorithms from rules-based to dynamic to identify additional savings for payors;

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developing more powerful savings algorithms by combining our proprietary data with 3rd party data;

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upgrading product interfaces and offerings to better support Government, Property & Casualty / Auto insurance customers;

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upgrading existing algorithms to drive savings for the in-network utilization of commercial payors;

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evaluate the potential to expand our footprint with new international customers, developing payment integrity, provider contracting and network management solutions abroad; and

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deepening our partnerships with our customers on data initiatives to further drive affordability of healthcare.

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M&A initiatives include:

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expanding corporate and business development team and leveraging Churchill for opportunity sourcing;

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driving disciplined and active process to pursue accretive tuck-in acquisitions; and

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pursuing accretive, large-scale transformational merger and acquisition opportunities.

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Efficiency initiatives include:

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automating few remaining existing manual processes on the platform to further lower marginal cost;

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leveraging AI and machine learning to further lower costs; and

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focusing operations expansion in best-cost geographic locations and review opportunity to rationalize facility locations over the next three years.

We provide the following services:
Analytics-Based Services.   The Company leverages its leading and proprietary information technology ("IT") platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and our list of payor customers provides us with deep insights into the latest pricing trends. Customers of our MRA services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-based solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Medical Reimbursement Analysis (“MRA”).   MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 consumers every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance (“NCQA”) accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers, and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Payment Integrity Services
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors.

With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to remove certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.
Our Industry
Healthcare Industry
According to the Centers for Medicare and Medicaid Services (“CMS”), healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
We believe cost management and payment integrity solutions will continue to be highly valuable to payors. We expect that growth in demand for these services will be driven by two major trends: (i) increasing costs per claim from medical inflation and technology enhancements and (ii) increasing treatment volume from an aging population and increases in the insured population. As medical activity rises as a result of an aging population and a focus on preventative healthcare and technological advances, medical claims volume and value are expected to increase significantly, which we believe will further increase utilization of our solutions. Furthermore, we benefit from medical cost inflation since the access fee we charge for use of our services is primarily based on a percentage of the savings achieved. We see opportunity in trying to counter the accelerating pace of medical cost inflation, leading to more savings for our customers, and associated revenues for us. For example, if the average charge per claim increases by 10%, we will have a 10% greater dollar value of claims from which to capture savings and revenue.
Cost Management Solutions
Payors of medical claims include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, Taft-Hartley plans, property and casualty bill review vendors, and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. The government market comprises state and federal government programs such as Medicare Advantage, Medicaid, TRICARE and Veterans Administration. These payors attempt to manage and control the medical costs they face by addressing the price and the quantity of the procedures and products utilized. The chart below demonstrates the way in which payors employ several solutions and services to control medical costs.

Cost Management Solutions
Medical Costs
=
Price
X
Quantity
PPO Networks
Negotiation Services
Medical Reimbursement Analysis
Case Management
Utilization Management
Disease Management/Wellness
Payment Integrity
Pharmacy Benefits

Markets
Group Health
The rising cost of healthcare to employers and a focus on slowing the growth of healthcare expenditures are increasing the importance of cost management solutions such as those offered by MultiPlan. The demographic shifts caused by an aging population are expected to lead to more utilization while increased treatment sophistication will drive the cost of care. CMS estimates that medical cost inflation will remain at a premium to CPI.
Government Programs
Government health programs with growing member bases increasingly require cost management services, and we have recently developed businesses that leverage our network and payment integrity assets to compete in the Medicare Advantage, Managed Medicaid and other public sector markets. According to the CBO, Medicare enrollment is expected to rise from 61 million in 2019 to 78 million in 2030. The Affordable Care Act and an aging population are driving increased membership in state and federal government funded health insurance programs. Membership in Medicare Advantage programs is growing by an estimated 10,000 consumers every day, and as of June 30, 2020, 36 states and the District of Columbia have committed to Medicaid expansion under the Affordable Care Act. With approximately 67% of Medicaid enrollees receiving services through managed care as of July 1, 2017, Managed Medicaid penetration is also expected to increase as a result of Medicaid expansion.
Workers’ Compensation
Workers’ compensation insurers must pay both the indemnity costs and the medical costs associated with an injured worker. Recent trends in medical cost inflation have become a major driver in the overall cost growth for workers’ compensation insurers. Medical services today constitute about 60% of workers’ compensation claims costs, up from 40% in the early 1980s. Despite the unfavorable cost trend, workers’ compensation insurers often must offer workers’ compensation insurance in order to offer other lines of insurance in a given state. This has increased focus on cost-containment measures for the medical portion of workers’ compensation insurance claims through network and analytics-based cost reductions and improved payment accuracy.
Auto Medical
Auto insurance carriers face both costs from auto damage and medical claims. Economic losses for bodily injury liability claims increased 10% annually from 2012 – 2017, well above the 3% annual medical inflation rate, with medical expenses accounting for 79% of claimed losses. Given anticipated medical cost inflation, this trend is expected to continue into the future. Similar to the aforementioned markets, the increasing costs are driving auto insurance carriers to seek out cost management and payment accuracy solutions for the medical cost portion of auto insurance claims.
Our Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.
Long-standing customer relationships.   We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and long-standing relationships with our top customers. Our top ten customers have been customers for an average of 25 years. Our contracts with large customers generally have terms of three to five years while other contracts have terms of one year that include automatic renewals (although most contracts permit early termination without penalty and with short notice periods). Once a contract is signed with a payor, we have typically retained that customer for many years, and the volume of claims repriced typically continues to grow as we introduce new services or receive more claims by strengthening electronic data interchange (“EDI”) connectivity or deepening penetration. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time-sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Proprietary, scalable and secure IT platform.   We believe that our IT platform provides us with a substantial competitive advantage. Recently, we have made significant investments in upgrading our IT infrastructure which is certified under HITRUST, NIST and AICPA SOC programs and in May 2020 was rated #1 among healthcare companies by BitSight, an IT security rating organization. This upgrade enables us to automatically process and store significantly more transactions and greatly improve our capacity to serve our customers. It is designed for high throughput: our proprietary network repricing application is capable of returning approximately 99.96% of network claims to our payor customers within one business day. For example, in our payment integrity and MRA services we return 99.4% and 96.3% of claims within one day. We also have implemented connectivity via EDI (the sending and receiving of claims data between entities in an agreed upon electronic format) or direct web service integration with all of our top customers. In the year ended December 31, 2019, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. As our IT platform is scalable, it is able to absorb significant increases in volume at minimal marginal costs. Today our platform accesses historical claims data for 1 billion claims and processes 370,000 claims per day with the capacity to grow substantially within our current infrastructure.
Comprehensive Services.   We believe the combination of our Analytics-Based, Network-Based and Payment Integrity services is the most comprehensive in the industry. Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. We employ approximately 450 negotiators and support staff, 100 clinicians, medical coders, data scientists and others dedicated to creating payment integrity analytic algorithms, and over 600 IT and 500 operations and service staff focused on MRA and the back-end services associated with all three solution areas. In 2019 these services reduced claims worth over $45 billion in charges. Moreover, the solutions are highly customizable, so payors can use them in any combination and in any order to achieve the objectives each of their customers seek.
Strong cash flow generation.   We have historically been able to generate strong cash flow from operations less capital expenditures because of low capital expenditure requirements and minimal working capital needs. For example, MultiPlan’s capital expenditures as a percentage of revenues were less than 7% in each of the last three fiscal years. Our current strategy may require moderate additional capital investment in the near future as our internally developed IT platform is highly scalable. Our ability to generate strong and consistent cash flow has historically enabled us to invest in our operations, opportunistically reduce our debt and pursue attractive growth opportunities.

Proven and experienced management team.   Our chief executive officer, chief financial officer and chief revenue officer have over 100 years of combined experience managing and leading companies in the healthcare cost management industry. Despite significant payor consolidation over the past several years, our management team has continued to develop new revenue opportunities, expand our margins and strengthen our customer relationships. In addition, our management team has successfully grown our operations in size and profitability through a combination of focused network and product expansion, cost initiatives and acquisitions. Our management team also has a successful track record of acquiring, integrating and managing healthcare businesses.
Limited legal and regulatory risks.   We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
Customers
Our customers are payors, such as large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. Our two largest customers accounted for approximately 35% and 20%, respectively, of our full year 2019 revenues. Contract terms with larger customers are often three and as many as five years, while mid- to small-sized customer contracts are often annual and typically include automatic one year renewals. However, we continue to experience high renewal rates and our top ten customers based on full year 2019 revenues have been customers for an average of 25 years.
Our Network
Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. MultiPlan’s team of approximately 110 network development professionals manages these network relationships across our Primary and Complementary PPO Networks. For both networks, the team is responsible for strengthening our existing relationships with these providers. For existing providers, the goal of the network development team is to help providers maintain participation across products as well as increase the discounts the providers extend to our customers that utilize our provider networks.
In addition, the network development team is responsible for executing new contracts with providers that are not currently affiliated with our networks, either under our own contracts or on behalf of a payor that seeks to outsource its network development function — a growing trend for Medicare Advantage plans. We strategically grow the number of providers that participate across all product lines so we can continue to increase the value we provide to our customers. The network development team manages a sophisticated program of data mining, profiling, recruiting and ultimately contracting with new providers. An incentive driven pay-for-performance plan measures and rewards the success of our network development team.
Sales and Marketing
Our largest customers are serviced by a team of national account managers and senior executives responsible for continued growth of the relationship. The account team partners strategically with our customers, leveraging our Healthcare Economics unit to mine the customer’s data and proactively present opportunities to the customer to improve performance and competitive position. This team also delivers account service, including daily claims management, requests for proposal, service inquiries and other marketing and operational support functions. The national account managers are compensated with a base salary plus bonus linked to customer retention.
The majority of our customers are serviced by a dedicated team of account managers and account service professionals organized into three market-focused departments — Commercial Health, Property and Casualty, and Government. These teams also include sales professionals responsible for new customer acquisition. The market-focused account managers are responsible for relationship management as well as for growing revenue through expanded use of services. They are compensated with a base salary plus a bonus and commission based on customer retention and revenue from upselling new products. The sales professionals are compensated with a base salary plus commission based on revenue from new customers. Sales and upselling efforts are supported by a marketing team which generates leads, builds brand awareness, implements and educates customers and develops proposals.
Markets
Substantially all of MultiPlan’s services are available in all 50 U.S. states and the District of Columbia. All services are available to all customers regardless of geographic location, company type or size.
Information Technology
We believe that our IT platform provides us with a substantial competitive advantage. We have made significant investments in upgrading our IT infrastructure enabling us to automatically process significantly more transactions with greater accuracy and greatly improving our capacity to continuously serve our customers. Our IT is certified under HITRUST, NIST and AICPA SOC programs and in May 2020 was rated #1 among healthcare companies by BitSight, an IT security rating organization. Our proprietary network repricing application is capable of returning approximately 99.96% of repriced claims to our payor customers on the same day. For payment integrity and MRA services we return 99.4% and 96.3% of claims within one day. Our proprietary negotiation application features portal technology with electronic signature acceptance, sophisticated claim distribution and prioritization algorithms enhanced with machine learning. We have implemented connectivity via EDI or direct integration using web services with all of our top customers. Nearly all of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our substantial back office interconnectivity significantly reduces complexity and the number of processing errors. Because our IT platform is scalable, it is able to absorb substantial increases in volume at minimal marginal costs.
Competition
MultiPlan’s competitors vary by service as follows.
Analytics-Based Services.   MultiPlan competes with a variety of medical cost management companies for negotiation and pricing services. We compete for these services on the basis of savings effectiveness, which is driven by technology, and provider acceptance, which is driven by algorithms. MultiPlan’s chief competitors for these services include Zelis and reference-based pricing services such as Advanced Medical Pricing Solutions (AMPS), ELAP Services, PayerCompass, 6Degrees, HST and ClearHealth Strategies.
Network-Based Services.   We compete directly with other independent PPO networks, which are primarily regional, and with PPO network aggregators. Our biggest network competitors are First Health (“First Health”), an indirect wholly owned subsidiary of Aetna, Inc. (“Aetna”), and TRPN. Our biggest aggregator competitor is Zelis. We compete with First Health primarily on the basis of network discounts and access, but also on the basis of quality, independence and price. MultiPlan’s nationwide Primary PPO Network is NCQA accredited, which we believe provides assurances to payors and consumers regarding the quality of the providers in our network. In addition, our customers who compete directly with Aetna may prefer an independent provider without a potential competitive conflict. PPO aggregators such as Zelis offer national access by patching together third-party regional networks. While this approach provides a viable alternative to the payor building its own national network, it is disadvantaged by the indirect nature of the provider relationships, which we believe generally leads to greater service complexity and higher cost. MultiPlan’s network features direct contracts with 98% of participating providers.
Payment Integrity Services.   Our Payment Integrity services are unique in their focus on pre-payment as well as their focus on finding errors suggesting waste, abuse and potential fraud that aren’t addressable by a payor’s internal claim editing software and other programs. We also have the ability to incorporate a negotiated settlement by leveraging our extensive negotiation team and technology. Competitors include Cotiviti, Inc. (“Cotiviti”), Change Healthcare Inc., Optum, Discovery Health Partners, HMS and The Rawlings Group. Virtually all payment integrity competitors originated as post-payment specialists and to varying degrees have migrated services to a pre-payment modality, while our services were built to focus on examining claims before payment occurs.
Government Regulations
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We do not bear insurance, underwriting, payment, malpractice or reimbursement risks, nor do we adjudicate or pay claims. Our business is compensated directly by private payor customers, not by Medicare, Medicaid or other government healthcare programs. In some instances we provide services to payors that contract directly with a federal or state agency. In those instances we may be subject to certain federal and state law requirements associated with those programs, and a failure to comply with those requirements could subject us to criminal or civil penalties, debarment or exclusion from government health care programs.
We are, however, subject, either directly or indirectly through our customer relationships, to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, for example, the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations that implement both laws (collectively, “HIPAA”), which imposes rules protecting individually identifiable health information and setting national standards for the security of electronic PHI. We are a “Business Associate” (as defined by HIPAA) of our customers. As such, we must comply with all applicable provisions of HIPAA, including the HIPAA Security Rule and applicable provisions of the HIPAA Privacy Rule and the Breach Notification Rule.
In addition, we are subject to certain state licensure and/or certification laws and other state and federal laws and regulations governing our operations and our products. Among other examples, contracts governing our relationships with healthcare providers may be subject to the federal Anti-Kickback Statute, federal False Claims Law and comparable state laws, as well as state laws prohibiting fee-splitting and the corporate practice of medicine and state and federal laws regarding transparency. Furthermore, we may be subject to some state laws regulating the ability of PPOs to allow broad access to their provider networks. We may directly or indirectly be subject to state and federal regulation regarding the payment of out of network claims, including regulations regarding the determination of payment amounts and what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations, as well as regulations targeting surprise billing and requiring transparency. We may directly or indirectly be subject to regulation in some states regarding the application of payment integrity edits to claims, including regulations impacting what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations. Our services may directly or indirectly be subject to state regulations specifically covering certain categories of clients, such as workers compensation insurers and auto medical insurers. We regularly monitor legislative and regulatory activity in all states and at the federal level that could impact any of the products we offer in all relevant market segments. In addition, we are committed to supporting our clients in meeting their regulatory obligations, so we work cooperatively with them in establishing processes and procedures that comply with applicable requirements.
While we believe that we are in compliance with such laws and regulations, a failure to comply with these laws could adversely affect our contractual relationships and possibly expose us to civil or criminal sanctions by federal or state authorities. Please see the section entitled “Risk Factors — Risks Related to the Business of MultiPlan.”
Employees
We employed approximately 2,000 people as of September 1, 2020, none of whom are covered by unions. We believe that we have a good relationship with our employees.
Properties
We lease all of our properties, which are located in 15 states. Our corporate headquarters are located in New York, New York. Our primary data center is hosted by a leading provider of co-location hosting services in Texas. Our redundant data center is hosted by a leading provider of co-location hosting services within a 428,000 square foot facility located in Illinois.
Legal Proceedings
We are a defendant in various lawsuits and other pending and threatened litigation and other adversarial matters which have arisen in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, we believe they will not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT OF MULTIPLAN
Executive Officers and Directors
References in this section to “we,” “our,” “us,” or the “Company” generally refer to MultiPlan Parent and its consolidated subsidiaries, which are referred to, collectively, as “MultiPlan.”
The current executive officers of MultiPlan and directors of Holdings are set forth in the chart below.
Name	Age	Title
Mark Tabak	70	Chief Executive Officer and Director
David Redmond	69	Executive Vice President and Chief Financial Officer
Dale White	64	Executive Vice President and Chief Revenue Officer
Jeffrey Doctoroff	52	Senior Vice President and General Counsel
Michael Kim	54	Senior Vice President and Chief Information Officer
Allen R. Thorpe	49	Director
Geoffrey G. Clark	45	Director
Richard A. Clarke	69	Director
John G. Danhakl	64	Director
Paul D. Emery	34	Director
P. Hunter Philbrick	40	Director
R. Eric Wilmes	48	Director
Set forth below is a brief description of the business experience of each of our executive officers and directors:
Mark Tabak, Chief Executive Officer Mark Tabak has served as Chief Executive Officer of MultiPlan Parent (or its predecessor) since 2002 and as a director of MultiPlan since June 2016. Mr. Tabak served as Vice Chairman of MultiPlan Parent (or its predecessor) from 2000 to 2002. Prior to that, Mr. Tabak held executive roles at Healthcare Capital Partners, the healthcare arm of Capital Z Partners, International Management Care Advisors, LLC, now an affiliate of Insurance Partners, American International Group, Inc. (NYSE: AIG), a global insurance company, Group Health Plan Inc., a managed care company, Health America, a pioneering HMO, and The International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America. Mr. Tabak also served on a commission created to evaluate the impact of various healthcare reform proposals on New York State.
David Redmond, Executive Vice President and Chief Financial Officer David Redmond has served as Executive Vice President and Chief Financial Officer of MultiPlan Parent (or its predecessor) since March 2010. Prior to that, Mr. Redmond served as Executive Vice President and Chief Financial Officer of Viant, Inc. (“Viant”), a company which provides cost-control strategies to healthcare payors which was acquired by MultiPlan Parent, since March 2008. From 2003-2007, Mr. Redmond served as President and Chief Financial Officer of AmeriPath, Inc., a provider of anatomic pathology and molecular diagnostics. Before entering the healthcare industry, Mr. Redmond, a certified public accountant, was with KPMG Peat Marwick for 16 years, including six years as a partner.
Dale White, Executive Vice President and Chief Revenue Officer Dale White has served as Executive Vice President and Chief Revenue Officer of MultiPlan Parent since January 2018, and previously served as MultiPlan’s Executive Vice President, Sales and Account Management since 2004. Prior to that, he served as Senior Vice President of Sales and Marketing for BCE Emergis Corp., a provider network and healthcare cost management company, which was acquired by MultiPlan in 2004, and previously held strategic management positions with several other healthcare companies.
Jeffrey Doctoroff, Senior Vice President and General Counsel Jeffrey Doctoroff has served as Senior Vice President and General Counsel of MultiPlan Parent since August 2014. Prior to that, he served as Senior Vice President and General Counsel for Health Dialog Services Corporation (“Health Dialog”), a

provider of personalized health management support services, since October 2009. Prior to that, he served as Deputy General Counsel at Health Dialog from November 2006 to October 2009. Prior to joining Health Dialog, he was an associate at Ropes & Gray LLP, a law firm.
Michael Kim, Senior Vice President and Chief Information Officer Michael Kim has served as Chief Information Officer of MultiPlan Parent since December 2013. Prior to that, he served as Chief Administrative Officer of Technology and Operations at Torus Insurance Holdings Limited, an insurance company, from August 2010 to November 2013, at the Hartford Financial Services Group, Inc. (NYSE: HIG), an insurance company, from March 2004 to July 2010 in various roles including Chief Technology Officer and as Chief Executive Officer of Converit, Inc., a startup software company, prior to working at the Hartford Financial Services Group, Inc.
Allen R. Thorpe, Director Allen R. Thorpe has served as a director of MultiPlan Parent since June 2016. Mr. Thorpe has served as a Partner of Hellman & Friedman LLC (“Hellman & Friedman”), a private equity firm, since January 2004 and leads the firm’s New York office. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners in Australia, a private equity firm, and was a manager at Bain & Company, Inc., a management consulting firm. He currently serves on the board of directors of PPD, Inc. (NASDAQ: PPD) and Edelman Financial Engines LLC. Mr. Thorpe also previously served as Chairman of Sheridan Healthcare, Inc., a director of Change Healthcare Inc. (NASDAQ: CHNG), Mitchell International Inc., Artisan Partners Asset Management Inc. (NYSE: APAM), the lead independent director of LPL Financial Holdings Inc. (NASDAQ: LPLA), and a member of the advisory board of Grosvenor Capital Management Holdings, LLP, among others.
Geoffrey G. Clark, Director Geoffrey G. Clark has served as a director of MultiPlan Parent since June 2016. Mr. Clark has served as Senior Managing Director of Starr Investment Holdings, (“SIH”), a healthcare services and business services focused private equity firm. Mr. Clark is the Chairman of the SIH Investment Committee and a member of the SIH Valuation Committee. Prior to joining the Starr Companies in March 2007, Mr. Clark was a Partner and Managing Director of Goldman Sachs & Co. LLC, and currently serves on the board of directors of C.V. Starr & Co., Inc., ACA Compliance Group, CHG Healthcare Services, ConvenientMD Urgent Care, New York Digital Investment Group, LLC, and Radiology Partners, Inc.
Richard A. Clarke, Director Richard A. Clarke has served as a director of MultiPlan Parent since October 2016. Mr. Clarke has served as Chief Executive Officer of Good Harbor Security Risk Management, an advisor on cyber security risk management, since 2012. Mr. Clarke served for thirty years in the United States Government, serving three consecutive Presidents. In the White House he served as America’s first “Counter-Terrorism Czar” and its first “Cyber Czar.” Prior to his White House years, he served as a diplomat. He was confirmed as Assistant Secretary of State, and held other positions in the State Department (Deputy Assistant Secretary of State for Intelligence) and the Pentagon for twenty years. Since leaving government in 2003, Mr. Clarke has served as an on-air consultant for ABC News and taught at Harvard’s Kennedy School of Government for five years.
Mr. Clarke was co-chair of Virginia Governor McAuliffe’s Cyber Security Commission and is the Chairman of the Board of Governors, Middle East Institute. He also has served on New York Governor Cuomo’s Cyber Security Advisory Board since 2013. Mr. Clarke was formerly a member of President Obama’s Review Group on Intelligence and Technology. He has served as a director of Veracode, Inc., Carbon Black, Inc. (f/k/a Bit9, Inc.), Visible Assets, Inc., BlueCat Networks, Inc. and Nok Labs, Inc. He has served on corporate advisory boards including RedSeal, Inc., Paladin Capital Group, Awake Security, Inc., Red Five Security, LLC and HawkEye 360, Inc.
John G. Danhakl, Director John G. Danhakl has served as a director of MultiPlan Parent since June 2016. Mr. Danhakl currently serves as a Managing Partner at Leonard Green & Partners, L.P. (“LGP”), a private equity firm. Mr. Danhakl joined LGP in 1995. Previously, he was a Managing Director in the Los Angeles office of Donaldson Lufkin & Jenrette (“DLJ”), which he joined in 1990. Prior to DLJ, Mr. Danhakl was a Vice President in corporate finance at Drexel Burnham Lambert Inc. Mr. Danhakl presently serves on the board of directors of Advantage Solutions Inc., Charter NEX Films, Inc., Life Time Fitness, Inc., Mister Car Wash Holdings, Inc., SRS Distribution Inc., IQVIA Holdings Inc. (NYSE: IQV), and Genani Corporation. He has previously served on the board of directors of CCC Information Services

Inc., Insight Global Inc., J. Crew Group Inc., Leslie’s Poolmart, Inc., Air Lease Corporation (NYSE: AL), Animal Health International Inc., Arden Group, Inc., Big 5 Sporting Goods Corporation (NASDAQ: BGFV), Communications & Power Industries Inc., Diamond Triumph Auto Glass, Inc., Liberty Group Publishing Inc., SunEdison, Inc. (formerly MEMC Electronic Materials), Neiman Marcus Group Inc., Petco Animal Supplies, Inc., Packers Sanitation Services, Inc., Phoenix Scientific Inc., Rite Aid Corporation (NYSE: RAD), The Tire Rack Inc. and VCA Antech, Inc.
Paul D. Emery, Director Paul D. Emery has served as a director of MultiPlan Parent since June 2016. Mr. Emery currently serves as a Director of Hellman & Friedman. Prior to joining Hellman & Friedman in 2010, Mr. Emery worked as an investment banker in the power and utilities department of Morgan Stanley & Co. He currently serves on the board of directors of Hub International Limited.
P. Hunter Philbrick, Director P. Hunter Philbrick has served as a director of MultiPlan Parent since June 2016. Mr. Philbrick has served as a Partner at Hellman & Friedman since January 2013. Prior to joining Hellman & Friedman in 2003, Mr. Philbrick worked as an investment banker in the mergers, acquisitions and restructuring and general industrial departments of Morgan Stanley & Co. He currently serves as a member of the board of directors of PPD, Inc. and Hub International Limited. Mr. Philbrick was formerly a director of Change Healthcare Inc. (formerly Emdeon)(NASDAQ: CHNG), GeoVera Insurance Holdings Ltd., and Sedgwick Inc.
R. Eric Wilmes, Director R. Eric Wilmes served as a director of MultiPlan Parent since June 2016. Mr. Wilmes is a Managing Director and the Head of Private Equities, Americas, at GIC Private Limited (“GIC”). He is also the Head of GIC’s Special Opportunities Group and its San Francisco office. Before joining GIC in 2011, Mr. Wilmes was a Director at FFL Partners, LLC, which he joined in 2007, and Centre Partners Management LLC, which he joined in 1997. Mr. Wilmes began his career in the Merchant Banking Division of Morgan Stanley & Co. LLC. Mr. Wilmes is currently a Director of Ancestry.com Inc., MultiPlan, Inc. and Unite Parent Corp. (Ultimate Software). He previously served as a Director of a number of businesses, including Hub International Limited, Kronos Incorporated, PetSmart, Inc., and Veritas Technologies LLC.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors
The following persons (with ages as of August 1, 2020) are anticipated to be the directors and executive officers of Churchill upon the consummation of the business combination:
Name	Age	Title
Mark Tabak	70	Chief Executive Officer and Director
David Redmond	69	Executive Vice President and Chief Financial Officer
Paul Galant	52	President, New Markets
Dale White	64	President, Payor Markets
Jeffrey Doctoroff	52	Senior Vice President and General Counsel
Michael Kim	54	Senior Vice President and Chief Information Officer
Glenn R. August	59	Director
Richard A. Clarke	69	Director
Anthony Colaluca	53	Director
Paul D. Emery	34	Director
Michael Klein	56	Director
P. Hunter Philbrick	40	Director
Allen R. Thorpe	49	Director
Bill Veghte	53	Director
Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination
Mark Tabak has served as Chief Executive Officer of MultiPlan Parent (or its predecessor) since 2002 and as a director of MultiPlan since June 2016. Mr. Tabak served as Vice Chairman of MultiPlan Parent (or its predecessor) from 2000 to 2002. Prior to that, Mr. Tabak held executive roles at Healthcare Capital Partners, the healthcare arm of Capital Z Partners, International Management Care Advisors, LLC, now an affiliate of Insurance Partners, American International Group, Inc. (NYSE: AIG), a global insurance company, Group Health Plan Inc., a managed care company, Health America, a pioneering HMO, and The International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America. Mr. Tabak also served on a commission created to evaluate the impact of various healthcare reform proposals on New York State.
Mr. Tabak is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as his experience as MultiPlan’s Chief Executive Officer.
David Redmond has served as Executive Vice President and Chief Financial Officer of MultiPlan Parent (or its predecessor) since March 2010. Prior to that, Mr. Redmond served as Executive Vice President and Chief Financial Officer of Viant, a company which provides cost-control strategies to healthcare payors which was acquired by MultiPlan, since March 2008. From 2003-2007, Mr. Redmond served as President and Chief Financial Officer of AmeriPath, Inc., a provider of anatomic pathology and molecular diagnostics. Before entering the healthcare industry, Mr. Redmond, a certified public accountant, was with KPMG Peat Marwick for 16 years, including six years as a partner.
Paul Galant will join MultiPlan as President, New Markets effective upon the closing of the Transactions. Paul Galant currently serves as an Operating Partner at Churchill Capital and as a Senior Advisor at McKinsey since 2019. He served as CEO of Brightstar, a SoftBank Company, and an Operating Partner, SoftBank, from 2018-2019, CEO at Verifone, Inc. from 2013-2018, and prior to that as CEO of Citigroup Institutional and Consumer Bank divisions, and held business head roles at Donaldson, Lufkin & Jenrette, Smith Barney and Credit Suisse First Boston, managing global businesses in payments, consumer credit cards, merchant acquiring, transaction processing, e-commerce, platform services, and capital markets. Paul served as Chairman and Member of the Payments Risk Committee at the Federal Reserve Bank NY 2006-2013 and Chairman and Member of the Banking Payments Committee at the US Clearing House, 2006-2013.
Dale White will serve as President, Payor Markets, of MultiPlan upon the closing of the Transactions, and currently serves as Executive Vice President and Chief Revenue Officer of MultiPlan Parent since January 2018. Prior to that, Mr White served as MultiPlan’s Executive Vice President, Sales and Account Management since 2004. Prior to that, he served as Senior Vice President of Sales and Marketing for BCE Emergis Corp., a provider network and healthcare cost management company, which was acquired by MultiPlan in 2004, and previously held strategic management positions with several other healthcare companies.
Jeffrey Doctoroff has served as Senior Vice President and General Counsel of MultiPlan Parent since August 2014. Prior to that, he served as Senior Vice President and General Counsel for Health Dialog, provider of personalized health management support services, since October 2009. Prior to that, he served as Deputy General Counsel at Health Dialog from November 2006 to October 2009. Prior to joining Health Dialog, he was an associate at Ropes & Gray LLP, a law firm.
Michael Kim has served as Chief Information Officer of MultiPlan Parent since December 2013. Prior to that, he served as Chief Administrative Officer of Technology and Operations at Torus Insurance Holdings Limited, an insurance company, from August 2010 to November 2013, at the Hartford Financial Services Group, Inc. (NYSE: HIG), an insurance company, from March 2004 to July 2010 in various roles including Chief Technology Officer and as Chief Executive Officer of Converit, Inc., a startup software company, prior to working at the Hartford Financial Services Group, Inc.
Glenn R. August is a Director on the Churchill Board, and is also a Director of Churchill Capital Corp II. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990.
Mr. August is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Richard A. Clarke Richard A. Clarke has served as a director of MultiPlan Parent since October 2016. Mr. Clarke has served as Chief Executive Officer of Good Harbor Security Risk Management, an advisor on cyber security risk management, since 2012. Mr. Clarke served for thirty years in the United States Government, serving three consecutive Presidents. In the White House he served as America’s first “Counter-Terrorism Czar” and its first “Cyber Czar.” Prior to his White House years, he served as a diplomat. He was confirmed as Assistant Secretary of State, and held other positions in the State Department (Deputy Assistant Secretary of State for Intelligence) and the Pentagon for twenty years. Since leaving government in 2003, Mr. Clarke has served as an on-air consultant for ABC News and taught at Harvard’s Kennedy School of Government for five years.
Mr. Clarke was co-chair of Virginia Governor McAuliffe’s Cyber Security Commission and is the Chairman of the Board of Governors, Middle East Institute. He also has served on New York Governor Cuomo’s Cyber Security Advisory Board since 2013. Mr. Clarke was formerly a member of President Obama’s Review Group on Intelligence and Technology. He has served as a director of Veracode, Inc., Carbon Black, Inc. (f/k/a Bit9, Inc.), Visible Assets, Inc., BlueCat Networks, Inc. and Nok Labs, Inc. He has served on corporate advisory boards including RedSeal, Inc., Paladin Capital Group, Awake Security, Inc., Red Five Security, LLC and HawkEye 360, Inc.
Mr. Clarke is qualified to serve as a director due to his extensive knowledge and experience of cyber security and security risk management.
Anthony Colaluca, Jr. Anthony Colaluca, Jr currently serves as the President of Colaluca Business Advisors, LLC, where he serves as an independent consultant providing business and financial advisory services primarily to private equity firms. From March 2015 to February 2016 he served as Chief Financial Officer and Executive Vice President at MedAssets, Inc. (NASDAQ: MDAS), a healthcare performance improvement company. From 2005 through 2010, he served as Chief Financial Officer and Executive Vice President of Intergraph Corporation (NASDAQ: INGR), a global provider of engineering and geospatial software. Prior to joining Intergraph Corporation, he served as Chief Financial Officer for Harland Financial Solutions, Inc., a software division of John H. Harland Company. Previously, Mr. Colaluca also served as Chief Financial Officer for Solution 6 North America, and Chief Financial Officer for Computer Management Sciences Inc., a NASDAQ-listed company that was later acquired by Computer Associates. Earlier in his career, he was a senior manager with KPMG LLP and a certified public accountant in the State of New York. Mr. Colaluca currently serves on the board of directors of Feeding Northeast Florida. He previously served as a director of Tekelec (NASDAQ: TKLC) and member of its audit and compensation committees from February 2011 until the company was taken private in January 2012.
Mr. Colaluca is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Paul D. Emery has served as a director of MultiPlan Parent since June 2016. Mr. Emery currently serves as a Director of Hellman & Friedman. Prior to joining Hellman & Friedman in 2010, Mr. Emery worked as an investment banker in the power and utilities department of Morgan Stanley & Co. He currently serves on the board of directors of Hub International Limited.
Mr. Emery is qualified to serve as a director due to his financial expertise and capital markets experience, as well as the experience gained from advising or serving as a director of multiple Hellman & Friedman portfolio companies.
Michael Klein is a Director on the Churchill Board, and is also the Chief Executive Officer and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company whose Sponsor is an affiliate of M. Klein and Company, LLC. Mr. Klein is currently a Director of Credit Suisse Group AG and Credit Suisse AG. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019, and Mr. Klein currently serves on the board of directors of Clarivate Analytics. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi.
Mr. Klein is qualified to serve as a director due to his significant investment banking and advisory experience, including for companies in information services.
P. Hunter Philbrick has served as a director of MultiPlan Parent since June 2016. Mr. Philbrick has served as a Partner at Hellman & Friedman since January 2013. Prior to joining Hellman & Friedman in 2003, Mr. Philbrick worked as an investment banker in the mergers, acquisitions and restructuring and general industrial departments of Morgan Stanley & Co. He currently serves as a member of the board of directors of PPD, Inc. and Hub International Limited. Mr. Philbrick was formerly a director of Change Healthcare Inc. (formerly Emdeon)(NASDAQ: CHNG), GeoVera Insurance Holdings Ltd., and Sedgwick Inc.
Mr. Philbrick is qualified to serve as a director due to his finance and capital markets experience as well as insight into the healthcare industry, gained from advising and serving as a director of multiple Hellman & Friedman portfolio companies.
Allen R. Thorpe has served as a director of MultiPlan Parent since June 2016. Mr. Thorpe has served as a Partner of Hellman & Friedman LLC , a private equity firm, since January 2004 and leads the firm’s New York office. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a vice president with Pacific

Equity Partners in Australia, a private equity firm, and was a manager at Bain & Company, Inc., a management consulting firm. He currently serves on the board of directors of PPD, Inc. (NASDAQ: PPD) and Edelman Financial Engines LLC. Mr. Thorpe also previously served as Chairman of Sheridan Healthcare, Inc., a director of Change Healthcare Inc. (NASDAQ: CHNG), Mitchell International Inc., Artisan Partners Asset Management Inc. (NYSE: APAM), the lead independent director of LPL Financial Holdings Inc. (NASDAQ:LPLA), and a member of the advisory board of Grosvenor Capital Management Holdings, LLP, among others.
Mr. Thorpe is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as financial and corporate governance experience gained through years of serving as a director of multiple Hellman & Friedman portfolio companies.
Bill Veghte is an operating partner of Churchill with extensive management and operating experience in the consumer and enterprise technology sectors. Mr. Veghte is the Executive Chairman of Turbonomic, a U.S.-based private enterprise software company for use with cloud computing platforms. Mr. Veghte previously served as CEO and Director of SurveyMonkey. Mr. Veghte also served as an Executive Vice President and General Manager of the Hewlett-Packard Company from 2013 to 2015 and Chief Operating Officer from 2012 to 2013. Prior to Hewlett- Packard, Mr. Veghte spent nearly two decades at Microsoft, where he held several positions including Senior Vice President of Windows Business Group at Microsoft. Mr. Veghte is a Board Member of Embroker, and a Director at Xero Limited, AppAssure Software and NPowerNY.
Mr. Veghte is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.

EXECUTIVE COMPENSATION OF THE COMPANY FOLLOWING THE
BUSINESS COMBINATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended December 31, 2019 that we provided to each person who served as our principal executive officer or principal financial officer during 2019 and our three other most highly compensated executive officers employed at the end of 2019, all of whom we refer to collectively as our named executive officers.
Our named executive officers for the fiscal year ended December 31, 2019 were as follows:
•
Mark Tabak, our Chief Executive Officer;

•
David Redmond, our Executive Vice President & Chief Financial Officer;

•
Dale White, our Executive Vice President & Chief Revenue Officer;

•
Michael Kim, our Senior Vice President & Chief Information Officer; and

•
Jeffrey Doctoroff, our Senior Vice President & General Counsel.

Executive Compensation Objectives and Philosophy
The goal of our executive compensation program is to create long-term value for our investors while at the same time rewarding our executives for superior financial performance and encouraging them to remain with us for long, productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of specific annual financial goals and aligning executives’ interests with those of our investors by further rewarding performance above established goals. We use this philosophy as the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:
•
Market Competitive:   Compensation levels and programs for executives, including the named executive officers, should be competitive relative to the marketplace in which we operate. It is important for us to leverage an understanding of what constitutes competitive pay in our market and build unique strategies to attract the high caliber talent we require to manage and grow MultiPlan;

•
Performance-Based:   A significant portion of executive compensation should be performance-based pay that is “at risk,” based on financial goals, which reward both organizational and individual performance;

•
Investor Aligned:   Incentives should be structured to create alignment between executives and investors; and

•
Financially Efficient:   Pay programs and features should attempt to minimize the impact on our earnings and maximize our tax benefits, all other things being equal.

By incorporating these elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.
Process for Determining 2019 Compensation
The Compensation Committee of the Board of Directors of MultiPlan Parent determined the compensation of our named executive officers. The Compensation Committee assessed the performance of our Mr. Tabak, our Chief Executive Officer, during 2019, and established a compensation structure aimed that ensuring that a substantial portion of Mr. Tabak’s compensation would be directly linked to his individual performance and the performance of our business. As discussed under “— Employment Agreements with Named Executive Officers,” we entered into an employment agreement with our Chief Executive Officer as well as certain of our named executive officers, which addresses certain elements of their compensation and benefit packages.

In determining the compensation of each of our named executive officers other than the Chief Executive Officer, the Compensation Committee sought the input of the Chief Executive Officer. The Chief Executive Officer provided recommendations to the Compensation Committee regarding the compensation of the other named executive officers. The performance of our named executive officers is reviewed at least annually by the Compensation Committee, with assessments provided by the Chief Executive Officer on all of our named executive officers (other than the Chief Executive Officer), and the Compensation Committee determines each named executive officer’s compensation at least annually. The Chief Executive Officer is not, however, involved in decisions regarding his own compensation.
In determining compensation levels for our named executive officers, the Compensation Committee considered each named executive officer’s particular position and responsibility and relied upon the judgment and experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our marketplace. Although the Compensation Committee did not retain its own compensation consultant or review survey or other publicly available benchmark data specific to each named executive officer in 2019, MultiPlan, in making the compensation recommendation submitted to Compensation Committee for review and approval, took into consideration its general understanding of current compensation practices, along with several different factors, including the individual’s performance, scope of responsibilities, depth and breadth of overall leadership experience, and the importance of the position to achieving our strategies. In alignment with the considerations described above, the Compensation Committee determined the total amount of compensation for our named executive officers, and the allocation of total compensation among each of our three main components of compensation described below.
Considerations in Setting 2019 Compensation
The 2019 compensation of our named executive officers was set taking into account the named executive officers’ contributions to company-wide operating results and their individual performance objectives. The total 2019 compensation opportunity for our named executive officers was designed to be competitive and based on actual achievement because a significant percentage of total compensation in 2019 was allocated to variable compensation, paid only upon achievement of MultiPlan’s performance objectives.
Our compensation program provides increased pay opportunity correlated with superior performance. When evaluating base salary, the Compensation Committee reviews, among other factors, our overall financial and operating performance in the prior year as well as individual performance and the performance of the divisions, business units or departments for which a named executive officer is responsible. The annual bonus plan was designed to emphasize and reward the named executive officers for corporate performance and hold them accountable for overall company results. Of the outstanding Class B Units granted under the Polaris Holdings 2016 Class B Unit Incentive Plan (the “2016 Plan”) currently held by our named executive officers, 40% are performance-based.
Elements of 2019 Compensation Program
The 2019 executive compensation program consisted of the following elements: base salary, annual incentive compensation and long-term equity incentive compensation in the form of Class B Units, which are profits interests with a distribution threshold of fair market value on the date of grant (or deal price for those units granted in connection with the closing of the original transaction (the “Original Closing”)). Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with MultiPlan’s overall guiding principles for compensation (as described above). In addition to these key compensation elements, the named executive officers are provided certain other compensation. See “— Other Compensation.”
We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Base salaries are designed to reward executives for their performance and our short-term performance and to attract and retain individuals with superior talent. The annual incentive program promotes our near-term performance objectives and rewards individual contributions to the achievement of those objectives. We believe that providing long-term incentive compensation ensures that our executives have a continuing stake in our long-term success and have incentives to increase our equity value. Total compensation for each named executive officer is reviewed annually to ensure that the proportions of the executive’s short-term incentives and long-term incentives are properly balanced.
The components of incentive compensation (the annual incentive awards) are significantly “at risk,” as the degree to which the annual incentive bonuses are paid and the performance vesting and the intrinsic value of the equity awards all depend on the extent to which certain of our operating and financial goals are achieved. When reviewing compensation levels, each component of compensation is reviewed independently, and the total pay package is reviewed in the aggregate. In 2019, approximately 48% of total cash compensation (comprised of base salary and target annual incentive award) for executive officers was “at risk.”
Base Salary
Our base salary is designed to recognize the duties and responsibilities of each executive officer and the experience, knowledge, ability and skill of the named executive officer that holds each such position. The base salaries are an important component of our executive compensation program and are critical in attracting and retaining executive talent. The named executive officers’ base salaries were initially set in their employment agreement or offer letter, as applicable, and are reviewed each year. In setting annual base salaries, the Compensation Committee takes into consideration our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, its members’ knowledge of market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Compensation Committee also reviews each named executive officer’s individual performance and the performance of the divisions, business units or departments for which that person is responsible. For named executive officers other than the Chief Executive Officer, the Compensation Committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment. In 2019, in recognition of their performance, each of our named executive officers received a 2% base salary increase.
The base salary for each of the named executive officers during 2019 was as follows:
Name	2019 Base Salary
Mr. Tabak	$858,145
Mr. Redmond	$561,834
Mr. White	$466,272
Mr. Kim	$391,565
Mr. Doctoroff	$347,323
Annual Incentive Compensation
In addition to receiving base salaries, each of the named executive officers is eligible to receive an annual incentive payment each year pursuant to our annual bonus plan. Our annual bonus plan is designed to create a link between executive compensation and MultiPlan’s annual performance and to reward the named executive officers when we meet our annual performance goals. As such, the annual incentive amount actually received by each named executive officers pursuant to our annual bonus plan is tied to our EBITDA performance during the year.
2019 Annual Incentive Opportunity.   For 2019, the targeted annual incentive payout for each of the named executive officers represented a percentage of the named executive officer’s base salary, which the executive could earn based upon MultiPlan achieving an EBITDA target of $862 million for 2019, as approved by MultiPlan Parent’s board of directors (the “MultiPlan Parent Board”). The annual incentive opportunity provided for no payout if target was not achieved and no additional payout was available if actual results exceeded target.

The target incentive payout amounts for each of the named executive officers were as follows:
Name	Annual Incentive Target % of Base Salary	Base Salary	Annual Incentive Target Payout
Mr. Tabak	125%	$858,145	$1,072,681
Mr. Redmond	100%	$561,834	$561,834
Mr. White	100%	$466,272	$466,272
Mr. Kim	50%	$391,565	$195,783
Mr. Doctoroff	50%	$347,323	$173,662
Actual 2019 Annual Incentive Payout.   For 2019, MultiPlan Parent earned EBITDA of $750 million and therefore did not achieve its target EBITDA needed to fund the Annual Incentive Plan. However, the Compensation Committee determined it was appropriate to award Messrs. Kim and Doctoroff discretionary bonuses of $175,000 and $150,000, respectively. The discretionary bonuses awarded to Messrs. Kim and Doctoroff were less than their target amounts, but were awarded based on their outstanding contributions to the Company in their IT and legal roles, respectively, and their respective department’s achieving specified results and being under budget for the year.
Long-Term Equity Incentive Compensation
In 2016, following our acquisition by Hellman & Friedman, certain directors and key executives, including the named executive officers, were granted long-term equity incentive awards designed to promote our interests and incentivize them to remain in our service. These long-term equity incentive awards were granted to our named executive officers in the form of Class B Units in Holdings.
The Class B Units are “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing the right to share in any increase in the equity value of Holdings that exceeds a specified threshold). The Class B Units are divided into Time-Vesting Class B Units (60% of the Class B Units granted) (the “Time Vested Units”) and Performance-Vesting Class Units (40% of the Class B Units granted) (the “Performance Vested Units”). Unvested Class B Units are not entitled to distributions from Holdings.
The specific sizes of the Class B Unit grants made to our named executive officers were determined in consideration of Hellman & Friedman’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibilities with us.
For a discussion of the vesting and other terms of the Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards.”
Other Compensation
Benefits
We provide various employee benefit programs to our named executive officers, including medical, vision, dental, life insurance, accidental death & dismemberment, long-term disability, short-term disability, health savings accounts and wellness programs. These benefit programs are generally available to all of our U.S.-based employees.
These benefits are provided to the named executive officers to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
Defined Contribution Plan
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and that we refer to as the “401(k) Retirement Savings

Plan” or the “401(k) Plan.” The 401(k) Plan is offered on a nondiscriminatory basis to our full-time regular employees, including our named executive officers, and our eligible part-time and temporary employees. Subject to certain limitations imposed by the Code, the 401(k) Plan permits eligible employees to defer receipt of portions of their eligible compensation by making contributions, including after-tax Roth contributions and catch-up contributions.
We provide matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s contribution up to a maximum of 5% of the participant’s annual eligible salary, subject to certain other limits. Participants are 100% vested in their individual contributions and vest 20% per year of credited vesting service in the matching contributions until they are 100% vested in matching contributions at the completion of the fifth year of credited vesting service. Participants receive one year of vesting service for each plan year in which they have at least 1,000 hours of service, commencing after the first anniversary of employment.
We believe that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.
Severance Arrangements
MultiPlan believes that reasonable and appropriate severance benefits are necessary in order to be competitive in MultiPlan’s executive attraction and retention efforts. As discussed below, the employment agreements we enter into with our named executive officers provide for certain payments, rights and benefits to the named executive officers upon certain qualifying terminations from MultiPlan. See “— Potential Payments upon Termination or Change in Control” below for a description of these benefits.
Tax and Accounting Implications
We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”).
Actions Taken in Connection with This Transaction
Transaction Bonuses
The Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transaction. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. It is expected that approximately $6 million of the bonus pool will be allocated to general employees. Please see the section entitled “Certain Relationships And Related Person Transactions.”
Treatment of Equity Incentive Awards in Connection with the Transaction
The proposed transaction will constitute a Qualifying Liquidity Event (as defined in the named executive officer’s award agreement). Accordingly, all of the Class B Units will vest in connection with the proposed transaction. In addition, the proposed transaction will result in a Residual Unit Adjustment (as defined in the limited partnership agreement of Holdings) and accordingly all outstanding vested Class B Units will receive distributions in respect of any unallocated Class B Units under the 2016 Plan on a pro rata basis.

Summary Compensation Table
The following table summarizes the total compensation earned in 2019 by the named executive officers.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Mr. Tabak	2019	858,145	—	—	—	—	—	7,000	865,145
Chief Executive Officer
Mr. Redmond	2019	561,834	—	—	—	—	—	7,000	568,834
Executive Vice President & Chief Financial Officer
Mr. White	2019	466,272	—	—	—	—	—	7,000	473,272
Executive Vice President & Chief Revenue Officer
Mr. Kim	2019	391,565	175,000	—	—	—	—	7,000	573,565
Senior Vice President & Chief Information Officer
Mr. Doctoroff	2019	347,323	150,000	—	—	—	—	7,000	504,323
Senior Vice President & General Counsel

(1)
The amounts in the “Salary” column represent the base salary earned by each named executive officer.

(2)
The amounts in the “All Other Compensation” column represent MultiPlan contributions to our 401(k) Plan in fiscal year 2019.

Grants of Plan-Based Awards in 2019
The following table provides information with respect to grants of plan-based awards to our named executive officers during the 2019 fiscal year.
GRANTS OF PLAN BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Tabak	—	$1,072,681	—
Mr. Redmond	—	$561,834	—
Mr. White	—	$466,272	—
Mr. Kim	—	$195,783	—
Mr. Doctoroff	—	$173,662	—

(1)
The amounts reported in this column reflect the cash incentive award opportunity under our 2019 Annual Incentive Plan, the terms of which are summarized under “— Compensation Discussion and Analysis — Annual Incentive Compensation” above. Based on 2019 results, MultiPlan did not achieve its target EBITDA needed to fund the 2019 Annual Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements with Named Executive Officers
Messrs. Tabak, Redmond and White have entered into employment agreements with MultiPlan and Holdings. The employment agreements provide the terms of the named executive officer’s compensation,

including severance compensation and benefits in the event of a termination of employment, and contain restrictive covenants. MultiPlan and Holdings do not have employment agreements with Messrs. Kim or Doctoroff.
Mr. Tabak
MultiPlan and Holdings are party to an employment agreement with Mr. Tabak, dated May 5, 2016 (the “Tabak Employment Agreement”). The Tabak Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Tabak Employment Agreement, Mr. Tabak is expected to serve as Chief Executive Officer of MultiPlan and is entitled to:
•
an annual base salary of $858,145, subject to adjustment by the board of directors of MultiPlan Parent (the “MultiPlan Parent Board”) from time to time; provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 125% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Tabak.

For a description of the restrictive covenants contained in Mr. Tabak’s employment agreement and payments and benefits to which Mr. Tabak would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. Redmond
MultiPlan and Holdings are party to an employment agreement with Mr. Redmond, dated May 5, 2016 (the “Redmond Employment Agreement”). The Redmond Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Redmond Employment Agreement, Mr. Redmond is expected to serve as Executive Vice President and Chief Financial Officer of MultiPlan and is entitled to:
•
an annual base salary of $561,834, subject to adjustment by the MultiPlan Parent Board from time to time; provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Redmond.

For a description of the restrictive covenants contained in Mr. Redmond’s employment agreement and payments and benefits to which Mr. Redmond would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. White
MultiPlan and Holdings are party to an employment agreement with Mr. White, dated May 5, 2016 (the “White Employment Agreement”). The White Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the White Employment Agreement, Mr. White is expected to serve as Executive Vice President of Sales and Marketing of MultiPlan and is entitled to:
•
an annual base salary of $466,272, subject to adjustment by the MultiPlan Parent Board from time to time; provided that no decrease made be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board.

For a description of the restrictive covenants contained in Mr. White’s employment agreement and benefits to which Mr. White would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Terms of Class B Unit Awards
In 2016, each of the named executive officers received grants of Class B Units in Holdings. The grants consisted of Time Vested Units and Performance Vested Units. As a condition to receiving the awards, each of the named executive officers was required to enter into a board agreement, unitholder agreement and become a party to the limited partnership agreement of Holdings. These agreements generally govern the executives’ rights with respect to the Class B Units. The proposed transaction will constitute a Qualifying Liquidity Event (as defined in the award agreement). Accordingly, all of the Class B Units will vest in connection with the proposed transaction.
Time Vested Units
The Time Vested Units vested and became exercisable 25% on the first anniversary of the grant date set forth in the applicable award agreement and the remainder vest pro rata in monthly installments over a three-year period, subject to the applicable named executive officer’s continued employment with Holdings or its subsidiaries on each applicable vesting date.
Performance Vested Units
The Performance Vested Units are subject to a five-year performance-based vesting schedule, with 12.5% of the Performance Vested Units eligible to vest on December 31, 2016, 25% of the Performance Vested Units eligible to vest on December 31 2017, 2018 and 2019 fiscal years, and 12.5% of the Performance Vested Units eligible to vest on December 31, 2020, subject to the achievement of annual fiscal year target EBITDA and/or cumulative target EBITDA targets by Holdings, as set forth in the applicable award agreement.
If actual EBITDA for a given fiscal year during the performance period is greater than 95% but less than 100% of the target EBITDA for such year, a number of Performance Vested Units will vest on the applicable vesting date for such year in an amount equal to (x) the number of Performance Vested Units that would have vested during such year had the target EBITDA been achieved multiplied by (y) a fraction, the numerator of which is equal to the percentage of the target EBITDA actually achieved minus 95% and the denominator of which is equal to 5%.
If either 100% of the target EBITDA or the cumulative target EBITDA is not achieved in a given fiscal year, but 100% of the cumulative target EBITDA is achieved or exceeded in any subsequent year during the award’s applicable performance period, then on the applicable vesting date for such subsequent year, any previously unvested Performance Vested Units that are outstanding and were eligible to vest in any prior year but did not due to 100% of the target EBITDA or the cumulative target EBITDA not being achieved in such prior year will vest as a result of the EBITDA achievement associated with the subsequent year.
Return-Based Vesting
Upon the occurrence, on or before the end of the award’s applicable performance period, of either (i) a recapitalization or (ii) the sale or disposition of securities of the entity resulting from a reorganization, conversion, redomiciliation, distribution, exchange or other transaction undertaken in preparation for an initial public offering (the “IPO Corporation”) on or following an initial public offering, and as a result of such event in clause (i) or (ii), the H&F Investors (as defined in the limited partnership agreement of Holdings) realize certain multiple of money and internal rate of return targets (a “Qualifying Realization Event”) that occurs (i) prior to the named executive officer’s termination or (ii) solely with respect to Messrs. Tabak, Redmond and White, within 180 days following such named executive officer’s termination without “cause”

or for “good reason” (each as defined in the named executive officer’s employment agreement) (the “Tail Period”), all Performance Vested Units that are outstanding and unvested will vest.
Call Rights
In connection with the grant of Class B Units, each named executive officer became a party to a unitholders agreement, under which Holdings has the right to repurchase vested Class B Units held by each named executive officer in connection with any termination of employment or the breach of any restrictive covenants applicable to the named executive officer (the “Call Right”). The purchase price payable for Class B Units repurchased upon exercise of the Call Right will be the fair market value of such Class B Units, except with respect to exercise of the Call Right in connection with any termination for cause or in connection with a breach of restrictive covenants, in which case, the Class B Units will instead be forfeited for no consideration.
Forfeiture and Acceleration
Other than the potential vesting that may occur in connection with certain termination or other events, all unvested Class B Units will be forfeited upon a termination of employment. For a description of the terms of potential acceleration of the Class B Units, see “— Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at 2019 Year End
The following table includes certain information with respect to Class B Units held by the named executive officers as of December 31, 2019.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mr. Tabak	6/7/2016	6,433.39	2,341,175	21,444.64	7,803,919
Mr. Redmond	6/7/2016	4,288.93	1,560,785	14,296.42	5,202,610
Mr. White	6/7/2016	4,288.93	1,560,785	14,296.42	5,202,610
Mr. Kim	8/10/2016	291.65	106,134	729.12	265,334
Mr. Doctoroff	8/10/2016	291.65	106,134	729.12	265,334

(1)
Reflects Time Vested Units. The vesting terms of these Time Vested Units are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards — Time Vested Units.”

(2)
Based on the appreciation in the value of our business from and after the date of grant through December 31, 2019.

(3)
Reflects Performance Vested Units at target performance. The vesting terms of these Performance Vested Units are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards — Performance Vested Units.”

(4)
Based on the appreciation in the value of our business from and after the date of grant through December 31, 2019.

Option Exercises and Stock Vested During Fiscal Year 2019
The following table includes information regarding the amounts received by our named executive officers upon vesting of Class B Units during 2019.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Tabak	12,866.78	4,682,350
Mr. Redmond	8,577.86	3,121,569
Mr. White	8,577.86	3,121,569
Mr. Kim	437.47	159,200
Mr. Doctoroff	437.47	159,200

(1)
Value realized on vesting of Time Vested Units is based on the appreciation in value of our business from and after the date of grant through the date of our most recent valuation following the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers do not participate in any pension or nonqualified deferred compensation plans and received no pension benefits or nonqualified deferred compensation during the year ended December 31, 2019.
Potential Payments upon Termination or Change in Control
Severance Benefits upon Termination
Messrs. Tabak, Redmond and White
The severance payments and benefits due to Messrs. Tabak, Redmond and White in connection with certain terminations of employment with MultiPlan are set forth in their respective employment agreements.
Pursuant to the respective employment agreements of Messrs. Tabak, Redmond and White, in the event of a termination of employment by MultiPlan without “cause” (as defined in the respective employment agreement), by the named executive officer for “good reason” (each, as defined in the respective employment agreement), as a result of non-extension of the term of the employment agreement by MultiPlan or, solely with respect to Messrs. Tabak and Redmond, by the named executive officer without “good reason” upon a “change in control” (as defined in the respective employment agreement), in each case, subject to the named executive officer’s execution of a general release of claims in favor MultiPlan and continued compliance with the restrictive covenants set forth in the employment agreement, the named executive officer will receive: (i) a cash payment equal to: with respect to Messrs. Tabak and Redmond, two times the sum of the named executive officer’s annual base salary and target bonus opportunity, in each case, as in effect on the date of termination, payable in 24 equal monthly installments, with respect to Mr. Tabak, or in a lump sum, with respect to Mr. Redmond; with respect to Mr. White, the sum of the named executive officer’s annual base salary and target bonus opportunity, payable in 12 equal monthly installments, (ii) payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits, and, (iii) solely with respect to Mr. Tabak, a pro rata (based on the number of days employed by MultiPlan) cash payment equal to the greater of Mr. Tabak’s target bonus opportunity as in effect on the date of termination and Mr. Tabak’s annual bonus in respect of the prior fiscal year, payable in a lump sum on the 30th day following the date of termination.
Pursuant to the terms of their respective employment agreements, Messrs. Tabak, Redmond and White are subject to non-competition and non-solicitation covenants that apply during their employment and

24 months (with respect to Messrs. Tabak and Redmond) or 18 months (with respect to Mr. White) following termination of employment with MultiPlan, as well as indefinite covenants of confidentiality and non-disparagement.
Messrs. Kim and Doctoroff
Pursuant to his offer letter with MultiPlan, Inc., dated June 25, 2014, in the event of a termination of employment by MultiPlan without “cause,” Mr. Doctoroff would be entitled to a severance payment equal to six months of base salary. Pursuant to company policy, in the event of a termination of employment by MultiPlan without “cause,” each of Messrs. Kim and Doctoroff, would be entitled to six months’ salary continuation and payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits.
Assuming a termination of employment effective as of December 31, 2019 (i) by us without cause (including non-extension of the term of the named executive officer’s employment agreement, if applicable) or (ii) by the executive for good reason (solely for Messrs. Tabak, Redmond and White), each of the specified named executive officers in the table below would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason (Including Non- Extension of Term)(6) ($)	Termination Without Good Reason Upon a Change in Control ($)
Mr. Tabak	Cash Severance(1)	4,934,334	4,934,334
	Benefit Continuation(2)	24,518	24,518
	Total	4,958,852	4,958,852
Mr. Redmond	Cash Severance(3)	2,247,336	2,247,336
	Benefit Continuation(2)	24,518	24,518
	Total	2,271,854	2,271,854
Mr. White	Cash Severance(4)	932,544	—
	Benefit Continuation(2)	24,518	—
	Total	957,062	—
Mr. Kim	Cash Severance(5)	195,783	—
	Benefit Continuation(2)	22,637	—
	Total	218,420	—
Mr. Doctoroff	Cash Severance(5)	173,662	—
	Benefit Continuation(2)	40,428	—
	Total	214,090	—

(1)
Amount represents (i) 2.0 times annual base salary and target bonus opportunity for 2019 and (ii) Mr. Tabak’s target bonus opportunity for 2019 (representing the greater of Mr. Tabak’s target bonus opportunity for 2019 and Mr. Tabak’s annual bonus in respect of 2018).

(2)
Amounts represent monthly payments equal to the COBRA premiums required for 18 months.

(3)
Amount represents 2.0 times annual base salary and target bonus opportunity for 2019.

(4)
Amount represents 1.0 times annual base salary and target bonus opportunity for 2019.

(5)
Amount represents 0.5 times annual base salary for 2019.

(6)
Only Messrs. Tabak, Redmond and White are eligible for special termination benefits upon resignation for good reason.

Accelerated Vesting of Equity Awards
Forfeiture and Acceleration
Solely with respect to Messrs. Tabak, Redmond and White, in connection with the named executive officer’s termination without “cause” or for “good reason,” the named executive officer will be entitled to 12 months of additional vesting service from the date of termination on the then-outstanding and unvested Time Vested Units. In addition, any remaining then-outstanding and unvested Time Vested Units (the “Tail Time Units”) will remain outstanding and eligible to vest immediately prior to a Liquidity Event (as defined below) and any remaining then-outstanding and unvested Performance Vested Units (the “Tail Performance Units” and together with the “Tail Time Units,” the “Tail Units”) will remain outstanding and eligible to vest upon a Liquidity Event occurring on or prior to the end of the applicable performance period of the Performance Vested Units (a “Qualifying Liquidity Event”). Tail Units will terminate and be forfeited upon the expiration of the Tail Period.
Upon any other termination with respect to Messrs. Tabak, Redmond and White, and upon any termination of employment with respect to Messrs. Kim and Doctoroff, all unvested Time Vested Units and unvested Performance Vested Units will, in each case, terminate and be forfeited immediately.
Any Performance Vested Units that have not vested on the earlier of (i) December 31, 2020 or (ii) the termination of the named executive officer (or, with respect to each of Messrs. Tabak, Redmond and White, the Tail Performance Units, as of the last day of the Tail Period) will terminate and be forfeited effective as of December 31, 2020 or such termination (or, with respect to each of Messrs. Tabak, Redmond and White, the Tail Performance Units, upon the expiration of the Tail Period without the occurrence of a Qualifying Liquidity Event).
Vesting in Connection with a Liquidity Event
In connection with any transaction or series or related transactions involving (i) the sale of all or substantially all of the assets of Holdings on a consolidated basis to a person, or group of persons, other than (A) the H&F Investors and their affiliates or (B) a distribution of IPO Corporation to the unitholders of Holdings as part of an IPO Conversion (as defined in the unitholders agreement) or following an initial public offering, (ii) a merger, reorganization, consolidation or other similar corporate transaction in which the outstanding voting securities of Holdings are exchanged for securities of the successor entity and the holders of the voting securities of Holdings immediately prior to such transaction do not own a majority of the outstanding voting securities of the successor entity immediately upon completion of such transaction or (iii) the direct or indirect sale (whether by sale, merger or otherwise) of all or a majority of the voting securities of Holdings to a person, or group of persons, other than the H&F Investors and their affiliates (such transaction, a “Liquidity Event”) occurring prior to a termination of employment, all unvested Time Vested Units will vest immediately prior to such Liquidity Event. Solely with respect to Messrs. Tabak, Redmond and White, in connection with a Liquidity Event occurring during the Tail Period, (i) all Tail Time Units (as defined below) will vest immediately prior to such Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Time Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event.
Solely in the event of a Qualifying Liquidity Event and prior to the named executive officer’s termination, all unvested Performance Vested Units will vest immediately prior to such Liquidity Event. In addition, solely with respect to Messrs. Tabak, Redmond and White if such Qualifying Liquidity Event occurs during an applicable Tail Period, the named executive officer will be entitled to (i) vesting of all Tail Performance Units immediately prior to a Qualifying Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Performance Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event. In addition, for purposes of the vesting and forfeiture of the Tail Performance Units, to the extent that a definitive agreement for a Liquidity Event transaction is entered into on or prior to the end of the performance period that has not been completed or terminated prior to December 31, 2020, such transaction will be deemed to be a Qualifying Liquidity

Event with respect to Class B Units held by the named executive officers upon the closing of the transaction, and if such transaction terminates without closing, the applicable Tail Period shall terminate on the date of such termination.
Residual Unit Adjustment in Connection with a Liquidity Event
In the event of a distribution occurring on or after the occurrence of a Liquidity Event, the amount distributed shall be calculated as if all Residual Units (defined below) had been issued in connection with Original Closing and were outstanding and vested at the time of the distribution. “Residual Units” means the aggregate number of Class B Units equal to the sum of (i) (x) the aggregate number of Class B Units reserved for issuance under the 2016 Plan as of the Original Closing (i.e., 343,114 Class B Units) that were never issued prior to the first Liquidity Event minus (y) phantom units that have been issued or reserved for issuance under the 2016 Plan that reduce the plan unit reserve of the 2016 Plan on a one-for-one basis, plus (ii) the number of phantom units that were never issued prior to the first Liquidity Event plus (iii) the aggregate number of Class B Units and phantom units that were issued and did not vest and were forfeited solely due to a termination of employment and were not subsequently reissued. The amounts that would have been distributed to the Residual Units if they were outstanding at the time of the distribution will be allocated and paid on a pro rata basis to outstanding vested Class B Units who are otherwise receiving distributions. The named executive officers therefore will be entitled to receive such distributions with respect to Residual Units on a pro rata basis with respect to their outstanding vested Class B Units following the occurrence of a Liquidity Event.
Assuming a hypothetical vesting acceleration event occurred on December 31, 2019, the following table sets forth the amounts the named executive officers would have received from such accelerated vesting. Assuming a hypothetical vesting acceleration event occurred on December 31, 2019, the following table sets forth the amounts the named executive officers would have received from such accelerated vesting. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale of his vested equity pursuant to the exercise of call rights.
Name	Equity Award	Termination Without “Cause” or For “Good Reason” ($)(1)	Qualifying Realization Event ($)(2)	Liquidity Event/Qualifying Liquidity Event ($)(3)
Mr. Tabak	Time Vested Units	2,341,175	—	2,341,175
	Performance Vested Units	—	—	7,803,919
	Total	2,341,175	—	10,145,094
Mr. Redmond	Time Vested Units	1,560,785	—	1,560,785
	Performance Vested Units	—	—	5,202,610
	Total	1,560,785	—	6,763,395
Mr. White	Time Vested Units	1,560,785	—	1,560,785
	Performance Vested Units	—	—	5,202,610
	Total	1,560,785	—	6,763,395
Mr. Kim	Time Vested Units	—	—	106,134
	Performance Vested Units	—	—	265,334
	Total	—	—	371,468
Mr. Doctoroff	Time Vested Units	—	—	106,134
	Performance Vested Units	—	—	265,334
	Total	—	—	371,468

(1)
Amounts reported for Messrs. Tabak, Redmond and White reflect full vesting of their remaining unvested Time Vested Units in the event of a termination without “cause” or for “good reason.” The amounts reported for the Time Vested Units are based upon the appreciation in the value of our business from and after the date of grant through December 31, 2019.

(2)
No amounts are reported as we have assumed that based on the value of our business as of December 31, 2019, a Qualifying Realization Event would not have occurred as of December 31, 2019.

(3)
Amounts reported reflect full accelerated vesting of the Time Vested and Performance Vested Units. The amounts reported are based upon the appreciation in the value of our business from and after the date of grant through December 31, 2019.

Director Compensation
Pursuant to the company’s non-employee director compensation policy, cash and equity compensation is paid or made, as applicable, to each member of our board of directors who is not either (i) an employee of us or any parent or subsidiary of us, or (ii) an employee of Hellman & Friedman or its affiliates (excluding portfolio companies) (each, a “Non-Employee Director”). Richard Clarke was our only Non-Employee Director in fiscal 2019. Under our non-employee director compensation policy, Mr. Clarke was entitled to receive an annual retainer of $200,000, paid in quarterly installments.
None of our directors receive separate compensation for attending meetings of our board of directors or any committees thereof. All directors are reimbursed for travel and other expenses directly related to director activities and responsibilities.
The following table summarizes the compensation paid to or earned by Mr. Clarke in 2019.
2019 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Clarke	200,000	—	—	—	—	—	200,000

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
MultiPlan Parent is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
On February 19, 2020, Churchill consummated its initial public offering (the “Churchill IPO”) of 110,000,000 units, including 10,00,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the consummation of the Churchill IPO, Churchill consummated the private placement of 23,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $23,000,000. Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs.
Following the consummation of the Churchill IPO, $1,100,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Churchill’s initial public offering, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
On July 12, 2020, Churchill entered into the Merger Agreement with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent surviving the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Holdings, as agent on behalf of Holdings’ equityholders, will be equal to $5,678,000,000 (the “Closing Merger Consideration”) and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in the Churchill trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the Subscription Agreements as of immediately prior to the closing of the Transactions, minus (ii) the aggregate principal amount of MultiPlan Parent’s outstanding Senior PIK Notes (excluding any accrued and unpaid interest or applicable premium thereunder) (such amount, the “Closing Cash Consideration”); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. If the closing of the Transactions occurs when less than all of the Convertible PIPE Investment has been funded to Churchill and the Closing Cash Consideration as otherwise determined in accordance with the definition thereof would be less than $1,521,000,000, then (other than in specified circumstances), the Closing Cash Consideration will be increased, notwithstanding such calculation to $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in 415,700,000 shares of Churchill’s Class A common stock in an amount equal to $10.00 per share, assuming that $1,521,000,000 of Closing Cash Consideration is paid to Holdings.
In connection with the execution of the Merger Agreement, certain Covered Stockholders entered into the Non-Redemption Agreements with Churchill, Holdings and MultiPlan Parent, pursuant to which, among other things, such Covered Stockholders (owning in the aggregate 28,979,500 shares of Churchill’s Class A common stock (the “Covered Shares”)) agreed not to elect to redeem or tender or submit for redemption any shares of Churchill’s Class A common stock held by such Covered Stockholders. The Non-Redemption Agreements generally prohibit the Covered Stockholders from transferring, or permitting to exist any liens on, any Covered Shares held by such Covered Stockholders prior to the termination of the Non-Redemption Agreements, if such lien would prevent such Covered Stockholders from complying with their respective obligations thereunder. Certain of the Non-Redemption Agreements permit the Covered Stockholder party thereto to transfer its Covered Shares following the date that the closing price of the shares of Churchill’s

Class A common stock equals or exceeds $15.00 per share, as adjusted for certain events, for any fifteen (15) trading days within any consecutive twenty (20) trading day period commencing on July 30, 2020. A total of 3,550,000 Covered Shares are subject to the foregoing permitted transfer provisions of the Non-Redemption Agreements.
In connection with and contingent upon the Merger Agreement, MultiPlan Parent and Holdings entered into the Voting and Support Agreements with certain Churchill stockholders pursuant to which such stockholders have agreed to vote in favor of the business combination proposal and the other proposals described in this proxy statement. Under the Voting and Support Agreements, when taken together with the Sponsor’s agreement to vote in favor of the proposals described in this proxy statement, approximately 41% of the outstanding common stock of Churchill has agreed to vote in favor of the proposals described in this proxy statement. In addition, the 9,094,876 shares of Churchill Class A common stock (representing approximately 6.6% of the outstanding shares of Churchill’s common stock as of the record date for the special meeting) owned by a subsidiary of MultiPlan Parent will be voted in the same proportion as the shares of Churchill’s common stock actually voted by holders thereof other than MultiPlan Parent and its subsidiaries in respect of each of the proposals to be voted on at the special meeting.
Pursuant to the Common PIPE Investment, Churchill has agreed to issue and sell to the Common PIPE Investors, and the Common PIPE Investors have agreed to purchase, (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000, (y) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock (for each share of Churchill’s Class A common stock subscribed, the Common PIPE Investor shall also receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions) and (z) an additional 2,050,000 shares of Churchill’s Class A common stock being issued in lieu of an original issue discount (with subscriptions of $250,000,000 or less entitled to a number of shares of Churchill’s Class A common stock equal to a 1% original issue discount and subscriptions of more than $250,000,000 entitled to a number of shares of Churchill’s Class A common stock equal to a 2.5%% original issue discount). The shares of Class A common stock described in clause (x) and clause (z) of the preceding sentence are referred to herein as the “Common PIPE Shares.”
Pursuant to the Convertible PIPE Investment, the Convertible Investors will provide convertible debt financing in the form of Convertible Notes to be issued by Churchill in the aggregate principal amount of $1,300,000,000. The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at Churchill’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The Convertible Notes are being issued with an original issue discount of 2.5%.
Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10.00 per share), which shall be earned upon the closing of the Mergers and such engagement shall be terminated in full at such time.
In connection with the Merger Agreement, Churchill issued the Note, in the principal amount of $1,500,000, to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Mergers. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
In order to facilitate the consummation of the Mergers, MultiPlan Parent has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of MultiPlan Parent’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and MultiPlan Parent’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
The consummation of the Mergers will constitute a definitive liquidity event under the agreements governing the Unit awards and as a result all unvested Units will vest immediately prior to such liquidity event. MultiPlan Parent records these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards will be made in a combination of cash and shares of Churchill’s Class A common stock and is included in the aggregate consideration paid to MultiPlan Parent Owners.
Transaction costs include $20,000,000 of transaction bonuses approved by the compensation committee that will be paid to employees, including executive officers, after consummation of the Transactions.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the unaudited condensed balance sheet of Churchill as of June 30, 2020 with the unaudited condensed consolidated balance sheet of MultiPlan Parent as of June 30, 2020, giving effect to the Transactions as if they had been consummated on that date, including the following: (a) the Common PIPE Investment and the Convertible PIPE Investment were funded in full and the securities described above were issued, (b) the Senior PIK Notes were redeemed in full, (c) 1,500,000 shares of Churchill’s Class A common stock were issued to KG in partial payment of the placement fee as described above, (d) the entire Note was converted into Working Capital Warrants, (e) all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted to shares of Churchill’s Class A common stock on a one-for-one basis and (f) 415,700,000 shares of Churchill’s Class A common stock were issued as Closing Share Consideration and $1,521,000,000 of Closing Cash Consideration was paid to Holdings as agent on behalf of Holdings’ equityholders.
The unaudited pro forma condensed combined statement of loss for the six months ended June 30, 2020 combines the unaudited condensed statements of operations of Churchill for the six months ended June 30, 2020 with the unaudited condensed consolidated statements of loss and comprehensive loss of MultiPlan Parent for the six months ended June 30, 2020. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 combines the audited statements of operations for the period from October 30, 2019 (inception) through December 31, 2019 of Churchill with the audited consolidated statements of income and comprehensive income of MultiPlan Parent for the year ended December 31, 2019. The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Transactions as if they had occurred as of January 1, 2019, including the following: (a) the Common PIPE Investment and the Convertible PIPE Investment were funded in full and the securities described above were issued, (b) the Senior PIK Notes were redeemed in full, (c) 1,500,000 shares of Churchill’s Class A common stock were issued to KG in partial payment of the placement fee as described above, (d) the entire Note converted into Working Capital Warrants, (e) all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted to shares of Churchill’s Class A common stock on a one-for-one basis and (f) 415,700,000 shares of Churchill’s Class A common stock were issued as Closing Share Consideration and $1,521,000,000 of Closing Cash Consideration was paid to Holdings as agent on behalf of Holdings’ equityholders.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and is based on information currently available and the assumptions and estimates described herein. The unaudited pro forma condensed combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Churchill was derived from the unaudited financial statements of Churchill as of and for the six months ended June 30, 2020 and from the audited financial statements of Churchill for the year ended December 31, 2019, included elsewhere in this proxy statement. The historical financial information of MultiPlan Parent was derived from the unaudited condensed consolidated financial statements of MultiPlan Parent as of and for the six months ended June 30, 2020 and from the audited consolidated financial statements of MultiPlan Parent for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with Churchill’s and MultiPlan Parent’s audited and unaudited financial statements and related notes, the sections titled “Other Information Related to Churchill,” “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.
Accounting for the Transactions
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Churchill will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
MultiPlan Parent has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
The existing MultiPlan Parent shareholders (the “MultiPlan Parent Owners”) will have the majority ownership interest and voting interest in the combined entity under the no redemptions and maximum redemptions scenarios described below with over 60% ownership and voting interests under both scenarios;

•
the combined company’s board of directors will initially consist of nine directors: three of whom will initially be appointed by the H&F Holder, three of whom will initially be appointed by the Sponsor, two independent directors and one of whom will be the combined company’s chief executive officer. Two additional members will also be appointed as independent directors by the H&F Holder (subject to the Sponsor’s consent); and

•
MultiPlan Parent is the larger entity, in terms of both revenues and total assets.

Other factors were considered, including composition of management, purpose and intent of the Transactions and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above is indicative that MultiPlan Parent is the accounting acquirer in the Transactions.
Description of the Transactions
The following represents the aggregate stock consideration issued by Churchill at the closing of the Transactions (the “Closing”) assuming that the Closing Share Consideration consists of 415,700,000 newly issued shares of Churchill valued at $10.00 per share, the Closing Cash Consideration is $1,521.0 million and (x) no Churchill public shareholder seeks redemption of Churchill public shares or (y) the maximum number of redemptions of Churchill public shares that meet all of the conditions to permit consummation of the Transactions.
(in millions)	Assuming No Redemptions	Assuming Maximum Redemptions*
Share issuance to MultiPlan Parent Owners(1)	$4,157.0	$4,157.0
Shares previously issued to Churchill public shareholders(1)	1,100.0	254.3
Share issuance to the Sponsor (or any of its affiliates)(1)(2)	290.0	290.0
Share issuance to Purchasers of the Common PIPE Shares(1)	1,321.0	1,321.0
Share consideration – at Closing(3)	$6,868.0	$6,022.3

*
Shares subject to the Maximum Redemption is determined by assuming the trust cash available for redemption is $1,100,000,000, the redemption price is $10.00 per share and 25,429,500 Covered Shares will not be redeemed due to the Non-Redemption Agreements.

(1)
Shares of Churchill issued as set forth in the Merger Agreement at a price of  $10.00 per share.

(2)
Includes 1,500,000 shares of Churchill’s Class A common stock to be issued to KG in partial payment of the placement fee as described above. Assumes all of Churchill’s 27,500,000 outstanding shares of Class B common stock are converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis.

(3)
Excludes the impact of the shares of common stock underlying the (a) Common PIPE Warrants, (b) Convertible Notes, (c) Working Capital Warrants, (d) warrants issued in the Churchill IPO and (e) the private placement warrants. See Note 3 to Unaudited Pro Forma Condensed Combined Financial Information, “Earnings Per Share.”

The value of share consideration issuable at the Closing to the MultiPlan Parent Owners and the Churchill public shareholders is assumed to be $10.00 per share. The Transactions are accounted for as a reverse recapitalization, therefore any change in Churchill’s trading price will not impact the pro forma financial statements because MultiPlan Parent will account for the acquisition of Churchill based on the amount of net assets acquired upon consummation.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of Churchill’s common stock:
•
Assuming No Redemptions:   This presentation assumes that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that Churchill public stockholders holding 84.6 million of Churchill’s public shares (i.e., all of Churchill’s public shares other than those Covered Shares that are not subject to permitted transfer provisions in the Non-Redemption Agreements as described above) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in Churchill’s trust account for aggregate redemption proceeds of  $845.7 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, the amount of Available Closing Acquiror Cash not being less than $2,700.0 million. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Transactions.

The following summarizes the pro forma shares outstanding under the two scenarios:
(shares in millions; numbers may not sum due to rounding)	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Share issuance to the MultiPlan Parent Owners	415.7		415.7
Total MultiPlan Parent Owners shares	415.7	60.5%	415.7	69.0%
Shares held by current Churchill public shareholders	110.0		110.0
Less: public shares redeemed(1)	—		84.6
Total held by current Churchill public shareholders	110.0	16.0%	25.4	4.2%
Shares held by the Sponsor (or any of its affiliates)(2)	29.0	4.2%	29.0	4.8%
Common PIPE Shares	132.1	19.2%	132.1	21.9%
Net Churchill shares, Sponsor Shares and Common PIPE Shares	271.1	39.5%	186.5	31.0%
Pro Forma Shares Outstanding(3)	686.8	100.0%	602.2	100.0%

(1)
Public shares estimated to be redeemed calculated as 110.0 million public shares outstanding less 25.4 million Covered Shares that will not be redeemed due to the Non-Redemption Agreements.

(2)
Includes 1,500,000 shares of Churchill’s Class A common stock to be issued to KG in partial payment of the placement fee as described above. Assumes all of Churchill’s 27,500,000 outstanding shares of Class B common stock are converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis, including 12,404,080 of such shares that will unvest as of the closing of the Transactions and will revest at such time as, during the 4-year period starting on the 1-year anniversary of the closing of the Transactions and ending on the 5-year anniversary of the closing of the Transactions, the closing price of Churchill’s Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period.
(3)
Pro Forma Shares Outstanding includes Closing Share Consideration of 415.7 million shares and the Common PIPE Shares but does not give effect to the shares of common stock underlying the Common PIPE Warrants, Convertible Notes and Working Capital Warrants.

Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(Unaudited)
(in thousands, except share and per share data)
	As of June 30, 2020		Pro Forma Adjustments (assuming no redemptions)		As of June 30, 2020	Pro Forma Adjustments (assuming maximum redemptions)		As of June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)			Pro Forma Combined (assuming no redemptions)			Pro Forma Combined (assuming maximum redemptions)
Assets
Current assets:
Cash and cash equivalents(1)	$2,956	$178,860	$1,104,209	(A)	$995,130	$1,104,209	(A)	$149,130
	—	—	(38,500)	(B)	—	(38,500)	(B)	—
	—	—	(38,000)	(C)	—	(38,000)	(C)	—
	—	—	(51,745)	(D)	—	(51,745)	(D)	—
	—	—	1,300,000	(E)	—	1,300,000	(E)	—
	—	—	1,267,500	(F)	—	1,267,500	(F)	—
	—	—	(1,210,650)	(G)	—	(1,210,650)	(G)	—
	—	—	1,500	(J)	—	1,500	(J)	—
	—	—	(1,521,000)	(K)	—	(1,521,000)	(K)	—
	—	—	—		—	(846,000)	(N)	—
Trade accounts receivable, net	—	54,004	—		54,004	—		54,004
Prepaid expenses and other current assets	398	3,456	—		3,854	—		3,854
Prepaid software and maintenance	—	8,616	—		8,616	—		8,616
Prepaid taxes	—	7,686	—		7,686	—		7,686
Total current assets	3,354	252,622	813,314		1,069,290	(32,686)		223,290
Marketable securities held in Trust Account	1,104,209	—	(1,104,209)	(A)	—	(1,104,209)	(A)	—
Property and equipment, net	—	182,011	—		182,011	—		182,011
Operating lease right-of-use asset	—	25,887	—		25,887	—		25,887
Goodwill	—	4,142,013	—		4,142,013	—		4,142,013
Client relationships intangible, net	—	2,998,649	—		2,998,649	—		2,998,649
Provider network intangible, net	—	653,667	—		653,667	—		653,667
Other intangibles, net	—	67,300	—		67,300	—		67,300
Other assets	1	11,040	—		11,041	—		11,041
Total assets	$1,107,564	$8,333,189	$(290,895)		$9,149,858	$(1,136,895)		$8,303,858
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,512	$8,352	$(1,390)	(C)	$7,294	$(1,390)	(C)	$7,294
	—	—	(1,180)	(D)	—	(1,180)	(D)	—
Accrued interest	—	17,895	(8,349)	(G)	9,546	(8,349)	(G)	9,546
Income tax payable	452	—	—		452	—		452
Operating lease obligations	—	9,649	—		9,649	—		9,649
Accrued compensation	—	22,855	—		22,855	—		22,855
Accrued legal	—	9,835	—		9,835	—		9,835
Accrued administrative fees	—	3,345	—		3,345	—		3,345
Other accrued expenses	—	11,526	—		11,526	—		11,526
Total current liabilities	1,964	83,457	(10,919)		74,502	(10,919)		74,502
Long-term debt	—	5,406,138	1,023,806	(F)	5,264,729	1,023,806	(F)	5,264,729
	—	—	(1,165,215)	(G)	—	(1,165,215)	(G)	—
Operating lease obligations	—	18,635	—		18,635	—		18,635
Deferred income taxes	—	861,309	56,781	(F)	918,090	56,781	(F)	918,090
Deferred underwriting fee payable	38,500	—	(38,500)	(B)	—	(38,500)	(B)	—
Total liabilities	40,464	6,369,539	(134,047)		6,275,956	(134,047)		6,275,956
See accompanying notes to unaudited pro forma condensed combined financial information.

(1)
The purchase by a subsidiary of MultiPlan Parent of 9,094,876 shares of Churchill stock for an aggregate price of $100.6 million on the open market in August 2020 is not reflected in the pro forma adjustments.

	As of June 30, 2020		Pro Forma Adjustments (assuming no redemptions)		As of June 30, 2020	Pro Forma Adjustments (assuming maximum redemptions)		As of June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)			Pro Forma Combined (assuming no redemptions)			Pro Forma Combined (assuming maximum redemptions)
Commitments and contingencies:
Common stock subject to possible redemption	1,062,100		(1,062,100)	(I)	—	(1,062,100)	(I)	—
Shareholders’ equity:
Shareholder interests
Common stock, $0.001 par value; 1,000 shares authorized (500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of June 30, 2020	—	—	—		—	—		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,141,928 and no shares issued and outstanding (excluding 105,858,072 and no shares subject to possible redemption) at June 30, 2020	—	—	13	(E)	70	13	(E)	62
	—	—	42	(K)		42	(K)	—
	—	—	14	(I)		14	(I)	—
	—	—	2	(M)		2	(M)	—
	—	—	—			(8)	(N)	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding at June 30, 2020	3	—	(3)	(I)	—	(3)	(I)	—
Contributed capital	3,302	1,384,928	(26,000)	(C)	2,650,232	(26,000)	(C)	1,804,240
	—	—	(20,000)	(D)	—	(20,000)	(D)	—
	—	—	1,299,987	(E)	—	1,299,987	(E)	—
	—	—	186,913	(F)	—	186,913	(F)	—
	—	—	1,695	(H)	—	1,695	(H)	—
	—	—	1,062,089	(I)	—	1,062,089	(I)	—
	—	—	1,500	(J)	—	1,500	(J)	—
	—	—	(1,521,042)	(K)	—	(1,521,042)	(K)	—
	—	—	276,861	(L)	—	276,861	(L)	—
	—	—	(2)	(M)	—	(2)	(M)	—
	—	—	—		—	(845,992)	(N)	—
Retained earnings	1,695	578,722	(10,610)	(C)	223,600	(10,610)	(C)	223,600
	—	—	(30,565)	(D)	—	(30,565)	(D)	—
	—	—	(37,086)	(G)	—	(37,086)	(G)	—
	—	—	(1,695)	(H)	—	(1,695)	(H)	—
	—	—	(276,861)	(L)	—	(276,861)	(L)	—
Shareholders’ equity	5,000	1,963,650	905,252		2,873,902	59,252		2,027,902
Total liabilities and shareholders’ equity	$1,107,564	$8,333,189	$(290,895)		$9,149,858	$(1,136,895)		$8,303,858

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statements of Loss
For the Six Months Ended June 30, 2020
(Unaudited)
(in thousands, except share and per share data)
	Six Months Ended June 30, 2020		Pro Forma Adjustments (assuming no redemptions)		Six Months Ended June 30, 2020	Pro Forma Adjustments (assuming maximum redemptions)		Six Months Ended June 30, 2020
	Churchill (Historical)	MultiPlan Parent (Historical)			Pro Forma Combined (assuming no redemptions)			Pro Forma Combined (assuming maximum redemptions)
Revenues	$—	$458,902	$—		$458,902	$—		$458,902
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	—	96,579	—		96,579	—		96,579
General and administrative expenses	2,062	57,767	(2,062)	(AA)	56,582	2,062	(AA)	56,582
	—	—	(1,185)	(BB)	—	(1,185)	(BB)	—
Depreciation	—	29,641	—		29,641	—		29,641
Amortization of intangible assets	—	167,027	—		167,027	—		167,027
Total expenses	2,062	351,014	(3,247)		349,829	(3,247)		349,829
Operating (loss) income	(2,062)	107,888	(3,247)		109,073	(3,247)		109,073
Interest earned on marketable securities held in Trust Account	(4,216)	—	4,216	(AA)	—	4,216	(AA)	—
Unrealized loss on marketable securities held in Trust Account	6	—	(6)	(AA)	—	(6)	(AA)	—
Interest expense	—	177,015	(52,552)	(CC)	183,191	(52,552)	(CC)	183,191
	—	—	39,000	(DD)	—	39,000	(DD)	—
	—	—	19,728	(EE)	—	19,728	(EE)	—
Interest income	—	(148)	—		(148)	—		(148)
Net Income (loss) before income taxes	2,148	(68,979)	(7,139)		(73,970)	(7,139)		(73,970)
Provision (benefit) for income taxes	451	(10,139)	(1,663)	(FF)	(11,351)	(1,663)	(FF)	(11,351)
Net income (loss)	1,697	(58,840)	(5,476)		(62,619)	(5,476)		(62,619)
Weighted average shares outstanding – basic and diluted	30,397,160	10	656,352,830	(GG)	686,750,000	571,782,330	(GG)	602,179,500
Net loss per share – basic and diluted	$(0.03)	$(5,884,000)			$(0.09)			$(0.10)
See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statements of Loss
For the Year Ended December 31, 2019
(Unaudited)
(in thousands, except share and per share data)
	For the Period from October 30, 2019 (inception) through December 31, 2019	Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2019			Twelve Months Ended December 31, 2019
	Churchill (Historical)	MultiPlan Parent (Historical)	Pro Forma Adjustments (assuming no redemptions)		Pro Forma Combined (assuming no redemptions)	Pro Forma Adjustments (assuming maximum redemptions)		Pro Forma Combined (assuming maximum redemptions)
Revenues	$—	$982,901	$—		$982,901	$—		$982,901
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	—	149,607	—		149,607	—		149,607
General and administrative expenses	1	75,225	(1)	(AA)	75,225	(1)	(AA)	75,225
Depreciation	—	55,807	—		55,807	—		55,807
Amortization of intangible assets	—	334,053	—		334,053	—		334,053
Total expenses	1	614,692	(1)		614,692	(1)		614,692
Operating income (loss)	(1)	368,209	1		368,209	1		368,209
Interest expense	—	376,346	(112,994)	(CC)	380,808	(112,994)	(CC)	380,808
			78,000	(DD)		78,000	(DD)
			39,456	(EE)		39,456	(EE)
Interest income	—	(196)	—		(196)	—		(196)
Gain on repurchase and cancellation of Notes	—	(18,450)	18,450	(CC)	—	18,450	(CC)	—
Net Income (loss) before income taxes	(1)	10,509	(22,911)		(12,403)	(22,911)		(12,403)
Provision (benefit) for income taxes	—	799	(5,338)	(FF)	(4,539)	(5,338)	(FF)	(4,539)
Net income (loss)	(1)	9,710	(17,573)		(7,864)	(17,573)		(7,864)
Weighted average shares outstanding – basic and diluted	25,000,000	10	661,749,990	(GG)	686,750,000	577,179,490	(GG)	602,179,500
Net income (loss) per share – basic and diluted	$(0.00)	$971,000			$(0.01)			$(0.01)
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes with MultiPlan Parent determined to be the accounting acquiror. This determination was primarily based on MultiPlan Parent Owners being the majority stockholders and holding majority voting power in the combined company, MultiPlan Parent’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of MultiPlan Parent comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan Parent issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Transactions occurred on June 30, 2020. The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and for the year ended December 31, 2019 present the pro forma effect of the Transactions as if they had been completed on January 1, 2019. These periods are presented on the basis of the Company as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using and should be read in conjunction with the following:
•
Churchill’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the six months ended June 30, 2020, included elsewhere in this proxy statement; and

•
MultiPlan Parent’s unaudited condensed consolidated balance sheet as of June 30, 2020 and the related notes for the six months ended June 30, 2020, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statements of loss for the six months ended June 30, 2020 and for the year ended December 31, 2019 have been prepared using and should be read in conjunction with the following:
•
Churchill’s audited statement of operations for the period from October 30, 2019 (inception) through December 31, 2019 and the related notes and Churchill’s unaudited statement of operations for the six months ended June 30, 2020, included elsewhere in this proxy statement; and

•
MultiPlan Parent’s audited consolidated statements of income and comprehensive income for the year ended December 31, 2019 and the related notes and MultiPlan Parent’s unaudited condensed consolidated statements of loss and comprehensive loss for the six months ended June 30, 2020, included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Management is currently finalizing certain equity agreements for the combined company. As these agreements are preliminary and not yet executed, management has not included a pro forma adjustment to reflect these equity agreements because such amounts are not known and not deemed factually supportable. It is currently anticipated that up to 85,850,000 shares of Churchill’s Class A common stock will be reserved for future issuance under equity incentive plans as of the Closing Date.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that MultiPlan Parent believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Churchill believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2. Adjustments and Assumptions to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of loss are not necessarily indicative of what the actual results of operations would have been had the Transactions taken place on the date indicated, nor is it indicative of the future consolidated results operations of the combined company. The unaudited pro forma condensed combined financial information is based upon historical financial statements of the companies and should be read in conjunction with their historical financial statements.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (a) directly attributable to the Transactions, (b) factually supportable and (c) with respect to the statements of income, expected to have a continuing impact on the results of the combined company. MultiPlan Parent and Churchill have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The unaudited pro forma condensed combined basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of income are based upon the number of shares outstanding, assuming the Transactions occurred on January 1, 2019. As the Transactions, including related proposed equity purchases, are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entire period presented. If the maximum number of shares of common stock of Churchill are redeemed, this calculation would need to be retroactively adjusted to eliminate such shares for the entire periods.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
(A)
Reflects the reclassification of cash and cash equivalents held in the Churchill trust account that becomes available in connection with the Transactions.

(B)
Reflects the settlement of deferred underwriters’ fees incurred during the Churchill IPO due upon completion of the Transactions.

(C)
Reflects adjustments related to the payment of the anticipated transaction costs by Churchill including, but not limited to, advisory fees, legal fees and registration fees. These costs resulted in a reduction of cash of $38 million, offset by the following adjustments:

•
$26 million decrease in contributed capital for the costs directly attributable to the offering of equity securities in connection with the Transactions;

•
$10.6 million decrease in retained earnings for the other incremental costs incurred in connection with the Transactions; and

•
$1.4 million decrease in accounts payable for any previously incurred transaction costs.

(D)
Reflects adjustments related to the payment of anticipated transaction costs by MultiPlan Parent including, but not limited to, advisory fees, legal fees, transaction bonuses and registration fees, adjusted for additional transaction costs incurred by MultiPlan Parent. These costs resulted in a reduction of cash of $51.8 million, offset by the following adjustments:
•
$20 million decrease in contributed capital for the costs directly attributable to the offering of equity securities;

•
$30.6 million decrease in retained earnings for the other incremental costs incurred in connection with the Transactions; and

•
$1.2 million decrease in accounts payable for any previously incurred transaction costs.

(E)
Reflects 132.1 million Common PIPE Shares with a par value of $13.2 thousand and 6.5 million attached Common PIPE Warrants purchased by certain investors for $1,300.0 million.

(F)
Reflects the issuance of the Convertible Notes in the aggregate principal amount of $1,300.0 million, net of $32.5 million of original issue discount. The carrying amount of the liability was determined by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying value of the equity component represented by the embedded conversion option was determined by deducting the fair value of the liability component from the initial proceeds ascribed to the convertible debt instrument as a whole. The issuance results in the following adjustments:

•
$1,056.3 million increase in long-term debt, offset by an original issue discount of $32.5 million; and

•
$186.9 million increase in contributed capital for the cash conversion feature of the debt agreement, net of a $56.8 million increase in deferred income tax liabilities.

(G)
Reflects the reduction in cash in connection with the redemption of the Senior PIK Notes in full with the following adjustments:

•
$1,178.7 million reduction in long-term debt, offset by a proportional write-down of $13.5 million of unamortized deferred issuance costs and debt discount;

•
$8.3 million reduction in accrued interest; and

•
$37.1 million comprised of a $23.6 million make-whole premium related to early prepayment of Senior PIK Notes and $13.5 million related to a loss on extinguishment for the difference between the net carrying amount of the debt and the reacquisition price.

(H)
Elimination of Churchill’s retained earnings, which is inclusive of historical retained earnings.

(I)
Reflects the reclassification of Churchill common stock subject to possible redemption to permanent equity (common stock and contributed capital) assuming no redemptions, and the conversion of 27,500,000 outstanding shares of Churchill’s Class B common stock with a par value of $2.8 thousand to shares of Churchill’s Class A common stock on a one-for-one basis.

(J)
Reflects the issuance of an unsecured promissory note in the principal amount of $1.5 million to the Sponsor, and the simultaneous conversion at the option of the Sponsor into 1.5 million Working Capital Warrants.

(K)
Reflects the payment of the Closing Cash Consideration of $1,521.0 million to MultiPlan Parent Owners and the payment of the Closing Share Consideration of 415,700,000 new shares of Churchill’s Class A common stock with a par value of $41.6 thousand to the MultiPlan Parent Owners.

(L)
Reflects the immediate vesting of the Class B Unit awards upon the occurrence of a definitive liquidity event. The amount represents the acceleration of unvested awards outstanding as of June 30, 2020, as well as the additional value received by the holders of the awards in connection with the Merger Agreement.

(M)
Reflects the issuance of 1,500,000 shares of Churchill’s Class A common stock with a par value of $1.5 thousand to KG in partial payment of the placement fee.

(N)
Reflects the withdrawal of funds from the Churchill trust account and cash on hand to fund the redemption of the 84.6 million Churchill public shares (calculated as 110.0 million public shares outstanding less 25.4 million Covered Shares that will not be redeemed due to the Non-Redemption Agreements) for their pro rata share at an assumed redemption price of $10.00 per share. The actual redemption amount per share may be more or less than $10.00 per share and will be calculated based on the amount of funds in the trust account in accordance with Churchill’s certificate of incorporation.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Loss
The pro forma adjustments included in the unaudited pro forma condensed combined statements of loss for the year ended December 31, 2019 and the six months ended June 30, 2020 are as follows:
(AA)
Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the Transactions been consummated on January 1, 2019. The operating costs eliminated included the transaction expenses related to the Transactions incurred in the six months ended June 30, 2020.

(BB)
Elimination of transaction expenses incurred by MultiPlan Parent related to the Transactions incurred in the six month period June 30, 2020.

(CC)
Reflects the reduction in interest expense related to redemption and satisfaction and discharge of the Senior PIK Notes and the elimination of the gain on repurchase and cancellation of Senior PIK Notes that was recognized by MultiPlan Parent in 2019.

(DD)
Reflects the increase in interest expense related to the $1,300.0 million of Convertible Notes issued by Churchill assuming cash interest of 6%.

(EE)
Reflects the amortization of the 2.5% original issue discount on $1,300.0 million of Convertible Notes and the bifurcated cash conversion feature on a straight-line basis over the seven years from issuance to maturity.

(FF)
Adjustments to the unaudited pro forma condensed combined statements of loss have been made to reflect the income tax expense for the items described in (AA) through (EE) above, calculated at the U.S. federal statutory rate of 21% and the blended state rate of 2.3%.

(GG)
Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. Refer to the table below for the reconciliation of the pro forma adjustments for the weighted average shares outstanding.

	Assuming No Redemptions		Assuming Maximum Redemption
	Six Months Ended June 30, 2020	Twelve Months Ended December 31, 2019	Six Months Ended June 30, 2020	Twelve Months Ended December 31, 2019
Share issuance to the MultiPlan Parent Owners	415,700,000	415,700,000	415,700,000	415,700,000
Share issuance to purchasers of the Common PIPE Shares	132,050,000	132,050,000	132,050,000	132,050,000
Shares previously issued to Churchill’s Sponsor .	27,500,000	27,500,000	27,500,000	27,500,000
Shares previously issued to Churchill public shareholders	110,000,000	110,000,000	110,000,000	110,000,000
Maximum redemption			(84,570,500)	(84,570,500)

	Assuming No Redemptions		Assuming Maximum Redemption
	Six Months Ended June 30, 2020	Twelve Months Ended December 31, 2019	Six Months Ended June 30, 2020	Twelve Months Ended December 31, 2019
Shares issued in payment of placement fee to Churchill’s Sponsor	1,500,000	1,500,000	1,500,000	1,500,000
Shares issued and redeemed as part of the Transactions	686,750,000	686,750,000	602,179,500	602,179,500
The earnings per share amounts exclude the anti-dilutive impact from the following securities:
•
the 27,500,000 warrants sold during the Churchill IPO that will be converted in the Mergers into warrants to purchase up to a total of 27,500,000 shares of Churchill’s Class A common stock, which are exercisable at $11.50 per share;

•
the 23,000,000 private placement warrants sold to Churchill’s Sponsor concurrently with the Churchill IPO that will be converted in the Mergers into warrants to purchase up to a total of 23,000,000 shares of Churchill’s Class A common stock. The private placement warrants are exercisable at $11.50 per share. 4.8 million of these private placement warrants are subject to vesting only when a $12.50 Stock Price Level is achieved; and

•
the shares of Churchill Class A common stock underlying the Common PIPE Warrants, Convertible Notes and Working Capital Warrants.

CHURCHILL’S SELECTED HISTORICAL FINANCIAL INFORMATION
Churchill is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.
Churchill’s balance sheet data as of December 31, 2019 and statement of operations data for the period from October 30, 2019 (inception) through December 31, 2019 are derived from Churchill’s audited financial statements, included elsewhere in this proxy statement. Such data as of and for the period ended June 30, 2020 are derived from Churchill’s unaudited financial statements, included elsewhere in this proxy statement.
The information is only a summary and should be read in conjunction with Churchill’s financial statements and related notes and “Other Information Related to Churchill” and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Churchill.
	Six Months Ended June 30, 2020	Period from October 30, 2019 (inception) through December 31, 2019
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—
Loss from operations	$(2,061,847)	$(1,450)
Interest earned on Marketable Securities held in Trust Account	$4,215,679	$—
Net (loss) income	$1,696,498	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	30,397,160	25,000,000
Basic and diluted loss per common share(2)	$(0.03)	$(0.00)
	As of June 30, 2020	As of December 31, 2019
	(unaudited)
Balance Sheet Data:
Cash	$2,955,367	$34,000
Marketable Securities in Trust Account, Restricted	$1,104,209,313	$—
Total assets	$1,107,564,339	$318,930
Total liabilities	$40,464,311	$295,380
Value of common stock which may be redeemed for cash ($10.00 per share)(3)	$849,914,313	$—
Stockholders’ equity	$5,000,001	$23,550

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020. The weighted average shares as of December 31, 2019 excludes an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment for the Churchill IPO was not exercised in full.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption as of December 31, 2019 and June 30, 2020.

(3)
Excludes shares of Churchill’s Class A common stock, representing $254,295,000, which represent those shares that are not subject to permitted transfer provisions in the Non-Redemption Agreements. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Mergers — Non-Redemption Agreement.”

MULTIPLAN PARENT SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present the selected historical consolidated financial data of MultiPlan Parent and MPH Holdings (the predecessor of MultiPlan Parent) for the periods presented. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from MultiPlan Parent’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the six month periods ended June 30, 2019 and June 30, 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from MultiPlan Parent’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The unaudited condensed consolidated financial statements of MultiPlan Parent have been prepared on the same basis as the audited consolidated financial statements of MultiPlan Parent. In the opinion of MultiPlan Parent’s management, the unaudited condensed consolidated interim financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. The selected historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016 and the period from May 2, 2016 through December 31, 2016, and the summary balance sheet data as of December 31, 2016 and June 30, 2019 has been derived from MultiPlan Parent’s (or its predecessor’s) unaudited financial statements not included in this proxy statement.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of the Company. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with GAAP, the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the selected financial data presented below in conjunction with “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan Parent’s consolidated financial statements and the related notes included elsewhere in this proxy statement. Historical operating results are not necessarily indicative of future operating results.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
($ in thousands except share data)	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues(1)	$458,902	$490,677	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Expenses:
Cost of services (exclusive of depreciation and amortization of intangible assets shown below	96,579	75,132	149,607	149,463	193,655	106,639	175,470	217,956
General and administrative expenses	57,767	36,527	75,225	77,558	122,920	160,294	187,764	174,951
Depreciation	29,641	27,570	55,807	52,268	53,002	30,244	19,818	41,650
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053	189,297	80,152	184,967
Total expenses	351,014	306,256	614,692	613,342	703,630	486,474	463,204	619,524
Operating income (loss)	107,888	184,421	368,209	427,541	363,636	89,415	(50,607)	245,570
Interest expense(2)	177,015	193,192	376,346	383,261	281,972	155,140	81,385	152,127
Interest income	(148)	(79)	(196)	(51)	(9)	(19)	—	(12)
Loss on extinguishments and modification of debt	—	—	—	—	20,053	—	127,307	—
Gain on repurchase and cancellation of notes	—	—	(18,450)	—	—	—	—	—
Net (loss) income before income taxes	(68,979)	(8,692)	10,509	44,331	61,620	(65,706)	(259,299)	93,455
(Benefit) provision for income taxes	(10,139)	(1,196)	799	8,108	(586,512)	(9,203)	(11,701)	85,706
Net (loss) income	(58,840)	(7,496)	9,710	36,223	648,132	(56,503)	(247,598)	7,749
Weighted-average shares of common stock outstanding − basic and diluted .	10	10	10	10	10	10	10	10
Net (loss) income per share − basic and diluted	$(5,884)	$(750)	$971	$3,622	$64,813	$(5,650)	$(24,760)	$775
Other comprehensive income, net of tax:
Unrealized gain (loss) on change in fair value of derivatives	—	—	—	—	—	—	(2,244)	(3,971)
Comprehensive (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132	$(56,503)	$(249,842)	$3,778
Consolidated Balance Sheets Data (at end of period):
Cash and cash equivalents	$178,860	$12,069	$21,825	$5,014	$21,417	$26,396		$56,313
Total assets(3)	8,333,189	8,531,227	8,360,411	8,642,973	8,987,709	9,285,126		5,297,921
Long-term debt	5,406,138	5,509,895	5,397,122	5,603,413	5,835,697	4,700,644		2,676,697
Shareholders’ equity	1,963,650	1,978,262	1,985,218	1,990,388	1,949,448	2,670,238		1,378,304
Cash dividends per share	—	—	—	—	141,971	38,765		—
Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945	$157,621	$28,987	$347,117
Investing activities	(34,866)	(33,696)	(66,414)	(63,556)	(60,709)	(6,838,883)	(22,568)	(49,079)
Financing activities	34	(100,087)	(201,088)	(245,150)	(313,215)	6,707,658	(52,265)	(270,083)

(1)
On January 1, 2018, MultiPlan Parent adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this proxy statement for additional information.

(2)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH Holdings’ term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

(3)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this proxy statement for additional information.

MULTIPLAN PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of financial condition and operating results for MultiPlan Parent (as used in this section, “MultiPlan Parent” or the “Company”) has been prepared by the Company’s management. Any references to “we,” “our” or “us” shall mean the Company. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained in this report reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.
Company Overview
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:
•
Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

•
Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent provider networks in the United States; and

•
Payment Integrity Services, which reduce medical costs by identifying and removing improper, unnecessary and excessive charges before claims are paid.

The Company is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — as discussed below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 20 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services generated approximately $19 billion in potential annual medical cost savings.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity

Services are generally priced based on a percentage of savings achieved. Almost all of these services are able to be provided automatically, using our proprietary information technology platforms, which eliminates manual interactions and interventions, and enables significant scaling of claims handling, and supporting high margins for the business.
MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined merger and acquisitions
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
We provide the following services:
Analytics-Based Services
The Company leverages its leading and proprietary IT platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and list of payor customers provides us with deep insights into the latest pricing trends. Customers of our Medical Reimbursement Analysis services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-Based Solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Medical Reimbursement Analysis (“MRA”).   MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based Services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 consumers every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
Payment Integrity Services
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score, the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to deny certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.
We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.
Uncertainty Relating to the COVID-19 Pandemic
We are closely monitoring the impact of the COVID-19 pandemic (“COVID-19”) on all aspects of our business, including how it will impact our customers, associates and employees, suppliers, vendors, and business partners. We are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include limitations on our operations or mandates to our Company and our customers and providers), the effect on customer demand, or changes to our operations. The health of our workforce, and our ability to meet staffing needs and other critical functions cannot be predicted and is vital to our operations. Further, the impacts of a potential worsening of economic conditions and the continued disruptions to, and volatility in, the credit and financial markets, consumer spending, as well as other unanticipated consequences remain unknown. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, suppliers, and other business partners; however, any material impact on these parties could adversely impact us. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business.
While we did not experience a material impact from COVID-19 during the three months ended March 31, 2020, the Company has experienced a 15.8% decline in revenues during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 due to reduced volume of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services. For the six months ended June 30, 2020, we incurred $0.3 million of expenses directly related to COVID-19, primarily for office cleaning and computer and office supplies to enable employees to work remotely.
We have temporarily closed all of our offices and restricted travel due to concern for our employees’ health and safety and also in compliance with state shelter in place orders. Most of our approximately 2,000 employees are working remotely. Other than these modifications, we have not experienced any material changes to our operations including receiving and processing transactions with our customers as a result of COVID-19.
The COVID-19 pandemic is evolving rapidly. We believe COVID-19’s impact on our businesses, operating results, cash flows and/or financial condition primarily will be driven by the severity and duration of the pandemic; the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns; and the timing, scope and impact of stimulus legislation as well as other federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. COVID-19 will continue to impact our businesses, operating results, cash flows and/or financial condition but it is uncertain if such impact will become adverse or material as explained above.
The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. The other aspects of the CARES Act did not have a material effect to the Company. See Note 5 of the Company’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement.
Risk Factors
A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in forward-looking statements. Forward-looking statements involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:
•
impact of COVID-19 on the Company’s results and financial position due to the significant uncertainty in relation to the duration and challenges that the ongoing pandemic may have on the healthcare industry and the Company at this time;

•
effects of new laws on our business;

•
loss of our customers, particularly our largest customers;

•
decreases in our existing market share or the size of our Preferred Provider Organization networks;

•
effects of competition;

•
effects of pricing pressure;

•
the inability of our customers to pay for our services;

•
decreases in discounts from providers;

•
the loss of our existing relationships with providers;

•
the loss of key members of our management team;

•
changes in our regulatory environment, including healthcare law and regulations;

•
the inability to implement information systems or expand our workforce;

•
changes in our industry;

•
providers’ increasing resistance to application of certain healthcare cost management techniques;

•
pressure to limit access to preferred provider networks;

•
heightened enforcement activity by government agencies;

•
the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•
interruptions or security breaches of our information technology systems;

•
the expansion of privacy and security laws;

•
our inability to expand our network infrastructure;

•
our ability to protect proprietary applications;

•
our ability to identify, complete and successfully integrate future acquisitions;

•
our ability to pay interest and principal on our notes and other indebtedness, and

•
our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in or implied by our forward-looking statements, other factors and risks may cause actions, events or results to differ materially from those anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated or implied by such statements. Accordingly, as noted above, readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date made and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. This discussion and analysis should be read in conjunction with our consolidated financial statements.
Factors Affecting Our Results of Operations
Key Technology
Our strength as a company is our ability to use data and analytics to develop new service opportunities to enhance our customer relationships and to increase revenues. We use technology, data and analytics to transform healthcare transactions into multiple opportunities for savings and recurring revenues by leveraging data and analytics to inform our transaction processing systems (i.e., our claims processing systems). The transaction processing systems generate savings for our customers, revenues for the Company and each transaction adds more data to our intelligence engine and data warehouse. The intelligence engine drives our analytics and development of new saving opportunities and revenue growth through service enhancement or new product development.
Our technology also contributes to our ability to efficiently process our transactions through electronic data interchange (“EDI”) batch files, real time web services and online through customer and provider portals. Our current infrastructure supports significantly more than the current transaction volume giving us room for growth and increased volume. Our application platforms are architected and built with redundancy to eliminate downtime. All of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct service integration, our electronic integration with customers, results in substantial back office interconnectivity and considerably reduces complexity and processing failures. Because our transaction processing systems are scalable, we are able to absorb significant increases in volume at minimal marginal costs. Our integration into our customers’ systems and processes is an important component of our business model, and has led to relationships with key customers that have exceeded 30 years. We believe that our services have made us an important partner in our customers’ planning and budgeting processes.
Medical Cost Savings
Our business and revenues are driven by the ability to lower medical costs through claims savings for our customers. The medical charges of those claims can influence our ability to generate claim savings.
The following table presents the medical charges processed and the savings generated for the periods presented:
	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in billions)	2020	2019	2019	2018	2017
Medical charges processed(1)	$49.9	$52.8	$106.3	$101.6	$97.4
Medical cost savings(2)	18.8%	17.2%	17.8%	18.3%	18.3%

(1)
Medical charges processed represents the aggregate dollar amount of claims processed by MultiPlan’s cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by MultiPlan’s cost management solutions.

(2)
Medical cost savings represents the aggregate amount of potential savings in dollars identified by MultiPlan’s cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.
Business Model
Our business model avoids reimbursement, underwriting and malpractice risk and exposure. We do not provide or manage healthcare services or provide medical care. This makes us free from state and federal regulations that are imposed on insurers and medical services providers.
Healthcare Industry Exposure
According to the Centers for Medicare and Medicaid Services, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. As expenditures continue to rise, stakeholders and especially payors, are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
Components of Results of Operations
Revenues
We generate revenues from several sources including: (i) Network-Based Solutions that process claims at a discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use our leading and proprietary information technology platform to offer customers solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges. Payors compensate us through either a percentage of savings (“PSAV”) achieved or a per employee/member per month (“PEPM”) rate.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services (exclusive of depreciation and amortization of intangible assets) consist of all costs specifically associated with claims processing activities for customers, sales and marketing, and the development and maintenance of the Company’s networks, analytics-based solutions, and payment integrity solutions. Two of the largest components in costs of services are personnel expenses and access and bill review fees. Access and bill review fees include fees for accessing non-owned third-party provider networks, expenses associated with vendor fees for database access and systems technology used to reprice claims, and outsourced services. Third-party network expenses are fees paid to non-owned provider networks used to supplement our owned network assets to provide more network claim savings to our customers.
General and Administrative Expenses
General and administrative expenses include corporate management and governance functions comprised of general management, legal, treasury, tax, real estate, financial reporting, auditing, benefits and human resource administration, communications, public relations, billing and information management. In addition, general and administrative expenses include taxes, insurance, advertising, transaction costs, and other general expenses.
Depreciation Expense
Depreciation expense consists of depreciation and amortization of property and equipment related to our investments in leasehold improvements, furniture and equipment, computer hardware and software, and internally generated capitalized software development costs. The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Amortization of intangible assets
Amortization of intangible assets includes amortization of the value of our customer relationships and provider network which were identified in valuing the intangible assets in connection with the June 6, 2016 acquisition by Hellman & Friedman. These intangible assets are amortized on a straight-line basis over 15 years.
Interest expense
Interest expense consists of accrued interest and related interest payments on our outstanding long-term debt and amortization of debt issuance costs, discounts on the term loan (“Term Loan G”) under the MPH Acquisition Holdings LLC senior secured credit facilities and the Senior PIK Notes, and 7.125% Senior Notes due 2024 (the “7.125% Senior Notes”) premium, and the write-off of any debt issue costs, as well as the discount from the repurchase and cancellation of Notes.
Interest income
Interest income consists primarily of bank interest.
Gain on repurchase and cancellation of Notes
The gain on repurchase and cancellation of Notes consists of the gain from the cash repurchase plus accrued interest from the repurchase and cancellation of $121.3 million of Senior PIK Notes in 2019. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million.
Loss on extinguishments and modification of debt
Loss on extinguishments and modification of debt consist of write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our Term Loan G of $20.1 million.
Income tax (benefit) expense
Income tax (benefit) expense consists of federal, state, and local income taxes. Due to the variability of our taxable income as compared to net income, stock-based compensation and the variability of the jurisdictions where income is earned, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.
Non-GAAP Financial Measures
We use EBITDA and Adjusted EBITDA to evaluate our financial performance. EBITDA and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. We believe the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our financial operating results of our core business.
These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, they may not be comparable to other similarly titled measures of other companies. Some of these limitations are:
•
such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments on our debt;

•
such measures do not reflect any cash requirements for any future replacement of depreciated assets;

•
such measures do not reflect the impact of stock-based compensation upon our results of operations;

•
such measures do not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•
such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•
other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.
EBITDA and Adjusted EBITDA are widely used measures of corporate profitability eliminating the effects of financing and capital expenditures from the operating results. We define EBITDA as net income adjusted for interest expense, interest income, income tax (benefit) expense, depreciation, amortization of intangible assets, and non-income taxes. We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of our core business, including (income) expense, transaction related expenses, loss on the extinguishment of debt, gain on the repurchase and retirement of notes, and stock-based compensation. See our consolidated financial statements for more information regarding these adjustments.
Adjusted EBITDA is used in our agreements governing our outstanding indebtedness for debt covenant compliance purposes. Our Adjusted EBITDA calculation is consistent with the definition of Adjusted EBITDA as defined in our Term Loan G, 7.125% Senior Notes, and Senior PIK Notes.
The following table presents a reconciliation of Net Income to EBITDA and Adjusted EBITDA for the periods presented:
	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in thousands)	2020	2019	2019	2018	2017
	(unaudited)	(unaudited)
Net (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132
Adjustments:
Interest expense(a)	177,015	193,192	376,346	383,261	281,972
Interest income	(148)	(79)	(196)	(51)	(9)
Income tax (benefit) provision	(10,139)	(1,196)	799	8,108	(586,512)
Depreciation	29,641	27,570	55,807	52,268	53,002
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053
Non-income taxes(b)	920	930	1,944	1,641	1,315
EBITDA	$305,476	$379,948	$778,463	$815,503	$731,953
Adjustments:
Other (income) expense(c)	297	823	1,947	4,617	5,857
Transaction related expenses(d)	2,698	22	3,270	49	3,435
Loss on extinguishments and modification of debt(e)	—	—	—	—	20,053
Gain on repurchase and cancellation of notes(f)	—	—	(18,450)	—	—
Stock-based compensation(g)	37,272	(4,630)	(14,880)	4,717	50,788
Adjusted EBITDA	$345,743	$376,163	$750,350	$824,886	$812,086

(a)
Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Debt Refinancings, Repayments and Repricing” for more information.

(b)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in our consolidated statements of income and comprehensive income.

(c)
Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)
Represents ordinary course transaction costs, including transaction costs related to the issuance of the Senior PIK Notes on November 21, 2017, the refinancing of MultiPlan’s term loan effective June 12, 2017, and to the transactions contemplated by the Merger Agreement.

(e)
Includes expenses related to the refinancing of MultiPlan’s term loan effective June 12, 2017.

(f)
Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes.

(g)
Includes the cost of an employee stock-based compensation plan. Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Stock-Based Compensation” for additional information.

Factors Affecting the Comparability of our Results of Operations
As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods and may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.
Debt Refinancings, Repayments and Repricing
The Company made several principal prepayments of the Term Loan G principal in the amounts of $100.0 million, $245.0 million and $165.0 million for the years ended December 31, 2019, 2018 and 2017 respectively. These prepayments reduce interest expense for Term Loan G for these and future time periods.
On June 12, 2017, the Company refinanced Term Loan G, resulting in a reduction in the loan’s base rate with terms otherwise similar to the former Term Loan G, including the same security and guarantee package. As a result of the Term Loan G refinancing on June 12, 2017, we incurred expenses of $20.1 million recorded as a loss on extinguishment of debt, including the write-off of $4.9 million of term loan discount and $15.2 million of debt issuance costs.
On November 21, 2017, the Company issued $1.3 billion of Senior PIK Notes.
In connection with Term Loan G, the $100.0 million revolving credit facility (“Revolver G”) under the MPH Acquisition Holdings LLC senior secured credit facilities, the 7.125% Senior Notes and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as debt issuance costs and are being amortized over the term of the related debt using the effective interest method.
During the year-ended December 31, 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

Stock-Based Compensation
The Company is a wholly-owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The Company’s stock-based compensation is granted to employees in the form of Units (“Units”) via a Class B Unit Award Agreement. See Note 14 of the Company’s consolidated financial statements included elsewhere in this proxy statement for more information.
The Company changed its assumptions in computing the fair market value of the Units to incorporate a 11% and 19% discount for lack of marketability of the Units for the six months ended June 30, 2020 and June 30, 2019, respectively, and 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. This change in discount was due to a decrease in the term (timing to liquidity assumption) as the Company is closer to being able to readily sell shares. The pre-tax effect of this change in accounting estimate reduced expenses by $13.4 million and $9.5 million for the six months ended June 30, 2020 and June 30, 2019, respectively and $17.4 million and $16.0 million for the years ended December 31, 2019 and 2018, respectively.
Results of Operations for the Six Months Ended June 30, 2020 and June 30, 2019
The following table provides the results of operations for the periods indicated:
	For the Six Months Ended June 30,
($ in thousands)	2020	2019	Change $	Change %
Revenues
Network Services	$135,126	$162,760	$(27,634)	(17.0)%
Analytics-Based Solutions	274,096	274,799	(703)	(0.3)%
Payment Integrity Solutions	49,680	53,118	(3,438)	(6.5)%
Total Revenues	458,902	490,677	(31,775)	(6.5)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	81,731	58,238	23,493	40.3%
Access and bill review fees	7,307	8,361	(1,054)	(12.6)%
Other	7,541	8,533	(992)	(11.6)%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	96,579	75,132	21,447	28.5%
General and administrative expenses	57,767	36,527	21,240	58.1%
Depreciation expense	29,641	27,570	2,071	7.5%
Amortization of intangible assets	167,027	167,027	—	0.0%
Operating income	107,888	184,421	(76,533)	(41.5)%
Interest expense	177,015	193,192	(16,177)	(8.4)%
Interest income	(148)	(79)	(69)	87.3%
Net loss before income taxes	(68,979)	(8,692)	(60,287)	(693.6)%
Benefit for income taxes	(10,139)	(1,196)	(8,943)	(747.7)%
Net loss	$(58,840)	$(7,496)	$(51,344)	(685.0)%
Revenues
Revenues for the six months ended June 30, 2020 were $458.9 million as compared to revenues of $490.7 million for the six months ended June 30, 2019, representing a decrease of $31.8 million, or 6.5%. This decrease in revenues was attributed to decreases in Network Services revenues of $27.6 million, Analytics-Based Solutions revenues of $0.7 million and Payment Integrity Solutions revenues of $3.4 million, primarily due to reduced volumes of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services related to COVID-19. Revenues for the first quarter 2020, before any material impact of COVID-19, were higher than first quarter 2019 by 2.9%. Revenues for the second quarter 2020 were impacted by COVID-19 with revenues 15.8% lower than second quarter 2019.
For the six months ended June 30, 2020, Network Services revenues were $135.1 million as compared to $162.8 million for the six months ended June 30, 2019, representing a decrease of $27.6 million, or 17.0%. This decrease was primarily due to decreases in primary network revenues of $6.4 million, or 9.4% and decreases in complementary network revenues of $21.3 million, or 22.5%. Primary network revenues declined due to decreases in volumes from several smaller customers. Complementary network revenues declined because of declines in volumes from some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products and also due to declines as a result of COVID-19 restrictions on elective procedures and non-essential medical services.
For the six months ended June 30, 2020, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $274.1 million as compared to $274.8 million for the six months ended June 30, 2019, representing a decrease of $0.7 million, or 0.3%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Medical Reimbursement Analytics revenues of $0.7 million, or 0.3%. These decreases were driven by a reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services, offset by increases in claims volume due to some customers that moved their claims from using our Network Services product to our Analytics-Based Solutions products. Revenues for our Financial Negotiations Services remained flat at $65.7 million for the six months ended June 30, 2020 and June 30, 2019.
For the six months ended June 30, 2020, revenues from our Payment Integrity Solutions were $49.7 million as compared to $53.1 million for the six months ended June 30, 2019, representing a decrease of $3.4 million, or 6.5%. This decrease was primarily due to reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the six months ended June 30, 2020 were $96.6 million as compared to costs of services of $75.1 million for the six months ended June 30, 2019, representing an increase of $21.4 million or 28.5%. This increase was primarily due to increases in personnel expenses of $23.5 million as explained below, offset by decreases in access and bill review fees of $1.1 million and decreases in other expenses of $1.0 million.
Personnel expenses, including contract labor, were $81.7 million for the six months ended June 30, 2020 as compared to $58.2 million for the six months ended June 30, 2019, representing an increase of $23.5 million or 40.3%. This increase was primarily due to increases in stock-based compensation of $20.9 million and net increases in compensation, including salaries, bonuses, commissions, and fringe benefits of $2.6 million.
Access and bill review fees for the six months ended June 30, 2020 were $7.3 million, as compared to $8.4 million for the six months ended June 30, 2019, representing a decrease of $1.1 million, or 12.6%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks of $0.5 million and reductions in claims processing fees of $0.6 million.
General and Administrative Expenses
General and administrative expenses for the six months ended June 30, 2020 were $57.8 million as compared to $36.5 million for the six months ended June 30, 2019, representing an increase of $21.3 million, or 58.1%. This increase was primarily due to increases in personnel expenses of $21.0 million primarily due to increases in stock-based compensation of $21.0 million and increases in transaction costs of $2.7 million, offset by increases in capitalized software development of $2.3 million to enhance our information technology and platforms. The increases in transaction costs were primarily due to costs associated with the Transactions. Please see Note 10 of the unaudited financial statements for more information.

Depreciation Expense
Depreciation expense was $29.6 million for the six months ended June 30, 2020, as compared to $27.6 million for the six months ended June 30, 2019, representing an increase of $2.0 million, or 7.5%. This increase was due to $34.9 million and $66.4 million purchases of property and equipment, including internally generated capital software in the six months ended June 30, 2020 and in the year ended December 31, 2019, respectively.
Amortization of Intangible Assets
Amortization of intangible assets was $167.0 million for the six months ended June 30, 2020 and June 30, 2019. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.
Interest Expense and Interest Income
Interest expense was $177.0 million for the six months ended June 30, 2020, as compared to $193.2 million for the six months ended June 30, 2019, representing a decrease of $16.2 million or 8.4%. The decreases in interest expense for this time period was due to lower term loan interest rates in the six months ended June 30, 2020, as compared to the six months ended June 30, 2019, as well as reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of $121.3 million of Senior PIK Notes in third quarter 2019, as explained below. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. Interest income was $0.1 million for the six months ended June 30, 2020 and June 30, 2019.
As of June 30, 2020, the Company’s long-term debt was $5,406.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $5.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $9.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $6.3 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $40.3 million. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. As of June 30, 2020, the Company’s total debt had an annualized weighted average interest rate of 5.77%. During third quarter 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.
As of June 30, 2019, the Company’s long-term debt was $5,509.9 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $7.0 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $11.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $9.4 million, and (iv)$0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $55.1 million. As of June 30, 2019, the Company’s total debt had a weighted average interest rate of 6.5%.
Benefit for Income Taxes
Net loss before income taxes for the six months ended June 30, 2020 of $69.0 million generated a benefit for income taxes of $10.1 million with an effective tax rate of 15%. Net loss before income taxes for the six months ended June 30, 2019 of $8.7 million generated a benefit for income taxes of $1.2 million with an effective tax rate of 14%. The Company’s effective tax rate during the six months ended June 30, 2020 and June 30, 2019 differed from the statutory rate primarily due to stock-based compensation expense and state tax rates.

Net Loss
Net loss for the six months ended June 30, 2020 was $58.8 million as compared to net loss of $7.5 million for the six months ended June 30, 2019. The increase in net loss of $51.3 million was primarily due to a decrease in revenues of $31.8 million, increases in costs of services of $21.4 million, increases in general and administrative expenses of $21.2 million, and increases in depreciation expense of $2.1 million, offset by decreases in interest expense of $16.2 million, increases in the benefit for income taxes of $8.9 million, and increases in interest income of $69 thousand as explained in the sections above.
Results of Operations for the Years Ended December 31, 2019 and December 31, 2018
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenues
Network Services	$314,510	$363,510	$(49,000)	(13.5)%
Analytics-Based Solutions	561,525	584,998	(23,473)	(4.0)%
Payment Integrity Solutions	106,866	92,375	14,491	15.7%
Total Revenues	982,901	1,040,883	(57,982)	(5.6)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	115,827	115,920	(93)	(0.1)%
Access and bill review fees	15,996	16,735	(739)	(4.4)%
Other	17,784	16,808	976	5.8%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	144	0.1%
General and administrative expenses	75,225	77,558	(2,333)	(3.0)%
Depreciation expense	55,807	52,268	3,539	6.8%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	368,209	427,541	(59,332)	(13.9)%
Interest expense	376,346	383,261	(6,915)	(1.8)%
Interest income	(196)	(51)	(145)	N/M
Gain on repurchase and cancellation of notes	(18,450)	—	(18,450)	N/M
Net income before income taxes	10,509	44,331	(33,822)	(76.3)%
Provision for income taxes	799	8,108	(7,309)	(90.1)%
Net income	$9,710	$36,223	$(26,513)	(73.2)%

N/M = Not meaningful
Revenues
Revenues for the year ended December 31, 2019 were $982.9 million as compared to revenues of $1,040.9 million for the year ended December 31, 2018, representing a decrease of $58.0 million, or 5.6%. This decrease in revenues was attributed to declines in Network Services revenues of $49.0 million and Analytics-Based Solutions revenues of $23.5 million, offset by growth in our Payment Integrity Solutions revenues of $14.5 million.
For the year ended December 31, 2019, Network Services revenues were $314.5 million as compared to $363.5 million for the year ended December 31, 2018, representing a decrease of $49.0 million or 13.5%. This decrease was primarily due to decreases in complementary network revenues of $35.5 million, or 16.6%, and decreases in primary network revenues of $13.5 million, or 9.0%. Complementary network revenues declined primarily due to declines in volumes of some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products. The remaining declines in complementary network revenues were from regional health plans and TPAs under financial pressure to reduce administrative costs, even at the expense of medical cost savings, and they implemented in-house programs to reduce costs. Of the $13.5 million decline in primary network revenues, $3.8 million was due to our decision to exit one of our specialty network programs because the program was small and not part of our core suite of products. The remaining $9.7 million decline in primary network revenues was due to volume declines in Medicaid network customers as two payors lost their government contracts at the end of 2018 and $4.2 million of revenue declines as small group health customers stopped accessing the MultiPlan network.
For the year ended December 31, 2019, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $561.5 million as compared to $585.0 million for the year ended December 31, 2018, representing a decrease of $23.5 million, or 4.0%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Financial Negotiations revenues of $21.3 million, or 14.6% and decreases in Medical Reimbursement Analytics revenues of $2.2 million, or 0.5%. Declines in Financial Negotiations revenues were due to some customers moving their claims from the Financial Negotiations product to the Medical Reimbursement Analysis products. While several of our customers moved a significant number of claims from the Network Services product to Analytics-Based Solutions, there was an aggregate decline in Analytics-Based Solutions claims and revenues as a result of a change in claims practice by certain customers beginning in the third quarter of 2018. This change in claims practice resulted in an approximately $50 to $60 million decline in revenues for the year ended December 31, 2019 as compared to the prior year, however, claims and revenue from such customers began to stabilize by the end of 2019. We also experienced slower than expected growth in our Analytics-Based Solutions for the year ended December 31, 2019 resulting from implementation issues at certain customers due to the need to revise their internal policies and/or update their end-user plan documentation.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the year ended December 31, 2019, were $149.6 million, as compared to costs of services of $149.5 million for the year ended December 31, 2018, representing an increase of $0.1 million or 0.1%. The increase in 2019 costs of services was primarily due to increases in other expenses of $0.9 million primarily due to increases in facilities expenses as a result of increases in office space rented and rent increases, offset by decreases in personnel expenses of $0.1 million and access and bill review fees of $0.7 million.
Personnel expenses, including contract labor, were $115.8 million for the year ended December 31, 2019, as compared to $115.9 million for the year ended December 31, 2018, representing a decrease of $0.1 million or 0.1%. This decrease was primarily due to reductions in stock-based compensation of $8.1 million, offset by increases in bonuses, commissions, and fringe benefits of $8.1 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Access and bill review fees for the year ended December 31, 2019 were $16.0 million, as compared to $16.7 million for the year ended December 31, 2018, representing a decrease of $0.7 million, or 4.4%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks, primarily due to reduced volume and a renegotiated agreement with one of our large leased networks.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2019 were $75.2 million as compared to $77.6 million for the year ended December 31, 2018, representing a decrease of $2.3 million or 3.0%. This decrease was primarily due to reductions in stock-based compensation of $11.5 million, offset by increases in other personnel expenses of $9.2 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Depreciation Expense
Depreciation expense was $55.8 million for the year ended December 31, 2019, as compared to $52.3 million for the year ended December 31, 2018, representing an increase of $3.5 million. This increase was due to $63.6 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2018.
Amortization of Intangible Assets
Amortization of intangible assets was $334.1 million for the years ended December 31, 2019 and December 31, 2018. This expense represents the amortization of intangible assets, as explained above and in the notes to the financial statements.
Interest Expense, Interest Income, and Gain on Repurchase and Cancellation of Notes
Interest expense was $376.3 million for the year ended December 31, 2019, as compared to $383.3 million for the year ended December 31, 2018, representing a decrease of $6.9 million or 1.8%. This decrease was primarily due to reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of the Senior PIK Notes as explained below and the combination of $100 million less term debt during most of 2019, as well as lower Term Loan G interest rates in the last half of 2019, offsetting higher interest rates that occurred in the first half of 2019, as compared to the comparable time periods in 2018. During third quarter 2019, the Company repurchased and cancelled $121.3 million of Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The write-off of debt issue costs and discount are included in interest expense. Interest income was $0.2 million for the year ended December 31, 2019, as compared to interest income of $51 thousand for the year ended December 31, 2018.
As of December 31, 2019, the Company’s long-term debt was $5,397.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $6.2 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $10.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $7.4 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $48.4 million. As of December 31, 2019, the Company’s total debt had an annualized weighted average interest rate of 6.3%. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.
As of December 31, 2018, the Company’s long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, the Company’s total debt had a weighted average interest rate of 6.7%.
Provision for Income Taxes
Net income before income taxes for the year ended December 31, 2019 of $10.5 million generated a provision for income taxes of $0.8 million with an effective tax rate of 7.6%. Net income before income taxes for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%. The Company’s effective tax rate during the 2019 and 2018 periods differed from the statutory rate primarily due to stock-based compensation expense and state tax rates. In 2018, there was a $4.9 million one-time non-cash benefit due to a change in state tax rates.
Net Income
Net income for the year-ended December 31, 2019 was $9.7 million as compared to net income of $36.2 million for the year-ended December 31, 2018. The decrease in net income of $26.5 million was primarily due to decreases in revenues of $58.0 million, increases in depreciation of $3.5 million, increase in costs of services of $0.1 million, offset by gain on the repurchase and cancellation of Notes of $18.5 million, decreases in general and administrative expenses of $2.3 million, decreases in interest expense of $6.9 million, decreases in the provision for income taxes of $7.3 million, and increases in interest income of $0.1 million, as explained in the sections above. During 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.
Results of Operations for the Years Ended December 31, 2018 and December 31, 2017
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2018	2017	$	%
Revenues
Network Services	$363,510	$415,759	$(52,249)	(12.6)%
Analytics-Based Solutions	584,998	584,925	73	0.0%
Payment Integrity Solutions	92,375	66,582	25,793	38.7%
Total Revenues	1,040,883	1,067,266	(26,383)	(2.5)%
Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	115,920	153,046	(37,126)	(24.3)%
Access and bill review fees	16,735	20,921	(4,186)	(20.0)%
Other	16,808	19,688	(2,880)	(14.6)%
Total Costs of Services (exclusive of depreciation and amortization of intangible assets shown below)	149,463	193,655	(44,192)	(22.8)%
General and administrative expenses	77,558	122,920	(45,362)	(36.9)%
Depreciation expense	52,268	53,002	(734)	(1.4)%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	427,541	363,636	63,905	17.6%
Interest expense	383,261	281,972	101,289	35.9%
Interest income	(51)	(9)	(42)	N/M
Loss on extinguishments and modification of debt	—	20,053	(20,053)	N/M
Net income before income taxes	44,331	61,620	(17,289)	(28.1)%
Provision for income taxes	8,108	(586,512)	594,620	101.4%
Net income	$36,223	$648,132	$(611,909)	(94.4)%

N/M = Not meaningful
Revenues
Revenues for the year ended December 31, 2018 were $1,040.9 million as compared to revenues of $1,067.3 million for the year ended December 31, 2017, representing a decrease of $26.4 million, or 2.5%. This decrease in revenues was attributed to declines in our Network Services revenues of $52.2 million, offset by increases in Payment Integrity Solutions revenues of $25.8 million.
For the year ended December 31, 2018, Network Services revenues were $363.5 million as compared to $415.8 million for the year ended December 31, 2017, representing a decrease of $52.2 million or 12.6%. This decrease was primarily due to decreases in complementary network revenues of $47.9 million, or 18.3% and decreases in primary network revenues of $4.3 million or 2.8%. Complementary network revenues declined primarily due to declines in volumes of several large customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products.

For the year ended December 31, 2018, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues remained relatively flat at $585.0 million as compared to $584.9 million for the year ended December 31, 2017, representing an increase of $0.1 million. Even though several large customers moved claims from Network Services to Analytics-Based Solutions, the revenues remained relatively flat as a result of some of our large customers having implementation and contractual issues with their clients related with using some of our Analytics-Based Solutions. These customers stopped implementation of some of our Analytics-Based Solutions until the implementation and contractual issues were resolved, reducing our overall claim volume.
For the year ended December 31, 2018, Medical Reimbursement Analytics revenues were $439.4 million as compared to $396.1 million for the year ended December 31, 2017, representing an increase of $43.3 million, or 10.9%. For the year ended December 31, 2018, Financial Negotiations revenues were $145.6 million as compared to $188.8 million for the year ended December 31, 2017, representing a decrease of $43.2 million, or 22.9%. These changes were due to a shift in claims from Financial Negotiations products to Medical Reimbursement Analytics products resulting in the increase in Medical Reimbursement Analytics revenues which offset reductions in Financial Negotiations revenues.
For the year ended December 31, 2018, revenues from our Payment Integrity Solutions were $92.4 million as compared to $66.6 million for the year ended December 31, 2017, representing an increase of $25.8 million or 38.7%. This increase was due to strategic growth in this service line.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the year ended December 31, 2018 were $149.5 million as compared to costs of services of $193.7 million for the year ended December 31, 2017, representing a decrease of $44.2 million, or 22.8%. This decrease was primarily due to a decrease in personnel expenses of $37.1 million and decreases in access and bill review fees of $4.2 million.
Personnel expenses, including contract labor, were $115.9 million for the year ended December 31, 2018, as compared to $153.0 million for the year ended December 31, 2017, representing a decrease of $37.1 million or 24.3%. This decrease was primarily due to a $23.7 million reduction in stock-based compensation and $13.4 million reduction in other personnel expenses primarily in employee compensation, including reductions in bonuses and commissions and related fringe benefits. The reduction in stock-based compensation was a result of the semi-annual valuation as of December 31, 2018 which included a change in the method of computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the year ended December 31, 2018. No discount for lack of marketability of the Units was incorporated for the year ended December 31, 2017.
Access and bill review fees for the year ended December 31, 2018 were $16.7 million, as compared to $20.9 million for the year ended December 31, 2017, representing a decrease of $4.2 million, or 20.0% primarily due to decreases in network access fees for accessing non-owned third-party provider networks, partially as a result of reduced volume and partially as a result of renegotiating the agreement with one larger accessed network.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2018 were $77.6 million as compared to $122.9 million for the year ended December 31, 2017, representing a decrease of $45.4 million or 36.9%. This decrease was primarily due to reductions in personnel expenses of $34.2 million including reductions in stock-based compensation of $22.4 million, as explained above, and reductions in other personnel expenses of $11.8 million primarily in employee compensation, including bonuses and commissions and related fringe benefits. Additionally, there were reductions in transactions costs of $3.4 million primarily related to the Term Loan G repricing that occurred on June 12, 2017 and the issuance of Senior PIK Notes on November 21, 2017, as well as reductions in legal expenses of $1.5 million in the normal course of business and reductions in consulting expenses of $4.7 million primarily IT consultants.
Depreciation Expense
Depreciation expense was $52.3 million for the year ended December 31, 2018, as compared to $53.0 million for the year ended December 31, 2017, representing a decrease of $0.7 million. This decrease was due to the retirement of assets during the year, offset by an increase in depreciation due to $60.7 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2017.
Amortization of Intangible Assets
Amortization of intangible assets was $334.1 million for the years ended December 31, 2018 and 2017. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.
Interest Expense and Interest Income
Interest expense was $383.3 million for the year ended December 31, 2018, as compared to $282.0 million for the year ended December 31, 2017, representing an increase of $101.3 million or 35.9%. This increase was primarily due to a $100.2 million increase in interest expense on the Senior PIK Notes issued on November 21, 2017. Interest income was $51 thousand for the year ended December 31, 2018, as compared to $9 thousand for the year ended December 31, 2017.
As of December 31, 2018, the Company’s long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, the Company’s total debt had a weighted average interest rate of 6.7%.
As of December 31, 2017, the Company’s long-term debt was $5,835.7 million and included (i) $3,055.0 million Term Loan G, discount of $9.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $14.1 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $12.8 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $71.4 million. As of December 31, 2017, the Company’s total debt had a weighted average interest rate of 6.2%.
Provision for Income Taxes
Pre-tax income from continuing operations for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%, as compared to pre-tax income from continuing operations for the year ended December 31, 2017 of $61.6 million which generated a benefit for income taxes of $586.5 million, primarily due to changes in the tax rates due to the recently enacted Tax Cuts and Jobs Act of 2017 (the “TCJA”). The Company’s effective tax rate during 2018 differed from the statutory rate primarily due to stock-based compensation expense and state taxes, which includes a $4.9 million one-time non-cash benefit for change in state tax rates. The Company’s effective tax rate during 2017 differed from the statutory rate primarily due to state taxes, stock-based compensation expense and the rate change due to the TCJA resulting in a non-cash benefit of approximately $630.0 million as a result of the re-measurement of the Company’s deferred income taxes.
Net Income
Net income for the year ended December 31, 2018 was $36.2 million as compared to $648.1 million for the year ended December 31, 2017. The decrease in net income of $611.9 million was primarily due to decreases in the benefit for income taxes of $594.6 million, and decreases in revenues of $26.4 million, and increases in interest expense of $101.3 million, offset by the reduction in the loss on the extinguishments and modification of debt of $20.1 million, decreases in costs of services of $44.2 million, decreases in general and administrative expenses of $45.4 million, and increases in interest income of $42 thousand, and decreases in depreciation of $0.7 million, as explained in the sections above.
Liquidity and Capital Resources
As of June 30, 2020, we had cash and cash equivalents of $178.9 million. As of June 30, 2020, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and

$98.2 million of loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits. In March 2020, $98.0 million of borrowings were activated on our Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.
As of December 31, 2019, we had cash and cash equivalents of $21.8 million. As of December 31, 2019, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits.
Our primary sources of liquidity will be internally generated funds combined with our borrowing capacity under our Revolver G. We believe that these sources will provide sufficient liquidity for us to meet our working capital, capital expenditure and other cash requirements for at least the next twelve months. The Company may from time to time at our sole discretion, purchase, redeem or retire our 7.125% Senior Notes and Senior PIK Notes, through tender offers, in privately negotiated or open market transactions or otherwise. We plan to finance our capital expenditures with cash from operations. Furthermore, our future liquidity and future ability to fund capital expenditures, working capital and debt requirements are also dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control, including the ability of financial institutions to meet their lending obligations to us. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent we require additional liquidity as a result of these factors or in order to execute our strategy, it would be financed either by borrowings under our new senior secured credit facilities, by other indebtedness, additional equity financings or a combination of the foregoing. We may be unable to obtain any such additional financing on reasonable terms or at all.
Cash Flow Summary
The following table is derived from our consolidated statements of cash flows:
	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945
Investing activities	$(34,866)	$(33,696)	$(66,414)	$(63,556)	$(60,709)
Financing activities	$34	$(100,087)	$(201,088)	$(245,150)	$(313,215)
Cash Flows from Operating Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
Cash flows from operating activities provided $191.9 million for the six months ended June 30, 2020 and $140.8 million for the six months ended June 30, 2019. This $51.0 million increase in cash flows from operating activities was primarily the result of changes in non-cash items of $77.7 million and changes in net working capital of $24.6 million, offset by an increase in net loss of $51.3 million. The increase in net loss during the six months ended June 30, 2020 as compared to June 30, 2019 was primarily the result of decreases in revenues and increases in costs of services, general and administrative expenses, depreciation expenses, offset by reductions in interest expense and increases in the benefit for income taxes and increases in interest income, as explained above.
The $77.7 million increase in non-cash items was primarily due to an increase in stock-based compensation of $41.9 million, deferred tax benefit of $29.7 million partially due to a retroactive change to the tax law as a result of the CARES Act, an increase in debt issuance costs of $2.5 million, increase in amortization of the right-of-use asset of $1.6 million and increase in depreciation of $2.1 million. The increase in debt issuance costs was primarily due to an out-of-period adjustment in the six months ended

June 30, 2020 to correct for the unrecognized debt issuance costs related to principal loan prepayments made in each of the years ended December 31, 2017, 2018 and 2019, as described above.
During the six months ended June 30, 2020, $11.3 million was provided by changes in working capital including decreases in net accounts receivable of $23.1 million primarily due to declines in year-over-year revenues and timing of collections, offset by increases in prepaid expenses and other assets of $0.4 million, increases in prepaid taxes of $5.6 million primarily due to a retrospective change in the tax law (See Note 5 to our unaudited condensed consolidated financial statements), decreases in operating lease obligation of $4.3 million and decreases in accounts payable and accrued expenses and other of $1.4 million.
During the six months ended June 30, 2019, $13.3 million was used by changes in working capital including increases in prepaid taxes of $15.8 million as a result of a retrospective tax adjustment resulting in overpaid taxes, decreases in accounts payable and accrued expenses and other of $14.2 million primarily due to decreases in accounts payable and accrued fringe benefits, and decreases in operating lease obligation of $2.5 million, offset by decreases in prepaid expenses and other assets of $19.0 million primarily due to declines in prepaid insurance and prepaid software and maintenance, and increases in net accounts receivable of $0.3 million.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
Cash flows from operating activities provided $284.3 million for the year ended December 31, 2019 and $292.3 million for the year ended December 31, 2018. This $8.0 million reduction in cash flows from operating activities was primarily the result of reductions in net income of $26.5 million adjusted for changes in non-cash items of $35.0 million, offset by changes in net working capital of $53.6 million. The reduction in net income of $26.5 million was primarily the result of reductions in revenues, gain on repurchase and cancellation of Notes, and reductions in the provision for income taxes, as explained above. Changes in non-cash items are primarily due to changes in the gain on repurchase and cancellation of Notes, as explained above, and stock-based compensation as a result of the semi-annual valuation as of December 31, 2019 and December 31, 2018, as explained above.
During the year ended December 31, 2019, $15.9 million was provided by changes in working capital including decreases in net accounts receivable of $5.3 million primarily due to declines in year-over-year revenues and timing of collections, decreases in prepaid expenses and other assets of $0.8 million, and increases in accounts payable and accrued expenses and other of $11.3 million primarily due to an increase accrued employee compensation $13.4 million of accrued compensation, offset by increases in prepaid taxes of $1.4 million.
During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
For the year ended December 31, 2018 as compared to the year ended December 31, 2017
Cash flows from operating activities provided $292.3 million for the year ended December 31, 2018 and $368.9 million for the year ended December 31, 2017. This $76.6 million decrease in cash flows from operating activities was primarily the result of reductions in net income of $611.9 million and changes in net working capital of $7.5 million, offset by changes in non-cash items of $542.7 million including a $606.8 million reduction in deferred tax benefit. During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
During the year ended December 31, 2017, $30.1 million was used in operating activities for changes to working capital, including increases in accounts receivable of $28.9 million, increases in prepaid and other assets of $1.6 million, increases in prepaid taxes of $5.1 million as a result of the TCJA which reduced the statutory rate resulting in taxes being overpaid, and increases in accounts payable and other accrued expenses of $5.5 million primarily due to an increases in accrued compensation. Accounts receivable increased primarily due to an increase in revenues of $78.8 million or 8.0% in the year ended December 31, 2017 as compared to the year ended December 31, 2016.
Cash Flow from Investing Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
For the six months ended June, 2020, net cash of $34.9 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the six months ended June 30, 2019, net cash of $33.7 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $1.2 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
For the year ended December 31, 2019, net cash of $66.4 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.8 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
For the year ended December 31, 2018 as compared to the year ended December 31, 2017
For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2017, net cash of $60.7 million was used for investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.9 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
Cash Flow from Financing Activities
For the six months ended June 30, 2020 as compared to June 30, 2019
Cash flows provided by financing activities for the six months ended June 30, 2020 were $34 thousand consisting of $34 thousand of net borrowings on capital leases and $98.0 million of borrowings and repayments on the Revolver G taken as a precautionary measure due to the uncertainty of the COVID-19 pandemic. The Revolver G and associated interest was repaid on June 25, 2020.
Cash flows used in financing activities for the six months ended June 30, 2019 were $100.1 million consisting of $100.0 million of prepayments on our Term Loan G and $0.1 million net payments on capital leases.

For the year ended December 31, 2019 as compared to December 31, 2018
Cash flows used in financing activities for the year ended December 31, 2019 were $201.1 million primarily consisting of $100.0 million of prepayments on our Term Loan G and $101.0 million for the repurchase of Senior PIK Notes.
Cash flows used in financing activities for the year ended December 31, 2018 were $245.2 million primarily consisting of $245.0 million of prepayments on our Term Loan G. In addition, there was $5.0 million of borrowings on and repayments of our Revolver G.
For the year ended December 31, 2017
Cash flows used in financing activities for the year ended December 31, 2017 were $313.2 million consisting of $165.0 million of repayments of long-term debt, $1,287.0 million of proceeds from the issuance of Senior PIK Notes, $1,323.0 million of distribution of capital to shareholders, $96.7 million Class B Unit distribution in excess of vesting, $15.3 million for payment of debt issue costs, and $0.2 million of net payments on capital leases.
Term Loans and Revolvers
On June 7, 2016, in conjunction with the acquisition of the Company by affiliates of H&F, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating the Term Loan G and settled all other outstanding term loans. The company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the capital stock of each of its Subsidiaries.
Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million recorded as loss on extinguishment of debt, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.
On July 2, 2020 the Company, the administrative agent and the revolving credit lenders agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022.
For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.
Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017 respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Senior Notes
On June 7, 2016 the Company sold $1.1 billion of 7.125% Senior Notes. The 7.125% Senior Notes are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold $460.0 million of additional 7.125% Senior Notes at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of 7.125% Senior Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.
The interest rate on the 7.125% Senior Notes is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Senior Notes was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying statements of income and comprehensive income.
The Company sold Senior PIK Notes of $1.3 billion on November 21, 2017. The Senior PIK Notes were issued with a 1.0% discount and will mature on December 1, 2022. The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statements of income and comprehensive income.
During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Debt covenants and events of default
The Company is subject to certain affirmative and negative debt covenants under the debt agreements governing the Term Loan G, the Revolver G, the 7.125% Senior Notes and the Senior PIK Notes that limit the Company and its subsidiaries the ability to engage in specific types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

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pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

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make certain loans, investments or other restricted payments;

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transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

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guarantee indebtedness or incur other contingent obligations;

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consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

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engage in transactions with the Company’s affiliates.

In addition, solely with respect to the Revolver G the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. Our consolidated first lien debt to consolidated EBITDA ratio was 3.52 times, 3.58 times, and 3.4 times as of June 30, 2020 and December 31, 2019 and 2018, respectively. As of June 30, 2020 and December 31, 2019 and 2018 the Company was in compliance with all of the debt covenants.
The debt agreements governing the Term Loan G, the Revolver G, the 7.125% Senior Notes and the Senior PIK Notes contain customary events of default, subject to grace periods and exceptions, which include, among others, payment defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, material judgments, and, in the case of the debt agreement governing the Term Loan G and the Revolver G, any change of control. Upon the occurrence of an event of default under such debt agreements, the lenders and holders of such debt will be permitted to accelerate the loans and terminate the commitments, as applicable, thereunder and exercise other specified remedies available to the lenders and holders thereunder.
Contractual Obligations
As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:
	Payments Due by Period
($ in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,710,000	$—	$2,710,000	$—	$—
7.125% notes due 2024	1,560,000	—	—	1,560,000	—
Senior PIK Notes	1,178,727	—	1,178,727	—	—
Finance lease obligations	187	86	101	—	—
Operating lease obligations	36,607	11,226	23,560	1,821	—
Total contractual obligations	$5,485,521	$11,312	$3,912,388	$1,561,821	$—

(1)
Reflects principal amounts, not adjusted for any discounts or premiums.

Critical Accounting Policies
A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”). Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases these determinations upon the best information available to it during the period in which the Company accounts for its financial condition and results. The Company’s estimates and assumptions could change materially as conditions within and beyond its control change or as further information becomes available. The Company records changes in its estimates in the period the change occurs.
The following is a discussion of the Company’s critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets, liabilities, revenues and expenses.
Revenue Recognition
We derive revenues from contracts with customers by selling various cost containment services and solutions. Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
See Note 2 to our annual consolidated financial statements included elsewhere in this proxy statement for further discussion.
Goodwill
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
The Company assesses the impairment of its goodwill at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:
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significant underperformance relative to historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

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significant negative industry or economic trends; and

•
significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment at the reporting unit level. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill for impairment and determined no impairment existed as of June 30, 2019.
The following table shows the range of significant assumptions in the development of the goodwill assessment:
For the Year Ended December 31,
Range of Significant Unobservable Inputs	2019	2018	2017
Long term growth rate	2.75% to 3.25%	2.75% to 3.25%	2.75% to 3.25%
Discount rate	9.75% to 10.25%	10.25% to 10.75%	9.75% to 10.25%
Public company EBITDA multiples	10.0x to 11.0x	10.0x to 12.0x	10.0x to 12.0x
Acquisition EBITDA multiples	11.0x to 12.0x	11.0x to 12.0x	11.0x to 12.0x
The Company is not aware of any triggering events subsequent to the impairment review, and concluded no impairment exists as of June 30, 2020 and December 31, 2019.

Stock-Based Compensation
Stock-based compensation expense includes costs associated with Units awarded to certain members of key management. Stock-based compensation is measured at the grant date based on the fair value of the Unit and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the Unit. The fair value of the Units is remeasured at each reporting period. Based on this put right available to the employee participants, stock-based compensation Units have been accounted for as liability classified within Holdings’ consolidated financial statements and the Company recorded these Units within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.
Each individual award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. The liquidity dates represent the amount of time that Units granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the US Treasury constant maturity yield commensurate with the remaining term for each liquidity date assumption. Expected volatility is estimated based on the re-levered equity volatility. Additionally, we estimate the discount for lack of marketability for privately held securities using the average rate protective put method that estimates the discount based on the average price over the restriction period rather than based on the final price. On a quarterly basis with our valuation, we will continue to evaluate the necessity of a discount for lack of marketability. If at such a time that these are no longer privately held securities and shares are available on an open market, this discount will not be necessary.
See Note 14 of the annual consolidated financial statements for further discussion.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company evaluates a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, any changes in current tax law, such as the CARES Act that was signed into law on March 27, 2020, the TCJA and available tax planning strategies.
The CARES Act included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of

Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the six months ended June 30, 2020 the Company has recorded an adjustment to increase our net deferred tax liability by $32.4 million related to 2019. The other aspects of the CARES Act did not have a material effect to the Company.
Additionally, the TCJA included significant changes to the Internal Revenue Code which impacts the Company’s deferred income taxes. The technical provisions effective in 2018 included, among others, the interest expense deduction limitations on both unrelated and related party debt, new deemed foreign income inclusions under Global Intangible Low-Taxed Income regime, the Foreign Derived Intangible Income deduction for goods and services produced in the U.S. and sold to foreign customers as well as the repeal of the Code Section 199 deduction. There is also a limitation on the utilization of net operating losses (“NOLs”) arising in taxable years beginning after December 31, 2017 to 80% of taxable income with an indefinite carryforward (provided the CARES Act temporarily removed this 80% limitation for NOL carryforwards to taxable years beginning prior to January 1, 2021 and allowed a five-year carryback for NOLs arising in taxable years beginning after December 31, 2017 and prior to January 1, 2021), the Corporate Alternative Minimum Tax was repealed and certain investments in new and used property made after September 27, 2017 may be fully expensed. The Company analyzed the various aspects of the TCJA and the main impact during the year ended December 31, 2018 is the interest expense limitation and reduction of the tax rate. As of the fourth quarter ended December 31, 2019, the effects on the Company’s income tax related to the TCJA are final.
The Company evaluates a variety of factors on a regular basis to determine the recoverability of its deferred income tax assets. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. This includes the Company’s earnings history, current and projected future taxable income; expiration periods of the Company’s NOL carry forwards, the existence of taxable temporary differences and available tax planning strategies.
The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. We believe that our income tax reserves are adequate; however, amounts asserted by taxing authorities could be greater or less than amounts accrued and reflected in our consolidated balance sheets. Accordingly, we could record adjustments to the amounts for federal and state tax-related liabilities in the future as we revise estimates or we settle or otherwise resolve the underlying matters. In the ordinary course of business, we may take new positions that could increase or decrease our unrecognized tax benefits in future periods. To the extent that the tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. Management believes that the ultimate resolution of potential tax adjustments and contingencies will not have a material adverse effect on the Company’s financial condition, annual results of operations, or cash flows.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and

18% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.
Recent Accounting Pronouncements
See Notes to the consolidated financial statements for recent accounting pronouncements.
Quantitative and Qualitative Disclosure about Market Risk
As a result of our financing activities, we are exposed to market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt. Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.
Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We continuously monitor collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, we record a provision for estimated credit losses, as deemed appropriate.
While such credit losses have historically been within our expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future.
Interest Rate Risks.   We are exposed to changes in interest rates. Borrowings under our senior secured credit facilities are variable rate debt. Interest rate changes generally impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. A 100-basis point increase (decrease) in the variable interest rates under Term Loan G would result in a $27.2 million increase (decrease) in interest expense, per annum on our borrowings.
We may manage our exposure to fluctuations in interest rates with respect to our new senior secured credit facilities by entering into interest rate swap or cap agreements. From time to time, we have entered into interest rate swap and cap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments were used to mitigate interest rate or other risks, although to some extent they exposed us to market risks and credit risks. The Company currently has no derivative instruments and had no derivatives in 2019 and 2018.
We controlled the credit risks associated with these instruments through the evaluation of the creditworthiness of the counterparties. In the event that the counterparty failed to meet the terms of a contract or agreement then our exposure would have been limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements were executed with creditworthy financial institutions. As such, we considered the risk of nonperformance to be remote.
In July 2017 the United Kingdom Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. The effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere cannot be predicted. Such developments may cause LIBOR to perform differently than the past, including sudden or prolonged increases or decreases in LIBOR, or LIBOR may cease to exist resulting in the application of a successor base rate under our credit facilities. Either development could have unpredictable effects on our interest payment obligations, including an increase in interest payments under our credit facilities.
Internal Controls of Financial Reporting
In connection with the preparation of this proxy statement and our preparation for the audits of our consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting:

•
We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

•
We did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

Our remediation efforts will include the hiring of additional resources, with the requisite knowledge of accounting and financial reporting, sufficient to meet the needs of a public company in the United States. We will also develop and maintain formal accounting policies, procedures and controls for accounting and financial reporting. In addition, as of the date of proxy statement:
•
We have hired a Chief Accounting Officer with the requisite skills in public company financial reporting and whose employment with us will commence in September 2020.

•
We have engaged third-party consulting firms to help us review and develop formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

DESCRIPTION OF SECURITIES
The following summary of the material terms of Churchill’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the second amended and restated certificate of incorporation is attached as Annex B to this proxy statement. We urge you to read the second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of Churchill’s securities following the business combination.
Authorized and Outstanding Stock
The second amended and restated certificate of incorporation authorizes the issuance of shares of Churchill’s capital stock, each with a par value of $0.0001, consisting of (a) 1,500,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Churchill common stock are, and the shares of common stock issuable in connection with the business combination, the Common PIPE Investment and the Convertible PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the Churchill special meeting, there were (i) 110,000,000 shares of Churchill’s Class A common stock outstanding, (ii) 27,500,000 shares of Churchill’s Class B common stock outstanding, (iii) no shares of preferred stock outstanding, (iv) 23,000,000 private placement warrants outstanding and (v) 27,500,000 public warrants outstanding.
Pursuant to the terms of Churchill’s current certificate of incorporation, issued and outstanding shares of Churchill’s Class B common stock will automatically convert into an equal number of shares of Churchill’s Class A common stock upon the consummation of the business combination. The Sponsor and the Insiders have waived any adjustment to the exchange ratio upon conversion of the Churchill’s Class B common stock into Churchill’s Class A common stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the second amended and restated certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of Churchill’s Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the second amended and restated certificate of incorporation, holders of Churchill’s Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Churchill Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Churchill, the holders of Churchill’s Class A common stock will be entitled to receive all the remaining assets of Churchill available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of Churchill and the holders of any outstanding shares of preferred stock have been satisfied.
Preemptive or Other Rights
The holders of Churchill’s Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Churchill’s Class A common stock.

Capital Stock Prior to the Business Combination
We are providing stockholders with the opportunity to redeem all or a portion of their public shares of Churchill’s Class A common stock upon the consummation of the business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, subject to the limitations described herein. The Sponsor and the Insiders have agreed to waive their redemption rights with respect to their shares of common stock in connection with the consummation of the business combination. The Sponsor and the Insiders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our common stock they may hold in connection with the consummation of the business combination.
The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. However, the participation of the Sponsor and the Insiders, or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.
The Sponsor and the Insiders have agreed to vote their shares of common stock in favor of the business combination and the other proposals described in this proxy statement. As of the date of filing this proxy statement, the Sponsor and our directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote “for” or “against” the business combination.
Pursuant to our current certificate of incorporation, if we are unable to consummate a business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Churchill Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within such completion window. The Sponsor and the Insiders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within the completion window. However, if the Sponsor or any of our officers, directors or any of their respective affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not complete our initial business combination and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of our public shares. Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our current certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window, unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the business combination, including interest not previously released to Churchill to pay its franchise and income taxes.
In the event of a liquidation, dissolution or winding up of Churchill after the consummation of a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to Churchill’s common stock, except that upon the consummation of the business combination, subject to the limitations described herein, Churchill will provide its public stockholders with the opportunity to redeem their shares of Churchill’s Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the business combination, including interest not previously released to Churchill to pay its franchise and income taxes.
Units
Each unit consists of one share of Churchill’s Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Churchill’s Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Upon the consummation of the business combination, Churchill intends to apply to continue the listing of its publicly traded Churchill’s Class A common stock and warrants on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively, upon the closing of the Transactions. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Founder Shares
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock in connection with the stockholder redemption and (iii) to be bound to certain other obligations as described therein. Additionally, 12,404,080 of the Sponsor’s shares of Churchill’s Class B common stock (including shares of Churchill’s Class A common stock issued upon conversion of the Churchill’s Class B common stock) and 4,800,000 private placement warrants will unvest as of the Closing Date and will revest at such time as, during the 4-year period starting on the 1-year anniversary of the Closing Date and ending on the 5-year anniversary of the Closing Date, the closing price of the Churchill’s Class A common stock exceeds $12.50 per share for any forty (40) trading days in a sixty (60) consecutive day period. Sponsor also agreed not to transfer such 4,800,000 private placement warrants until the eighteen (18) month anniversary of the Closing Date. Such founder shares and private placement warrants that do not re-vest on or before the fifth anniversary of our initial business combination will be forfeited and cancelled. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”
The shares of Churchill’s Class B common stock will automatically convert into shares of Churchill’s Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment as provided herein. As additional shares of Churchill’s Class A common stock are to be issued in excess of the amounts sold in our initial public offering in connection with the proposed business combination, the Sponsor and the Insiders have waived their rights to have the ratio at which shares of Churchill’s Class B common stock were to convert into shares of Churchill’s Class A common stock be adjusted so that the number of shares of Churchill’s Class A common stock issuable upon conversion of all shares of Churchill’s Class B common stock equaled, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of our initial public offering plus all shares of Churchill’s Class A common stock issued in connection with the proposed business combination (net of the number of shares of Churchill’s Class A common stock redeemed in connection with the proposed business combination), excluding any shares issued to existing MultiPlan Parent shareholders in the proposed business combination and the working capital warrants. Pursuant to the terms of the Sponsor Agreement, the Sponsor agreed to forego any adjustment to the conversion ratio in connection with the Transactions for its shares of Churchill’s Class B common stock and, as a result, the shares of Churchill’s Class B common stock will automatically convert into shares of Churchill’s Class A common stock on a one-for-one basis at the closing of the Transactions.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) (i) if the initial business combination does not close, until the earlier of  (A) one year after the completion of our initial business combination, (B) subsequent to our initial business combination, if the closing price of Churchill’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after our initial business combination and (C) following the completion of our initial business combination, such future date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) if the initial business combination does close, until eighteen months from the date of such closing.
Preferred Stock
Our current certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Churchill Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Churchill Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Churchill Board is to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this proxy statement. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.
Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one share of Churchill’s Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Churchill IPO and thirty (30) days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Churchill’s Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Churchill’s Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Churchill’s Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Churchill’s Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we are not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Churchill’s Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within sixty (60) business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Churchill’s Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Churchill’s Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if Churchill’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash.   Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of Churchill’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Churchill’s Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise.   If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Churchill’s Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Churchill’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Churchill’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the Churchill’s Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Churchill’s Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Churchill’s Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of Churchill’s Class A common stock is increased by a stock dividend payable in shares of Churchill’s Class A common stock, or by a split-up of shares of Churchill’s Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Churchill’s Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Churchill’s Class A common stock. A rights offering to holders of Churchill’s Class A common stock entitling holders to purchase shares of Churchill’s Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Churchill’s Class A common stock equal to the product of  (1) the number of shares of Churchill’s Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Churchill’s Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Churchill’s Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Churchill’s Class A common stock, in determining the price payable for Churchill’s Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of Churchill’s Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Churchill’s Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Churchill’s Class A common stock on account of such shares of Churchill’s Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Churchill’s Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Churchill’s Class A common stock in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of Churchill’s Class A common stock if we do not complete our initial business combination within the completion window or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Churchill’s Class A common stock in respect of such event.
If the number of outstanding shares of Churchill’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Churchill’s Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Churchill’s Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Churchill’s Class A common stock.
Whenever the number of shares of Churchill’s Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Churchill’s Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Churchill’s Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Churchill’s Class A common stock (other than those described above or that solely affects the par value of such shares of Churchill’s Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Churchill’s Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Churchill’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Churchill in connection with redemption rights held by its stockholders as provided for in Churchill’s current certificate of incorporation or as a result of the redemption of shares of Churchill’s Class A common stock by Churchill if a proposed initial business combination is presented to its stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Churchill’s Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Churchill’s Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Churchill’s Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. If you hold warrants, you should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement pertaining to the Churchill IPO, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Churchill’s Class A common stock and any voting rights until they exercise their warrants and receive shares of Churchill’s Class A common stock. After the issuance of shares of Churchill’s Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The private placement warrants (including the Churchill’s Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until (i) subject to the closing of the business combination with MultiPlan, with respect to 4,800,000 private placement warrants and pursuant to the terms of the Investor Rights Agreement, 18 months after the completion of our initial business combination and (ii) with respect to all other private placement warrants (or in the event the closing of the business combination with MultiPlan does not occur), thirty (30) days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Churchill’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Churchill’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the Churchill’s Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us funds pursuant to that certain promissory note, dated July 12, 2020. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account will be used to repay such loaned amounts. Up to $1,500,000 of the principal amount of such promissory note may be convertible into warrants at a price of  $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants issued to the Sponsor.
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following consummation of the business combination) will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Churchill Board at such time. In addition, the Churchill Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account. Accordingly any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against Churchill and Churchill’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of Churchill’s Securities
Our public units, each of which consists of one share of Churchill’s Class A common stock, par value $0.0001 per share, and one-quarter of one public warrant, each whole public warrant entitling the holder thereof to purchase one share of Churchill’s Class A common stock, began trading on NYSE under the symbol “CCXX.U” on February 19, 2020. On April 2, 2020, we announced that holders of our public units could elect to separately trade the Churchill’s Class A common stock and the public warrants included in the public units, or to continue to trade the public units without separating them. On April 3, 2020, the Churchill’s Class A common stock and public warrants began trading on NYSE under the symbols “CCXX” and “CCXX.WS,” respectively. Each public warrant entitles the holder to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated February 13, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of Churchill’s Class A common stock and will become exercisable 30 days after the completion of an initial business combination. Our public warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in the Churchill IPO prospectus.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Churchill’s Class A common stock and public warrants as reported on NYSE for the periods presented.
	Common Stock(2)		Warrants(2)		Units(1)
Period	High	Low	High	Low	High	Low
2020:
Third Quarter(3)	$12.93	$10.16	$3.77	$1.57	$13.85	$10.51
Second Quarter	$11.70	$9.66	$3.38	$1.19	$11.78	$9.95
First Quarter	n/a	n/a	n/a	n/a	$10.59	$9.20

(1)
Churchill’s units began trading on the NYSE on February 19, 2020

(2)
Churchill’s Class A common stock and warrants began trading separately on the NYSE on April 2, 2020.

(3)
Through September 16, 2020.

On July 10, 2020, the last trading date before the public announcement of the Transactions, Churchill’s units, Churchill’s Class A common stock and public warrants closed at $11.42, $10.81 and $2.38, respectively.
Dividend Policy
Churchill has not paid any cash dividends on our common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon Churchill’s revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Churchill Board at such time. In addition, the Churchill Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Churchill regarding (i) the actual beneficial ownership of our common stock as of September 14, 2020 (pre-business combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the business combination (post-business combination), assuming that no public shares of Churchill are redeemed, and alternatively the maximum number of shares of Churchill are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will become a named executive officer or director of the post-combination company; and

•
all executive officers and directors of Churchill, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of (i) our common stock pre-business combination is based on 137,500,000 shares of common stock issued and outstanding as of September 14, 2020 and (ii) our common stock post-business combination is based on 686,800,000 shares of common stock issued and outstanding assuming that no public shares of Churchill are redeemed, and 602,200,000 shares of common stock issued and outstanding assuming that the maximum number of shares of Churchill are redeemed. The maximum number of shares of Churchill assumed to be redeemed is calculated as 110,000,000 public shares outstanding less 25,400,000 Covered Shares that will not be redeemed due to the Non-Redemption Agreements. The amount of shares of common stock issued and outstanding immediately following the business combination includes the 9,094,876 shares purchased by a subsidiary of MultiPlan Parent in August 2020.

Beneficial Ownership Table
			After the Business Combination
	Before the Business Combination		No Redemption		With Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned	Number of Shares	Percent Owned	Number of Shares	Percent Owned
Churchill Directors and Executive Officers Pre-business combination:
Michael Klein(2)	27,500,000(3)	20%	53,500,000(4)	7.5%	53,500,000(4)	8.5%
Jay Taragin	—	—	—	—	—	—
Jeremy Paul Abson(5)	—	—	—	—	—	—
Glenn R. August(5)(6)	—	—	41,111,550(16)	5.7%	41,111,550(16)	6.4%
Mike Eck(5)	—	—	—	—	—	—
Bonne Jonas(5)	—	—	—	—	—	—
Mark Klein	—	—	—	—	—	—
Malcom S. McDermid(5)	—	—	—	—	—	—
Karen G. Mills(5)	—	—	—	—	—	—
All directors and executive officers prior to the business combination as a group (nine individuals)	27,500,000(3)	20%	94,611,550	12.6%	94,611,550	14.2%
Churchill Five Percent Holders Pre-business combination:
Churchill Sponsor III LLC(3)	27,500,000(3)	20%	53,500,000(4)	7.5%	53,500,000(4)	8.5%
MPH Acquisition Holdings LLC(7)	9.094,876	6.6%	9.094,876	1.3%	9.094,876	1.5%
Wellington Management Group LLP(8)	14,782,346	10.8%	14,782,346	2.2%	14,782,346	2.5%
T. Rowe Price Associates, Inc.(9)	15,150,016	11.0%	15,150,016	2.2%	15,150,016	2.5%
Churchill Directors and Named Executive Officers Post-business combination:
Mark Tabak(10)(11)	—	—	13,952,312	2.0%	13,952,312	2.3%
David Redmond(11)	—	—	—	—	—	—
Dale White(11)	—	—	8,108,251	1.2%	8,108,251	1.3%
Jeff Doctoroff(11)	—	—	303,679	*	303,679	*
Michael Kim(11)	—	—	303,679	*	303,679	*
Glenn R. August(5)(6)	—	—	41,111,550(16)	5.7%	41,111,550(16)	6.4%
Richard Clarke(11)	—	—	—	—	—	—
Anthony Colaluca	—	—	—	—	—	—
Paul Emery(12)	—	—	—	—	—	—
Paul Galant(5)	—	—	—	—	—	—
Michael Klein(2)	27,500,000(3)	20%	53,500,000(4)	7.5%	53,500,000(4)	8.5%
Hunter Philbrick(12)(13)	—	—	—	—	—	—
Allen Thorpe(12)(13)	—	—	—	—	—	—
Bill Veghte(5)	—	—	—	—	—	—
All directors and executive officers post-business combination as a group (15 individuals)	27,500,000	20%	117,886,839	16.2%	117,886,839	18.3%
Churchill Five Percent Holders Post-business combination:
Churchill Sponsor III LLC	27,500,000(3)	20%	53,500,000(4)	7.5%	53,500,000(4)	8.5%
GIC Investor(14)			49,582,593	7.2%	49,582,593	8.2%
Green Equity Investors(13)			38,426,551	5.6%	38,426,551	6.4%
H&F Investors(15)	—	—	213,672,302	31.1%	213,672,302	35.5%
Oak Hill Advisors Entities(16)	—	—	41,111,550	5.7%	41,111,550	6.4%
Partners Group Entities(17)			30,291,371	4.4%	30,291,371	5.0%
The Public Investment Fund of The Kingdom of Saudi Arabia(18)	—	—	53,750,000	7.8%	53,750,000	8.9%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Churchill Capital Corp III, 640 Fifth Avenue, 12th Floor, New York, New York 10019.

(2)
Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. The shares beneficially owned by Churchill Sponsor III LLC may also be deemed to be beneficially owned by Mr. Klein.

(3)
Interests shown consist solely of shares of Churchill’s Class B common stock. Such shares will automatically convert into shares of Churchill’s Class A common stock at the closing of the business combination on a one-for-one basis.

(4)
Interests shown consist of (i) 29,000,000 shares of Churchill’s Class A common stock, including 1,500,000 shares of Class A common stock to be issued to KG in partial payment of the placement fee as described herein and (ii) 24,500,000 warrants (including 1,500,000 warrants to be issued in satisfaction of the Note) to purchase shares of Churchill’s Class A common stock. Each warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustment. 12,404,080 of such shares of Churchill’s Class A common stock and 4,800,000 of such warrants will unvest as of the closing of the Transactions and will revest at such time as, during the 4-year period starting on the 1-year anniversary of the closing of the Transactions and ending on the 5-year anniversary of the closing of the Transactions, the closing price of Churchill’s Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period.

(5)
Glenn R. August, Mike Eck, Paul Galant, Bonnie Jonas, Karen G. Mills and Bill Veghte have an economic interest in shares of Churchill’s common stock through his or her ownership of membership interests in the Sponsor, but do not beneficially own any of Churchill’s common stock. In addition, Jeremy Abson and Steve McDermid may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of TBG and Emerson, respectively, having membership interests in the Sponsor, and Mr. Abson and Mr. McDermid’s respective affiliation with such entities. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals set forth in this proxy statement, Churchill’s stockholders should consider these interests. The economic interest (or deemed economic interest) of these individuals in the founder shares held by the Sponsor are as shown below:

Founder Shares
Jeremy Abson	294,985
Glenn R. August	3,933,137
Mike Eck	294,985
Paul Galant	294,985
Bonnie Jonas	294,985
Karen G. Mills	294,985
Malcom S. McDermid	786,672
Bill Veghte(A)	594,985

(A)
300,000 of Mr. Veghte’s founder shares will be paid to him by the Sponsor in recognition of his continued service in connection with the Transactions.

(6)
Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P. The interests beneficially owned by the Oak Hill Advisors Entities may also be deemed to be beneficially owned by Mr. August. Mr. August disclaims beneficial ownership of Churchill’s common shares beyond his pecuniary interest in the Oak Hill Advisors Entities for purposes of Section 16 under the Exchange Act.

(7)
Based on a Schedule 13D filed by MPH Acquisition Holdings LLC with the SEC on August 28, 2020 (the “MultiPlan 13D”) on behalf of itself and MPH Acquisition Corp., Polaris Intermediate Corp.,

Polaris Parent Corp., Polaris Investment Holdings, L.P. and Polaris Investment Holdings GP, LLC (collectively, the “MultiPlan Entities”). As of August 28, 2020, the MultiPlan Entities beneficially owned an aggregate of 9,094,876 shares of Churchill’s Class A common stock. Pursuant to the MultiPlan 13D: the managing member of MPH Acquisition Holdings LLC is MPH Acquisition Corp.; the sole stockholder of MPH Acquisition Corp. is Polaris Intermediate Corp.; the sole stockholder of Polaris Intermediate Corp. is Polaris Parent Corp.; the sole stockholder of Polaris Parent Corp. is Polaris Investment Holdings, L.P.; and the general partner of Polaris Investment Holdings, L.P. is Polaris Investment Holdings GP, LLC. Pursuant to the MultiPlan 13D, the principal office of each of the MultiPlan Entities except Polaris Investment Holdings GP, LLC is located at 115 Fifth Avenue, New York, NY 10003 and the principal office of Polaris Investment Holdings GP, LLC is located at 415 Mission Street, Suite 5700, San Francisco, CA 94105.
(8)
Based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on August 10, 2020 (the “Wellington 13G”) on behalf of itself and Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Entities”). As of August 10, 2020, the Wellington Entities beneficially owned an aggregate of 14,782,346 shares of Churchill’s Class A common stock. Pursuant to the Wellington 13G, the principal office of each of the Wellington Entities is located at 280 Congress Street, Boston, MA 02210.

(9)
Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on September 10, 2020 (the “T. Rowe Price 13G”) on behalf of itself and T. Rowe Price Mid-Cap Growth Fund, Inc. (collectively, the “T. Rowe Price Entities”). As of September 10, 2020, the T. Rowe Price Entities beneficially owned an aggregate of 15,150,016 shares of Churchill’s Class A common stock. Pursuant to the T. Rowe Price 13G, the principal office of each of the T. Rowe Price Entities is located at 100 E. Pratt Street, Baltimore, MD 21202.

(10)
Interests shown consist of: (i) 5,020,552 shares of Churchill’s Class A common stock held by Mr. Tabak; (ii) 4,465,880 shares of Churchill’s Class A common stock held by the Lauren Fass 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee; and (iii) 4,465,880 shares of Churchill’s Class A common stock held by the Lindsay Levin 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee.

(11)
Business address is 115 Fifth Avenue, New York, New York 10003.

(12)
Business address is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(13)
Interests shown consist of 23,462,796 shares of Churchill’s Class A common stock to be held by Green Equity Investors VI, L.P. and 13,983,869 shares of Churchill’s Class A common stock to be held by Green Equity Investors Side VI, L.P. (each a “Green Equity Investor”). Voting and investment power with respect to the shares held by the Green Equity Investors is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount. Each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(14)
Interests shown consist of 49,582,593 shares of Churchill’s Class A common stock to be directly held by Viggo Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(15)
Interests shown consist of 112,524,875 shares of Churchill’s Class A common stock to be directly held by Hellman & Friedman Capital Partners VIII, L.P., 50,501,354 shares of Churchill’s Class A common stock to be directly held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,543,693 shares of Churchill’s Class A common stock to be directly held by HFCP VIII (Parallel-A), L.P., 2,951,833 shares of Churchill’s Class A common stock to be held by H&F Executives VIII, L.P. and 496,407 shares of Churchill’s Class A common stock to be directly held by H&F Associates VIII, L.P. (collectively, the “H&F VIII Funds”) and 37,654,139 shares of Churchill’s Class A common stock to be directly held by H&F Polaris Partners, L.P. (“Polaris Partners” and, collectively with the H&F VIII Funds, the “H&F Investors”). H&F Polaris Partners GP, LLC (“Polaris Partners GP”) is the general partner of Polaris Partners. Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP. Hellman & Friedman Investors VIII, L.P. (“H&F Investors VIII”) is the general partner of the H&F VIII Funds. H&F Corporate Investors VIII, Ltd. (“H&F VIII”) is the general partner of H&F Investors VIII. As the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII. The board of directors of H&F VIII consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe. Each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.
(16)
Interests shown to be held by entities advised and/or managed by Oak Hill Advisors, L.P. or its affiliate (each, an “Oak Hill Advisors Entity”). Interests shown consists of (i) 2,525,000 shares of Churchill’s Class A common stock to be acquired as part of the Common PIPE Investment, (ii) 125,000 Common PIPE Warrants to be acquired as part of the Common PIPE Investment and (iii) 38,461,550 shares of Churchill’s Class A common stock that may be acquired upon conversion of Convertible Notes. Each warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $12.50 per share, subject to adjustment. The Convertible Notes are convertible into shares of Churchill’s Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The business address for the Oak Hill Advisors Entities is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(17)
Interests shown consist of shares of Churchill’s Class A common stock to be held by two entities advised and/or managed by Partners Group AG or its affiliates (each a “Partners Group Entity”). 2,110,514 shares of Churchill’s Class A common stock are to be held by Partners Group Private Equity (Master Fund), LLC (“PG Master Fund”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company. Pursuant to an investment management agreement, Partners Group (USA) Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended, serves as the Fund’s investment adviser. Partners Group (USA) Inc. is 100% owned by Partners Group Holding AG, a Swiss public company. 28,180,860 shares of Churchill’s Class A common stock are held by Partners Group Client Access 17, L.P. (“PG CA 17”), a Cayman Islands exempted limited partnership. The general partner of PG CA 17 is Partners Group Cayman Management III Limited, which is 100% owned by Partners Group Holding AG, a Swiss public company. The business address for the Partners Group Entities is 1114 Avenue of the Americas, 37th Floor, New York, New York 10036.

(18)
Interests shown consists of (i) 51,250,000 shares of Churchill’s Class A common stock to be acquired as part of the Common PIPE Investment and (ii) 2,500,000 Common PIPE Warrants to be acquired as part of the Common PIPE Investment. Each warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $12.50 per share, subject to adjustment. The business address for The Public Investment Fund of the Kingdom of Saudi Arabia is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Churchill Related Party Transactions
In December 2019, the Sponsor purchased an aggregate of 17,250,000 shares of Churchill’s Class B common stock for an aggregate purchase price of  $25,000, or approximately $0.001 per share. On February 12, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock and on February 13, 2020, Churchill effected a stock dividend of approximately 0.1957 shares of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 27,500,000 shares of Churchill’s Class B common stock. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon completion of Churchill IPO.
The Sponsor also purchased an aggregate of 23,000,000 private placement warrants for a purchase price of  $1.00 per warrant in a private placement that occurred simultaneously with the closing of Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $23,000,000, based on the number of private placement warrants purchased. Each private placement warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of  $11.50 per share, subject to adjustment.
Glenn R. August, Michael Eck, Bonnie Jonas and Karen G. Mills, each of whom is a director of Churchill, has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. Each of Glenn R. August, Karen Mills, Michael Eck and Bonnie Jonas has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Jeremy Abson and Steve McDermid may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of TBG and Emerson, respectively, having membership interests in the Sponsor, and Mr. Abson and Mr. McDermid’s respective affiliation with such entities. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals set forth in this proxy statement, Churchill’s stockholders should consider these interests.
Churchill entered into an Administrative Services Agreement pursuant to which it pays an affiliate of its Sponsor a total of  $50,000 per month for office space, administrative and support services. Upon completion of Churchill’s initial business combination or its liquidation, it will cease paying these monthly fees.
The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Churchill’s audit committee reviews on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.
Churchill has engaged KG to act as Churchill’s financial advisor in connection with the Transactions and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill will pay KG a transaction fee of $15,000,000 and a placement fee of $15,500,000 (of which up to $15,000,000 shall be payable in shares of Churchill’s Class A common stock based on $10 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. Therefore, KG and Michael Klein have financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor. The engagement of KG and the payment of the fees described above have been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. KG intends to direct Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the Covid-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.
On July 12, 2020, Churchill issued a Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Mergers. The Sponsor has the option to convert any unpaid balance of the Note into the Working Capital Warrants, which entitle the holder to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of the private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Transactions. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”
Investor Rights Agreement
Churchill, the Sponsor, Holdings, H&F and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Churchill may be required to register up to approximately 523,000,000 shares of Churchill’s Class A common stock pursuant to the Investor Rights Agreement. Certain parties to the Investor Rights Agreement, including the Sponsor and H&F, have agreed not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock they hold or receive for certain time periods specified therein. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”
PIPE Investment
Funds affiliated with certain members of the Churchill Board have committed to invest in the PIPE Investment, including the following:
•
Churchill has entered into a Common Subscription Agreement with Garden State for an aggregate commitment of $85,000,000 in the Common PIPE Investment. Michael Klein manages and has an ownership interest in Garden State.

•
Churchill has entered into a Common Subscription Agreement with TBG for an aggregate commitment of $45,000,000 in the Common PIPE Investment. Jeremy Abson is the president of TBG.

•
Churchill has entered into Subscription Agreements with Oak Hill, for an aggregate commitment of (i) $25,000,000, in the Common PIPE Investment and (ii) $500,000,000 in the Convertible PIPE Investment. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill.

The Common PIPE Investment is being issued to Garden State, TBG and Oak Hill on the same terms and conditions as all other Common PIPE Investors and the Convertible PIPE Investment is being issued to Oak Hill on the same terms and conditions as all other Convertible PIPE Investors.
MultiPlan’s Related Party Transactions
Board Structure and Voting
The business and affairs of Holdings are managed by a board of directors (the “Holdings Board”) established by its general partner, Polaris Investment Holdings GP, LLC (the “General Partner”). The governance documents of Holdings provide that, prior to an initial underwritten public offering of equity securities of Holdings or one of its subsidiaries that directly or indirectly holds substantially all of the operating assets of Holdings and its subsidiaries (an “IPO”), the Holdings Board will be comprised of the following individuals:
•
the Chief Executive Officer of Holdings (the “CEO”);

•
up to four directors appointed by certain investment funds affiliated with Hellman & Friedman LLC (the “H&F Investors”) (the “H&F Director Designees”);

•
one director appointed by each of (i) investment funds and co-invest vehicles controlled by affiliates of C.V. Starr & Co., Partners Group (USA) Inc. and Cohen Private Ventures, LLC (collectively, the “Rollover Investors”) collectively (the “Rollover Investors”), (ii) Viggo Investment Pte. Ltd. (the “GIC Investor”) and (iii) certain investment funds affiliated with Leonard Green & Partners (“LGP”) (the “LGP Investors”); and

•
up to three independent directors appointed by the H&F Investors.

Each of the Rollover Investors (collectively), the GIC Investor and the LGP Investors will be entitled to designate one member of any board of directors of any subsidiary on which an H&F Director Designee is serving. The Holdings Board may establish from time to time any committees that it deems necessary and advisable. The members of the board of directors of MultiPlan Parent are the same as those of the Holdings Board.
Action of the Holdings Board (and the board of directors of any subsidiary of Holdings on which an H&F Director Designee serves) and any committee thereof will require the vote of a majority of the votes entitled to be cast by all of the directors of the Holdings Board (or such subsidiary board of directors or committee, as applicable). Prior to an IPO, as long as the H&F Investors own more Class A Units of Holdings than any other unitholder, the H&F Director Designees will have a majority of the votes entitled to be cast by all members of the Holdings Board (and the board of directors of any subsidiary of Holdings on which an H&F Director Designee serves) and any committee thereof. If the H&F Director Designees are no longer entitled to a majority of the voting power of the Holdings Board, then each director will have one vote.
On and after the consummation of an IPO, each director of the IPO entity will have one vote and the H&F investors will be entitled to nominate a majority of the directors as long as the H&F Investors both own at least 35% of the outstanding shares of common stock of the IPO entity and own more outstanding shares of the IPO entity than any other stockholder. After the H&F Investors are no longer entitled to nominate a majority of the directors, the H&F Investors will have the right to nominate a number of directors that is proportionate to its equity ownership (rounded up to the nearest whole director). Following an IPO, the CEO will also be nominated to serve on the board of directors of the IPO entity and each of the Rollover Investors (collectively), the GIC Investor and the LGP Investor will be entitled to nominate one director as long as certain ownership thresholds are maintained.
On July 12, 2020, Holdings entered into a Plan of Liquidation and Dissolution and Distribution Agreement, which, among other things, provides for (i) the wind up of business affairs of Holdings, (ii) on the day prior to the Closing Date, the distribution by Holdings of beneficial ownership of its MultiPlan Parent stock to Holdings’ equityholders, and (iii) on the Closing Date, the receipt and distribution by Holdings, as agent on behalf of Holdings’ equityholders, of the Closing Merger Consideration to Holdings’ equityholders.
Arrangements with Beneficial Owners of Holdings
In connection with the 2016 acquisition of the Company by the H&F Investors, certain other investors and certain members of management, the General Partner and Holdings entered into a unitholders agreement and a limited partnership agreement of Holdings, in each case with the H&F Investors, the GIC Investor, the LGP investors, each of the Rollover Investors, certain members of management, and certain other investors (the “Unitholders”). The unitholders agreement contains agreements with respect to, among other things, election of directors as summarized above, participation rights in equity and debt offerings, rights and restrictions relating to the issuance or transfer of units, including tag-along rights and drag-along rights, registration rights, information rights, indemnification rights, expense reimbursement and corporate governance provisions. The limited partnership agreement of Holdings sets forth, among other things, the class and type of units held by each Unitholder and the respective rights of each Unitholder to receive distributions of cash or other property of Holdings.
Upon the consummation of the Transactions, the unitholders agreement will be terminated.

For the three years ended December 31, 2019, MultiPlan reimbursed expenses and paid consulting fees to affiliates of the H&F Investors in an aggregate amount of $0.1 million. MultiPlan expects to incur additional expense reimbursement obligations and may incur other expenses in the year ended December 31, 2020.
Transactions with Change Healthcare Inc.
MultiPlan is party to certain ordinary course commercial arrangements with Change Healthcare Inc., which was an affiliate of the H&F Investors. During the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, MultiPlan paid Change Healthcare Inc. $5.6 million, $5.0 million, $3.8 million and $1.2 million, respectively, for services rendered. In addition, during the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, MultiPlan Parent recognized revenue from Change Healthcare Inc. of $2.8 million, $2.4 million, $2.4 million and $1.0 million, respectively, for use of MultiPlan’s healthcare cost management solutions.
Services Provided by Hub International Limited
During the three years ended December 31, 2019 and the six months ended June 30, 2020, MultiPlan has obtained insurance policies through Hub International Limited, which is an affiliate of the H&F Investors. As the insurance broker for such policies, Hub International Limited may have received commissions from the insurance carriers with which MultiPlan’s insurance policies were placed in excess of $120,000.
Services Provided by Good Harbor Security Risk Management LLC
MultiPlan is party to certain ordinary course commercial arrangements with Good Harbor Security Risk Management LLC, which is an affiliate of Richard Clarke, a member of the Holdings Board. For the three years ended December 31, 2019 and the six months ended June 30, 2020, MultiPlan paid Good Harbor Security Risk Management LLC an aggregate amount of $0.1 million in consulting and other fees.
Other Related Party Transactions
In the ordinary course of business, MultiPlan has in the past and may in the future enter into commercial arrangements with other entities that are affiliated with members of the Holdings Board, the H&F Investors, the Rollover Investors, the GIC Investor and/or the LGP Investors.

SECURITIES ACT RESTRICTIONS ON RESALE OF CHURCHILL’S SECURITIES
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Common Stock or warrants, as applicable, then outstanding; or

•
the average weekly reported trading volume of the Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of the date of this proxy statement, Churchill had 137,500,000 shares of common stock outstanding. Of these shares, 110,000,000 shares sold in the Churchill IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of Churchill’s Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of Churchill’s Class A common stock we issue to the Common PIPE Investors pursuant to the Common Subscription Agreements will be restricted securities for purposes of Rule 144.
As of the date of this proxy statement, there are 50,500,000 warrants of Churchill outstanding, consisting of 27,500,000 public warrants originally sold as part of the units issued in the Churchill IPO and 23,000,000 private placement warrants that were sold by Churchill to the Sponsor in a private sale prior to the Churchill IPO. Each warrant is exercisable for one share of Churchill’s Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the closing of the Transactions a registration statement under the Securities Act covering the 27,500,000 shares of Churchill’s Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.
APPRAISAL RIGHTS
Neither Churchill stockholders nor Churchill unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.
SUBMISSION OF STOCKHOLDER PROPOSALS
The Churchill Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by Churchill at its executive offices a reasonable time before Churchill begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in Churchill’s proxy materials for the 2021 annual meeting.
In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of the Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Churchill. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of the Churchill Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Churchill Board, any committee chairperson or the non-management directors as a group by writing to the Churchill Board or committee chairperson in care of Churchill Capital Corp III, 640 Fifth Avenue, 12th Floor, New York, NY 10019.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Churchill and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Churchill’s annual report to stockholders and Churchill’s proxy statement. Upon written or oral request, Churchill will deliver a separate copy of the annual report and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Churchill deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Churchill deliver single copies of such documents in the future. Stockholders may notify Churchill of their requests by calling or writing Churchill at its principal executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019 or (212) 380-7500.
MULTIPLAN PARENT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements of MultiPlan Parent as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019 were audited by PricewaterhouseCoopers LLP (“PwC”) in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

In connection with the Transactions, PwC completed an independence assessment to evaluate the services and relationships with MultiPlan Parent and its affiliates that may bear on PwC’s independence under the SEC and PCAOB independence rules for an audit period commencing January 1, 2017. PwC informed MultiPlan Parent that certain of its member firms within PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity (each, a “PwC member firm”), had performed non-audit services for and entered into a business relationship with certain entities that were affiliates of MultiPlan Parent. The performance of employee activities, deemed a management function pursuant to Rule 2-01(c)(4)(vi) of Regulation S-X under the SEC’s auditor independence rules, and the existence of a prohibited business relationship in violation of Rule 2-01(c)(3) of Regulation S-X identified at certain controlled portfolio companies of investment funds controlled by Hellman & Friedman LLC and its affiliates, which currently are the majority equity holder of MultiPlan Parent’s immediate parent company, are described below:
•
Commencing in January 2017 and continuing through March 2019, a PwC member firm provided certain professional services related to a whistleblower program to an entity under common control with MultiPlan Parent. The fees for these services were less than $125,000.

•
Commencing in January 2017 and continuing through March 2018, a PwC member firm provided certain shareholder resolution preparation services to an entity under common control with MultiPlan Parent. The fees for these services were approximately $170.

•
Commencing in January 2019 and continuing through May 2019, a PwC member firm entered into a business relationship with an entity under common control with MultiPlan Parent to provide insurance advisory services to an unrelated third party client. The fees for these services were approximately $2,000.

PwC noted, among other things, the business relationship and non-audit services were entered into with sister entities under common control with MultiPlan Parent and the fees for projects involving the business relationship and relating to the non-audit services were immaterial to MultiPlan Parent, PwC, the respective PwC member firms, and the sister entities under common control with MultiPlan Parent.
After consideration of the relevant facts and circumstances, management and the Audit Committee of MultiPlan Parent’s parent company concurred with PwC’s conclusion that, for the reasons described above, the impermissible services and business relationship did not impair PwC’s objectivity and impartiality with respect to the planning and execution of the audits of MultiPlan Parent’s financial statements for each of the years ended December 31, 2019, 2018 and 2017 that are included elsewhere in this proxy statement and that no reasonable investor would conclude otherwise.

WHERE YOU CAN FIND MORE INFORMATION
Churchill files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Churchill with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Churchill at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.
All information contained in this document relating to Churchill has been supplied by Churchill, and all such information relating to MultiPlan Parent has been supplied by MultiPlan Parent. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:
Churchill Capital Corp III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Tel.: (212) 380-7500
or:
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
If you are a stockholder of Churchill and would like to request documents, please do so by September 29, 2020, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
This document is a proxy statement of Churchill for the special meeting. We have not authorized anyone to give any information or make any representation about the Transactions, MultiPlan Parent or Churchill that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
CHURCHILL CAPITAL CORP III
AUDITED FINANCIAL STATEMENTS
CHURCHILL CAPITAL CORP III
UNAUDITED FINANCIAL STATEMENTS
POLARIS PARENT CORP.
AUDITED FINANCIAL STATEMENTS
POLARIS PARENT CORP.
UNAUDITED FINANCIAL STATEMENTS
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2019 and June 30, 2020	F-65
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss for the Six Months Ended June 30, 2019 and 2020	F-66
Unaudited Condensed Consolidated Statements of Shareholders’ Equity as of January 1, 2019, June 30, 2019, January 1, 2020 and June 30, 2020	F-67
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2019 and 2020	F-68
Notes to Unaudited Consolidated Condensed Financial Statements	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of Churchill Capital Corp III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 30, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from October 30, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph  —  Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, its business plan is dependent on the completion of a financing and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
January 29, 2020 (Except for Note 8 as to which the date is February 14, 2020)

CHURCHILL CAPITAL CORP III
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current asset – cash	$34,000
Deferred offering costs	284,930
Total Assets	$318,930
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,450
Accrued offering costs	168,930
Promissory note-related party	125,000
Total Current Liabilities	295,380
Commitments
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding(1)	2,750
Additional paid-in capital	22,250
Accumulated deficit	(1,450)
Total Stockholder’s Equity	23,550
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$318,930

(1)
Includes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Formation costs	$1,450
Net Loss	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	25,000,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excludes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
	Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – October 30, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	27,500,000	2,750	22,250	—	25,000
Net loss	—	—	—	(1,450)	(1,450)
Balance – December 31, 2019	27,500,000	$2,750	$22,250	$(1,450)	$23,550

(1)
Includes an aggregate of 2,500,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full (see Notes 7 and 8).

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 30, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Cash Flows from Operating Activities:
Net loss	$(1,450)
Changes in operating assets and liabilities:
Accrued expenses	1,450
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from promissory note-related party	125,000
Payment of offering costs	(116,000)
Net cash provided by financing activities	34,000
Net Change in Cash	34,000
Cash – Beginning	—
Cash – Ending	$34,000
Non-Cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$168,930
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) was incorporated in Delaware on October 30, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 30, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 100,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 110,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 21,000,000 warrants (or 23,000,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of  $1.00 per Private Placement Warrant in a private placement to the Churchill Sponsor III LLC (the “Sponsor”) that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (or 27 months from the closing of the Proposed Public Offering if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Proposed Public Offering) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2019, the Company had $34,000 in cash and working capital deficit of $261,380. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis of Presentation
The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be immaterial for the period from October 30, 2019 (inception) through December 31, 2019.
Net Loss Per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 2,500,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of  $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 100,000,000 Units (or 110,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of  $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
The Sponsor will agree to purchase an aggregate of 21,000,000 Private Placement Warrants (or 23,000,000 Private Placement Warrants if the over-allotment option is exercised in full) at a price of   $1.00

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
per Private Placement Warrant, for an aggregate purchase price of  $21,000,000, or $23,000,000 if the over-allotment option is exercised in full, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of  $11.50 per share. The proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
Note 5 — Related Party Transactions
Founder Shares
On December 6, 2019, the Sponsor purchased 17,250,000 shares of the Company’s Class B common stock for an aggregate price of $25,000. On February 12, 2020, the Company effected a stock dividend of one-third of a share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each outstanding share, resulting in 27,500,000 shares of Class B common stock being issued and outstanding (the “Founder Shares”). All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares include an aggregate of up to 2,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released form the lock-up.
Promissory Note — Related Party
On December 6, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Promissory Note”) (see Note 8). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Proposed Public Offering. As of December 31, 2019, there was $125,000 outstanding under the Promissory Note.
Administrative Support Agreement
The Company will agree, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of  $50,000 per month for office space, administrative and support services.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of  $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
Note 6 — Commitments
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 10,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $20,000,000 in the aggregate (or $22,000,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $35,000,000 in the aggregate (or $38,500,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 7 — Stockholder’s Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of  $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of  $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 27,500,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 2,500,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company will agree that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CHURCHILL CAPITAL CORP III
NOTES TO FINANCIAL STATEMENTS
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through January 29, 2020, the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 27, 2020, the Company changed its name to Churchill Capital Corp III.
On January 28, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to 1) issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share and 2) issue 50,000,000 shares of Class B common stock with a par value of  $0.0001 per share.
On February 12, 2020, the Company effected a stock dividend of one-third of a share of Class B common stock for each share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each share outstanding, resulting in 27,500,000 Founder Shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend.
On February 12, 2020, the Company amended the Promissory Note with the Sponsor, pursuant to which the amount of borrowings available under the Promissory Note was increased to $600,000.
In 2020, the Company borrowed an aggregate of $209,000 under the Promissory Note, bringing the total outstanding balance under the Promissory Note to $334,600.

PART I — FINANCIAL INFORMATION
Item 1.
Interim Financial Statements.

CHURCHILL CAPITAL CORP III
CONDENSED BALANCE SHEETS
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$2,955,367	$34,000
Prepaid expenses	398,322	—
Total Current Assets	3,353,689	34,000
Deferred offering costs	—	284,930
Deferred tax asset	1,337	—
Marketable securities held in Trust Account	1,104,209,313	—
TOTAL ASSETS	$1,107,564,339	$318,930
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,512,006	$1,450
Accrued offering costs	—	168,930
Income taxes payable	452,305	—
Promissory note – related party	—	125,000
Total Current Liabilities	1,964,311	295,380
Deferred tax liability	—	—
Deferred underwriting fee payable	38,500,000	—
Total Liabilities	40,464,311	295,380
Commitments
Common stock subject to possible redemption, 105,858,072 and no shares at redemption value at June 30, 2020 and December 31, 2019, respectively	1,062,100,027	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,141,928 and no shares issued and outstanding (excluding 105,858,072 and no shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	414	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 27,500,000 shares issued and outstanding at June 30, 2020 and December 31, 2019(1)	2,750	2,750
Additional paid-in capital	3,301,789	22,250
Retained earnings/(Accumulated deficit)	1,695,048	(1,450)
Total Stockholders’ Equity	5,000,001	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,107,564,339	$318,930

(1)
Included an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full at December 31, 2019 (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Operating costs	$1,846,344	$2,061,847
Loss from operations	(1,846,344)	(2,061,847)
Other income:
Interest earned on marketable securities held in Trust Account	2,394,013	4,215,679
Unrealized gain on marketable securities held in Trust Account	(2,237,592)	(6,366)
Other income	156,421	4,209,313
Income before provision for income taxes	(1,689,923)	2,147,466
Provision for income taxes	354,883	(450,968)
Net (loss) income	$(1,335,040)	$1,696,498
Weighted average shares outstanding, basic and diluted(1)	31,167,195	30,397,160
Basic and diluted net (loss) income per common share(2)	$(0.04)	$(0.03)

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption for the three and six months ended June 30, 2020 (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit) / Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	27,500,000	$2,750	$22,250	$(1,450)	$23,550
Sale of 110,000,000 Units, net of underwriting discount and offering expenses	110,000,000	11,000	—	—	1,042,368,980	—	1,042,379,980
Sale of 23,000,000 Private Placement Warrants	—	—	—	—	23,000,000	—	23,000,000
Common stock subject to possible redemption	(105,990,308)	(10,599)	—	—	(1,063,424,462)	—	(1,063,435,061)
Net income	—	—	—	—	—	3,031,538	3,031,538
Balance – March 31, 2020	4,009,692	$401	27,500,000	$2,750	$1,966,768	$3,030,088	$5,000,007
Change in value of common stock subject to possible redemption	132,236	13	—	—	1,335,021	—	1,335,034
Net loss	—	—	—	—	—	(1,335,040)	(1,335,040)
Balance – June 30, 2020	4,141,928	$414	27,500,000	$2,750	$3,301,789	$1,695,048	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)
Cash Flows from Operating Activities:
Net income	$1,696,498
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,215,679)
Unrealized gain on marketable securities held in Trust Account	6,366
Deferred tax benefit	(1,337)
Changes in operating assets and liabilities:
Prepaid expenses	(398,322)
Accrued expenses	1,510,566
Income taxes payable	452,305
Net cash used in operating activities	(949,613)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,100,000,000)
Net cash used in investing activities	(1,100,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	1,081,598,000
Proceeds from sale of Private Placement Warrants	23,000,000
Proceeds from promissory note – related party	209,600
Repayment of promissory note – related party	(334,600)
Payment of offering costs	(602,020)
Net cash provided by financing activities	1,103,870,980
Net Change in Cash	2,921,367
Cash – Beginning of period	34,000
Cash – End of period	$2,955,367
Non-Cash investing and financing activities:
Initial classification of common stock subject to redemption	$1,060,389,960
Change in value of common stock subject to possible redemption	$1,710,067
Deferred underwriting fee payable	$38,500,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp III (formerly known as Butler Acquisition Corp) (the “Company”) was incorporated in Delaware on October 30, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2020, the Company had not commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering were declared effective on February 13, 2020. On February 19, 2020, the Company consummated the Initial Public Offering of 110,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $1,100,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 23,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor III LLC, (the “Sponsor”), generating gross proceeds of $23,000,000 which is described in Note 4.
Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs. As of June 30, 2020, there was $2,955,367 of cash held outside of the Trust Account (as defined below) and available for working capital purposes.
Following the closing of the Initial Public Offering on February 19, 2020, an amount of $1,100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by February 19, 2022 (or May 19, 2022 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business

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Combination by February 19, 2022) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC

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for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 14, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on February 19, 2020 and February 25, 2020. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for year ended December 31, 2020 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of mutual funds. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

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Marketable Securities Held in Trust Account
At June 30, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Income Per Common Share
Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of

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basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 50,500,000 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the period presented.
Reconciliation of Net Income per Common Share
The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income per common share is calculated as follows:
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net (loss) income	$(1,335,040)	1,696,498
Less: Income attributable to common stock subject to possible redemption	—	(2,558,125)
Adjusted net loss	$(1,335,040)	(861,627)
Weighted average shares outstanding, basic and diluted	31,167,195	30,397,160
Basic and diluted net loss per common share	$(0.04)	(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 110,000,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 10,000,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 23,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
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purchase price of $23,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 6, 2019, the Sponsor purchased 17,250,000 shares of the Company’s Class B common stock for an aggregate price of $25,000. On February 12, 2020, the Company effected a stock dividend of one-third of a share outstanding and on February 13, 2020, the Company effected a stock dividend of approximately 0.1957 shares of Class B common stock for each outstanding share, resulting in 27,500,000 shares of Class B common stock being issued and outstanding (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 2,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 2,500,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released form the lock-up.
Promissory Note — Related Party
On December 6, 2019, as amended on February 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $334,600 were repaid upon the consummation of the Initial Public Offering on February 19, 2020.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on February 13, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
services. For the three and six months ended June 30, 2020, the Company incurred and paid $150,000 and $229,310 of such fees, respectively.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 13, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $38,500,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. On February 13, 2020, the underwriters agreed to waive the upfront underwriting discount on 17,990,000 Units, resulting in a reduction of the upfront underwriting discount of $3,598,000.
Merger Agreement and Related Transactions
On July 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Music Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Company (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Second Merger Sub”), Polaris Parent Corp., a Delaware corporation (“Parent”), and Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”).
Pursuant to the Merger Agreement, First Merger Sub will merge with and into Parent with Parent surviving such merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into Parent with Second Merger Sub surviving such merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).
The aggregate consideration to be paid to Holdings will be equal to $5,678,000,000 (the “Closing Merger Consideration”) and will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to (i) (x) all amounts in the Company’s Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Subscription Agreements (as defined below) as of immediately prior to the closing (such amounts in clauses (x) and (y), the “Available Closing Acquiror Cash”), minus (ii) the aggregate principal amount of a subsidiary of Parent’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (excluding any accrued and unpaid interest or applicable premium thereunder) (such amount, the “Closing Cash Consideration); provided, that in no event will the Closing Cash Consideration be greater than $1,521,000,000. If the closing occurs when less than all of the Convertible PIPE Investment (as defined below) has been funded to the Company and the Closing Cash Consideration as otherwise determined in accordance with the definition thereof would be less than $1,521,000,000, then (other than in specified circumstances), the Closing Cash Consideration will be increased, notwithstanding such calculation to $1,521,000,000. The remainder of the Closing Merger Consideration will be paid in shares of Class A common stock, par value $0.0001 per share, of the Company in an amount equal to $10.00 per share (the “Closing Share Consideration”).
At the effective time of the First Merger, the shares of Class A common stock of Parent will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Share Consideration. At the effective time of the First Merger, the shares of Class B common stock of Parent will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration.
In connection with the execution of the Merger Agreement, (a) the Company entered into a common stock subscription agreement (the “PIF Common Subscription Agreement”) with The Public Investment Fund of The Kingdom of Saudi Arabia (the “PIF”) and (b) the Company, Holdings and Parent entered into certain common stock subscription agreements (the “Other Common Subscription Agreements” and, together with the PIF Common Subscription Agreement, the “Common Subscription Agreements”) with certain investment funds (together with the PIF, (the “Common PIPE Investors”) pursuant to which, the Company has agreed to issue and sell to the Common PIPE Investors (x) $1,300,000,000 of Class A Common Stock (the “Common PIPE Shares”) at a purchase price of $10.00 per share and (y) 1/20th of a warrant (the “Common PIPE Warrants”) to purchase one share of Class A Common Stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions (the “Common PIPE Investment”). There is an original issue discount (“OID”) of 1% for subscriptions of equal to or less than $250,000,000 and an OID of 2.5% for subscriptions of more than $250,000,000. The closing of the Common PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the Common PIPE Investment. The Common Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. The counterparties to certain of the Common Subscription Agreements are affiliates of directors of the Company and such Common

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
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Subscription Agreements have been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
In addition, the Company entered into certain convertible note subscription agreements (the “Convertible Subscription Agreements,” and together with the Common Subscription Agreements, the “Subscription Agreements”) with certain investment funds affiliated with Franklin Advisers, Inc., Magnetar Capital LLC, Oak Hill Advisors LP, and Pacific Investment Management Company LLC (the “Convertible Investors”) pursuant to which the Convertible Investors will provide convertible debt financing in the form of Convertible Senior PIK Toggle Notes (the “Convertible Notes”) to the Company in the aggregate principal amount of $1,300,000,000 (the “Convertible PIPE Investment” and, together with the Common PIPE Investment, the “PIPE Investment”). The Convertible Notes will mature in seven years. The coupon rate of the Convertible Notes is, at the Company’s option, 6% per annum payable semi-annually in arrears in cash or 7% per annum payable semi-annually in arrears in-kind. Holders may convert the Convertible Notes into shares of Class A Common Stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The Company may redeem the Convertible Notes after the third anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of the Class A Common Stock exceeds 130% of the conversion price 20 out of the preceding 30 trading days. There will be customary registration rights with respect to the Class A Common Stock issuable upon conversion of the Convertible Notes. Subject to the condition that the Convertible PIPE Investment is funded in full on the Closing Date, the Convertible Notes will be guaranteed by a subsidiary of Parent. The Convertible Notes are being issued with an OID of 2.5%. The proceeds of the PIPE Investment will be used to fund a portion of the amount necessary to consummate the Transactions, including the repayment of certain specified debt of a subsidiary of Parent. The counterparty to one of the Convertible Subscription Agreements is an affiliate of a director of the Company and such Convertible Subscription Agreement has been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
The Company has engaged The Klein Group, LLC, an affiliate of M. Klein and Company, LLC and of Churchill Sponsor III LLC (“KG”), to act as the Company’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, the Company will pay KG a transaction fee of $15 million and a placement fee of $15.5 million (of which up to $15 million shall be payable in shares of the Company’s Class A common stock based on $10 per share), which shall be conditioned upon the completion of the Mergers and such engagement shall be terminated in full at such time. KG intends to direct the Company to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah. The engagement of KG and the payment of the advisory fee has been approved by the Company’s audit committee and board of directors in accordance with the Company’s related persons transaction policy.
The Transactions will be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions as further described in the Merger Agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
each share. At June 30, 2020, there were 4,141,928 shares of Class A common stock issued and outstanding, excluding 105,858,072 shares of Class A common stock subject to possible redemption. There were no shares of Class A common stock issued or outstanding at December 31, 2019.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 27,500,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with our initial business combination) excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets

CHURCHILL CAPITAL CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account	1	$1,104,209,313
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Litigation Relating to the Merger.
As of September 17, 2020, five actions (collectively, the “Stockholder Actions”), including two putative class actions, have been filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.) (the “Greenman Complaint”). On September 11, 2020, the plaintiff in the Noor action voluntarily dismissed his complaint without prejudice. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that this proxy statement is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also allege breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Polaris Parent Corp.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Polaris Parent Corp. and its subsidiaries (“the Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
July 30, 2020
We have served as the Company’s or its predecessor’s auditor since 2009.

Polaris Parent Corp.
Consolidated Balance Sheets
($ in thousands, except share and per share data)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$21,825	$5,014
Trade accounts receivable, net	77,071	82,350
Prepaid expenses and other current assets	5,032	7,885
Prepaid software and maintenance	9,556	9,723
Prepaid taxes	2,130	704
Total current assets	115,614	105,676
Property and equipment, net	177,992	168,486
Operating lease right-of-use assets	29,998	—
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	3,135,782	3,410,049
Provider network intangible, net	683,561	743,347
Other intangibles, net	67,300	67,300
Other assets	8,151	6,102
Total assets	$8,360,411	$8,642,973
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,565	$10,852
Accrued interest	17,966	18,905
Operating lease obligation	9,521	—
Accrued compensation	26,311	12,902
Accrued legal	10,038	10,451
Accrued administrative fees	3,861	3,975
Other accrued expenses	8,524	8,077
Total current liabilities	85,786	65,162
Long-term debt	5,397,122	5,603,413
Operating lease obligation	23,086	—
Deferred income taxes	869,199	980,603
Other long-term liabilities	—	3,407
Total liabilities	6,375,193	6,652,585
Commitments and contingencies (Note 12)
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized (500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of December 31, 2019 and 2018	—	—
Contributed capital	1,347,656	1,362,536
Retained earnings	637,562	627,852
Shareholders’ equity	1,985,218	1,990,388
Total liabilities and shareholders’ equity	$8,360,411	$8,642,973

The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Income and Comprehensive Income
($ in thousands, except share and per share data)
	Years Ended December 31,
	2019	2018	2017
Revenues	$982,901	$1,040,883	$1,067,266
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	193,655
General and administrative expenses	75,225	77,558	122,920
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Total expenses	614,692	613,342	703,630
Operating income	368,209	427,541	363,636
Interest expense	376,346	383,261	281,972
Interest income	(196)	(51)	(9)
Loss on extinguishments and modification of debt	—	—	20,053
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Net income before income taxes	10,509	44,331	61,620
Provision (benefit) for income taxes	799	8,108	(586,512)
Income from continuing operations	9,710	36,223	648,132
Net income	9,710	36,223	648,132
Weighted average shares outstanding:
Basic	10	10	10
Diluted	10	10	10
Net income per share:
Basic	$971,000	$3,622,300	$64,813,200
Diluted	$971,000	$3,622,300	$64,813,200
Comprehensive income	$9,710	$36,223	$648,132
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings	Total Shareholders’ Equity
Balance as of December 31, 2016	10	$—	$2,726,741	$(56,503)	$2,670,238
Distribution of capital to shareholders	—	—	(1,323,025)	—	(1,323,025)
Distributions to Class B Units holders	—	—	(96,685)	—	(96,685)
Class B Unit expense	—	—	50,788	—	50,788
Net income	—	—	—	648,132	648,132
Balance as of December 31, 2017	10	—	1,357,819	591,629	1,949,448
Class B Unit expense	—	—	4,717	—	4,717
Net income	—	—	—	36,223	36,223
Balance as of December 31, 2018	10	—	1,362,536	627,852	1,990,388
Class B Unit expense	—	—	(14,880)	—	(14,880)
Net income	—	—	—	9,710	9,710
Balance as of December 31, 2019	10	$—	$1,347,656	$637,562	$1,985,218
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Cash Flows
($ in thousands)
	Years Ended December 31,
	2019	2018	2017
Operating activities:
Net income	$9,710	$36,223	$648,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Amortization of debt issuance costs	11,435	10,993	9,462
Stock-based compensation	(14,880)	4,717	50,788
Deferred tax benefit	(111,404)	(112,483)	(719,239)
Non-cash interest costs	1,933	1,932	289
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Non-cash loss on extinguishments and modification of debt	—	—	20,053
Loss on disposal of property and equipment	163	2,210	2,539
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	5,279	3,019	(28,910)
Prepaid expenses and other assets	772	(4,681)	(1,589)
Prepaid taxes	(1,426)	4,402	(5,106)
Accounts payable and accrued expenses and other	11,321	(40,350)	5,471
Net cash provided by operating activities	284,313	292,303	368,945
Investing activities:
Purchases of property and equipment	(66,414)	(63,556)	(60,709)
Net cash used in investing activities	(66,414)	(63,556)	(60,709)
Financing activities:
Repayments of long term debt	(100,000)	(245,000)	(165,000)
Borrowings on revolving credit facility	—	5,000	—
Repayments on revolving credit facility	—	(5,000)	—
Repurchase of Notes	(101,013)	—
Proceeds from issuance of Senior Notes PIK due 2022	—	—	1,287,000
Distribution of capital to shareholders	—	—	(1,323,025)
Class B Unit distribution	—	—	(96,685)
Payment of debt issuance costs	—	—	(15,329)
Payments on finance leases, net	(75)	(150)	(176)
Net cash used in financing activities	(201,088)	(245,150)	(313,215)
Net increase (decrease) in cash and cash equivalents	16,811	(16,403)	(4,979)
Cash and cash equivalents at beginning of period	5,014	21,417	26,396
Cash and cash equivalents at end of period	$21,825	$5,014	$21,417
Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$3,768	$3,782	$2,276
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(363,907)	$(374,168)	$(258,948)
Income taxes, net of refunds	$(114,569)	$(116,634)	$(138,817)
Refer to Note 6 — Leases for details of non-cash additions to operating lease right-of-use assets obtained in exchange for lease obligations.
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Notes to Consolidated Financial Statements
1.   General Information and Business
General Information
Polaris Parent Corp. (“MultiPlan,” “Polaris,” or the “Company”) is an indirect parent company of MultiPlan, Inc., which is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. MultiPlan is the largest independent preferred provider organization (“PPO”) in the United States, with covered lives in all 50 states and the District of Columbia.
Polaris Parent Corp. was formed on May 2, 2016 as a Delaware corporation. Polaris is a wholly owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The General Partner of Holdings is Polaris Investment Holdings GP, LLC, and the Limited Partners consist of Hellman & Friedman Capital Partners VIII, L.P. (“H&F”), Leonard Green & Partners, L.P. GIC Private Limited, Partners Group, Starr Investment Holdings, Inc., and management (collectively the “Sponsors”). On May 5, 2016, MPH Topco L.P. entered into an Agreement and Plan of Merger (the “Merger”) with Polaris and Polaris Merger Sub Corp. As a result of the Merger, in exchange for total consideration of approximately $7.5 billion on June 7, 2016, Polaris Merger Sub Corp. merged with and into MPH Acquisition Corp. 1, and MPH Acquisition Corp. 1 became a wholly owned subsidiary of Polaris Intermediate Corp., which is a wholly owned subsidiary of Polaris.
Business
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid Payment Integrity Services are generally priced based on a percentage of savings achieved.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
2.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
The consolidated financial statements include the accounts of the Company and its subsidiaries for the years ended December 31, 2019, December 31, 2018 and December 31, 2017. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to revenue recognition, recoverability of long-lived assets, valuation of common stock and stock-based compensation awards and income taxes.
The Company expects the effects of the COVID-19 pandemic (“COVID-19”) to negatively impact our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 17.6% decline in revenue during the months of April and May 2020 compared to April and May 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services, with a corresponding decrease in expenses of 5.7% over the same periods. The extent of the impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the first quarter of 2020 the Company has recorded an adjustment to increase our net deferred tax liability by $32.4 million for this change’s impact to 2019. The other aspects of the CARES Act did not have a material effect to the Company. See Note 9 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements are met.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker. The Company manages its operations

Polaris Parent Corp.
Notes to Consolidated Financial Statements
as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short maturity of those investments. The Company had deposits in a major financial institution that exceeded Federal Deposit Insurance Corporation insurance limits. Management believes the credit risk related to these deposits is minimal.
Accounts Receivable
Accounts receivable are stated at net realizable value, net of allowances for doubtful accounts and constraints on variable consideration.
Allowance for Doubtful Accounts
The Company is paid for virtually all of its services by insurance companies, third-party administrators and employers. Management estimates constraints on variable consideration for anticipated contractual billing adjustments that its clients or the Company may make to invoiced amounts, refer to Revenue Recognition accounting policies for additional detail. Management also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. The Company establishes an allowance for doubtful accounts based upon a specific customer’s credit risk.
The following table details the changes in the allowance for doubtful accounts:
($ in millions)	2019	2018	2017
Allowance as of January 1,	0.5	0.6	0.6
Provision for doubtful accounts	—	—	—
Write-offs of uncollectible receivables	(0.1)	(0.1)	—
Allowance as of December 31,	0.4	0.5	0.6
Management regularly evaluates the adequacy of the assumptions used in determining these allowances and adjusts as necessary. Changes in estimates are recognized in the period in which they are determined. Management writes off accounts after all substantial collection efforts have failed and any resulting losses are included in general and administrative expenses within our consolidated statements of income and comprehensive income.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is ready for its intended use. Software training costs, maintenance and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in costs of goods sold and general and administrative expenses within our consolidated statements of income and comprehensive income.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:
Asset Classification	Estimated Used Life
Leasehold improvements	The shorter of the life of lease or asset life, 5 – 15 years
Furniture and equipment	5 – 7 years
Computer hardware	3 – 5 years
Computer software	3 – 5 years
Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three years; and costs incurred in the post-implementation/operations stage are expensed as incurred.
Leases
Effective January 1, 2019, the Company adopted the new lease accounting standard issued by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”), which requires the recording of operating lease right-of-use (“ROU”) assets and operating lease liabilities. Finance leases were not impacted by the adoption of ASC 842, as finance lease liabilities and the corresponding assets under capital leases were already recorded on the balance sheet under the previous guidance, ASC Topic 840.
Substantially all of our operating leases are related to office space we lease in various buildings for our own use. The terms of these non-cancelable operating leases typically require us to pay rent and a share of operating expenses and real estate taxes. We also lease equipment under both operating and finance lease arrangements. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets represent the Company’s right to control the use of the underlying assets for the lease term and lease liabilities represent the Company’s obligations to make lease payments arising from the Company’s portfolio of leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term beginning at the lease commencement date. The lease term is the noncancelable period of the lease, and includes any renewal and termination options we are reasonably certain to exercise. The reasonably certain threshold is evaluated at lease commencement and is typically met if substantial economic incentives or termination penalties are identified. The operating lease right-of use assets are adjusted for lease incentives, any lease payments made prior to the commencement date and initial direct costs, if incurred. Our leases generally do not include an implicit rate; therefore, we use an incremental borrowing rate based on information available at the lease commencement date in determining the present value of future lease payments. The incremental borrowing rate (“IBR”) is determined using an approach based on the rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. We utilized a market-based approach to estimate the IBR for each individual lease. The lease expense for our operating leases is recognized on a straight-line basis over the lease term and is included in cost of services or general and administrative expenses in our consolidated statements and comprehensive income.
Finance leases are included in property and equipment, net and long-term debt on our consolidated balance sheets. Our finance leases are not material to the financial statements as a whole.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; lease expense is recognized for these short-term leases on a straight-line basis over the lease term.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Accounting Policy Applicable Prior to January 1, 2019
Assets held under capital leases are included in property and equipment, net. Operating lease rentals are expensed on a straight-line basis over the life of the lease beginning on the date we take possession of the property. At lease inception, we determine the lease term by assuming the exercise of those renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. The lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the depreciable life of leased assets and leasehold improvements is limited by the expected lease term.
See Note 6 “Leases” for additional information on leases.
Goodwill and Other Intangible Assets
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
The Company assesses the impairment of its goodwill and indefinite-lived intangible assets at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:
•
significant underperformance relative to expected historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•
significant negative industry or economic trends; and

•
significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment on a reporting unit basis. A reporting unit is the operating segment unless, at businesses one level below the operating segment (the component level), discrete financial information is prepared and regularly reviewed by management and the businesses are not otherwise aggregated due to having certain common characteristics, in which case such component is the reporting unit. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow (“DCF”) analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill and indefinite-lived intangible assets for impairment and determined no impairment existed as of June 30, 2019.
The Company’s management is not aware of any triggering events subsequent to the impairment review, and management concludes no impairment exists as of December 31, 2019.
If the carrying amount of indefinite-lived intangible asset exceeds its fair value, then an impairment loss must be recognized for the difference between the carrying amount and the estimated fair value. The Company establishes fair values using a DCF analysis. No indefinite-lived intangible asset impairment was identified in any of the periods presented.
The value of definite-lived intangible assets are recorded at their acquisition date fair value and amortized on a straight-line basis over their estimated lives. The Company tests definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset

Polaris Parent Corp.
Notes to Consolidated Financial Statements
may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. No definite-lived intangible asset impairment was identified in any of the periods presented.
Following is a summary of the estimated useful life of other intangible assets:
Asset Classification	Estimated Used Life
Client relationships	15 years
Provider Network	15 years
Trade Names	Indefinite life
The Company adopted ASU 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, for the year ended December 31, 2018. Prior to adoption, the Company first assessed qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit was less than its carrying amount. If, after assessing the totality of events and circumstances, the Company determined that it was more likely than not that the fair value of the reporting unit was less than its carrying amount, the two-step impairment test was necessary. The two-step impairment test first required the Company to estimate the fair value of its reporting units. If the carrying value of a reporting unit exceeded its fair value, the goodwill of that reporting unit was considered to be potentially impaired and the Company proceeded to step two of the impairment analysis. In step two of the analysis, the Company measured and recorded an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, if any.
See Note 7 “Goodwill and Other Intangible Assets” for additional information about goodwill.
Revenue Recognition
On January 1, 2018, the Company adopted the new revenue accounting standard issued by the FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC Topic 605, Revenue Recognition (“ASC 605”). All revenue recognized in the consolidated statements of income and comprehensive income is considered to be revenue from contracts with customers.
Revenue is generated from the compensation received from healthcare cost payors in exchange for various cost containment services and solutions. Our service offerings include the following: (i) Network-Based Solutions that process claims at a significant discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use its leading and proprietary information technology platform to offer clients Analytics-Based Solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology and clinical expertise to identify improper, unnecessary and excessive charges. Compensation from payors includes (1) commissions received for each claim based on the percentage of savings (PSAV) achieved compared to the providers’ billed fee-for service rates and (2) fees for standing ready to provide cost containment solutions for each covered member, which are based on a per employee per month (PEPM) rate.
Our performance obligation to the customer for a PSAV arrangement is the cost containment services provided for each submitted claim regardless of the service offering used to achieve savings, as they are not distinct in the context of the contract. Our performance obligation for PEPM arrangements is to stand ready to process and achieve savings for all covered members each month.
For services performed under a PSAV arrangement, the Company enters into a contract with the customer once the claim is submitted. Revenue under a PSAV arrangement is entirely variable and estimated

Polaris Parent Corp.
Notes to Consolidated Financial Statements
using the expected value method obtained by applying the contractual rates to the materialized savings that can be reliably estimated leveraging extensive historical data of results obtained for claims of similar nature. Revenue is recognized at a point in time where the customer obtains control over the service promised by the Company, which generally occurs when the Company successfully transfers the savings for the claim to the customer. Judgment is not typically required when assessing whether the savings have materialized.
Fees from customers for standing ready to provide cost containment solutions for each customer’s members each month vary depending on the number of employees covered each month. PEPM contracts represent a series of performance obligations to stand ready to provide cost containment solutions to our customers’ covered employees on a monthly basis with each time increment representing a distinct service. We recognize revenue over time using the time elapsed output method. In accordance with the series guidance, we allocate variable consideration to the period to which the fees relate.
Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Payment terms vary on a contract-by-contract basis, although terms generally include a requirement of payment within 15 to 30 days. We do not have any significant financing components in our contracts with customers.
The Company expenses sales commissions and other costs to obtain a contract when incurred, because our commissions are deemed contingent on factors broader than the simple obtention of the contracts and cannot be considered directly incremental. These costs are recorded within Selling, general and administrative expenses.
Practical Expedients and Accounting Policy Elections
The Company excludes sales taxes and other similar taxes from the measurement of the transaction price.
The Company does not disclose the value of unsatisfied performance obligations, nor do we disclose the timing of revenue recognition for contracts with an original expected length of one year or less.
The Company uses a portfolio approach when estimating the amount of consideration it expects to receive from certain classes of customer contracts with similar characteristics, and expects that the difference from applying the new revenue standard to a portfolio of contracts as compared to an individual contract would not result in a material effect on the financial statements.
Accounting Policy Applicable Prior to January 1, 2018
The Company recognizes revenues when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company reduces revenues for estimated contractual allowances.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Revenues from percentage of savings contracts or from savings calculated by the analytics-based solutions are recognized when the Company successfully transfers the savings for the claim to the customer. Revenues under monthly fee arrangements are recognized in the month that access is provided. The Company’s estimates of credits and chargebacks are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees.
Disaggregation of Revenue
The following table presents revenues disaggregated by services and contract types:
	For the Twelve Months Ended December 31,
($ in thousands)	2019	2018	2017
Revenues
Network Services	$314,510	$363,510	$415,759
Percentage of Savings	249,095	289,874	340,084
PEPM	56,841	60,950	60,748
Other	8,574	12,686	14,927
Analytic-Based Services	561,525	584,998	584,925
Percentage of Savings	560,675	584,453	583,710
PEPM	850	545	1,215
Payment Integrity Services	106,866	92,375	66,582
Percentage of Savings	106,782	92,223	66,582
PEPM	84	152	—
Total Revenues	$982,901	$1,040,883	$1,067,266
Costs of Services
Costs of services consist of all costs specifically associated with claims processing activities for customers (“repricing”), sales and marketing and the development and maintenance of the Company’s networks and analytics-based solutions.
Insurance
The Company employs various risk transfer methodologies in dealing with the various insurance policies it purchases. These methodologies include the use of large deductible programs and self-insured retentions with stop loss limits. Errors and omissions liability, directors and officers liability, fiduciary liability, cybersecurity, employment practices liability and crime insurance are all claims made coverages and utilize self-insured retentions subject to an annual aggregate limit. These self-insured retentions range from $10,000 to $500,000 per claim. The Company retains the services of an insurance broker to assess current risk and exposure levels as a standalone entity. The appropriate types and levels of coverage were determined by the Company, and the Company had active policies providing the desired level of coverage deemed necessary by the Company.
Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company. The Company uses historical claim data and loss trends to project incurred losses and record loss reserves. Other factors utilized in determining loss reserves include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The ultimate value of casualty claims (primarily general liability) and professional liability (primarily errors and omissions) claims may take several years before becoming known.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-Based Compensation
The Company’s awards are granted in the form of Holdings’ Class B Units (“Units”) via a Class B Unit Award Agreement (“Polaris Agreement”). See Note 14 “Stock-Based Compensation” for further information.
Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the stock award using the straight-line method for awards with only service conditions and using the graded-vesting method for awards with performance conditions. The fair value of the awards is remeasured at each reporting period.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on US Treasury constant maturity yields commensurate with the remaining term for each liquidity date assumption. These inputs are subjective and generally require significant analysis and judgment to develop.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and 18% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.
Debt Issuance Costs
On June 7, 2016, the Company secured debt in the form of a term loan (“Term Loan G”), senior notes (“Notes due 2024”) and a revolving credit facility (“Revolver G”). On June 12, 2017, the Company refinanced Term Loan G for a reduced interest rate of LIBOR plus 3.00% with terms otherwise similar to the former term loan. On November 18, 2016 the Company sold $460.0 million in face value of additional notes under the same indenture governing the Notes due 2024. On November 21, 2017, the Company issued $1.3 billion of Senior PIK Toggle Notes due 2022.
There were specific costs incurred of $102.2 million related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as a reduction to the carrying amount of the respective debt obligations and are being amortized over the life of the debt using the straight-line accretion method, which approximated the effective interest method in this instance. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write-off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and accounts receivable, approximate their fair values due to their short maturities. The fair value of long-term debt is based on interest rates currently available for instruments with similar terms (Note 10 Fair Value Measurements).

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carry forwards and tax credit carry forwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
The Company evaluates all factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences and available tax planning strategies.
Earnings per Common Share
The Company calculates basic earnings per share based on the weighted average number of common shares outstanding for the period. See Note 16 “Earnings Per Share” for additional information.
3.   New Accounting Pronouncements Recently Adopted
We consider the applicability and impact of all Accounting Standards Update (“ASUs”) and applicable authoritative guidance. The ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our consolidated financial position.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which outlined a single comprehensive model for entities to use in accounting for revenue using a five-step process that superseded virtually all existing revenue guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in the amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the standard and all related amendments using the modified retrospective method, effective January 1, 2018, and there was no material impact on our consolidated financial statements. See Note 2 “Summary of Significant Accounting Policies — Revenue Recognition” for further discussion.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Subsequently, the FASB issued additional ASUs which further clarify this guidance. This ASU increases the transparency and comparability of organizations by requiring the capitalization of substantially all leases on the balance sheet and disclosures of key information about leasing arrangements. Under this new guidance, at the lease commencement date, a lessee recognizes a right-of-use asset and lease liability, which is initially measured at the present value of the future lease payments. For income statement purposes, a dual model was retained for lessees, requiring leases to be classified as either operating or finance leases. Under the operating lease model, lease expense is recognized on a straight-line basis over the lease term. Under the finance lease model, interest on the lease liability is recognized separately from amortization of the right-of-use asset. In addition, a new ASU was issued in July 2018, to provide relief to companies from restating the comparative periods. The Company adopted this new accounting standard on January 1, 2019 on a modified retrospective basis using a simplified transition approach. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. Additionally, we elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to carry forward (1) our historical lease classification and assessments for expired and existing leases, and (2) our historical accounting for initial direct costs for existing leases. We elected not to record on the consolidated balance sheets any lease whose

Polaris Parent Corp.
Notes to Consolidated Financial Statements
term is 12 months or less and does not include a purchase option that we are reasonably certain to exercise. We also elected to account for the non-lease components within our leases as part of the single lease component to which they are related. The adoption of the standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of $35.7 million and $38.1 million, respectively, as of January 1, 2019. Included in the measurement of the right-of-use assets is the reclassification of certain balances including those historically recorded as prepaid or deferred rent. See Note 6 “Leases” for additional information on the impact of ASC 842 adoption.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies an entity’s measurement of goodwill for impairment testing purposes. This standard is effective for non-public entities for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard during the year ended December 31, 2018, and determined that the new guidance does not have a material impact on its consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting. This ASU eliminated most of the differences between accounting guidance for share-based compensation granted to nonemployees and the guidance for share-based compensation granted to employees. The ASU supersedes the guidance for nonemployees and expands the scope of the guidance for employees to include both. The Company adopted this new accounting standard on January 1, 2019. The adoption of this ASU had no impact on the Company’s results of operations, cash flows or financial position.
In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity applies modification accounting under ASC 718. According to the new standard, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the modified award is the same as the original award immediately before the original award is modified. The standard will be applied prospectively to modifications that occur on or after the adoption date. We adopted ASU 2017-09 on January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of the amendment is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU was effective January 1, 2018. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements, but may have an impact in the future.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which adds or clarifies guidance to reduce diversity in how certain transactions are classified in the statement of cash flows. The standard is effective for interim and annual periods beginning after December 15, 2017 with early adoption permitted. The standard requires application using a retrospective transition method. We elected to adopt ASU 2016-15 as of January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
4.   New Accounting Pronouncements Issued but Not Yet Adopted
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain

Polaris Parent Corp.
Notes to Consolidated Financial Statements
internal-use software (and hosting arrangements that include an internal-use software license). We will adopt this new accounting standard as of January 1, 2020 on a prospective basis. We do not expect that the adoption of this ASU will have a material impact on the Company’s results of operations, cash flow or financial position.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that requires credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We will adopt this standard on January 1, 2020, as required. Our financial assets in the scope of the new standard consist primarily of trade receivables. The adoption of ASC 326 is not expected to have a material impact on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Accounting Standards Codification (“ASC”) 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We will adopt this guidance on January 1, 2020 and it is not expected to have any material impact on our consolidated financial statements.
5.   Property and Equipment
Property and equipment, net consisted of the following as of December 31, 2019 and 2018:
	2019			2018
($ in thousands)	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net
Leasehold improvements	$3,569	$(2,072)	$1,497	$3,078	$(1,431)	$1,647
Furniture & equipment	5,499	(3,109)	2,390	5,512	(2,529)	2,983
Computer hardware	36,979	(23,174)	13,805	32,086	(16,601)	15,485
Computer software	32,905	(23,055)	9,850	29,067	(17,657)	11,410
Capitalized software development	283,391	(132,941)	150,450	227,946	(90,985)	136,961
Total Property and Equipment	$362,343	$(184,351)	$177,992	$297,689	$(129,203)	$168,486
Furniture and equipment includes assets under capital leases of $0.3 million and $0.6 million with accumulated depreciation of $0.1 million and $0.4 million as of December 31, 2019 and 2018, respectively.
During the years ended December 31, 2018 and 2017, the Company conducted a review of its property and equipment records and retired assets with a net value of $2.2 million and $2.5 million, respectively.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
6.   Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and current and non-current operating lease obligation on the consolidated balance sheets. Finance lease ROU assets are included in property and equipment, net, and the current and non-current portion of finance lease liabilities are included in other accrued expenses and long-term debt, respectively, on the consolidated balance sheets.
The Company has operating and finance leases for corporate offices and certain equipment. Leases have remaining lease terms ranging from one to six years. Certain leases include options to renew in increments of five years; the options to renew are not considered reasonably certain to be exercised at commencement and are not included in the lease term. Some leases have variable payments, however, because they are not based on an index or rate, they are not included in the measurement of ROU assets and operating lease liabilities. Variable payments for real estate leases relate primarily to common area maintenance, insurance and property taxes associated with the properties. These variable payments are expensed as incurred. The Company elected to not separate lease and non-lease components for building and equipment leases. The Company will account for the lease and non-lease components, such as those described above, as a single lease component.
For the year ended December 31, 2019, operating lease expense was $11.0 million, of which $7.0 million was recorded within costs of services and $4.0 million was recorded within general and administrative expenses. For the year ended December 31, 2019, variable lease expense was $1.8 million, of which $1.0 million was recorded within cost of services and $0.8 million was recorded within general and administrative expenses. Short-term and finance lease expense was determined to not be material. In addition, $4.0 million of operating lease right-of-use assets were obtained in exchange for lease obligations during the year ended December 31, 2019.
Future lease payments due in each of the next five years and thereafter, as of December 31, 2019, in accordance with ASC Topic 842, are presented in the table below:
($ in thousands)
2020	$11,226
2021	9,525
2022	8,037
2023	5,998
2024	1,393
Thereafter	428
Total lease payments	$36,607
Less: Interest	(4,000)
Present value of lease liabilities	$32,607

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Minimum future lease payments due in each of the next five years and thereafter, as of December 31, 2018, in accordance with ASC Topic 840, are presented in the table below:
($ in thousands)
2019	$10,658
2020	10,628
2021	8,579
2022	6,583
2023	2,336
Thereafter	—
Total lease payments	$38,784
For the years ended December 31, 2018 and 2017, fixed rent expense was $10.6 million and $9.9 million, respectively and variable rent expense was $1.0 million and $1.2 million, respectively.
Weighted average remaining lease terms and discount rates were as follows:
December 31, 2019
Weighted-average remaining lease term (in years)
Operating leases	3.6
Weighted-average discount rate
Operating leases	7.0%
The discount rate applied to our leases in determining the present value of lease payments is our incremental borrowing rate based on the information available at the commencement date.
Supplemental cash flow information related to leases was as follows:
($ in thousands)	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$10,961
As of December 31, 2019, there were no material lease transactions that we have entered into but have not yet commenced.
7.   Goodwill and Other Intangible Assets
As of each balance sheet date, other intangible assets consisted of the following:
		2019			2018
($ in thousands)	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Client relationships	15 years	$4,114,000	$(978,218)	$3,135,782	$4,114,000	$(703,951)	$3,410,049
Provider network	15 years	896,800	(213,239)	683,561	896,800	(153,453)	743,347
Trade names	Indefinite Life	67,300	—	67,300	67,300	—	67,300
Total		$5,078,100	$(1,191,457)	$3,886,643	$5,078,100	$(857,404)	$4,220,696

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Amortization expense was $334.1 million for the twelve months ended December 31, 2019, 2018 and 2017. The estimated aggregate amortization expense for each of the five succeeding years is $334.1 million per year.
The Company assesses the impairment of goodwill and intangible assets at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We performed our 2019 impairment assessment of goodwill and intangible assets and determined that no impairment existed as of June 30, 2019. The Company’s management is not aware of any triggering events subsequent to the impairment review, and management believes no impairments exist as of December 31, 2019 that need to be disclosed.
The goodwill arose from the acquisition of the Company in 2016 by the Sponsors. The carrying value of goodwill was $4.1 billion as of December 31, 2019 and 2018 and no impairment has been recognized to date.
8.   Long-Term Debt
As of December 31, 2019, and 2018, long-term debt consisted of the following:
($ in thousands)	2019	2018
Term Loan G	$2,710,000	$2,810,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,300,000
Capital lease obligations	101	101
Long-term debt	5,448,828	5,670,101
Premium – Notes due 2024	10,327	12,280
Discount – Term Loan G	(6,195)	(7,765)
Discount – Senior PIK Notes	(7,436)	(10,596)
Debt issuance costs, net:
Term Loan G	(18,332)	(22,963)
Notes Due 2024	(21,539)	(25,490)
Senior PIK Notes	(8,531)	(12,154)
Long-term debt, net	$5,397,122	$5,603,413
As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:
	Payments Due by Period
($ in thousands)	Total	2020	2021	2022	2023	2024
Term Loan G	$2,710,000	$—	$—	$—	$2,710,000	$—
Notes due 2024	1,560,000	—	—	—	—	1,560,000
Senior PIK Note	1,178,727	—	—	1,178,727	—	—
Capital lease obligations	187	86	66	35	—	—
Total contractual obligations	$5,448,914	$86	$66	$1,178,762	$2,710,000	$1,560,000
9.   Term Loans and Revolver
On June 7, 2016, in conjunction with the Merger, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating a term loan payable (“Term Loan G”) and settled all other outstanding term loans.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the Capital Stock of each of its Subsidiaries.
Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.
For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.
Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017, respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Senior Notes
On June 7, 2016 the Company sold senior subordinated notes of $1.1 billion (“Notes due 2024”). The Notes due 2024 are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold senior subordinated notes of $460.0 million at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of Notes due 2024. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.
The interest rate on the Notes due 2024 is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the Notes due 2024 was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
The Company sold Senior PIK Toggle Notes of $1.3 billion on November 21, 2017 (“Senior PIK Notes”). The Senior PIK Notes were issued with a 1.0% discount and will mature on December 1, 2022.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statement of income and comprehensive income.
During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024 and the Senior PIK Notes that limit the Company and its subsidiaries the ability to engage in specified types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

•
pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

•
guarantee indebtedness or incur other contingent obligations;

•
consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•
engage in transactions with the Company’s affiliates.

Under our debt agreements, a Change of Control is an immediate Event of Default.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of December 31, 2019 and 2018 the Company was in compliance with all of the debt covenants.
Debt Issuance Costs
In connection with Term Loan G, Notes due 2024 and Revolver G and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized and are being amortized over the term of the related debt using the effective interest method.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The following table is a summary of the cost and accumulated amortization of debt issuances costs as of December 31, 2019 and 2018:
		2019		2018
($ in thousands)	Amortization Period	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Term Loan G	84 months	$34,654	$(16,322)	$34,654	$(11,691)
Notes due 2024	96 months	34,089	(12,550)	34,089	(8,599)
Senior PIK Note	60 months	14,909	(6,378)	14,909	(2,755)
Revolver G	60 months	971	(692)	971	(495)
		$84,623	$(35,942)	$84,623	$(23,540)
10.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable.
We estimate the fair value of long-term debt, including current maturities of capital lease obligations were based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five, seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement.
As of December 31, 2019 and 2018, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	2019		2018
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,570,327	$1,544,976	$1,572,280	$1,491,988
Term Loan G, net of discount	2,703,805	2,769,645	2,802,235	2,898,934
Senior PIK Note, net of discount	1,171,291	1,191,694	1,289,404	1,284,024
Finance lease obligations	101	101	101	101
Total Liabilities	$5,445,524	$5,506,416	$5,664,020	$5,675,047

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 14 “Stock-Based Compensation” for further information.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets for fiscal years 2019, 2018 and 2017.
For additional information related to goodwill, intangible assets, long-lived assets and impairments, see Note 2 “Summary of Significant Accounting Policies”.
11.   Income Taxes
The Company does not have operations in foreign jurisdictions. The provision (benefit) for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:
($ in thousands)	2019	2018	2017
Current
Federal	$96,148	$103,806	$119,317
State and local	16,055	16,785	13,410
	112,203	120,591	132,727
Deferred
Federal	(97,326)	(92,764)	(717,152)
State and local	(14,078)	(19,719)	(2,087)
	(111,404)	(112,483)	(719,239)
Total provision (benefit) from continuing operations	$799	$8,108	$(586,512)
The Company’s provision for income taxes for the years ending December 31, 2019, December 31, 2018 and December 31, 2017 was impacted by the Tax Cuts and Jobs Act Tax Reform (TCJA), which was enacted into law on December 22, 2017. Income tax effects resulting from changes in tax laws are accounted for by the Company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted. Thus, at December 22, 2017, the date of enactment, the Company’s deferred taxes were re-measured utilizing the new federal income tax rate of 21%. As of the fourth quarter ending December 31, 2019, the effects on the Company’s income tax related to the TCJA are final.
The TCJA includes significant changes to the U.S. corporate income tax system including a reduction of the U.S. federal corporate tax rate from 35.0% to 21.0% as of January 1, 2018, and a limitation on business interest deductions.
Pre-tax income during the period ended December 31, 2019 of $10.5 million generated an income tax provision of $0.8 million. The pre-tax income during the period ended December 31, 2018 of $44.3 million generated an income tax provision of $8.1 million. The pre-tax income during the period ended December 31, 2017 of $61.6 million generated an income tax benefit of $586.5 million, primarily due to the reevaluation of our deferred tax assets and liabilities with regards to the TCJA.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes and the effective tax rate for the years ended December 31 is as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Tax at Statutory	$2,207	$9,310	$21,567
Non-Deductible Expenses	75	57	86
Equity Compensation Plan of Parent	(3,125)	990	17,776
State Taxes (net)	1,704	2,617	9,183
Other	87	9	53
Tax Law Changes	(149)	(4,875)	(635,177)
Total	799	8,108	(586,512)
The following are significant deferred income tax assets and liabilities as of December 31, 2019, 2018 and 2017:
($ in thousands)	2019	2018	2017
Deferred income tax assets:
Allowances on trade receivables	$147	$356	$271
Net operating loss carryforwards	549	712	753
Accrued expenses and reserves	2,593	2,677	2,992
Interest limitation carryforward	73,297	34,766	—
Leases – right-of-use liability	7,604	—	—
Transaction expenses	5,859	6,577	7,314
Other	—	560	579
Deferred income tax assets	90,049	45,648	11,909
Deferred income tax liabilities:
Intangible assets	907,039	982,319	1,066,684
Depreciable assets	39,553	36,866	29,671
Leases – right-of-use asset	6,957	—	—
Debt costs	5,492	6,900	8,348
Other	207	166	292
Deferred income tax liabilities	959,248	1,026,251	1,104,995
Net deferred income tax liabilities	$869,199	$980,603	$1,093,086
The Company has NOL carry forwards for federal income tax purposes of $0.5 million that will be available to reduce future taxable income. The utilization of most of these losses is subject to annual limitations under federal income tax law. The Company believes that it will be able to fully utilize these losses under current federal tax law. The net operating losses begin to expire in 2021. The Company has net operating loss carry forwards for state income tax purposes of $0.5 million. The Company believes that it will be able to fully utilize these losses under current state tax laws. Substantially all of the Company’s NOL carryforwards expire by 2025.
The Company does not have reserves for uncertain tax positions. Any need for a reserve or changes in a reserve would be a component of the Company’s tax provision. The Company includes interest and tax penalties as part of the tax provision. The Company does not reasonably expect any other significant changes in the next twelve months.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
12.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of December 31, 2019, 2018 and 2017.
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying consolidated statements of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities on the accompanying consolidated balance sheets.
13.   Shareholders’ Equity
As of December 31, 2019 and 2018, the Company has authorized 1,000 shares of common stock, of which 500 shares are designated as Series A Common Stock and 500 shares are designated as Series B Common Stock, with a par value of $0.001 per share. The holders of Series A Common Stock and Series B Common Stock vote together as one class on all matters submitted to the vote of shareholders and each holder of Common Stock is entitled to one vote per share held as of the record date. The holders of Series A Common Stock and Series B Common Stock are equally and ratably entitled to receive dividends, when and if declared by the Board of Directors. Upon a change of control of the voting power of the Board of Directors of Holdings our Series B Common Stock shall be considered extinguished. The total common stock outstanding as of December 31, 2019 is 10 shares, including 5 shares of Series A Common Stock and 5 shares of Series B Common Stock.
Contributed capital is reported in the shareholders’ equity section of the balance sheet and corresponds to the cash that shareholders have given the Company in exchange for stock. The changes in Contributed capital are mainly due to (i) a capital distribution of $1.3 billion made by the Company to shareholders during 2017, (ii) stock-based compensation expenses, and (iii) advances made to Class B unit holders in 2017 in connection with the obligation held by Holdings.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
14.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units via the Polaris Agreement. There are 343,114 Units available for issuance under the Polaris Plan. There were 269,645 and 270,576 Units issued and outstanding as of December 31, 2019 and 2018, respectively. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units.
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $98.1 million and $147.8 million as of December 31, 2019 and 2018, respectively. The Company recorded stock-based compensation credit of $14.9 million during the period ended December 31, 2019, stock-based compensation expense of $4.7 million during the period ended December 31, 2018, and stock-based compensation expense of $50.8 million during the period ended December 31, 2017. There was $6.3 million of unrecognized compensation cost as of December 31, 2019 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.2 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses for the years ended December 31, 2019, 2018 and 2017:
	2019	2018	2017
Risk free rate of return	1.6%	2.5%	2.6%
Expected volatility	24.9%	25.0%	25.1%
Expected dividend yield	0.0%	0.0%	0.0%
Discount for Lack of Marketability	20.0%	20.0%	—

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying consolidated statements of income and comprehensive income for the years ending December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Cost of services	$(7,904)	$242	$23,907
General and administrative	(6,976)	4,475	26,881
Total stock-based compensation	$(14,880)	$4,717	$50,788
The Company changed its assumptions for computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018. The assumptions used in 2017 did not include the 20% discount for lack of marketability as the acquisition of MultiPlan by affiliates of H&F, certain other investors and certain members of management on June 7, 2016, provided a fair value which continued to be the most relevant factor when determining the fair value of stock option awards as of December 31, 2017. This change in accounting estimate resulted in the following effects for the years ended December 31, 2019 and 2018:
	For the Years Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018
Increase in income from continuing operations	$17,405	$15,958
Increase in net income	17,405	15,958
Weighted average number of shares outstanding – basic and diluted	10	10
Increase in net income per share – basic and diluted	$1,740,500	$1,595,800
Following is a vesting summary of the Class B Units for the periods ended December 31, 2019, 2018 and 2017:
($ in thousands)	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2017	159,722	$654.61
Awarded	—	—
Vested	(37,751)	$546.40
Forfeited	(3,682)	$546.40
Nonvested at December 31, 2018	118,289	$546.40
Awarded	—	—
Vested	(36,687)	$363.91
Forfeited	(931)	$363.91
Nonvested at December 31, 2019	80,671	$363.91
None of the Units were puttable as of December 31, 2019. The Company did not declare or pay any distributions during 2019 and 2018, but paid distributions of $96.7 million to Class B Unit holders during 2017 in connection with the obligation held by Holdings. The amount of these distributions in excess of the obligation provided by Holdings for the Units has been accounted for as an advance to the Class B Unit holders, which was recorded as a reduction of contributed capital, offset by adjustments for expense/income subsequently recognized.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
15.   Employee Benefit Plan
The Company sponsors a profit-sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers eligible employees and provides for discretionary employer contributions and a matching contribution subject to certain limitations of employee salary deferrals. Profit sharing expense was immaterial during the periods ended December 31, 2019 and 2018, and $7.4 million during the period ended December 31, 2017.
16.   Earnings Per Share
The following is a reconciliation of basic and diluted earnings per share for the years ended December 31, 2019, 2018 and 2017:
	Year Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018	2017
Numerator for earnings per share calculation
Net Income	$9,710	$36,223	$648,132
Denominator for earnings per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10	10
Income per share – basic and diluted:
Net income per share – basic and diluted	$971,000	$3,622,300	$64,813,200
17.   Related Party Transactions
The accompanying consolidated statement of income and comprehensive income include expenses and revenues to and from related parties for the years ended December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Revenues	$2,373	$2,431	$2,837
Total revenues from related parties	$2,373	$2,431	$2,837
Cost of services	$(3,753)	$(4,985)	$(5,594)
General and administrative	(288)	(222)	(346)
Total expense from related parties	$(4,041)	$(5,207)	$(5,940)
The accompanying consolidated balance sheets include accruals from related parties as of December 31, 2019 and 2018 as follows:
	As of December 31,
($ in thousands)	2019	2018
Current liabilities:
Accounts payable	$2,500	$2,200
Total liabilities from related parties	$2,500	$2,200
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

18.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through July 30, 2020, the date of issuance.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill, Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill, the Company, and Holdings. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, pursuant to a Private Investment in Public Equity of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
The consummation of the Transactions is subject to customary closing conditions for transactions of this nature, including customary closing conditions for special purpose acquisition companies. In addition, the proposed Business Combination is subject to approval by Churchill’s stockholders. The Merger Agreement may be terminated prior to the closing of the Transactions by mutual agreement of Churchill and the Company, by either party if the Transactions are not consummated on or before January 28, 2021 (subject to extension) and under other circumstances as specified in the Merger Agreement.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement. In order to facilitate the consummation of the Mergers, the Company has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters to be voted on at a special meeting of Churchill’s stockholders;

•
the Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive

Polaris Parent Corp.
Notes to Consolidated Financial Statements
compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;
•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Churchill’s Class A Common Stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transactions, in recognition of their efforts in connection with the completion of the Transactions. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to general employees.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Polaris Parent Corp.
Unaudited Condensed Consolidated Balance Sheets
($ in thousands, except share and per share data)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$178,860	$21,825
Trade accounts receivable, net	54,004	77,071
Prepaid expenses and other current assets	3,456	5,032
Prepaid software and maintenance	8,616	9,556
Prepaid taxes	7,686	2,130
Total current assets	252,622	115,614
Property and equipment, net	182,011	177,992
Operating lease right-of-use asset	25,887	29,998
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	2,998,649	3,135,782
Provider network intangible, net	653,667	683,561
Other intangibles, net	67,300	67,300
Other assets	11,040	8,151
Total assets	$8,333,189	$8,360,411
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,352	$9,565
Accrued interest	17,895	17,966
Operating lease obligation	9,649	9,521
Accrued compensation	22,855	26,311
Accrued legal	9,835	10,038
Accrued administrative fees	3,345	3,861
Other accrued expenses	11,526	8,524
Total current liabilities	83,457	85,786
Long-term debt	5,406,138	5,397,122
Operating lease obligation	18,635	23,086
Deferred income taxes	861,309	869,199
Total liabilities	6,369,539	6,375,193
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized
(500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Contributed capital	1,384,928	1,347,656
Retained earnings	578,722	637,562
Shareholders’ equity	1,963,650	1,985,218
Total liabilities and shareholders’ equity	$8,333,189	$8,360,411
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
($ in thousands, except share and per share data)
	Six Months Ended June 30,
	2020	2019
Revenues	$458,902	$490,677
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	96,579	75,132
General and administrative expenses	57,767	36,527
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Total expenses	351,014	306,256
Operating income	107,888	184,421
Interest expense	177,015	193,192
Interest income	(148)	(79)
Net loss before income taxes	(68,979)	(8,692)
Benefit for income taxes	(10,139)	(1,196)
Loss from continuing operations	(58,840)	(7,496)
Net loss	(58,840)	(7,496)
Weighted average shares outstanding – Basic and Diluted:	10	10
Net loss per share – Basic and Diluted:	$(5,884,000)	$(749,600)
Comprehensive loss	(58,840)	(7,496)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings (Accumulated Losses)	Total
Balance as of January 1, 2019	10	$—	$1,362,536	$627,852	1,990,388
Class B Unit expense	—	—	(4,630)	—	(4,630)
Net loss	—	—	—	(7,496)	(7,496)
Balance as of June 30, 2019	10	$—	$1,357,906	$620,356	$1,978,262
Balance as of January 1, 2020	10	$—	$1,347,656	$637,562	1,985,218
Class B Unit expense	—	—	37,272	—	37,272
Net loss	—	—	—	(58,840)	(58,840)
Balance as of June 30, 2020	10	$—	$1,384,928	$578,722	$1,963,650
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Operating activities:
Net loss	$(58,840)	$(7,496)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Amortization of the right-of-use asset	4,111	2,551
Amortization of debt issuance costs	8,153	5,640
Stock-based compensation	37,272	(4,630)
Deferred tax benefit	(7,890)	(37,634)
Non-cash interest costs	945	970
Loss on disposal of property and equipment	101	130
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	23,067	263
Prepaid expenses and other assets	(474)	18,978
Prepaid taxes	(5,556)	(15,833)
Operating lease obligation	(4,323)	(2,455)
Accounts payable and accrued expenses and other	(1,367)	(14,243)
Net cash provided by operating activities	191,867	140,838
Investing activities:
Purchases of property and equipment	(34,866)	(33,696)
Net cash used in investing activities	(34,866)	(33,696)
Financing activities:
Repayments of long term debt	—	(100,000)
Borrowings on revolving credit facility	98,000	—
Repayment of revolving credit facility	(98,000)	—
Borrowings (payments) on capital leases, net	34	(87)
Net cash provided by (used in) financing activities	34	(100,087)
Net change in cash and cash equivalents	157,035	7,055
Cash and cash equivalents at beginning of period	21,825	5,014
Cash and cash equivalents at end of period	$178,860	$12,069
Noncash investing and financing activities:
Purchases of property, plant and equipment not yet paid	$2,664	$3,188
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$467	$2,436
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(167,836)	$(185,864)
Income taxes, net of refunds	$(3,407)	$(52,727)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
1.   General Information and Basis of Accounting
General Information
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.
Basis of Presentation and Consolidation
The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and disclosures required by GAAP for completed consolidated financial statements are not included herein. The interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements of Polaris Parent Corp. as of and for the year ended December 31, 2019 and the notes related thereto. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
Summary of Significant Accounting Policies
Use of Estimates
The COVID-19 pandemic (“COVID-19”) has negatively impacted our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 15.8% decline in revenue during second quarter of 2020 compared to the second quarter of 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. The extent of the ultimate impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. See Note 3 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements were met and Note 5 “Income Taxes” for discussion on the impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).
These unaudited condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. The Company believes it has used reasonable estimates and assumptions to assess the fair values of goodwill, long-lived assets and indefinite-lived intangible assets; assessment of the annual effective tax rate; valuation of deferred income taxes and the allowance for doubtful accounts. Actual results may differ from these estimates and assumptions.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Revenue Recognition
Disaggregation of Revenue
The following table presents net sales disaggregated by services and contract types:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Revenues
Network Services	$135,126	$162,761
Percentage of Savings	103,407	129,722
PEPM	27,870	29,070
Other	3,849	3,969
Analytic-Based Services	274,096	274,798
Percentage of Savings	273,308	274,525
PEPM	788	273
Payment Integrity Services	49,680	53,118
Percentage of Savings	49,636	53,076
PEPM	44	42
Total Revenues	$458,902	$490,677

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our percentage of savings contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payers not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available. There have not been any material changes to estimates of variable consideration for performance obligations satisfied prior to the six months ended June 30, 2020.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Recently Adopted Accounting Standards
In 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. Accounting Standards Codification (“ASC”) 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as the Current Expected Credit Loss. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted this standard on January 1, 2020, using a modified retrospective approach. Our financial instruments in the scope of the new standard consist primarily of trade receivables. The allowance for credit losses was $0.4 million as of June 30, 2020 and December 31, 2019. There were no material write offs charged or increases to the allowance for credit losses during the six months ended June 30, 2020. The adoption of ASC 326 had no material impact on our unaudited condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our unaudited condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our unaudited condensed consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by eliminating

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company has a term loan and a revolving credit loan for which the interest rates are indexed on the London InterBank Offered Rate (“LIBOR”) and as a result is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. As a result of the transactions described in Note 10 “Subsequent Events”, the Company will evaluate the effect that implementation of the standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
2.   Long-Term Debt
As of June 30, 2020 and December 31, 2019, long-term debt consisted of the following:
($ in thousands)	June 30, 2020	December 31, 2019
Term Loan G	$2,710,000	$2,710,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,178,727
Finance lease obligations	120	101
Long-term debt	5,448,847	5,448,828
Premium – Notes due 2024	9,302	10,327
Discount – Term Loan G	(5,369)	(6,195)
Discount – Senior PIK Notes	(6,292)	(7,436)
Debt issuance costs, net:
Term Loan G	(13,679)	(18,332)
Notes Due 2024	(19,452)	(21,539)
Senior PIK Notes	(7,219)	(8,531)
Long- term debt, net	$5,406,138	$5,397,122
3.   Term Loans and Revolver
The interest rate in effect for Term Loan G was 3.75 % and 5.08 % as of June 30, 2020 and June 30, 2019, respectively. Interest expense was $60.8 million and $75.5 million for the six month periods ended

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 and 2019, respectively. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020. On July 2, 2020 the Company, the administrative agent and the revolving credit lenders have agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022. Interest on Revolver G for the six months ended June 30, 2020 was $1.2 million. This amount is included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
During the six months ended June 30, 2020, a correcting adjustment of $2.3 million was made to increase interest expense to account for acceleration of debt issuance cost due to principal prepayments made on the Term Loan in years 2017, 2018 and 2019. The adjustment was not material to the current period or historical period financial statements.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024, and the Senior PIK Notes that limit the Company’s and its subsidiaries’ ability to engage in specified types of transactions.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of June 30, 2020 and December 31, 2019 the Company was in compliance with all of the debt covenants.
4.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable. The Company’s accounts receivable are spread over a large customer base and various product lines that the Company offers.
We estimate the fair value of long-term debt, including current maturities of finance lease obligations using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five,

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement. As of June 30, 2020 and December 31, 2019, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	June 30, 2020		December 31, 2019
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,569,302	$1,616,422	$1,570,327	$1,544,976
Term Loan G, net of discount	2,704,631	2,791,844	2,703,805	2,769,645
Senior PIK Note, net of discount	1,172,435	1,226,416	1,171,291	1,191,694
Finance lease obligations	120	120	101	101
Total Liabilities	$5,446,488	$5,634,802	$5,445,524	$5,506,416
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 7 “Stock-Based Compensation” for further information including details of our unobservable assumptions.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets as of June 30, 2020 or December 31, 2019.
5.   Income Taxes
The pre-tax loss during the six month period ended June 30, 2020 of $69.0 million generated an income tax benefit of $10.1 million. The pre-tax loss during the six month period ended June 30, 2019 of $8.7 million generated an income tax benefit of $1.2 million. The Company’s effective tax rate differed from the statutory rate primarily due to state taxes and stock-based compensation expense.
The CARES Act, was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in Section 163(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. As a result of these changes, the Company recorded a $32.4 million increase to its deferred income tax liability in the first quarter to account for the retroactive change to the tax law applicable to the Company’s year ended December 31, 2019. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision.
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020 and is still in progress. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
6.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of June 30, 2020 and December 31, 2019.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying unaudited condensed consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage, and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying unaudited condensed consolidated statement of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities in the accompanying unaudited condensed consolidated balance sheets.
7.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units (“Units”) via the Class B Unit Award Agreement (“Polaris Agreement”). There are 343,114 Units available for issuance under the Polaris Plan. There were 267,768 Units issued and outstanding as of June 30, 2020. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units (“Awards”).
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $142.9 million as of June 30, 2020. The valuation as of June 30, 2020 took into account the probability adjusted transaction value of the Company and reduced the discount for lack of marketability. There was $0.5 million of unrecognized compensation cost as of

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.1 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses as of June 30, 2020 and June 30, 2019:
	As of
	June 30, 2020	June 30, 2019
Risk free rate of return	0.2%	1.7%
Expected volatility	80.0%	23.2%
Expected dividend yield	0.0%	0.0%
Discount for lack of marketability	11.0%	19.0%
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Cost of services	$17,946	$(2,918)
General and administrative	19,326	(1,712)
Total stock-based compensation	$37,272	$(4,630)
Following is a vesting summary of the Class B Units for the six month period ended June 30, 2020:
	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2019	80,671	$363.91
Awarded	—	—
Vested	(18,000)	$533.75
Forfeited	(1,877)	$533.75
Nonvested at June 30, 2020	60,794	$533.75
None of the Units were puttable as of June 30, 2020.
8.   Net Loss Per Share
The following is a reconciliation of basic and diluted loss per share for the six month periods ended June 30, 2020 and June 30, 2019:
($ in thousands, except number of shares and per share data)	Six Months Ended June 30,
	2020	2019
Numerator for loss per share calculation
Net loss	$(58,840)	$(7,496)
Denominator for loss per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10
Loss per share – basic and diluted:
Net loss per share – basic and diluted	$(5,884,000)	$(749,600)

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
9.   Related Party Transactions
The accompanying unaudited condensed consolidated statements of loss and comprehensive loss include expenses and revenues to and from related parties for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
($ in thousands)	Six Months Ended June 30,
	2020	2019
Revenues	$1,036	$1,164
Total revenues from related parties	$1,036	$1,164
Cost of services	$583	$1,103
General and administrative	100	149
Total expense from related parties	$683	$1,252
The accompanying unaudited condensed consolidated balance sheets include accruals from related parties as of June 30, 2020 and December 31, 2019 as follows:
($ in thousands)	June 30, 2020	December 31, 2019
Current liabilities:
Accounts payable	$2,500	$2,500
Total liabilities from related parties	$2,500	$2,500
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

10.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through September 17, 2020, the date of issuance.
On July 2, 2020, the Company entered into an agreement to extend the maturity date of the revolving credit line. Refer to Note 3 “Term Loans and Revolver” for additional details.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill (“Second Merger Sub”), the Company, and Holdings. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Transactions”) by which, pursuant to a Private Investment in Public

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Equity (“PIPE”) of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
The consummation of the Transactions is subject to customary closing conditions for transactions of this nature, including customary closing conditions for special purpose acquisition companies. In addition, the proposed Transactions are subject to approval by Churchill’s stockholders. The Merger Agreement may be terminated prior to the closing of the Transactions by mutual agreement of Churchill and the Company, by either party if the Transactions are not consummated on or before January 28, 2021 (subject to extension) and under other circumstances as specified in the Merger Agreement.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement.
In order to facilitate the consummation of the Mergers, the Company has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters to be voted on at a special meeting of Churchill’s stockholders;

•
the Churchill Capital Corp III 2020 Omnibus Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;

•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to Churchill Sponsor III, LLC (the “Sponsor”). The Note bears no interest and is repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Class A common stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transaction. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to all other employees.
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
In August 2020, MPH Acquisition Holdings LLC, a subsidiary of the Company, purchased 9,094,876 shares of Churchill stock in the open market at a cost of $100.6 million.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
CHURCHILL CAPITAL CORP III,
MUSIC MERGER SUB I, INC.,
MUSIC MERGER SUB II LLC,
POLARIS PARENT CORP.
and
POLARIS INVESTMENT HOLDINGS, L.P.
dated as of
July 12, 2020

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Investor Rights Agreement
Exhibit D	–	Sponsor Agreement
Exhibit E	–	Form of First Merger Certificate
Exhibit F	–	Form of Second Merger Certificate

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 12, 2020, by and among Churchill Capital Corp III, a Delaware corporation (“Acquiror”), Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Music Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), Polaris Parent Corp., a Delaware corporation (the “Company”), and Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”). Acquiror, First Merger Sub, Second Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the Surviving Entity of the Second Merger (Second Merger Sub, in its capacity as the Surviving Entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (ii) the Holdings Termination (as described in Section 3.05 hereof) will be taken into account for purposes of Section 356 of the Code, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;
WHEREAS, Holdings, in its capacity as the sole stockholder of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the First Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”);
WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Acquiror (the “Acquiror Board Recommendation”);
WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Acquiror shall (i) subject to obtaining the approval of the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Acquiror, Holdings, certain of the limited partners of Holdings and certain other parties as of the date hereof have entered into an Investor Rights Agreement, a copy of which is attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, and Acquiror have entered into the Sponsor Agreement, a copy of which is attached as Exhibit D hereto;
WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of (i) shares of Acquiror Class A Common Stock (the “Common PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Common Subscription Agreement”), and (ii) convertible notes (the “Convertible Notes”) to be issued by Acquiror (the “Convertible PIPE Investment”, together with the Common PIPE Investment, the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Convertible Subscription Agreement”, together with the Common Subscription Agreements and in each case, with any side letters thereto, the “Subscription Agreements”), such private placements to be consummated prior to the consummation of the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of Acquiror have entered into one or more Voting and Support Agreements (each, a “Voting and Support Agreement”) pursuant to which, inter alia, such stockholders have agreed to vote all or a portion of their respective shares of Acquiror Class A Common Stock in favor of the Acquiror Stockholder Matters; and
WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of Acquiror have entered into one or more Non-Redemption Agreements (each, a “Non-Redemption Agreement”) pursuant to which, inter alia, such stockholders have agreed not to redeem or transfer all or a portion of their respective Acquiror Class A Common Stock.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.
“Acquiror Bylaws” has the meaning specified in the Recitals hereto.
“Acquiror Charter” has the meaning specified in the Recitals hereto.
“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Closing Statement” has the meaning specified in Section 4.02.
“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.
“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.
“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.
“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror, First Merger Sub and Second Merger Sub.
“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.
“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a)(i).
“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a)(i).
“Acquiror Stockholders” means the holders of shares of Acquiror Common Stock.
“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.
“Acquisition Transaction” has the meaning specified in Section 9.03(a).
“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of Holdings nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of Holdings be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.
“Agreement” has the meaning specified in the preamble hereto.
“Audited Financial Statements” has the meaning specified in Section 5.08(a).
“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits, but excluding restricted cash and security deposits).
“Certificate” has the meaning specified in Section 3.02(a).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on February 18, 2020, as amended and in effect on the date hereof.
“Closing” has the meaning specified in Section 4.01.
“Closing Cash Consideration” means an amount equal to (i) the Available Closing Acquiror Cash, minus (ii) principal outstanding on the Senior PIK Toggle Notes as of the Closing (and, for the avoidance of doubt, excluding any interest or prepayment or other premiums, penalties, breakage costs, make-whole payments or similar obligations on the Senior PIK Toggle Notes); provided, that, if the Closing occurs when a Convertible PIPE Failure Event has occurred and the Closing Cash Consideration as otherwise determined by this definition would be less than $1,521,000,000, then for purposes of determining “Closing Cash Consideration,” the amount determined pursuant to clause (ii) of this definition shall be reduced by an amount (which amount shall not be greater than the amount of the Convertible PIPE Investment that has not funded at Closing) necessary to make the Closing Cash Consideration equal to $1,521,000,000; provided; further that if the Closing occurs after there has been a Convertible PIPE Termination Event, the “Closing Cash Consideration” shall instead equal the Available Closing Acquiror Cash. Notwithstanding the foregoing, in no event shall the Closing Cash Consideration exceed $1,521,000,000.
“Closing Date” has the meaning specified in Section 4.01.
“Closing Merger Consideration” means $5,678,000,000.
“Closing Share Consideration” means the number of shares (rounded up to the nearest whole share) of Acquiror Class A Common Stock determined by dividing (i) the excess of the Closing Merger Consideration over the Closing Cash Consideration, by (ii) $10.00.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.13(a).
“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company, which as of immediately after the Pre-Closing Recapitalization will have two votes per share on all voting matters.
“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company, which as of immediately after the Pre-Closing Recapitalization will have one vote per share on all voting matters.
“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock and any successors thereto or other classes of common stock of the Company created in any Permitted Recapitalization.
“Company Cure Period” has the meaning specified in Section 11.01(b).
“Company Employees” has the meaning specified in Section 5.13(a).
“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.
“Company Subsidiary Securities” has the meaning specified in Section 5.07.
“Company Transaction Expenses” means all accrued fees, costs and expenses of Holdings, the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Holdings, the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.
“Common PIPE Investment” has the meaning specified in the Recitals hereto.
“Common PIPE Investment Amount” has the meaning specified in Section 6.13.
“Common PIPE Investor” means an investor party to a Common Subscription Agreement.
“Common Subscription Agreement” has the meaning specified in the Recitals hereto.
“Confidentiality Agreement” has the meaning specified in Section 12.09.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders and all material amendments, written modifications and written supplements thereto.
“Convertible Notes” has the meaning specified in the Recitals hereto.
“Convertible PIPE Failure Event” means less than all of the Convertible PIPE Investment Amount has been funded to the Acquiror as of immediately prior to Closing, other than to the extent resulting from a breach by the Company of Section 9.08 or from a Convertible PIPE Termination Event.
“Convertible PIPE Investment” has the meaning specified in the Recitals hereto.
“Convertible PIPE Investment Amount” has the meaning specified in Section 6.13.
“Convertible PIPE Investor” means an investor party to a Convertible Subscription Agreement.
“Convertible PIPE Termination Event” means a termination of one or more Convertible Subscription Agreements pursuant to Section 5(iii) or (iv) of such Convertible Subscription Agreement.
“Convertible Subscription Agreement” has the meaning specified in the Recitals hereto.
“Counsel” has the meaning specified in Section 12.17.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“D&O Tail” has the meaning specified in Section 8.02(b).
“DGCL” has the meaning specified in the Recitals hereto.
“DLLCA” has the meaning specified in the Recitals hereto.
“Enforceability Exceptions” has the meaning specified in Section 5.03.
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“ERISA” has the meaning specified in Section 5.13(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Share” has the meaning specified in Section 3.02(d).
“Extended Termination Date” has the meaning specified in Section 11.01(b).
“Financial Statements” has the meaning specified in Section 5.08(a).
“First Certificate of Merger” has the meaning specified in Section 2.02.
“First Effective Time” has the meaning specified in Section 2.02.
“First Lien Credit Agreement” means that certain Credit Agreement, dated as of June 7, 2016, among Polaris Intermediate Corp. (whose rights and obligations therein as initial Holdings were assumed by MPH Acquisition Corp 1), Polaris Merger Sub Corp. (which was merged with and into MPH Acquisition Corp 1, whose rights and obligations therein as the initial Borrower were assumed by MPH Acquisition Holdings LLC), the Lenders from time to time party thereto, the Co-Obligors from time to time party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties from time to time party thereto, as amended, restated, modified, supplemented or waived from time to time. Capitalized terms used in the preceding sentence but not otherwise defined herein shall have the meaning set forth in the First Lien Credit Agreement.
“First Lien Credit Facility” means, collectively, (i) that certain first lien senior secured term loan facility under the First Lien Credit Agreement and (ii) that certain first lien senior secured revolving credit facility under the First Lien Credit Agreement.
“First Merger” has the meaning specified in the Recitals hereto.
“First Merger Sub” has the meaning specified in the preamble hereto.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Government Closure” has the meaning specified in Section 7.03(a).
“Government Contract” means any Contract between a Person and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above.
“Government Program” means any “federal healthcare program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, TRICARE, the Medicare Advantage Program, Medicare Prescription Drug Benefit Programs, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Healthcare Laws” means all healthcare Laws of a Government Program applicable to the business of the Company relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the payment for, or arrangement of, healthcare benefits, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of healthcare services; (ii) healthcare or insurance fraud or abuse Laws, including the following Laws: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729- 3733), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) billings to insurance companies, health maintenance organizations and other managed care plans; (iv) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (v) the Medicare Improvements for Patients and Providers Act of 2008; (vi) HIPAA (as defined below); (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); and (viii) all other federal and state healthcare Laws of a Government Program applicable to the business of the Company, each of (i) through (viii) as may be amended from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act, as amended, and the rules and regulations promulgated thereunder.
“Holdings” has the meaning specified in the preamble hereto.
“Holdings Termination” has the meaning specified in Section 3.05.
“Holdings Termination Date” has the meaning specified in Section 3.05.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 8.11.
“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).
“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i)  — (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.
“Indemnitee Affiliate” has the meaning specified in Section 8.02(c).
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.
“Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).
“Interim Financial Statements” has the meaning specified in Section 5.08(a).
“Interim Period” has the meaning specified in Section 7.01.
“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.
“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.
“JOBS Act” has the meaning specified in Section 8.12.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the Lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.
“Leases” has the meaning specified in Section 5.19.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
“Malware” has the meaning specified in Section 5.20(a).
“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse

Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f) and (g), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning specified in Section 5.12(a).
“Mergers” has the meaning specified in the Recitals hereto.
“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).
“Multiemployer Plan” has the meaning specified in Section 5.13(g).
“Non-Redemption Agreement” has the meaning specified in the Recitals hereto.
“NYSE” means the New York Stock Exchange.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.
“Party” has the meaning specified in the preamble hereto.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” has the meaning specified in Section 5.11.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries (including pursuant to the First Lien Credit Facility) and (viii) Liens described on Schedule 1.01(a).
“Permitted Recapitalization” has the meaning specified in Section 3.04.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their respective privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person.
“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13.
“PIPE Investors” means, collectively, the Common PIPE Investors and the Convertible PIPE Investors.
“Polaris Intermediate” means Polaris Intermediate Corp., a Delaware corporation and direct, wholly owned subsidiary of the Company.
“Policies” has the meaning specified in Section 5.16.
“Pre-Closing Recapitalization” has the meaning specified in Section 3.04.
“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including California Consumer Privacy Act (CCPA), and Payment Card Industry Data Security Standard (PCI-DSS), and any and all applicable Laws relating to breach notification in connection with Personal Information.
“Privileged Communications” has the meaning specified in Section 12.17.
“Proxy Clearance Date” has the meaning specified in Section 9.02(a)(i).
“Proxy Statement” has the meaning specified in Section 9.02(a)(i).
“Registered Intellectual Property” has the meaning specified in Section 5.20(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Schedules” means the disclosure schedules of the Company and its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 6.08(a).
“Second Certificate of Merger” has the meaning specified in Section 2.02.
“Second Effective Time” has the meaning specified in Section 2.02.
“Second Merger” has the meaning specified in the Recitals hereto.
“Second Merger Sub” has the meaning specified in the preamble hereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Seller Group” has the meaning specified in Section 12.17.
“Senior Notes” means the 7.125% Senior Notes due 2024 issued by MPH Acquisition Holdings LLC (or its predecessor) under the Senior Notes Indenture.
“Senior Notes Indenture” means that certain Indenture, dated as of June 7, 2016, by and among Polaris Merger Sub Corp. (as predecessor of MPH Acquisition Holdings LLC) and Wilmington Trust, National Association, as trustee, as amended, restated, modified, supplemented or waived.
“Senior PIK Toggle Notes” means the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 issued by Polaris Intermediate under the Senior PIK Toggle Notes Indenture.
“Senior PIK Toggle Notes Indenture” means that certain Indenture, dated as of November 21, 2017, by and among Polaris Intermediate and Wilmington Trust, National Association, as trustee, as amended, restated, modified, supplemented or waived.

“Senior PIK Toggle Notes Redemption” has the meaning specified in Section 9.07.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” has the meaning specified in Section 9.02(b).
“Specified Representations” has the meaning specified in Section 10.02(a)(i).
“Sponsor” means each of Churchill Sponsor III LLC, Michael Klein, Lee Jay Taragin, Jeremy Paul Abson, Glenn R. August, Mark Klein, Malcom S. McDermid and Karen G. Mills.
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsor and Acquiror, as amended, restated, modified or supplemented from time to time.
“Subscription Agreement” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Surviving Corporation” has the meaning specified in the Recitals hereto.
“Surviving Entity” has the meaning specified in the Recitals hereto.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group pursuant to Law, or Contract.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).
“Terminating Company Breach” has the meaning specified in Section 11.01(b).
“Termination Date” has the meaning specified in Section 11.01(b).
“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Voting and Support Agreements, the Non-Redemption Agreements, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Pre-Closing Recapitalization; provided that, none of Acquiror, the board of directors of Acquiror, nor the officers of Acquiror shall be deemed to be making any representation or warranty with respect to the Pre-Closing Recapitalization or the Holdings Termination; provided, further, without limiting any rights of Holdings and the Company hereunder with respect thereto, that the board of directors of Acquiror has neither reviewed nor approved any agreements, resolutions or other documents related to the Pre-Closing Reorganization or the Holdings Termination.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 6.06(a).
“Trust Agreement” has the meaning specified in Section 6.06(a).
“Trustee” has the meaning specified in Section 6.06(a).
“Voting and Support Agreement” has the meaning specific in the Recitals hereto.
“Waived 280G Benefits” has the meaning specified in Section 7.06.
“Warrant Agreement” means that certain Warrant Agreement, dated as of February 13, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this

Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
Section 1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Mark Tabak, David Redmond, Jeff Doctoroff and Dale White and, in the case of the Acquiror Parties, Michael Klein and Lee Jay Taragin.
Section 1.04   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock (other than in connection with a Permitted Recapitalization) or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Common Stock or rights to acquire Acquiror Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
ARTICLE II
THE MERGERS
Section 2.01   The Mergers.
(a)   At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).
(b)   At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
Section 2.02   Effective Times.   On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03   Effect of the Mergers.
(a)   At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.
(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.
Section 2.04   Governing Documents.   Subject to Section 8.02, at the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “Polaris Parent Corp.” Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Polaris Parent LLC.”
Section 2.05   Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity.    Immediately after the First Effective Time, the board of directors and officers of the Surviving Corporation shall be the board of directors and officers of First Merger Sub immediately prior to the First Effective Time. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be the board of managers and officers as set forth in the amended and restated operating agreement of the Surviving Entity.
Section 2.06   Further Assurances.   If, at any time after the First Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the applicable directors, officers, members and managers of the Company, First Merger Sub and Second Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES
Section 3.01   Merger Consideration.   The total consideration to be paid to Holdings in respect of the First Merger shall equal the Closing Merger Consideration. The Closing Merger Consideration shall be paid to Holdings at the Closing in the form of the Closing Cash Consideration and the Closing Share Consideration.
Section 3.02   Effect of First Merger on Company Common Stock.   On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a)   The shares of Company Class A Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Share Consideration, and the shares of Company Class B Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration, in each case, without interest and otherwise in accordance with the terms of this Agreement, upon surrender by Holdings of the stock certificates representing such shares of Company Common Stock (each, a “Certificate”).
(b)   From and after the First Effective Time, Holdings shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as set forth in Section 3.02(a). At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Common Stock shall be made thereafter.
(c)   Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(d)   Each share of Company Common Stock held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.
Section 3.03   Effect of Second Merger.   On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
Section 3.04   Pre-Closing Recapitalization.   At any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of Holdings or the Company under this Agreement and notwithstanding anything to the contrary contained herein, the Company shall be permitted to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the then-outstanding shares of Company Common Stock (including any such event that involves the creation of new classes of common stock of the Company, which may have varying voting rights on a per-share basis) as necessary or appropriate to facilitate the exchange in the First Merger (a “Permitted Recapitalization”). On the day prior to the Closing Date, the Company will undergo a Permitted Recapitalization whereby (i) the aggregate number of authorized shares of Company Common Stock will be increased to 30,880,280, (ii) such shares of Company Common Stock will consist of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, (iii) the proportion of the number of such new shares of Class A Common Stock to the number of such new shares of Class B Common Stock will, to the extent possible, equal the proportion of (A) the Closing Share Consideration multiplied by $10.00 to (B) the Closing Cash Consideration, and (iv) each existing share of Company Common Stock as of immediately prior to such Permitted Recapitalization will be exchanged (which may be by merger of a newly formed wholly owned subsidiary with and into the Company) for such new shares of Company Class A Common Stock and Company Class B Common Stock (the “Pre-Closing Recapitalization”).
Section 3.05   Holdings Termination and Distribution.   On the date hereof, concurrently herewith, Holdings has adopted a plan of liquidation and dissolution and distribution agreement, to effectuate (a) the “termination” of Holdings as of the end of the day prior to the Closing Date after the effectuation of the Pre-Closing Recapitalization (such date the “Holdings Termination Date”) within the meaning of Section 708(b)(1) of the Code, (ii) the distribution at the end of the Holdings Termination Date of Holdings’ beneficial ownership of Company Class A Common Stock and Company Class B Common Stock to its partners (the termination described in clause (i) and the distribution described in clause (ii), the “Holdings Termination”), (iii) the retention by Holdings of record ownership of the Company Common Stock in order to effectuate the First Merger as agent on behalf of its partners, (iv) the distribution by Holdings, as agent on behalf of its partners, on the Closing Date of the Closing Cash Consideration and the Closing Share Consideration to its partners in accordance with the terms of such plan of liquidation and dissolution and distribution agreement, and (v) the complete liquidation and dissolution of the Company in accordance with the Delaware Revised Uniform Limited Partnership Act.
Section 3.06   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Acquiror, First Merger Sub, Second Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to Holdings hereunder is subject to deduction and/or withholding, then Acquiror shall (i) provide notice to Holdings as soon as reasonably practicable after such determination and (ii) cooperate with Holdings to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.
ARTICLE IV
CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION
Section 4.01   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 4.02   Acquiror Closing Statement.   At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of Acquiror Class A Common Stock may no longer elect redemption in accordance with the Acquiror Stockholder Redemption, Acquiror shall prepare and deliver to the Company a statement (the “Acquiror Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and each of the Common PIPE Investment proceeds and Convertible PIPE Investment proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Class A Common Stock pursuant to the Common Subscription Agreements; (e) the number of shares of Acquiror Class A Common Stock that may be issued upon the exercise of all Acquiror

Warrants issued and outstanding as of the Closing after giving effect to the Common PIPE Investment and the exercise prices therefor; and (f) the principal amount of the Convertible Notes and the number of shares of Acquiror Class A Common Stock issuable upon conversion thereof, in each case, including reasonable supporting detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Acquiror’s or its Representatives’ possession or control in connection with the Company’s review of the Acquiror Closing Statement and (y) consider in good faith any comments to the Acquiror Closing Statement provided by the Company, which comments the Company shall deliver to Acquiror no less than two (2) Business Days prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines are necessary or appropriate given such comments.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror as follows:
Section 5.01   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror (i) are true, correct and complete, (ii) are in full force and effect, and (iii) have not been amended. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.
Section 5.02   Subsidiaries.   The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02.
Section 5.03   Due Authorization.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and Holdings, in its capacity as sole shareholder of the Company, has by its execution and delivery hereof delivered the Company Stockholder Approval, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 5.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Schedule 5.05.
Section 5.06   Current Capitalization.
(a)   The Company is a wholly owned subsidiary of Holdings. As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of capital stock, including (i) 500 shares of Company Class A Common Stock and (ii) 500 shares of Company Class B Common Stock of which (A) 5 shares of Company Class A Common Stock are issued and outstanding as of the date of this Agreement and (B) 5 shares of Company Class B Common Stock are issued and outstanding as of the date of this Agreement. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the shares of Company Common Stock owned by Holdings, as of the date hereof, there are no shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)   As of the date hereof there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.
Section 5.07   Capitalization of Subsidiaries.   The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under the First Lien Credit Facility or the Senior Notes Indenture) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.
Section 5.08   Financial Statements.
(a)   Attached as Schedule 5.08 hereto are true, correct, accurate and complete copies of (a) the audited consolidated balance sheets of Polaris Intermediate Corp. and its Subsidiaries as at December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheet of each of (i) Polaris Intermediate Corp. and its Subsidiaries and (ii) MPH Acquisition Holdings LLC and its Subsidiaries, in each case, as at March 31, 2020 and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the three-month period ended March 31, 2020 (such March 31, 2020 balance sheets of Polaris Intermediate Corp and its Subsidiaries, the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).
Section 5.09   Undisclosed Liabilities.   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since March 31, 2020 in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10   Litigation and Proceedings.   There are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.
Section 5.11   Compliance with Laws.   Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), compliance with Tax Laws (which are the subject of Section 5.15) compliance with healthcare matters (which are the subject of Section 5.24), or insurance regulatory matters (which are the subject of Section 5.25), and (b) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Laws and Governmental Orders. From January 1, 2018, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). To the knowledge of the Company, as of the date hereof (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority since January 1, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.
Section 5.12   Contracts; No Defaults.
(a)   Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xv) of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.
(i)   Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $3,000,000 or (y) to the Company or to any of its Subsidiaries of more than $10,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)   Each Contract relating to the First Lien Credit Facility, the Senior Notes (including the Senior Notes Indenture) and the Senior PIK Toggle Notes (including the Senior PIK Toggle Notes Indenture);
(iii)   Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since January 1, 2018, in each case, involving payments in excess of $2,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iv)   Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(v)   Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;
(vi)   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;
(vii)   Each Contract expressly prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);
(viii)   Each license or other agreement with respect to any item of Intellectual Property (excluding non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business, and licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $500,000);
(ix)   Each employee collective bargaining Contract;
(x)   Each sales commission or brokerage Contract that involves annual payments in excess of $300,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;
(xi)   Each Government Contract pursuant to which the Company and its Subsidiaries generated gross revenue during the twelve (12) month period ended December 31, 2019 in excess of $1,000,000;
(xii)   Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries (other than Contracts disclosed pursuant to Section 5.12(a)(ii)) in excess of $500,000;
(xiii)   any Contract that is a currency or interest hedging arrangement; and
(xiv)   Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 5.12(a).
(b)   Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole,

(w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.
Section 5.13   Company Benefit Plans.
(a)   Schedule 5.13(a) sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any material stock purchase, stock option, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are contributed to, sponsored by or maintained by the Company or any of their respective Subsidiaries for the benefit of any current or former employee, officer, director or consultant of the Company or its Subsidiaries (the “Company Employees”)(each a “Company Benefit Plan”).
(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.
(c)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.
(d)   Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(e)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable Law.

(f)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
(g)   Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.
(h)   Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment.
(i)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
Section 5.14   Labor Matters.
(a)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. To the knowledge of the Company, none of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company. To the knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the Company Employees and as of the date of this Agreement, there is no, and since January 1, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company, in each case, pending or threatened.
(b)   Since January 1, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the WARN Act.
(c)   Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow- downs or work stoppages against the Company or its Subsidiaries.
(d)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e)   As of the date hereof, the Company has no knowledge that any current direct report to the CEO of the Company presently intends to terminate his or her employment.
Section 5.15   Taxes.   Except as would not constitute a Material Adverse Effect:
(a)   All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.
(c)   Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the knowledge of the Company, no oral claim has been made, since January 1, 2018, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.
(e)   Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2018.
(f)   Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Except with respect to deferred revenue or prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; or (D) prepaid amount received on or prior to the Closing.
(h)   There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(i)   Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6

(or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(j)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k)   The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(l)   The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(m)   The Company is not currently a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. Other than Sections 5.04, 5.05, 5.08, and 5.09, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.
Section 5.16   Insurance.   As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.
Section 5.17   Permits.   As of the date of this Agreement, each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21)) except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any material Permit.
Section 5.18   Machinery, Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
Section 5.19   Real Property.
(a)   Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property or interest therein. Schedule 5.19 contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto.
(b)   Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy and Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2020 or 2021 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $500,000 in any such calendar year.
(c)   As of the date hereof, the Leased Real Property identified on Schedule 5.19 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted.
Section 5.20   Intellectual Property and IT Security.   Except as would not constitute a Material Adverse Effect:
(a)   Schedule 5.20(a) lists (i) all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”) and (ii) each material unregistered trademark or service mark. Each item of Registered Intellectual Property is subsisting and unexpired and, to the knowledge of the Company, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the material Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right to use pursuant to a valid written license, sublicense, agreement or permission, all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted.
(b)   (i) The conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) to the knowledge of the Company, as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person at any time after January 1, 2018 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.
(c)   (i) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (x) the sole ownership, confidentiality and value of their proprietary Owned Intellectual Property (including, through valid and enforceable written agreements with each of their respective former and current employees, consultants and independent contractors in favor of the Company or one of its Subsidiaries that have conveyed all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby) and (y) the security, confidentiality, value, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no material Software owned or used by the Company or any of its Subsidiaries incorporates or is derived from any “open source” or similar Software; and (iii) except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by the Company or its Subsidiaries.
(d)   The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems used in connection with the business as currently conducted. The Company has adequate back-up and disaster recovery arrangements for the continued operation of its businesses in the event of a failure of its IT Systems that are, in the reasonable determination of the Company, in accordance with standard industry practice in all material respects. To the knowledge of the Company, the Company’s Software is free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software. The Company has taken commercially reasonable efforts to ensure that its Software is free from such Malware or vulnerabilities.
(e)   The Company and, to the knowledge of the Company, any Person acting for or on the Company’s behalf have, since January 1, 2018 through and including the date of this Agreement, at all times materially complied with (i) all applicable Privacy Laws, (ii) all of the Company’s published policies and notices regarding Personal Information, and (iii) all of the Company’s contractual obligations with respect to Personal Information, in each case, except as would not constitute a Material Adverse Effect. As of the date hereof, the Company has policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information that the Company reasonably considers to be adequate. The Company has implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and the Company has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same. To the Company’s knowledge, any third party who has provided Personal Information to the Company has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required. To the knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and the Company has not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information, other than those the result of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole. The Company has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to

Personal Information. To the Company’s knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.
Section 5.21   Environmental Matters.   Except as would not constitute a Material Adverse Effect:
(a)   the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws, which includes compliance with all Permits required under applicable Environmental Laws;
(b)   the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted; and
(c)   there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.
Other than Sections 5.04, 5.05, 5.08, 5.09, 5.12 and 5.16, this Section 5.21 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.
Section 5.22   Absence of Changes.
(a)   Since December 31, 2019, no Material Adverse Effect has occurred.
(b)   Since December 31, 2019, except (i) as set forth on Schedule 5.22(b), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.
(c)   Since December 31, 2019, except (i) as set forth on Schedule 5.22(c), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.
Section 5.23   Brokers’ Fees.   (a) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.24   Healthcare Matters.
(a)   The Company and its Subsidiaries are, and at all times since January 1, 2018, have been, in compliance in all material respects with all applicable Healthcare Laws, except for such non-compliance which would not constitute a Material Adverse Effect.
(b)   Without limiting the generality of Section 5.24(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of Healthcare Laws that would reasonably be expected to result in any current or prospective exclusion from any Government Program or that would constitute a Material Adverse Effect.
(c)   Neither the Company nor its Subsidiaries, or to the knowledge of the Company, any director, manager or executive officer of the Company or its Subsidiaries, (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any Government Program, or (iii) has been convicted of a felony relating to the delivery of any item or service under a Government Program.

(d)   Neither the Company nor any of its Subsidiaries (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has any reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority, (iii) is, to the knowledge of the Company, the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is, to the knowledge of the Company, a defendant in any qui tam/False Claims Act litigation, or (v) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any federal or state enforcement agency, in each case other than routine contacts and notifications not relating to an investigation or an actual or potential violation of law, in each case (i) though (v) which remains unresolved as of the date hereof.
(e)   Since January 1, 2018 and through and including the date of this Agreement, each of the Company and its Subsidiaries are in compliance in all material respects with HIPAA and to the knowledge of the Company, no “security incident” or “breach” has occurred with respect to “protected health information,” (as such terms are defined under HIPAA), in the possession or under the control of the Company that would require the Company to provide notice. As of the date hereof, the Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors as required by HIPAA and have implemented appropriate policies and procedures to ensure compliance with HIPAA and the protection of protected health information. Since January 1, 2018, neither the Company nor its Subsidiaries has received any written inquiry from the United States Department of Health and Human Services or any other Governmental Authority alleging material violations of HIPAA by the Company, its Subsidiaries, or any of their subcontractors. Since January 1, 2018, to the Company’s knowledge, no complaint has been filed with the United States Department of Health and Human Services or any other Governmental Authority regarding material non-compliance with HIPAA by the Company, its Subsidiaries, or any of their subcontractors.
Section 5.25   Insurance Regulatory Matters.
(a)   The Company and its Subsidiaries are, and at all times since January 1, 2018, have been, in compliance with all applicable insurance Laws, except for such non-compliance which would not constitute a Material Adverse Effect.
(b)   Without limiting the generality of Section 5.25(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of insurance Laws that would reasonably be expected to result in suspension or revocation of any Permit.
Section 5.26   Related Party Transactions.   Except for the Contracts set forth on Schedule 5.26, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans.
Section 5.27   Proxy Statement.   None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.10 (Tax Matters); and Section 6.11 (Capitalization)), each Acquiror Party represents and warrants to the Company as follows:
Section 6.01   Corporate Organization.   Each of Acquiror and First Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub is duly formed and is validly existing as a limited liability company in good standing under the Laws of Delaware and has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or consummate the transactions contemplated hereby.
Section 6.02   Due Authorization.
(a)   Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 6.02(b).
(c)   At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.
(d)   To the knowledge of Acquiror, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any Acquiror Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.
Section 6.03   No Conflict.   The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.
Section 6.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.
Section 6.05   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws and the NYSE.
Section 6.06   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $1,100,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 13, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror

Organizational Documents and Acquiror’s final prospectus dated February 13, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since February 13, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 6.07   Brokers’ Fees.   Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.
Section 6.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 13, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.09   Business Activities.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Schedule 6.09(c), no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Schedule 6.09(c)).
(d)   There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the three months ended March 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the three months ended March 31, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.
Section 6.10   Tax Matters.   Except as would not constitute a Material Adverse Effect:
(a)   All material Tax Returns required by Law to be filed by Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by Acquiror have been paid, and since the date of Acquiror’s consolidated balance sheet for the three months ended March 31, 2020, Acquiror has not incurred any material Tax liability outside the ordinary course of business.
(c)   Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Acquiror has not engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made, since January 1, 2018, by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror and no written request for any such waiver or extension is currently pending.
(e)   Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2018.
(f)   Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)   There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.
(h)   Acquiror does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(i)   Acquiror is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j)   Except with respect to deferred revenue or prepaid subscription revenues collected by the Acquiror in the ordinary course of business, the Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing” agreement with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; or (D) prepaid amount received on or prior to the Closing.
(k)   Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(l)   All of the membership interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.
(m)   Acquiror is not currently a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 6.11   Capitalization.
(a)   The authorized capital stock of Acquiror consists of 301,000,000 shares of capital stock, including (i) 250,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock of which (A) 110,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 27,500,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors. As of the date hereof, Acquiror has issued 50,500,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(b)   Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Mergers, the authorized capital stock of Acquiror will consist of 1,510,000,000 shares of capital stock, including (i) 1,500,000,000 shares of Acquiror Class A Common Stock, and (ii) 10,000,000 shares of Acquiror Preferred Stock of which Acquiror has committed to issue 132,050,000 shares of Acquiror Class A Common Stock of Acquiror Class A Stock to the Common

PIPE Investors, to reserve for issuance up to 100,000,000 shares of Acquiror Class A Common Stock upon the conversion of the Convertible Notes and up to an additional 30,000,000 shares of Acquiror Class A Common Stock in the event of adjustments to the conversion rate of the Convertible Notes in connection with a fundamental change or optional redemption, and to issue 27,500,000 shares of Acquiror Class A Common Stock upon the conversion Acquiror’s Class B Common Stock in accordance with the Sponsor Letter Agreement and Acquiror will have up to 57,250,000 Acquiror Warrants issued and outstanding, of which (i) up to 24,500,000 will be issued to the Sponsor and (ii) 6,500,000 Acquiror Warrants will entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $12.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(c)   Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(d)   No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.
Section 6.12   NYSE Stock Market Listing.   The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCXX.U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCXX”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCXX.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or the SEC.
Section 6.13   PIPE Investment.
(a)   Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which (i) the Common PIPE Investors have committed to provide equity financing to

Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $1,300,000,000 (the “Common PIPE Investment Amount”) and (ii) the Convertible PIPE Investors have committed to provide convertible debt financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $1,300,000,000 (the “Convertible PIPE Investment Amount”, together with the Common PIPE Investment Amount, the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.
(b)   No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.
Section 6.14   Sponsor Agreement.   Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.
Section 6.15   Non-Redemption Agreements.   The Acquiror has delivered to the Company true, correct and complete copies of each Non-Redemption Agreement. Each Non-Redemption Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or to the knowledge of Acquiror, any other party thereto. Each Non-Redemption Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, any such Non-Redemption Agreement violates any Laws. The Non-Redemption Agreements, collectively, shall provide for the subscription of up to 28,979,500 shares of Acquiror Class A Common Stock, at a price per share of no less than the “Purchase Price” specified therein, to backstop any breach of any non-redemption obligations under the Non-Redemption Agreements by the counterparty thereto and such shares shall be in addition to (and for the avoidance of doubt, not in lieu of) the shares of Acquiror Class A Common Stock to be issued by Acquiror in connection with the Common PIPE Investment and pursuant to the Common

Subscription Agreements. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Non-Redemption Agreement.
Section 6.16   Related Party Transactions.   Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.
Section 6.17   Investment Company Act.   Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.18   Acquiror Stockholders.   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing.
ARTICLE VII
COVENANTS OF THE COMPANY
Section 7.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 7.01 or consented to by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business) and (ii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 7.01, in connection with a Permitted Recapitalization and the Holdings Termination, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:
(a)   change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company, except as otherwise required by Law;
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;
(c)   enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;
(d)   (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company;
(e)   sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries, in each such case, in the ordinary course of business;
(f)   (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;
(g)   except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) materially increase the compensation or benefits of any Company Employee except (A) for increases in salary, hourly wage rates, declaration of bonuses or benefits (other than severance, retention or retirement benefits) made in the ordinary course of business to Company Employees with annual base salary less than $300,000 or for ordinary course annual salary increases for 2020 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2019, (ii) make any grant of any severance, retention or termination payment to any Person, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or firing of any employee in the ordinary course of business, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000 in the ordinary course of business or (v) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by the terms of any existing Company Benefit Plan;
(h)   directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;
(i)   make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;
(j)   enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed in subsections (ii), (iii), (iv), (ix), (x), (xii) or (xiii) on Schedule 5.12(a), any lease related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;
(k)   redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;
(l)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;
(m)   make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;
(n)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);
(o)   make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any its Subsidiaries in a manner that will disproportionately affect Acquiror’s stockholders (as compared to the Company’s stockholders, including partners of Holdings) after the Closing;
(p)   directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the existing First Lien Credit Facility of the Company and its Subsidiaries, the Senior Notes, the Senior PIK Toggle Notes, the Convertible Notes or capital leases entered into in the ordinary course of business);
(q)   voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
(r)   enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of Holdings, the Company or its Subsidiaries (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries);
(s)   enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;
(t)   make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror; or
(u)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 7.03   HSR Act and Approvals.
(a)   In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.
(b)   The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 7.04   No Claim Against the Trust Account.   The Company and Holdings each acknowledges that it has read Acquiror’s final prospectus, dated February 13, 2020 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Holdings further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by February 19, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Holdings (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s or Holdings’ right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.
Section 7.05   Proxy Solicitation; Other Actions.
(a)   The Company agrees to use commercially reasonable efforts to provide Acquiror not later than July 28, 2020, (i) audited financial statements, including consolidated balance sheets as of December 31, 2019 and December 31, 2018 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Proxy Statement with the SEC), and (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries as at and for the three-months ended March 31, 2020 and March 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Proxy Statement and (B) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b)   From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 7.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
Section 7.06   Code Section 280G.   To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.06 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.
Section 7.07   Certain Transaction Agreements.   Except to the extent provided in writing by the Acquiror, neither Holdings nor the Company shall permit any amendment or modification to be made to any Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. Holdings and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Holdings and the Company in each Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the vote(s) of the holder(s) of outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting party thereto is reasonably determined by Holdings and the Company not to be required or necessary in order to obtain approval of the Acquiror Stockholder Matters or to the extent that the failure of Holdings or the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, Holdings and the Company shall give the Acquiror, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Voting and Support Agreement known to Holdings or the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Section 7.08   FIRPTA.   At the Closing, the Company shall deliver to Acquiror (i) a certificate in such form as reasonably requested by Acquiror conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) evidence in form and substance satisfactory to Acquiror that the Company has delivered to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations.
Section 7.09   Termination of Certain Agreements.   On and as of the Closing, Holdings or the Company (as applicable) shall take all actions necessary to cause the Contracts listed on Schedule 7.09 to be terminated without any further force and effect without any cost or other liability or obligation to Holdings, the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
ARTICLE VIII
COVENANTS OF ACQUIROR
Section 8.01   HSR Act and Regulatory Approvals.
(a)   In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each

Business Day the Government Closure is in effect. Acquiror shall substantially comply with any Information or Document Requests.
(b)   Acquiror shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.
(d)   Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Except as required by this Agreement, Acquiror shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay Acquiror’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
Section 8.02   Indemnification and Insurance.
(a)   From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 8.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the Acquiror’s stockholders) after the Closing;
(iv)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness other than issuance of the Convertible Notes on the terms set forth in the Convertible Subscription Agreements; or
(vii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, (y) issuance of the Convertible Notes on the terms set forth in the Convertible Subscription Agreements or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share and issuance of up to 6,500,000 Acquiror Warrants at an exercise price per share of not less than $12.50 per share, in each case on the terms set forth in the Common Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 8.04   PIPE Investment.   Unless otherwise approved in writing by the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to Holdings or the Company. Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (v) without limiting the Company’s rights to enforce certain of such Subscription Agreements thereunder or pursuant to Section 12.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock or Acquiror Warrants as and when required under any such Subscription Agreements.
Section 8.05   Certain Transaction Agreements.   Unless otherwise approved in writing by the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement or any Non-Redemption Agreement. Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement, each Non-Redemption Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement or any Non-Redemption Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement or any Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Section 8.06   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.
Section 8.07   Acquiror NYSE Listing.   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NYSE.
Section 8.08   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 8.09   Section 16 Matters.   Prior to the First Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 8.10   Acquiror Board of Directors.   The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 8.10 and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Acquiror effective at the Closing; provided, that any such individuals not listed on Schedule 8.10 shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement is filed with the SEC).
Section 8.11   Incentive Equity Plan.   Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the Company and shall be mutually agreed by Acquiror and the Company prior to the Closing Date (the “Incentive Equity Plan”).
Section 8.12   Qualification as an Emerging Growth Company.   Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
ARTICLE IX
JOINT COVENANTS
Section 9.01   Support of Transaction.   Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, Holdings and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and Acquiror, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions. Without breach of any representation, warranty, covenant or agreement of Holdings or the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company or any of its Subsidiaries may purchase and/or sell (but may not redeem (including through the Acquiror Stockholder Redemption)) shares of Acquiror Class A Common Stock at any time prior to the Closing; provided that, the Company shall cause all shares so acquired that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 9.02(b) to be voted in favor of each of the Acquiror Stockholder Matters.
Section 9.02   Proxy Statement; Acquiror Special Meeting.
(a)   Proxy Statement.
(i)   As promptly as practicable (and in any event on or prior to the later of (i) the tenth (10th) Business Day following the delivery of the financial statements pursuant to the first sentence of Section 7.05(a) and (ii) August 3, 2020), Acquiror shall, in accordance with this Section 9.02(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Acquiror Class A Common Stock in connection with the First Merger (including as may be required under the NYSE); (3) the amendment and restatement of the Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit A hereto; (4) the approval of the adoption of the Incentive Equity Plan; and (5) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror shall (I) file the definitive Proxy Statement with the SEC, (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 9.02(b), as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange

Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.
(ii)   Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.
(iii)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.
(iv)   Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement.
(b)   Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Acquiror shall convene and hold a meeting of Acquiror’s stockholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders. Acquiror shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this

Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Acquiror Stockholder Matters shall not be affected by any intervening event or circumstance, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 9.03   Exclusivity.
(a)   During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.
(b)   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
Section 9.04   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.
(b)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the Pre-Closing Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) the Holdings Termination (as described in Section 3.05 hereof) will be taken into account for purposes of Section 356 of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.
(c)   No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment.
(d)   The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(e)   The Parties shall reasonably cooperate for purposes of allowing Kirkland & Ellis LLP to render a tax opinion to Holdings at Closing regarding the Intended Income Tax Treatment and other tax matters in connection with the Transactions. For the avoidance of doubt, the tax opinion to be delivered by Kirkland & Ellis LLP shall not be a condition to Closing under this Agreement.
Section 9.05   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.
(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.
Section 9.06   Post-Closing Cooperation; Further Assurances.   Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
Section 9.07   Redemption of Senior PIK Toggle Notes. The Company may (or may cause Polaris Intermediate to), to the extent permitted by and in accordance with the Senior PIK Toggle Notes and the Senior PIK Toggle Notes Indenture and without breach of this Agreement, prior to or substantially simultaneously with the First Effective Time, (i) issue or cause to be issued a conditional notice of optional redemption (which redemption shall be subject to the satisfaction of the conditions that the Closing has occurred and that Acquiror has received all or a portion, as applicable, of the Convertible PIPE Investment Amount) in respect of all, in the case that 100% of the Convertible PIPE Investment Amount is received by Acquiror at the First Effective Time, or a portion (as determined below), in the case that less than 100% of the Convertible PIPE Investment Amount is received by Acquiror at the Effective Time, of the then-outstanding Senior PIK Toggle Notes pursuant to the redemption provisions of the Senior PIK Toggle Notes Indenture, and (ii) take such other actions as it determines to facilitate redemption of such Senior PIK Toggle Notes pursuant to the redemption and, if applicable, the satisfaction and discharge provisions of the Senior PIK Toggle Notes Indenture at or as promptly as possible after the Closing. At the Closing, in the case that all the then-outstanding Senior PIK Toggle Notes are required to be redeemed, or prior to the redemption date, in the case that a portion of the then outstanding Senior PIK Toggle Notes are required to be redeemed, Acquiror shall deposit (or shall cause to be deposited) with the trustee under the Senior PIK Toggle Notes Indenture sufficient funds to effect such redemption and, if applicable, the satisfaction and discharge of the Senior PIK Toggle Notes (the “Senior PIK Toggle Notes Redemption”). In the case that a portion of the then-outstanding Senior PIK Toggle Notes is required to be redeemed pursuant to this Section 9.07, such portion shall be determined by Acquiror and the Company after taking into account the Convertible PIPE Investment Amount actually funded as of the First Effective Time and payment of fees and expenses relating to the Transactions and costs associated with the redemption of such Senior PIK Toggle Notes, including accrued interest and any premium. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror in connection with any Senior PIK Toggle Notes Redemption. Any notice of optional redemption and other related documents prepared by or on behalf of the Company in connection with the Senior PIK Toggle Notes Redemption shall be subject to the prior review of, and opportunity for comment by, Acquiror and its counsel.
Section 9.08   Financing Cooperation.
(a)   Without limiting, amending or waiving any other obligation of a Party under this Agreement (including Section 8.04), prior to the Closing, each Party shall use its respective reasonable best efforts, and shall cause their respective officers, directors and employees to use their reasonable best efforts to provide such customary cooperation in connection with the timely arrangement and implementation of the debt financing described in the Convertible Subscription Agreement(s) on the terms specified therein as the other Party may reasonably request from time to time as long as any such request is timely made so as not to delay the Closing, including:
(i)   assisting with the preparation of the Convertible Notes indenture governing the Convertible Notes as promptly as practicable after the date hereof and consistent with the Convertible Subscription Agreement(s), including engaging a trustee and settlement agent (in Acquiror’s reasonable discretion);

(ii)   assisting in the preparation of, and executing and delivering, definitive financing documents, including documents contemplated by or related to the Convertible Notes indenture, customary closing certificates as may be required by the issuance of the Convertible Notes (none of which shall be a solvency or similar certificate) and other customary documents as may be reasonably requested by either Party (all of which in the case of the Company and its Subsidiaries shall be subject to the occurrence of the Closing and none of which require the delivery of a legal opinion); and
(iii)   cooperating with the other Party, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the other Party to permit the consummation of the transactions contemplated by the Convertible Subscription Agreement(s).
(b)   Pursuant to one or more Subscription Agreements, one or more of the PIPE Investors is required to deposit all or a portion of the Common PIPE Investment and/or Convertible PIPE Investment Amount into an escrow account two (2) Business Days prior to the Closing. In connection therewith, Acquiror shall (in Acquiror’s reasonable discretion) designate and appoint one or more United States escrow agents and establish one or more United States escrow accounts and complete all “know-your-customer” information as required by such escrow agent as promptly as practicable after the date hereof to hold prior to the Closing, and disburse to the Acquiror at or prior to the closing thereof (and in any event prior to the Closing), the portion of the Common PIPE Investment Amount and/or Convertible PIPE Investment Amount, as applicable, subject thereto; provided, however, the Company hereby consents to the designation and appointment of State Street Bank as United States escrow agent for all or a portion of the Convertible PIPE Investment Amount.
(c)   Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the condition precedent set forth in Section 10.02(b), as applied to Holdings’ and the Company’s obligations under Section 9.08(a), shall be deemed to be satisfied unless the Convertible PIPE Investment has not been obtained as a result of Holdings’ or the Company’s intentional breach of its obligations under Section 9.08(a) and such intentional breach has been noticed at least 15 days prior to, and remains uncured as of, the date Closing is scheduled to occur as determined in accordance with Section 4.01.
ARTICLE X
CONDITIONS TO OBLIGATIONS
Section 10.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:
(a)   HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.
(b)   No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)   Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.
(d)   Stockholder Approval. The approval of the Acquiror Stockholder Matters shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of NYSE.
Section 10.02   Additional Conditions to Obligations of Acquiror Parties
. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.06(a) (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 5.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.
Section 10.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Available Closing Acquiror Cash.   The Available Closing Acquiror Cash shall not be less than $2,700,000,000.
(d)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e)   Sponsor Agreement.   Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.
Section 10.04   Frustration of Conditions.   None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.
ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.01   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before January 28, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Holdings or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”) or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the First Merger or the Second Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or
(d)   by written notice from either the Company or Acquiror to the other if the approval of the Acquiror Stockholder Matters by the Acquiror Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in breach of Section 9.02.
Section 11.02   Effect of Termination.   Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.01   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 12.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to Acquiror, First Merger Sub or Second Merger Sub to:

Churchill Capital Corp. III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attn: Michael S. Klein
E-mail: Michael.klein@mkleinandcompany.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello and Matthew Gilroy
E-mail: michael.aiello@weil.com and matthew.gilroy@weil.com
(b)
If to the Company, the Surviving Corporation or the Surviving Entity, to:

c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003

Attn: Mark Tabak and Jeff Doctoroff
E-mail: mtabak@multiplan.com and jeff.doctoroff@multiplan.com with a copy (which shall not constitute notice) to:
c/o Hellman & Friedman, LLC
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attn: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak
E-mail: rcampbell@kirkland.com, jwheat@kirkland.com and emma.lange-novak@kirkland.com
and
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn: Atif Azher and William B. Brentani
E-mail: aazher@stblaw.com and wbrentani@stblaw.com
or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from Michael Klein expressly consenting to the matter or action in question will suffice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 12.03   Assignment
. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
Section 12.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.
Section 12.05   Expenses.   Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants;

provided that if the Closing occurs, Acquiror shall bear and pay at or promptly after Closing, all Acquiror Transaction Expenses in an amount not to exceed $91,500,000 in the manner described and as further detailed on Schedule 12.05 and all Company Transaction Expenses; provided, further, that the payment of such may be deferred to the extent necessary such that payment of such expenses, when taken together with Cash and Cash Equivalents of Holdings, the Company and its Subsidiaries (i.e., not reducing Closing Cash Consideration) used in connection with the Senior PIK Toggle Notes Satisfaction and Discharge, will not violate applicable Law, the First Lien Credit Facility or the Senior Notes Indenture.
Section 12.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
Section 12.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain letter agreement, dated as of May 4, 2020, by and between MultiPlan, Inc. and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
Section 12.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.
Section 12.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that Holdings or the Company may, without breach of this Agreement, (a) with respect to any Transaction Agreement to which Holdings or the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (b) with respect to any Transaction Agreement to which Holdings or the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to Acquiror, (I) require Acquiror to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (II) have approval rights over Acquiror’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include Counsel, to participate alongside Acquiror’s counsel in any such litigation (at the expense of Holdings or the Company); provided that such separate counsel shall not be entitled to control or seek court orders on Acquiror’s behalf, and/or (IV) fund any such litigation and (c) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.
Section 12.14   Non-Recourse.   Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.
Section 12.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.
Section 12.16   Acknowledgements.
(a)   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of fraud committed by such Party.
(b)   Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.
Section 12.17   Provisions Respecting Representation of the Company
(a)   .Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP and Simpson Thacher & Bartlett LLP (collectively, “Counsel”) may serve as counsel to the Company and its Subsidiaries, on the one hand, and Holdings (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Holdings on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and the Company or Counsel and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) Holdings or its direct or indirect equityholders, and none of Acquiror, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Acquiror is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, Acquiror shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Acquiror shall promptly notify Holdings in writing (prior to the disclosure by Acquiror of any Privileged Communications to the extent practicable) so that Holdings can seek a protective order, at its sole cost and expense, and Acquiror agrees to use commercially reasonable efforts to assist therewith.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
CHURCHILL CAPITAL CORP III
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Chief Financial Officer

MUSIC MERGER SUB I, INC.
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Secretary and Treasurer

MUSIC MERGER SUB II LLC
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Authorized Person

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
POLARIS PARENT CORP.
By:
/s/ Mark Tabak

Name:
Mark Tabak

Title:
President and Chief Executive Officier

POLARIS INVESTMENT HOLDINGS, L.P.
By:
/s/ Mark Tabak

Name:
Mark Tabak

Title:
President

Signature Page to Merger Agreement

Churchill Capital Corp III
640 Fifth Avenue
12th Floor
New York, NY 10019
(212) 380-7500
August 28, 2020
MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attn: Mark Tabak and Jeff Doctoroff
Re: Merger Agreement — Support of Transaction Covenant
Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Polaris Investment Holdings, L.P. (“Holdings”), Polaris Parent Corp. (the “Company”), Churchill Capital Corp III (“Acquiror”), Music Merger Sub I, Inc. (“First Merger Sub”) and Music Merger Sub II LLC (“Second Merger Sub”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
The parties agree that, notwithstanding the proviso to the last sentence of Section 9.01 of the Merger Agreement, the Company shall cause all shares of Acquiror Class A Common Stock that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 9.02(b) of the Merger Agreement to be voted in respect of each Acquiror Stockholder Matter in the same proportion as the shares of Acquiror Common Stock actually cast by holders thereof other than the Company or any of its Subsidiaries (whether in person or by proxy) in respect of such Acquiror Stockholder Matter; provided, that for such purpose, (x) unless otherwise waived in writing by the Company, all shares of Acquiror Common Stock that are required to be voted in favor of the Acquiror Stockholder Matters pursuant to a Voting and Support Agreement or the Sponsor Agreement shall be deemed to be voted “for” each Acquiror Stockholder Matter even if such shares were voted “against”, abstained from voting or were part of a broker non-vote with respect to such Acquiror Stockholder Matter and (y) for the avoidance of doubt, except as provided in the immediately foregoing clause (x), any shares that abstained from voting or were part of a broker non-vote shall be disregarded for all purposes of determining the proportion that the Company is casting its Acquiror Class A Common Stock.
This letter agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This letter agreement may be amended only by execution of an instrument in writing signed on behalf of each of the parties hereto. This letter agreement may be executed in one or more counterparts, all of which together shall constitute a single letter agreement. Delivery by electronic transmission (including by transmission of .pdf files) will be valid and binding for all purposes. The Merger Agreement, as modified by this letter agreement, remains in full force and effect.
[Signature page follows]

Very truly yours,
CHURCHILL CAPITAL CORP III
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Chief Financial Officer
MUSIC MERGER SUB I, INC.
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Secretary and Treasurer
MUSIC MERGER SUB II LLC
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Authorized Person
[Signature Page to Merger Agreement Side Letter]

ACKNOWLEDGED AND AGREED:
POLARIS PARENT CORP.
By: /s/ David L. Redmond
Name: David L. Redmond Title: Executive Vice President
POLARIS INVESTMENT HOLDINGS, L.P.
By: Polaris Investment Holdings GP, LLC, its general partner
By: Hellman & Friedman Capital Partners VIII, L.P., its managing member
By: Hellman & Friedman Investors VIII, L.P., its general partner
By: H&F Corporate Investors VIII, LTD., its general partner
By: /s/ Hunter Philbrick
Name: Hunter Philbrick Title: Vice President

Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MULTIPLAN CORPORATION
* * * * *
The present name of the corporation is MultiPlan Corporation (the “Corporation”). The Corporation was incorporated under the name “Butler Acquisition Corp” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 30, 2019. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 12, 2020, by and among the Corporation, Music Merger Sub I, Inc., Music Merger Sub II, LLC, Polaris Parent Corp., and Polaris Investment Holdings, L.P. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, all 27,500,000 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 27,500,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.
The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is MultiPlan Corporation.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201 in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,510,000,000, which shall be divided into two classes as follows:
(i)   1,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”); and
(ii)   10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).
A.   Capital Stock.
1.
The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.
Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

3.
Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

4.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

5.
Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

6.
The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
A.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when the Sellers and their Permitted Transferees (each as defined in that certain Investor Rights Agreement, dated as of July 12, 2020, by and among the Corporation, the Sellers, Polaris Investment Holdings, L.P., Churchill Sponsor III LLC (“Churchill”), and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”)) beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article IX. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Investor Rights Agreement. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.
ARTICLE VI
BOARD OF DIRECTORS
A.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
B.   Without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, that, subject to the aforementioned rights granted to holders of one or more series of Preferred Stock or the rights of any holders of one or more class of Common Stock pursuant to the Investor Rights Agreement, at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly- created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
C.   Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
D.   Elections of directors need not be by written ballot unless the Bylaws shall so provide.
E.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.   As used in this Article VI only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
A.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B.   Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
A.   At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 50% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.
B.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.
C.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.
ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sellers, Churchill and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sellers, Churchill and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Seller, Churchill, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   None of (i) any Seller, (ii) Churchill or (iii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i), (ii) and (iii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or any Seller, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation or any Seller for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or any Seller (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Seller or Churchill, any Person that, directly or indirectly, is controlled by such Seller or Churchill (as applicable), controls such

Seller or Churchill (as applicable) or is under common control with such Seller or Churchill (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
B.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
1.
prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.
at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

4.
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

C.   For purposes of this Article X, references to:
1.
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.
“H&F” means any affiliates of Hellman & Friedman LLC, together with its affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

4.
“H&F Direct Transferee” means any person that acquires (other than in a registered public offering) directly from H&F or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5.
“H&F Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any H&F Direct Transferee or any other H&F Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

6.
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)
any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees,

pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
7.
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

8.
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (a) H&F, any H&F Direct Transferee, or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

9.
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)
beneficially owns such stock, directly or indirectly; or

(ii)
has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.
“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

12.
“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

A.   Forum.
ARTICLE XI
MISCELLANEOUS
1.
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Article XI(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2.
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B.   Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article XI(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XI(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C.   Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
D.   Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2020.
[•]
By:
Name:
Title:

Annex C
EXECUTION VERSION
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Investor Rights Agreement”), dated as of July 12, 2020 (the “Effective Date”), is made by and among (i) Churchill Capital Corp III, a Delaware corporation (“PubCo”); (ii) Polaris Investment Holdings, L.P., a Delaware limited partnership (“PIH”); (iii) each of the Persons identified on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers”); (iv) Hellman & Friedman Capital Partners VIII, L.P., a Delaware limited partnership, in its capacity as the initial Seller Representative; (v) Churchill Sponsor III LLC, a Delaware limited liability company; (vi) the Person identified on the signature page hereto under the heading “Founder Holder” (the “Founder Holder”); (vii) Public Investment Fund of Saudi Arabia, the sovereign wealth fund of Saudi Arabia (“PIF”); and (viii) solely for purposes of Section 2.4, MultiPlan, Inc., a New York corporation (“MultiPlan”). Each of PubCo, PIH, the Sellers, the Seller Representative, the Sponsor, the Founder Holder and PIF may be referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, Polaris Parent Corp., a Delaware corporation (“Polaris Parent”), PIH, Music Merger Sub I, Inc., a Delaware corporation, and Music Merger Sub II, LLC, a Delaware limited liability company, in connection with the business combination (the “Business Combination”) set forth in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement at the Closing, PubCo will acquire from PIH (as agent on behalf of the Sellers) all of the equity interests of the Polaris Parent, in exchange for cash and certain shares of Common Stock (the “Rollover PubCo Shares”);
WHEREAS, the Sellers and PIH have entered into that certain Plan of Liquidation, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Plan of Liquidation”);
WHEREAS, pursuant to the Plan of Liquidation, upon satisfaction of the conditions set forth therein, PIH will distribute the Rollover PubCo Shares to the Sellers (the “PIH Distribution”) in accordance with the terms of the Plan of Liquidation;
WHEREAS, PubCo and the Sponsor entered into that certain Registration Rights Agreement, dated as of February 13, 2020 (the “Original RRA”);
WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo and the Sponsor desire to terminate the Original RRA and replace it with this Investor Rights Agreement;
WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.
“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, prior to the PIH Distribution, each of the Sellers shall be deemed to Beneficially Own a percentage of the Rollover PubCo Shares equal to such Seller’s percentage ownership of the Equity Securities of PIH.
“Board” means the board of directors of PubCo.
“Business Combination” has the meaning set forth in the Recitals.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“CEO Director” has the meaning set forth in Section 2.1(a).
“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency acting on behalf of the Committee.
“CFIUS Clearance” means (a) the Filing Parties have received a written notice from CFIUS stating that (i) CFIUS has determined that the Filed Transaction does not constitute a “covered transaction” and is not subject to review under Section 721, (ii) CFIUS has concluded all action under Section 721 with respect to the Filed Transaction, or (iii) CFIUS is not able to conclude action under Section 721 with respect to the Filed Transaction on the basis of the declaration and that the parties may submit a written notice to CFIUS; or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the Filed Transaction, either (1) the period under Section 721 during which the President may announce his decision shall have expired without his taking any action to suspend or prohibit the Filed Transaction or (2) the President shall have announced a decision not to take any action to suspend or prohibit the Filed Transaction.
“CFIUS Filings” has the meaning set forth in Section 2.4(b).
“Charitable Distribution” means the distribution or similar Transfer of shares of Common Stock by a Holder that is a PE Fund to its partners, members, stockholders or other equityholders solely to effect charitable donations in connection with a Transfer of shares of Common Stock by such PE Fund that is otherwise permitted under this Investor Rights Agreement (other than, for the avoidance of doubt, a Transfer solely permitted pursuant to clause (iii) of Section 4.2); provided, that the aggregate amount of shares of Common Stock subject to the Charitable Distribution, together with such shares of Common Stock otherwise Transferred by such PE Fund in connection therewith, shall not exceed the aggregate amount of shares of Common Stock that such PE Fund would have been permitted to so Transfer.
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.
“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
“Confidential Information” has the meaning set forth in Section 2.3.
“Demand Delay” has the meaning set forth in Section 3.2(a)(ii).
“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).
“Demand Period” has the meaning set forth in Section 3.2(c).
“Demand Registration” has the meaning set forth in Section 3.2(a).
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Demand Participation Holders” means (a) prior to the expiration of the Lock-Up Period, each of the Holders other than the Sponsor and Founder Holder, and (b) solely following the expiration of the Lock-Up Period, each of the Holders.
“Eligible Take-Down Holders” means (a) prior to the expiration of the Lock-Up Period, each of the Shelf Holders other than the Sponsor and Founder Holder, and (b) solely following the expiration of the Lock-Up Period, each of the Shelf Holders.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Family Member” means with respect to (i) any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary or (ii) any trust, (x) any current or former employee of Polaris Parent and its subsidiaries who is a trustee or beneficiary of such trust, and any spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such current or former employee or any other trust created for the benefit of such current or former employee or of which any of the foregoing is a beneficiary and (y) to the extent such trust is a Seller and owns Equity Securities of PIH as of the date hereof, any current or former employee of Polaris Parent and its subsidiaries whose spouse, lineal descendant (whether natural or adopted) or lineal descendant’s spouse is a trustee or beneficiary of such trust, and any spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such current or former employee or any other trust created for the benefit of such current or former employee or of which any of the foregoing is a beneficiary.

“Filed Transaction” means PIF’s right to appoint the PIF Board Observer provided in Article II of this Investor Rights Agreement.
“Filing Parties” has the meaning set forth in Section 2.4(a).
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Founder Holder” has the meaning set forth in the Preamble.
“GIC Holders” means Viggo Investment Pte. Ltd., a Singapore private limited company, and any of its Permitted Transferees that own Common Stock and are or have become parties to this Investor Rights Agreement.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“H&F Holders” means (a) Hellman & Friedman Capital Partners VIII, L.P., a Cayman Islands exempted limited partnership, (b) Hellman & Friedman Capital Partners VIII (Parallel), L.P., a Cayman Islands exempted limited partnership, (c) HFCP VIII (Parallel-A), L.P., a Delaware limited partnership, (d) H&F Executives VIII, L.P., a Cayman Islands exempted limited partnership, (e) H&F Associates VIII, L.P., a Cayman Islands exempted limited partnership and (f) H&F Polaris Partners, L.P., a Delaware limited partnership, and any of their respective Permitted Transferees that own Common Stock and are or have become parties to this Investor Rights Agreement.
“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that, other than the Sellers and the Founder Holder, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds; provided further that, prior to the PIH Distribution, each of the Sellers shall be deemed to be a “Holder” for all purposes hereunder for so long as such Seller Beneficially Owns any Registrable Securities; provided further that, the Founder Holder shall be deemed to be a “Holder” for all purposes hereunder for so long as the Founder Holder Beneficially Owns any Registrable Securities. Notwithstanding anything herein to the contrary, PIF shall not be a Holder for any purposes under this Investor Rights Agreement.
“Holder Indemnitees” has the meaning set forth in Section 5.13(a).
“Indemnification Sources” has the meaning set forth in Section 5.13(c).
“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).
“Indemnified Party” has the meaning set forth in Section 3.6(c).
“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).
“Initial Lock-Up Period” has the meaning set forth in Section 4.1(a).
“In-Kind Distribution” means any Charitable Distribution or LP Distribution.
“Investor Rights Agreement” has the meaning set forth in the Preamble.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“LGP Holders” means (a) Green Equity Investors VI, L.P., a Delaware limited partnership, (b) Green Equity Investors Side VI, L.P., a Delaware limited partnership, (c) LGP Associates VI-A LLC, a Delaware limited liability company and (d) LGP Associates VI-B LLC, a Delaware limited liability company, and their respective Permitted Transferees that own Common Stock and are or have become parties to this Investor Rights Agreement.

“Lock-Up Period” has the meaning set forth in Section 4.1.
“Lock-Up Shares” has the meaning set forth in Section 4.1.
“Locked-Up Warrants” means the 4,800,000 Warrants subject to vesting in accordance with the Sponsor Agreement (as defined in the Merger Agreement).
“LP Distribution” means a distribution (other than a Charitable Distribution), however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).
“Management Holder” means each current or former employee of Polaris Parent or its subsidiaries, or any Family Member thereof, who owns Common Stock as of the Closing Date and is a Seller hereunder (either directly or by proxy), in each case, for so long as such Person remains a Holder.
“Management Lock-Up Period” has the meaning set forth in Section 4.1(a).
“Market Stand Off Period” has the meaning set forth in Section 3.10.
“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.
“Merger Agreement” has the meaning set forth in the Recitals.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.
“MultiPlan” has the meaning set forth in the Preamble.
“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.
“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.
“Non-Redemption Agreements” has the meaning given to such term in the Merger Agreement.
“Organizational Documents” means the Certificate of Incorporation and the Bylaws.
“Original RRA” has the meaning set forth in the Recitals.
“Party” has the meaning set forth in the Preamble.
“PE Fund” means (a) a private equity investment fund that makes investments in multiple portfolio companies and was not formed primarily to invest in PIH or PubCo or any of its subsidiaries, together with any alternative investment vehicles related to that private equity investment fund and (b) any investment vehicle directly or indirectly wholly owned by any fund described in clause (a).
“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, and (c) any Affiliate of any Family Member of such Person (excluding any

Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or MultiPlan).
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“PIH Distribution” has the meaning set forth in the Recitals.
“PIH Rollover Holders” means (a) SIH MPH Rollover Co, L.P., a Delaware limited partnership, (b) Partners Group Client Access 17, L.P. a Cayman Islands limited partnership, (c) Partners Group Private Equity (Master Fund) LLC, a Delaware limited liability company, and (d) 30 MP Investment, LLC, a Delaware limited liability company, and their respective Permitted Transferees that own Common Stock and are or have become parties to this Investor Rights Agreement.
“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.
“PubCo” has the meaning set forth in the Preamble.
“Registrable Securities” means (a) any shares of Common Stock, (b) any Warrants or any shares of Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction or (D)(i) the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Common Stock that are outstanding at such time and (ii) such shares of Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Common Stock) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Investor Rights Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. It is understood and agreed that, for purposes of this Investor Rights Agreement, where reference is made to Registrable Securities being listed with any securities exchange or automated quotation system, such reference shall not include the Warrants (although it shall include the shares of Common Stock issued or issuable upon the exercise thereof).
“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer, (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders) and (i) any other fees and disbursements customarily paid by the issuers of securities.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.
“Restricted Shelf Take-Down” means a Non-Marketed Underwritten Shelf Take-Down or a Non-Underwritten Shelf Take-Down.
“Restricted Take-Down Selling Holders” has the meaning set forth in Section 3.1(d)(iv)(B).
“Rollover PubCo Shares” has the meaning set forth in the Recitals.
“SEC” means the United States Securities and Exchange Commission.
“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, and all regulations issued and effective thereunder.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Seller Director” has the meaning set forth in Section 2.1(a).
“Seller Lock-Up Period” has the meaning set forth in Section 4.1(a).
“Seller Representative” means Hellman & Friedman Capital Partners VIII, L.P., or such other Person who is identified as the replacement Seller Representative by the then existing Seller Representative giving prior written notice to PubCo.
“Sellers” has the meaning set forth in the Preamble.
“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.
“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.
“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.
“Shelf Take-Down Initiating Holders” means each of (a) the H&F Holders, (b) solely following the one-year anniversary of the Closing Date, and subject to Section 3.2(d), the GIC Holders, LGP Holders and PIH Rollover Holders, (c) solely following the expiration of the Lock-Up Period, and subject to Section 3.2(d), the Sponsor and the Founder Holder and (d) solely following the expiration of the Lock-Up Period, and solely with respect to Non-Underwritten Shelf Take-Downs, the other Shelf Holders.
“Sponsor” means Churchill Sponsor III LLC, or, upon its dissolution, the Founder Holder.
“Sponsor Director” has the meaning set forth in Section 2.1(a).
“Subscription Agreements” has the meaning given to such term in the Merger Agreement.
“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).
“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).
“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B)
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, that none of the following will be considered a Transfer: (A) a pledge of Equity Securities of PubCo as collateral for a PE Fund’s bona fide revolving credit facility that is also secured by other private equity investments of such PE Fund and (B) a transfer of partnership interests in any PE Fund or in any Person that holds a direct or indirect interest in such PE Fund. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For avoidance of doubt, the PIH Distribution and any In-Kind Distribution shall each be deemed a Transfer.
“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.
“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.
“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).
“Underwritten Self Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).
“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Common Stock: (a) warrants to purchase 23,000,000 shares of Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated February 13, 2020, by and between the Sponsor and PubCo, for a purchase price of $1.00 per warrant and (b) warrants to purchase up to 1,500,000 shares of Common Stock issuable to the Sponsor upon the conversion of all or any portion of the unpaid principal balance of that certain Promissory Note issued by PubCo to the Sponsor on July 12, 2020.
“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2   Interpretive Provisions.   For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:
(a)   the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.
(b)   the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.
(c)   references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.
(d)   whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”
(e)   the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.
(f)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.
ARTICLE II
GOVERNANCE
Section 2.1   Board of Directors.
(a)   Composition of the Board. At and following the Closing, each of the Sponsor, the Sellers and PIF, severally and not jointly, agrees with PubCo to take all Necessary Action to cause (x) the Board to be comprised of (i) eleven (11) directors and (y) those individuals to be nominated in accordance with this Article II, initially (i) three (3) of whom have been nominated by the Seller Representative, initially Allen Thorpe, Hunter Philbrick and Paul Emery, and thereafter designated pursuant to Section 2.1(b) or Section 2.1(f) of this Investor Rights Agreement (each, a “Seller Director”), (ii) three (3) of whom have been nominated by the Sponsor, initially Michael Klein, Glenn August and an additional individual designated pursuant to Section 2.1(c), and thereafter designated pursuant to Section 2.1(c) or Section 2.1(f) of this Investor Rights Agreement (each, a “Sponsor Director”), (iii) four (4) of whom have been nominated pursuant to Section 2.1(d) or Section 2.1(f) (each, an “Independent Director”) and (iv) one of whom shall be the chief executive officer of PubCo (the “CEO Director”). At and following the Closing, each of the Sponsor, the Sellers and PIF, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms, and at least one Seller Director and one Sponsor Director in each class of directors. The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.
(b)   Seller Representation. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (including, for the avoidance of doubt, the Special Meeting (as defined in the Merger Agreement)), a number of individuals designated by the Seller Representative that, if elected, will result in the H&F Holders having a number of directors serving on the Board as shown below:
Common Stock Beneficially Owned by the H&F Holders as a Percentage of the Common Stock Beneficially Owned by the H&F Holders on the Closing Date	Number of Seller Directors
50% or greater	3
25% or greater, but less than 50%	2
10% or greater, but less than 25%	1
Less than 10%	0

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Seller Directors among such classes so as to maintain the proportion of the Seller Directors in each class as nearly as possible to the relative apportionment of the Seller Directors among the classes as contemplated in Section 2.1(a).
(c)   Sponsor Representation. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (including, for the avoidance of doubt, the Special Meeting (as defined in the Merger Agreement)), a number of individuals designated by the Sponsor that, if elected, will result in the Sponsor having a number of directors serving on the Board as shown below:
Common Stock Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Common Stock Beneficially Owned by the Sponsor on the Closing Date	Number of Sponsor Directors
75% or greater	3
50% or greater, but less than 75%	2
25% or greater, but less than 50%	1
Less than 25%	0
For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Sponsor Directors among such classes so as to maintain the proportion of the Sponsor Directors in each class as nearly as possible to the relative apportionment of the Sponsor Directors among the classes as contemplated in Section 2.1(a).
(d)   Independent Directors. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at the first applicable annual or special meeting of stockholders at which directors are to be elected (including, for the avoidance of doubt, the Special Meeting (as defined in the Merger Agreement)) following each applicable designation by the Seller Representative, (i) Richard Clarke, (ii) Anthony Colaluca and (iii) two (2) other individuals designated by the Seller Representative and approved by the Sponsor (such approval not to be unreasonably withheld, conditioned or delayed), in the case of this clause (iii), each of whom will satisfy the audit committee independence requirements of the New York Stock Exchange. For the avoidance of doubt, it is understood and agreed that, following the initial term of each of the foregoing Independent Directors, the four (4) Independent Directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board.
(e)   Decrease in Directors. Upon any decrease in the number of directors that the Seller Representative or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 2.1(b) or Section 2.1(c), the H&F Holders or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of Seller Directors or Sponsor Directors, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders for which PubCo has not proposed a slate of directors; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director.Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Seller Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 2.1(e).
(f)   Removal; Vacancies. The Seller Representative or the Sponsor, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(f), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement. Each of the Sponsor, the Sellers and PIF agrees with PubCo not to take action to remove any director nominee of another Party from office unless such removal is for cause or if the applicable Party is no longer entitled to nominate such director pursuant to this Section 2.1.
(g)   Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the H&F Holders Beneficially Own Common Stock representing at least 10% of the Common Stock Beneficially Owned by the H&F Holders on the Closing Date, PubCo shall take, and each of the Sellers, the Sponsor and PIF, severally and not jointly, agree with PubCo to take, all Necessary Action to have at least one Seller Director appointed to serve on each committee of the Board.
(h)   Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.
(i)   Indemnification. For so long as any Seller Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Seller Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Seller Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
(j)   PIF Board Observer. Subject to PIF’s receipt of CFIUS Clearance, for so long as PIF Beneficially Owns Common Stock representing 50% or more of the Common Stock Beneficially Owned by PIF (and its Permitted Transferees) on the Closing Date, PIF shall have the right to collectively appoint one (1) non-voting board observer (the “PIF Board Observer”). The PIF Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that PubCo provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) PIF’s right to appoint the PIF Board Observer is non-transferable and shall automatically be terminated without any further action required in the event PIF’s aggregate ownership falls below 50% of the Common Stock Beneficially Owned by PIF (and its Permitted Transferees) on the Closing Date, (y) the PIF Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the PIF Board Observer’s presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) PubCo may withhold information or materials from the PIF Board Observer and exclude the PIF Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between PubCo and its counsel, (B) adversely affect PubCo or its Affiliates under governmental regulations or other applicable laws, (C) be in contravention of any agreement or arrangement with any governmental authority, including any such agreement or arrangement entered into in connection with obtaining the CFIUS Clearance or (D) result in a conflict of interest. PubCo shall use reasonable best efforts to provide virtual access to any meeting of the Board for the PIF Board Observer. The PIF Board Observer shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by PubCo). Subject to Section 2.1(k), PIF may appoint one (1) alternate, who may attend any meetings of the Board, which the PIF Board Observer is unable to attend; provided, that at any such meeting, such alternate will be considered the PIF

Board Observer for all purposes under this Investor Rights Agreement. For the avoidance of doubt, PubCo shall not, and shall not be required to, provide to the PIF Board Observer any “sensitive personal data” as defined in 31 CFR § 800.241. Notwithstanding anything herein to the contrary, PIF shall have no rights set forth in this Investor Rights Agreement with respect to the PIF Board Observer unless and until CFIUS Clearance has been received.
(k)   Review of Nominees. Any nominee as a Seller Director, Sponsor Director or PIF Board Observer (or alternate thereof) shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director or observer from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director or observer, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.1(k).
Section 2.2   PubCo Cooperation.   PubCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 2.1 and to include in the slate of nominees to be voted upon by the stockholders of PubCo the Persons designated for nomination to the Board in accordance with Section 2.1.
Section 2.3   Sharing of Information.   To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Sellers, the Sponsor and PIF agrees and acknowledges that the directors designated by the Seller Representative and the Sponsor, and the PIF Board Observer designated by PIF, may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sellers, the Sponsor, the GIC Holders or PIF, as applicable. Each of the Sellers, the Sponsor and PIF recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Sellers, the Sponsor and PIF covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws or any filing required to be made in connection with obtaining CFIUS Clearance) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of the Sellers, the Sponsor and PIF from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.3 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Seller, the Sponsor or PIF, unless such Confidential Information is actually provided to such Person.
Section 2.4   CFIUS Filing Obligations
(a)   PIF, MultiPlan and PubCo (collectively, the “Filing Parties”) shall use their respective reasonable best efforts to prepare and submit to CFIUS a declaration and other appropriate documents within the meaning of 31 C.F.R. § 800.404 with respect to the Filed Transaction as promptly as practicable after signing this Investor Rights Agreement (a “Declaration”).
(b)   The Filing Parties shall use their respective reasonable best efforts to: (i) respond to any request for additional information or documentation by CFIUS as promptly as practicable (and in any event in accordance with applicable regulatory requirements), and (ii) prepare and file any other submissions with CFIUS that are formally requested by CFIUS to be made, or which the Filing Parties mutually agree should be made, in each case in connection with the Filed Transaction (collectively with the Declaration, “CFIUS Filings”).
(c)   For the avoidance of doubt, if CFIUS requests that the Filing Parties submit a written notice with CFIUS pursuant to 31 C.F.R. § 800.407(a)(1), the Filing Parties shall use their respective reasonable best efforts to: (i) prepare and prefile with CFIUS a draft joint voluntary notice and other appropriate documents within the meaning of 31 C.F.R. § 800.501(g) as promptly as practicable, and (ii) as promptly as practicable after notification by CFIUS that the draft joint voluntary notice satisfies all requirements of 31 C.F.R. § 800.502, jointly file with CFIUS a formal joint voluntary notice within the meaning of 31 C.F.R. § 800.502.
(d)   To the extent permitted by applicable law and not prohibited by CFIUS, and subject to all applicable privileges (including the attorney client privilege), the Filing Parties shall use their respective reasonable best efforts to (i) cooperate and coordinate with the other Filing Parties in the making of the CFIUS Filings and in connection with resolving any investigation, request or other inquiry of CFIUS (except for any exhibits providing the personal identifier information required by 31 C.F.R § 800.502(c)(5)(vi), and considering all reasonable additions, deletions or changes suggested in connection therewith), (ii) supply the other Filing Parties with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such CFIUS Filings, and (iii) assist and cooperate with the other Filing Parties to resolve such objections, if any, that CFIUS may assert with respect to the Filed Transaction; provided that, with respect to MultiPlan and PubCo, such efforts and actions shall not (A) impose on MultiPlan, PubCo or any of their respective subsidiaries, Affiliates or direct or indirect equityholders any obligation to contest any legal restraint relating to the CFIUS Clearance or (B) require any of MultiPlan, PubCo or their respective subsidiaries, Affiliates or direct or indirect equityholders to take any action that such Person reasonably expects would, individually or in the aggregate, interfere in any material respect with (x) its ordinary course operations or (y) the timely consummation of the transactions contemplated by the Merger Agreement and this Investor Rights Agreement (each of the foregoing clauses (A) and (B), an “Adverse Impact”).
(e)   Subject to applicable Law and all applicable privileges (including attorney-client privilege) and except as prohibited or requested by CFIUS, each of the Filing Parties will use their respective reasonable best efforts to promptly inform the other Filing Parties of any material communication from CFIUS regarding the Filed Transaction in connection with the CFIUS Filings. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by CFIUS, the Filing Parties will use their respective reasonable best efforts to (i) give each other reasonable advance notice of all meetings with CFIUS relating to the Filed Transaction, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other parties reasonably apprised with respect to any material communications with CFIUS regarding the Filed Transaction, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications required by CFIUS to explain or defend the Filed Transaction, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all such material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with CFIUS, and (vi) provide each other (or counsel of each Filing Party, as appropriate) with copies of all material written communications to or from CFIUS relating to the Transaction. Any such disclosures, rights to participate, or provisions of information by one party to the other may be made on a counsel-only basis.
(f)   Notwithstanding the foregoing or anything to the contrary contained in this Investor Rights Agreement, in the event that CFIUS notifies the Filing Parties in writing that CFIUS (A) has completed its review or investigation or has determined that it requires no more time to review or investigate and (B) intends to send a report to the President recommending that the President act to suspend or prohibit the Filed Transaction, any of the Filing Parties may request a withdrawal of the CFIUS Filings and none of the Filing Parties shall have any further obligation to seek CFIUS Clearance; and, with respect to MultiPlan or PubCo, to the extent that CFIUS notifies the Filing Parties in writing that CFIUS Clearance will be granted only with the imposition of measures that any of MultiPlan, PubCo or their respective subsidiaries, Affiliates or direct or indirect equityholders reasonably expects would result in an Adverse Impact, MultiPlan and PubCo shall have no further obligation to seek CFIUS Clearance.
(g)   Notwithstanding anything to the contrary contained in this Section 2.4, in no event shall any Filing Party be required to share with any other party documents or information that it reasonably determines contain confidential business information. Any such documents or information may be provided to CFIUS only.
(h)   Any filing fees related to the CFIUS Filings will be paid by PIF. Each Filing Party shall be responsible for its legal and other expenses related to the CFIUS Filings.
ARTICLE III
REGISTRATION RIGHTS
Section 3.1   Shelf Registration.
(a)   Filing. PubCo shall file, as soon as is reasonably practicable and in any event within 45 days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a).
(b)   Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.
(c)   Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) in the aggregate, unless consented to in writing by the Eligible Demand Participation Holders holding a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (ii) aggregate Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) of more than ninety (90) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.
(d)   Shelf Take-Downs.
(i)   Generally.   Subject to the terms and provisions of this Article III, following the Initial Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).

(ii)   Underwritten Shelf Take-Downs.
(A)   A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 3.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $100,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $75,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder and its Permitted Transferees (in which case there is no minimum other than the inclusion of all of such Registrable Securities). The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.
(B)   With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.
(iii)   Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv)   Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.
(A)   Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 3.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (I) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (II) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.
(B)   With respect to each Restricted Shelf Take-Down that is initiated prior to the expiration of the Seller Lock-Up Period, the Shelf Take-Down Initiating Holder initiating such Restricted Shelf Take-Down shall provide written notice (a “Restricted Shelf Take-Down Notice”) of such Restricted Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down, which Restricted Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (II) the expected timing and plan of distribution of such Restricted Shelf Take-Down, (III) other than in the case of an LP Distribution (if applicable), an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Restricted Shelf Take-Down, the “Restricted Take-Down Selling Holders”) to include in the Restricted Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 3.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Restricted Shelf Take-Down).
(C)   Upon delivery of a Restricted Shelf Take-Down Notice, other than in the case of an LP Distibution, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Restricted Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Restricted Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down), indicating its, his or her election to sell up to the number of Registrable Securities in the Restricted Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 3.1(d)(ii)(B)). Following the time period specified in such Restricted Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Restricted Shelf Take-Down on the terms and conditions set forth in the Restricted Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Restricted Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 3.1(d)(ii)(B). It is understood that in order to be entitled to exercise its, his or her right to sell Registrable Securities in a Restricted Shelf Take-Down pursuant to this Section 3.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Restricted Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).
(D)   Notwithstanding the delivery of any Restricted Shelf Take- Down Notice, all determinations as to whether to complete any Restricted Shelf Take-Down and as to the timing,

manner, price and other terms and conditions of any Restricted Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Restricted Shelf Take-Down pursuant to Section 3.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Restricted Shelf Take-Downs pursuant to this Section 3.1(d).
(E)   Notwithstanding anything herein to the contrary, prior to the expiration of the Lock-Up Period, no Eligible Take-Down Holder other than the Shelf Take-Down Initiating Holders may effectuate any Shelf Take-Down.
Section 3.2   Demand Registrations.
(a)   Holders’ Demand for Registration. Subject to Section 3.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 3.1, PubCo shall receive from (x) the H&F Holders at any time following the Initial Lock-Up Period, (y) following the one-year anniversary of the Closing Date, any of the GIC Holders, the LGP Holders or the PIH Rollover Holders or (z) following the Lock-Up Period, the Sponsor or the Founder Holder (the then eligible Holders under clauses (x), (y) and (z), collectively, the “Demand Initiating Holders”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $200,000,000, PubCo will:
(i)   promptly (but in any event within ten (10) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Eligible Demand Participation Holders; and
(ii)   use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Eligible Demand Participation Holders joining in such demand as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to such Eligible Demand Participation Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than two (2) Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) in the aggregate, unless consented in writing by the Eligible Demand Participation Holders that own a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (y) aggregate Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) of more than ninety (90) days. Each Eligible Demand Participation Holder shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Eligible Demand Participation Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.
(b)   Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by Eligible Demand Participation Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Eligible Demand Participation Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among such Eligible Demand Participation Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Eligible Demand Participation Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.
(c)   Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.
(d)   Restrictions on Registered Offerings. Notwithstanding the rights and obligations set forth in Section 3.1 and/or Section 3.2, in no event shall PubCo be obligated to take any action to effect:
(i)   any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Initial Lock-Up Period;
(ii)   any Demand Registration or Shelf Take-Down at the request of the Sponsor or the Founder Holder prior to the expiration of the Lock-Up Period;
(iii)   any Demand Registration or Underwritten Shelf Take-Down at the request of the GIC Holders, except if there have been no Demand Registrations and no Shelf Take-Downs prior to the one-year anniversary of the Closing Date, the GIC Holders (collectively) shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down following the one-year anniversary of the Closing Date pursuant to the terms of this Article III;
(iv)   any Demand Registration or Underwritten Shelf Take-Down at the request of the LGP Holders, except if there have been no Demand Registrations and no Shelf Take-Downs prior to the one-year anniversary of the Closing Date, the LGP Holders (collectively) shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down following the one-year anniversary of the Closing Date pursuant to the terms of this Article III;

(v)   any Demand Registration or Underwritten Shelf Take-Down at the request of the PIH Rollover Holders, except if there have been no Demand Registrations and no Shelf Take-Downs prior to the one-year anniversary of the Closing Date, the PIH Rollover Holders (collectively) shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down following the one-year anniversary of the Closing Date pursuant to the terms of this Article III;
(vi)   any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor or the Founder Holder, except the Sponsor and the Founder Holder (collectively) shall be entitled to initiate up to an aggregate of two (2) Demand Registrations or Underwritten Shelf Take-Downs following the Lock-Up Period pursuant to the terms of this Article III;
(vii)   any Non-Underwritten Shelf Take-Down at the request of any of the GIC Holders, the LGP Holders or the PIH Rollover Holders prior to the expiration of the Seller Lock-Up Period; or
(viii)   any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this Investor Rights Agreement.
Notwithstanding anything to the contrary in this Section 3.2(d), in the event that the Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least seventy-five percent (75%) of the Registrable Securities requested to be sold in a Demand Registration or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clause (iii), (iv) or (v) above (as applicable) such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.
Section 3.3   Piggyback Registration.
(a)   If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 3.1, Section 3.2 or Section 3.15 hereof or (7) a registration expressly contemplated by the Subscription Agreements) PubCo will:
(i)   promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and
(ii)   include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 3.3(b) below.
Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, unless (x) one or more of the H&F Holders elect to participate in such registration, in which case this Section 3.3 shall only apply to Eligible Demand Participation Holders or (y) the H&F Holders, in their sole discretion, elect by written notice to PubCo for this Section 3.3 to apply to the Registrable Securities of any one or more other Holders specified in such notice, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Seller Lock-Up Period, to any LP Distribution (if applicable).
(b)   Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:
(i)   If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
(ii)   If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
No such reduction shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.
(c)   Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.
Section 3.4   Expenses of Registration.   All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including the PIH Distribution and any LP Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5   Obligations of PubCo.   Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:
(a)   prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Secuirities covered by such Registration Statement have been sold;
(b)   prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;
(c)   permit any Holder that (in the good faith reasonable judgment of Seller Representative) might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;
(d)   furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(e)   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
(f)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;
(g)   notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(h)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(i)   use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
(j)   make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k)   use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;
(l)   in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;
(m)   in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(n)   use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;
(o)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(p)   cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;
(q)   use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(r)   in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and
(s)   otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.
Section 3.6   Indemnification.
(a)   PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by PubCo of any Law applicable to PubCo in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.
(b)   Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, equityholders, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, and each Person who controls any Underwriter, of PubCo’s Equity Securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, employees, partners, equityholders, affiliates and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each such Underwriter, each such other Holder, and each such officer, director, trustee, employee, partner, equityholder, beneficiary, affiliate, agent and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).
(c)   Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.
(d)   In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)   The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.
Section 3.7   Information by Holder.   The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.8   Delay of Registration.   No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.
Section 3.9   Rule 144 Reporting.   With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a)   make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;
(b)   file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and
(c)   so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after (x) in the case of the Sponsor and the Founder Holder, the Lock-Up Period, (y) in the case of the H&F Holders or the Management Holders, the one-year anniversary of the Closing Date, and (z) in the case of the Sellers (other than the H&F Holders and the Management Holders) who are Holders, the Seller Lock-Up Period), the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of PubCo and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.
Section 3.10   “Market Stand Off” Agreement.   Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings initiated by a Holder only, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration and shares of Common Stock subject to a Charitable Distribution in connection with such Underwritten Offering. In connection with any Underwritten Offering contemplated by this Section 3.10, PubCo shall use reasonable best efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 3.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.
Section 3.11   Other Obligations.   In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.
Section 3.12   Other Registration Rights.   Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Founder Holder represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.
Section 3.13   Term.   Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.
Section 3.14   Termination of Original RRA.   Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.
Section 3.15   PIF Registration Right.   Without limiting any rights of PIF pursuant to any Subscription Agreement between PIF and PubCo, following the twelve (12) month anniversary of the Closing Date, PIF may initiate one (1) Underwritten Offering of Common Stock held by PIF having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $100,000,000 upon written notice to PubCo, which Underwritten Offering may be Marketed or Non-Marketed and will be pursuant to a Shelf Registration Statement to the extent a Shelf Registration Statement remains effective with respect to the Common Stock of PIF as of such time (a “PIF Demand”). The terms of Section 3.2(a)(ii), Section 3.2(c), Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8 and Section 3.11 shall apply to such PIF Demand, mutatis mutandis. PIF shall have the right to select the Underwriter or Underwriters to administer such Underwritten Offering; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo. If the Underwriter or Underwriters shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of shares of Common Stock of PIF to be underwritten in connection with the PIF Demand, then PubCo shall so advise PIF, and the number of shares of Common Stock of PIF that may be included in the Underwritten Offering shall be reduced accordingly.
ARTICLE IV
LOCK-UP
Section 4.1   Lock-Up.
(a)   Each Holder (including the Founder Holder) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) by PIH pursuant to the PIH Distribution, (iv) by the Sellers (pro rata in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Sellers at the applicable time) to any party to any Subscription Agreement or Non-Redemption Agreement in accordance with the terms of such Subscription Agreement or Non-Redemption Agreement, (v) by any Seller following the Seller Lock-Up Period (as defined below), including in any LP Distribution, (vi) by any Management Holder following the Management Lock-Up Period or (vii) of any Warrants by the Sponsor, other than the Locked-Up Warrants. For the avoidance of doubt, each Holder agrees with PubCo not to effect an LP Distribution during the Seller Lock-Up Period, and the Sponsor and Founder Holder agree with PubCo not to effect an LP Distribution during the Lock-Up Period; provided, in each such case, it is understood and agreed that, notwithstanding anything to the contrary in this Investor Rights Agreement, Sponsor may Transfer any Warrants that it owns during the Lock-Up Period, other than the Locked-Up Warrants, including through an LP Distribution. To the extent (I) PubCo permits any H&F Holder to make any Transfer of a portion of its Lock-Up Shares prior to the expiration of the Seller Lock-Up Period that is otherwise prohibited by this Section 4.1 and (II) any of the other Sellers are not permitted to participate in such Transfer with a proportionate amount of their respective Lock-Up Shares, then PubCo shall concurrently release a proportionate amount of such other Sellers’ respective Lock-Up Shares from the restrictions on Transfer set forth in this Section 4.1. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is 18 months following the Closing Date. The “Seller Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier of (x) 18 months following the Closing Date and (y) the later of (A) the one year anniversary of the Closing Date and (B) the expiration of the applicable Market Stand-Off Period in respect of the second Underwritten Shelf Take-Down initiated by the H&F Holders after the date hereof; provided that, in the case of the foregoing clause (y), the H&F Holders may elect, upon written notice delivered to PubCo in advance of the date contemplated by the foregoing clause (y), in their sole discretion, to extend the Seller Lock-Up Period until the date that is 18 months following the Closing Date; provided, further, that, if the Seller Lock-Up Period is waived or reduced in whole or in part with respect to the Lock-Up Shares held by any LGP Holder, GIC Holder or PIH Rollover Holder, then all other LGP Holders, GIC Holders and PIH Rollover Holders shall be entitled to a proportionate waiver or reduction with respect to their respective Lock-Up Shares. The “Initial Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date. The “Management Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date. The “Lock-Up Shares” means the Registrable Securities held by the Holders as of the Closing Date or received by the Holders in the PIH Distribution, including Common Stock and the Locked-Up Warrants (but not including, for the avoidance of doubt, any Warrants other than the Locked-Up Warrants).
(b)   During the Lock-Up Period (or (x) in the case of the H&F Holders, the Initial Lock-Up Period, (y) in the case of the Management Holders, the Management Lock-Up Period or (z) in the case of the Sellers (other than the H&F Holders and the Management Holders) who are Holders, the Seller Lock-Up Period), any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.
(c)   The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.
Section 4.2   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder), the Seller Representative, and in the case of such a Transfer by a Seller or its Permitted Transferees, the Sponsor, (ii) (a) in the case of a Management Holder, a charitable organization, upon written notice to PubCo, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination or (iii) a charitable organization through a Charitable Distribution (which for avoidance of doubt shall be deemed separate from a Transfer pursuant to clause (ii)(a) above); provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknolwedged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such

Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).
ARTICLE V
GENERAL PROVISIONS
Section 5.1   Assignment; Successors and Assigns; No Third Party Beneficiaries.
(a)   Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Seller Representative. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.
(b)   Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period (or (A) in the case of the H&F Holders, the Initial Lock-Up Period, (B) in the case of the Management Holders, the Management Lock-Up Period or (C) in the case of the Sellers (other than the H&F Holders and the Management Holders) who are Holders, the Seller Lock-Up Period) to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-up Period (or (A) in the case of the H&F Holders, the Initial Lock-Up Period, (B) in the case of the Management Holders, the Management Lock-Up Period or (C) in the case of the Sellers (other than the H&F Holders and the Management Holders) who are Holders, the Seller Lock-Up Period) to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor (including the Founder Holder), the Sellers or the Seller Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any In-Kind Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.
(c)   All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.
(d)   Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.
Section 5.2   Termination.   Except for Section 2.1(i) (which section shall terminate at such time as the Sellers, the Sponsor and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Sellers, the Sponsor (including the Founder Holder) or PIF at such time at which such Party no longer has the right to designate an individual for nomination or an observer to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.
Section 5.3   Severability.   If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.
Section 5.4   Entire Agreement; Amendments; No Waiver.
(a)   This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Merger Agreement, the Plan of Liquidation and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.
(b)   No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own Common Stock representing 15% or more of the Common Stock Beneficially Owned by the Sellers immediately after the Closing, the Seller Representative, (iii) for so long as the Sponsor, the Founder Holder and their respective Permitted Transferees collectively Beneficially Own Common Stock in PubCo representing 15% or more of the Common Stock Beneficially Owned by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event, at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Section 2.1(j), Article III, Article IV, Section 5.12, Section 5.13, Section 5.15 or this Section 5.4 that adversely affects any right granted to the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF shall require the consent of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF, as applicable; provided, further that any amendment or modification to Article II that adversely affects any right granted to the Seller Representative shall require the consent of the Seller Representative; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 5.5   Counterparts; Electronic Delivery.   This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights

Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 5.6   Notices.   All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, prior to the Closing, to:
Churchill Capital Corp. III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention:
Michael S. Klein

Email:
michael.klein@mkleinandcompany.com

if to PubCo, following the Closing, to:
c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention:
Chief Executive Officer
General Counsel

E-mail:
mtabak@multiplan.com
jeff.doctoroff@multiplan.com

if to the Sponsor, to:
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention:
Michael S. Klein

Email:
michael.klein@mkleinandcompany.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:
Michael J. Aiello and Matthew Gilroy

E-mail:
michael.aiello@weil.com and matthew.gilroy@weil.com

if to the Seller Representative, to:
c/o Hellman & Friedman LLC
415 Mission Street
Suite 5700
San Francisco, California 94105
Attention:
Arrie Park

Email:
apark@hf.com

with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:
Richard J. Campbell, P.C.
Matthew H. O’Brien, P.C.
Christian Nagler
Peter Seligson

Email:
rcampbell@kirkland.com
obrienm@kirkland.com
christian.nagler@kirkland.com
peter.seligson@kirkland.com

and
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention:
Atif Azher
William Brentani

E-mail:
aazher@stblaw.com
wbrentani@stblaw.com

if to PIF, to:
The Public Investment Fund
Aldr’idah Digital City, Building MU04, Al Nakhil District
P.O. Box 6847
Riyadh 11452
The Kingdom of Saudi Arabia
E-mail:
music_investments@pif.gov.sa
music_legal@pif.gov.sa

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:
Derek J. Dostal
Lee Hochbaum

E-mail:
derek.dostal@davispolk.com
lee.hochbaum@davispolk.com

Section 5.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH

PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Investor Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 5.6 of this Investor Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Investor Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Investor Rights Agreement in any of the courts referred to in this Section 5.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.
Section 5.8   Specific Performance.   Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.
Section 5.9   Subsequent Acquisition of Shares.   Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.
Section 5.10   Consents, Approvals and Actions.   If any consent, approval or action of the Sellers, H&F Holders, GIC Holders, LGP Holders or PIH Rollover Holders is required at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Sellers, H&F Holders, GIC Holders, LGP Holders or PIH Rollover Holders, as applicable, at such time provide such consent, approval or action in writing at such time.
Section 5.11   Not a Group; Independent Nature of Holders’ Obligations and Rights.   The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders (other than, in the case of each of the H&F Holders, the GIC Holders and the LGP Holders, as amongst the Holders within such applicable defined group), and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement or, as applicable, the Plan of Liquidation, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement or, as applicable, the Plan of Liquidation. Subject to Section 5.17, the decision of each Holder to enter into this Investor Rights Agreement and, as applicable, the Plan of Liquidation has been made by such Holder independently of any other Holder. Subject to Section 5.17, each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement and, if applicable, the Plan of Liquidation, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.
Section 5.12   Other Business Opportunities.
(a)   The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder and PIF (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Seller Directors and the Sponsor Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) each of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder and PIF (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Seller Directors and the Sponsor Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any Seller Director or Sponsor Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
(b)   Each of the Parties hereby, to the fullest extent permitted by applicable law:
(i)   confirms that none of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement;
(ii)   acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF or any of their respective Affiliates (or any Seller Director or Sponsor Director acting in his or her capacity as such), on the other hand, such applicable H&F Holder, GIC Holder, LGP Holder, PIH Rollover Holder, the Sponsor, the Founder Holder, PIF or applicable Affiliates (or any Seller Director or Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF or any of their respective Affiliates or any Seller Director, Sponsor Director or PIF Board Observer acting in his or her capacity as a director or observer, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect stockholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and
(iii)   waives any claim or cause of action against any of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder and PIF and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).
(c)   Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against any of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder or PIF based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.
(d)   The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of any of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder, PIF or any of their respective Affiliates or any Seller Director or Sponsor Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of the H&F Holders, the GIC Holders, the LGP Holders, the PIH Rollover Holders, the Sponsor, the Founder Holder, PIF or any of their respective Affiliates or any such Seller Director or Sponsor Director to the fullest extent permitted by applicable law.
Section 5.13   Indemnification; Exculpation.
(a)   PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries

(other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its subsidiaries or (iii) any services provided prior to, on or after the date of this Investor Rights Agreement by any Holder or its Affiliates to PubCo, PIH or any of their respective subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.
(b)   PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.
(c)   PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law and the Organizational Documents, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (v) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (vi) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any subsidiary of PubCo ((i) through (vi) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.13(c), entitled to enforce this Section 5.13(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.
(d)   In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.
(e)   Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.
(f)   The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.
Section 5.14   Representations and Warranties of the Parties.   Each of the Parties hereby represents and warrants to each of the other Parties as follows:
(a)   Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.
(b)   Such Party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
(c)   The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.
(d)   Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
(e)   There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
Section 5.15   No Third Party Liabilities.   This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).
Section 5.16   Legends.   Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.
Section 5.17   Seller Proxy Signatures.   Pursuant to Section 3.5(h) of that certain Unitholders Agreement, dated as of June 7, 2016, by and among PIH and the Sellers (the “PIH UHA”), PIH is appointed as each Seller’s true and lawful representative and attorney-in-fact in connection with any Drag-Along Sale (as defined in the PIH UHA) and is entitled to execute and deliver certain agreements on behalf of such Seller. On or prior to the date hereof, the applicable parties have acknowledged and agreed the transactions contemplated hereby and by the Merger Agreement constitute a Drag-Along Sale and that Section 3.5 of the PIH UHA survives with respect to effectuating such Drag-Along Sale. As such, pursuant to Section 3.5(h) of the PIH UHA, PIH is hereby executing this Investor Rights Agreement as of the date hereof on behalf of certain Sellers, as noted on the signature pages hereto by reference to signatures by the Seller Representative as attorney-in-fact for such Sellers (collectively, the “Drag-Along Sellers”); provided, that following the date hereof, to the extent any such Drag-Along Seller executes this Investor Rights Agreement directly, such signature may be inserted into this Investor Rights Agreement in place of the signature page executed by PIH on such Drag-Along Seller’s behalf as of the date hereof, without any further consent or action required and without otherwise affecting the obligations of the other Parties.
Section 5.18   Bylaws.   From the Closing Date until the date that is eighteen (18) months following the Closing Date, each of the H&F Holders agrees with PubCo not to vote any of its Common Stock in favor of any action that would require, pursuant to the Bylaws, the approval of 66 2/3% of the directors present at a meeting of the Board at which a quorum is present, unless such approval of the Board has been obtained with respect to such action.
Section 5.19   Adjustments.   If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.
PUBCO:
CHURCHILL CAPITAL CORP III
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Chief Financial Officer
SPONSOR:
CHURCHILL SPONSOR III
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Authorized Person
The Public Investment Fund of the Kingdom of Saudi Arabia
By:
/s/ His Excellency Mr. Yasir Al Rumayyan

Name: His Excellency Mr. Yasir Al Rumayyan
Title: Governor
PIH:
POLARIS INVESTMENT HOLDINGS, L.P.
By:
/s/ Mark Tabak

Name: Mark Tabak
Title: President
MULTIPLAN:
MULTIPLAN, INC.
By:
/s/ Mark Tabak

Name: Mark Tabak
Title: Chief Executive Officer
SELLERS:
HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its:
General Partner

By:
H&F CORPORATE INVESTORS VIII, LTD.

Its:
General Partner

By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII (PARALLEL), L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its: General Partner
By: H&F CORPORATE INVESTORS VIII, LTD.
Its: General Partner
By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
HFCP VIII (PARALLEL-A), L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its: General Partner
By:
H&F CORPORATE INVESTORS VIII, LTD.

Its:
General Partner

By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
H&F EXECUTIVES VIII, L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its: General Partner
By:
H&F CORPORATE INVESTORS VIII, LTD.

Its:
General Partner

By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
H&F ASSOCIATES VIII, L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its: General Partner
By: H&F CORPORATE INVESTORS VIII, LTD.
Its: General Partner
By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director

H&F POLARIS PARTNERS, L.P.
By: H & F POLARIS PARTNERS GP, LLC
Its: General Partner
By: HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P.
Its: Managing Member
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
Its: General Partner
By: H&F CORPORATE INVESTORS VIII, L.P.
Its: General Partner
By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
VIGGO INVESTMENT PTE. LTD.
By:
/s/ Brad Yale

Name: Brad Yale
Title: Authorized Signatory
GREEN EQUITY INVESTORS VI, L.P.
By: GEI CAPITAL VI, LLC
Its: General Partner
By:
/s/ John Yoon

Name: John Yoon
Title:
GREEN EQUITY INVESTORS SIDE VI, L.P.
By: GEI CAPITAL VI, LLC
Its: General Partner
By:
/s/ John Yoon

Name: John Yoon
Title:
LGP ASSOCIATES VI-A LLC
By: PERIDOT COINVEST MANAGER LLC, its Manager
By: LEONARD GREEN AND PARTNERS, L.P.
Its: Manager
By: LGP MANAGEMENT, INC.
Its: General Partner
By:
/s/ John Yoon

Name: John Yoon
Title:

LGP ASSOCIATES VI-B LLC
By: PERIDOT COINVEST MANAGER LLC, its Manager
By: LEONARD GREEN AND PARTNERS, L.P.
Its: Manager
By: LGP MANAGEMENT, INC.
Its: General Partner
By:
/s/ John Yoon

Name: John Yoon
Title:
SIH MPH ROLLOVER CO, L.P.
By: SIH MPH Rollover GP, LLC
Its: General Partner
By: Starr Investment Holdings, LLC
Its: Managing Member
By:
/s/ Geoffrey Clark

Name: Geoffrey Clark
Title: Senior Managing Director
30 MP INVESTMENT, LLC
By:
/s/ Andrew B. Cohen

Name: Andrew B. Cohen
Title: Authorized Signatory
PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC
By: Partners Group (USA) Inc., as investment manager
By: Partners Group (Guernsey) Limited, under power of attorney
By:
/s/ Laine Shorto

Name: Laine Shorto
Title: Authorised Signatory
By:
/s/ Luke Russell

Name: Luke Russell
Title: Authorised Signatory
PARTNERS GROUP CLIENT ACCESS 17, L.P.
By: Partners Group Cayman Management III Limited
Its: General Partner
By: Partners Group (Guernsey) Limited, under power of attorney
By:
/s/ Laine Shorto

Name: Laine Shorto
Title: Authorised Signatory

By:
/s/ Luke Russell

Name: Luke Russell
Title: Authorised Signatory
LINDSAY LEVIN 2012 DYNASTY TRUST
By:
/s/ Mark Tabak

Name: Mark Tabak
Title: Trustee
Mark Tabak
By:
/s/ Mark Tabak

Tracy Fritz
By:
/s/ Tracy Fritz

Susan Mohler
By:
/s/ Susan Mohler

Steven Jolie Revocable Trust, dated June 1, 2015
By:
/s/ Steve Jolie

Name:
Steven Jolie

Title:
Trustee

Patricia Rizzi
By:
/s/ Patricia Rizzi

Jacqueline Kienzle
By:
/s/ Jacqueline Kienzle

Derek Reis-Larson
By:
/s/ Derek Reis-Larson

Dale White
By:
/s/ Dale White

Barry Roelofs
By:
/s/ Barry R. Roelofs

Michael S. McEttrick
By:
/s/ Michael S. McEttrick

Sean P. Crandell
By:
/s/ Sean P. Crandell

Michael Kim
By:
/s/ Michael Kim

Jeffrey Doctoroff
By:
/s/ Jeffrey Doctoroff

BDG ENTERPRISES, L.P.
By: EBDG Holdings, LLC
Its: General Partner
By:
/s/ Brad T. Bassler

Name: Brad T. Bassler
Title: Manager
LAUREN FASS 2012 DYNASTY TRUST
By:
/s/ Mark Tabak

Name: Mark Tabak
Title: as Trustee
DAVID L. REDMOND CHILDRENS 2007 IRREVOCABLE TRUST
By:
/s/ Brad T. Bassler

Name: Brad T. Bassler
Title: Trustee
Adam Altkin
Andrea Buford
Andrew V. George
Brendan Miller
Bruce Singleton
Cherise Skeba
Dan Hubbard
David Gandy
Emma Johnson
ErinMichelle Perri
Joseph P. Noble & Mary D. Noble Joint Trust
Kathleen Praxmarer
Kurt H. Malcolm
Lore Stanley
Mark Miani
Melbalynn Madarang
Melissa Dotson
Michael D. Genzel
Michael Ferrante
Michael Taylor
Monica Armstrong
Sandra F. Slowik
Susan Dominy

By:
/s/ Mark Tabak

Name: Mark Tabak, as President of Polaris Investment Holdings, L.P., as attorney-in-fact for the above-named Sellers
SELLER REPRESENTATIVE:
HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P.
By: HELLMAN & FRIEDMAN INVESTORS VIII, L.P.
It: General Partner
By: H&F CORPORATE INVESTORS VIII, LTD.
It: General Partner
By:
/s/ Hunter Philbrick

Name: Hunter Philbrick
Title: Managing Director
FOUNDER HOLDERS:
/s/ Michael Klein

Michael Klein

Exhibit A
Form of Joinder
This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of                 , is between                 (“Transferor”) and                 (“Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring                 Registrable Securities (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [•], 2020, among [           ] ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.
Section 1.2   Acquisition.   The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3   Joinder.   Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
Section 1.4   Notice.   Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.
Section 1.5   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:

Name:

Title:

[TRANSFEREE]
By:

Name:

Title:

Address for notices:

Annex D
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into this 12th day of July, 2020, by and among Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music” and, together with Holdings, the “MP Parties”), and the undersigned (“Holder”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of shares of Class A common stock, par value $0.0001 per share of Churchill Capital Corp III, a Delaware corporation (the “Issuer”) (the “Acquiror Shares”), set forth on Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by Holder or with respect to which Holder otherwise becomes entitled to exercise voting power during the Restricted Period (as defined below), the “Covered Shares”);
WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”, and each such institutional “accredited investor”, an “Other Holder”)), have entered into voting and support agreements with the Issuer (the “Other Voting and Support Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Voting and Support Agreement is being executed so as to enable each Holder identified on the signature page to enter into a Voting and Support Agreement, severally, but not jointly. The parties agree that (i) the Voting and Support Agreement shall be treated as if it were a separate agreement with respect to each Holder listed on the signature page, as if each Holder entity had executed a separate Voting and Support Agreement naming only itself as Holder, and (ii) no Holder listed on the signature page shall have any liability under the Voting and Support Agreement for the obligations of any other Holder so listed.
1.   Voting Agreement.   Holder hereby unconditionally and irrevocably agrees that, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 4 (such period, the “Restricted Period”), at any duly called meeting of the stockholders of the Issuer (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Issuer requested by the Issuer’s board of directors or undertaken as contemplated by the Transactions, Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Covered Shares (i) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Issuer contained in the Merger Agreement, (iii) in favor of any other proposals set forth in the Issuer’s proxy statement to be filed by the Issuer with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (iv) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (A) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (B) the closing condition in Section 10.03(c) of the Merger Agreement has not been satisfied, and (v) except as set forth in the Proxy Statement, against the following actions or proposals: (A) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (B) (1) any change in the present capitalization of the Issuer or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the Merger Agreement, (2) any liquidation, dissolution or other change in the Issuer’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Holder under this Agreement, or (4) any other action or proposal involving the Issuer or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions. The obligations of Holder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Issuer’s board of directors.
2.   Representations, Warranties and Agreements.
2.1   Holder’s Representations, Warranties and Agreements.   Holder hereby represents and warrants to the MP Parties and acknowledges and agrees with the MP Parties as follows:
2.1.1   If Holder is not an individual, Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If Holder is an individual, Holder has the authority to enter into, deliver and perform its obligations under this Agreement.
2.1.2   If Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by Holder. If Holder is an individual, the signature on this Agreement is genuine, and Holder has legal competence and capacity to execute the same. This Agreement is enforceable against Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon Holder’s Covered Shares or any other property or assets of Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Holder or any of its subsidiaries is a party or by which Holder or any of its subsidiaries is bound or to which Holder’s Covered Shares or any other property or assets of Holder or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Holder to enter into and timely perform its obligations under this Agreement (a “Holder Material Adverse Effect”), (ii) if Holder is not an individual, result in any violation of the provisions of the organizational documents of Holder or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Holder Material Adverse Effect.
2.1.4   Holder’s signature page hereto sets forth the number of Covered Shares over which Holder has beneficial ownership as of the date hereof. As of the date hereof, Holder is the lawful owner of the Covered Shares denoted as being owned by Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Holder has good and valid title to the Covered Shares denoted as being owned by Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Agreement and those imposed by applicable law, including federal and state securities laws. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.
2.1.5   Holder acknowledges and represents that Holder has (i) received such information as Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to the Issuer, Holdings, Music and the Transactions and (ii) relied solely upon the presentation attached hereto as Exhibit A in making its decision to enter into, deliver and perform its obligations under this Agreement. Without limiting the generality of the foregoing, Holder has not relied on any statements or other information provided by the Issuer or any MP Party in making its decision to enter into, deliver and perform its obligations under this Agreement. Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to Holder by Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement. Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by Holder are irrevocable.
2.1.6   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Holder with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Holder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.7   Holder understands and acknowledges that MP Parties are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.
2.1.8   Holder (i) has not entered into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) has not entered into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.
2.1.9   There is no Action pending against Holder or, to the knowledge of Holder, threatened against Holder that challenges the beneficial or record ownership of Holder’s Covered Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement.
2.2   Representations, Warranties and Agreements of the MP Parties.   The MP Parties hereby represent and warrant to Holder and acknowledge and agree with Holder as follows:
2.2.1   Each MP Party is duly organized and validly existing under the laws of its jurisdiction of formation, with corporate (or equivalent) power and authority to enter into, deliver and perform its obligations under this Agreement.
2.2.2   This Agreement has been duly authorized, executed and delivered by the MP Parties and is enforceable against the MP Parties in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.3   The execution, delivery and performance of this Agreement (including compliance by the MP Parties with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which any MP Party is a party or by which any MP Party or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of any MP Party, as applicable or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over any MP Party or any of its properties, as applicable, that would reasonably be expected to impair any MP Party’s ability to perform its obligations under this Agreement.
2.2.4   No Other Voting and Support Agreement includes terms and conditions that are materially more advantageous to any such Other Holder than Holder hereunder; provided, however, that Other Voting and Support Agreements that have been entered into with certain Other Holders who have also entered into Subscription Agreements with the Issuer pursuant to which such Other Holders have agreed to subscribe for shares of Class A common stock of the Issuer up to or in excess of the amount of Covered Shares currently held by such Other Holder, may contain a limited exception to the transfer restrictions set forth in Section 3.1. The Other Voting and Support Agreements have not been amended in any material respect following the date of this Agreement.
3.   Additional Covenants.
3.1   Holder agrees that, during the Restricted Period, except as contemplated by this Agreement, the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Music’s prior written consent (which consent may be given or withheld by Music in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares (except in connection with voting by proxy at a meeting of stockholders of the Issuer as contemplated by Section 1 of this Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3.1 shall also not prohibit a Transfer of Covered Shares by Holder to an Affiliate of Holder; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Music, to assume all of the obligations of Holder hereunder and to be bound by the terms of this Agreement.(1) Any transfer in violation of this Section 3.1 shall be null and void ab initio.
3.2   In the event of a stock dividend or distribution, or any change in the Covered Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for

(1)
Certain Voting and Support Agreements with respect to a total of 3,550,000 Acquiror Shares permit the following transfers: “a Transfer of Covered Shares by Holder following the date that the closing price of the Acquiror Shares equals or exceeds $15.00 per share (as adjusted for any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like) for any 15 trading days within any consecutive 20-trading day period commencing on the date the preliminary Proxy Statement with the respect to the Transactions is filed.”

which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Holder agrees, while this Agreement is in effect, to notify Music promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by Holder, if any, after the date hereof.
3.3   Holder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect or have the effect of preventing or disabling Holder from performing its obligations under this Agreement.
3.4   Standstill Obligations.   Holder covenants and agrees that, during the Restricted Period:
3.4.1   Holder shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action intended to solicit, initiate or encourage, or any action to continue or engage in discussions or negotiations with, any Person (other than the MP Parties and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal other than with the MP Parties and their respective Affiliates and Representatives. If Holder or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal, then Holder shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal and, in such event, Holder shall also promptly notify Music of such facts and circumstances. Holder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than the MP Parties and/or any of their Affiliates or Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
3.4.2   Holder shall not, nor shall Holder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Covered Shares in connection with any vote or other action with respect to a Business Combination Proposal, other than to recommend that shareholders of the Issuer vote in favor of approval of the Merger Agreement and in favor of approval of the other proposals set forth in the Proxy Statement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1).
3.4.3   Holder shall not, nor shall Holder act in concert with any person to, deposit any of the Covered Shares in a voting trust or subject any of the Covered Shares to any arrangement or agreement with any person with respect to the voting of the Covered Shares, except as provided by Section 1.
3.5   Stop Transfers.   Holder agrees with, and covenants to, the MP Parties that Holder shall not request that the Issuer register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares during the term of this Agreement without the prior written consent of Music, in its sole discretion, other than pursuant to a transfer permitted by Section 3.1.
3.6   No Inconsistent Agreements.   Holder hereby covenants and agrees that, except for this Agreement, Holder shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) enter into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.
3.7   Non-Circumvention.   Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 4.

4.   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the First Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Music shall promptly notify Holder of the termination of the Merger Agreement promptly after the termination of such agreement. Notwithstanding anything to the contrary herein, the provisions of Section 5 shall survive the termination of this Agreement.
5.   Miscellaneous.
5.1   Further Assurances.   The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.
5.1.1   Each of the parties hereto acknowledges that Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, each of the parties hereto agrees to promptly notify the other parties hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party set forth herein are no longer accurate in all material respects.
5.1.2   Each of Holder, Holdings and Music is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
5.1.3   Each of the parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein.
5.1.4   Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
5.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)
If to any MP Party:

c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention: Mark Tabak and David Redmond
Email: mtabak@multiplan.com and david.redmond@multiplan.com
with a copy (which shall not constitute notice) to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attention: Arrie Park
Email: apark@hf.com
and

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.
Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com
(ii)
If to Holder, to such address or addresses set forth on the signature page hereto.

5.3   Entire Agreement.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter(s) entered into relating to the subject matter hereof.
5.4   Modifications and Amendments.   This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought, (ii) without the prior written consent of Holdings and Music and (iii) in the event that such amendment, modification, supplement or waiver would reasonably be expected to materially and adversely affect the closing of the Transactions pursuant to the Merger Agreement, without the prior written consent of Issuer; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
5.5   Assignment.   Except for transfers permitted by Section 3.1, neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto.
5.6   Benefit.
5.6.1   Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
5.6.2   Holder acknowledges and agrees that (i) this Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of Holder hereunder, each of Holdings and Music would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of Holder hereunder is being made also for the benefit of Holdings and Music, and (iii) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement.
5.6.3   Each of Holder, Holdings and Music agrees that Issuer is a third party beneficiary of this Agreement and Issuer may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement, as amended, modified, supplemented or waived in accordance with Section 5.4.
5.7   Capacity; Fiduciary Duties.   The covenants and agreements set forth herein shall not prevent any Holder designee, director, officer or employee serving on the board of directors of Issuer from exercising his or her fiduciary duties while acting in such Person’s capacity as a director of Issuer. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Holder’s Acquiror Shares and nothing in the foregoing sentence shall be deemed to limit, amend, modify or waive

(a) any obligation of Holder hereunder in Holder’s capacity as a Beneficial Owners of such Holder’s Acquiror Shares or (b) any obligation of the Issuer under the Merger Agreement or any other Transaction Agreement.
5.8   Governing Law.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
5.9   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.2, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 5.9, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
5.10   Severability.   If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
5.11   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

5.12   Remedies.
5.12.1   The parties agree that irreparable damage would occur if this Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Holder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 5.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 5.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, Holder agrees that such damages shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement.
5.12.2   The parties acknowledge and agree that this Section 5.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.
5.12.3   In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
5.13   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Agreement shall survive the Closing.
5.14   No Broker or Finder.   Each of the Issuer and Holder represent and warrant to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Holder agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
5.15   Headings and Captions.   The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
5.16   Counterparts.   This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
5.17   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.
5.18   Mutual Drafting.   This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.
5.19   Consent to Disclosure.   The Issuer shall, by 9:00 a.m., New York City time, on the fourth (4th) business day immediately following the date of this Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Voting and Support Agreements and the Transactions. Holder hereby consents to the publication and disclosure in any (i) Form 8-K filed by the Issuer with the SEC in connection with the execution and delivery of the Merger Agreement and the Proxy Statement or (ii) other documents or communications provided by the Issuer, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities, of Holder’s name or identity and of Holder’s beneficial ownership of Covered Shares and the nature of Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Issuer, Holdings or Music, a copy of this Agreement. Without Holder’s prior written consent, Issuer, Holdings and Music shall not use Holder’s name in any press release issued in connection with the Transactions. Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
5.20   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in any MP Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.
5.21   Certificates.   Promptly following the date of this Agreement, Holder shall advise the Issuer’s transfer agent in writing that Holder’s Covered Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Issuer’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.
5.22   No Partnership, Agency or Joint Venture.   This Agreement is intended to create a contractual relationship between Holder, on the one hand, and the MP Parties, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.
5.23   No Recourse.   Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Holdings, Music and Holder has executed or caused this Voting and Support Agreement to be executed by its duly authorized representative as of the date set forth below.
HOLDINGS
POLARIS INVESTMENT HOLDINGS, L.P.
By: Polaris Investment Holdings GP, LLC Its: General Partner
By:
Name:
Title:

MUSIC
POLARIS PARENT CORP.
By:
Name:
Title:

HOLDER
[HOLDER]
By:
Name:
Title:
Acquiror Shares:
Notice Address:

Annex E
EXECUTION VERSION
NON-REDEMPTION AGREEMENT
This NON-REDEMPTION AGREEMENT (this “Non-Redemption Agreement”) is entered into this 12th day of July, 2020, by and among Churchill Capital Corp III, a Delaware corporation (the “Issuer”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), and the undersigned (“Holder” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) the number of shares of Class A common stock, par value $0.0001 per share of the Issuer (the “Acquiror Shares”) set forth on Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by Holder or with respect to which Holdings otherwise becomes entitled to exercise dispositive power during the Restricted Period, the “Covered Shares”);
WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Non-Redemption Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in the event of a Redemption Election (as defined below), Holder has agreed to subscribe for and purchase from the Issuer the Backstop Shares (as defined herein) for a per share purchase price equal to the amount to be received for each Covered Share in connection with such Redemption Election (the “Purchase Price”), and the Issuer desires to issue and sell to Holder the Backstop Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Holder to the Issuer, all on the terms and conditions set forth herein; and
WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”, and each such institutional “accredited investor”, an “Other Holder”)), have entered into non-redemption agreements with the Issuer (the “Other Non-Redemption Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Non-Redemption Agreement is being executed so as to enable each Holder identified on the signature page to enter into a Non-Redemption Agreement, severally, but not jointly. The parties agree that (i) the Non-Redemption Agreement shall be treated as if it were a separate agreement with respect to each Holder listed on the signature page, as if each Holder entity had executed a separate Non-Redemption Agreement naming only itself as Holder, and (ii) no Holder listed on the signature page shall have any liability under the Non-Redemption Agreement for the obligations of any other Holder so listed.
1.   No Redemption; Backstop Subscription.
1.1   No Redemption. Holder hereby unconditionally and irrevocably agrees that Holder shall not, and shall cause its Affiliates not to, elect to redeem or tender or submit for redemption any of its

Covered Shares pursuant to or in connection with the Acquiror Stockholder Redemption or otherwise in connection with the Transactions (a “Redemption Election”)).
1.2   Subscription. Subject to the terms and conditions hereof and notwithstanding Holder voting or consenting (or causing to be voted or consented) all or any portion of its Covered Shares in favor of the adoption of the Merger Agreement and approval of the Transactions, in the event a Redemption Election is made by Holder with respect to any of its Covered Shares (such shares, “Redeemed Shares”), at the Closing (as hereinafter defined), Holder hereby unconditionally and irrevocably agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Holder, upon the payment of the Purchase Price, that number of Covered Shares equal to the number of Redeemed Shares (such shares, the “Backstop Shares” and such subscription and issuance, the “Backstop Subscription”).
2.   Representations, Warranties and Agreements.
2.1   Holder’s Representations, Warranties and Agreements.   Holder hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   If Holder is not an individual, Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Non-Redemption Agreement. If Holder is an individual, Holder has the authority to enter into, deliver and perform its obligations under this Non-Redemption Agreement.
2.1.2   If Holder is not an individual, this Non-Redemption Agreement has been duly authorized, validly executed and delivered by Holder. If Holder is an individual, the signature on this Non-Redemption Agreement is genuine, and Holder has legal competence and capacity to execute the same. This Non-Redemption Agreement is enforceable against Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Holder of this Non-Redemption Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Holder or any of its subsidiaries is a party or by which Holder or any of its subsidiaries is bound or to which any of the property or assets of Holder or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Holder to enter into and timely perform its obligations under this Non-Redemption Agreement (a “Holder Material Adverse Effect”), (ii) if Holder is not an individual, result in any violation of the provisions of the organizational documents of Holder or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Holder Material Adverse Effect.
2.1.4   Holder’s signature page hereto sets forth the number of Covered Shares over which Holder has beneficial ownership as of the date hereof. As of the date hereof, Holder is the lawful owner of the Covered Shares denoted as being owned by Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Holder has good and valid title to the Covered Shares denoted as being owned by Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Non-Redemption Agreement and those imposed by applicable law, including federal and state securities laws. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Non-Redemption Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.
2.1.5   Holder (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Backstop Shares only for its own account and not for the account of others, or if Holder is subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Holder has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Holder is not an entity formed for the specific purpose of acquiring the Backstop Shares.
2.1.6   Holder understands that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Backstop Shares have not been registered under the Securities Act. Holder understands that the Backstop Shares may not be resold, transferred, pledged or otherwise disposed of by Holder absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Backstop Shares shall contain a legend to such effect. Holder acknowledges that the Backstop Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Holder understands and agrees that the Backstop Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Holder may not be able to readily resell the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. Holder understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Backstop Shares.
2.1.7   Holder understands and acknowledges that Holdings and Music are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.
2.1.8   Except as contemplated by the other Transaction Agreements, Holder (i) has not entered into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) has not entered into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.
2.1.9   There is no Action pending against Holder or, to the knowledge of Holder, threatened against Holder that challenges the beneficial or record ownership of Holder’s Covered Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement.
2.1.10   Holder understands and agrees that Holder is purchasing the Backstop Shares directly from the Issuer. Holder further acknowledges that there have been no representations, warranties, covenants and agreements made to Holder by the Issuer, Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Non-Redemption Agreement.
2.1.11   Holder represents and warrants that its acquisition and holding of the Backstop Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
2.1.12   In making its decision to purchase the Backstop Shares, Holder represents that it has relied solely upon independent investigation made by Holder. Without limiting the generality of the foregoing, Holder has not relied on any statements or other information provided by anyone other than the Issuer concerning the Issuer or the Backstop Shares or the offer and sale of the Backstop Shares. Holder acknowledges and agrees that Holder has received such information as Holder deems necessary in order to make an investment decision with respect to the Backstop Shares, including with respect to the Issuer, Holdings, Music and the Transactions. Holder represents and agrees that Holder and Holder’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Holder and such Holder’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares.
2.1.13   Holder became aware of this offering of the Backstop Shares solely by means of direct contact between Holder and the Issuer or its representative, has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Backstop Shares were offered to Holder solely by direct contact between Holder and the Issuer or its representative. Holder did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to Holder, by any other means. Holder acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.14   Holder acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares. Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and Holder has sought such accounting, legal and tax advice as Holder has considered necessary to make an informed investment decision.
2.1.15   Alone, or together with any professional advisor(s), Holder represents and acknowledges that Holder has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares are a suitable investment for Holder and that Holder is able at this time and in the foreseeable future to bear the economic risk of a total loss of Holder’s investment in the Issuer. Holder acknowledges specifically that a possibility of total loss exists.
2.1.16   Holder understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of an investment in the Backstop Shares.
2.1.17   Holder represents and warrants that Holder is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Holder agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Holder is permitted to do so under applicable law. Holder represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Holder maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Holder also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Holder further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Holder and used to purchase the Backstop Shares were legally derived.
2.1.18   If Holder is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Holder represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Backstop Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Backstop Shares.
2.1.19   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Holder with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Holder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.20   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Backstop Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Backstop Shares hereunder.
2.1.21   Holder has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.
2.2   Issuer’s Representations, Warranties and Agreements.   The Issuer hereby represents and warrants to Holder and acknowledges and agrees with Holder as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Non-Redemption Agreement.
2.2.2   The Backstop Shares have been duly authorized and, when issued and delivered to Holder against full payment for the Backstop Shares in accordance with the terms of this Non-Redemption Agreement and registered with the Issuer’s transfer agent, the Backstop Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL.
2.2.3   This Non-Redemption Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The execution, delivery and performance of this Non-Redemption Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Backstop Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and perform its obligations under this Non-Redemption Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.5   As of the date of this Non-Redemption Agreement, the authorized capital shares of the Issuer consists of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share (“Existing Class A Shares”); (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 110,000,000 Existing Class A Shares are issued and outstanding; (iii) 27,500,000 Existing Class B Shares are issued and outstanding; (iv) 23,000,000 warrants to purchase 23,000,000 Existing Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 27,500,000 warrants to purchase 27,500,000 Existing Class A Shares (the “Public Warrants”) are outstanding.
2.2.6   Assuming the accuracy of Holder’s representations and warranties set forth in Section 2.1 of this Non-Redemption Agreement, no registration under the Securities Act is required for the offer and sale of the Backstop Shares by the Issuer to Holder.
2.2.7   The Issuer has made available to Holder (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Non-Redemption Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Non-Redemption Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the Proxy Statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.8   The issued and outstanding Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.

2.2.9   No Other Non-Redemption Agreement includes terms and conditions that are materially more advantageous to any such Other Holder than Holder hereunder; provided, however, that Other Non-Redemption Agreements that have been entered into with certain Other Holders who have also entered into Subscription Agreements with the Issuer pursuant to which such Other Holders have agreed to subscribe for shares of Class A common stock of the Issuer up to or in excess of the amount of Covered Shares currently held by such Other Holder, may contain a limited exception to the transfer restrictions set forth in Section 4.1. The Other Non-Redemption Agreements have not been amended in any material respect following the date of this Non-Redemption Agreement.
3.   Backstop Settlement Date and Delivery.
3.1   Closing.   In the event of a Redemption Election, the closing of the Backstop Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Holder (the “Closing Notice”) at least two (2) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Holder shall deliver to the Issuer within one (1) Business Day after receiving the Closing Notice, the Purchase Price for the Backstop Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. On the Closing Date, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Holder the Backstop Shares in certificated or book entry form (at the Issuer’s election), in the name of Holder (or its nominee in accordance with its delivery instructions) or to a custodian designated by Holder, as applicable.
4.   Additional Covenants.
4.1   Holder agrees that, during the period from the date hereof through the date on which this Non-Redemption Agreement terminates in accordance with Section 5 (such period, the “Restricted Period”), except as contemplated by the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Music’s prior written consent (which consent may be given or withheld by Music in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares held by Holder (except in connection with voting by proxy at a meeting of stockholders of the Issuer as contemplated by Section 1 of the Voting Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Non-Redemption Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holder’s ability to comply with the terms and conditions of this Non-Redemption Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 4.1 shall also not prohibit a Transfer of Covered Shares by Holder to an Affiliate of Holder; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Music, to assume all of the obligations of Holder hereunder and to be bound by the terms of this Non-Redemption Agreement.(1) Any transfer in violation of this Section 4.1 shall be null and void ab initio.
4.2   In the event of a stock dividend or distribution, or any change in the Covered Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion,

(1)
Certain Non-Redemption Agreements with respect to a total of 3,550,000 Acquiror Shares permit the following transfers: “a Transfer of Covered Shares by Holder following the date that the closing price of the Acquiror Shares equals or exceeds $15.00 per share (as adjusted for any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like) for any 15 trading days within any consecutive 20-trading day period commencing on the date the preliminary Proxy Statement with the respect to the Transactions is filed.”

exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Holder agrees, while this Non-Redemption Agreement is in effect, to notify Music promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by Holder, if any, after the date hereof.
4.3   Holder agrees, while this Non-Redemption Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Non-Redemption Agreement inaccurate in any material respect or have the effect of preventing or disabling Holder from performing its obligations under this Non-Redemption Agreement
4.4   Holder agrees with, and covenants to, Holdings and Music that Holder shall not request that the Issuer register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares during the term of this Non-Redemption Agreement without the prior written consent of Music, in its sole discretion, other than pursuant to a transfer permitted by Section 4.1.
4.5   Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Non-Redemption Agreement pursuant to provisions of this Non-Redemption Agreement that have not been terminated pursuant to Section 6.
5.   Termination.   This Non-Redemption Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the First Effective Time, provided, that Holder has complied with its obligations pursuant to Section 1 hereto (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Non-Redemption Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Holder of the termination of the Merger Agreement promptly after the termination of such agreement.
6.   Miscellaneous.
6.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Backstop Subscription as contemplated by this Non-Redemption Agreement.
6.1.1   Each of the parties hereto acknowledges that the Issuer, Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Non-Redemption Agreement. Prior to the Closing, each of the parties hereto agrees to promptly notify the other parties hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party set forth herein are no longer accurate in all material respects.
6.1.2   Each of the Issuer, Holder, Holdings and Music is entitled to rely upon this Non-Redemption Agreement and is irrevocably authorized to produce this Non-Redemption Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3   The Issuer may request from Holder such additional information as the Issuer may deem necessary to evaluate the eligibility of Holder to acquire the Backstop Shares, and Holder shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, except as required by applicable law, rule or regulation, the Issuer agrees to keep any such information provided by Holder confidential.

6.1.4   Each of the parties hereto shall pay all of their respective expenses in connection with this Non-Redemption Agreement and the transactions contemplated herein.
6.1.5   Each of Holder and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Non-Redemption Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)
if to Holder, to such address or addresses set forth on the signature page hereto;

(ii)
if to the Issuer, to:

Churchill Capital Corp. III
640 Fifth Avenue, 12th Floor New York, NY 10019
Attention: Michael S. Klein
Telephone: 212-380-7775
Email: Michael.klein@mkleinandcompany.com
with a required copy (which copy shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Email: michael.aiello@weil.com and matthew.gilroy@weil.com
(iii)
if to Music, to:

c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention: Mark Tabak and David Redmond
Email: mtabak@multiplan.com and david.redmond@multiplan.com
with a required copy (which copy shall not constitute notice) to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.
Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com

(iv)
if to Holdings, to:

c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.
Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com
6.3   Entire Agreement.   This Non-Redemption Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4   Modifications and Amendments.   This Non-Redemption Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Music; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
6.5   Assignment.   Neither this Non-Redemption Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Holder’s rights and obligations to purchase the Backstop Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Backstop Shares acquired hereunder, if any, and then only in accordance with this Non-Redemption Agreement).
6.6   Benefit.
6.6.1   Except as otherwise provided herein, this Non-Redemption Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Non-Redemption Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
6.6.2   Each of the Issuer and Holder acknowledges and agrees that (i) this Non-Redemption Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Holder hereunder, each of Holdings and Music would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of the Issuer and Holder hereunder is being made also for the benefit of Holdings and Music, and (iii) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Holder under this Non-Redemption Agreement.
6.6.3   Each party hereto agrees that the Holdings Equityholders are third party beneficiaries of this Agreement and each Holdings Equityholder may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement, as amended, modified, supplemented or waived in accordance with Section 6.4.
6.7   Governing Law.   This Non-Redemption Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Non-Redemption Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Non-Redemption Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Non-Redemption Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS NON-REDEMPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NON-REDEMPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9   Severability.   If any provision of this Non-Redemption Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Non-Redemption Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Non-Redemption Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Non-Redemption Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Non-Redemption Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11   Remedies.
6.11.1   The parties agree that irreparable damage would occur if this Non-Redemption Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Non-Redemption Agreement and to enforce specifically the terms and provisions of this Non-Redemption Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Non-Redemption Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, Holder agrees that such damages shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and/or this Non-Redemption Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement and this Non-Redemption Agreement.
6.11.2   The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Non-Redemption Agreement.
6.11.3   If the Closing does not occur prior to the consummation of the Transactions due solely to a material breach of any obligations hereunder by Holder, then Holdings or one or more of the Holdings Equityholders (as defined below) shall have the right (exercisable by written notice to Holder (the “Demand Notice”) on or before the date that is thirty (30) days after the consummation of the Transactions and as a non-exclusive remedy for any such breach and in addition to and without in any limiting or amending the provisions of Section 6.11.1) to cause Holder to purchase from Holdings (or its assignee(s) or designee(s), including the Holdings Equityholders) the number of Backstop Shares that Holder failed to purchase at the Closing (the “Subject Shares”) for the Purchase Price. At any time and from time to time as of, from and after the consummation of the Transactions under the Merger Agreement, Holdings may designate one or more of its direct or indirect equityholders that are transferees of the Acquiror Shares from Holdings that were held by Holdings as of the consummation of the Transactions (the “Holdings Equityholders”) as sellers of the Subject Shares on a pro rata basis based upon such equityholders’ ownership of Holdings as of immediately prior to the consummation of the Transactions. The consummation of such purchase and sale shall take place on a date fixed by Holdings or the Holdings Equityholders, as applicable, in the Demand Notice, which date shall be not sooner than ten (10) Business Days after the date of Holder’s receipt of the Demand Notice. Holdings and each Holdings Equityholder, as applicable, shall be entitled to receive customary representations and warranties from Holder regarding such purchase and sale, and Holder agrees to execute and deliver all customary purchase documentation as Holdings or such Holdings Equityholder may reasonably request. Each of Holder and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) promptly (but in no event later than ten (10) Business Days) following Holder’s receipt of the Demand Notice make all governmental filings and obtain all governmental consents and approvals that are required to be made or obtained prior to the consummation of such purchase and sale, including compliance with the notification and reporting requirements of the HSR Act in respect of such purchase and sale. Without limiting the generality of the foregoing, each of Holder and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) undertake promptly any and all action required to complete lawfully the transactions contemplated by this Section 6.11.3 as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Section 6.11.3, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Holder or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of Holder and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby as promptly as practicable.
6.11.4   In any dispute arising out of or related to this Non-Redemption Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Non-Redemption Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Non-Redemption Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Non-Redemption Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.13   No Broker or Finder.   Each of the Issuer and Holder each represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Non-Redemption Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Holder agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14   Headings and Captions.   The headings and captions of the various subdivisions of this Non-Redemption Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15   Counterparts.   This Non-Redemption Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Non-Redemption Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Non-Redemption Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant. All references in this Non-Redemption Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17   Mutual Drafting.   This Non-Redemption Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.   Consent to Disclosure.   The Issuer shall, by 9:00 a.m., New York City time, on the fourth (4th) business day immediately following the date of this Non-Redemption Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Non-Redemption Agreements and the Transactions. Holder hereby consents to the publication and disclosure in any (i) Form 8-K filed by the Issuer with the SEC in connection with the execution and delivery of the Merger Agreement and the Proxy Statement or (ii) other documents or communications provided by the Issuer, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities, of Holder’s name or identity and of Holder’s beneficial ownership of Covered Shares and the nature of Holder’s commitments, arrangements and understandings under and relating to this Non-Redemption Agreement and, if deemed appropriate by the Issuer, Holdings or Music, a copy of this Non-Redemption Agreement. Without Holder’s prior written consent, Issuer, Holdings and Music shall not use Holder’s name in any press release issued in connection with the Transactions. Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
8.   Trust Account Waiver.   In addition to the waiver of Music pursuant to Section 7.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of Holdings, Music and Holder acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of Holdings, Music and Holder agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Non-Redemption Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Non-Redemption Agreement. In the event Holdings, Music or Holder has any Claim against the Issuer under this Non-Redemption Agreement, each of Holdings, Music or Holder shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Each of Holdings, Music and Holder agrees and acknowledges that such waiver is material to this Non-Redemption Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Non-Redemption Agreement and each of Holdings, Music and Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Holdings, Music or Holder, in connection with this Non-Redemption Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Holdings, Music or Holder, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   No Recourse.   Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Non-Redemption Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Non-Redemption Agreement, or the negotiation, execution or performance of this Non-Redemption Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Non-Redemption Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Non-Redemption Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Non-Redemption Agreement against, make any claims for breach of this Non-Redemption Agreement against, or seek to recover monetary damages from, any Non-Recourse Party
10.   Non-Reliance.   Holder acknowledges and represents that Holder has relied solely upon the presentation attached hereto as Exhibit A (the “Investment Presentation”) and the other representations and warranties of the Issuer expressly set forth in this Non-Redemption Agreement in making its decision to enter into, deliver and perform its obligations under this Non-Redemption Agreement. Holder further acknowledges and represents that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Holdings, Music, any of their respective affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Non-Redemption Agreement and the Investment Presentation, in making its investment or decision to invest in the Issuer. Holder agrees that neither (i) any other holder pursuant to this Non-Redemption Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such holder) nor (ii) Holdings or Music, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees, shall be liable to any other holder pursuant to this Non-Redemption Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, Holdings, Music and Holder has executed or caused this Non-Redemption Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP III
By:
Name:
Title:
POLARIS INVESTMENT HOLDINGS, L.P.
By:
Name:
Title:
POLARIS PARENT CORP.
By:
Name:
Title:

Accepted and agreed this day of July, 2020.
HOLDER:
Signature of Holder:	Signature of Joint Holder, if applicable:
By: Name: Title:	By: Name: Title:
Covered Shares:
Name of Holder:	Name of Joint Holder, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Holder listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Holder’s EIN:	Joint Holder’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF HOLDER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.
☐ We are subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box) HOLDER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Holder
and constitutes a part of the Non-Redemption Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Holder has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Holder and under which Holder accordingly qualifies as an “accredited investor.”
☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or
☐ Any entity in which all of the equity owners are “accredited investors.”

Annex F-1
EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 12th day of July, 2020, by and among Churchill Capital Corp III, a Delaware corporation (the “Issuer”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of (i) shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share and (ii) warrants to purchase one share of Class A common stock, on substantially the terms set forth in the form of Warrant Agreement attached hereto as Exhibit A hereto, as set forth on the signature page hereto, (the “Warrants”), for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares (including Incentive Shares (as defined below), if any) and the Warrants in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Class A common stock and Warrants on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 132,050,000 shares of Class A common stock and 6,500,000 Warrants;
WHEREAS, certain other “qualified institutional buyers” or “accredited investors” (each, a “Convert Subscriber”) have, severally and not jointly, entered into separate convertible note subscription agreements with the Issuer (the “Convert Subscription Agreements”), pursuant to which such investors have agreed to purchase convertible notes of the Issuer on the Closing Date, and the aggregate amount of convertible notes to be sold by the Issuer pursuant the Convert Subscription Agreements equals, as of the date hereof, $1,300,000,000.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a

F-1-1

separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares and the Warrants (such subscription and issuance, the “Subscription”). In connection with such Subscription, Subscriber shall be entitled to, and Issuer agrees to issue to Subscriber, additional shares of Class A common stock (rounded up to the nearest whole share) equal to the number determined by multiplying (i) if the Purchase Price paid by Subscriber is less than $250,000,000 (A) the Subscribed Shares, by (B) 1%, or (ii) if the Purchase Price paid by Subscriber is equal to or exceeds $250,000,000 (A) the Subscribed Shares, by (B) 2.5%, (such shares, the “Incentive Shares” and together with the Subscribed Shares, the “Shares”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares and the Warrants to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2   If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of the Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares and the Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares or the Warrants as a fiduciary or agent for one or more investor accounts,

F-1-2

each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares or the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares or the Warrants.
2.1.5   Subscriber understands that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares and the Warrants have not been registered under the Securities Act. Subscriber understands that the Shares and the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares or the Warrants shall contain a legend to such effect. Subscriber acknowledges that the Shares or the Warrants will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares or the Warrants will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares or the Warrants and may be required to bear the financial risk of an investment in the Shares or the Warrants for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares or the Warrants.
2.1.6   Subscriber understands and agrees that Subscriber is purchasing the Shares and the Warrants directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.7   Subscriber represents and warrants that its acquisition and holding of the Shares and the Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8   In making its decision to purchase the Shares and the Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares and the Warrants or the offer and sale of the Shares and the Warrants. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and the Warrants, including with respect to the Issuer, Holdings, Music and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants.
2.1.9   Subscriber became aware of this offering of the Shares and the Warrants solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Shares and the Warrants, nor were the

F-1-3

Shares or the Warrants offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares and the Warrants (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that the Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.12   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or the Warrants or made any findings or determination as to the fairness of an investment in the Shares or the Warrants.
2.1.13   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares and the Warrants were legally derived.
2.1.14   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares and the Warrants, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and the Warrants.

F-1-4

2.1.15   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.16   Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Shares and the Warrants hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares and the Warrants hereunder.
2.1.17   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Shares and Warrants.
2.1.18   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.2   Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares and the Warrants, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   The Shares and the Warrants have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares and the Warrants in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares and the Warrants will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL. The shares of Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s second amended and restated certificate of incorporation or under the DGCL.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.

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2.2.5   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the Warrants and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.6   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares or the Warrants under the Securities Act.
2.2.7   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares or the Warrants and neither the Issuer nor any person acting on its behalf offered any of the Shares or the Warrants in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.8   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 132,050,000 Shares and 6,500,000 Warrants for an aggregate purchase price of $1,300,000,000 (including the Shares and Warrants purchased and sold under this Subscription Agreement) (collectively, the “PIPE Securities”). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Subscriber in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Holder (as compared to Subscriber) other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, (iv) any rights granted to an Other Subscriber party to an Other Subscription Agreement with the Issuer to acquire Shares and Warrants having an aggregate purchase price (either alone or together with its Affiliates or with an investor that is commonly advised with the subscriber as determined by the Issuer) equal to or in excess of $500,000,000 in the aggregate or (vi) any rights or benefits granted to the Issuer, Holdings, Music or any of their respective Affiliates or any of their respective partners, members, shareholders, employees or agents.
2.2.9   As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of 301,000,000 shares of capital stock, including (a) 250,000,000 shares of Class A common stock, (b) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per

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share (“Existing Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 110,000,000 shares of Class A common stock are issued and outstanding; (iii) 27,500,000 Existing Class B Shares are issued and outstanding; (iv) 23,000,000 warrants to purchase 23,000,000 shares of Class A common stock (the “Private Placement Warrants”) are outstanding; and (v) 27,500,000 warrants to purchase 27,500,000 shares of Class A common stock (the “Public Warrants”) are outstanding. All (i) issued and outstanding shares of Class A common stock and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Convert Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than the First Merger Sub and the Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement and the Transaction Agreements.
2.2.10   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares or the Warrants by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.
2.2.11   The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.12   As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.
2.2.13   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a

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way as to create any liability on the Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.
2.2.14   The execution, delivery and performance of its obligations hereunder by Subscriber are, or are based on, commercial acts for purposes of applicable law.
2.2.15   The Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.
3.   Settlement Date and Delivery.
3.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least ten (10) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than two (2) Business Days prior to the Expected Closing Date, the Purchase Price for the Shares and the Warrants, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the tenth (10th) Business Day after the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. Unless otherwise agreed by Holdings and Music in writing, the Issuer shall deliver the Closing Notice at least eight (8) Business Days prior to the date of the Special Meeting. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election) and the Warrants in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Shares and the Warrants at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

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3.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3   Closing of the Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.2.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Shares and the Warrants at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Music’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Music waives such condition with respect to such breach under the Merger Agreement.
3.3.2   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
3.3.3   Closing of the Transactions.   (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Agreement without having received Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iii) the Transactions will be consummated immediately following the Closing.
3.3.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority,

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statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.
4.   Registration Statement.
4.1   The Issuer agrees that, within 15 Business Days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares and the Warrant Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 135th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 5th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.
4.2   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) ;
4.2.2   advise Subscriber within five (5) Business Days:
(a)   when a Registration Statement or any post-effective amendment thereto has become effective;
(b)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(c)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a

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material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4   upon the occurrence of any event contemplated in Section 4.10.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5   use its commercially reasonable efforts to cause all Shares and Warrant Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.
4.3   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares and the Warrants under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares and the shares of Class A common stock underlying the Warrants in Subscriber’s possession; provided, however, that this

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obligation to deliver or destroy all copies of the prospectus covering the Shares and the shares of Class A common stock underlying the Warrants shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
5.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Merger Agreement promptly after the termination of such agreement, and (ii) any waiver by the Issuer of any of the conditions specified in Article X of the Merger Agreement.
6.   Miscellaneous.
6.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1   Subscriber acknowledges that the Issuer, Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer, Holdings and Music if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
6.1.2   Each of the Issuer, Subscriber, Holdings and Music is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.
6.1.4   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
6.1.5   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;

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(ii)   if to the Issuer, to:
Churchill Capital Corp. III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention:     Michael S. Klein
Telephone:   212-380-7775
Email:       Michael.klein@mkleinandcompany.com
with a required copy (which copy shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Email: michael.aiello@weil.com and matthew.gilroy@weil.com
(iii)   if to Music, to:
c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention: Mark Tabak and David Redmond
Email: mtabak@multiplan.com and david.redmond@multiplan.com
with a required copy (which copy shall not constitute notice) to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com
(iv)   if to Holdings, to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com

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6.3   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Music; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
6.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares and Warrants acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warrants of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
6.6   Benefit.
6.6.1   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
6.6.2   Each of the Issuer and Subscriber acknowledges and agrees that (a) this Subscription Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, each of Holdings and Music would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of Holdings and Music, and (c) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Subscriber under this Subscription Agreement.
6.6.3   Each party hereto agrees that the Holdings Equityholders are third party beneficiaries of this Agreement and each Holdings Equityholder may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Subscriber under this Agreement, as amended, modified, supplemented or waived in accordance with Section 6.4.
6.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that

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if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11   Remedies.
6.11.1   The parties agree that the irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations

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set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, each of the Issuer and Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and/or Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement and Subscription Agreement.
6.11.2   The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.11.3   If the Closing does not occur prior to the consummation of the Transactions due to a breach by Subscriber of any of its obligations hereunder, then Holdings or one or more of the Holdings Equityholders (as defined below) shall have the right (exercisable by written notice to Subscriber (the “Demand Notice”) on or before the date that is thirty (30) days after the consummation of the Transactions and as a non-exclusive remedy for any such breach and in addition to and without in any limiting or amending the provisions of Section 6.11.1) to cause Subscriber to purchase from Holdings (or its assignee(s) or designee(s), including the Holdings Equityholders) all or a portion of the number of Subscribed Shares that Subscriber failed to purchase at the Closing (the “Subject Shares”) for a purchase price of $10 per Subject Share. At any time and from time to time as of, from and after the consummation of the Transactions under the Merger Agreement, Holdings may designate one or more of its direct or indirect equityholders that are transferees of the Acquiror Shares from Holdings that were held by Holdings as of the consummation of the Transactions (the “Holdings Equityholders”) as sellers of the Subject Shares on a pro rata basis based upon such equityholders’ ownership of Holdings as of immediately prior to the consummation of the Transactions. The consummation of such purchase and sale shall take place on a date fixed by Holdings or the Holdings Equityholders, as applicable, in the Demand Notice, which date shall be not sooner than ten (10) Business Days after the date of Subscriber’s receipt of the Demand Notice. Holdings and each Holdings Equityholder, as applicable, shall be entitled to receive customary representations and warranties from Subscriber regarding such purchase and sale, and Subscriber agrees to execute and deliver all customary purchase documentation as Holdings or such Holdings Equityholder may reasonably request. Each such Subscriber and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) promptly (but in no event later than ten (10) Business Days) following Subscriber’s receipt of the Demand Notice make all governmental filings and obtain all governmental consents and approvals that are required to be made or obtained prior to the consummation of such purchase and sale, including compliance with the notification and reporting requirements of the HSR Act in respect of such purchase and sale. Without limiting the generality of the foregoing, each of Subscriber and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) undertake promptly any and all action required to complete lawfully the transactions contemplated by this Section 6.11.3 as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Section 6.11.3, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Subscriber or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of Subscriber and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment

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of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby as promptly as practicable.
6.11.4   In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

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7.   Cleansing Statement; Disclosure.
7.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Convert Subscription Agreements and the Transactions.
7.2   Subscriber hereby consents to the publication and disclosure in (x) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (y) any other documents or communications provided by the Issuer, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, Holdings or Music, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, each of the Issuer, Holdings or Music will not use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s, Holdings’ or Music’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Issuer, Holdings and Music shall not use Subscriber’s name in any press release issued in connection with the Transactions. Subscriber will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
8.   Trust Account Waiver.   In addition to the waiver of Music pursuant to Section 6.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of Holdings, Music and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of Holdings, Music and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Holdings, Music or Subscriber has any Claim against the Issuer under this Subscription Agreement, each of Holdings, Music or Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Each of Holdings, Music and Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and each of Holdings, Music and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Holdings, Music or Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Holdings, Music or Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation,

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Holdings, Music, any of their respective affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) Holdings or Music, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees, shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.
10.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the third anniversary of the Closing Date, the Issuer agrees to:
10.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
10.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
10.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares, the Warrants and/or the Warrant Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares and the Warrants without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer, Holdings, Music and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP III
By:
Name:
Title:
POLARIS INVESTMENT HOLDINGS, L.P.
By:
Name:
Title:
POLARIS PARENT CORP.
By:
Name:
Title:

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Accepted and agreed this [•] day of [•], 2020.
SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Date: [•], 2020
Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

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Aggregate Number of Subscribed Shares subscribed for:
Aggregate Number of Incentive Shares to be issued:
Aggregate Number of Warrants (which shall be 1/20th of the number of Subscribed Shares listed above) subscribed for:
Aggregate Purchase Price: $ .
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be adheld in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

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SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.
☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

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Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐   Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐   Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐   Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐   Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐   Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐   Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐   Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
☐   Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
☐   Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐   Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐   Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

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☐   Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or
☐   Any entity in which all of the equity owners are “accredited investors.”

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Exhibit A
Form of Warrant Agreement
(see attached)

F-1-26

CHURCHILL CAPITAL CORP III
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
WARRANT AGREEMENT
Dated as of [•], 2020
THIS WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2020, is by and between Churchill Capital Corp III, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).
WHEREAS, the Company and the other parties named therein entered into that certain Agreement and Plan of Merger, dated as of [•], 2020 (the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Company will be merged with and into Polaris Parent Corp., a Delaware corporation (“Music”), with Music surviving as a wholly owned subsidiary of the Company, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with and as of the consummation of the Transactions, the Company shall issue to certain investors pursuant to a private placement (each, an “Investor”) warrants (subject to rounding to avoid fractional warrants), each entitling the Investor to purchase one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”) at an exercise price of $12.50 per share, subject to adjustment as described herein and bearing the legend set forth in Exhibit B hereto (the “PIPE Warrants”);
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the PIPE Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the PIPE Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the PIPE Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the PIPE Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the PIPE Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.
2.   Warrants.
2.1   Form of PIPE Warrant.   Each PIPE Warrant shall initially be issued in registered form only. PIPE Warrants may be represented by one or more physical definitive certificates or by book entry.
2.2   Effect of Countersignature.   If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a PIPE Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

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2.3   Registration.
2.3.1   PIPE Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the PIPE Warrants. Upon the initial issuance of the PIPE Warrants in book-entry form, the Warrant Agent shall issue and register the PIPE Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
The physical definitive certificates, if issued, shall be in the form annexed hereto as Exhibit A, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any PIPE Warrant shall have ceased to serve in the capacity in which such person signed the PIPE Warrant before such PIPE Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2   Registered Holder.   Prior to due presentment for registration of transfer of any PIPE Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such PIPE Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such PIPE Warrant and of each PIPE Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical definitive certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Fractional Warrants.   The Company shall not issue fractional PIPE Warrants and the Company shall round down to the nearest whole number the number of PIPE Warrants to be issued to such holder.
3.   Terms and Exercise of PIPE Warrants.
3.1   PIPE Warrant Price.   Each PIPE Warrant shall entitle the Registered Holder thereof, subject to the provisions of such PIPE Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $12.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which shares of Common Stock may be purchased at the time a PIPE Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the PIPE Warrants and, provided further that any such reduction shall be identical among all of the PIPE Warrants.
3.2   Duration of PIPE Warrants.   A PIPE Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the date of this Agreement, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of (w) the date that is five (5) years after the date of this Agreement, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time, and (y) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any PIPE Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each PIPE Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the PIPE Warrants by delaying the Expiration Date; provided that the Company shall provide at least

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twenty (20) days prior written notice of any such extension to Registered Holders of the PIPE Warrants, and, provided further that any such extension shall be identical in duration among all the PIPE Warrants.
3.3   Exercise of PIPE Warrants.
3.3.1   Payment.   Subject to the provisions of the PIPE Warrant and this Agreement, a PIPE Warrant may be exercised by the Registered Holder thereof at any time prior to the Expiration Date by surrendering it at the office of the Warrant Agent or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such PIPE Warrant; and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the PIPE Warrant is exercised and any and all applicable taxes due in connection with the exercise of the PIPE Warrant, the exchange of the PIPE Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a)   in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire;
(b)   in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the PIPE Warrants to exercise such PIPE Warrants on a “cashless basis,” by surrendering the PIPE Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the PIPE Warrants, pursuant to Section 6 hereof; or
(c)   as provided in Section 7.4 hereof.
The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.
3.3.2   Issuance of Shares of Common Stock on Exercise.   As soon as practicable after the exercise of any PIPE Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such PIPE Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such PIPE Warrant shall not have been exercised in full, a new book-entry position or countersigned PIPE Warrant, as applicable, for the number of shares of Common Stock as to which such PIPE Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a PIPE Warrant and shall have no obligation to settle such PIPE Warrant exercise unless a (a) registration statement under the Securities Act covering the issuance of the Common Stock underlying the PIPE Warrants is then effective and (b) a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No PIPE Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a PIPE Warrant unless the shares of Common Stock issuable upon such PIPE Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the PIPE Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a PIPE Warrant, the holder of such PIPE Warrant shall not be entitled to exercise such PIPE Warrant and such PIPE Warrant may have no value and expire

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worthless. Subject to Section 4.6 of this Agreement, a Registered Holder of PIPE Warrants may exercise its PIPE Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the PIPE Warrant exercise. The Company may require holders of PIPE Warrants to settle the PIPE Warrant on a “cashless basis” pursuant to Subsection 3.3.1(b), Section 6.3 and Section 7.4. If, by reason of any exercise of PIPE Warrants on a “cashless basis,” the holder of any PIPE Warrant would be entitled, upon the exercise of such PIPE Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3   Valid Issuance.   All shares of Common Stock issued upon the proper exercise of a PIPE Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4   Date of Issuance.   Each person in whose name any book entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the PIPE Warrant, or book entry position representing such PIPE Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated PIPE Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.
3.3.5   Maximum Percentage.   A holder of a PIPE Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a PIPE Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s PIPE Warrant, and such holder shall not have the right to exercise such PIPE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the PIPE Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the PIPE Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the PIPE Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the PIPE Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving

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effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a PIPE Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.   Adjustments.
4.1   Stock Dividends.
4.1.1   Split-Ups.   If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be increased in proportion to such increase in the number of outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2   Extraordinary, Dividends.   If the Company, at any time while the PIPE Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the PIPE Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below) or (c) in connection with any distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each PIPE Warrant) does not exceed $0.50.
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock

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split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3   Adjustments in Warrant Price.   Whenever the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4   Replacement of Securities upon Reorganization, Etc.   In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the PIPE Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the PIPE Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the PIPE Warrants would have received if such holder had exercised his, her or its PIPE Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each PIPE Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a PIPE Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such PIPE Warrant holder had exercised the PIPE Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the PIPE Warrant within thirty (30) days following the public disclosure of the consummation of such

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applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a PIPE Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the PIPE Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the PIPE Warrant.
4.5   Notices of Changes in PIPE Warrant.   Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a PIPE Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a PIPE Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of shares of Common Stock issuable upon exercise of a PIPE Warrant shall be required until cumulative adjustments amount to 1% or more of the number of shares of Common Stock issuable upon exercise of a PIPE Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of Common Stock issuable upon exercise of a PIPE Warrant and (ii) on the exercise date of any PIPE Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4 4 in connection with which an adjustment is made to the Warrant Price or the number of shares of Common Stock issuable upon exercise of a PIPE Warrant, the Company shall give written notice of the occurrence of such event to each holder of a PIPE Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of PIPE Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any PIPE Warrant would be entitled, upon the exercise of such PIPE Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7   Form of PIPE Warrant.   The form of PIPE Warrant need not be changed because of any adjustment pursuant to this Section 4, and PIPE Warrants issued after such adjustment may

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state the same Warrant Price and the same number of shares of Common Stock as is stated in the PIPE Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of PIPE Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any PIPE Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding PIPE Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the PIPE Warrants in order to (i) avoid an adverse impact on the PIPE Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the PIPE Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the PIPE Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.   Transfer and Exchange of PIPE Warrants.
5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding PIPE Warrant upon the Warrant Register, upon surrender of such PIPE Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new PIPE Warrant representing an equal aggregate number of PIPE Warrants shall be issued and the old PIPE Warrant shall be cancelled by the Warrant Agent. In the case of certificated warrants, the PIPE Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   PIPE Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer and thereupon the Warrant Agent shall issue in exchange therefor one or more new PIPE Warrants as requested by the Registered Holder of the PIPE Warrants so surrendered, representing an equal aggregate number of PIPE Warrants; provided, however, that in the event that a PIPE Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such PIPE Warrant and issue new PIPE Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new PIPE Warrants must also bear a restrictive legend.
5.3   Fractional Warrants.   The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a PIPE Warrant.
5.4   Service Charges.   No service charge shall be made for any exchange or registration of transfer of PIPE Warrants.
5.5   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the PIPE Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with PIPE Warrants duly executed on behalf of the Company for such purpose.
6.   Redemption.
6.1   Redemption of PIPE Warrants.   Subject to Section 6.4 hereof, not less than all of the outstanding PIPE Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the PIPE Warrants, as described in Section 6.2 below, at the price of $0.01 per PIPE Warrant (the “Redemption Price”), provided that the closing price of the Common

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Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days, within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the PIPE Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the PIPE Warrants on a “cashless basis” pursuant to subsection 3.3.1 and such cashless exercise is exempt from registration under the Securities Act.
6.2   Date Fixed for, and Notice of, Redemption.   In the event that the Company elects to redeem all of the PIPE Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the PIPE Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6.3   Exercise After Notice of Redemption.   The PIPE Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of PIPE Warrants to exercise their PIPE Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the PIPE Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the PIPE Warrants shall have no further rights except to receive, upon surrender of the PIPE Warrants, the Redemption Price.
7.   Other Provisions Relating to Rights of Holders of PIPE Warrants.
7.1   No Rights as Stockholder.   A PIPE Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any PIPE Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated PIPE Warrant, include the surrender thereof), issue a new PIPE Warrant of like denomination, tenor and date as the PIPE Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new PIPE Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed PIPE Warrant shall be at any time enforceable by anyone. Warrant Agent may, at its option, countersign replacement PIPE Warrants for mutilated certificates upon presentation thereof without such indemnity.
7.3   Reservation of Shares of Common Stock.   The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding PIPE Warrants issued pursuant to this Agreement.
7.4   Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.
7.4.1   Registration of Shares of Common Stock.   The issuance of shares of Common Stock upon the exercise of a PIPE Warrant shall be registered in the same manner and on the same terms the resale of Common Stock pursuant to the terms of the Subscription Agreement by and between the Company and the Investor, dated as of the date hereof.

F-1-35

7.4.2   Cashless Exercise at Company’s Option.   If the shares of Common Stock are at the time of any exercise of a PIPE Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute) and there is no effective registration statement covering the shares issuable upon exercise of the PIPE Warrants at such time, the Company may, at its option, require holders of PIPE Warrants who exercise PIPE Warrants to exercise such PIPE Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or such other applicable exemption, for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.2, “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such PIPE Warrants or its securities broker or intermediary, and if the Company does not so elect, the Company agrees to use its best efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the PIPE Warrant under the blue sky laws of the state of residence of the exercising PIPE Warrant holder to the extent an exemption is not available.
8.   Concerning the Warrant Agent and Other Matters.
8.1   Payment of Taxes.   The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the PIPE Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the PIPE Warrants or such shares of Common Stock.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of ninety (90) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a PIPE Warrant (who shall, with such notice, submit his PIPE Warrant for inspection by the Company), then the holder of any PIPE Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

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8.2.3   Merger or Consolidation of Warrant Agent.   Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4   Liability of Warrant Agent.
8.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement.
8.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any PIPE Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any PIPE Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any PIPE Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to PIPE Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the PIPE Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of February 13, 2020, by and between

F-1-37

the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.   Miscellaneous Provisions.
9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any PIPE Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Churchill Capital Corp III
640 Fifth Avenue, 12th Floor
New York, New York 10019
Attention: Lee Jay Taragin
with a copy to (which shall not constitute notice):
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any PIPE Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
in each case, with copy to:
[•]
9.3   Applicable Law.   The validity, interpretation, and performance of this Agreement and of the PIPE Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
9.4   Compliance and Confidentiality.   The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.

F-1-38

9.5   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the PIPE Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the PIPE Warrants.
9.6   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any PIPE Warrant. The Warrant Agent may require any such holder to submit such holder’s PIPE Warrant for inspection by the Warrant Agent.
9.7   Counterparts; Electronic Signatures.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
9.8   Effect of Headings.   The section headings herein are for convenience only and arc not part of this Agreement and shall not affect the interpretation thereof.
9.9   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding PIPE Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 2, respectively, without the consent of the Registered Holders.
9.10   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Exhibit A Form of Warrant Certificate
Exhibit B Legend — PIPE Warrants

F-1-39

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP III
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:
Title:
[SIGNATURE PAGE TO WARRANT AGREEMENT]

F-1-40

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE
WARRANT AGREEMENT DESCRIBED BELOW
Churchill Capital Corp III
Incorporated Under the Laws of the State of Delaware
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “PIPE Warrants” and each, a “PIPE Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Churchill Capital Corp III, a Delaware corporation (the “Company”). Each whole PIPE Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole PIPE Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any PIPE Warrant. If, upon the exercise of PIPE Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. The number of shares of Common Stock issuable upon exercise of the PIPE Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The initial Warrant Price per share of Common Stock for any PIPE Warrant is equal to $12.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
[Form of Warrant]

F-1-41

Subject to the conditions set forth in the Warrant Agreement, the PIPE Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such PIPE Warrants shall become null and void. The PIPE Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.
CHURCHILL CAPITAL CORP III
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:
Title:
[Form of Warrant]

F-1-42

[Form of Warrant Certificate]
[Reverse]
The PIPE Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of PIPE Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [•], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the PIPE Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
PIPE Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of PIPE Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of PIPE Warrants evidenced hereby the number of PIPE Warrants exercised shall be less than the total number of PIPE Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of PIPE Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no PIPE Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the PIPE Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a PIPE Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the PIPE Warrant.
Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of PIPE Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of PIPE Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the PIPE Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

F-1-43

Election to Purchase
(To Be Executed Upon Exercise of PIPE Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Churchill Capital Corp III (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [•] whose address is [•] and that such shares of Common Stock be delivered to [•] whose address is [•]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [•], whose address is [•], and that such Warrant Certificate be delivered to [•], whose address is [•].
In the event that the PIPE Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this PIPE Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b), and Section 6.3 of the Warrant Agreement.
In the event that the PIPE Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this PIPE Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the PIPE Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this PIPE Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [•], whose address is [•], and that such Warrant Certificate be delivered to [•], whose address is [•].
Date:
(Signature)
(Address)
(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

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EXHIBIT B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS PURSUANT TO A SUBSCRIPTION AGREEMENT ENTERED INTO WITH THE COMPANY.

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Annex F-2
EXECUTION VERSION
PIF Common Subscription Agreement
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 12th day of July, 2020, by and between Churchill Capital Corp III, a Delaware corporation (the “Issuer”) and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), and the other parties named therein will, immediately following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of (i) shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share and (ii) warrants to purchase one share of Class A common stock, on substantially the terms set forth in the form of Warrant Agreement attached hereto as Exhibit A hereto, as set forth on the signature page hereto, (the “Warrants”), for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares (including Incentive Shares (as defined below), if any) and the Warrants in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer in the form provided to the Subscriber prior to the date hereof (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Class A common stock and Warrants on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals 132,050,000 shares of Class A common stock and 6,500,000 Warrants;
WHEREAS, certain other “qualified institutional buyers” or “accredited investors” (each, a “Convert Subscriber”) have, severally and not jointly, entered into separate convertible note subscription agreements with the Issuer (the “Convert Subscription Agreements”), pursuant to which such investors have agreed to purchase convertible notes (the “Convertible Notes”) of the Issuer on the Closing Date, and the aggregate amount of convertible notes to be sold by the Issuer pursuant the Convert Subscription Agreements equals $1,300,000,000.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a

F-2-1

separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares and the Warrants (such subscription and issuance, the “Subscription”). In connection with such Subscription, Subscriber shall be entitled to, and Issuer agrees to issue to Subscriber, additional shares of Class A common stock (rounded up to the nearest whole share) equal to the number determined by multiplying (i) if the Purchase Price paid by Subscriber is less than $250,000,000 (A) the Subscribed Shares, by (B) 1%, or (ii) if the Purchase Price paid by Subscriber is equal to or exceeds $250,000,000 (A) the Subscribed Shares, by (B) 2.5% (such shares, the “Incentive Shares” and together with the Subscribed Shares, the “Shares”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares and the Warrants to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2   If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of the Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares and the Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares or the Warrants as a fiduciary or agent for one or more investor accounts,

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each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares or the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares or the Warrants.
2.1.5   Subscriber understands that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares and the Warrants have not been registered under the Securities Act. Subscriber understands that the Shares and the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares or the Warrants shall contain a legend to such effect. Subscriber acknowledges that the Shares or the Warrants will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares or the Warrants will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares or the Warrants and may be required to bear the financial risk of an investment in the Shares or the Warrants for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares or the Warrants.
2.1.6   Subscriber understands and agrees that Subscriber is purchasing the Shares and the Warrants directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.7   Subscriber represents and warrants that its acquisition and holding of the Shares and the Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8   In making its decision to purchase the Shares and the Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares and the Warrants or the offer and sale of the Shares and the Warrants. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and the Warrants, including with respect to the Issuer, Holdings, Music and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants.
2.1.9   Subscriber became aware of this offering of the Shares and the Warrants solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Shares and the Warrants, nor were the Shares or the Warrants offered to Subscriber, by any other means. Subscriber acknowledges that

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the Issuer represents and warrants that the Shares and the Warrants (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that the Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.12   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or the Warrants or made any findings or determination as to the fairness of an investment in the Shares or the Warrants.
2.1.13   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under the laws of The Kingdom of Saudi Arabia; provided, further that Subscriber shall not, except as reasonably required to establish the escrow account established pursuant to Section 3.1 and, for as long as Subscriber elects to pursue such filing with a Governmental Authority, as required in connection with any filing with a Governmental Authority as contemplated by the Investor Rights Agreement referred to in Section 2.1.15, be required to provide any personally identifiable information, including with respect to any employees, directors, managers or affiliates of Subscriber. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares and the Warrants were legally derived.
2.1.14   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective

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affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares and the Warrants, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and the Warrants.
2.1.15   Except (i) as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock prior to the date hereof and (ii) as a result of the entry into this Agreement and the Investor Rights Agreement, dated as of the date hereof, among Subscriber, Issuer and the other parties thereto, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.16   Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Shares and the Warrants hereunder.
2.1.17   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Shares and Warrants.
2.1.18   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.2   Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Shares and the Warrants, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   The Shares and the Warrants have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares and the Warrants in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares and the Warrants will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL. The shares of Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s second amended and restated certificate of incorporation or under the DGCL.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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2.2.4   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.
2.2.5   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the Warrants and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.6   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares or the Warrants under the Securities Act.
2.2.7   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares or the Warrants and neither the Issuer nor any person acting on its behalf offered any of the Shares or the Warrants in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.8   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 132,050,000 Shares and 6,500,000 Warrants for an aggregate purchase price of $1,300,000,000 (including the Shares and Warrants purchased and sold under this Subscription Agreement) (collectively, the “PIPE Securities”). Neither Issuer nor any of its Affiliates has entered into or shall enter into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber, other than (a) the Other Subscription Agreements and (b) as disclosed to Subscriber by Issuer prior to the date hereof. Each Other Subscription Agreement is identical to each other Other Subscription Agreement, other than (a) with respect to (x) the identity of the Other Subscribers and (y) the number of Shares and Warrants subscribed for by the Other Subscribers and (b) as disclosed to Subscriber by Issuer prior to the date hereof.
2.2.9   The authorized capital stock of the Issuer immediately prior to the Closing will consist of 301,000,000 shares of capital stock as follows: (a) 250,000,000 shares of Class A common stock, (b) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Existing Preferred Shares”). As of the date hereof, and as of immediately prior to the completion of the Transactions (prior to giving effect to (x) any redemption of any Class A common stock held by the Issuer’s public shareholders in connection with the consummation of the Transactions and (y) the issuance of the PIPE Securities): (i) no Preferred Shares are and will be issued and outstanding; (ii) 110,000,000 Existing Class A Shares are and will be issued and outstanding; (iii) 27,500,000 Existing Class B Shares are and will be issued and outstanding; (iv) up to 24,500,000 warrants to purchase 24,500,000 shares of Class A common stock (the “Private Placement Warrants”) are and will be outstanding; and (v) 27,500,000 warrants to purchase

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27,500,000 shares of Class A common stock (the “Public Warrants”) are and will be outstanding. At the Closing, the Convert Subscribers will acquire the Convertible Notes on substantially the same terms as set forth on Annex A of the Convert Subscription Agreements. All (i) issued and outstanding shares of Class A common stock and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Convert Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than the First Merger Sub and the Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement and the Transaction Agreements.
2.2.10   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares or the Warrants by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.
2.2.11   The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.12   As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.
2.2.13   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder,

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financial consultant or similar agent claiming to have been employed by or on behalf of Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.
3.   Settlement Date and Delivery.
3.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions; provided that, it is understood and agreed that such date must be a day that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the United Kingdom or New York, New York. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least ten (10) International Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer immediately prior to the Closing, the Purchase Price for the Shares and the Warrants, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; provided that promptly after the date hereof, Issuer and Subscriber shall use reasonable best efforts to establish an escrow account in the United States with J.P. Morgan Chase or other nationally recognized financial institution agreed between Issuer and Subscriber (including by timely complying with all “know your customer” and similar requirements for establishment of such account) for purposes of holding the Purchase Price for purposes of consummating the transactions contemplated by the Merger Agreement and, to the extent such account is so established, causing the Purchase Price to be delivered to such escrow account at least two (2) Business Days prior to the Expected Closing Date for release to the Issuer at the Closing. Notwithstanding the preceding sentence, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. The Issuer shall deliver the Closing Notice at least eight (8) International Business Days prior to the date of the Special Meeting. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election) and the Warrants in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “International Business Day” means any day that, in the United Kingdom and New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Shares and the Warrants at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3   Closing of the Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement

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shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.2.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Shares and the Warrants at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Music’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Music waives such condition with respect to such breach under the Merger Agreement; provided, further, that the foregoing proviso shall not apply to a breach of Section 6.11 (Capitalization) of the Merger Agreement or Section 2.2.9 hereof, if any such breach would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Agreement.
3.3.2   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Agreement.
3.3.3   Closing of the Transactions.   (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of, or waiver with respect to Issuer’s obligation to effect the Closing under, the Merger Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Agreement without having received Subscriber’s prior written consent and (iii) the Transactions will be consummated immediately following the Closing.
3.3.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.

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4.   Registration Statement.
4.1   The Issuer agrees that, within 15 Business Days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares and the Warrant Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 135th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 5th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.
4.2   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) ;
4.2.2   advise Subscriber within five (5) Business Days:
(a)   when a Registration Statement or any post-effective amendment thereto has become effective;
(b)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(c)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

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Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4   upon the occurrence of any event contemplated in Section 4.10.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5   use its commercially reasonable efforts to cause all Shares and Warrant Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.
4.3   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares and the Warrants under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares and the shares of Class A common stock underlying the Warrants in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares and the shares of Class A common stock underlying the Warrants shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory

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or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
5.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Merger Agreement promptly after the termination of such agreement, and (ii) any amendment or modification, or waiver by the Issuer of any of the conditions specified in Article X, of the Merger Agreement.
6.   Miscellaneous.
6.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement; provided that, notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber shall have no obligation to take any action not expressly contemplated by this Subscription Agreement that it is not permitted to take under the laws of The Kingdom of Saudi Arabia.
6.1.1   Subscriber and the Issuer acknowledge that both Subscriber and the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
6.1.2   Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
6.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)   if to the Issuer, to:
Churchill Capital Corp. III
640 Fifth Avenue,12th Floor
New York, NY 10019
Attention:    Michael S. Klein
Telephone:    212-380-7775
Email:          Michael.klein@mkleinandcompany.com

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with a required copy (which copy shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Email: michael.aiello@weil.com and matthew.gilroy@weil.com
6.3   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party. Notwithstanding the foregoing, no amendment, modification, supplement, or waiver by Issuer, and no consent to termination by Issuer pursuant to Section 5(ii), shall be effective unless prior written consent thereto has been provided by Holdings and Music.
6.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares and Warrants acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warrants of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder.
6.6   Benefit.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, each of Holdings and Music is an express third-party beneficiary of the last sentence of Section 6.4.
6.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt

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or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11   Remedies.
6.11.1   The parties agree that the Issuer and Subscriber would suffer irreparable damage if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Issuer shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the Issuer to cause Subscriber or the Issuer, as the case may be, to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

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6.11.2   The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.   Cleansing Statement; Disclosure.
7.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Convert Subscription Agreements and the Transactions.
7.2   Subscriber hereby consents to the publication and disclosure in (x) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (y) any other documents or communications provided by the Issuer to any

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Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Issuer shall not use Subscriber’s name nor shall it disclose the nature of Subscriber’s commitments, arrangements and understanding under and relating to the Subscription Agreement in any press release issued in connection with the Transactions. Subscriber will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission) to the extent that Subscriber is permitted to do so under the laws of The Kingdom of Saudi Arabia; provided that, other than as contemplated by Section 2.1.13, Subscriber shall not be required to provide any personally identifiable information, including with respect to any employees directors, managers or affiliates of Subscriber.
8.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that no other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.
10.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the third anniversary of the Closing Date, the Issuer agrees to:

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10.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
10.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
10.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares, the Warrants and/or the Warrant Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares and the Warrants without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
11.   Tax Matters.
11.1   Subscriber represents it is exempt from U.S. federal income tax on income described as exempt (i.e., of the type and in the applicable circumstances) from U.S. federal income taxation under Section 892 of the Code (“892 Income”). In order to substantiate the foregoing entitlement, Subscriber agrees to provide to the Issuer within a reasonable period of time after Subscriber’s execution of this Subscription Agreement, and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-8EXP (“Form W-8EXP”) claiming an exemption from withholding tax on 892 Income under Section 892 of the Code in respect of the Subscriber. Subscriber further agrees that, in the event that (i) the information on such Form W-8EXP is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new Form W-8EXP to the Issuer.
11.2   The Issuer shall not withhold any U.S. withholding tax in respect of payments or distributions made to Subscriber except for U.S. withholding tax that the Issuer is required to withhold due to (i) a failure of Subscriber to furnish a valid Form W-8EXP as described above in Section 11.1 of this Subscription Agreement, (ii) any change in law or (iii) any change in fact. In the event that the Issuer has determined that withholding is required with respect to any payment or distribution by the Issuer to the Subscriber, the Issuer shall (i) notify Subscriber promptly but at least ten (10) International Business Days prior to any such withholding and (ii) reasonably consult and cooperate with the Subscriber in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld. The Issuer is entitled to withhold if the Issuer, after consulting and cooperating with the Subscriber as described in the prior sentence, determines in good faith that such withholding is required due to the circumstances described above under the applicable law. The Issuer shall provide Subscriber with any information or documentation reasonably requested by Subscriber for a refund of any tax and shall otherwise assist and reasonably cooperate in any such application by Subscriber.
11.3   The Issuer agrees to provide promptly, upon the reasonable request of Subscriber, (i) a determination as to whether the Issuer is a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) and (ii) provided that the Issuer determines that it is not a USRPHC (and has not been a USRPHC during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code), a statement issued pursuant to Treasury Regulations §1.897-2(g)(1)(ii) that the Shares are not a U.S. real property interest for U.S. federal income tax purposes, as defined for purposes of that Regulation.

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11.4   The Issuer shall not take any action to alter its entity classification as a Subchapter C corporation for U.S. federal income tax purposes without Subscriber’s express consent.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP III
By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer
Signature Page 1 of 2
Subscription Agreement between PIF and Churchill Capital Corp III

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Accepted and agreed on date first written above.
SUBSCRIBER:
The Public Investment Fund of The Kingdom of Saudi Arabia
By:	/s/ His Excellency Mr.Yasir Al Rumayyan
Name:	His Excellency Mr. Yasir Al Rumayyan
Title:	Governor
Signature Page 2 of 2
Subscription Agreement between PIF and Churchill Capital Corp III

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Exhibit A
Form of Warrant Agreement
(see attached)

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CHURCHILL CAPITAL CORP III
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
WARRANT AGREEMENT
Dated as of [•], 2020
THIS WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2020, is by and between Churchill Capital Corp III, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).
WHEREAS, the Company and the other parties named therein entered into that certain Agreement and Plan of Merger, dated as of [•], 2020 (the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Company will be merged with and into Polaris Parent Corp., a Delaware corporation (“Music”), with Music surviving as a wholly owned subsidiary of the Company, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with and as of the consummation of the Transactions, the Company shall issue to certain investors pursuant to a private placement (each, an “Investor”) warrants (subject to rounding to avoid fractional warrants), each entitling the Investor to purchase one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”) at an exercise price of $12.50 per share, subject to adjustment as described herein and bearing the legend set forth in Exhibit B hereto (the “PIPE Warrants”);
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the PIPE Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the PIPE Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the PIPE Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the PIPE Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the PIPE Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.
2.   Warrants.
2.1   Form of PIPE Warrant. Each PIPE Warrant shall initially be issued in registered form only. PIPE Warrants may be represented by one or more physical definitive certificates or by book entry.
2.2   Effect of Countersignature.    If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a PIPE Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

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2.3   Registration.
2.3.1   PIPE Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the PIPE Warrants. Upon the initial issuance of the PIPE Warrants in book-entry form, the Warrant Agent shall issue and register the PIPE Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
The physical definitive certificates, if issued, shall be in the form annexed hereto as Exhibit A, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any PIPE Warrant shall have ceased to serve in the capacity in which such person signed the PIPE Warrant before such PIPE Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2   Registered Holder.    Prior to due presentment for registration of transfer of any PIPE Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such PIPE Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such PIPE Warrant and of each PIPE Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical definitive certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Fractional Warrants.    The Company shall not issue fractional PIPE Warrants and the Company shall round down to the nearest whole number the number of PIPE Warrants to be issued to such holder.
3.   Terms and Exercise of PIPE Warrants.
3.1   PIPE Warrant Price.    Each PIPE Warrant shall entitle the Registered Holder thereof, subject to the provisions of such PIPE Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $12.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which shares of Common Stock may be purchased at the time a PIPE Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the PIPE Warrants and, provided further that any such reduction shall be identical among all of the PIPE Warrants.
3.2   Duration of PIPE Warrants.   A PIPE Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the date of this Agreement, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of (w) the date that is five (5) years after the date of this Agreement, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time, and (y) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any PIPE Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each PIPE Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the PIPE Warrants by delaying the Expiration Date; provided that the Company

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shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the PIPE Warrants, and, provided further that any such extension shall be identical in duration among all the PIPE Warrants.
3.3   Exercise of PIPE Warrants.
3.3.1   Payment.   Subject to the provisions of the PIPE Warrant and this Agreement, a PIPE Warrant may be exercised by the Registered Holder thereof at any time prior to the Expiration Date by surrendering it at the office of the Warrant Agent or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such PIPE Warrant; and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the PIPE Warrant is exercised and any and all applicable taxes due in connection with the exercise of the PIPE Warrant, the exchange of the PIPE Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a)   in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire;
(b)   in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the PIPE Warrants to exercise such PIPE Warrants on a “cashless basis,” by surrendering the PIPE Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the PIPE Warrants, pursuant to Section 6 hereof; or
(c)   as provided in Section 7.4 hereof.
The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.
3.3.2   Issuance of Shares of Common Stock on Exercise.   As soon as practicable after the exercise of any PIPE Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such PIPE Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such PIPE Warrant shall not have been exercised in full, a new book-entry position or countersigned PIPE Warrant, as applicable, for the number of shares of Common Stock as to which such PIPE Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a PIPE Warrant and shall have no obligation to settle such PIPE Warrant exercise unless a (a) registration statement under the Securities Act covering the issuance of the Common Stock underlying the PIPE Warrants is then effective and (b) a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No PIPE Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a PIPE Warrant unless the shares of Common Stock issuable upon such PIPE Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the PIPE Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a PIPE Warrant, the holder of such PIPE Warrant shall not be entitled to exercise such PIPE Warrant and such PIPE Warrant may have no value and expire worthless. Subject to Section 4.6 of this Agreement, a Registered Holder of PIPE Warrants may exercise its PIPE Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the PIPE Warrant exercise. The Company

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may require holders of PIPE Warrants to settle the PIPE Warrant on a “cashless basis” pursuant to Subsection 3.3.1(b), Section 6.3 and Section 7.4. If, by reason of any exercise of PIPE Warrants on a “cashless basis,” the holder of any PIPE Warrant would be entitled, upon the exercise of such PIPE Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3   Valid Issuance.   All shares of Common Stock issued upon the proper exercise of a PIPE Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4   Date of Issuance.    Each person in whose name any book entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the PIPE Warrant, or book entry position representing such PIPE Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated PIPE Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.
3.3.5   Maximum Percentage.    A holder of a PIPE Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a PIPE Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s PIPE Warrant, and such holder shall not have the right to exercise such PIPE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the PIPE Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the PIPE Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the PIPE Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the PIPE Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a PIPE Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4.   Adjustments.
4.1   Stock Dividends.
4.1.1   Split-Ups.   If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be increased in proportion to such increase in the number of outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2   Extraordinary, Dividends.   If the Company, at any time while the PIPE Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the PIPE Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below) or (c) in connection with any distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each PIPE Warrant) does not exceed $0.50.
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each PIPE Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3   Adjustments in Warrant Price.    Whenever the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the PIPE Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4   Replacement of Securities upon Reorganization, Etc.   In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the PIPE Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the PIPE Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the PIPE Warrants would have received if such holder had exercised his, her or its PIPE Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each PIPE Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a PIPE Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such PIPE Warrant holder had exercised the PIPE Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the PIPE Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a PIPE Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed

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risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the PIPE Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the PIPE Warrant.
4.5   Notices of Changes in PIPE Warrant.   Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a PIPE Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a PIPE Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of shares of Common Stock issuable upon exercise of a PIPE Warrant shall be required until cumulative adjustments amount to 1% or more of the number of shares of Common Stock issuable upon exercise of a PIPE Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of Common Stock issuable upon exercise of a PIPE Warrant and (ii) on the exercise date of any PIPE Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4 4 in connection with which an adjustment is made to the Warrant Price or the number of shares of Common Stock issuable upon exercise of a PIPE Warrant, the Company shall give written notice of the occurrence of such event to each holder of a PIPE Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of PIPE Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any PIPE Warrant would be entitled, upon the exercise of such PIPE Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7   Form of PIPE Warrant.    The form of PIPE Warrant need not be changed because of any adjustment pursuant to this Section 4, and PIPE Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the PIPE Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of PIPE Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any PIPE Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding PIPE Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the PIPE Warrants in order to (i) avoid an adverse impact on the PIPE Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the PIPE Warrants is necessary to effectuate the intent and purpose of this

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Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the PIPE Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.   Transfer and Exchange of PIPE Warrants.
5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding PIPE Warrant upon the Warrant Register, upon surrender of such PIPE Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new PIPE Warrant representing an equal aggregate number of PIPE Warrants shall be issued and the old PIPE Warrant shall be cancelled by the Warrant Agent. In the case of certificated warrants, the PIPE Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   PIPE Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer and thereupon the Warrant Agent shall issue in exchange therefor one or more new PIPE Warrants as requested by the Registered Holder of the PIPE Warrants so surrendered, representing an equal aggregate number of PIPE Warrants; provided, however, that in the event that a PIPE Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such PIPE Warrant and issue new PIPE Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new PIPE Warrants must also bear a restrictive legend.
5.3   Fractional Warrants.   The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a PIPE Warrant.
5.4   Service Charges.   No service charge shall be made for any exchange or registration of transfer of PIPE Warrants.
5.5   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the PIPE Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with PIPE Warrants duly executed on behalf of the Company for such purpose.
6.   Redemption.
6.1   Redemption of PIPE Warrants.   Subject to Section 6.4 hereof, not less than all of the outstanding PIPE Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the PIPE Warrants, as described in Section 6.2 below, at the price of $0.01 per PIPE Warrant (the “Redemption Price”), provided that the closing price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days, within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the PIPE Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the PIPE Warrants on a “cashless basis” pursuant to subsection 3.3.1 and such cashless exercise is exempt from registration under the Securities Act.
6.2   Date Fixed for, and Notice of, Redemption.   In the event that the Company elects to redeem all of the PIPE Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the PIPE Warrants to be redeemed at their last

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addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6.3   Exercise After Notice of Redemption.   The PIPE Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of PIPE Warrants to exercise their PIPE Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the PIPE Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the PIPE Warrants shall have no further rights except to receive, upon surrender of the PIPE Warrants, the Redemption Price.
7.   Other Provisions Relating to Rights of Holders of PIPE Warrants.
7.1   No Rights as Stockholder.   A PIPE Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any PIPE Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated PIPE Warrant, include the surrender thereof), issue a new PIPE Warrant of like denomination, tenor and date as the PIPE Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new PIPE Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed PIPE Warrant shall be at any time enforceable by anyone. Warrant Agent may, at its option, countersign replacement PIPE Warrants for mutilated certificates upon presentation thereof without such indemnity.
7.3   Reservation of Shares of Common Stock.   The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding PIPE Warrants issued pursuant to this Agreement.
7.4   Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.
7.4.1   Registration of Shares of Common Stock.   The issuance of shares of Common Stock upon the exercise of a PIPE Warrant shall be registered in the same manner and on the same terms the resale of Common Stock pursuant to the terms of the Subscription Agreement by and between the Company and the Investor, dated as of the date hereof.
7.4.2   Cashless Exercise at Company’s Option.   If the shares of Common Stock are at the time of any exercise of a PIPE Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute) and there is no effective registration statement covering the shares issuable upon exercise of the PIPE Warrants at such time, the Company may, at its option, require holders of PIPE Warrants who exercise PIPE Warrants to exercise such PIPE Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or such other applicable exemption, for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the PIPE Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.2, “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such PIPE Warrants or its securities broker or intermediary, and if the Company does not so elect, the Company agrees to use its best efforts to register or qualify for

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sale the shares of Common Stock issuable upon exercise of the PIPE Warrant under the blue sky laws of the state of residence of the exercising PIPE Warrant holder to the extent an exemption is not available.
8.   Concerning the Warrant Agent and Other Matters.
8.1   Payment of Taxes.    The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the PIPE Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the PIPE Warrants or such shares of Common Stock.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of ninety (90) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a PIPE Warrant (who shall, with such notice, submit his PIPE Warrant for inspection by the Company), then the holder of any PIPE Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.
8.2.3   Merger or Consolidation of Warrant Agent.   Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1   Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

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8.4   Liability of Warrant Agent.
8.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement.
8.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any PIPE Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any PIPE Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any PIPE Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to PIPE Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the PIPE Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of February 13, 2020, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.   Miscellaneous Provisions.
9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any PIPE Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

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Churchill Capital Corp III
640 Fifth Avenue, 12th Floor
New York, New York 10019
Attention: Lee Jay Taragin
with a copy to (which shall not constitute notice):
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any PIPE Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
in each case, with copy to:
[•]
9.3   Applicable Law.   The validity, interpretation, and performance of this Agreement and of the PIPE Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
9.4   Compliance and Confidentiality.   The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.
9.5   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the PIPE Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the PIPE Warrants.
9.6   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any PIPE Warrant. The Warrant Agent may require any such holder to submit such holder’s PIPE Warrant for inspection by the Warrant Agent.
9.7   Counterparts; Electronic Signatures.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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9.8   Effect of Headings.   The section headings herein are for convenience only and arc not part of this Agreement and shall not affect the interpretation thereof.
9.9   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding PIPE Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 2, respectively, without the consent of the Registered Holders.
9.10   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Exhibit A Form of Warrant Certificate
Exhibit B Legend — PIPE Warrants

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP III
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:
Title:
[SIGNATURE PAGE TO WARRANT AGREEMENT]

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EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE
WARRANT AGREEMENT DESCRIBED BELOW
Churchill Capital Corp III
Incorporated Under the Laws of the State of Delaware
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “PIPE Warrants” and each, a “PIPE Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Churchill Capital Corp III, a Delaware corporation (the “Company”). Each whole PIPE Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole PIPE Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any PIPE Warrant. If, upon the exercise of PIPE Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. The number of shares of Common Stock issuable upon exercise of the PIPE Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The initial Warrant Price per share of Common Stock for any PIPE Warrant is equal to $12.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
[Form of Warrant]

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Subject to the conditions set forth in the Warrant Agreement, the PIPE Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such PIPE Warrants shall become null and void. The PIPE Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.
CHURCHILL CAPITAL CORP III
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:
Title:
[Form of Warrant]

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[Form of Warrant Certificate]
[Reverse]
The PIPE Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of PIPE Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [•], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the PIPE Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
PIPE Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of PIPE Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of PIPE Warrants evidenced hereby the number of PIPE Warrants exercised shall be less than the total number of PIPE Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of PIPE Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no PIPE Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the PIPE Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a PIPE Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the PIPE Warrant.
Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of PIPE Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of PIPE Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the PIPE Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

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Election to Purchase
(To Be Executed Upon Exercise of PIPE Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Churchill Capital Corp III (the “Company”) in the amount of
$[•] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [•] whose address is [•] and that such shares of Common Stock be delivered to [•] whose address is [•]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [•], whose address is [•], and that such Warrant Certificate be delivered to [•], whose address is [•].
In the event that the PIPE Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this PIPE Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b), and Section 6.3 of the Warrant Agreement.
In the event that the PIPE Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this PIPE Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the PIPE Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this PIPE Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [•], whose address is [•], and that such Warrant Certificate be delivered to [•], whose address is [•].
Date:
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

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EXHIBIT B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS PURSUANT TO A SUBSCRIPTION AGREEMENT ENTERED INTO WITH THE COMPANY.

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Annex G
EXECUTION VERSION
CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT
This CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Convertible Note Subscription Agreement”) is entered into this 12 day of July, 2020, by and among Churchill Capital Corp III, a Delaware corporation (the “Issuer”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), Polaris Intermediate Corp., a Delaware corporation and wholly-owned subsidiary of Music (the “Guarantor”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Convertible Note Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase convertible notes (the “Convertible Notes”) of and from the Issuer having the terms set forth on Annex A attached hereto, which is incorporated in and made a part of this Convertible Note Subscription Agreement, in an aggregate principal amount as set forth on Subscriber’s signature page attached hereto, at 97.50% of the principal amount of such aggregate principal amount (the “Purchase Price”), and the Issuer desires to issue and sell to each such Subscriber the Convertible Notes in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”))(each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer, Holdings, Music and the Guarantor (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Convertible Notes on the Closing Date at the same Purchase Price as Subscriber; and
WHEREAS, as an additional component of the overall financing for the Transactions, concurrently with the execution of this Convertible Note Subscription Agreement, subscribers are entering into a subscription agreement (the “Common Stock Subscription Agreement”) with the Issuer to purchase shares of Class A common stock, par value $0.0001 per share, of the Issuer (the “Common Stock”) and warrants to purchase shares of Common Stock.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Convertible Note Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Convertible Note Subscription Agreement, severally, but not jointly. The parties agree that (i) this Convertible Note Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Convertible Note Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under this Convertible Note Subscription Agreement for the obligations of any other Subscriber so listed.
1.   Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Convertible Notes in an aggregate principal amount as set forth on Subscriber’s signature page attached hereto (such subscription and issuance, the “Subscription”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Convertible Notes to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   Subscriber is not an individual, and has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement.
2.1.2   This Convertible Note Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Convertible Note Subscription Agreement constitutes the valid and binding agreement of the Issuer, the Guarantor, Holdings and Music, this Convertible Note Subscription Agreement constitutes the valid and binding agreement of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Convertible Note Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Convertible Note Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) is acquiring the Convertible Notes only for its own account and not for the account of others, or if Subscriber is subscribing for the Convertible Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Convertible Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Convertible Notes.
2.1.5   Subscriber understands that the Convertible Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes have not been registered under the Securities Act. Subscriber understands that the Convertible Notes may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Convertible Notes shall contain a legend to such effect. Subscriber understands and agrees that the Convertible Notes will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Convertible Notes and may be required to bear the financial risk of an investment in the Convertible Notes for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes.
2.1.6   Subscriber understands and agrees that Subscriber is purchasing the Convertible Notes directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, the Guarantor, Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Convertible Note Subscription Agreement.
2.1.7   Subscriber represents and warrants that its acquisition and holding of the Convertible Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8   In making its decision to purchase the Convertible Notes, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Convertible Notes or the offer and sale of the Convertible Notes, and Holdings concerning the Guarantor. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Convertible Notes, including with respect to the Issuer, the Guarantor, Holdings, Music and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes.
2.1.9   Subscriber became aware of this offering of the Convertible Notes solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Securities and Exchange Commission (the “Commission”) under the Securities Act) with the Issuer or its representative, and the Convertible Notes were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Convertible Notes, nor were the Convertible Notes offered to Subscriber, by any other means. Subscriber acknowledges that the Convertible Notes (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Convertible Notes. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Notes, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Convertible Notes and determined that the Convertible Notes are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.12   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes or made any findings or determination as to the fairness of an investment in the Convertible Notes.
2.1.13   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Convertible Notes were legally derived.
2.1.14   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that none of the Issuer, the Guarantor nor any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Convertible Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes.
2.1.15   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s Common Stock prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.16   Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Convertible Notes hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer or the Guarantor from and after the Closing as a result of the purchase and sale of Convertible Notes hereunder.

2.1.17   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Convertible Notes.
2.1.18   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Convertible Note Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.19   [Reserved].
2.2   Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Convertible Notes, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement.
2.2.2   As of the time of Closing, the Indenture (as defined in Annex A attached hereto) will have been duly executed and delivered by the Issuer and (assuming the due execution and delivery thereof by the trustee) will be, and the Convertible Notes will have been, duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Convertible Notes in accordance with the terms of this Convertible Note Subscription Agreement, will be the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with their terms, except as such enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
2.2.3   The Convertible Notes (when issued by the Issuer, authenticated in accordance with the terms of the Indenture and delivered to and paid for by Subscriber) will be entitled to the benefits of the Indenture, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct. The shares of Common Stock issuable upon conversion of the Convertible Notes, when issued in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s second amended and restated certificate of incorporation or under the DGCL.
2.2.4   This Convertible Note Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer, and, assuming that this Convertible Note Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
2.2.5   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.
2.2.6   The execution, delivery and performance of this Convertible Note Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Convertible Notes and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Convertible Note Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.7   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Convertible Notes under the Securities Act.
2.2.8   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Convertible Notes and neither the Issuer nor any person acting on its behalf offered any of the Convertible Notes in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.9   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of $1.3 billion aggregate principal amount of Convertible Notes (collectively, the “PIPE Securities”). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Other Subscribers in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber) other than such PIPE Agreements containing an ability in certain circumstances to fund the purchase price on the Closing Date rather than two (2) Business Days prior to the Expected Closing Date if State Street Bank is not serving as escrow agent with respect to the purchase price from such Other Subscriber.
2.2.10   As of the date of this Convertible Note Subscription Agreement, the authorized capital shares of the Issuer consists of (a) 250,000,000 shares of Class A common stock, par value $0.0001 per share (“Existing Class A Shares”); (b) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value

$0.0001 per share (“Existing Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 110,000,000 Existing Class A Shares are issued and outstanding; (iii) 27,500,000 Existing Class B Shares are issued and outstanding; (iv) 23,000,000 warrants to purchase 23,000,000 Existing Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 27,500,000 warrants to purchase 27,500,000 Existing Class A Shares (the “Public Warrants”) are outstanding. All (i) issued and outstanding Existing Class A Shares and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Common Stock Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Common Stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than the First Merger Sub and the Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Merger Agreement.
2.2.11   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Convertible Note Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Convertible Notes by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state of local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Convertible Note Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable securities laws.
2.2.12   The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Convertible Note Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Convertible Note Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.13   As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.2.14   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Convertible Note Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

2.2.15   After the nine (9) month anniversary of the Closing Date, if requested by Subscriber, upon reasonable notice, the Issuer shall use commercially reasonable efforts for a period not to exceed two (2) Business Days in the aggregate to assist Subscriber in completing any sale process undertaken in connection with the private resale of the Convertible Notes or any portion thereof without registration under the Securities Act by: (i) providing direct telephonic contact between senior management and a limited number of prospective purchasers; and (ii) responding to inquiries of, and providing answers to, a limited number of prospective purchasers; provided that all reasonable and documented out-of-pocket third-party expenses and costs incurred by the Issuer and its subsidiaries relating to the provision of such assistance shall be paid by Subscriber; and provided, further, that such assistance shall only be provided during the Issuer’s “open windows” under its insider trading policy and shall not require the Issuer or any of its subsidiaries to (x) prepare an offering memorandum or a similar disclosure documentation or (y) disclose any material non-public information to any prospective purchaser.
3.   Settlement Date and Delivery.
3.1   Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least thirteen (13) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer, no later than two (2) Business Days prior to the Expected Closing Date, the Purchase Price for the Convertible Notes, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the tenth (10th) Business Day after the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Convertible Notes in certificated or book entry form (at the Issuer’s election), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. The Issuer will use commercially reasonable efforts to cooperate with Subscriber to make the Convertible Notes eligible with The Depository Trust Company (“DTC”) on or prior to the Closing Date, including engaging a settlement agent to make the Convertible Notes DTC eligible at the reasonable expense of the Issuer. The Issuer will use commercially reasonable efforts to obtain CUSIPs for the Convertible Notes at Closing if the Convertible Notes are delivered in book entry form at Closing or, if delivered in certificate form, in connection with making the Convertible Notes DTC eligible. Subscriber acknowledges that it is the Issuer’s intention to issue the Convertible Notes to Subscriber on the Closing Date in certificated form, subject to the above. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Convertible Notes at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the date of Closing (the “Closing Date”), of each of the following conditions:
3.2.1   Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2   Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3   Closing of the Transactions. All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated as soon as practicable following the Closing.
3.2.4   Customary Documentation. The Indenture, containing terms substantially consistent with the relevant terms of this Convertible Note Subscription Agreement (including Annex A attached hereto), shall have been executed by Issuer and the trustee.
3.2.5   Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Convertible Notes at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1   Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Convertible Note Subscription Agreement and the facts underlying such breach would also cause a condition to Music’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Music waives such condition with respect to such breach under the Merger Agreement.
3.3.2   Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
3.3.3   [Reserved]
3.3.4   Closing of the Transactions. (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Convertible Note Subscription Agreement without having received Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iii) the Transactions will be consummated as soon as practicable following the Closing.
3.3.5   Customary Documentation. The Indenture, containing terms substantially consistent with the relevant terms of this Convertible Note Subscription Agreement (including Annex A attached hereto), shall have been executed by the Issuer and the trustee.
3.3.6   Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Convertible Note Subscription Agreement.
3.3.7   Specified Merger Agreement Representations and Warranties. The representations and warranties (as qualified by the Schedules (as defined in the Merger Agreement)) made by Music to the Issuer pursuant to the Merger Agreement (the “Merger Agreement Representations and Warranties”) shall be true and accurate in all respects as of the Closing except for inaccuracies of such Merger Agreement Representations and Warranties (i) that would not permit the Issuer (taking into account any applicable cure periods) to terminate the Issuer’s obligations under the Merger Agreement or otherwise decline to close the Transactions (in each case, in accordance with the terms of the Merger Agreement) as a result of (a) a breach of any such Merger Agreement Representations and Warranties or (b) any such Merger Agreement Representations and Warranties not being accurate and (ii) that do not materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Convertible Note Subscription Agreement.
4.   [Reserved]
5.   Termination. This Convertible Note Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Convertible Note Subscription Agreement, (iii) at the election of Subscriber, thirty (30) calendar days from the date hereof if the Merger Agreement is not fully executed and made binding on the Issuer, Holdings and Music by such date and (iv) at the election of Subscriber, on January 12, 2022 if the Transactions are not consummated on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Merger Agreement promptly after the termination of such agreement, and (ii) any waiver by the Issuer of any of the conditions specified in Article X of the Merger Agreement.
6.   Miscellaneous.
6.1   Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Convertible Note Subscription Agreement.
6.1.1   Subscriber acknowledges that the Issuer, Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Convertible Note Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer, the Guarantor, Holdings and Music if any of the

acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.
6.1.2   Each of the Issuer, the Guarantor, Holdings, Music and Subscriber is entitled to rely upon this Convertible Note Subscription Agreement and is irrevocably authorized to produce this Convertible Note Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Convertible Notes, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.
6.1.4   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Convertible Note Subscription Agreement and the transactions contemplated herein; provided, however, subject to the occurrence of the Closing, the Issuer shall reimburse the reasonable and documented out-of-pocket expenses of legal counsel incurred by Subscriber and the Other Subscribers in connection with the negotiation of this Convertible Note Subscription Agreement and the transactions contemplated herein in an aggregate amount not to exceed $400,000.
6.1.5   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Convertible Note Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2   Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)   if to the Issuer, to:
Churchill Capital Corp. III
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention:  Michael S. Klein, Chairman and Chief Executive Officer
Telephone:  212-380-7775
Email:      michael.klein@mklienandcompany.com
with a required copy (which copy shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Email: michael.aiello@weil.com and matthew.gilroy@weil.com
(iii)   if to Holdings, to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com

with a required copy (which copy shall not constitute notice) to:
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.
Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com
and
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94123
Attention: William Brentani
Email: wbrentani@stblaw.com
(iv)   if to Music or the Guarantor, to:
c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention: Mark Tabak and David Redmond
Email: mtabak@multiplan.com and david.redmond@multiplan.com
with a required copy (which copy shall not constitute notice) to:
c/o Hellman & Friedman
415 Mission Street
Suite 5700
San Francisco, CA 94105
Attn: Arrie Park
Email: apark@hf.com
and
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.
Lange-Novak
Email: rcampbell@kirkland.com, jwheat@kirkland.com and
emma.lange-novak@kirkland.com
and
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94123
Attention: William Brentani
Email: wbrentani@stblaw.com
6.3   Entire Agreement. This Convertible Note Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4   Modifications and Amendments. This Convertible Note Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Music; provided, that any rights (but not obligations) of a party under this Convertible Note Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of another party.
6.5   Assignment. Neither this Convertible Note Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Convertible Notes) may be transferred or assigned without the prior written consent of the Issuer, which consent to assignment to a prospective limited partner of Subscriber will not be unreasonably withheld, conditioned or delayed and which consent to such assignment shall not relieve the assigning party of any of its obligations hereunder (other than the Convertible Notes acquired hereunder, if any, and then only in accordance with this Convertible Note Subscription Agreement, the Convertible Notes and the terms of the indenture governing the Convertible Notes); provided that Subscriber’s rights and obligations under this Convertible Note Subscription Agreement may be assigned to any limited partner of Subscriber or any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer; provided, further, in connection with any assignment hereunder, such assignee(s) shall be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and agree in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, each such assignee shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder.
6.6   Benefit.
6.6.1   Except as otherwise provided herein, this Convertible Note Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Convertible Note Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
6.6.2   Each of the Issuer and Subscriber acknowledges and agrees that (a) this Convertible Note Subscription Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, each of Holdings and Music would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of Holdings and Music, and (c) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Subscriber under this Convertible Note Subscription Agreement.
6.6.3   Each party hereto agrees that Holdings’ direct or indirect equityholders that are transferees of the Common Stock from Holdings that were held by Holdings as of the consummation of the Transactions (the “Holdings Equityholders”) are third party beneficiaries of this Convertible Note Subscription Agreement and each Holdings Equityholder may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Subscriber under this Convertible Note Subscription Agreement, as amended, modified, supplemented or waived in accordance with Section 6.4.
6.7   Governing Law. This Convertible Note Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Convertible Note Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Convertible Note Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.8   Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Convertible Note Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9   Severability. If any provision of this Convertible Note Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Convertible Note Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.10   No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Convertible Note Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Convertible Note Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Convertible Note Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11   Remedies.
6.11.1   The parties agree that the Issuer, the Guarantor, Holdings and Music would suffer irreparable damage if this Convertible Note Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Issuer, the Guarantor, Holdings and Music shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Convertible Note Subscription Agreement and to enforce specifically the terms and provisions of this Convertible Note Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the Issuer, the Guarantor, Holdings or Music to cause Subscriber and the right of Holdings or Music to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Convertible Note Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, each of the Issuer and Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and/or Convertible Note Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement and Convertible Note Subscription Agreement.
6.11.2   The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Convertible Note Subscription Agreement.
6.11.3   In any dispute arising out of or related to this Convertible Note Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12   Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Convertible Note Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.13   No Broker or Finder. Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14   Headings and Captions. The headings and captions of the various subdivisions of this Convertible Note Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15   Counterparts. This Convertible Note Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.16   Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Convertible Note Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Convertible Note Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Convertible Note Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17   Mutual Drafting. This Convertible Note Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.   Cleansing Statement; Disclosure.
7.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Convertible Note Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Common Stock Subscription Agreements and the Transactions.
7.2   Subscriber hereby consents to the publication and disclosure in (x) any press release issued by the Issuer, the Guarantor, Holdings or Music, (y) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (z) any other documents or communications provided by the Issuer, the Guarantor, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Convertible Note Subscription Agreement and, if deemed required or appropriate by the Issuer, the Guarantor, Holdings or Music, a copy of this Convertible Note Subscription Agreement; provided that, in each case, the Issuer, the Guarantor, Holdings or Music, as applicable, provides to Subscriber for Subscriber’s review a copy of such proposed publication or disclosure (redacted if necessary) reasonably in advance of the publication or disclosure thereof and the Issuer, the Guarantor, Holdings or Music, as applicable, gives good faith consideration to any comments of Subscriber on such proposed publication or disclosure to the extent Subscriber promptly provides any such comments (and in any event within two (2) Business Days following delivery of such proposed publication or disclosure to Subscriber). Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, each of the Issuer, the Guarantor, Holdings or Music will not use or disclose the name of Subscriber or any information relating to Subscriber or this Convertible Note Subscription Agreement, other than to the Issuer’s, the Guarantor’s, Holdings’ or Music’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer, the Guarantor, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
8.   Trust Account Waiver. In addition to the waiver of Music pursuant to Section 6.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of the Guarantor, Holdings,

Music and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of the Guarantor, Holdings, Music and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Convertible Note Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Convertible Note Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Convertible Note Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event the Guarantor, Holdings, Music or Subscriber has any Claim against the Issuer under this Convertible Note Subscription Agreement, each of the Guarantor, Holdings, Music or Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Each of the Guarantor, Holdings, Music and Subscriber agrees and acknowledges that such waiver is material to this Convertible Note Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Convertible Note Subscription Agreement and each of the Guarantor, Holdings, Music and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event the Guarantor, Holdings, Music or Subscriber, in connection with this Convertible Note Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, the Guarantor, Holdings, Music or Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Guarantor, Holdings, Music, any of their respective affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Convertible Note Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any other Subscriber pursuant to this Convertible Note Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Guarantor, Holdings or Music, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees, shall be liable to any other purchaser of Convertible Notes or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Convertible Notes hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, the Guarantor, Holdings, Music and Subscriber has executed or caused this Convertible Note Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP III
By:

Name:
Title:
POLARIS INVESTMENT HOLDINGS, L.P.
By:

Name:
Title:
POLARIS PARENT CORP.
By:

Name:
Title:
POLARIS INTERMEDIATE CORP.
By:

Name:
Title:
[Signature Page to the Convertible Note Subscription Agreement]

Accepted and agreed this day of July, 2020.
SUBSCRIBER:	Name of Subscriber:
Signature of Subscriber:
By:
Name:	(Please print. Please indicate name and capacity of person signing above)
Title:
Date: July , 2020
Aggregate principal amount of Convertible Notes subscribed for:	Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
$
Aggregate Purchase Price:
Email Address:
$
Subscriber’s EIN:
Business Address-Street:

City, State, Zip: Attn:
Telephone No.:
Facsimile No.:
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.
[Signature Page to the Convertible Note Subscription Agreement]

ANNEX A
Churchill Capital Corp III
Summary of the Convertible Notes
The Issuer will issue the Convertible Notes under an indenture (the “Indenture”) between the Issuer and the trustee. The Issuer will appoint a trustee in its reasonable discretion. The Indenture and the Convertible Notes will be fully executed and delivered on the Closing Date.
Issuer:	Churchill Capital Corp III, a Delaware corporation with listed securities on the New York Stock Exchange
Guarantor:	Subject to the Issuer receiving an aggregate purchase price of $1,267,500,000 (the “Aggregate Purchase Price”) from Subscriber and the Other Subscribers in connection with the sale of the PIPE Securities on the Closing Date (as defined below), on the Closing Date, but only after the Mergers are consummated and the Existing PIK Notes (as defined below) are redeemed in full and/or the Existing PIK Notes indenture is satisfied and discharged, Polaris Intermediate Corp. (the “Guarantor”) will fully and unconditionally guarantee (the “Guarantee”) all obligations under the Convertible Notes on a senior unsecured basis by executing a supplemental indenture to the Indenture. For avoidance of doubt, the Guarantor shall not be obligated to enter into the Guarantee per the above provision unless the Subscriber and the Other Subscribers pay the Issuer the Aggregate Purchase Price on the Closing Date.
Convertible Notes:	Up to $1.3 billion aggregate principal amount of 6.00% / 7.00% Convertible Senior PIK Toggle Notes. The Convertible Notes issued to Subscriber will be part of a single series together with additional Convertible Notes issued to other subscribers on substantially similar terms pursuant to a substantially similar convertible note subscription agreement, under a single Indenture. The Indenture will permit issuances of additional notes.
Purpose/Use of Proceeds:	The proceeds from the Convertible Notes will be used, together with cash proceeds from the substantially concurrent issuance of the Issuer’s Class A common stock, par value $0.0001 per share (the “Common Stock”), the substantially concurrent issuance of the additional Convertible Notes to other subscribers and funds from the Trust Account, (i) to fund the cash consideration for the Mergers, (ii) to fund the redemption of all or a portion of the Guarantor’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Existing PIK Notes”) and/or satisfaction of the Existing PIK Notes indenture to the extent required by the Merger Agreement, (iii) to pay related fees and expenses and (iv) for general corporate purposes, including by means of contributions to the Issuer’s direct or indirect subsidiaries for such general corporate purposes.
Closing Date:	The date on which the Mergers are consummated and the Convertible Notes are issued and purchased (the “Closing Date”).
Final Maturity:	The Convertible Notes will mature on the 7-year anniversary of the Closing Date (rounded to the closest 1st or 15th day of a calendar month).
Ranking:	The Convertible Notes, the Guarantee and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of Issuer’s and the Guarantor’s existing and future senior obligations.
Collateral:	None.
Interest Rate:	Each Convertible Note will bear interest at a fixed rate equal to 6.00% for Cash Interest (as defined below) and 7.00% for PIK Interest (as defined below). The Issuer will elect prior to each interest payment date to pay interest in the form of cash (“Cash Interest”) or in-kind (“PIK Interest”); provided, however, the Convertible Notes will accrue interest at the rate for Cash Interest until the Issuer has made such election. Interest will be payable semi-annually in arrears.
Optional Redemption:	Each Convertible Note will be callable at par plus accrued interest to, but excluding, the date of redemption, at any time after the third anniversary of the Closing Date during which the Daily VWAP for the Common Stock for 20 out of the preceding 30 Trading Days is equal to or in excess of $16.90 per share of Common Stock (subject to customary adjustments). In connection with a redemption of the Convertible Notes, the Indenture will include a customary make-whole increase to the conversion rate for holders to convert their Convertible Notes prior to the redemption of the Convertible Notes.
“Daily VWAP” means, for any Trading Day (to be defined consistent with the Agreed Terms (as defined below)), the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CCXX US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Conversion Rights:	Customary (taking into account the Agreed Terms); provided that the initial conversion rate of 76.9231 shares of Common Stock per $1,000 principal amount of Convertible Notes (which represents an initial conversion price of approximately $13.00 per share). In addition, the Indenture will include a customary provision that upon conversion of any Convertible Note, the Issuer will settle such conversion by delivering shares of Common Stock, cash in lieu of Common Stock, or a combination thereof at the Issuer’s election.
Anti-Dilution:	Customary (taking into account the Agreed Terms).
Provisions of Convertible Notes:	Customary (taking into account the Agreed Terms).
Modification:	Customary (taking into account the Agreed Terms).
Fundamental Change:	Customary (taking into account the Agreed Terms, with the modification to the definition of Fundamental Change in the Precedent Document (as defined below) to include a “permitted holders” exception in appropriate places, consistent with the Existing PIK Notes, with a maximum ownership by such permitted holders of 80%).
Adjustment to Conversion Rate In Connection With Fundamental Change / Optional Redemption:	The following table for adjustments to the conversion rate in connection with a fundamental change or optional redemption shall replace the similar table in the Precedent Document:
Additional Shares Issued For Make-Whole per Bond (Par of $1,000)
	Effective Price
Effective Date	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.90	$17.50	$20.00	$25.00	$30.00	$50.00	$100.00
Closing Date	23.0769	23.0769	20.7427	18.6434	16.8968	15.4222	13.1734	12.5795	10.5365	7.7941	6.0353	2.6874	0.0000
+1 Year	23.0769	22.3379	19.7608	17.6753	15.9572	14.5195	12.3507	11.7828	9.8447	7.2779	5.6474	2.5474	0.0000
+2 Years	23.0769	21.1841	18.5698	16.4847	14.7902	13.3901	11.3113	10.7739	8.9620	6.6114	5.1412	2.3586	0.0000
+3 Years	23.0769	19.8907	17.1894	15.0765	13.3920	12.0253	10.0432	9.5406	7.8772	5.7876	4.5120	2.1191	0.0000
+4 Years	23.0769	18.4379	15.5668	13.3801	11.6839	10.3449	8.4725	8.0124	6.5340	4.7704	3.7326	1.8091	0.0000
+5 Years	23.0769	16.7458	13.5548	11.2147	9.4749	8.1617	6.4379	6.0376	4.8195	3.4939	2.7543	1.3893	0.0000
+6 Years	23.0769	14.7885	10.9118	8.2377	6.4026	5.1423	3.7109	3.4218	2.6503	1.9513	1.5736	0.8451	0.0000
Maturity	23.0769	13.9860	6.4103	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Registration Rights:	See Annex B hereto.
Covenants / Events of Default:	The Indenture relating to the Convertible Notes will be based on and substantially conform to the Precedent Document, with the modifications necessary to reflect the terms set forth in the Convertible Note Subscription Agreement and this Annex A (including, without limitation, the addition of the springing Guarantee and the exclusion of Section 3.04 and the subordination provisions in the Precedent Document) and as shall be appropriate to take into account the nature of the business of the Issuer, Holdings, the Guarantor and Music in light of the organic and strategic growth and development of the business of the Issuer, Holdings, the Guarantor and Music anticipated by the Issuer, Holdings, the pro forma capitalization of Holdings and its subsidiaries (including after giving effect to the Transactions), changes in law or accounting standards since the date of the Precedent Document and such other modifications reasonably satisfactory to Subscriber and to you; provided that the cross acceleration default threshold shall be $100.0 million (collectively, the “Agreed Terms”).
“Precedent Document” means the indenture, dated as of April 17, 2020, between Coherus Biosciences, Inc. and U.S. Bank National Association, regarding the 1.500% Convertible Senior Subordinated Notes due 2026, which can be found at the following link:
https://www.sec.gov/Archives/edgar/data/1512762/000110465920048214/tm2015668d4_ex4-1.htm.
AHYDO Catch-Up Payment:	On each interest payment date ending after the fifth anniversary of the Closing Date, Issuer shall make a payment (excluding PIK payments) with respect to each Convertible Note such that no part of any Convertible Note will be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code or treated as having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code.
Transfer Restrictions:	Customary restrictions (taking into account the Agreed Terms).

ANNEX B
Registration Rights
The Indenture or related documentation will provide that the Issuer will, at its cost:
•
Use commercially reasonable efforts to file a shelf registration statement with the SEC on or prior the day that is fourteen (14) full calendar months after the Closing Date;

•
use commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to the day that is eighteen (18) full calendar months after the Closing Date, covering resales of the Common Stock, if any, issuable upon conversion of the Convertible Notes;

•
use commercially reasonable efforts to keep the shelf registration statement effective to and including the earlier of (1) the 20th trading day immediately following the maturity date (subject to extension for any suspension of the effectiveness of the shelf registration statement during such 20-trading day period immediately following the maturity date) and (2) the date (i) that is the 20th trading day immediately following the date on which there are no longer outstanding any Convertible Notes or (ii) on which there are no shares of Common Stock delivered or deliverable upon conversion, other than shares of Common Stock that are eligible to be transferred without condition as contemplated under Rule 144 of the Securities Act.

For avoidance of doubt, if the shares of Common Stock that are issuable upon conversion of the Convertible Notes are eligible to be transferred without condition as contemplated under Rule 144 of the Securities Act, the Issuer will no longer be required to file or keep effective any shelf registration statement or pay any additional interest per below. Such determination shall be evidenced by the removal of any restrictive legend on the Convertible Notes.
The Issuer may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. The Issuer need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Convertible Notes. Each holder, by its acceptance of the Convertible Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale strictly confidential. Except in the case of a suspension period as the result of the filing of a post-effective amendment solely to add additional selling unitholders, any suspension period may not exceed an aggregate of:
•
60 days in any calendar quarter; or

•
120 days in any calendar year.

If any of the following events occurs as a result of the Issuer’s failure to satisfy its obligations under these registration rights provisions, each such event would be a registration default:
•
the registration statement has not been filed prior to the date that is fourteen (14) full calendar months after the Closing Date;

•
the registration statement has not become effective on or prior to the day that is eighteen (18) full calendar months after the Closing Date;

•
the Issuer has not, through its omission, named a holder as a selling securityholder in the prospectus, a prospectus supplement or post-effective amendment within the required time periods as described below;

•
at any time after the effectiveness date, the registration statement ceases to be effective or is not usable and the Issuer does not cure the lapse of effectiveness or usability within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Securities Exchange Act of 1934, as amended (other than (1) in the case of a suspension period described in the preceding paragraph or (2) in the case of a suspension of the registration statement as a result of the filing of a post-effective amendment solely to add additional selling securityholders or to make changes to the plan of distribution appearing therein); or

•
the suspension period exceeds the number of days permitted.

If a registration default occurs, additional interest will accrue on the Convertible Notes, from and including the day following such registration default to but excluding the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for the Common Stock. The additional interest will be paid (in cash or PIK, at the Issuer’s choice) to those entitled to interest payments on such dates semiannually in arrears and will accrue at a rate per annum equal to:
•
0.25% of the principal amount of the Convertible Notes to and including the 90th day following such registration default; and

•
0.50% of the principal amount of the Convertible Notes from and after the 91st day following such registration default.

The Issuer will not pay additional interest on any Convertible Note after it has been converted for Common Stock. If a Convertible Note ceases to be outstanding during a registration default (otherwise than as a result of the holder exercising its conversion rights), the Issuer will prorate the additional interest to be paid with respect to that Convertible Note.
In no event will additional interest exceed 0.50% per annum. If a holder converts some or all of its Convertible Notes into Common Stock when there exists a registration default, the holder will not be entitled to receive any interest, including additional interest, on such notes.
A holder who elects to sell securities under the shelf registration statement will:
•
be required to be named as a selling securityholder in the related prospectus;

•
be required to deliver a prospectus to purchasers;

•
be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•
be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the Indenture (or related documents), the Issuer will:
•
pay all of its expenses of the shelf registration statement but holders and the representative will bear their own expenses;

•
provide each registered holder with copies of the prospectus;

•
notify holders when the shelf registration statement has become effective; and

•
take other reasonable actions as are required to permit unrestricted resales of Common Stock issued on conversion of the Convertible Notes in accordance with the terms and conditions of the Indenture and related documents.

The plan of distribution contained in the shelf registration statement will permit resales of registrable securities by selling security holders through brokers and dealers. In no event may such resales take the form of an underwritten offering of registrable securities without the prior agreement by the Issuer.
In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, a holder must complete and deliver a questionnaire (a form of which will be provided in the Indenture), together with any other information the Issuer may reasonably request, to the Issuer on or prior to the 10th day before the effectiveness of the registration statement. On receipt of a completed questionnaire after that time, together with any other information the Issuer may reasonably request from a selling security holder, the Issuer will use commercially reasonable efforts to file within 10 business days after receipt any supplements to the related prospectus or post-effective amendments to the registration statement as are necessary to permit the holder to deliver a prospectus to purchasers of such shares of Common Stock, subject to its right to suspend the use of the prospectus and provided that the Issuer will not be obligated to file more than one supplement or post-effective amendment in any 30-day period. Notwithstanding the foregoing, if the Convertible Notes are converted, the Issuer will use commercially reasonable efforts to file the prospectus supplement or post-effective amendment within 10 business days of the conversion date. The Issuer will pay the predetermined additional interest described above to the holder of the Convertible Notes if the Issuer fails to make the filing in the time required. If a holder does not timely complete and deliver a questionnaire or provide the other information the Issuer may request, that holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell its securities under the shelf registration statement or be entitled to any additional interest.

Annex H
CHURCHILL CAPITAL CORP III
2020 OMNIBUS INCENTIVE PLAN
1.   Purpose.   The purpose of the Churchill Capital Corp III 2020 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan.
(a)   “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.
(b)   “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(c)   “Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.
(d)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award and Cash-Based Incentive Award granted under the Plan.
(e)   “Award Agreement” means the document or documents by which each Award (other than a Cash-Based Incentive Award) is evidenced, which may be in written or electronic form.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cash-Based Incentive Award” means an Award, denominated in cash, that is granted under Section 10 of the Plan.
(h)   “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) (i) the disclosure or misuse of confidential information (including, but limited to, pursuant to the Proprietary Information and Inventions Agreement) or (ii) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.
(i)   “Change in Control” means:
(i)   the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the Outstanding Common Stock; or (B) the Outstanding Company Voting Securities; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)   during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii)   the consummation of a reorganization, recapitalization, merger, consolidation, or similar corporate transaction involving the Company that requires the approval of the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company, is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination); or
(iv)   the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.
(j)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(k)   “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(l)   “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(m)   “Company” means Churchill Capital Corp III, a Delaware corporation, and any successor thereto.
(n)   “Company Group” means, collectively, the Company and its Subsidiaries.

(o)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(p)   “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America.
(q)   “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.
(r)   “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(s)   “Effective Date” means the “Closing Date” as defined in that certain Agreement and Plan of Merger, dated July 12, 2020, by and among the Company, Polaris Parent Corp., a Delaware corporation, Polaris Investment Holdings, L.P., a Delaware limited partnership, Music Merger Sub I, Inc., a Delaware corporation, and Music Merger Sub II LLC, a Delaware limited liability company.
(t)   “Eligible Person” means: any (i) individual employed by any member of the Company Group; provided, however, that no such U.S. employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(u)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(v)   “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(w)   “Fair Market Value” means, as of any date, the fair market value of a share of Common Stock, as reasonably determined by the Company and consistently applied for purposes of the Plan, which may include, without limitation, the closing sales price on the trading day immediately prior to or on such date, or a trailing average of previous closing prices prior to such date.
(x)   “GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(y)   “Grant Date Fair Market Value” means, as of a Date of Grant, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.
(z)   “Immediate Family Members” has the meaning given to such term in Section 13(b)(ii) of the Plan.
(aa)   “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(bb)   “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(cc)   “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(dd)   “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(ee)   “Option” means an Award granted under Section 7 of the Plan.
(ff)   “Option Period” has the meaning given to such term in Section 7(c)(ii) of the Plan.
(gg)   “Other Equity-Based Award” means an Award that is not an Option, Cash-Based Incentive Award, Restricted Stock or Restricted Stock Unit, that is granted under Section 9 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.
(hh)   “Outstanding Common Stock” means the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exercise of any similar right to acquire such Common Stock, and the exercise or settlement of then-outstanding Awards (or similar awards under any prior incentive plans maintained by the Company).
(ii)   “Outstanding Company Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.
(jj)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(kk)   “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) gross or net authorizations; (xxix) backlog; or (xxx) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(ll)   “Permitted Transferee” has the meaning given to such term in Section 13(b)(ii) of the Plan.
(mm)   “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(nn)   “Plan” means this Churchill Capital Corp III 2020 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.
(oo)   “Plan Share Reserve” has the meaning given to such term in Section 6(a) of the Plan.
(pp)   “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(qq)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(rr)   “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(ss)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(tt)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(uu)   “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(vv)   “SAR Base Price” means, as to any Stock Appreciation Right, the price per share of Common Stock designated as the base value above which appreciation in value is measured.
(ww)   “Stock Appreciation Right” or “SAR” means an Other-Equity Based Award designated in an applicable Award Agreement as a stock appreciation right.
(xx)   “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the

Plan Share Reserve and the other limits specified in Section 6(a) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(yy)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(zz)   “Substitute Awards” has the meaning given to such term in Section 6(e) of the Plan.
(aaa)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the 10th anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.
(a)   General.   The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Committee Authority.   Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   Delegation.   Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.
(d)   Finality of Decisions.   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   Indemnification.   No member of the Board or the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under (i) the organizational documents of any member of the Company Group, (ii) pursuant to Applicable Law, (iii) an individual indemnification agreement or contract or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)   Board Authority.   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grants of Awards; Eligibility.   The Committee may, from time to time, grant Awards to one or more Eligible Persons. Participation in the Plan shall be limited to Eligible Persons.

6.   Shares Subject to the Plan; Limitations.
(a)   Share Reserve.   Subject to Section 11 of the Plan, 85,850,000 shares of Common Stock (the “Plan Share Reserve”) shall be available for Awards under the Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of shares of Common Stock underlying the Award.
(b)   Additional Limits.   Subject to Section 11 of the Plan, (i) no more than the number of shares of Common Stock equal to the Plan Share Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) during a single fiscal year, the number of Awards eligible to be made to Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, shall not exceed a total value of $1,500,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
(c)   Share Counting.   Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares underlying such Award will be returned to the Plan Share Reserve and again be available for grant under the Plan. Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR, Other Equity-Based Award or Restricted Stock Unit that only provides for settlement in, and settles only in, cash, or in respect of any Cash-Based Incentive Award. Shares of Common Stock withheld in payment of the Exercise Price or taxes relating to an Award and shares equal to the number of shares of Common Stock surrendered in payment of any Exercise Price, SAR Base Price, or taxes relating to an Award shall constitute shares of Common Stock issued to the Participant and shall reduce the Plan Share Reserve.
(d)   Source of Shares.   Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase or a combination of the foregoing.
(e)   Substitute Awards.   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
7.   Options.
(a)   General.   Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive

Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Grant Date Fair Market Value of such share; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Grant Date Fair Market Value per share.
(c)   Vesting and Expiration; Termination.
(i)   Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason.
(ii)   Options shall expire upon a date determined by the Committee, not to exceed 10 years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.
(iii)   Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).
(d)   Method of Exercise and Form of Payment.   No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes that are statutorily required to be withheld as determined in accordance with Section 13(d) hereof. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local and non-U.S. income, employment and any other applicable taxes that are statutorily required to be withheld as determined in accordance with Section 13(d) hereof. Any fractional shares of Common Stock shall be settled in cash.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such shares of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares of Common Stock.
(f)   Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.
8.   Restricted Stock and Restricted Stock Units.
(a)   General.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Stock Certificates and Book-Entry; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. Subject to the restrictions set forth in this Section 8, Section 13(b) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)   Vesting; Termination.
(i)   Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that, notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.
(ii)   Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(d)   Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e)   Legends on Restricted Stock.   Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CHURCHILL CAPITAL CORP III 2020 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN CHURCHILL CAPITAL CORP III AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF CHURCHILL CAPITAL CORP III
9.   Other Equity-Based Awards.   The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
10.   Cash-Based Incentive Awards.   The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
11.   Changes in Capital Structure and Similar Events.   Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Cash-Based Incentive Awards):
(a)   General.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Plan Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or SAR Base Price with respect to any Option or SAR, as applicable, or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award); or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
(b)   Change in Control.   Without limiting the foregoing, in connection with any Adjustment Event that is a Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)   substitution or assumption of, acceleration of the vesting of, exercisability of, or lapse of restrictions on, any one or more outstanding Awards; and
(ii)   cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or SAR Base Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or SAR Base Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).
For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or SAR Base Price).
(c)   Other Requirements.   Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)   Fractional Shares.   Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)   Binding Effect.   Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.
12.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 6 or 11 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to Section 12(c) of the Plan without stockholder approval.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.
(c)   No Repricing.   Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the SAR Base Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or SAR Base Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

13.   General.
(a)   Award Agreements.   Each Award (other than a Cash-Based Incentive Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)   Dividends and Dividend Equivalents.
(i)   The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards.
(ii)   Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).
(iii)   To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).
(d)   Tax Withholding.
(i)   A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii)   Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii)   The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(g)   Designation and Change of Beneficiary.   To the extent permitted by the Company, each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.
(h)   Termination.   Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(i)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(j)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or SAR Base Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.
(k)   No Section 83(b) Elections Without Consent of Company.   No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within 10 days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)   Payments to Persons Other Than Participants.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(o)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(p)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.
(q)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t)   Section 409A of the Code.
(i)   Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.
(ii)   Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(u)   Clawback/Repayment.   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(v)   Detrimental Activity.   Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:
(i)   cancellation of any or all of such Participant’s outstanding Awards; or
(ii)   forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

(w)   Right of Offset.   The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(x)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex I
EXECUTION VERSION
July 12, 2020
Churchill Capital Corp III
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500
Re:
Sponsor Agreement

Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Churchill Capital Corp III, a Delaware corporation (“Acquiror”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Parent”, and collectively with Holdings, the “Company”) and the other parties thereto (the “Merger Agreement”) and hereby amends and restates in its entirety that certain letter, dated February 13, 2020, from Churchill Sponsor III LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 10 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders, hereby severally (and not jointly and severally) agrees with Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:
1.   The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of Capital Stock to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of Capital Stock (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Acquiror contained in the Merger Agreement, (c) in favor of any other proposals set forth in Acquiror’s proxy statement to be filed by Acquiror with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (2) the closing condition in Section 10.03(c) of the Merger Agreement has not been satisfied, and (e) except as set forth in the Proxy Statement, against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of Acquiror or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in Acquiror’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Sponsor Agreement, or (D) any other action or proposal involving Acquiror or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (ii) not to redeem, elect to redeem or tender or submit any of its shares of Common Stock owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend Acquiror’s Charter (as defined below). Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) the Sponsor and each Insider shall be bound by and comply with Sections 9.03 (Exclusivity) and 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions. If Acquiror seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Capital Stock owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommend by Acquiror’s board of directors.
2.   The Sponsor and each Insider hereby agrees that in the event that Acquiror fails to consummate a Business Combination by February 19, 2022 (or May 19, 2022 if Acquiror has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination before February 19, 2022), or such later period approved by Acquiror’s stockholders in accordance with Acquiror’s amended and restated certificate of incorporation (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause Acquiror to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn to fund Acquiror’s working capital requirements, subject to an annual limit of $1,000,000, and/or to pay Acquiror’s taxes (“Permitted Withdrawals”)) and less up to $100,000 of interest to pay dissolution expenses)), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Acquiror’s remaining stockholders and Acquiror’s board of directors, dissolve and liquidate, subject in each case to Acquiror’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree to not propose any amendment to the Charter that would modify the substance or timing of Acquiror’s obligation to redeem 100% of the Offering Shares if Acquiror does not complete a Business Combination within the required time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless Acquiror provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.
The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Acquiror as a result of any liquidation of Acquiror with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by Acquiror to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if Acquiror fails to consummate a Business Combination within the time period set forth in the Charter).

3.   Without limiting their obligations under paragraph 6 below or pursuant to the Investor Rights Agreement, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any Units, shares of Capital Stock, warrants (each, a “Warrant”) to purchase shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of Acquiror after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of Acquiror after the date hereof (such shares of Capital Stock, Warrants or other equity securities of Acquiror described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by the Sponsor or any Insider as of the date hereof.
4.   In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any other Insider) agrees to indemnify and hold harmless Acquiror against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which Acquiror may become subject as a result of any claim by (i) any third party for services rendered or products sold to Acquiror or (ii) any prospective target business with which Acquiror has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of Acquiror by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii)the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under Acquiror’s indemnity of Citigroup Global Markets Inc. (the “Representative”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Acquiror if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies Acquiror in writing that it shall undertake such defense. For the avoidance of doubt, none of Acquiror’s officers or directors will indemnify Acquiror for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
5.   The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative, Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6(a), 6(b), 6(c), 6(d), 8 and 12, as applicable, of this Sponsor Agreement (with respect to the Representative, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
6.   (a)   In the event that (i) the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of Acquiror’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the

Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Acquiror’s initial Business Combination or (y) the date on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and (ii) the Closing does occur, the Sponsor and each Insider agrees that it, he or she shall not Transfer (A) any Founder Shares or any other Capital Stock of Acquiror owned by such Person as of the Closing Date (after giving effect to the consummation of the Transactions) or the Private Placement Warrants identified on Annex A as “Locked-Up Warrants”, or (B) any shares of Common Stock issued or issuable upon the exercise of such Private Placement Warrants identified on Annex A as “Locked-Up Warrants” (clauses (A) and (B), collectively, the “Locked-Up Acquiror Securities”) until the eighteen month anniversary of the Closing Date (such period, the “Founder Shares Lock-up Period”).
(b)   In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
(c)   Notwithstanding the provisions set forth in paragraphs 3 and 6(a) and (b), but subject to the provisions set forth in paragraph 6(d), (i) upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares, the Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (F) transfers in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; (G) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (H) in the event of Acquiror’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of Acquiror’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the initial business combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that in the case of clauses (A) through (E) and (I), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions) and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, the following, Transfers of the Founder Shares, the Private Placement Warrants identified on Annex A as “Locked-Up Warrants”, shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants identified on Annex A as “Locked-Up Warrants” or the Founder Shares, that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted in accordance with Section 4.2 of the Investor Rights Agreement; provided, that to the extent such members have obligations pursuant to this Sponsor Agreement, such members shall confirm in writing to Acquiror and the Company that the securities so distributed to them will continue to be subject to such obligations; provided, further, that any other permitted transferees must enter into a written agreement with Acquiror or the Company agreeing to be bound by the transfer restrictions herein.

(d)   Vesting Provisions. The Sponsor agrees that, as of the Closing, all of (A) the Founder Shares or shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares as identified on Annex A as “Vesting Shares” and (B) the Private Placement Warrants as identified on Annex A as being “Vesting Warrants,” in each case, as of the Closing shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 6(d). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or shares of Common Stock issued or issuable upon the exercise or conversion of the unvested Founder Shares or any unvested Private Placement Warrants prior to the later of (x) the expiration of the Founder Shares Lock-up Period and (y) the date such Founder Shares, shares of Common Stock or Private Placement Warrants become vested pursuant to this paragraph 6(d). For the avoidance of doubt, it is acknowledged and agreed that any Founder Shares, shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares and Private Placement Warrants that are not identified on Annex A as being either “Vesting Shares” or “Vesting Warrants” shall not be subject to the provisions of this paragraph 6(d).
(i)   Vesting of Shares. The unvested Founder Shares or shares of Common Stock issued or issuable upon the exercise or conversion of the unvested Founder Shares Beneficially Owned by Sponsor and identified on Annex A as “Vesting Shares” shall vest at such time as a $12.50 Stock Price Level is achieved on or before the date that is five years after the Closing Date. Unvested Founder Shares (or shares of Common Stock) that do not vest in accordance with this paragraph 6(d)(i) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date.
(ii)   Vesting of Private Placement Warrants. The unvested Private Placement Warrants Beneficially Owned by Sponsor and identified on Annex A as “Vesting Warrants” shall vest at such time as a $12.50 Stock Price Level is achieved on or before the date that is five years after the Closing Date. Unvested Private Placement Warrants that do not vest in accordance with this paragraph 6(d)(ii) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date.
(iii)   Acceleration of Vesting upon an Acquiror Sale. In the event of an Acquiror Sale (as defined below) prior to the fifth anniversary of the Closing Date (or prior to the sixth anniversary of the Closing Date for purposes of paragraph 6(d)(iii)(4)), the vesting of unvested Founder Shares, shares of Common Stock issued or issuable upon the exercise or conversion of the unvested Founder Shares and the unvested Private Placement Warrants shall be accelerated or the unvested Founder Shares, shares of Common Stock or Private Placement Warrants will be forfeited, as follows:
(1)   With respect to the unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants that were eligible to vest pursuant to paragraph 6(d)(i) or 6(d)(ii), as the case may be, if such Acquiror Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares (or shares of Common Stock) and Private Placement Warrants will fully vest as of immediately prior to the closing of such Acquiror Sale only if the per share price of the Common Stock paid or implied in such Acquiror Sale equals or exceeds $12.50, (ii) no portion of such Founder Shares (or shares of Common Stock) and Private Placement Warrants will vest in connection with such Acquiror Sale if the per share price of the Common Stock paid or implied in such Acquiror Sale is less than $10.00, and (iii) if the per share price of the Common Stock paid or implied in such Acquiror Sale is equal to or greater than $10.00 and less than $12.50, the number of such Founder Shares (or shares of Common Stock) and Private Placement Warrants that will vest in connection with such Acquiror Sale will be determined based on linear interpolation between such share price levels (e.g., 50% of such Founder Shares (or shares of Common Stock) and Private Placement Warrants will vest if the per share price of the Common Stock paid or implied in such Acquiror Sale is $11.25), and no remaining portion of such Founder Shares (or shares of Common Stock) and Private Placement Warrants will vest in connection with such Acquiror Sale.
(2)   Unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants that do not vest in accordance with this paragraph 6(d)(iii) upon the occurrence of an Acquiror Sale will be forfeited immediately prior to the closing of such Acquiror Sale and in accordance with paragraph 6(d)(iv).

(3)   For purposes of this paragraph 6(d)(iii), “Acquiror Sale” means (A) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Acquiror with or into any other corporation or other entity) in which the equity securities of Acquiror, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act or 1934, as amended (the “Exchange Act”) or listed or quoted for trading on a national securities exchange or (B) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Acquiror’s assets to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor). For avoidance of doubt, following a transaction or business combination that is not an “Acquiror Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 21 shall apply, including, without limitation, to performance vesting criteria.
(4)   Holders of Founder Shares or shares of Common Stock subject to the vesting provisions of this paragraph 6(d) shall be entitled to vote such Founder Shares or shares of Common Stock and receive dividends and other distributions with respect to such Founder Shares or shares of Common Stock prior to vesting; provided, that dividends and other distributions with respect to Founder Shares or shares of Common Stock that are subject to vesting pursuant to paragraph 6(d)(i) shall be set aside by Acquiror and shall only be paid to such holders upon the vesting of such Founder Shares or shares of Common Stock issuable upon the conversion of the Founder Shares (if at all); for the avoidance of doubt, such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares or shares of Common Stock that vest.
(iv)   Forfeiture.
(1)   Unvested Founder Shares or shares of Common Stock that are forfeited pursuant to paragraph 6(d)(i) or 6(d)(iii) shall be transferred by Sponsor to Acquiror, without any consideration for such Transfer, and cancelled.
(2)   Unvested Private Placement Warrants that are forfeited pursuant to paragraph 6(d)(ii) or 6(d)(iii) shall be transferred by Sponsor to Acquiror, without any consideration for such Transfer, and cancelled.
(v)   Stock Price Level. For purposes of this paragraph 6(d), the applicable “Stock Price Level” will be considered achieved only when the last reported sale price per share of Common Stock on the New York Stock Exchange, or such other securities exchange where the Common Stock is listed or quoted, equals or exceeds the applicable threshold for any 40 trading days during a 60 consecutive trading day period, which 60 consecutive trading day period will not commence until the first anniversary of the Closing Date. The Stock Price Levels (and the share price levels in an Acquiror Sale in paragraph 6(d)(iii)) will be equitably adjusted on account of any stock split, reverse stock split or similar equity restructuring transaction.
(vi)   Waiver of Conversion Ratio Adjustment.
(1)   (A) Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock shall automatically convert into one share of Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Acquiror’s initial public offering of securities such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.
(2)   As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Common Stock (or such equivalent security) at Closing on a one-for-one basis.

7.   The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to Acquiror (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.
8.   Except as disclosed in the Prospectus or on Schedule 6.07 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of Acquiror, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by Acquiror or the Company or any of its Subsidiaries from and after the Closing: repayment of a loan and advances of up to $600,000 made to Acquiror by the Sponsor to cover expenses related to the organization of Acquiror and the Public Offering; payment to the Klein Group, LLC pursuant to that certain Engagement Letter, dated as of July 12, 2020; payment to M. Klein Associates, Inc. for office space and related support services for a total of $50,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by Acquiror from time to time, made by the Sponsor or certain of Acquiror’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period and included in the up to 24,500,000 Acquiror Warrants to be issued to the Sponsor as provided in Section 6.11 of the Merger Agreement. Klein Group, LLC, M. Klein and Company and M. Klein Associates Inc. join this Agreement solely for purposes of acknowledging and agreeing that any right to perform advisory services for, to receive any fees from, provide support services for or lease space to Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company or any of its Subsidiaries) and shall not be entitled to payment from Acquiror or any of its Subsidiaries with respect thereto, other than to the extent specifically agreed to be paid as part of, and subject to the limits of, Acquiror Transaction Expenses in accordance with the Merger Agreement. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement.
9.   The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of Acquiror.
10.   As used herein, the following terms shall have the respective meanings set forth below:

(a)   “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Acquiror and one or more businesses;
(b)   “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares;
(c)   “Class B Common Stock” shall mean Acquiror’s Class B common stock, par value $0.0001 per share;
(d)   “Common Stock” shall mean Acquiror’s Class A common stock, par value $0.0001 per share;
(e)   “Commission” means the U.S. Securities and Exchange Commission;
(f)   “Founder Shares” shall mean the 27,500,000 shares of Class B Common Stock Beneficially Owned by the Sponsor;
(g)   “Private Placement Warrants” shall mean the warrants to purchase up to 23,000,000 shares (as may be increased to warrants to purchase up to 24,500,000 in accordance with paragraph 8 hereof) of Common Stock Beneficially Owned by the Sponsor;
(h)   “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the Commission in connection with the Public Offering;
(i)   “Public Offering” shall mean the underwritten initial public offering of 110,000,000 of Acquiror’s units (the “Units”), each comprised of one share of Common Stock and one-fourth of one Warrant;
(j)   “Public Stockholders” shall mean the holders of securities issued in the Public Offering;
(k)   “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (a) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above; and
(l)   “Trust Account” shall mean the trust fund into which the net proceeds of the Public Offering and a portion of the proceeds from the sale of the Private Placement Warrants were deposited.
11.   This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.
12.   Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on Acquiror, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

13.   Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of Acquiror, the Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, the Company) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of the Acquiror, the Sponsor and each Insider acknowledges and agrees that the Company is an express third party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.
14.   This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
15.   This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
16.   This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to Acquiror or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.
18.   This Sponsor Agreement shall terminate on the earlier of (i) the latest of (x) the expiration of the Lock-up Periods and (y) the vesting in full and delivery of all Vesting Shares and Vesting Warrants, or (ii) the liquidation of Acquiror; provided, however, that paragraph 4 of this Sponsor Agreement shall survive such liquidation for a period of six years; provided, further, that no such termination shall relieve the Sponsor, any Insider or the Acquiror from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.
19.   Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of February 13, 2020, by and among Acquiror, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”) effective as of the Closing. On or about the date hereof, the Sponsor and each Insider contemplated to become a party to the Investor Rights Agreement (the “Investor Rights Agreement”) shall deliver to Acquiror such agreement, duly executed by such Person, in the form attached to the Merger Agreement.
20.   Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.07 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her Common Stock or Warrants and Founder Shares and Private Placement Warrants, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Warrants and any Common Stock or Warrants held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Charter, (C) the Merger Agreement, (D) the Existing Registration Rights Agreement, or (E) any applicable securities laws; (x) the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in Acquiror (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Acquiror) owned of record or Beneficially Owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement; the Sponsor and each Insider hereby agrees to supplement Annex A from time to time to the extent that the Sponsor or any Insider acquires additional securities in Acquiror; and (xi) such Person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
21.   If, and as often as, there are any changes in Acquiror, the Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 6(d).
22.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
[Signature Page Follows]

Sincerely,
SPONSOR:
CHURCHILL SPONSOR III LLC
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Authorized Person

[Signature Page to Sponsor Agreement]

INSIDERS:
By:
/s/ Michael Klein

Name:
Michael Klein

Address:

Email:

By:
/s/ Jay Taragin

Name:
Jay Taragin

Address:

Email:

By:
/s/ Jeremy Paul Abson

Name:
Jeremy Paul Abson

Address:

Email:

By:
/s/ Glenn R. August

Name:
Glenn R. August

Address:

Email:

By:
/s/ Mark Klein

Name:
Mark Klein

Address:

Email:

By:
/s/ Malcolm S. McDermid

Name:
Malcolm S. McDermid

Address:

Email:

By:
/s/ Karen G. Mills

Name:
Karen G. Mills

Address:

Email:

[Signature Page to Sponsor Agreement]

Acknowledged and Agreed:
CHURCHILL CAPITAL CORP III
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Chief Financial Officer

[Signature Page to Sponsor Agreement]

Acknowledged and Agreed:
M. KLEIN AND COMPANY
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Authorized Person

M. KLEIN ASSOCIATES, INC.
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Authorized Person

THE KLEIN GROUP, LLC
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Authorized Person

[Signature Page to Sponsor Agreement]

Annex A
	Founder Shares*	Private Placement Warrants
Churchill Sponsor III LLC	27,500,000 (of which 12,404,080 are Vesting Shares)
23,000,000, which may be increased to up to 24,500,000 in accordance with paragraph 8 above and Section 6.11 of the Merger Agreement (in each case, of which 4,800,000 are Vesting Warrants and Locked- Up Warrants)

Michael Klein	0**	0**
Jay Taragin	0	0

*
Includes shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares.

**
Michael Klein may be deemed to Beneficially Own the Founders Shares and Private Placement Warrants owned by Churchill Sponsor III LLC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.CHURCHILL CAPITAL CORP IIISpecial Meeting ofStockholdersOctober 7, 2020,10:00 A.M. Eastern TimeThis Proxy is Solicited On BehalfOf The Board Of DirectorsVote at the Meeting:If you plan to attend the virtual online special meeting, you will need your 12 digit controlnumber to vote electronically at the special meeting. To attend: https://www.cstproxy.com/churchillcapitaliii/2020Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope ProvidedPROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votesTHE BOARD OF DIRECTORS (THE “CHURCHILL BOARD”) OF CHURCHILL CAPITAL CORP III (“CHURCHILL”) UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2, 3A, 3B, 3C, 3D, 3E, 4, 5, 6 AND 7.like this XProposal No. 1 – To approve the business combination described in the accompanying proxy statement, including (a) adopting the Agreement and Plan of Merger, dated as of July 12, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”),FOR AGAINST ABSTAINProposal No. 3E: To approve provisions in the second amended and restated certificate of incorporation that provide that, for so long as the Sellers and their Permitted Transferees beneficially own, in the aggregate, 50or more of the voting power of the stock of ChurchillFOR AGAINST ABSTAINby and among Churchill, Polaris Parent Corp. (“MultiPlan Parent”), Polaris Investment Holdings, L.P. (“Holdings”), Music Merger Sub I, Inc., a subsidiary of Churchill (“First Merger Sub”), and Music Merger Sub II LLC, a subsidiary of Churchill (“Second Merger Sub”), a copy of which (as amended) is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overallentitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action.Proposal No. 4 – To approve and adopt the Churchill Capital Corptransaction as the First Merger, MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement;III 2020 Omnibus Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. A copy of such Incentive Plan is attached to the accompanying proxy statement as Annex H;FOR AGAINST ABSTAINProposal No. 2 – To approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached to the accompanying proxy statement as Annex B (the “second amended and restated certificate of incorporation”);FOR AGAINST ABSTAINProposal No. 5 – To elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified;FORWITHHOLD FOR ALLProposal No. 3 – To approve, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately below in accordance with the United States Securities and Exchange Commission requirements;Class I Nominees:01 Paul Emery02 Mark Tabak03 Bill VeghteClass II Nominees:04 Glenn R. August05 Richard Clarke06 Hunter PhilbrickClass III Nominees:07 Anthony Colaluca08 Michael Klein09 Allen ThorpeALLALLEXCEPTProposal No. 3A: To require, at any time that the Sellers and their Permitted Transferees (each as defined in the second amended and restated certificate of incorporation) beneficially own, in the aggregate, less than 50%of the voting power of the stock of Churchill entitled to vote generally in the election ofFOR AGAINST ABSTAINTo withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line belowdirectors, the approval of the affirmative vote of the holders of at least 66 2∕3%of the common stock of Churchill to make any amendment to certain provisions of the certificate of incorporation or bylaws, including any amendments to Article V (Amendment of the Certificate of Incorporation and Bylaws), Article VI (Board of Directors) and Article IX (Competition and Corporate Opportunities).Proposal No. 6 – To approve, for purposes of complying with the applicable provisions of Section 312.03 of the New York StockFOR AGAINST ABSTAINProposal No. 3B: To cause Churchill to not be governed by Section 203 of the Delaware General Corporate Law (“DGCL”) and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties, including H&F (as defined in the second amended and restated certificate of incorporation), any of H&F’s direct transferees or any of their affiliates or successors from the definition of “interested stockholder,” and to make certain related changes.Proposal No. 3C: To approve an increase of Churchill’s total number ofFOR AGAINST ABSTAINFOR AGAINST ABSTAINExchange’s (“NYSE”) Listed Company Manual, (a) the issuance of more than 20%of Churchill’s issued and outstanding shares of common stock in connection with the Transactions (as described in the accompanyingproxy statement), including, without limitation, the PIPE Investment and the issuance of more than 20%of Churchill’s issued and outstanding shares to a single holder (as described in the accompanying proxy statement) and (b) the issuance of shares of Churchill Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions (as described in the accompanying proxy statement); andProposal No. 7 – To approve any proposal to adjourn the specialauthorized shares of all classes of capital stock from 301,000,000 shares to1,510,000,000 shares, which would consist of (i) increasing Churchill’s Class A common stock from 250,000,000 shares to 1,500,000,000 shares and (ii) increasing Churchill’s preferred stock from 1,000,000 to 10,000,000 shares.meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal Nos. 1 through 6.FOR AGAINST ABSTAINProposal No. 3D: To approve provisions in the second amended and restated certificate of incorporation that provide that certain transactions are not “corporate opportunities” and that each of the Sellers, Churchill and their respective affiliates and the investment funds affiliated with the Sellers and Churchill and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of Churchill are not subject to the doctrine of corporate opportunity.FOR AGAINST ABSTAINCONTROL NUMBERSignature Signature, if held jointly Date , 2020. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If as partnership, please sign in partnership name by authorized officer.q

Proxy Material for the Special Meeting of Stockholders is available at: https://www.cstproxy.com/churchillcapitaliii/2020 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE CHURCHILL BOARD OF DIRECTORS CHURCHILL CAPITAL CORP IIIThe undersigned stockholder of Churchill Capital Corp III, a Delaware corporation, hereby appoints Michael Klein and Jay Taragin, and each of them independently, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and authorizes each of them to represent, act and to vote, as designated on the reverse hereof, all of the shares of common stock of Churchill Capital Corp III held of record by the undersigned at the close of business on September 14, 2020 at the Special Meeting of Stockholders of Churchill Capital Corp III to be held on October 7, 2020, or at any adjournment or postponement thereof.THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ALL PRIOR PROXIES FOR SUCH SPECIAL MEETING. THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1, PROPOSAL NO. 2, PROPOSAL NOS.3A, 3B, 3C, 3D, 3E, PROPOSAL NO. 4, PROPOSAL NO. 5, PROPOSAL NO. 6, AND PROPOSAL NO. 7 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY AND ATTORNEYS-IN-FACT HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.(Continued and to be marked, dated and signed on the other side)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2020

MultiPlan Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39228	83-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Fifth Avenue New York, NY	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 780-2000

Churchill Capital Corp III

640 Fifth Avenue, 12th Floor

New York, NY 10019

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	MPLN	New York Stock Exchange

Warrants	MPLN.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Unless the context otherwise requires, “we,” “us,” “our,” “MultiPlan” and the “Company” refer to MultiPlan Corporation, a Delaware corporation, and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of the Company.

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement (as defined below) in the Section entitled “Frequently Used Terms” beginning on page 1 thereof, and such definitions are incorporated herein by reference.

Item 1.01.	Entry into Material Definitive Agreement.

As disclosed under the section entitled “Proposal No. 1—The Business Combination Proposal” beginning at page 87 of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2020 by Churchill Capital Corp III (“Churchill”), now known as MultiPlan Corporation, and as updated pursuant to the supplement to the Proxy Statement filed with the Commission on September 28, 2020 (the “Proxy Supplement”), Churchill entered into an Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived, the “Merger Agreement”), by and among Churchill, Polaris Parent Corp., a Delaware corporation (“MultiPlan Parent”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Music Merger Sub I, Inc., a newly formed Delaware corporation and subsidiary of Churchill (“First Merger Sub”), and Music Merger Sub II LLC, a newly formed Delaware limited liability company and subsidiary of Churchill (“Second Merger Sub”). Pursuant to the Merger Agreement (i) First Merger Sub is to be merged with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, MultiPlan Parent is to be merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger”, and together with the First Merger, the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On October 7, 2020, Churchill held a special meeting of stockholders (the “Special Meeting”), at which the Churchill stockholders considered and adopted, among other matters, a proposal to approve the business combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on October 8, 2020 (the “Closing Date”), the Transactions were consummated (the “Closing”). As a result of the Mergers, the Company is now the owner of the successor of MultiPlan Parent and its subsidiaries, including MultiPlan, Inc., which is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.

Item 2.01 of this Current Report on Form 8-K (this “Report”) discusses the consummation of the Transactions and the entry into agreements relating thereto and is incorporated herein by reference.

Item 2.03 of this Report discusses the issuance by Churchill of the Convertible Notes (as defined below) and the entry into the Indenture (as defined below) governing such Convertible Notes and other agreements relating thereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On September 18, 2020, Polaris Intermediate Corp. issued a conditional notice of redemption regarding the redemption in full of all $1,178.7 million of its outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Senior PIK Notes”). On the Closing Date, the conditions to redemption were satisfied and Polaris Intermediate redeemed all outstanding Senior PIK Notes in accordance with the provisions of the Senior PIK Notes and the indenture governing the Senior PIK Notes. As such, the obligations of Polaris Intermediate Corp. under the Senior PIK Notes were discharged on the Closing Date.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As described above, on October 7, 2020, Churchill held the Special Meeting, at which the Churchill stockholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the Transactions. On October 8, 2020, the parties consummated the Mergers.

Holders of 8,693,855 shares of Churchill’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Churchill’s initial public offering, calculated as of two business days prior to the consummation of the business combination, or approximately $10.03 per share and $87.2 million in the aggregate.

2

As a result of the Mergers, among other things, pursuant to the Merger Agreement, the Company issued to the former indirect owners of Polaris Parent Corp. an aggregate of 415,700,000 shares of Class A common stock.

In July 2020, Churchill entered into subscription agreements (collectively, the “Subscription Agreements”) pursuant to which certain investors agreed to:

•	subscribe for (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (y) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor was entitled to receive 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a 5-year maturity from the closing of the Transactions) (collectively, the “Common PIPE Investment”). The Common PIPE Investment was subject to an original issue discount (payable in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which resulted in an additional 2,050,000 shares of Churchill’s Class A common stock being issued on the Closing Date; and

•	buy $1,300,000,000 in aggregate principal amount of 6.00% / 7.00% convertible senior PIK toggle notes due 2027 (the “Convertible Notes”) with an original issue discount of 2.5% (the “Convertible PIPE Investment” and, together with the Common PIPE Investment, the “PIPE Investments”).

At the Closing, the Company (i) consummated the Common PIPE Investment and issued 132,050,000 shares of its Class A common stock and warrants to purchase 6,500,000 shares of its Class A common Stock for aggregate gross proceeds of $1,300,000,000 and (ii) issued $1,300,000,000 in aggregate principal amount of Convertible Notes for aggregate gross proceeds of $1,267,500,000. In accordance with the terms of the Merger Agreement, on the Closing Date, Polaris Intermediate Corp. entered into a supplemental indenture to the indenture governing the Convertible Notes pursuant to which Polaris Intermediate Corp. agreed to guarantee the Company’s obligations under the Convertible Notes. At the Closing, the entirety of the placement fee owed to KG was paid in cash.

After giving effect to the Transactions and the redemption of public shares as described above, there are currently 667,461,269 shares of the Company’s Class A common stock issued and outstanding, excluding the 9,094,876 shares purchased by a subsidiary of MultiPlan in August 2020, which shares are held by the Company as treasury shares. The Company’s Class A common stock and warrants will commence trading on the New York Stock Exchange (“NYSE”) under the symbols “MPLN” and “MPLN.WS” on October 9, 2020, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination.

As noted above, an aggregate of $87.2 million was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $1,015.9 million remained in the trust account. The remaining amount in the trust account was used to fund the business combination.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as Churchill was immediately before the Mergers, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Mergers, unless otherwise specifically indicated or the context otherwise requires.

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Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	loss of our customers, particularly our largest customers;

•	decreases in our existing market share or the size of our Preferred Provider Organization networks;

•	effects of competition;

•	effects of pricing pressure;

•	the inability of our customers to pay for our services;

•	decreases in discounts from providers;

•	the loss of our existing relationships with providers;

•	the loss of key members of our management team;

•	changes in the regulatory environment, including healthcare law and regulations;

•	our inability to implement information systems or expand our workforce;

•	changes in our industry;

•	providers’ increasing resistance to application of certain healthcare cost management techniques;

•	pressure to limit access to preferred provider networks;

•	heightened enforcement activity by government agencies;

•	the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•	interruptions or security breaches of our information technology systems;

•	the expansion of privacy and security laws;

•	our inability to expand our network infrastructure;

•	our ability to protect proprietary applications;

•	our ability to identify, complete and successfully integrate future acquisitions;

•	our ability to pay interest and principal on the Convertible Notes and our other indebtedness;

•	our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

•	our ability to meet applicable listing standards following the consummation of the Transactions;

•	our ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

•	costs related to the Transactions;

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•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors;

•	the impact of COVID-19 and its related effects on our projected results of operations, financial performance or other financial metrics;

•	our ability to achieve the goals of our Short-Term Execution Plan and recognize the anticipated strategic, operational, growth and efficiency benefits when expected;

•	pending or potential litigation associated with the Transactions;

•	other factors disclosed or incorporated by reference in this Report; and

•	other factors beyond our control.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on the Transactions and the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement in the Section entitled “Information About MultiPlan” beginning on page 155 thereof and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement in the Section entitled “Risk Factors” beginning on page 45 thereof and are incorporated herein by reference.

Financial Information

The financial information of the Company is described in the Proxy Statement in the Sections entitled “MultiPlan Parent’s Selected Historical Financial Information” and “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 203 and 206 thereof, respectively, and are incorporated herein by reference.

The financial information of Churchill is described in the Proxy Statement in the Sections entitled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Churchill’s Selected Historical Financial Information” beginning on pages 153 and 202 thereof, respectively, and are incorporated herein by reference.

Reference is made to the disclosure set forth in Item 9.01 of this Report relating to the financial information of the Company and Churchill.

Properties

The Company leases all of its properties, which are located in 15 states. The Company’s corporate headquarters are located in New York, New York. The Company’s primary data center is hosted by a leading provider of co-location hosting services in Texas. The Company’s redundant data center is hosted by a leading provider of co-location hosting services within a 428,000 square foot facility located in Illinois.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following consummation of the Transactions by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of our common stock is based on 667,461,269 shares of common stock issued and outstanding immediately following consummation of the Transactions. The amount of shares of common stock issued and outstanding immediately following consummation of the Transactions excludes the 9,094,876 shares purchased by a subsidiary of MultiPlan Parent in August 2020, which shares were held by the Company as treasury shares as of October 8, 2020, and excludes the 8,693,855 shares that were validly redeemed in connection with the business combination.

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Beneficial Ownership Table

Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned
Five Percent Holders:
Churchill Sponsor III LLC(2)	52,000,000	7.5%
GIC Investor(3)	49,612,794	7.4%
Green Equity Investors(4)	38,449,956	5.8%
H&F Investors(5)	213,802,448	32.0%
Oak Hill Advisors Entities(6)	41,111,550	5.8%
The Public Investment Fund of The Kingdom of Saudi Arabia(7)	53,750,000	8.0%
Named Executive Officers and Directors:
Mark Tabak(8)	13,299,888	2.0%
David Redmond	—	—
Dale White	8,066,106	1.2%
Jeff Doctoroff	301,464	*
Michael Kim	301,464	*
Glenn R. August(9)(10)	41,411,550	5.8%
Richard Clarke	—	—
Anthony Colaluca	—	—
Paul Emery(11)	—	—
Michael Klein(2)(12)	52,000,000	7.5%
Hunter Philbrick(11)	—	—
Allen Thorpe(11)	—	—
Bill Veghte(9)	—	—
All executive officers and directors as a group (15 individuals)	115,080,471	17.2%

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*	Less than 1%.

(1)	Unless otherwise noted, the address of each of the following entities or individuals is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003.

(2)	Interests shown consist of (i) 27,500,000 shares of Class A common stock and (ii) warrants to purchase 24,500,000 shares of Class A common stock (including warrants issued in satisfaction of the Note to purchase 1,500,000 shares of Class A common stock). Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. 12,404,080 of such shares of Class A common stock and 4,800,000 of such warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. The business address for Churchill Sponsor III LLC is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 481,711 shares of our Class A common stock owned by M. Klein & Company LLC (“MKC”), an entity in which Mr. Klein has a minority interest.

(3)	Interests shown consist of 49,612,794 shares of Class A common stock held by Viggo Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)	Interests shown consist of 23,477,087 shares of Class A common stock held by Green Equity Investors VI, L.P. and 13,992,386 shares of Class A common stock held by Green Equity Investors Side VI, L.P. (each a “Green Equity Investor”). Voting and investment power with respect to the shares held by the Green Equity Investors is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount. Each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)	Interests shown consist of 112,593,413 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII, L.P., 50,532,114 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,549,505 shares of Class A common stock held by HFCP VIII (Parallel-A), L.P., 2,953,631 shares of Class A common stock held by H&F Executives VIII, L.P. and 496,709 shares of Class A common stock held by H&F Associates VIII, L.P. (collectively, the “H&F VIII Funds”) and 37,677,074 shares of Class A common stock held by H&F Polaris Partners, L.P. (“Polaris Partners” and, collectively with the H&F VIII Funds, the “H&F Investors”). H&F Polaris Partners GP, LLC (“Polaris Partners GP”) is the general partner of Polaris Partners. Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP. Hellman & Friedman Investors VIII, L.P. (“H&F Investors VIII”) is the general partner of the H&F VIII Funds. H&F Corporate Investors VIII, Ltd. (“H&F VIII”) is the general partner of H&F Investors VIII. As the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII. The board of directors of H&F VIII consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe. Each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

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(6)	Interests shown are held by client accounts (each, an “Oak Hill Advisors Entity”) advised and/or managed by Oak Hill Advisors, L.P. and/or its affiliates. As an advisor or manager to the Oak Hill Advisors Entities, Oak Hill Advisors, L.P. may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of Class A common stock owned by such entities. Interests shown consists of (i) 2,525,000 shares of Class A common stock, (ii) warrants to purchase 125,000 shares of Class A common stock and (iii) 38,461,550 shares of Class A common stock that may be acquired upon conversion of Convertible Notes. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $12.50 per share, subject to adjustment. The Convertible Notes are convertible into shares of Class A common stock based on a $13.00 conversion price, subject to customary anti- dilution adjustments. The business address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 38th Floor, New York, NY 10036.

(7)	Interests shown consists of (i) 51,250,000 shares of Class A common stock and (ii) warrants to purchase 2,500,000 shares of Class A common stock. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $12.50 per share, subject to adjustment. The business address for The Public Investment Fund of the Kingdom of Saudi Arabia is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(8)	Interests shown consist of: (i) 5,023,610 shares of Class A common stock held by Mr. Tabak, (ii) 4,433,296 shares of Class A common stock held by the Lauren Fass 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee, and (iii) 4,433,296 shares of Class A common stock held by the Lindsay Levin 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee.

(9)	Glenn R. August and Bill Veghte each have an economic interest (or deemed economic interest) in shares of our Class A common stock through their respective ownership of membership interests in Churchill Sponsor III LLC, but do not beneficially own any shares of our Class A common stock. The indirect ownership interest via Churchill Sponsor III LLC is reflected solely under the rows for Churchill Sponsor III LLC and its controlling person, Michael Klein. The economic interest (or deemed economic interest) of these individuals in the founder shares held by Churchill Sponsor III LLC are as shown below:

Founder Shares
Glenn R. August(A)	3,933,138
Bill Veghte(B)	594,985

(A)	Reflects economic interests (or deemed economic interests) held on behalf of the partners of Oak Hill Advisors, L.P.

(B)	Mr. Veghte’s economic interest in the founder shares held by Churchill Sponsor III LLC was increased by 300,000 on October 8, 2020 by Churchill Sponsor III LLC in recognition of his continued service in connection with the Transactions.

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(10)	Interests shown are held by Oak Hill Advisors Entities. As an advisor or manager to the Oak Hill Advisors Entities, Oak Hill Advisors, L.P. and/or its affiliates may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of Class A common stock owned by such entities. Oak Hill Advisors, L.P. and its affiliates are managed or otherwise controlled directly or indirectly by Glenn R. August, who is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P. The interests beneficially owned by the Oak Hill Advisors Entities may also be deemed to be beneficially owned by Mr. August, Oak Hill Advisors, L.P. and/or its affiliates. Mr. August, Oak Hill Advisors, L.P. and/or its affiliates disclaim beneficial ownership of shares of our Class A common stock beyond their respective pecuniary interest in the Oak Hill Advisors Entities for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(11)	Business address is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(12)	Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. The shares beneficially owned by Churchill Sponsor III LLC may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is c/o Churchill Sponsor III LLC, 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 481,711 shares of our Class A common stock owned by MKC, an entity in which Mr. Klein has a minority interest.

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Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement in the Section entitled “Management After the Business Combination” beginning on page 169 thereof and that information is incorporated herein by reference. Reference is also made to the disclosure set forth under Item 5.07 of this Report regarding the results of the vote on the election of directors at the Special Meeting.

Executive Compensation

Executive Compensation

The executive compensation of the Company’s named executive officers and directors is described in the Proxy Statement in the Section entitled “Executive Compensation of the Company Following the Business Combination” beginning on page 173 thereof and that information is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Reference is made to the disclosure set forth under Item 5.02 of this Report relating to the executive officers of the Company. None of our officers currently serves, and in the past year none have served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Director Compensation

We will pay annual compensation to each member of our Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”). We will not pay any compensation to a director who is not a Non-Employee Director.

Each Non-Employee Director is entitled to receive an annual cash retainer of $100,000, payable quarterly in four equal installments of $25,000 each. In addition, each Non-Employee Director is entitled to receive an annual restricted stock award with respect to a number of shares of our Class A common stock having an aggregate grant date fair market value of $100,000. The terms of the restricted stock awards will be determined prior to the initial grants.

The chairpersons and members of the following committees will receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below.

Committee	Committee Member Retainer	Committee Chair Retainer
Audit Committee	$12,500	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance Committee	$7,500	$15,000

All directors, including our Non-Employee Directors, are reimbursed for travel and other expenses directly related to director activities and responsibilities. Notwithstanding the foregoing, any member of the Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the General Counsel of the Company. Until otherwise notified to the General Counsel of the Company, each of Messrs. Emery, Philbrick and Thorpe have elected to forego their right to such compensation.

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Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement in the Section entitled “Certain Relationships and Related Person Transactions” beginning on page 251 thereof and are incorporated herein by reference.

In connection with the Transactions, Churchill engaged P. Galant & Associates, LLC (“PG&A”) as an advisor. Pursuant to the engagement, PG&A was to be paid an aggregate of $2.2 million upon the Closing. At the Closing, the Company paid the amounts due to PG&A. PG&A is an affiliate of Paul Galant, one of our executive officers.

As previously disclosed, Churchill entered into an engagement letter with KG (the “engagement letter”) pursuant to which KG was engaged as a financial advisor and was to be paid a placement fee of $15.5 million (of which up to $15 million was payable in shares of Churchill based on $10 per share) and certain other fees and expenses. Prior to the Closing, KG and Churchill agreed to amend the engagement letter (the “amendment”) such that the placement fee would be paid entirely in cash and KG and one or more of its affiliates would be obligated to purchase shares of Churchill’s Class A common stock with an aggregate purchase price of at least $15.0 million within 30 days after the Closing Date (the “purchase commitment”). Such shares of Churchill’s Class A common stock are to be purchased from third parties that are not affiliated with Churchill. If KG and its affiliates do not satisfy the purchase commitment within such 30 day period, then, at the Company’s election, KG will purchase such additional shares as is necessary to satisfy the purchase commitment from the Company at the price per share paid by the Company to its shareholders that exercised redemption rights in connection with Transactions. The foregoing description of certain provisions of the engagement letter and the amendment are qualified in their entirety by the copies thereof which are filed as Exhibits 10.18 and 10.19 to this Report and incorporated herein by reference.

Director Independence

Reference is also made to the disclosure set forth under Item 5.07 of this Report regarding the results of the vote on the election of directors at the Special Meeting. The rules of the NYSE require that a majority of the Board be independent within one year of Churchill’s initial public offering. An “independent director” is defined generally as a person that, in the opinion of the Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that each of Glenn R. August, Richard A. Clarke, Anthony Colaluca, Paul D. Emery, P. Hunter Philbrick, Allen R. Thorpe and Bill Veghte is an independent director under applicable SEC and NYSE rules.

Lead Independent Director

The Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) provide that the roles of Chairperson of the Board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, the Corporate Governance Guidelines provide for the naming of a Lead Independent Director (the “Lead Director”). In accordance with the Corporate Governance Guidelines, since Mr. Tabak, the Company’s Chief Executive Officer, is serving as Chairperson of the Board, the Board appointed Mr. Thorpe as Lead Director.

As Lead Director, Mr. Thorpe will help coordinate the efforts of the Non-Employee Directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. The Lead Director has the following authority:

•	preside over all meetings of the Board at which the Chairperson is not present, including meetings of the Non-Employee Directors which are to be held at least quarterly;

•	assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	request the inclusion of certain materials for Board meetings;

•	approve of all information sent to the Board;

•	communicate to the Chief Executive Officer, together with the Chairperson of the Compensation Committee, the results of the Board's evaluation of Chief Executive Officer performance;

•	collaborate with the Chief Executive Officer on Board meeting agendas and approve such agendas;

•	collaborate with the Chief Executive Officer in determining the need for special meetings of the Board;

•	provide leadership and serve as temporary Chairperson of the Board or Chief Executive Officer in the event of the inability of the Chairperson of the Board or Chief Executive Officer to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;

•	serve as the liaison for stockholders who request direct communications with the Board;

•	act as the liaison between the Non-Employee Directors and the Chairperson of the Board, as appropriate;

•	call meetings of the Non-Employee Directors when necessary and appropriate;

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•	recommend to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company; and

•	such additional duties and authority as our Board may otherwise determine and delegate.

The Board currently combines the role of Chairperson of the Board with the role of Chief Executive Officer, coupled with a Lead Director position to further strengthen the governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairperson and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described or incorporated by reference above under the heading “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

A copy of the Corporate Governance Guidelines is available on the Company’s investor relations website (www.investors.MultiPlan.us) under the link “Governance.” The contents of the Company’s website are not incorporated by reference in this Report or made a part hereof for any purpose.

Committees of the Board of Directors

The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Both our compensation committee and nominating and corporate governance committee are composed solely of independent directors. Because of Mr. Emery’s relationship with the H&F Investors, our Board has determined that Mr. Emery may be considered an “affiliated person” of the Company and therefore may not qualify as an independent member of the audit committee under the current NYSE listing rules and Rule 10A-3 of the Exchange Act. As such, in accordance with the applicable phase-in rules, we intend to replace Mr. Emery prior to the one year anniversary of the Churchill IPO.

Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website.

Audit Committee

The members of our audit committee are Messrs. Clarke, Colaluca and Emery, and Mr. Colaluca serves as chair of the audit committee. Each member of the audit committee is financially literate and the Board has determined that Messrs. Colaluca and Emery each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

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Compensation Committee

The members of our compensation committee are Messrs. Clarke, Colaluca and Philbrick, and Mr. Philbrick serves as chair of the compensation committee.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. August, Philbrick and Thorpe, and Mr. Thorpe serves as chair of the nominating and corporate governance committee.

Legal Proceedings

The Company and/or its subsidiaries are defendants in various lawsuits and other pending and threatened litigation and other adversarial matters which have arisen in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, we believe they will not have a material adverse effect on the Company’s financial condition or results of operations.

In addition, five actions (collectively, the “Stockholder Actions”), including two putative class actions, were filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the business combination: Hutchings v. Churchill Capital Corp III, et al., No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.) (the “Greenman Complaint”). On September 11, 2020, October 5, 2020 and October 8, 2020, the plaintiffs in the Noor, Greenman and Kent actions, respectively, voluntarily dismissed their complaints. Each of the complaints in the Stockholder Actions named Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that the proxy statement relating to the Transactions was false and misleading and/or omitted material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also alleged breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The remaining Stockholder Actions generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Price Range of Securities and Dividends

The market price of and dividends on Churchill’s common equity, warrants and units and related stockholder matters is described in the Proxy Statement in the Section entitled “Price Range of Securities and Dividends” beginning on page 245 thereof and that information is incorporated herein by reference. In addition, the following table sets forth the high and low sales prices per unit, per share of Class A common stock and per public warrant as reported on NYSE for the periods from September 17, 2020 through October 8, 2020.

Common Stock		Warrants		Units
High	Low	High	Low	High	Low
$11.55	$8.99	$2.70	$1.26	$12.17	$9.44

The Company’s Class A common stock and warrants will commence trading on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively, on October 9, 2020, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination, in lieu of the Class A common stock and warrants of Churchill. Churchill’s units will cease trading separately on NYSE on October 9, 2020.

Holders of Record

As of the Closing Date and following the completion of the Transactions and the redemption of public shares as described above, the Company had 667,461,269 shares of the Class A common stock outstanding (excluding 9,094,876 shares held as treasury shares) held of record by 107 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “Proposal No. 4—The Incentive Plan Proposal” beginning on page 132 thereof, which is incorporated herein by reference. As described below, the Churchill Capital Corp III 2020 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by Churchill’s stockholders at the Special Meeting.

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Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of the Company’s Class A common stock, warrants and Convertible Notes in connection with the Transactions, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Proxy Statement in the Section entitled “Description of Securities” beginning on page 236 thereof and that information is incorporated herein by reference. As described below, the Company’s second amended and restated certificate of incorporation was approved by Churchill’s stockholders at the Special Meeting and became effective on the Closing Date.

The following description of certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws is qualified in its entirety by the copies thereof which are filed as Exhibits 3.1 and 3.2 to this Report and incorporated herein by reference. For a complete description of the rights and preferences of our securities, we urge you to read our second amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.

Annual Stockholder Meetings

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Effects of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our second amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the Investor Rights Agreement or any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board; however, any determination by the Board to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present.

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Business Combinations

We have opted out of Section 203 of the DGCL; however, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

•	at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

•	the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our second amended and restated certificate of incorporation provides that Hellman & Friedman LLC (together with its affiliates, subsidiaries, successors and assigns (other than the Company and its subsidiaries)), any of its direct transferees, any of their respective affiliates or successors, and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of this provision.

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Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our second amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement and other than directors elected by holders of our preferred stock, if any, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Sellers (as defined in the Investor Rights Agreement) and their permitted transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, at any time when the Sellers and their permitted transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our second amended and restated certificate of incorporation provides that the Board may increase or decrease the number of directors by the affirmative vote of 66 2/3% of the directors present at the meeting at which a quorum is present.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our second amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (which, for 2021, is deemed to be May 26, 2021). Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

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Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation precludes stockholder action by written consent at any time when the Sellers and their permitted transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.

Supermajority Provisions

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law, our second amended and restated certificate of incorporation or the Investor Rights Agreement. At any time when the Sellers and their permitted transferees beneficially own less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, change, addition or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our second amended and restated certificate of incorporation provides that at any time when the Sellers and their permitted transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in our second amended and restated certificate of incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our second amended and restated bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding filling vacancies on the Board and newly created directorships; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

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The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our second amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, or (v) action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selections of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

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Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our second amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of any Seller, Churchill or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including corporate opportunities in the same or similar business activities or lines of business in which we or our subsidiaries now engage or propose to engage or (ii) competing with us or any of our subsidiaries, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other person. In addition, to the fullest extent permitted by law, in the event that any Seller, Churchill or any non-employee director acquires knowledge of a potential transaction or other matter which may be a corporate or other business opportunity for itself or himself, or herself, or its or his, or her, affiliates or for us or our affiliates, such person will have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to us or any of our subsidiaries or any Seller, as the case may be, and they may take any such opportunity for themselves or direct it to another person or entity. Our second amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

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Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s second amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

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The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report relating to the financial statements and supplementary data of the Company and Churchill.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report relating to the financial information of the Company and Churchill.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the change in Churchill’s certifying accountant.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, the Company issued $1,300.0 million aggregate principal amount of Convertible Notes, pursuant to an indenture (the “Indenture”), dated as of the Closing Date, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). Pursuant to a supplemental indenture, dated as of the Closing Date, to the Indenture, Polaris Intermediate Corp., a Delaware corporation and wholly-owned subsidiary of the Company, guaranteed the Company’s obligations under the Convertible Notes and the Indenture. The Convertible Notes were sold in a private placement exempt from the registration requirements of the Securities Act in accordance with the Subscription Agreements relating to the Convertible PIPE Investment.

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The Convertible Notes will pay interest semi-annually in arrears in on April 15 and October 15 of each year, commencing on April 15, 2021. The Convertible Notes will accrue interest at a rate per annum equal to six percent (6.00%) with respect to interest paid in cash (“Cash Interest”) and seven percent (7.00%) with respect to interest paid through an increase in the principal amount of the outstanding Convertible Notes or through the issuance of additional Convertible Notes (“PIK Interest”). The Company must elect prior to the third business day prior to any interest payment date to pay Cash Interest or PIK Interest for such interest period; provided that prior to any such election, the Company is deemed to have selected Cash Interest. The Notes will mature on October 15, 2027, unless earlier repurchased, redeemed or converted.

The Notes are the Company’s senior unsecured obligations that rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated to the Convertible Notes, rank equally in right of payment with the Company’s future senior unsecured indebtedness that is not so subordinated, are effectively subordinated to the Company’s future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables and preferred equity (to the extent the Company is not a holder thereof)) of the Company’s subsidiaries.

The Convertible Notes are convertible at the option of the holder at any time until 5:00 p.m., New York City time, on the second scheduled trading day (as defined in the Indenture) immediately before the maturity date. Pursuant to the Registration Rights Agreement entered into by Churchill and the other parties party thereto (the “Registration Rights Agreement”), there are customary registration rights with respect to the shares of the Company’s Class A common stock issuable upon conversion of the Convertible Notes.

The Convertible Notes will initially be convertible at a conversion rate of 76.9231 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $13.00 per share of Class A common stock. The conversion rate is subject to adjustment upon certain events. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, at its election, cash, shares of its common stock or a combination of cash and shares of its common stock, as applicable.

The Company will have the option to redeem the Convertible Notes in whole or in part at any time on or after October 8, 2023 and on or before the fortieth (40th) scheduled trading day immediately before the maturity date if the last reported sale price per share of the Company’s common stock exceeds one hundred and thirty percent (130%) of the conversion price on (1) each of at least twenty (20) trading days, whether or not consecutive, during any thirty (30) consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. The redemption price will be equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon a fundamental change (as defined in the Indenture), holders may, subject to certain exceptions, require the Company to purchase their Convertible Notes in whole or in part for cash at a price equal to the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, upon a make-whole fundamental change (as defined in the Indenture), the Company will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Convertible Notes in connection with such make-whole fundamental change. No adjustment to the conversion rate will be made if the stock price (as defined in the Indenture) in such make-whole fundamental change is either less than $10.00 per share or greater than $100.00 per share. The Company will not increase the conversion rate to an amount that exceeds 100.0 shares per $1,000 principal amount of Convertible Notes, subject to adjustment. The Indenture also contains a customary merger covenant.

Under the Indenture, the Convertible Notes may be accelerated upon the occurrence of certain customary events of default. If certain bankruptcy and insolvency-related events of default with respect to the Company, the guarantors or any of their significant subsidiaries (as defined in the Indenture) occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Convertible Notes shall automatically become due and payable. If any other event of default occurs and is continuing, the Trustee by notice to the Company, or the holders of the Convertible Notes of at least twenty-five percent (25%) in principal amount of the outstanding Convertible Notes by notice to the Company and the Trustee, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Convertible Notes to be due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with reporting covenant in the Indenture consists exclusively of the right to receive additional interest on the Convertible Notes.

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The foregoing descriptions of the Indenture and the Registration Rights Agreement are qualified in their entirety by the copies thereof which are filed as Exhibit 4.6 (which includes the form of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027) and Exhibit 10.11, respectively, to this Report and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

At the Closing, the Company (i) issued to the former owners of MultiPlan Parent an aggregate of 415,700,000 shares of its Class A common stock pursuant to the Merger Agreement, (ii) consummated the Common PIPE Investment and issued 132,050,000 shares of its Class A common stock and warrants to purchase 6,500,000 shares of its Class A common Stock for aggregate gross proceeds of $1,300,000,000, (iii) issued $1,300,000,000 in aggregate principal amount of Convertible Notes for aggregate gross proceeds of $1,267,500,000 and (iv) issued an unsecured promissory note to Churchill Sponsor III, LLC in an aggregate principal amount of $1,500,000, which Churchill Sponsor III, LLC converted into warrants to purchase 1,500,000 shares of Class A common stock at a purchase price of $1.00 per share. After giving effect to the Transactions and the redemption of public shares as described above, there are currently 676,556,145 shares of the Company’s Class A common stock issued and outstanding.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed in Item 2.01 above, the Company’s Class A common stock and warrants will commence trading on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively, on October 9, 2020, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination, in lieu of the Class A common stock and warrants of Churchill. Churchill’s units will cease trading separately on NYSE on October 9, 2020.

Second Amended and Restated Certificate of Incorporation

Reference is made to the disclosure set forth under Item 5.03 of this Report relating to amendments to Churchill’s amended and restated certificate of incorporation. Upon the closing of the business combination, Churchill’s amended and restated certificate of incorporation, dated February 19, 2019, was replaced with the second amended and restated certificate of incorporation (as defined below).

Second Amended and Restated Bylaws

Upon the closing of the business combination, the Company’s amended and restated bylaws, dated as of February 19, 2019, were amended and restated to be consistent with the Company’s second amended and restated certificate of incorporation and to make certain other changes that MultiPlan Parent’s board of directors deemed appropriate for a public company. This summary is qualified in its entirety by reference to the text of the second amended and restated bylaws, which is filed as Exhibit 3.2 hereto and incorporated herein by reference.

Also as disclosed below in Item 8.01, in accordance with Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Churchill and has succeeded to the attributes of Churchill as the registrant. In addition, the shares of common stock of MultiPlan Corporation, as the successor to Churchill, are deemed to be registered under Section 12(b) of the Exchange Act.

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Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm.

On October 8, 2020, the Board dismissed Marcum LLP (“Marcum”), Churchill’s independent registered public accounting firm prior to the business combination, as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended September 30, 2020, which consists only of the accounts of the prebusiness combination special purpose acquisition company, Churchill.

The report of Marcum on Churchill’s, the Company’s legal predecessor, balance sheet as of December 31, 2019 and the statements of operations, changes in stockholders’ equity and cash flows for the period from October 30, 2019 (inception) to December 31, 2019, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from October 30, 2019 (inception) to December 31, 2019 and subsequent interim period through October 8, 2020, there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Churchill’s financial statements for such period.

During the period from October 30, 2019 (inception) to December 31, 2019 and subsequent interim period through October 8, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated October 8, 2020, is filed as Exhibit 16.1 to this Report.

(b) Disclosures regarding the new independent auditor.

On October 8, 2020, the Board approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. PwC served as independent registered public accounting firm of MultiPlan Parent prior to the business combination. During the year ended December 31, 2019 and December 31, 2018, we did not consult with PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 87 thereof, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report.

After giving effect to the Transactions and the redemption of public shares as described above, there are currently 667,461,269 shares of the Company’s Class A common stock issued and outstanding (excluding the 9,094,876 shares held as treasury shares). Together, the former owners of Holdings beneficially own approximately 62% of the outstanding shares of common stock of the Company.

Holders of uncertificated shares of Churchill’s Class A common stock immediately prior to the business combination have continued as holders of uncertificated shares of MultiPlan Corporation’s Class A common stock.

Holders of Churchill’s shares who have filed reports under the Exchange Act with respect to those shares should indicate in their next filing, or any amendment to a prior filing, filed on or after the Closing Date that MultiPlan Corporation is the successor to Churchill.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Closing, the following people were appointed as directors of the Company:

Class I directors: Paul Emery, Mark Tabak and Bill Veghte;

Class II directors: Glenn R. August, Richard Clarke and Hunter Philbrick; and

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Class III directors: Anthony Colaluca, Michael Klein and Allen Thorpe (Lead Director).

Effective as of the Closing, the executive officers of the Company are:

Mark Tabak, Chief Executive Officer;

David Redmond, Executive Vice President and Chief Financial Officer;

Paul Galant, President, New Markets;

Dale White, President, Payor Markets;

Jeffrey Doctoroff, Senior Vice President, General Counsel and Secretary; and

Michael Kim, Senior Vice President and Chief Information Officer.

Reference is made to the disclosure described in the Proxy Statement in the Sections entitled “Proposal No. 5—The Director Election Proposal” and “Management After the Business Combination” beginning on pages 140 and 169 thereof, respectively, for biographical information about each of the directors and officers following the Mergers, which is incorporated herein by reference.

Reference is made to the Proxy Statement Section entitled “Certain Relationships and Related Person Transactions” beginning on page 251 thereof for a description of certain transactions between the Company and certain of its directors and officers, which is incorporated herein by reference.

In addition, in September 2020, MultiPlan Parent hired Gerald Kozel, age 48, as its Senior Vice President and Chief Accounting Officer. On October 8, 2020, the Board appointed Mr. Kozel as Senior Vice President and Chief Accounting Officer of the Company. Prior to joining MultiPlan, Mr. Kozel served as Vice President and Controller of Commonwealth Edison Company, an Exelon Corporation company which provides electric distribution and transmission services, since March 2013. From 2005-2013, Mr. Kozel held various management roles at Exelon Corporation including Assistant Corporate Controller. Before Exelon Corporation, Mr. Kozel, a certified public accountant, was with Deloitte from 2002-2005 and Arthur Andersen from 1994-2002. Mr. Kozel does not have a family relationship with any of our directors or executive officers and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a result of the Transactions, Churchill amended its amended and restated certificate of incorporation to (i) change the name of the company from “Churchill Capital Corp III” to “MultiPlan Corporation”; (ii) increase the total number of shares of authorized capital stock from 301,000,000 shares to 1,510,000,000 shares, which consist of (A) increasing the authorized number of shares of (i) Class A common stock from 300,000,000 shares to 1,500,000,000 shares and (ii) preferred stock from 1,000,000 shares to 10,000,000 shares, and (B) eliminating the Class B common stock; (iii) removing provisions that will no longer be applicable to the Company after the Mergers and (iv) certain other changes. Reference is made to the disclosure described in the Proxy Statement in the Section entitled “Proposal No. 2—The Charter Proposal” beginning on page 126 thereof, which is incorporated herein by reference. As described below, the shareholders of Churchill approved this amendment and restatement at the Special Meeting. This summary is qualified in its entirety by reference to the text of the second amended and restated certificate of incorporation, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective October 8, 2020, the Board adopted a new Code of Business Conduct and Ethics (the “Revised Code”). The Revised Code applies to all employees, officers and directors of the Company, as well as to the Company’s agents, representatives and consultants. The Revised Code was adopted to reflect what the Company considers to be current best practices and policies for an operating company and to make certain technical, administrative, non-substantive amendments to the prior Code of Business Conduct and Ethics. The adoption of the Revised Code did not relate to or result in any waiver, explicit or implicit, of any provision of the prior Code of Business Conduct and Ethics.

The above description of the Revised Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Revised Code, a copy of which is filed as Exhibit 14.1 hereto and incorporated herein by reference. The Revised Code is also available on the Company’s investor relations website (www.investors.MultiPlan.us) under the link “Governance.” The contents of the Company’s website are not incorporated by reference in this Report or made a part hereof for any purpose.

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Item 5.06.	Change in Shell Company Status.

As a result of the Mergers, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement in the sections entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 87 thereof, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 and Item 5.07 to this Report.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 7, 2020, Churchill held the Special Meeting. At the close of business on September 14, 2020, the record date for determination of stockholders entitled to vote at the Special Meeting, there were 137,500,000 shares of Churchill’s common stock outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 113,044,972 shares Churchill’s common stock were represented by proxy, constituting a quorum and more than a majority of the shares of Churchill’s common stock entitled to vote at the Special Meeting. At the Special Meeting, Churchill’s stockholders considered the following proposals:

Proposal No. 1.    A proposal to approve the business combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
105,067,599	7,954,840	22,533

Holders of 8,693,855 public shares of Churchill’s Class A common stock properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Churchill’s initial public offering, or approximately $10.03 per share and $87.2 million in the aggregate.

Proposal No. 2.    A proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill (the “second amended and restated certificate of incorporation”), effective following the Mergers. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
105,063,930	7,957,858	23,184

Proposal No. 3.     A proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the requirements of the SEC:

3A.          A proposal to require, at any time that the Sellers and their Permitted Transferees (each as defined in the second amended and restated certificate of incorporation) beneficially own, in the aggregate, less than 50% of the voting power of the stock of Churchill entitled to vote generally in the election of directors, the approval of the affirmative vote of the holders of at least 66 2∕3% of the common stock of Churchill to make any amendment to certain provisions of the certificate of incorporation or bylaws, including any amendments to Article V (Amendment of the Certificate of Incorporation and Bylaws), Article VI (Board of Directors) and Article IX (Competition and Corporate Opportunities). The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
104,282,057	8,746,772	16,143

3B.           A proposal that Churchill not be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but excludes certain parties, including H&F (as defined in the second amended and restated certificate of incorporation), any of H&F’s direct transferees or any of their affiliates or successors from the definition of “interested stockholder,” and to make certain related changes. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

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For	Against	Abstain
93,061,894	19,948,738	34,340

3C.           A proposal to increase Churchill’s total number of authorized shares of all classes of capital stock from 301,000,000 shares to 1,510,000,000 shares, which would consist of increasing the authorized number of shares of (i) Class A common stock from 250,000,000 shares to 1,500,000,000 shares and (ii) preferred stock from 1,000,000 shares to 10,000,000 shares. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
102,451,434	10,549,986	43,552

3D.           A proposal to approve provisions in the second amended and restated certificate of incorporation that provide that certain transactions are not “corporate opportunities” and that each of the Sellers, Churchill and their respective affiliates and the investment funds affiliated with the Sellers and Churchill and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of Churchill are not subject to the doctrine of corporate opportunity. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
105,022,687	7,985,968	36,317

3E.           A proposal to approve provisions in the second amended and restated certificate of incorporation that provide that, for so long as the Sellers and their Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
103,260,962	9,752,117	31,893

Proposal No. 4.     A proposal to approve and adopt the Churchill Capital Corp III 2020 Omnibus Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. The following is a tabulation of the votes with respect to this proposal, which was approved by Churchill’s stockholders:

For	Against	Abstain
104,997,445	8,014,702	32,825

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Proposal No. 5.     A proposal to elect nine directors to serve staggered terms on the Churchill Board until immediately following the 2021, 2022 and 2023 annual meetings of Churchill stockholders, as applicable, and until their respective successors are duly elected and qualified, in the classes set forth below. The following is a tabulation of the votes with respect to each director elected at the Special Meeting:

Director	For	Withheld
Class I
Paul Emery	105,048,943	7,996,029
Mark Tabak	105,070,727	7,974,245
Bill Veghte	105,049,611	7,995,361

Class II
Glenn R. August	105,048,788	7,996,184
Richard Clarke	105,049,611	7,995,361
Hunter Philbrick	105,049,421	7,995,551

Class III
Anthony Colaluca	112,973,346	71,626
Michael Klein	105,049,007	7,995,965
Allen Thorpe	105,049,639	7,995,333

Proposal No. 6.     A proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. The following is a tabulation of the votes with respect to this proposal which was approved by Churchill’s stockholders:

For	Against	Abstain
105,056,556	7,974,474	13,942

Proposal No. 7.     A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals Nos. 1, 2, 3, 4, 5 or 6. The following is a tabulation of the votes with respect to this proposal which was approved by Churchill’s stockholders.

For	Against	Abstain
88,832,205	24,186,096	26,671

Item 8.01.	Other Events.

On October 7, 2020, the parties issued a joint press release announcing the results of the Special Meeting, a copy of which is furnished as Exhibit 99.1 hereto. On October 8, 2020, the parties issued a joint press release announcing the completion of the Mergers, a copy of which is furnished as Exhibit 99.2 hereto.

The information set forth in this Item 8.01, including the text of the press releases attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

Item 9.01.	Financial Statement and Exhibits.

(a)       Financial Statements of Businesses Acquired.

MultiPlan Parent’s consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019, and the related notes to the financial statements, are filed as Exhibit 99.3 and incorporated herein by reference. MultiPlan Parent’s unaudited consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020, and the notes related thereto, are filed as Exhibit 99.4 and incorporated herein by this reference. Selected historical financial information of MultiPlan Parent is filed as Exhibit 99.5, and incorporated herein by reference.

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Churchill’s audited balance sheet as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 30, 2019 (inception) through December 31, 2019 and the related notes are filed as Exhibit 99.6 and incorporated herein by reference. Churchill’s unaudited condensed balance sheet as of June 30, 2020, the related unaudited condensed statements of operations and changes in stockholder’s equity for the three and six months ended June 30, 2020 and unaudited condensed statement of cash flows for the six months ended June 30, 2020 and the related notes are filed as Exhibit 99.7 and incorporated herein by reference. Selected historical financial information of Churchill is filed as Exhibit 99.8, and incorporated herein by reference.

(b)       Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of June 30, 2020 and for the six months ended June 30, 2020 and for the year ended December 31, 2019, is filed as Exhibit 99.9 and incorporated herein by reference.

(d)       Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill Capital Corp III, Music Merger Sub I, Inc., Music Merger Sub II, LLC, Polaris Parent Corp. and Polaris Investment Holdings, L.P.	8-K	001-39228	2.1	July 13, 2020
3.1	Second Amended and Restated Certificate of Incorporation of MultiPlan Corporation
3.2	Amended and Restated Bylaws of MultiPlan Corporation
4.1	Specimen Class A common stock Certificate
4.2	Specimen Warrant Certificate (included in Exhibit 4.3)
4.3	Warrant Agreement, dated February 13, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III	8-K	001-39228	4.1	February 19, 2020
4.4	Specimen Warrant Certificate (included in Exhibit 4.5)
4.5	Warrant Agreement, dated October 8, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III
4.6	Indenture, dated as of October 8, 2020, by and between Churchill Capital Corp III and Wilmington Trust, National Association
4.7	Form of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 (included in Exhibit 4.6)
4.8	Indenture, dated as of November 21, 2017, between Polaris Intermediate Corp. and Wilmington Trust, National Association
4.9	Form of 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (included in Exhibit 4.8)
4.10	Indenture, dated as of June 7, 2016, between MPH Acquisition Corp. 1 (as successor to Polaris Merger Sub Corp.) and Wilmington Trust, National Association

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		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.11	Form of 7.125% Senior Notes due 2024 (included in Exhibit 4.10)
4.12	First Supplemental Indenture, dated as of June 7, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC (as successor to MPH Acquisition Corp. 1) and Wilmington Trust, National Association
4.13	Second Supplemental Indenture, dated as of November 18, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC and Wilmington Trust, National Association
10.1	Investor Rights Agreement, dated as of July 12, 2020, by and among Churchill Capital Corp III, Polaris Investment Holdings, L.P., Churchill Sponsor III LLC, Hellman & Friedman Capital Partners VIII, L.P., The Public Investment Fund of The Kingdom of Saudi Arabia, and the other parties named therein	8-K	001-39228	10.1	July 13, 2020
10.2	Private Placement Warrants Purchase Agreement between Churchill Capital Corp III and Churchill Sponsor III LLC	S-1	333-236153	10.6	January 29, 2020
10.3	Common Subscription Agreement dated as of July 12, 2020, by and between Churchill Capital Corp III and The Public Investment Fund of The Kingdom of Saudi Arabia	8-K	001-39228	10.2	July 13, 2020
10.4	Form of Other Common Subscription Agreement	8-K	001-39228	10.3	July 13, 2020
10.5	Form of Convertible Subscription Agreement	8-K	001-39228	10.4	July 13, 2020
10.6	Amended and Restated Sponsor Agreement, dated as of July 12, 2020, by and among Churchill Capital Corp III, Churchill Sponsor III LLC, and the Insiders	8-K	001-39228	10.5	July 13, 2020
10.7	Promissory Note, dated as of July 12, 2020, by and between Churchill Capital Corp III and Churchill Sponsor III LLC	8-K	001-39228	10.6	July 13, 2020
10.8	Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto
10.9	Incremental Agreement No. 1, dated as of June 12, 2017, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto
10.10	Amendment Agreement No. 2, dated as of July 2, 2020, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto
10.11	Registration Rights Agreement, dated as of October 8, 2020, by and among Churchill Capital Corp III and the other parties party thereto
10.12#	Churchill Capital Corp III 2020 Omnibus Incentive Plan
10.13#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Mark Tabak, Polaris Investment Holdings, L.P. and MultiPlan, Inc.

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Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
10.14#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among David Redmond, Polaris Investment Holdings, L.P. and MultiPlan, Inc.
10.15#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Dale White, Polaris Investment Holdings, L.P. and MultiPlan, Inc.
10.16#	Offer Letter to Jeffrey Doctoroff, dated June 25, 2014
10.17#	Form of Director and Officer Indemnification Agreement
10.18	Engagement Letter, dated July 12, 2020, between Churchill Capital Corp III and The Klein Group, LLC
10.19	Amendment to Engagement Letter, dated October 7, 2020, between Churchill Capital Corp III and The Klein Group, LLC
14.1	Code of Business Conduct and Ethics of MultiPlan Corporation, effective October 8, 2020
16.1	Letter from Marcum LLP, dated October 8, 2020
21.1	List of Subsidiaries
99.1	Press release, dated October 7, 2020
99.2	Press release, dated October 8, 2020
99.3	Audited financial statements of MultiPlan Parent Corp.
99.4	Unaudited financial statements of MultiPlan Parent Corp.
99.5	Selected historical financial information of MultiPlan Parent Corp.
99.6	Audited financial statements of Churchill Capital Corp III
99.7	Unaudited financial statements of Churchill Capital Corp III
99.8	Selected historical financial information of Churchill Capital Corp III
99.9	Unaudited pro forma condensed combined financial information

+ The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

# Indicates management contract or compensatory plan or arrangement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2020

MULTIPLAN CORPORATION

By:	/s/ David Redmond
David Redmond
Executive Vice President and Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:14 PM 02/18/2020
FILED 01:14 PM 02/18/2020
SR 20201205848 - File Number 7679610

February 18, 2020

Churchill Capital Corp III, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is "Churchill Capital Corp III". The original certificate of incorporation of the Corporation was filed under the name of BUTLER ACQUISITION CORP with the Secretary of State of the State of Delaware on October 30, 2019 (the "Original Certificate").

2. This Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate"), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL").

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Churchill Capital Corp III (the "Corporation").

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a "Business Combination").

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ARTICLE III
REGISTERED AGENT

The address of the Corporation's registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, State of Delaware, 19904, and the name of the Corporation's registered agent at such address is Cogency Global Inc.

ARTICLE IV
CAPITALIZATION

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the "Board") is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a "Preferred Stock Designation") filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation's initial public offering of securities (the "Offering") and related to or in connection with the closing of the initial Business Combination, the number of shares of Class A Common Stock into which all issued and outstanding shares of Class B Common Stock shall automatically convert at the time of the closing of the initial Business Combination will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustments with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters' over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to Churchill Sponsor III LLC, (the "Sponsor"), or an affiliate of the Sponsor or the Corporation's officers and directors upon the conversion of working capital loans made to the Corporation and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A Common Stock redeemed in connection with

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a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

As used herein, the term "Equity-linked Securities" means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its *pro rata* number of shares of Class A Common Stock pursuant to this Section 4.3(b). The *pro rata* share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth

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the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Corporation or another officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By Laws of the Corporation ("Bylaws"), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

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Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof and except as otherwise required by this Amended and Restated Certificate (including Section 9.9 hereof), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or

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officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by such third party on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation's initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "SEC") on January 29, 2020, as amended (the "Registration Statement"), shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the amounts withdrawn to fund the Corporation's working capital requirements, subject to an annual limit of $1,000,000, and/or to pay the Corporation's taxes ("Permitted Withdrawals"), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is

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unable to complete its initial Business Combination within the 24 months from the closing of the Offering, or 27 months from the closing of the Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Offering ("Completion Window") or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of the Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "Public Stockholders."

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the "Redemption Rights") hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the "Redemption Price"); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation's failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement upon consummation of the Corporation's initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the "Redemption Limitation"). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the "Tender Offer Rules") which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (or any successor rule or regulation) (such rules and

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regulations hereinafter called the "Proxy Solicitation Rules"), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation as Permitted Withdrawals, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation as Permitted Withdrawals, by (b) the total number of then outstanding Offering Shares.

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(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require) and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation's initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with an

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owner of Class B Common Stock, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Certificate of Incorporation to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within the Completion Window or with respect to any other material provisions of this Certificate of Incorporation relating to stockholder's rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn as Permitted Withdrawals), divided by the number of then outstanding Offering Shares. The Corporation's ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8 Minimum Value of Target. The Corporation's initial Business Combination must occur with one or more operating businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed as Permitted Withdrawals and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination.

Section 9.9 Appointment and Removal of Directors. Notwithstanding any other provision in this Amended and Restated Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. This Section 9.9 may be amended only by a resolution passed by a holders of at least 90% of the outstanding Common Stock entitled to vote thereon.

ARTICLE X
BUSINESS COMBINATIONS

Section 10.1 Section 203 of the DGCL. The Corporation will not be subject to Section 203 of the DGCL.

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(i) "Principal Stockholder" means, collectively, (i) the Sponsor, (ii) M. Klein and Company, (iii) Michael S. Klein, and (iv) any affiliate or successor of a person referenced in clauses (i) through (iii) of this definition.

(j) "Principal Stockholder Transferee" means any Person who acquires voting stock of the Corporation from the Principal Stockholder (other than in connection with a public offering) and who is designated in writing by the Principal Stockholder as a "Principal Stockholder Transferee."

ARTICLE XI
CORPORATE OPPORTUNITY

To the fullest extent allowed by law (including without limitation Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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ARTICLE XII
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XIII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 13.1 will not apply to suits brought to enforce a duty or liability creased by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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ARTICLE XIV
SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, Churchill Capital Corp III has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CHURCHILL CAPITAL CORP III

By: ______________________

Name: Lee Jay Taragin

Title: Chief Financial Officer

[*Signature Page to Amended and Restated Certificate of Incorporation*]

DocuSign Envelope ID: 30F3BE29-8092-4BA3-81A3-FDE514A0E606

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation as of October 8, 2020.

DocuSigned by:

By: Jay Taragin

3C835C40002C448...

Name: Jay Taragin

Title: Chief Financial Officer

[*Signature page to Second A&R Charter of Churchill Capital Corp III*]